As filed with the Securities and Exchange Commission on November 26, 1997
                                                      Registration No. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549
                               ---------------
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                               ---------------
                          IRON MOUNTAIN INCORPORATED
            (Exact name of registrant as specified in its charter)


               DELAWARE                          4226
                                                                                  04-3107342
  (State or other jurisdiction of     (Primary Standard Industrial
  incorporation or organization)      Classification Code Number)     (I.R.S. Employer Identification No.)

                     745 ATLANTIC AVENUE, BOSTON, MA 02111
                                 (617) 357-4455
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                               ---------------
                                C. RICHARD REESE
                       CHAIRMAN OF THE BOARD OF DIRECTORS
                          AND CHIEF EXECUTIVE OFFICER
                           IRON MOUNTAIN INCORPORATED
                              745 Atlantic Avenue
                                Boston, MA 02111
                                 (617) 357-4455
(Name, address, including zip code, and telephone number, including area code, of agent for service)
                                ---------------
                                   Copy to:

                                WILLIAM J. CURRY
                            SULLIVAN & WORCESTER LLP
                             One Post Office Square
                                Boston, MA 02109
                                 (617) 338-2800
                               ---------------
     Approximate date of commencement of proposed sale to the public: Upon consummation of the transactions described herein.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                                ----------------

                         CALCULATION OF REGISTRATION FEE
===========================================================================================================
 Title of Each Class                          Maximum              Proposed              Proposed
    of Securities           Amount to be    Offering          Maximum Aggregate          Amount of
  to be Registered           Registered    Price Per Share      Offering Price        Registration Fee
-----------------------------------------------------------------------------------------------------------
Common Stock, Par Value                                                              $4,964.51(2)(3)
 $.01 per share               (1)              (1)              $16,384,185(2)      ($354.23 paid herewith)
===========================================================================================================

(1) The Securities to be offered hereby will be offered on the basis of a maximum aggregate offering price. Accordingly, pursuant to Rule 457(o), the number of shares offered and, as a consequence, the maximum offering price per share are omitted from this table.

(2) The total fee has been calculated in accordance with Rule 457(f)(2) promulgated under the Securities Act of 1933, as amended. Arcus Group, Inc. ("AGI") will be merging with and into the Registrant immediately following an internal reorganization of AGI whereby United Acquisition Company ("UAC") and Arcus Technology Services, Inc. ("ATSI"), each a subsidiary of AGI, will separately merge with and into AGI in exchange for shares of AGI Common Stock and AGI Preferred Stock. Because there is no market for either the AGI Common Stock or the AGI Preferred Stock, pursuant to Rule 457(f), the proposed maximum aggregate value of the transaction equals the difference between (a) $51,326,185 (the sum of $15,764,226 (the book value of AGI's Common Stock as of September 30,
    1997), $27,089,471 (the value of UAC's Preferred Stock as of September 30,
    1997) and $8,472,488 (the value of AGI's minority interest in subsidiaries, which subsidiaries will be merged with and into AGI immediately prior to the merger of AGI with and into Iron Mountain as of September 30, 1997)) and (b) $34,942,000 (the amount of cash estimated to be paid by the Registrant in the transaction, based on certain assumptions more fully described in the accompanying Joint Proxy Statement and Prospectus). The total fee paid is calculated on the basis on such proposed maximum aggregate value.

(3) A registration fee of $4,610.28 has already been paid to the Commission on October 31, 1997 with the filing of the Registrant's confidential preliminary proxy materials. Accordingly, an additional $354.23 is being paid herewith.

  The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant will file a further amendment which specifically states that the Registration Statement will thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement will become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

                          IRON MOUNTAIN INCORPORATED


                                                              December 3, 1997

Dear Stockholder:

     You are cordially invited to attend a Special Meeting of Stockholders (the "Iron Mountain Stockholders Meeting") of Iron Mountain Incorporated ("Iron Mountain") to be held on Monday, January 5, 1998 at 10:00 a.m., local time, at the offices of Sullivan & Worcester LLP located at One Post Office Square, Boston, Massachusetts.

     At the Iron Mountain Stockholders Meeting, stockholders will be asked to approve and adopt an Agreement and Plan of Merger, dated as of September 26, 1997, as amended as of November 25, 1997 (the "Merger Agreement"), providing for the merger (the "Merger") of Arcus Group, Inc. ("AGI") with and into Iron Mountain. At the effective time of the Merger (the "Effective Time"), all outstanding shares of AGI Common Stock, par value $.0001 per share ("AGI Common Stock"), and AGI Preferred Stock, par value $.0001 per share ("AGI Preferred Stock"), will be converted into the right to receive cash and shares of Iron Mountain Common Stock, par value $.01 per share ("Iron Mountain Common Stock"). Immediately prior to the Merger, United Acquisition Company ("UAC") and Arcus Technology Services, Inc. ("ATSI"), each of which is a subsidiary of AGI, will merge with and into AGI in two separate mergers as part of a reorganization of such entities, and the stockholders of ATSI and UAC will become stockholders of AGI. In addition, Iron Mountain stockholders will also be asked to approve amendments to Iron Mountain's Amended and Restated Certificate of Incorporation to increase the number of authorized shares of Iron Mountain Common Stock from 20,000,000 to 100,000,000 and to increase the number of authorized shares of Preferred Stock, par value $.01 per share, from 2,000,000 to 10,000,000 (the "Charter Amendments").

     In the Merger, Iron Mountain will issue to AGI stockholders (including ATSI stockholders and UAC stockholders who become AGI stockholders as a result of such reorganizations) shares of Iron Mountain Common Stock and cash. As a result of the Merger, holders of options to acquire shares of AGI Common Stock will receive, subject to Iron Mountain's election to require the exercise of certain such options (the "Option Exercise"), options to acquire Iron Mountain Common Stock. The amount of cash and stock to be paid by Iron Mountain to AGI stockholders will be based upon a number of factors, including the net indebtedness of AGI as of the Effective Time. In addition, the number of shares of Iron Mountain Common Stock to be issued in the Merger will be based upon the average closing price per share of Iron Mountain Common Stock for the period of 20 trading days ending three trading days prior to (and not including) the closing date of the Merger; provided, however, that if the average closing price per share for such period is less than $29.00 or greater than $36.00, the determination price shall be $29.00 or $36.00, as the case may be. The determination price calculated using the above-described formula for the 20-trading day period ending on November 20, 1997 was $36.00 (the actual average closing price per share for such period was $37.82).

     Based on a number of assumptions which are described in the accompanying Joint Proxy Statement and Prospectus and defined as the "Baseline Assumptions," the aggregate amount of net debt to be assumed as a result of the Merger by Iron Mountain would be $33.6 million, the aggregate value of shares issued in the Merger would be $49.8 million (representing approximately 1.4 million shares of Iron Mountain Common Stock or 9.4% of the outstanding Iron Mountain Common Stock (after giving effect to the Merger)), and the aggregate amount of cash paid in the Merger and to holders of warrants to acquire shares of UAC common stock (the "Warrantholders") would be $64.2 million. In addition, Iron Mountain will exchange options to acquire AGI Common Stock for options to acquire shares of Iron Mountain Common Stock with an aggregate value of approximately $12.4 million (assuming Iron Mountain does not require the Option Exercise prior to the Closing Date). Stockholders should be aware, however, that the elements of the Baseline Assumptions may change prior to the Closing Date. In the event of any such change, the mix of the consideration (debt assumed, the issuance of Iron Mountain Common Stock, the amount of cash paid to AGI stockholders and the issuance of options to acquire Iron Mountain Common Stock to AGI optionholders) could also change.

     In order to indemnify Iron Mountain for certain claims under the Merger Agreement, cash in the aggregate amount of $8.0 million will be withheld ratably from the cash Merger consideration and the cash amounts payable to Warrantholders pursuant to certain Warrant Purchase Agreements and held in escrow for a period of 18 months, with a portion thereof to be released after nine months.

     The Merger is subject to, among other things, the approvals of certain third parties, and will not be consummated until those approvals have been obtained. As a result, it is expected that the Merger will be completed during January 1998.

     The Iron Mountain Board of Directors has carefully considered the terms of the proposed Merger Agreement and the Charter Amendments and believes that the Merger and related transactions and the Charter Amendments are in the best interests of and fair to Iron Mountain and its stockholders. The Board has unanimously approved the Merger Agreement and the related transactions and the Charter Amendments and recommends that Iron Mountain stockholders vote FOR these proposals.

     The accompanying Proxy Statement sets forth the respective voting rights of holders of shares of Iron Mountain Common Stock with respect to these matters. We hope you will be able to attend the Iron Mountain Stockholders Meeting. However, even if you anticipate attending in person, we urge you to complete, sign, date and return the enclosed proxy card promptly to ensure that your shares will be represented at the Iron Mountain Stockholders Meeting. If you do attend, you will, of course, be entitled to vote in person.

     Thank you, and we look forward to seeing you at the meeting.



                                            Sincerely,



                                            C. Richard Reese
                                            Chairman of the Board and
                                             Chief Executive Officer

                          IRON MOUNTAIN INCORPORATED


                           NOTICE OF SPECIAL MEETING
                                OF STOCKHOLDERS


                          To Be Held On January 5, 1998


TO THE STOCKHOLDERS OF IRON MOUNTAIN INCORPORATED:

     NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders (the "Iron Mountain Stockholders Meeting") of Iron Mountain Incorporated ("Iron Mountain") will be held on Monday, January 5, 1998 at 10:00 a.m., local time, at the offices of Sullivan & Worcester LLP located at One Post Office Square, Boston, Massachusetts 02109, for the purpose of considering and voting upon the following proposals:

     (1) A proposal to approve and adopt an Agreement and Plan of Merger, dated as of September 26, 1997, as amended as of November 25, 1997 (the "Merger Agreement"), among Iron Mountain, Arcus Group, Inc., a Delaware corporation ("AGI"), United Acquisition Company, a Nevada corporation, and Arcus Technology Services, Inc., a Delaware corporation, pursuant to which AGI will be merged with and into Iron Mountain, with Iron Mountain continuing as the surviving corporation (the "Merger");

     (2) A proposal to approve an amendment to Iron Mountain's Amended and Restated Certificate of Incorporation to increase the number of authorized shares of Iron Mountain Common Stock, par value $.01 per share, from 20,000,000 to 100,000,000;

     (3) A proposal to approve an amendment to Iron Mountain's Amended and Restated Certificate of Incorporation to increase the number of authorized shares of Preferred Stock, par value $.01 per share, from 2,000,000 to 10,000,000 (together with the proposal in item 2 above, the "Charter Amendments"); and

     (4) Such other business as may properly come before the Iron Mountain Stockholders Meeting or any adjournments or postponements thereof.

     The Iron Mountain Board of Directors has fixed the close of business on November 28, 1997 as the record date for the determination of stockholders entitled to notice of and to vote at the Iron Mountain Stockholders Meeting and any adjournments or postponements thereof. Only stockholders of record at the close of business on such date are entitled to notice of and to vote at the Iron Mountain Stockholders Meeting. A list of Iron Mountain stockholders entitled to vote at the Iron Mountain Stockholders Meeting or any adjournments or postponements thereof will be available for examination for any purpose germane to the Iron Mountain Stockholders Meeting, during ordinary business hours, at the principal executive offices of Iron Mountain located at 745 Atlantic Avenue, Boston, Massachusetts 02111, for 10 days prior to the Iron Mountain Stockholders Meeting.

     Shares of Common Stock, par value $.01 per share, are the only securities of Iron Mountain whose holders are entitled to vote upon the Merger Agreement, the Charter Amendments and any other proposals to be presented at the Iron Mountain Stockholders Meeting.

     Your vote is important regardless of the number of shares you own. Each stockholder, even though he, she or it now plans to attend the Iron Mountain Stockholders Meeting, is requested to sign, date and return the enclosed proxy card without delay in the enclosed postage-paid return envelope. You may revoke your proxy at any time prior to its exercise. Any stockholder present at the Iron Mountain Stockholders Meeting or at any adjournments or postponements thereof may revoke his or her proxy and vote personally on each matter brought before the Iron Mountain Stockholders Meeting.



                                            By Order of the Board of Directors,




                                            Jas. Murray Howe, Secretary

December 3, 1997



     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO APPROVE AND ADOPT THE MERGER AGREEMENT AND THE CHARTER AMENDMENTS.

     PLEASE DATE AND SIGN THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID RETURN ENVELOPE.

                               ARCUS GROUP, INC.


                           UNITED ACQUISITION COMPANY


                        ARCUS TECHNOLOGY SERVICES, INC.


                           NOTICE OF SPECIAL MEETING
                                OF STOCKHOLDERS


                        To Be Held On January 5, 1998


TO THE STOCKHOLDERS OF ARCUS GROUP, INC.,
THE STOCKHOLDERS OF UNITED ACQUISITION COMPANY AND
THE STOCKHOLDERS OF ARCUS TECHNOLOGY SERVICES, INC.

     NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders ("AGI Stockholders Meeting") of Arcus Group, Inc. ("AGI"), a Special Meeting of Stockholders ("UAC Stockholders Meeting") of United Acquisition Company ("UAC"), and a Special Meeting of Stockholders ("ATSI Stockholders Meeting") of Arcus Technology Services, Inc. ("ATSI") (collectively, "Arcus Stockholders Meetings"), will be simultaneously held on Monday, January 5, 1998 at 10:00 a.m., local time, at the offices of Sullivan & Worcester LLP located at One Post Office Square, Boston, Massachusetts 02109.

     Stockholders entitled to vote at the Arcus Stockholders Meetings will be asked (i) to approve a series of transactions described in the accompanying Joint Proxy Statement and Prospectus (the "Proxy Statement") involving generally reorganizations of UAC, ATSI and AGI (collectively, "the Arcus Parties") in which UAC and ATSI will each be merged with and into AGI with AGI continuing as the surviving corporation, and (ii) (in the case of AGI stockholders) to approve and adopt an Agreement and Plan of Merger by and among Iron Mountain Incorporated and the Arcus Parties, dated as of September 26, 1997, as amended as of November 25, 1997 (the "Merger Agreement"), pursuant to which, after giving effect to the mergers of UAC and ATSI with and into AGI and the other Arcus Proposals described below, AGI will merge with and into Iron Mountain, with Iron Mountain continuing as the surviving corporation (the "Merger"). As a result of the Merger, security holders of the Arcus Parties (who do not dissent) will receive cash and shares of Iron Mountain Common Stock, in amounts that will be based on the values of their relative holdings of an Arcus Party as of the effective time of such transactions, as described further below and in the accompanying Proxy Statement. The reorganizations and such other matters are conditioned upon a contemporaneous closing of the Merger, and the Merger is conditioned upon the consummation of the Arcus Proposals immediately prior thereto. Accordingly, none of such transactions will be consummated unless all such transactions are consummated.


Purposes of the UAC Stockholders Meeting

     Holders of UAC Common Stock and holders of UAC Series A Preferred Stock will be asked at the UAC Stockholders Meeting to consider and vote upon the following proposals (items (1) through (7) below, collectively, the "UAC Proposals"):

     (1) to approve and adopt an Agreement and Plan of Merger between UAC and AGI (the "UAC Reorganization Agreement") pursuant to which UAC will merge with and into AGI, with AGI continuing as the surviving corporation (the "UAC Reorganization");

     (2) to amend the Articles of Incorporation of UAC (the "UAC Articles") to eliminate the prohibition in Article VI, Section 2(b) of the UAC Articles on paying dividends to holders of any class of stock other than UAC Series A Preferred Stock, until all dividends payable on UAC Series A Preferred Stock have been paid, with respect to the Merger, the UAC Reorganization, the UAC Warrant Repurchases (defined below) and the other transactions contemplated by the Merger Agreement (collectively, the "Transactions");

     (3) to amend the UAC Articles to eliminate the requirement that upon any involuntary or voluntary liquidation of UAC, including a merger which does not result in all persons who hold UAC Common Stock prior to the merger holding a majority of the voting shares of the surviving corporation after such merger, holders of UAC Series A Preferred Stock shall receive the liquidation preference of their shares before any amount shall be paid to holders of any other class of shares and that distributions payable in property other than cash be valued at their fair market value, with respect to the Transactions;

     (4) to amend the UAC Articles to eliminate the requirement that UAC obtain the approval of holders of at least 66-2/3% of UAC Series A Preferred Stock before (a) UAC or any of its subsidiaries, including ATSI, may merge with any other corporation, subject to certain exceptions, or (b) any amendments to the UAC Articles may be made which would adversely affect certain rights, preferences, or privileges of, or limitations provided for the benefit of, holders of UAC Series A Preferred Stock in the UAC Articles, with respect to the Transactions;

     (5) to amend the UAC Articles to eliminate the prohibition against UAC, by amendment of the UAC Articles or through any reorganization, merger or other specified actions, avoiding or seeking to avoid the observance or performance of any of the terms of UAC Series A Preferred Stock set forth therein, with respect to the Transactions;

     (6) to amend the UAC Articles to eliminate the prohibition against UAC entering into any merger in which the surviving company does not agree to be bound by the terms of UAC Series A Preferred Stock, with respect to the Transactions;

     (7) to amend the UAC Articles to reduce the stated liquidation preference of the UAC Series A Preferred Stock to take account of that portion of the expenses associated with the Transactions to be borne by the holders of the UAC Series A Preferred Stock (the "Liquidation Preference Amendment") (the items referred to in paragraphs (2) through (7) are collectively referred to as the "UAC Charter Amendments"); and

     (8) such other business as may properly come before the UAC Stockholders Meeting or any adjournments or postponements thereof.

     In addition, holders of UAC Series A Preferred Stock will be asked at the UAC Stockholders Meeting to consider and vote upon (i) a proposal to approve and adopt a series of agreements and transactions (collectively, the "UAC Warrant Repurchases") between UAC and certain holders of warrants to purchase UAC Common Stock ("Warrants;" holders of Warrants are referred to as "Warrantholders") whereby UAC will repurchase certain of such Warrants in exchange for 158,729 shares of convertible Series C Preferred Stock in Connected Corp., a Delaware corporation, currently held by UAC (the "Connected Stock") and (ii) a proposal to approve and adopt the ATSI Reorganization Agreement, defined below.

     Each of the UAC Proposals will be voted upon by the holders of UAC Common Stock and holders of UAC Series A Preferred Stock voting as separate classes, and the UAC Warrant Repurchases and ATSI Reorganization Agreement will be voted on by holders of UAC Series A Preferred Stock voting as a single class. The UAC Proposals must be approved and adopted by holders of a majority of the outstanding shares of UAC Common Stock and holders of 66-2/3% of the outstanding shares of UAC Series A Preferred Stock. The UAC Warrant Repurchases and the
ATSI Reorganization Agreement must be approved and adopted by holders of 66-2/3% of the outstanding shares of UAC Series A Preferred Stock. The failure to adopt any proposal put before the Arcus Stockholders will result in abandonment by UAC of all UAC Proposals, the Merger and the other Transactions.


Purposes of the ATSI Stockholders Meeting

     Holders of ATSI Common Stock will be asked at the ATSI Stockholders Meeting to consider and vote upon (i) a proposal (the "ATSI Proposal") to approve and adopt an Agreement and Plan of Merger between ATSI and AGI (the "ATSI Reorganization Agreement"), pursuant to which, after giving effect to the UAC Reorganization, and the UAC Warrant Repurchases, ATSI will merge with and into AGI, with AGI continuing as the surviving corporation (the "ATSI Reorganization") and (ii) such other business as may properly come before the ATSI Stockholders Meeting or any adjournments or postponements thereof. The UAC Reorganization Agreement and the ATSI Reorganization Agreement are hereinafter referred to as the "Reorganization Agreements," and the ATSI Reorganization and UAC Reorganization are hereinafter referred to as the "Reorganizations." The ATSI Proposal must be approved and adopted by holders of a majority of the outstanding shares of ATSI Common Stock. The failure to adopt any proposal put before Arcus Stockholders will result in abandonment by ATSI of the ATSI Proposal, the Merger and the other Transactions.

Purposes of AGI Stockholders Meeting

     Holders of AGI Common Stock will be asked at the AGI Stockholders Meeting to consider and vote upon the following proposals (items (1) through (6) below, collectively, the "AGI Proposals" and, collectively with the UAC Proposals, the UAC Warrant Repurchases and the ATSI Proposal, the "Arcus Proposals"):

     (1) to amend the Restated Certificate of Incorporation of AGI (the "AGI Certificate") to create a class of preferred stock, par value $.0001 per share, of AGI (the "AGI Preferred Stock") into which, pursuant to the UAC Reorganization, UAC Series A Preferred Stock will be converted on a share-for-share basis, with the same rights, preferences and privileges as UAC Series A Preferred Stock will hold under the UAC Articles after giving effect to the UAC Charter Amendments;

     (2) to amend the AGI Certificate to increase the number of authorized shares of AGI Common Stock from 11,661,290 to 100,000,000;

     (3) to amend the AGI Certificate to exempt the Transactions from the limitations on transfer set forth in Article 11 of the AGI Certificate for transfers of shares of AGI Common Stock or AGI Preferred Stock (the items referred to in paragraphs (1) through (3) are collectively referred to as the "AGI Charter Amendments");

     (4) to approve and adopt the UAC Reorganization Agreement;

     (5) to approve and adopt the ATSI Reorganization Agreement;

     (6) to approve and adopt the Merger Agreement; and

     (7) such other business as may properly come before the AGI Stockholders Meeting or any adjournments or postponements thereof.

     Each of the AGI Proposals will be voted upon separately by the holders of AGI Common Stock. The AGI Proposals (including the Merger Agreement) must be approved and adopted by holders of a majority of the outstanding shares of AGI Common Stock. The failure to adopt any proposal put before Arcus Stockholders will result in the abandonment by AGI of all AGI Proposals, including the Merger and the other Transactions.


Record Date; General

     The close of business on November 20, 1997 will be the record date for determining stockholders entitled to notice of, and to vote at, the Arcus Stockholders Meetings (the "Arcus Record Date").

     Neither stockholders of UAC nor stockholders of ATSI will be asked to approve the Merger Agreement or the Merger, because such stockholders will not be stockholders of record of AGI on the Arcus Record Date. Therefore, stockholders of UAC or ATSI who oppose the Merger Agreement or the Merger should vote against the UAC Proposals or the ATSI Proposal, as applicable. Failure of any of the Arcus Proposals to be approved by the stockholders of the Arcus Parties will result in the abandonment of all of the Arcus Proposals and the entire Merger transaction.


Dissenter's and Appraisal Rights

     HOLDERS OF UAC COMMON STOCK AND UAC SERIES A PREFERRED STOCK ARE OR MAY BE ENTITLED TO DISSENTER'S RIGHTS IN CONNECTION WITH THE UAC REORGANIZATION AND
UAC REORGANIZATION AGREEMENT UNDER SECTIONS 92A.300 TO 92A.500, INCLUSIVE, OF THE NEVADA REVISED STATUTES (THE "NRS"). COPIES OF THOSE SECTIONS OF THE NRS ARE ATTACHED AS ANNEX X TO THE ACCOMPANYING PROXY STATEMENT. Provided that they hold UAC Common Stock or UAC Series A Preferred Stock as of the Arcus Record Date, UAC stockholders will have the right to dissent from the UAC Reorganization and, if the UAC Reorganization is consummated, obtain payment of the fair value of their shares in lieu of receiving shares of AGI Common Stock or AGI Preferred Stock, as the case may be, pursuant to the UAC Reorganization. A UAC stockholder will forfeit his or her right to dissent from the UAC
Reorganization unless he or she (i) delivers to UAC, before the vote is taken on the UAC Reorganization, written notice of his or her intent to demand payment for his or her shares if the UAC Reorganization is consummated and (ii) does not vote shares in favor of the UAC Reorganization. If the UAC Reorganization is approved by the UAC stockholders and then consummated, a UAC stockholder who has effectively asserted dissenter's rights will nonetheless forfeit his or her right to obtain payment of the fair value of his or her shares unless he or she (i) makes a timely demand for payment, on a form to be supplied by UAC, (ii) certifies on such form whether he or she acquired beneficial ownership of his or her shares before the date designated by UAC as the first announcement to the news media or to the stockholders of the terms of the UAC Reorganization, and (iii) deposits his or her share certificates, if any, in accordance with instructions to be supplied by UAC. The rights of UAC stockholders to dissent from the UAC Reorganization and, if the UAC Reorganization is consummated, obtain payment of the fair value of their shares are governed by Sections 92A.300 to 92A.500, inclusive, of the NRS, which are described in the Proxy Statement under "Rights of Dissenting Stockholders--UAC Stockholders," and copies of which are attached as Annex X to the accompanying Proxy Statement.

     Holders of ATSI Common Stock have the right to dissent from the ATSI Reorganization and, if the ATSI Reorganization is consummated, have the fair value of their shares paid to them in cash in lieu of receiving shares of AGI Common Stock pursuant to the ATSI Reorganization by delivering to ATSI a written demand for payment or appraisal before the taking of a vote on the ATSI Reorganization and by following the other procedures set forth in Section 262 of the Delaware General Corporation Law ("DGCL") and described in the Proxy Statement under "Rights of Dissenting Stockholders--ATSI Stockholders." Holders of AGI Common Stock have the right to dissent from either of the Reorganizations or the Merger and, if the Reorganizations and the Merger are consummated, have the fair value of their shares paid to them in cash in lieu of continuing to hold their shares (in the case of the Reorganizations) or receiving the Merger consideration (in the case of the Merger) by delivering to AGI a written demand for payment or appraisal before the taking of a vote on the Reorganizations and the Merger and by following the other procedures set forth in Section 262 of the DGCL and described in the Proxy Statement under "Rights of Dissenting Stockholders--AGI Stockholders." A copy of Section 262 of the DGCL is attached as Annex X to the accompanying Proxy Statement.

     Because stockholders of UAC and ATSI will not be stockholders of record of AGI on the Arcus Record Date, such stockholders will not have the right to assert dissenter's rights or appraisal rights with respect to the Merger Agreement or the Merger.

Summary of UAC Reorganization Agreement

     In the UAC Reorganization, as more specifically described in the accompanying Proxy Statement, the Chief Executive Officer of UAC will determine the total common equity value of UAC as of the Closing Date, before giving effect to the Iron Mountain Warrant Purchase (defined below), the UAC Warrant Repurchases and the Reorganizations (the "Determination Time"), based on the total consideration to be paid by Iron Mountain in the Merger and the capitalization of ATSI and UAC at the Determination Time as more fully described in the accompanying Proxy Statement. The "UAC Equity Value Per Share" will then be determined by dividing the total common equity value, as so determined, by the sum of (i) the total number of shares of UAC Common Stock outstanding at the Determination Time, plus (ii) the number of shares of UAC Common Stock which, at the Determination Time, may be issued pursuant to options (whether or not immediately exercisable) and purchased pursuant to Warrants (whether or not immediately exercisable). On the closing date of the Merger, AGI will determine the total common equity value of AGI at the Determination Time based on the total consideration to be paid by Iron Mountain in the Merger and the capitalization of ATSI, UAC and AGI at the Determination Time as more fully described in the accompanying Proxy Statement. The "AGI Equity Value Per Share" will then be determined by dividing the total common equity value of AGI, as so determined, by the total number of shares of AGI issued and outstanding at the Determination Time. Assuming a UAC Equity Value Per Share of $33.70 (calculated as of September 30, 1997, based in part on a number of assumptions which are described in the accompanying Proxy Statement and defined as the "Baseline Assumptions") and an AGI Equity Value Per Share of $2.73 (calculated as of September 30, 1997, based in part on the Baseline Assumptions) at the Determination Time and based on the number of shares of AGI Common Stock and UAC Common Stock (including options and Warrants to acquire shares of UAC Common Stock) issued and outstanding on November 20, 1997, as a result of the UAC Reorganization, each share of UAC Common Stock would be automatically converted into approximately 12.337 shares of AGI Common Stock with a value of approximately $2.73 per share (calculated as of September 30, 1997, based in part on the Baseline Assumptions). In addition, each outstanding Warrant and outstanding option to purchase or otherwise acquire shares of UAC Common Stock would be converted into a warrant or option, as the case may be, to purchase or otherwise acquire shares of AGI Common Stock at an exercise price and in an amount affording the holder equivalent value for the Warrant or option security being converted. In the UAC Reorganization, each share of UAC Series A Preferred Stock will be automatically converted into a share of AGI Preferred Stock, on a share-for-share basis, with the same rights, preferences and privileges applicable to UAC Series A Preferred Stock, after giving effect to the UAC Charter Amendments and AGI Charter Amendments as more specifically described in the accompanying Proxy Statement.

Summary of ATSI Reorganization Agreement

     In the ATSI Reorganization, as more specifically described in the accompanying Proxy Statement, ATSI will determine the total common equity value of ATSI as of the Determination Time based on the total consideration to be paid by Iron Mountain in the Merger and the capitalization of ATSI at the Determination Time. The "ATSI Equity Value Per Share" will then be determined by dividing the total common equity value, as so determined, by the sum of (i) the total number of shares of ATSI Common Stock outstanding at the Determination Time, plus (ii) the number of shares of ATSI Common Stock which, at the Determination Time, may be issued pursuant to options (whether or not vested or immediately exercisable) and purchased pursuant to ATSI warrants (whether or not immediately exercisable). Assuming an ATSI Equity Value Per Share of $31.74 (calculated as of September 30, 1997, based in part on the Baseline Assumptions) and an AGI Equity Value Per Share at the Determination Time of $2.73 (calculated as of September 30, 1997, based in part on the Baseline Assumptions) and based on the number of shares of AGI Common Stock and ATSI Common Stock (including options and warrants to acquire shares of ATSI Common Stock) issued and outstanding on November 20, 1997, as a result of the ATSI Reorganization, each share of ATSI Common Stock would be automatically converted into 11.619 shares of AGI Common Stock with a value of approximately $2.73 per share (calculated as of September 30, 1997, based in part on the Baseline Assumptions). In addition, each outstanding warrant or option to purchase or otherwise acquire shares of ATSI Common Stock would be converted into a warrant or option, as the case may be, to purchase or otherwise acquire shares of AGI Common Stock at an exercise price and in an amount affording the holder equivalent value for the warrant or option security being exchanged.


Summary of Merger Agreement

     In the Merger, as more specifically described in the accompanying Proxy Statement, Iron Mountain will issue to AGI stockholders (including UAC stockholders and ATSI stockholders who become AGI stockholders upon consummation of the Reorganizations) shares of Iron Mountain Common Stock and cash. Holders of options to acquire shares of AGI Common Stock will receive, subject to Iron Mountain's election to require the exercise of certain such options, as a result of the Merger, options to acquire Iron Mountain Common Stock. Based on the Baseline Assumptions, including a Determination Price (as defined in the accompanying Proxy Statement) of $36.00 (the ceiling in the range of Determination Prices of between the floor price of $29.00 and the ceiling price of $36.00), the aggregate value of shares issued in the Merger would be $49.8 million, representing approximately 1.4 million shares of Iron Mountain Common Stock, and the aggregate amount of cash paid in the Merger would be $34.9 million. Based on the assumption that the number of shares of AGI Common Stock outstanding equals 21.2 million and the number of shares of AGI Preferred Stock outstanding equals 27,623 (the number estimated to be outstanding (after giving effect to the payment of payment-in-kind dividends from November 20, 1997 through December 31, 1997) on December 31, 1997) (in each case giving effect to the Arcus Proposals, other than the Merger, as if they had been consummated on November 20, 1997 and based on the number of shares of AGI Common Stock, UAC Common Stock, UAC Series A Preferred Stock and ATSI Common Stock and options and warrants to acquire shares of UAC Common Stock and ATSI Common Stock outstanding on November 20, 1997), each holder of AGI Common Stock would be entitled to receive approximately 0.0319 shares of Iron Mountain Common Stock with a value of approximately $1.15 and approximately $1.58 in cash per share of AGI Common Stock, and each holder of AGI Preferred Stock would be entitled to receive approximately 25.8 shares of Iron Mountain Common Stock with a value of approximately $927.27 per share of AGI Preferred Stock and approximately $48.80 in cash per share of AGI Preferred Stock.

     In order to protect the tax-free nature of the Merger, all of the shares of Iron Mountain Common Stock received by each AGI stockholder may not be transferred, with limited exceptions described in the accompanying Proxy Statement, by such stockholder until the earlier of the first anniversary of the Effective Time and the date on which a transfer may be effected in a manner that Iron Mountain reasonably determines does not adversely effect the tax-free nature of the Merger. In order to implement such restriction, each stockholder will receive a stock certificate representing shares of Iron Mountain Common Stock bearing a legend indicating that the shares represented by such certificates are subject to these transfer restrictions and may not be transferred by such stockholder for a period of one year following the Effective Time.

     In order to indemnify Iron Mountain for certain claims under the Merger Agreement, cash in the aggregate amount of $8.0 million will be withheld ratably from the cash Merger consideration payable to holders of AGI Common Stock and Warrantholders pursuant to the Warrant Purchase Agreements and held in escrow for a period of 18 months, with a portion thereof to be released after nine months.

     The UAC Reorganization, the ATSI Reorganization and the Merger are subject to, among other things, the approvals of certain third parties, and will not be consummated until those approvals have been obtained. As a result, it is expected that the UAC Reorganization, the ATSI Reorganization and the Merger will be completed during January 1998.

     The UAC Board of Directors has carefully considered and unanimously approved the UAC Reorganization Agreement, the UAC Reorganization, the UAC Charter Amendments, the UAC Warrant Repurchases, the ATSI Reorganization Agreement, the Merger Agreement and the Merger, believes that the UAC Reorganization Agreement, the UAC Reorganization, the UAC Charter Amendments, the UAC Warrant Repurchases, the ATSI Reorganization Agreement, the Merger Agreement and the Merger are in the best interests of UAC and its stockholders and unanimously recommends that UAC's stockholders vote FOR the approval and adoption of the UAC Proposals and that holders of UAC Series A Preferred Stock also vote FOR the UAC Warrant Repurchases and ATSI Reorganization Agreement.

     The ATSI Board of Directors has carefully considered and has unanimously approved the ATSI Reorganization Agreement, the ATSI Reorganization, the Merger Agreement and the Merger, believes that the ATSI Reorganization Agreement, the ATSI Reorganization, the Merger Agreement and the Merger are in the best interests of ATSI and its stockholders and unanimously recommends that ATSI's stockholders vote FOR the approval and adoption of the ATSI Proposal.

     The AGI Board of Directors has carefully considered and unanimously approved the Reorganization Agreements, the Reorganizations, the AGI Charter Amendments, the Merger Agreement and the Merger, believes that the Reorganization Agreements, the Reorganizations, the AGI Charter Amendments, the Merger Agreement and the Merger are in the best interests of AGI and its stockholders and unanimously recommends that AGI's stockholders vote FOR the approval and adoption of the AGI Proposals.

     The accompanying Proxy Statement sets forth the respective voting rights of holders of shares of UAC stock, holders of shares of ATSI stock and holders of shares of AGI stock with respect to the foregoing matters. We hope you will be able to attend the Arcus Stockholders Meetings. However, even if you anticipate attending in person, we urge you to complete, sign, date and return the enclosed proxy card promptly to ensure that your shares will be represented at the appropriate Arcus Stockholders Meeting. You may revoke your proxy at any time prior to its exercise by following the procedures set forth in the accompanying Proxy Statement. Any stockholder present at the Arcus Stockholders Meetings or any adjournments or postponements thereof may revoke his or her proxy and vote personally on each matter brought before such meetings.

     Thank you, and we look forward to seeing you at the meeting.

     Dated December 3, 1997


                                        By Order of the Boards of Directors of
                                        Arcus Group, Inc.,
                                        United Acquisition Company and
                                        Arcus Technology Services, Inc.




                                        Richard S. Meller, Secretary,
                                        Arcus Group, Inc. and United
                                        Acquisition Company




                                        Julien H. Meyer III, Secretary,
                                        Arcus Technology Services, Inc.

THE BOARD OF DIRECTORS OF UAC RECOMMENDS THAT ALL UAC STOCKHOLDERS VOTE FOR EACH OF THE UAC PROPOSALS, AND THAT HOLDERS OF UAC SERIES A PREFERRED STOCK ALSO VOTE FOR THE UAC WARRANT REPURCHASES AND THE ATSI REORGANIZATION AGREEMENT.


THE BOARD OF DIRECTORS OF ATSI RECOMMENDS THAT ALL ATSI STOCKHOLDERS VOTE FOR THE ATSI PROPOSAL.


THE BOARD OF DIRECTORS OF AGI RECOMMENDS THAT ALL AGI STOCKHOLDERS VOTE FOR EACH OF THE AGI PROPOSALS.


PLEASE DATE AND SIGN THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED PREPAID ENVELOPE.

[Red Herring]

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

[/Red Herring]

                SUBJECT TO COMPLETION -- DATED NOVEMBER 26, 1997



                               ARCUS GROUP, INC.

                          UNITED ACQUISITION COMPANY

                        ARCUS TECHNOLOGY SERVICES, INC.

                          IRON MOUNTAIN INCORPORATED


                                PROXY STATEMENT


                     For Special Meetings of Stockholders
                           to Be Held January 5, 1998


                                  ----------
                     IRON MOUNTAIN INCORPORATED PROSPECTUS
                                  ----------
     This Joint Proxy Statement and Prospectus (this "Proxy Statement") is being furnished to (i) the stockholders of Arcus Group, Inc., a Delaware corporation ("AGI"), in connection with the solicitation of proxies by the Board of Directors of AGI (the "AGI Board") from holders of outstanding shares of Common Stock, par value $.0001 per share (the "AGI Common Stock"), of AGI for use at the Special Meeting of Stockholders of AGI to be held at 10:00 a.m., local time, on January 5, 1998, and at any adjournment or postponement thereof (the "AGI Stockholders Meeting"), (ii) the stockholders of United Acquisition Company, a Nevada corporation ("UAC"), in connection with the solicitation of proxies by the Board of Directors of UAC (the "UAC Board") from holders of outstanding shares of Common Stock, par value $.01 per share (the "UAC Common Stock"), and Series A Preferred Stock, par value $.01 per share ("UAC Preferred Stock"), of UAC for use at the Special Meeting of Stockholders of UAC to be held at 10:00 a.m., local time, on January 5, 1998, and at any adjournment or postponement thereof (the "UAC Stockholders Meeting"), (iii) the stockholders of Arcus Technology Services, Inc., a Delaware corporation ("ATSI" and, together with AGI and UAC, the "Arcus Parties," each an "Arcus Party," and together with their respective subsidiaries, the "Arcus Entities," and each an "Arcus Entity"), in connection with the solicitation of proxies by the Board of Directors of ATSI (the "ATSI Board," and together with the AGI Board and the UAC Board, the "Arcus Boards") from holders of outstanding shares of Common Stock, par value $.01 per share (the "ATSI Common Stock"), of ATSI for use at the Special Meeting of Stockholders of ATSI to be held at 10:00 a.m., local time, on January 5, 1998, and at any adjournment or postponement thereof (the "ATSI Stockholders Meeting," and collectively with the AGI Stockholders Meeting and the UAC Stockholders Meeting, the "Arcus Stockholders Meetings"), and (iv) the stockholders of Iron Mountain Incorporated, a Delaware corporation ("Iron Mountain," which term includes its consolidated subsidiaries unless the context indicates otherwise), in connection with the solicitation of proxies by the Board of Directors of Iron Mountain (the "Iron Mountain Board") from holders of outstanding shares of Common Stock, par value $.01 per share (the "Iron Mountain Common Stock"), of Iron Mountain for use at the Special Meeting of Stockholders of Iron Mountain to be held at 10:00 a.m., local time, on January 5, 1998, and at any adjournment or postponement thereof (the "Iron Mountain Stockholders Meeting"). This Proxy Statement and the accompanying form of proxy are first being mailed to stockholders of the Arcus Parties and Iron Mountain on or about December 3, 1997. Capitalized terms used herein are generally defined in only one place in this Proxy Statement. For an index indicating the pages on which such terms are defined, see "Definition Cross Reference Sheet" beginning on page xii.

     See "Risk Factors" beginning on page 29 for information that should be considered by stockholders of AGI, UAC and ATSI in evaluating an investment in Iron Mountain Common Stock.


                                  ----------







November 26, 1997

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any State.

     Stockholders entitled to vote at the Arcus Stockholders Meetings will be asked (i) to approve a series of transactions described in this Proxy Statement involving generally reorganizations of the Arcus Parties in which UAC and ATSI will each be merged with and into AGI, and (ii) (in the case of AGI) to approve and adopt an Agreement and Plan of Merger by and among Iron Mountain and the Arcus Parties, dated as of September 26, 1997, as amended as of November 25, 1997 (the "Merger Agreement"), pursuant to which, after giving effect to such reorganizations and the other transactions contemplated by the Merger Agreement, AGI will merge with and into Iron Mountain, with Iron Mountain continuing as the surviving corporation (the "Merger"). Iron Mountain stockholders will be asked to approve and adopt the Merger Agreement and certain amendments to Iron Mountain's Amended and Restated Certificate of Incorporation. In order to effect such reorganizations, the Merger and related transactions, the stockholders of the Arcus Parties will be asked to approve several matters (more fully described below) necessary under applicable law and the Arcus Parties' governing documents. As a result of the Merger, security holders of the Arcus Parties (who do not dissent) will receive cash and shares of Iron Mountain Common Stock, in amounts that will be based on the values of their relative holdings of an Arcus Party as of the effective time of such transactions. The reorganizations and such other matters are conditioned upon a contemporaneous closing of the Merger, and the Merger is conditioned upon the reorganizations closing immediately prior thereto. Accordingly, none of such transactions will be consummated unless all such transactions are consummated.

     This prospectus incorporates documents by reference which are not presented herein or delivered herewith. These documents are available upon request from Iron Mountain Incorporated, 745 Atlantic Avenue, Boston, Massachusetts, 02111, Attention: John F. Kenny, Jr., Executive Vice President and Chief Financial Officer (telephone: 617-357-4455). In order to ensure timely delivery of the documents, any request should be made by December 22, 1997.

     Holders of UAC Common Stock and holders of UAC Preferred Stock will be asked at the UAC Stockholders Meeting to consider and vote upon the following proposals (items (1) through (7) below, collectively, the "UAC Proposals"):

     (1) to approve and adopt an Agreement and Plan of Merger between UAC and AGI (the "UAC Reorganization Agreement"), a form of which is attached as Schedule A to the Merger Agreement which is attached as Annex I to this Proxy Statement, pursuant to which UAC will merge with and into AGI, with AGI continuing as the surviving corporation (the "UAC Reorganization");

     (2) to amend the Articles of Incorporation of UAC (the "UAC Articles") to eliminate the prohibition in Article VI, Section 2(b) of the UAC Articles on paying dividends to holders of any class of stock other than UAC Preferred Stock, until all dividends payable on UAC Preferred Stock have been paid, with respect to the Merger, the UAC Reorganization, the UAC Warrant Repurchases and the other transactions contemplated by the Merger Agreement (collectively, the "Transactions");

     (3) to amend the UAC Articles to eliminate the requirement that upon any involuntary or voluntary liquidation of UAC, including a merger which does not result in all persons who hold UAC Common Stock prior to the merger holding a majority of the voting shares of the surviving corporation after such merger, holders of UAC Preferred Stock shall receive the liquidation preference of their shares before any amount shall be paid to holders of any other class of shares and that distributions payable in property other than cash be valued at their fair market value, with respect to the Transactions;

     (4) to amend the UAC Articles to eliminate the requirement that UAC obtain the approval of holders of at least 66-2/3% of UAC Preferred Stock before (a) UAC or any of its subsidiaries, including ATSI, may merge with any other corporation, subject to certain exceptions, or (b) any amendments to the UAC Articles may be made which would adversely affect certain rights, preferences, or privileges of, or limitations provided for the benefit of, holders of UAC Preferred Stock in the UAC Articles, with respect to the Transactions;

     (5) to amend the UAC Articles to eliminate the prohibition against UAC, by amendment of the UAC Articles or through any reorganization, merger or other specified actions, avoiding or seeking to avoid the observance or performance of any of the terms of UAC Preferred Stock set forth therein, with respect to the Transactions;

     (6) to amend the UAC Articles to eliminate the prohibition against UAC entering into any merger in which the surviving company does not agree to be bound by the terms of UAC Preferred Stock, with respect to the Transactions; and

     (7) to amend the UAC Articles to reduce the stated liquidation preference of the UAC Preferred Stock to take account of that portion of the expenses associated with the Transactions to be borne by the holders of the UAC

Preferred Stock (the "Liquidation Preference Amendment") (the items referred to in paragraphs (2) through (7) are collectively referred to as the "UAC Charter Amendments").

     In addition, holders of UAC Preferred Stock will be asked at the UAC Stockholders Meeting to consider and vote upon (i) a proposal to approve and adopt a series of agreements and transactions (collectively, the "UAC Warrant Repurchases") between UAC and certain holders of warrants to purchase UAC Common Stock ("Warrants;" holders of Warrants are referred to as "Warrantholders") whereby UAC will repurchase certain of such Warrants in exchange for 158,729 shares of convertible Series C Preferred Stock in Connected Corp., a Delaware corporation ("Connected Corp."), currently held by UAC (the "Connected Stock") and (ii) the ATSI Reorganization Agreement.

     Each of the UAC Proposals will be voted upon separately by the holders of UAC Common Stock and UAC Preferred Stock voting as separate classes; however, failure to adopt any proposal will result in abandonment by UAC of all other UAC Proposals and the UAC Warrant Repurchases. The UAC Proposals must be approved and adopted by holders of a majority of the outstanding shares of UAC Common Stock and holders of 66-2/3% of the outstanding shares of UAC Preferred Stock. The UAC Warrant Repurchases and ATSI Reorganization Agreement must be approved and adopted by holders of 66-2/3% of the outstanding shares of UAC Preferred Stock.

     The UAC Board has unanimously approved the UAC Reorganization Agreement, the UAC Reorganization, the UAC Charter Amendments, the UAC Warrant Repurchases, the ATSI Reorganization Agreement, the Merger Agreement and the Merger, believes that the UAC Reorganization Agreement, the UAC Reorganization, the UAC Charter Amendments, the UAC Warrant Repurchases, the ATSI Reorganization Agreement, the Merger Agreement and the Merger are in the best interests of UAC and its stockholders and unanimously recommends that UAC's stockholders vote FOR the approval and adoption of the UAC Proposals and that holders of UAC Preferred Stock also vote FOR the UAC Warrant Repurchases and ATSI Reorganization Agreement.

     Holders of ATSI Common Stock will be asked at the ATSI Stockholders Meeting to consider and vote upon a proposal (the "ATSI Proposal") to approve and adopt an Agreement and Plan of Merger between ATSI and AGI (the "ATSI Reorganization Agreement"), a form of which is attached as Schedule B to the Merger Agreement which is attached as Annex I to this Proxy Statement, pursuant to which, after giving effect to the UAC Reorganization and the UAC Warrant Repurchases, ATSI will merge with and into AGI, with AGI continuing as the surviving corporation (the "ATSI Reorganization"). The UAC Reorganization Agreement and the ATSI Reorganization Agreement are hereinafter referred to as the "Reorganization Agreements," and the UAC Reorganization and ATSI Reorganization are hereinafter referred to as the "Reorganizations." The ATSI Proposal must be approved and adopted by holders of a majority of the outstanding shares of ATSI Common Stock.

     The ATSI Board has unanimously approved the ATSI Reorganization Agreement, the ATSI Reorganization, the Merger Agreement and the Merger, believes that the ATSI Reorganization Agreement, the ATSI Reorganization, the Merger Agreement and the Merger are in the best interests of ATSI and its stockholders and unanimously recommends that ATSI's stockholders vote FOR the approval and adoption of the ATSI Proposal.

     Holders of AGI Common Stock will be asked at the AGI Stockholders Meeting to consider and vote upon the following proposals (collectively, the "AGI Proposals" and, together with the UAC Proposals, the UAC Warrant Repurchases and the ATSI Proposal, the "Arcus Proposals"):

     (1) to amend the Restated Certificate of Incorporation of AGI (the "AGI Certificate") to create a class of preferred stock, par value $.0001 per share, of AGI (the "AGI Preferred Stock") into which, pursuant to the UAC Reorganization, UAC Preferred Stock will be converted on a share-for-share basis, with the same rights, preferences and privileges as UAC Preferred Stock will hold under the UAC Articles after giving effect to the UAC Charter Amendments;

     (2) to amend the AGI Certificate to increase the number of authorized shares of AGI Common Stock from 11,661,290 to 100,000,000;

     (3) to amend the AGI Certificate to exempt the Transactions from the limitations on transfer set forth in Article 11 of the AGI Certificate for transfers of shares of AGI Common Stock or AGI Preferred Stock (the items referred to in paragraphs (1) through (3) are collectively referred to as the "AGI Charter Amendments");

     (4)  to approve and adopt the UAC Reorganization Agreement;

     (5) to approve and adopt the ATSI Reorganization Agreement; and

     (6) to approve and adopt the Merger Agreement.

     Each of the AGI Proposals will be voted upon separately by the holders of AGI Common Stock; however, failure to adopt any proposal will result in the abandonment by AGI of all other Arcus Proposals and the Merger. The AGI Proposals (including the Merger Agreement) must be approved and adopted by holders of a majority of the outstanding shares of AGI Common Stock.

     The AGI Board has unanimously approved the Reorganization Agreements, the Reorganizations, the AGI Charter Amendments, the Merger Agreement and the Merger, believes that the Reorganization Agreements, the Reorganizations, the AGI Charter Amendments, the Merger Agreement and the Merger are in the best interests of AGI and its stockholders and unanimously recommends that AGI's stockholders vote FOR the approval and adoption of the AGI Proposals.

     Neither stockholders of UAC nor ATSI will be asked to approve the Merger Agreement or the Merger, because such stockholders will not be stockholders of record of AGI on the record date for determining AGI stockholders entitled to vote on the Merger Agreement and the Merger at the AGI Stockholders Meeting. Therefore, stockholders of UAC or ATSI who oppose the Merger Agreement or the Merger should vote against the UAC Proposals or the ATSI Proposal, as applicable. Failure of any of the Arcus Proposals to be approved by the stockholders of the Arcus Parties will result in the abandonment of the Reorganizations, the Merger, the UAC Charter Amendments and the AGI Charter Amendments.

     Iron Mountain stockholders will be asked at the Iron Mountain Stockholders Meeting to consider and vote upon a proposal to approve and adopt the Merger Agreement. The Merger Agreement must be approved and adopted by holders of a majority of the outstanding shares of Iron Mountain Common Stock. In addition, Iron Mountain stockholders will be asked at the Iron Mountain Stockholders Meeting to consider and vote upon amendments to the Iron Mountain Restated Certificate to increase the number of authorized shares of Iron Mountain Common Stock from 20,000,000 to 100,000,000 and to increase the number of authorized shares of Iron Mountain Preferred Stock, par value $.01 per share (the "Iron Mountain Preferred Stock"), from 2,000,000 to 10,000,000 (the "Iron Mountain Charter Amendments"). Each Iron Mountain Charter Amendment must be approved and adopted by holders of 66-2/3% of the outstanding shares of Iron Mountain Common Stock. The additional shares of Iron Mountain Common Stock and Iron Mountain Preferred Stock are not necessary to consummate the Merger. Accordingly, approval of the Iron Mountain Charter Amendments is not a condition to the Merger.

     The Iron Mountain Board has unanimously approved the Merger Agreement and the Iron Mountain Charter Amendments, believes that the approval and adoption of the Merger Agreement and the Iron Mountain Charter Amendments is in the best interest of Iron Mountain and its stockholders and unanimously recommends that Iron Mountain's stockholders vote FOR the approval and adoption of the Merger Agreement and the Iron Mountain Charter Amendments.

     On the closing date of the Merger (the "Closing Date"), UAC will determine the total common equity value of UAC as of the Closing Date, before giving effect to the Iron Mountain Warrant Purchase, the UAC Warrant Repurchases and the Reorganizations (the "Determination Time"), based on the Total Consideration to be paid by Iron Mountain in the Merger and the capitalization of ATSI and UAC at the Determination Time as more fully described under "The Reorganizations and the Other Arcus Proposals--The UAC Reorganization." The UAC Equity Value Per Share will then be determined by dividing the total common equity value, as so determined, by the sum of (i) the total number of shares of UAC Common Stock outstanding at the Determination Time, plus (ii) the number of shares of UAC Common Stock which, at the Determination Time, may be issued pursuant to options (whether or not immediately exercisable) and purchased pursuant to Warrants (whether or not immediately exercisable). On the Closing Date, AGI will determine the total common equity value of AGI at the Determination Time based on the Total Consideration to be paid by Iron Mountain in the Merger and the capitalization of AGI, ATSI and UAC at the Determination Time as more fully described under "The Reorganizations and the Other Arcus Proposals--The UAC Reorganization." The AGI Equity Value Per Share will then be determined by dividing the total common equity value of AGI by the total number of shares of AGI Common Stock issued and outstanding at the Determination Time. Assuming a UAC Equity Value Per Share of $33.70 (calculated as of September 30, 1997, based in part on the Baseline Assumptions), and an AGI Equity Value Per Share of $2.73 (calculated as of September 30, 1997, based in part on the Baseline Assumptions) and based on the number of shares of AGI Common Stock and UAC Common Stock and options and Warrants to acquire shares of UAC Common Stock issued and outstanding on November 20, 1997, as a result of the UAC Reorganization, each share of UAC Common Stock would be automatically converted into approximately 12.337 shares of AGI Common Stock with a value of approximately $2.73 per share. In addition, each outstanding Warrant (including those purchased by Iron Mountain pursuant to the Iron Mountain Warrant
Purchase) and outstanding option to purchase or otherwise acquire shares of UAC Common Stock would be converted into a warrant or option, as the case may be, to purchase or otherwise acquire shares of AGI Common Stock at an exercise price and in an amount affording the holder equivalent value for the Warrant or option security being converted. See "The Reorganizations and the Other Arcus Proposals--The UAC Reorganization--Treatment of UAC Options and Warrants in the UAC Reorganization."

     On the Closing Date, ATSI will determine the total common equity value of ATSI as of the Determination Time based on the Total Consideration to be paid by Iron Mountain in the Merger and the capitalization of ATSI at the Determination Time as more fully described under "The Reorganizations and Other Arcus Proposals--The ATSI Reorganization." The ATSI Equity Value Per Share will then be determined by dividing the total common equity value by the sum of (i) the total number of shares of ATSI Common Stock outstanding at the Determination Time, plus (ii) the number of shares of ATSI Common Stock which, at the Determination Time, may be issued pursuant to options (whether or not vested or immediately exercisable) and purchased pursuant to ATSI warrants (whether or not immediately exercisable). Assuming an ATSI Equity Value Per Share of $31.74 (calculated as of September 30, 1997, based in part on the Baseline Assumptions) and an AGI Equity Value Per Share of $2.73 (calculated as of September 30, 1997, based in part on the Baseline Assumptions) and based on the number of shares of AGI Common Stock and ATSI Common Stock and options and warrants to acquire shares of ATSI Common Stock issued and outstanding on November 20, 1997, as a result of the ATSI Reorganization, each share of ATSI Common Stock would be automatically converted into 11.619 shares of AGI Common Stock with a value of approximately $2.73 per share. In addition, each outstanding warrant or option to purchase or otherwise acquire shares of ATSI Common Stock would be converted into a warrant or option, as the case may be, to purchase or otherwise acquire shares of AGI Common Stock at an exercise price and in an amount affording the holder equivalent value for the warrant or option security being converted. See "The Reorganizations and the Other Arcus Proposals--The ATSI Reorganization--Treatment of ATSI Options and Warrants in the ATSI Reorganization."

     This Proxy Statement also constitutes a Prospectus of Iron Mountain with respect to the shares of Iron Mountain Common Stock that will be issued to holders of AGI Common Stock and AGI Preferred Stock at the effective time of the Merger (the "Effective Time"). In the Merger, Iron Mountain will issue to AGI stockholders (which stockholders will include holders of AGI Common Stock, UAC Common Stock, UAC Preferred Stock and ATSI Common Stock immediately prior to the Reorganizations) shares of Iron Mountain Common Stock and cash. As a result of the Merger, holders of warrants (other than Iron Mountain, whose warrants will be cancelled) or options to acquire shares of AGI Common Stock will receive, subject to Iron Mountain's election to require the exercise of certain such options to acquire shares of AGI Common Stock and the anticipated exercise of the ATSI Warrant, warrants or options to acquire Iron Mountain Common Stock. Assuming (i) Net Indebtedness of $33.6 million (the actual Net Indebtedness of the Arcus Entities as of September 30, 1997, as adjusted for the payment of the estimated transaction fees described below) and no adjustment resulting from a Net Working Capital Deficit, each as described in the accompanying Proxy Statement, (ii) a Determination Price of $36.00 (the ceiling in the range of Determination Prices between the floor price of $29.00 and the ceiling price of $36.00), (iii) the market price of Iron Mountain Common Stock at the Effective Time is equal to the Determination Price, (iv) a liquidation preference for the UAC Preferred Stock (which will be converted into AGI Preferred Stock) of $27.0 million (the Arcus Parties' estimate of the liquidation preference as of December 31, 1997, after giving effect to the Liquidation Preference Amendment),
(v) Iron Mountain does not require the Option Exercise, (vi) the restrictions on transfer of shares of Iron Mountain Common Stock which are described in the Proxy Statement have no impact on the value of such shares (Iron Mountain is in the process of obtaining an appraisal of the impact of such restrictions on such shares), (vii) all outstanding Warrants are purchased pursuant to the Warrant Purchase Agreements or repurchased pursuant to the UAC Warrant Repurchases, and the Damson Distribution is consummated, (viii) no further adjustments relating to the Threshold Percentage, and (ix) all funds deposited related to indemnification of Iron Mountain pursuant to the Escrow Agreement, the Merger Agreement and the Warrant Purchase Agreements are eventually remitted to former holders of AGI Common Stock and former Warrantholders who were party to a Warrant Purchase Agreement (the foregoing assumptions being sometimes collectively referred to as the "Baseline Assumptions"), the aggregate value of shares issued in the Merger would be $49.8 million, representing approximately
1.4 million shares of Iron Mountain Common Stock, and the aggregate amount of cash paid in the Merger would be $34.9 million. The Baseline Assumptions include an increase in Net Indebtedness as a result of the payment at or prior to the Closing of the estimated expenses of the Transactions (such amount being equal to approximately $3.1 million), but does not include $750,000 to be withheld from the aggregate cash Merger consideration payable to holders of AGI Common Stock and the aggregate Warrant Purchase Price and deposited into a fund to cover certain potential expenses. See "The Merger Agreement--Expense Fund." Based on the Baseline Assumptions and on the shares of AGI Common Stock outstanding on November 20, 1997 and on the shares of AGI Preferred Stock estimated to be outstanding (after giving effect to the payment of payment-in-kind dividends from November 20, 1997 through December
31, 1997) on December 31, 1997 (in all cases giving effect to the Reorganizations, the Iron Mountain Warrant Purchase and the UAC Warrant Repurchases as if they had occurred on November 20, 1997), each holder of AGI Common Stock would be entitled to receive approximately 0.0319 shares of Iron Mountain Common Stock with a value of approximately $1.15 and approximately $1.58 in cash per share of AGI Common Stock, and each holder of AGI Preferred Stock would be entitled to receive approximately 25.8 shares of Iron Mountain Common Stock with a value of approximately $927.27 and approximately $48.80 in cash per share of AGI Preferred Stock. The "Determination Price" will be equal to the average closing price per share of Iron Mountain Common Stock for the period of 20 trading days ending three trading days prior to (and not including) the Closing Date; provided, however, that if the average closing price per share for such period is less than $29.00, the Determination Price shall be $29.00 and if the average closing price per share for such period is greater than $36.00, the Determination Price shall be $36.00. The Determination Price calculated using the above-described formula for the 20 trading day period ending on November 20, 1997 was $36.00 (the actual average closing price per share for such period was $37.82). See "The Merger Agreement--Conversion of AGI Stock."

     On November 20, 1997, the closing sales price of the Iron Mountain Common Stock, as reported on the Nasdaq National Market, was $38.25. Using this amount as the value of the Iron Mountain Common Stock (rather than $36.00), each holder of AGI Common Stock and each holder of AGI Preferred Stock (giving effect to the Reorganizations and UAC Warrant Repurchases as if they had occurred) would be entitled to receive on a per share basis Iron Mountain Common Stock having a value of approximately $1.22 and $985, respectively. However, the Determination Price and the closing sales price of Iron Mountain Common Stock may increase or decrease between November 20, 1997 and the Closing Date and the foregoing calculation does not give effect to any impact of the restrictions on transfer of the Iron Mountain Common Stock to be issued in the Merger.

     In connection with the Merger, and pursuant to the Warrant Purchase Agreements (each individually, a "Warrant Purchase Agreement," and collectively, the "Warrant Purchase Agreements") dated as of September 26, 1997, as amended as of November 25, 1997, and a certain subsequent date on or prior to the Closing Date, by and among Iron Mountain, UAC and certain Warrantholders ("Selling Warrantholders"), Iron Mountain will purchase the Warrants held by such Warrantholders, subject to certain indemnification, expense, adjustment, and holdback provisions described in this Proxy Statement, in exchange for the aggregate Warrant Purchase Price.

     Each Arcus Party has agreed, and by approving the applicable Reorganization Agreement and, in the case of AGI, the Merger Agreement, each Arcus Party's stockholders will agree, that cash in the aggregate amount of $8.0 million multiplied by a fraction, the numerator of which is the value (calculated based on the Determination Price) of the aggregate Merger consideration each holder of AGI Common Stock will receive ("Exchange Common Consideration") and the denominator of which is the Total Primary Equity Base, will be withheld from the cash Merger consideration payable to holders of AGI Common Stock (other than holders of Dissenting Shares), and each Selling Warrantholder has agreed, or by executing a Warrant Purchase Agreement will agree, that cash in the aggregate amount of $8.0 million multiplied by a fraction, the numerator of which shall equal the sum of (i) the aggregate Warrant Purchase Price and (ii) the value (calculated based on the Determination Price) of the aggregate Merger consideration each holder of AGI Preferred Stock will receive (the "Exchange Preferred Consideration") and the denominator of which shall equal the Total Primary Equity Base (such product being referred to as the "Warrant Escrow Indemnity Contribution") will be withheld from the aggregate Warrant Purchase Price payable to each such Warrantholder and, subject to the limitation described below, held in escrow to indemnify Iron Mountain and hold Iron Mountain harmless from and against all Merger Agreement Claims (such total being referred to as the "Escrow Indemnity Funds"). As a result of such formulas, each stockholder of an Arcus Party and Warrantholder described above will contribute to the Escrow Indemnity Funds in an amount proportionate to the value (based, in the case of equity consideration, on the Determination Price) of the consideration he, she or it receives in the Merger and pursuant to the Warrant Purchase Agreements as a holder of AGI Common Stock, UAC Common Stock, UAC Preferred Stock, ATSI Common Stock, Warrants and the ATSI Warrant. Clarke H. Bailey, or his designee, who will act as representative (the "Stockholder Representative") for the former holders of Eligible Warrants and the former holders of AGI Common Stock (including holders of UAC Common Stock or ATSI Common Stock who become holders of AGI Common Stock as a result of the Reorganizations) under an agreement (the "Escrow Agreement"), to be entered into among Iron Mountain, AGI, the Stockholder Representative and The Bank of New York, as escrow agent (the "Escrow Agent"), will deliver notice to each former Warrantholder who executed a Warrant Purchase Agreement and each former holder of AGI Common Stock promptly after each time, if any, that Iron Mountain receives a payment from the escrow. In the event that there are no Unresolved Claims on the nine month anniversary of the Closing Date, an aggregate of $3.0 million less all amounts, if any, previously paid to Iron Mountain from the Escrow Indemnity Funds will be distributed to the Stockholder Representative for the benefit of former holders of AGI Common Stock and former holders of Eligible Warrants. In the event one or more Unresolved Claims exist on such date, cash in an amount equal to $5.0 million plus the aggregate amount of such Unresolved Claims and related fees, expenses and other costs will be retained, and the balance, if any, of the cash held in escrow will be distributed to the Stockholder Representative for the benefit of the former holders of AGI Common Stock and former holders of Eligible Warrants. The escrow will expire 18 months after the Closing Date (unless at such time there are any Unresolved Claims). Promptly after such time, the Escrow Agent under the Escrow Agreement will remit to the Stockholder Representative, for the benefit of the persons entitled thereto in accordance with their proportionate interests, the Escrow Indemnity Funds less all portions paid to Iron Mountain and less any amounts which are the subject of Unresolved Claims. See "Ancillary Agreements--Escrow Agreement."

     Additional cash in the amount of $750,000 will be withheld from the aggregate cash Merger consideration payable to former holders of AGI Common Stock and Selling Warrantholders and deposited with a bank or other financial institution (the "Expense Fund") to have funds available to pay certain expenses incurred by the Arcus Parties and the Stockholder Representative in connection with the Transactions which have not been paid at or prior to closing, including the payment of any expense contemplated by the Escrow Agreement. In addition, cash in an amount not to exceed $300,000 based upon the Net Working Capital Surplus, if any, may be withheld and deposited into escrow in order to have funds available in the event of differences in certain indebtedness calculations relating to the Arcus Parties. See "Ancillary Agreements--Escrow Agreement."

     Pursuant to the terms of a certain Stockholders' Agreement, dated as of September 26, 1997 (the "Stockholders' Agreement"), by and among Iron Mountain and the Arcus Parties, GKH Investments, L.P., GKH Partners, L.P., in its own capacity and in its capacity as nominee of GKH Private Limited, Hudson River Capital L.L.C. and Clarke H. Bailey (the "Arcus Principal Stockholders"), the Arcus Principal Stockholders have agreed to vote their shares of stock of the Arcus Parties in favor of the Arcus Proposals, including the Merger. As the Arcus Principal Stockholders control directly or indirectly approximately 72%, 99%, 96% and 81% of the voting power of the AGI Common Stock, the UAC Common Stock, the UAC Preferred Stock and the ATSI Common Stock outstanding, respectively, stockholder approval of the Arcus Proposals, including the Merger Agreement and the Merger, is assured.

     In the event the shares of Iron Mountain Common Stock and options to purchase shares of Iron Mountain Common Stock to be issued in the Merger would exceed 20% of the outstanding Iron Mountain Common Stock, the Merger Agreement would also have to be approved and adopted, pursuant to the DGCL, by holders of a majority of the outstanding shares of Iron Mountain Common Stock. As the Merger Agreement may, under certain circumstances, require Iron Mountain to issue shares in excess of such threshold, Iron Mountain is seeking the approval of the Merger Agreement by its stockholders. Pursuant to the terms of a certain Acquiror Voting Agreement, dated as of September 26, 1997 (the "Iron Mountain Voting Agreement"), by and among Iron Mountain, the Arcus Parties and C. Richard Reese, Schooner Capital Corporation ("Schooner"), Vincent J. Ryan and
B. Thomas Golisano (the "Iron Mountain Principal Stockholders"), the Iron Mountain Principal Stockholders have agreed to vote their shares of Iron Mountain Common Stock, representing approximately 36.0% of the Iron Mountain Common Stock outstanding, in favor of the Merger.

     In order to protect the tax-free nature of the Merger, all of the shares of Iron Mountain Common Stock received in the Merger (other than those received in exchange for AGI Common Stock received in connection with the Option Exercise), may not be transferred until the earlier of the first anniversary of the Effective Time and the date on which a transfer may be effected in a manner that Iron Mountain reasonably determines does not adversely affect the tax-free nature of the Merger (the "Transfer Restriction Period"). In order to implement such restriction, each stock certificate representing shares of Iron Mountain Common Stock issued in the Merger and subject to such restrictions will bear a legend indicating that the shares represented by such certificate are subject to these transfer restrictions. Iron Mountain is in the process of obtaining appraisals of the Iron Mountain Common Stock received in the Merger to determine how such restrictions impact the fair value of such shares. See "The Merger Agreement--Conversion of AGI Stock--Restrictions on Transfer of Iron Mountain Common Stock."

     The amount of the Iron Mountain Common Stock (expressed in dollar terms) as a percentage of the aggregate Merger consideration, the aggregate Warrant Purchase Price, the Connected Stock and the Damson Interest to be received by holders of UAC Common Stock, UAC Preferred Stock and Warrants as a result of the Reorganizations and the Merger will be up to 2.8 percentage points higher than the amount of the Iron Mountain Common Stock (expressed in dollar terms) as a percentage of the aggregate Merger consideration to be received by holders of AGI Common Stock or ATSI Common Stock as a result of the Reorganizations and the Merger (assuming the Baseline

Assumptions). Any such difference is attributable to transaction structuring requirements arising as a result of the Reorganizations and the desire to protect the tax-free nature of the transactions.

     Holders of UAC Common Stock and UAC Preferred Stock have the right to dissent from the UAC Reorganization and, if the UAC Reorganization is consummated, have the fair value of their shares paid to them in cash in lieu of receiving shares of AGI Common Stock pursuant to the UAC Reorganization by delivering to UAC a written notice of their intention to demand payment for their shares if the UAC Reorganization is consummated, before the taking of a vote on the UAC Reorganization and thereafter delivering a written demand for payment no later than 30 days after the delivery by AGI to such shareholders of a dissenters notice, and by following the other procedures described under "Rights of Dissenting Stockholders--UAC Stockholders." A vote against the UAC Reorganization, abstention or other failure to vote by a UAC stockholder will not be treated as a notice by such stockholder of his intention to demand payment or a demand for payment. A separate, written notice of intention to demand payment and demand for payment are required. Holders of ATSI Common Stock have the right to dissent from the ATSI Reorganization and, if the ATSI Reorganization is consummated, have the fair value of their shares paid to them in cash in lieu of receiving shares of AGI Common Stock pursuant to the ATSI Reorganization by delivering to ATSI a written demand for payment or appraisal before the taking of a vote on the ATSI Reorganization and by following the other procedures described under "Rights of Dissenting Stockholders--ATSI Stockholders." Holders of AGI Common Stock have the right to dissent from either of the Reorganizations or the Merger and, if the Reorganizations and the Merger are consummated, have the fair value of their shares paid to them in cash in lieu of continuing to hold their shares (in the case of the Reorganizations) or receiving the Merger consideration (in the case of the Merger) by delivering to AGI a written demand for payment or appraisal before the taking of a vote on the Reorganizations and the Merger and by following the other procedures described under "Rights of Dissenting Stockholders--AGI Stockholders." Because stockholders of UAC and ATSI will not be stockholders of record of AGI on the record date for determining AGI stockholders entitled to vote at the AGI Stockholders Meeting, such stockholders will not have the right to dissent from the Merger. Therefore, such stockholders who would want to dissent from the Merger if they had the right to do so should dissent from the UAC Reorganization or ATSI Reorganization, as applicable, by following the procedures described under "Rights of Dissenting Stockholders--UAC Stockholders" or "--ATSI Stockholders," as applicable. The exercise of appraisal rights by certain holders will have no effect on the number of shares of AGI into which a share of UAC or ATSI will be converted pursuant to the Reorganizations or the per share Merger consideration to be received by other holders of stock of the Arcus Parties. Any shares of stock of the Arcus Parties held by holders exercising such rights are referred to herein as "Dissenting Shares."

     No person is authorized in connection with the offering and solicitation made hereby to give any information or to make any representation not contained in this Proxy Statement, and, if given or made, such information or representation should not be relied upon as having been authorized. This Proxy Statement does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this Proxy Statement, or the solicitation of a proxy, in any jurisdiction or from any person to whom it is unlawful to make such offer or solicitation.

     The information set forth herein concerning Iron Mountain has been furnished by Iron Mountain. The information set forth herein concerning AGI, UAC and ATSI has been furnished by AGI, UAC and ATSI, respectively. The pro forma information contained herein relating to Iron Mountain has been prepared by Iron Mountain and includes historical financial information regarding the Arcus Entities that was furnished to Iron Mountain by the Arcus Entities. Iron Mountain does not have independent knowledge of the matters set forth herein concerning the Arcus Entities. The Arcus Entities do not have independent knowledge of the matters set forth herein concerning Iron Mountain.

     Certain statements contained herein, such as those regarding the goals, beliefs, plans or current expectations of Iron Mountain, the Arcus Entities and their respective managements and other statements contained in this Proxy Statement or incorporated herein by reference regarding matters that are not historical facts are forward-looking statements (as such term is defined in the rules promulgated pursuant to the Securities Act). Because such forward-looking statements include risks and uncertainties, actual results may differ materially from those expressed in or implied by such forward-looking statements. Iron Mountain undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

                               TABLE OF CONTENTS



                                                                                         Page
                                                                                         -----
AVAILABLE INFORMATION    ...............................................................    1
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE  .......................................    1
SUMMARY   ..............................................................................    2
   The Companies   .....................................................................    2
   The Arcus Stockholders Meetings   ...................................................    3
   The Iron Mountain Stockholders Meeting  .............................................    3
   The Reorganizations and the Other Arcus Proposals   .................................    4
   The Merger   ........................................................................    9
   The Iron Mountain Charter Amendments    .............................................   15
   Iron Mountain Warrant Purchase    ...................................................   15
   Restrictions on Transfer of Iron Mountain Common Stock    ...........................   15
   Indemnification    ..................................................................   16
   Certain Federal Income Tax Consequences    ..........................................   17
   Accounting Treatment  ...............................................................   18
   Securities Ownership of Management; Stockholders' Agreements    .....................   18
   Recommendation of the Arcus Boards   ................................................   18
   Opinion of Financial Advisor to AGI  ................................................   19
   Recommendation of the Iron Mountain Board of Directors    ...........................   19
   Opinion of Financial Advisor to Iron Mountain    ....................................   19
   Conditions to the Merger    .........................................................   20
   Stock Exchange Listing   ............................................................   20
   Termination and Certain Fees   ......................................................   20
   Corporate Governance  ...............................................................   20
   Interests of Certain Persons   ......................................................   20
   Rights of Dissenting Stockholders    ................................................   21
   Comparative Per Share Market Price Information   ....................................   22
   Iron Mountain Summary Historical and Pro Forma Information   ........................   23
   Arcus Parties' Summary Financial Information  .......................................   25
   Comparative Per Share Data  .........................................................   28
RISK FACTORS    ........................................................................   29
   Risk Factors Related to the Iron Mountain Common Stock    ...........................   29
   Risk Factors Related to the Arcus Proposals, Including the Merger  ..................   32
THE STOCKHOLDERS MEETINGS   ............................................................   34
   Record Date; Quorum; Required Votes  ................................................   34
   Solicitation and Voting of Proxies   ................................................   35
   Ownership of Arcus Parties' Securities  .............................................   37
BACKGROUND OF THE MERGER AND THE OTHER ARCUS PROPOSALS    ..............................   43
   General Background of the Merger and the Other Arcus Proposals  .....................   43
   Recommendation of the Arcus Boards; the Arcus Parties' Reasons for the Merger  ......   44
   Opinion of Financial Advisor to AGI  ................................................   46
   Recommendation of the Iron Mountain Board; Iron Mountain's Reasons for the Merger       50
   Opinion of Financial Advisor to Iron Mountain    ....................................   51
THE REORGANIZATIONS AND THE OTHER ARCUS PROPOSALS   ....................................   55
   The Arcus Parties' Existing Structure   .............................................   55
   Iron Mountain Warrant Purchase    ...................................................   55
   UAC Warrant Repurchases  ............................................................   56
   The UAC Charter Amendments  .........................................................   56
   The AGI Charter Amendments  .........................................................   57

                                                                                           Page
                                                                                           -----
   The UAC Reorganization  ...............................................................   57
   The ATSI Reorganization    ............................................................   60
THE MERGER AGREEMENT    ..................................................................   63
   The Merger  ...........................................................................   63
   Conversion of AGI Stock    ............................................................   63
   Treatment of Options and Warrants in the Merger    ....................................   68
   Indemnification   .....................................................................   68
   Expense Fund   ........................................................................   70
   Restrictions on Transfer under the Federal Securities Laws  ...........................   70
   Exchange Procedures  ..................................................................   70
   Representations and Warranties   ......................................................   72
   Certain Covenants    ..................................................................   72
   Conditions to the Merger   ............................................................   75
   Termination    ........................................................................   76
   Fees and Expenses    ..................................................................   77
   Amendment; Waiver    ..................................................................   78
   Corporate Governance    ...............................................................   78
ANCILLARY AGREEMENTS    ..................................................................   80
   Stockholders' Agreement    ............................................................   80
   Iron Mountain Voting Agreement   ......................................................   81
   Escrow Agreement  .....................................................................   81
   Warrant Purchase Agreement    .........................................................   83
CERTAIN FEDERAL INCOME TAX CONSIDERATIONS    .............................................   84
   General  ..............................................................................   84
   The Reorganizations  ..................................................................   84
   The Merger  ...........................................................................   85
THE IRON MOUNTAIN CHARTER AMENDMENTS   ...................................................   87
   Proposed Amendments  ..................................................................   87
   Reasons for the Iron Mountain Charter Amendments   ....................................   87
   Certain Effects of the Iron Mountain Charter Amendments  ..............................   88
   Required Vote  ........................................................................   88
   Proposals of Iron Mountain Stockholders   .............................................   88
PRINCIPAL STOCKHOLDERS OF IRON MOUNTAIN   ................................................   90
PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION   .................................   92
MARKET PRICES AND DIVIDEND DATA  .........................................................  106
DESCRIPTION OF IRON MOUNTAIN CAPITAL STOCK   .............................................  107
DESCRIPTION OF THE ARCUS ENTITIES   ......................................................  111
   History and Overview    ...............................................................  111
   Customers   ...........................................................................  111
   Services    ...........................................................................  112
   Employees   ...........................................................................  114
   Competition    ........................................................................  114
   Properties  ...........................................................................  115
   Insurance   ...........................................................................  116
   Environmental Matters   ...............................................................  116
   Certain Transactions    ...............................................................  117
   Legal Proceedings    ..................................................................  117
   Arcus Parties' Selected Financial and Operating Information    ........................  118
   Management's Discussion and Analysis of Financial Condition and Results of Operations    121

                                                                                       Page
                                                                                       -----
COMPARISON OF RIGHTS OF STOCKHOLDERS OF IRON MOUNTAIN
 AND THE ARCUS PARTIES    ............................................................  129
   Charter Amendments  ...............................................................  129
   By-Law Amendments   ...............................................................  130
   Voting Rights    ..................................................................  130
   Conversion Rights   ...............................................................  130
   Preemptive and Anti-Dilution Rights   .............................................  130
   Special Meetings    ...............................................................  131
   Corporate Action Without a Meeting    .............................................  131
   Dividends  ........................................................................  132
   Liquidation   .....................................................................  133
   Provisions Relating to Directors   ................................................  133
   Stockholder Nominations to Elect Directors  .......................................  134
   Removal    ........................................................................  134
   Non-Voting Observers at Board Meetings   ..........................................  135
RIGHTS OF DISSENTING STOCKHOLDERS  ...................................................  136
LEGAL MATTERS    .....................................................................  143
EXPERTS    ...........................................................................  143
INDEX TO FINANCIAL STATEMENTS   ......................................................  F-1
ANNEXES:
   Annex I    -- Agreement and Plan of Merger, as amended
   Annex II   -- UAC Charter Amendments
   Annex III  -- AGI Charter Amendments
   Annex IV   -- Article XIII of Iron Mountain By-Laws
   Annex V    -- Stockholders' Agreement
   Annex VI   -- Iron Mountain Voting Agreement
   Annex VII  -- Opinion of Donaldson, Lufkin & Jenrette Securities Corporation
   Annex VIII -- Opinion of Bear, Stearns & Co. Inc.
   Annex IX   -- Form of Escrow Agreement
   Annex X    -- Sections 92A.300 through 92A.500 of the Nevada General Corporation Law;
                 Section 262 of the Delaware General Corporation Law
   Annex XI   -- Form of Proxy of the Arcus Parties
   Annex XII  -- Form of Proxy of Iron Mountain

                       DEFINITION CROSS REFERENCE SHEET

     Set forth below is a list of certain defined terms used in this Proxy Statement and the page on which each such term is defined:




Defined Term                                    Page
--------------------------------------------- ---------
ACMs  .......................................     32
Acquisition Facility    .....................    123
ADS   .......................................     38
AGI   .......................................      i
AGI Board   .................................      i
AGI By-Laws    ..............................    129
AGI Certificate   ...........................    iii
AGI Charter Amendments  .....................    iii
AGI Common Stock  ...........................      i
AGI Equityholders    ........................     19
AGI Equity Value Per Share    ...............      5
AGI Initial Indebtedness Calculation   ......     13
AGI Preferred Stock  ........................    iii
AGI Proposals  ..............................    iii
AGI Stock Certificates  .....................     70
AGI Stockholders Meeting   ..................      i
AI    .......................................     27
Arcus Boards   ..............................      i
Arcus Entities    ...........................      i
Arcus Parties  ..............................      i
Arcus Principal Stockholders  ...............    vii
Arcus Proposals   ...........................    iii
Arcus Record Date    ........................      3
Arcus Stockholders Meetings   ...............      i
Articles of Merger   ........................     58
ASR   .......................................     40
ATIS  .......................................    111
ATSI  .......................................      i
ATSI Board  .................................      i
ATSI By-Laws   ..............................    129
ATSI Certificate  ...........................    129
ATSI Common Conversion Number    ............      6
ATSI Common Stock    ........................     i
ATSI Comparable Companies  ..................     47
ATSI Comparable Companies EBITDA
   Multiples   ..............................     47
ATSI Effective Time  ........................      4
ATSI Equity Value Per Share   ...............      6
ATSI LTM EBITDA   ...........................     47
ATSI 1997 EBITDA  ...........................     47
ATSI Offer LTM EBITDA Multiples  ............     47
ATSI Offer 1997 EBITDA Multiples    .........     47
ATSI Option Conversion Number    ............      8
ATSI Option Conversion Price  ...............      8
ATSI Optionees    ...........................     55
ATSI Plan Options    ........................      8


Defined Term                                    Page
--------------------------------------------- ---------
ATSI Primary Comparable Transactions   ......     47
ATSI Primary Comparable Transactions
   EBITDA Multiple   ........................     47
ATSI Pro Forma LTM EBITDA  ..................     47
ATSI Pro Forma 1997 EBITDA    ...............     47
ATSI Proposal  ..............................    iii
ATSI Reorganization  ........................    iii
ATSI Reorganization Agreement    ............    iii
ATSI Stockholders Meeting  ..................      i
ATSI Stock Option Plan  .....................      8
ATSI Warrant   ..............................     55
ATSI Warrant Conversion Number   ............      8
ATSI Warrant Conversion Price    ............      8
Baseline Assumptions    .....................      v
Bear Stearns   ..............................     19
Bear Stearns Opinion    .....................     19
Billable Employees   ........................    114
Certificate of Merger   .....................      9
Change of Control    ........................     31
Closing Date   ..............................     iv
Code  .......................................     17
Combined Escrow Holdback Amount  ............     83
Commission  .................................      1
Common Cash Amount   ........................      9
Common Cash Conversion Number    ............      9
Common Equity Value  ........................      9
Common Stock Amount  ........................      9
Common Stock Conversion Number   ............      9
Comparable Companies    .....................     52
Connected Corp.   ...........................    iii
Connected Stock   ...........................    iii
Credit Agreement  ...........................     29
Credit Agreement Amendment    ...............     29
Damson   ....................................      2
Damson Distribution  ........................      4
Damson Interest   ...........................      2
Damson Value   ..............................      4
DCF   .......................................     48
Delaware Court    ...........................    136
Designated Exercise Date   ..................     14
Determination Price  ........................     vi
Determination Time   ........................     iv
DGCL  .......................................     21
Dissenting Shares    ........................   viii
DLJ   .......................................     19
DLJ Opinion    ..............................     19

                                                    Page
                                                  ---------
EBITDA    .......................................      2
Effective Time  .................................      v
Eligible Warrants  ..............................     15
Environmental Laws    ...........................     32
Escrow Agent    .................................     vi
Escrow Agreement   ..............................     vi
Escrow Holdback Amount   ........................     82
Escrow Indemnity Funds   ........................     vi
Escrow Indemnity Period  ........................     82
Exchange Act    .................................      1
Exchange Agent  .................................     70
Exchange Common Consideration  ..................     vi
Exchange Merger Consideration  ..................     71
Exchange Option    ..............................     14
Exchange Preferred Consideration  ...............     vi
Excluded Acquisitions  ..........................     92
Exhibit Opinions   ..............................     85
Expense Fund    .................................    vii
Expenses  .......................................     78
Facility  .......................................    123
Final Net Indebtedness   ........................     13
Fully Diluted Common Equity Value    ............     10
Fully Diluted Common Shares    ..................     10
Fully Diluted Preferred Shares    ...............     10
HIMSCORP  .......................................     29
HSR Act   .......................................     43
Hudson    .......................................     38
Initial Distribution Date   .....................     17
Initial Public Offering  ........................     92
Iron Mountain   .................................      i
Iron Mountain Board   ...........................      i
Iron Mountain By-Laws    ........................     15
Iron Mountain Charter Amendments  ...............     iv
Iron Mountain Common Stock  .....................      i
Iron Mountain Comparable Companies   ............     48
Iron Mountain Comparable Multiples   ............     48
Iron Mountain Preferred Stock  ..................     iv
Iron Mountain Principal Stockholders    .........    vii
Iron Mountain Pro Forma Enterprise Value   ......     48
Iron Mountain Pro Forma LTM EBITDA   ............     48
Iron Mountain Pro Forma LTM Revenue  ............     48
Iron Mountain Record Date   .....................      3
Iron Mountain Restated Certificate   ............     31
Iron Mountain Stockholders Meeting   ............      i
Iron Mountain Transactions  .....................     92
Iron Mountain Voting Agreement    ...............    vii
Iron Mountain Warrant Purchase    ...............     15
IT  .............................................      2
LIBOR  ..........................................    127
Liquidation Preference Amendment  ...............    iii


Defined Term                                        Page
------------------------------------------------- ---------
LTM    ..........................................     47
Merger    .......................................     ii
Merger Agreement   ..............................     ii
Merger Agreement Claims  ........................     16
Minimum Exercise Number  ........................     14
Net Indebtedness   ..............................     10
Net Working Capital   ...........................     11
Net Working Capital Deficit    ..................     11
Net Working Capital Surplus    ..................     17
1996 Notes   ....................................     31
1997 EBITDA  ....................................     47
1997 Notes   ....................................     30
Nonvoting Common Stock   ........................    106
Note Indentures    ..............................     31
Notice of Intent   ..............................    138
NRS    ..........................................     21
Offer Enterprise Value   ........................     47
Option Exercise    ..............................     14
Other Transaction  ..............................     73
Pierce Leahy Corp. Comparable Multiples    ......     48
PIK Shares   ....................................    132
Precedent Transactions   ........................     53
Preferred Cash Amount    ........................     11
Preferred Cash Conversion Number  ...............      9
Preferred Equity Value   ........................     11
Preferred Stock Amount   ........................     11
Preferred Stock Conversion Number    ............      9
Proxy Statement    ..............................      i
Recent Acquisitions   ...........................      2
Registration Statement   ........................      1
Remaining Warrants    ...........................     56
Remaining Warrant Shares    .....................     56
Reorganization Agreements   .....................    iii
Reorganizations    ..............................    iii
Revolver  .......................................    123
Safesite  .......................................     47
Schooner  .......................................    vii
Section 92A.380    ..............................     22
Section 262  ....................................     21
Securities Act  .................................      1
Selling Warrantholders   ........................     vi
Service   .......................................     33
Share Price  ....................................     14
Stockholder Representative  .....................     vi
Stockholders' Agreement  ........................    vii
Surviving Corporation    ........................      9
Tax Opinions    .................................     85
Term A Loan  ....................................    123
Term B Loan  ....................................    123
Termination  ....................................     13

Defined Term                                     Page
---------------------------------------------- ---------
Termination Date   ...........................     77
Threshold Percentage  ........................     14
Total ATSI Equity Value  .....................      6
Total Consideration   ........................     11
Total Equity Consideration  ..................     11
Total Primary Equity Base   ..................     16
Total Tax Consideration  .....................     14
Total UAC Equity Value   .....................      5
Transactions    ..............................     ii
Transfer  ....................................     67
Transfer Restriction Period    ...............    vii
UAC    .......................................      i
UAC Acquisition    ...........................    111
UAC Articles    ..............................     ii
UAC Board    .................................      i
UAC By-Laws  .................................    129
UAC Charter Amendments   .....................    iii
UAC Common Conversion Number   ...............      5
UAC Common Stock   ...........................      i
UAC Effective Time    ........................      4
UAC Equity Value Per Share  ..................      5
UAC Option Conversion Number   ...............      8


Defined Term                                     Page
---------------------------------------------- ---------
UAC Option Conversion Price    ...............      8
UAC Plan Options   ...........................      8
UAC Preferred Equity Value  ..................      6
UAC Preferred Stock   ........................      i
UAC Proposals   ..............................     ii
UAC Reorganization    ........................     ii
UAC Reorganization Agreement   ...............     ii
UAC Stockholders Meeting    ..................      i
UAC Stock Option Plan    .....................      8
UAC Warrant Conversion Number  ...............      8
UAC Warrant Conversion Price   ...............      8
UAC Warrant Repurchases  .....................    iii
Unresolved Claim   ...........................     16
USTs   .......................................     32
Warrant Escrow Holdback Amount    ............     82
Warrant Escrow Indemnity Contribution   ......     vi
Warrantholders  ..............................    iii
Warrant Purchase Agreement  ..................     vi
Warrant Purchase Price   .....................     13
Warrants  ....................................    iii
Warrant Transmittal Letter  ..................     71
ZDC    .......................................     40

                             AVAILABLE INFORMATION

     Iron Mountain is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements, and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements, and other information concerning Iron Mountain can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Commission's Regional Offices at Seven World Trade Center, 13th Floor, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. The Commission maintains a site on the Internet's World Wide Web at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission, including Iron Mountain on and after August 14, 1996. In addition, reports, proxy statements and other information concerning Iron Mountain may also be inspected at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006.

     Iron Mountain has filed with the Commission a registration statement on Form S-4 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), covering the shares of Iron Mountain Common Stock issuable in connection with the Merger. This Proxy Statement, which also constitutes the Prospectus of Iron Mountain filed as part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits thereto, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement, which is available for inspection and copying as set forth above. Statements contained in this Proxy Statement as to the contents of any contract or other document referred to herein or therein are not necessarily complete (though to the extent of the provisions referred to herein, such statements are complete in all material respects), and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents, which have been filed by Iron Mountain with the Commission (File No. 0-27584), are incorporated herein by reference: (i) Annual Report on Form 10-K for the year ended December 31, 1996; (ii) Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997; (iii) Current Reports on Form 8-K dated June 25, 1997 (as amended on Form 8-K/A on August 26, 1997), October 1, 1997, October 16, 1997 (as amended on Form 8-K/A on November 10, 1997), October 30, 1997 and November 25, 1997; and (iv) Form 8-A Registration Statement dated January 18, 1996. In addition, the financial information contained in Iron Mountain's Registration Statement on Form S-4 (File No. 333-24635), filed with the Commission on April 4, 1997, as amended on May 7, 1997 and May 13, 1997, as made effective by the Commission on May 14, 1997, is incorporated herein by reference. All documents filed by Iron Mountain pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Proxy Statement and prior to the date of the Arcus Stockholders Meetings and the Iron Mountain Stockholders Meeting shall be deemed to be incorporated by reference into this Proxy Statement and to be a part hereof from the date any such document is filed.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained herein (or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement.

     Iron Mountain will provide without charge to each person to whom a copy of this Proxy Statement is delivered, upon written or oral request of such person, by first class mail or other equally prompt means within one business day of receipt of such request, a copy of any or all of the documents that are incorporated by reference herein, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to Iron Mountain Incorporated, 745 Atlantic Avenue, Boston, Massachusetts 02111, Attention: John F. Kenny, Jr., Executive Vice President and Chief Financial Officer. In order to ensure timely delivery of such documents, any request should be made before December 22, 1997.

                                    SUMMARY


     The following is a summary of certain information contained in this Proxy Statement. This summary is not intended to be complete and is qualified in its entirety by reference to the more detailed information set forth elsewhere in this Proxy Statement and its Annexes, all of which should be reviewed carefully.


The Companies

     Iron Mountain. Iron Mountain is America's largest records management company, as measured by its revenues. Iron Mountain is a national, full-service provider of records management and related services, enabling customers to outsource records management functions. Iron Mountain has a diversified customer base, which includes more than half of the Fortune 500 and numerous commercial, legal, banking, healthcare, accounting, insurance, entertainment and government organizations. Iron Mountain provides storage for all major media, including paper (the dominant form of records storage), computer disks and tapes, microfilm and microfiche, master audio and video tapes, film and optical disks, X-rays and blueprints. Iron Mountain's principal services provided to its storage customers include courier pick-up and delivery, filing, retrieval and destruction of records, database management, customized reporting and disaster recovery support. Iron Mountain also sells storage materials and provides consulting, facilities management and other outsourcing services. As of November 20, 1997, giving effect to the Merger, Iron Mountain managed over 50,000 customer accounts and operated 220 records management facilities in 52 markets. For the nine months ended September 30, 1997, giving pro forma effect to Iron Mountain's acquisitions since January 1, 1996 ("Recent Acquisitions") and to the Merger, Iron Mountain had revenues of $265.3 million and earnings before interest, taxes, depreciation, amortization and extraordinary items ("EBITDA") of $65.4 million, after adjustments for certain anticipated cost reductions from the integration of Iron Mountain's Recent Acquisitions and the Merger.

     The principal executive offices of Iron Mountain are located at 745 Atlantic Avenue, Boston, Massachusetts 02111. Its telephone number is (617) 357-4455.

     The Arcus Entities. ATSI, together with its direct and indirect subsidiaries (which, for purposes of the description of the business of ATSI, shall be included in the defined term "ATSI") is, in management's belief, the leading national provider of secure off-site computer data protection services (the management of electronic records) and is a growing provider of information technology ("IT") staffing services. ATSI has a diversified customer base, including financial and educational institutions, law firms, accounting firms, service organizations, retail businesses, manufacturing companies, governmental entities and other organizations. ATSI has provided storage and rotation of duplicate or back-up computer data for more than 25 years and has performed over 100 disaster recoveries and 8,000 disaster recovery tests through a network of 31 data protection facilities located throughout the United States and one facility located in the United Kingdom. ATSI serves approximately 6,500 data protection accounts. In addition to regular storage and rotation of a customer's data, in the event of a disaster, ATSI transports the duplicate data to an alternative data processing location, often referred to as a "hot site." Additionally, ATSI performs tape library relocation for its customers, provides automated computer data backup and retrieval using telephone lines and the Internet, sells data products to its customers and performs other services. ATSI also provides temporary and permanent personnel for the computer operations and technical development needs of its customers. Currently, approximately 250 IT staffing customers are being served from 13 different offices nationally. ATSI had revenue and EBITDA of $69.0 million and $11.0 million, respectively, for the nine months ended September 30, 1997 and, giving pro forma effect to ATSI's 1997 acquisition, $74.6 million and $11.4 million, respectively.

     Currently, 81.3% of the outstanding ATSI Common Stock (without giving effect to the ATSI Warrant and options to acquire shares of ATSI Common Stock) is owned by UAC, which is a holding company with no activities other than the ownership of (i) ATSI Common Stock, (ii) approximately $7.3 million in cash as of September 30, 1997 and (iii) the Connected Stock; and 80% of the outstanding UAC Common Stock (without giving effect to the Warrants and options to acquire shares of UAC Common Stock) is owned by AGI, which is a holding company with no activities other than the ownership of (i) UAC Common Stock, (ii) approximately $4.0 million in cash as of September 30, 1997 and (iii) a 57% limited partnership interest (the "Damson Interest") in Damson East Texas Partners, L.P. ("Damson").

     Each of the Arcus Parties' principal office is located at 667 Madison Avenue, 25th Floor, New York, New York 10021-8029, and the telephone number is
(212) 935-5678.


The Arcus Stockholders Meetings

     Each of the Arcus Stockholders Meetings will be held at the offices of Sullivan & Worcester LLP located at One Post Office Square, Boston, Massachusetts 02109 on January 5, 1998, beginning at 10:00 a.m. local time.

     The purpose of the UAC Stockholders Meeting is for holders of UAC Common Stock and holders of UAC Preferred Stock to consider and vote upon the UAC Proposals and, in the case of the UAC Preferred Stock, the UAC Warrant Repurchases and the ATSI Reorganization Agreement. The purpose of the ATSI Stockholders Meeting is for holders of ATSI Common Stock to consider and vote upon the ATSI Proposal. The purpose of the AGI Stockholders Meeting is for holders of AGI Common Stock to consider and vote upon the AGI Proposals. The Arcus Parties do not expect their principal accountants for the present year and the most recently completed fiscal year to be present at the Arcus Stockholders Meetings and, therefore, they will not have the opportunity to make a statement.

     The close of business on November 20, 1997 will be the record date for the determination of stockholders entitled to notice of, and to vote at, the UAC Stockholders Meeting, the ATSI Stockholders Meeting and the AGI Stockholders Meeting (the "Arcus Record Date"). Accordingly, each holder of record of UAC Common Stock, UAC Preferred Stock, ATSI Common Stock or AGI Common Stock at the close of business on the Arcus Record Date is entitled to one vote for each share then held on each matter submitted to a vote of such stockholders. At the Arcus Record Date, there were 1,000,001 shares of UAC Common Stock outstanding, 27,396 shares of UAC Preferred Stock outstanding, 3,325,229 shares of ATSI Common Stock outstanding, and 11,426,525 shares of AGI Common Stock outstanding. The presence in person or by proxy of a majority of the shares entitled to vote as of the Arcus Record Date at each Arcus Stockholders Meeting is required to constitute a quorum for the transaction of business at each such meeting.

     The UAC Proposals must be approved and adopted by holders of a majority of the outstanding shares of UAC Common Stock and holders of 66-2/3% of the outstanding shares of UAC Preferred Stock voting as separate classes. In addition, the UAC Warrant Repurchases and the ATSI Reorganization Agreement must be approved and adopted by holders of 66-2/3% of the outstanding shares of UAC Preferred Stock. The ATSI Proposal must be approved and adopted by holders of a majority of the outstanding shares of ATSI Common Stock. The AGI Proposals must be approved and adopted by holders of a majority of the outstanding shares of AGI Common Stock. Neither stockholders of UAC nor ATSI will be asked to approve the Merger Agreement or the Merger, because such stockholders will not be stockholders of record of AGI on the Arcus Record Date. Therefore, stockholders of UAC or ATSI who oppose the Merger Agreement or the Merger should vote against the UAC Proposals or ATSI Proposal, as applicable.

     Pursuant to the terms of the Stockholders' Agreement, the Arcus Principal Stockholders have agreed to vote their shares of stock of the Arcus Parties in favor of the Arcus Proposals, including the Merger. As the Arcus Principal Stockholders possess, directly or indirectly, approximately 72%, 99%, 96% and 81% of the voting power of the AGI Common Stock, the UAC Common Stock, the UAC Preferred Stock and the ATSI Common Stock outstanding, respectively, stockholder approval of the Arcus Proposals, including the Merger, is assured.


The Iron Mountain Stockholders Meeting

     The Iron Mountain Stockholders Meeting will be held at the offices of Sullivan & Worcester LLP located at One Post Office Square, Boston, Massachusetts 02109 on January 5, 1998, beginning at 10:00 a.m. local time. The purpose of the Iron Mountain Stockholders Meeting is to consider and vote upon the Merger Agreement and the Iron Mountain Charter Amendments.

     The record date for the Iron Mountain Stockholders Meeting is November 28, 1997 (the "Iron Mountain Record Date"). Accordingly, holders of record of Iron Mountain Common Stock as of the Iron Mountain Record Date will be entitled to notice of, and to vote at, the Iron Mountain Stockholders Meeting. The presence in person or by proxy of a majority of shares entitled to vote as of the Iron Mountain Record Date is required to constitute a quorum for the transaction of business at the Iron Mountain Stockholders Meeting. The Merger Agreement must be approved and adopted by holders of a majority of the outstanding shares of Iron Mountain Common Stock entitled to vote at the Iron Mountain Stockholders Meeting and each Iron Mountain Charter Amendment must be approved and adopted by holders of 66-2/3% of the outstanding shares of Iron Mountain Common Stock. The additional shares of Iron Mountain Common Stock and Iron Mountain Preferred Stock to be authorized pursuant to the Iron Mountain Charter Amendments are not necessary to consummate the Merger. Accordingly, approval of the Iron Mountain Charter Amendments is not a condition to the Merger. Pursuant to the terms of the Iron Mountain Voting Agreement, the Iron Mountain Principal Stockholders have agreed to vote their shares of Iron Mountain Common Stock, representing approximately 36.0% of the Iron Mountain Common Stock outstanding, in favor of the Merger. See "Ancillary Agreements--Iron Mountain Voting Agreement." Iron Mountain does not expect their principal accountants for the present year and the most recently completed fiscal year to be present at the Iron Mountain Stockholders Meeting and, therefore, they will not have the opportunity to make a statement.


The Reorganizations and the Other Arcus Proposals

     General. Subject to the approval of the Arcus Proposals and of the Merger Agreement by Iron Mountain's stockholders and to the terms and conditions of the Merger Agreement, the Reorganization Agreements and related ancillary documents, the following actions will take place immediately prior to the Effective Time. The Reorganizations and the transactions contemplated thereby (including, without limitation, the Iron Mountain Warrant Purchase, the UAC Warrant Repurchases, the UAC Charter Amendments and the AGI Charter Amendments) are conditioned upon a contemporaneous closing of the Merger, and the Merger is conditioned on the Reorganizations and such other transactions being consummated immediately prior to the Effective Time. Accordingly, none of the Reorganizations, the transactions contemplated thereby or the Merger will be consummated unless all such transactions are consummated.

     As the first element of the transactions contemplated by the Reorganizations, Iron Mountain will consummate the Iron Mountain Warrant Purchase. See "The Reorganizations and Other Arcus Proposals--Iron Mountain Warrant Purchase." Following the Iron Mountain Warrant Purchase (and after the UAC Charter Amendments), UAC will consummate the UAC Warrant Repurchases.

     UAC and AGI will effectuate the UAC Charter Amendments and AGI Charter Amendments, respectively, in order to facilitate the Reorganizations and the Merger. Pursuant to the UAC Reorganization Agreement, UAC will be merged with and into AGI, with AGI continuing as the surviving corporation. As result of the UAC Reorganization, the separate corporate existence of UAC will cease. Subject to the terms and conditions of the Merger Agreement and the UAC Reorganization Agreement, the closing of the transactions contemplated thereby will take place as promptly as practicable (and in any event within five days) after the date on which the last of the conditions set forth in the Merger Agreement is fulfilled or waived, other than conditions requiring deliveries at the closing, unless another date is agreed to by Iron Mountain and AGI. The UAC Reorganization will become effective on the date and at the time when the UAC Reorganization Agreement is made effective in accordance with applicable law (the "UAC Effective Time").

     Immediately after giving effect to the UAC Proposals (including the UAC Reorganization) and the UAC Warrant Repurchases, ATSI will be merged with and into AGI, with AGI continuing as the surviving corporation. As a result of the ATSI Reorganization, the separate corporate existence of ATSI will cease. Subject to the terms and conditions of the Merger Agreement and the ATSI Reorganization Agreement, the closing of the transactions contemplated thereby will take place immediately following the UAC Effective Time. The ATSI Reorganization will become effective on the date and at the time when the ATSI Reorganization Agreement is made effective in accordance with applicable law (the "ATSI Effective Time").

     Finally, after giving effect to the UAC Proposals and ATSI Proposal (including the Reorganizations), AGI will distribute the Damson Interest (the "Damson Distribution"), valued by AGI at its fair value (the "Damson Value"), to the holders of AGI Preferred Stock on a pro rata basis, subject to certain consents under the Damson partnership agreement. As a result of the Damson Distribution, the aggregate liquidation preference of the AGI Preferred Stock will be reduced by an amount equal to the Damson Value. In lieu of effecting the Damson Distribution, AGI may sell the Damson Interest to a third party prior to the Effective Time, in which case the consideration paid to AGI will be applied in the Reorganizations, as described under "The Reorganizations and the Other Arcus Proposals," or may contribute the Damson Interest to a trust or other special purpose entity for the benefit of the holders of AGI Common Stock (prior to giving effect to the Reorganizations), to be held pending disposition of such Damson Interest.

     Conversion of UAC Stock. Upon consummation of the UAC Reorganization, after giving effect to the UAC Warrant Repurchases, (i) each share of AGI Common Stock issued and outstanding immediately prior to the UAC

Effective Time (other than Dissenting Shares) shall continue to remain outstanding, (ii) each share of UAC Preferred Stock issued and outstanding immediately prior to the UAC Effective Time (other than Dissenting Shares) will be converted automatically into one share of AGI Preferred Stock with the same rights, preferences and privileges as applicable to UAC Preferred Stock after giving effect to the UAC Charter Amendments and the AGI Charter Amendments and
(iii) each share of UAC Common Stock issued and outstanding immediately prior to the UAC Effective Time (other than shares owned of record by AGI, which shall be canceled, and other than Dissenting Shares) will be converted automatically into the UAC Common Conversion Number of shares of AGI Common Stock in accordance with the following conversion formula:


"UAC Common Conversion Number" equals:                      UAC Equity Value Per Share
                                                     ----------------------------------------
                                                             AGI Equity Value Per Share
Related Definitions:

"Determination Time" equals:              the time on the Closing Date immediately prior to the Iron
                                          Mountain Warrant Purchase, the UAC Warrant
                                          Repurchases and the Reorganizations

"Total UAC Equity Value" equals:          the total common equity value of UAC at the Determination
                                          Time as determined in good faith by UAC based on (i) the
                                          Total ATSI Equity Value, (ii) the number of fully diluted
                                          shares of ATSI Common Stock outstanding as of the
                                          Determination Time (assuming the exercise of all warrants
                                          and options to acquire shares of ATSI Common Stock) and
                                          the number of such shares held by UAC, (iii) cash and cash equivalents held by UAC (assuming the deemed exercise of
                                          all outstanding Warrants and options to acquire shares of
                                          UAC Common Stock), (iv) the value of the Connected Stock
                                          as of the Determination Time, and (v) the UAC Preferred
                                          Equity Value as of the Determination Time (but after giving effect to the Liquidation Preference Amendment)

"UAC Equity Value Per Share" equals:      the quotient obtained by dividing (a) the Total UAC Equity
                                          Value by (b) the sum of (i) the total number of shares of UAC
                                          Common Stock issued and outstanding at the Determination
                                          Time, plus (ii) the total number of shares of UAC Common
                                          Stock which, at the Determination Time, may be issued
                                          pursuant to options to purchase or otherwise acquire shares of UAC Common Stock, whether or not such options are
                                          immediately exercisable, plus (iii) the total number of shares of UAC Common Stock which, at the Determination Time,
                                          may be issued pursuant to the Warrants, whether or not the
                                          Warrants are immediately exercisable

"AGI Equity Value Per Share" equals:      the quotient obtained by dividing (a) the total common equity value of AGI at the Determination Time as determined in
                                          good faith by AGI based on (i) the Total UAC Equity Value,
                                          (ii) the number of fully diluted shares of UAC Common
                                          Stock as of the Determination Time (assuming the exercise
                                          of the Warrants and outstanding options to acquire shares of
                                          UAC Common Stock) and the number of such shares held
                                          by AGI, (iii) the cash and cash equivalents of AGI and (iv)
                                          the Damson Value as of the Determination Time by (b) the
                                          total number of shares of AGI Common Stock issued and
                                          outstanding as of the Determination Time

"UAC Preferred Equity Value" equals:     the aggregate liquidation preference, as of any time of
                                         determination, of the UAC Preferred Stock, calculated in
                                         accordance with the UAC Articles

     The following table gives examples calculating the number of shares of AGI Common Stock that would be received by holders of shares of UAC Common Stock, at different, hypothetical values for the UAC Equity Value Per Share and the AGI Equity Value Per Share assuming items (i) and (iv) of the Baseline Assumptions and that the number of shares of UAC Common Stock equals 1,000,001, the number of shares of UAC Preferred Stock, giving effect to the payment of payment-in-kind dividends from November 20, 1997 through December 31, 1997, equals 27,623, the number of shares of AGI Common Stock equals 11,426,525, and the number of shares of ATSI Common Stock equals 3,325,229 (in each case, the outstanding shares as of November 20, 1997, before giving effect to the Iron Mountain Warrant Purchase, the UAC Warrant Repurchases and the UAC Reorganization).


                                                                          UAC Common
       Assumed                                                        Conversion Number
   Number of Shares                                                 (shares of AGI Common
 of UAC Common Stock           Assumed             Assumed              Stock to which
held by a hypothetical       UAC Equity          AGI Equity        hypothetical stockholder
     stockholder           Value Per Share     Value Per Share        would be entitled)
------------------------   -----------------   -----------------   -------------------------
             81                 $32.02               $2.61                     993.72
         10,000                 $32.02               $2.61                 122,681.99
        800,000                 $32.02               $2.61               9,814,559.38

             81                 $33.70               $2.73                   1,000.00
         10,000                 $33.70               $2.73                 123,443.22
        800,000                 $33.70               $2.73               9,875,457.87

             81                 $35.39               $2.85                   1,005.82
         10,000                 $35.39               $2.85                 124,175.44
        800,000                 $35.39               $2.85               9,934,035.09

     Conversion of ATSI Common Stock. Upon consummation of the ATSI Reorganization, each share of AGI Common Stock and AGI Preferred Stock issued and outstanding immediately prior to the ATSI Effective Time (other than, as to AGI Common Stock outstanding prior to the UAC Effective Time, Dissenting Shares) shall continue to remain outstanding, and each share of ATSI Common Stock issued and outstanding immediately prior to the ATSI Effective Time (other than shares owned of record by AGI (as successor by merger to UAC), which shall be canceled, and other than Dissenting Shares) will be converted automatically into the ATSI Common Conversion Number of shares of AGI Common Stock in accordance with the following conversion formula:

"ATSI Common Conversion Number" equals:                       ATSI Equity Value Per Share
                                                       ----------------------------------------
                                                              AGI Equity Value Per Share
Related Definitions:

"Determination Time" equals:                the time on the Closing Date immediately prior to the Iron
                                            Mountain Warrant Purchase, the UAC Warrant Repurchases
                                            and the Reorganizations

"Total ATSI Equity Value" equals:           the total common equity value of ATSI at the Determination
                                            Time as determined in good faith by ATSI based on the (i)
                                            Total Consideration to be paid by Iron Mountain in the
                                            Merger, and (ii) the Net Indebtedness as of the Determination
                                            Time (excluding cash and cash equivalents held by AGI and
                                            UAC, but assuming the deemed exercise of all outstanding
                                            warrants and options to acquire shares of ATSI Common
                                            Stock) as of the Determination Time

"ATSI Equity Value Per Share" equals:       the quotient obtained by dividing (a) the Total ATSI Equity
                                            Value by (b) the sum of (i) the total number of shares of ATSI
                                            Common Stock issued and outstanding at the Determination

                                         Time, plus (ii) the total number of shares of ATSI Common
                                         Stock which, as of the Determination Time, may be issued
                                         pursuant to options to purchase or otherwise acquire shares of ATSI Common Stock, whether or not such options are
                                         vested or immediately exercisable, plus (iii) the total
                                         number of shares of ATSI Common Stock which, as of the
                                         Determination Time, may be issued pursuant to warrants to
                                         purchase or otherwise acquire shares of ATSI Common
                                         Stock, whether or not such warrants are immediately
                                         exercisable

"AGI Equity Value Per Share" equals:     the quotient obtained by dividing (a) the total common equity value of AGI at the Determination Time as determined in good faith by AGI based on (i) the Total UAC Equity Value, (ii) the number of fully diluted shares of UAC Common Stock as of
                                         the Determination Time (assuming the exercise of the
                                         Warrants and outstanding options to acquire shares of UAC
                                         Common Stock) and the number of such shares held by AGI,
                                         (iii) the cash and cash equivalents of AGI and (iv) the Damson
                                         Value as of the Determination Time by (b) the total number of shares of AGI Common Stock issued and outstanding as of the Determination Time

     The following table gives examples calculating the number of shares of AGI Common Stock that would be received by holders of shares of ATSI Common Stock, at different, hypothetical values for the ATSI Equity Value Per Share and the AGI Equity Value Per Share assuming items (i) and (iv) of the Baseline Assumptions and that the number of shares of UAC Common Stock equals 1,000,001, the number of shares of UAC Preferred Stock, giving effect to the payment of payment-in-kind dividends from November 20, 1997 through December 31, 1997, equals 27,623, the number of shares of ATSI Common Stock equals 3,325,229 and the number of shares of AGI Common Stock equals 11,426,525 (in each case, the outstanding shares as of November 20, 1997 before giving effect to the Iron Mountain Warrant Purchase, the UAC Warrant Repurchases and the UAC Reorganization).


                                                                         ATSI Common
       Assumed                                                        Conversion Number
   Number of Shares                                                 (shares of AGI Common
 of ATSI Common Stock          Assumed             Assumed              Stock to which
held by a hypothetical       ATSI Equity         AGI Equity        hypothetical stockholder
     stockholder           Value Per Share     Value Per Share        would be entitled)
------------------------   -----------------   -----------------   -------------------------
              86                $30.15               $2.62                      989.66
          80,000                $30.15               $2.62                  920,610.69
       2,000,000                $30.15               $2.62               23,015,267.18
              86                $31.74               $2.73                    1,000.00
          80,000                $31.74               $2.73                  930,109.89
       2,000,000                $31.74               $2.73               23,252,747.26
              86                $33.33               $2.84                    1,009.29
          80,000                $33.33               $2.84                  938,873.24
       2,000,000                $33.33               $2.84               23,471,830.98

     Delivery of Certificates; Letter of Transmittal. Detailed instructions with regard to the surrender of stock certificates, together with a letter of transmittal, will be forwarded to stockholders of the Arcus Parties by the Exchange Agent promptly following the Effective Date. Stockholders should not submit their certificates to Iron Mountain, the Arcus Parties or the Exchange Agent until they have received such materials. STOCKHOLDERS SHOULD NOT SEND ANY SHARE CERTIFICATES AT THIS TIME.

     Treatment of Options and Warrants in the Reorganizations. Each option security to acquire shares of UAC Common Stock granted under the UAC 1995 Stock Option Plan (the "UAC Stock Option Plan") that is outstanding at the UAC Effective Time ("UAC Plan Options") will automatically be converted into an option to purchase the UAC Option Conversion Number of shares of AGI Common Stock at the UAC Option Conversion Price and otherwise on the same terms and conditions as set forth in the UAC Stock Option Plan (as the same may be amended in accordance with the request of Iron Mountain, as more fully set forth below under "The Merger Agreement--Treatment of Options and Warrants"). At the UAC Effective Time, AGI will assume all obligations of UAC under the UAC Stock Option Plan with respect to the UAC Plan Options or portions thereof granted pursuant to the UAC Stock Option Plan. The "UAC Option Conversion Number" equals (a) the UAC Equity Value Per Share multiplied by the total number of shares for which the option in question may be exercised at the UAC Effective Time (whether or not such option is immediately exercisable) divided by (b) the AGI Equity Value Per Share. The "UAC Option Conversion Price" equals
(i) the per share price for which the option in question may be exercised at the UAC Effective Time (whether or not such option is immediately exercisable) multiplied by the AGI Equity Value Per Share divided by (ii) the UAC Equity Value Per Share.

     Each option security to acquire shares of ATSI Common Stock granted under the UAC Holdings Corporation (now known as ATSI) 1995 Stock Option Plan (the "ATSI Stock Option Plan") that is outstanding at the ATSI Effective Time ("ATSI Plan Options") will automatically be converted into an option to purchase the ATSI Option Conversion Number of shares of AGI Common Stock at the ATSI Option Conversion Price and otherwise on the same terms and conditions as set forth in the ATSI Stock Option Plan (as the same may be amended in accordance with the request of Iron Mountain, as more fully set forth below under "The Merger Agreement--Treatment of Options and Warrants"). At the ATSI Effective Time, AGI will assume all obligations of ATSI under the ATSI Stock Option Plan with respect to ATSI Plan Options or portions thereof granted pursuant to the ATSI Stock Option Plan. The "ATSI Option Conversion Number" equals (a) the ATSI Equity Value Per Share multiplied by the total number of shares for which the option in question may be exercised at the ATSI Effective Time (whether or not such option is vested and whether or not such option is immediately exercisable) divided by (b) the AGI Equity Value Per Share. The "ATSI Option Conversion Price" equals (i) the per share price for which the option in question may be exercised as of the ATSI Effective Time (whether or not such option is vested and whether or not such option is immediately exercisable) multiplied by the AGI Equity Value Per Share divided by (ii) the ATSI Equity Value Per Share.

     Each Warrant to purchase shares of UAC Common Stock that is outstanding at the UAC Effective Time shall be converted into and become a warrant to purchase the UAC Warrant Conversion Number of shares of AGI Common Stock at the UAC Warrant Conversion Price and otherwise upon the same terms and subject to the same conditions as set forth in the agreement pursuant to which the Warrant in question was issued. At the UAC Effective Time, AGI will assume all obligations of UAC under the agreements pursuant to which any outstanding Warrants were issued. The "UAC Warrant Conversion Number" equals (a) the UAC Equity Value Per Share multiplied by the total number of shares for which the Warrant in question may be exercised (whether or not such Warrant is immediately exercisable) divided by (b) the AGI Equity Value Per Share. The "UAC Warrant Conversion Price" equals the per share price for which the Warrant in question may be exercised at the UAC Effective Time (whether or not such Warrant is immediately exercisable) multiplied by the AGI Equity Value Per Share, divided by the UAC Equity Value Per Share.

     Each warrant to purchase shares of ATSI Common Stock that is outstanding at the ATSI Effective Time shall be converted into and become a warrant to purchase the ATSI Warrant Conversion Number of shares of AGI Common Stock at the ATSI Warrant Conversion Price and otherwise upon the same terms and subject to the same conditions set forth in the agreement pursuant to which the warrant in question was issued. At the ATSI Effective Time, AGI will assume all obligations of ATSI under the agreements pursuant to which any outstanding ATSI warrants were issued. The "ATSI Warrant Conversion Number" equals (a) the ATSI Equity Value Per Share less the exercise price of such warrant multiplied by
(b) the total number of shares for which the warrant in question may be exercised (whether or not such warrant is immediately exercisable) divided by
(c) the AGI Equity Value Per Share. The "ATSI Warrant Conversion Price" equals one hundredth of one cent ($0.0001) per underlying share of AGI Common Stock.

The Merger

     General. At the Effective Time, after giving effect to the Reorganizations and the Damson Distribution, AGI will be merged with and into Iron Mountain, with Iron Mountain continuing as the surviving corporation (the "Surviving Corporation"). As a result of the Merger, the separate corporate existence of AGI will cease. Subject to the terms and conditions of the Merger Agreement, the closing of the transactions contemplated thereby will take place as promptly as practicable (and in any event within five days) after the date on which the last of the conditions set forth in the Merger Agreement is fulfilled or waived, other than conditions requiring deliveries at the closing, unless another date is agreed to by Iron Mountain and AGI. The Merger will become effective at the Effective Time, which will be the time at which a certificate of merger (the "Certificate of Merger") is filed with the Secretary of State of the State of Delaware, or such time thereafter as is provided in the Certificate of Merger, but in no event more than 90 days after the filing of the Certificate of Merger.

     Conversion of AGI Stock. Upon consummation of the Merger, each share of AGI Common Stock and AGI Preferred Stock issued and outstanding immediately prior to the Effective Time (including, without limitation, each such share issued as a result of the Reorganizations) will be converted into the right to receive, subject to certain indemnification and expense provisions in the Merger Agreement and other potential adjustments as described below, shares of Iron Mountain Common Stock and cash in accordance with the following conversion formulas:



Formulas:
                                                                       Common Stock Amount
"Common Stock Conversion Number" equals:                     ----------------------------------------
                                                                   Fully Diluted Common Shares

                                                                      Preferred Stock Amount
"Preferred Stock Conversion Number" equals:                  ----------------------------------------
                                                                  Fully Diluted Preferred Shares

                                                                        Common Cash Amount
"Common Cash Conversion Number" equals:                      ----------------------------------------
                                                                  Fully Diluted Common Shares

                                                                      Preferred Cash Amount
"Preferred Cash Conversion Number" equals:                   ----------------------------------------
                                                                  Fully Diluted Preferred Shares
Related Definitions:

"Common Cash Amount" equals:                   Fully Diluted Common Equity Value times 58%

"Common Equity Value" equals:                  Total Equity Consideration minus Preferred Equity Value

                                                           Fully Diluted Common Equity Value times 42%
"Common Stock Amount" equals:                               ----------------------------------------
                                                                       Determination Price

"Determination Price" equals:                  the average closing price per share of Iron Mountain Common
                                               Stock for the period of 20 trading days ending on the third trading day prior to (and not including) the Closing Date;
                                               provided, however, that if the average closing price per share for such period is less than $29.00, the Determination Price shall be $29.00, and if the average closing price per share for such period is greater than $36.00, the Determination Price shall be
                                               $36.00. The Determination Price calculated using the above-
                                               described formula for the 20-trading day period ending on
                                               November 20, 1997 was $36.00 (the actual average closing
                                               price per share for such period was $37.82)

"Fully Diluted Common Equity Value" equals:     the sum of (i) the Common Equity Value, (ii) the aggregate exercise price of all option securities to acquire shares of AGI
                                                Common Stock (whether vested or unvested) as of the Effective
                                                Time, and (iii) the aggregate exercise price of all warrants which are outstanding as of the Effective Time

"Fully Diluted Common Shares" equals:           the sum of (i) the number of shares of AGI Common Stock
                                                issued and outstanding immediately prior to the Merger after giving effect to the Arcus Proposals, including the
                                                Reorganizations, (ii) the number of shares of AGI Common
                                                Stock which would have been issued as a result of the
                                                Reorganizations or remained outstanding in respect of any
                                                Dissenting Shares, (iii) the number of shares of AGI
                                                Common Stock which may be issued pursuant to option
                                                securities (whether vested or unvested) outstanding as of the
                                                Effective Time after giving effect to the Reorganizations, and
                                                (iv) the number of shares of AGI Common Stock which may
                                                be issued pursuant to warrants to purchase AGI Common
                                                Stock which are outstanding as of the Effective Time after giving effect to the Reorganizations

"Fully Diluted Preferred Shares" equals:        the sum of (i) the number of shares of AGI Preferred Stock issued and outstanding immediately prior to the Merger after giving effect to the Arcus Proposals, including the
                                                Reorganizations and (ii) the number of shares of AGI
                                                Preferred Stock which would have been issued as a result of the UAC Reorganization in respect of any holder of UAC
                                                Preferred Stock that exercised appraisal rights

"Net Indebtedness" equals:                      the difference of (A) the sum of (a) any Net Working Capital
                                                Deficit, (b) all obligations, contingent or otherwise, (i) in respect of borrowed money, notes or similar interests, (ii) under leases which are capitalized on the consolidated balance sheet of the
                                                Arcus Entities, (iii) in respect of the deferred purchase price of property (excluding certain amounts payable in connection with a past acquisition) and (iv) in respect of any deferred
                                                compensation plan or arrangement (other than any 401(k) plan)
                                                and all guarantees, endorsements and other contingent
                                                obligations of the type referred to in this clause (b) of others,
                                                (c) the aggregate full amount of all installment sales amounts, contingent payments or "earnouts" that an Arcus Entity may be required to pay under any agreement pursuant to which such
                                                Arcus Entity acquired the outstanding capital stock or assets of another person (other than certain delineated contingent
                                                payments in connection with certain past acquisitions), and
                                                (d) accrued interest to the date of the Merger in respect of indebtedness of the Arcus Entities and all fees, expenses and other amounts (including so-called "breakage" amounts) due in connection with the prepayment in full of such indebtedness which will be prepaid at Closing, minus (B) (i) cash and cash equivalents, (ii) certain amounts owing to the Arcus Entities in an amount not to exceed $176,000 and (iii) obligations under performance bonds and reimbursement obligations under
                                                letters of credit

"Net Working Capital" equals:             the sum of accounts receivable (less allowance for doubtful accounts), inventory and prepaid expenses and other current assets (excluding cash, notes receivable and deferred income taxes) of ATSI, minus the sum of deferred revenue, state
                                          income taxes payable, accounts payable, accrued payroll and other accrued liabilities (including reserves but excluding amounts due to parent, deferred compensation and liabilities related to debt, including, without limitation, accrued
                                          interest) of ATSI; provided, however, that (a) any effect on
                                          Net Working Capital resulting from the exercise of any
                                          option securities between June 30, 1997 and the Effective
                                          Time will be excluded from the calculation thereof and (b)
                                          expenses of the Arcus Parties in respect of the transactions contemplated by the Reorganization Agreements and the
                                          Merger Agreement will not be included in calculating Net
                                          Working Capital

"Net Working Capital Deficit" equals:     the excess, if any, of (x) Net Working Capital as derived from
                                          ATSI's financial statements at June 30, 1997 (which amount equals $4,986,429), over (y) Net Working Capital
                                          immediately prior to the ATSI Reorganization

"Preferred Cash Amount" equals:           Preferred Equity Value times 5%

"Preferred Equity Value" equals:          the aggregate liquidation preference of AGI Preferred Stock, calculated in accordance with the Amended and Restated
                                          Certificate of Incorporation of AGI (including in respect of shares of UAC Preferred Stock which are Dissenting Shares and after giving effect to the Liquidation Preference Amendment)

"Preferred Stock Amount" equals:                          Preferred Equity Value times 95%
                                                      ----------------------------------------
                                                                Determination Price

"Total Consideration" equals:             $160 million

"Total Equity Consideration" equals:      Total Consideration minus Net Indebtedness

     The following tables give examples calculating the Merger consideration at the floor and the ceiling of the Determination Price, assuming (i) the Baseline Assumptions (other than the Determination Price equaling $36.00) and (ii) that the number of shares of AGI Common Stock outstanding equals 21.2 million and the number of shares of AGI Preferred Stock outstanding equals 27,623 (the number estimated to be outstanding (after giving effect to the payment of payment-in-kind dividends from November 20, 1997 through December 31, 1997) on December 31, 1997) (in each case giving effect to the Arcus Proposals, other than the Merger, as if they had been consummated on November 20, 1997 and based on the number of shares of AGI Common Stock, UAC Common Stock, UAC Preferred Stock and ATSI Common Stock and options and warrants to acquire shares of UAC Common Stock and ATSI Common Stock outstanding on November 20, 1997). For each Determination Price listed, the tables illustrate the Common Stock Conversion Number, the Common Cash Conversion Number, the Preferred Stock Conversion Number and the Preferred Cash Conversion Number. For purposes of illustration, if the Net Indebtedness were reduced by $1.0 million, the Common Stock Conversion Number would be .0398 and .0321 at the Determination Prices of $29.00 and $36.00, respectively, the Common Cash Conversion Number would be $1.59 and the Preferred Stock Conversion Number and Preferred Cash Conversion Number would not change.

                               AGI Common Stock:


                                                                              Cash and Shares of Iron
                  Common Stock Conversion                                     Mountain Common Stock to
                   Number (shares of Iron                                    be received by Hypothetical
                   Mountain Common Stock       Common Cash Conversion         Stockholder owning 1,000
Determination          per share of           Number (cash per share of              shares of
    Price            AGI Common Stock)            AGI Common Stock)               AGI Common Stock
---------------   -------------------------   ---------------------------   ----------------------------
    $29.00                .0396                         $1.58               $1,597.40 cash (including
                                                                               $17.40 in lieu of a
                                                                                fractional share)
                                                                                    39 shares

    $36.00                .0319                         $1.58               $1,612.40 cash (including
                                                                                $32.40 in lieu of a
                                                                                 fractional share)
                                                                                     31 shares

AGI Preferred Stock:


                                                                                 Cash and Shares of Iron
                  Preferred Stock Conversion                                     Mountain Common Stock to
                    Number (shares of Iron                                      be received by Hypothetical
                    Mountain Common Stock        Preferred Cash Conversion          Stockholder owning
Determination          per share of AGI          Number (cash per share of           1,000 shares of
    Price              Preferred Stock)            AGI Preferred Stock)            AGI Preferred Stock
---------------   ----------------------------   ---------------------------   ----------------------------
    $29.00                31.9745                         $48.80               $48,814.50 cash (including
                                                                                  $14.50 in lieu of a
                                                                                   fractional share)
                                                                                     31,974 shares

    $36.00                25.7572                         $48.80               $48,807.20 cash (including
                                                                                    $7.20 in lieu of a
                                                                                    fractional share)
                                                                                      25,757 shares

Based on the foregoing assumptions and based on the assumption that the Determination Price is $36.00 and the market value per share of Iron Mountain Common Stock at the Effective Time is $36.00 (before considering the impact of the restrictions on transfer of the Iron Mountain Common Stock to be issued in the Merger), (i) the value of the shares of Iron Mountain Common Stock to be received by an AGI stockholder, after giving effect to the Reorganizations and other Arcus Proposals, in respect of each share of AGI Common Stock held by such stockholder will equal approximately $1.15 and (ii) the value of the shares of Iron Mountain Common Stock to be received by an AGI stockholder in respect of each share of AGI Preferred Stock held by such stockholder will equal approximately $927.27. To the extent the market price at the Effective Time is greater or less than the Determination Price, then the value of the shares of Iron Mountain Common Stock to be received by the AGI stockholders would be greater than or less than $1.15 or $927.27, as the case may be (without giving effect to the impact of the restrictions on transfer of shares of Iron Mountain Common Stock to be issued in the Merger). On November 20, 1997, the closing sales price per share of the Iron Mountain Common Stock, as reported on The Nasdaq National Market System, was $38.25 and the Determination Price calculated as of such date was $36.00 (the actual average closing price per share for such period was $37.82). Thus, if the Merger had closed on November 20, 1997, the value of the shares of Iron Mountain Common Stock received (without giving effect to the impact of the restrictions on transfer of shares of Iron Mountain Common Stock to be issued in the Merger) would have been approximately $1.22 per share of AGI Common Stock and $985 per share of AGI Preferred Stock. See "Risk Factors--Risk Factors Related to the Arcus Proposals, Including the Merger." Assuming the Baseline Assumptions, Iron Mountain will deliver an aggregate of $64.2 million in cash and 1.4 million shares of Iron Mountain Common Stock in the Merger and the Iron Mountain Warrant Purchase to holders of AGI Common Stock and AGI Preferred Stock and Selling Warrantholders (after giving effect to the Arcus Proposals).

     Expense Fund. The parties have agreed, and by adopting and approving the applicable Reorganization Agreement and, in the case of AGI, the Merger Agreement, the stockholders of the Arcus Parties will agree, and by executing a Warrant Purchase Agreement, the Selling Warrantholders have agreed or will agree, that cash in an amount equal to $750,000 will be withheld from the aggregate cash Merger consideration payable to holders of AGI Common Stock and the aggregate Warrant Purchase Price and deposited into the Expense Fund in order for the Stockholder Representative, on behalf of former holders of AGI Common Stock and former holders of Eligible Warrants, to have funds available to pay certain expenses (i) incurred by the Arcus Parties in connection with the Merger Agreement and the transactions contemplated thereby which have not been paid at or prior to closing and (ii) incurred by the Stockholder Representative in connection with the Merger Agreement and the Escrow Agreement. (It is currently expected that approximately $3.1 million, comprising the balance of the Expenses to be incurred by the Arcus Parties in connection with the Merger, will be funded through an increase in Net Indebtedness immediately prior to the Effective Time resulting in a reduction in Total ATSI Equity Value and, therefore, Total UAC Equity Value and Total AGI Equity Value. Approximately 21% of such balance will be borne by the holders of UAC Preferred Stock by way of a reduction in the liquidation preference of such UAC Preferred Stock in connection with the adoption of the Liquidation Preference Amendment.) The aggregate amount to be withheld from the cash Merger consideration payable to former holders of AGI Common Stock will be equal to $750,000 times a fraction, the numerator of which is the value (calculated based on the Determination Price) of the Exchange Common Consideration and the denominator of which is the Total Primary Equity Base. The aggregate amount to be withheld from the cash purchase price payable to former holders of Eligible Warrants pursuant to the Warrant Purchase Agreements will be equal to $750,000 times a fraction the numerator of which shall equal the sum of (i) the aggregate Warrant Purchase Price and (ii) the value (calculated based on the Determination Price) of the aggregate Exchange Preferred Consideration and the denominator of which shall equal the Total Primary Equity Base.

     Escrow Indemnity Funds and Combined Escrow Holdback Amount. On the Closing Date, cash in an amount equal to $8.0 million will be withheld from the cash Merger consideration payable to holders of AGI Common Stock (other than holders of Dissenting Shares) and the aggregate Warrant Purchase Price payable to Warrantholders (with respect to Eligible Warrants) and held in escrow to indemnify Iron Mountain and hold Iron Mountain harmless from and against Merger Agreement Claims. An amount up to an additional $300,000 may, under certain circumstances, also be withheld from the cash Merger consideration payable to holders of AGI Common Stock and the aggregate Warrant Purchase Price payable to Selling Warrantholders to have funds available in connection with the Merger Agreement for disbursement to Iron Mountain in the event that the final calculation of Net Indebtedness as of the Effective Time (the "Final Net Indebtedness") is greater than AGI's good faith estimate made three days prior to the Closing Date of Net Indebtedness as of the Effective Time (the "AGI Initial Indebtedness Calculation"). The "Warrant Purchase Price" equals the product of (i) the number of shares of UAC Common Stock subject to such Warrant and (ii) the difference between the UAC Equity Value Per Share and the exercise price per share of UAC Common Stock applicable to such Warrant. See "The Merger Agreement--Indemnification."

     Potential Additional Consideration. In the event that on or prior to December 31, 1999, (i) one or more holders of Exchange Options ceases to be employed by Iron Mountain or any of its subsidiaries (whether by reason of death, disability, a termination by Iron Mountain or otherwise) (collectively, a "Termination") and (ii) Iron Mountain has not duly and irrevocably provided, within sixty days following the date of Termination, for the immediate vesting of all of such Exchange Options, then prior to March 1, 2000 Iron Mountain will deliver cash or immediately saleable shares of Iron Mountain Common Stock (or a combination thereof, at the election of Iron Mountain) to the Stockholder Representative for the benefit of each former holder of AGI Common Stock (after giving effect to the Reorganizations), each former holder of a Warrant sold pursuant to a Warrant Purchase Agreement and each holder of an option security that received Exchange Options, other than any such holder of an option security who, following the Effective Time and on or prior to December 31, 1999, was terminated by Iron Mountain and for whom Iron Mountain shall not have provided, within sixty days following the date of Termination, for the immediate vesting of all such options. The amounts, if any, to be paid to each such holder shall be in proportion to the amount of consideration he or she received at the Effective Time (as specified in Section 2.1(f) of the Merger Agreement (a copy of which is attached as Annex I to this Proxy Statement)).

     Potential Tax Adjustment. If the value of the sum of the aggregate Merger consideration to be paid in Iron Mountain Common Stock, based on the closing price of Iron Mountain Common Stock on the Nasdaq National Market

System on the trading day immediately prior to the Closing Date, is less than 47% (the "Threshold Percentage") of the sum of the value of the aggregate Merger consideration, based on such closing price, and the amount of cash and the fair market value of assets distributed by the Arcus Entities to holders of their capital stock on or after August 1, 1997, including the Damson Interest and the Connected Stock (the "Total Tax Consideration"), then (i) the number of shares of Iron Mountain Common Stock deliverable to holders of AGI Common Stock and AGI Preferred Stock at the Effective Time will be increased such that sum of the value of the aggregate consideration to be paid in Iron Mountain Common Stock (based on such closing price and after giving effect to the decrease in the cash consideration contemplated by this paragraph) equals the Threshold Percentage of the Total Tax Consideration and (ii) the Merger consideration to be paid in cash will be reduced by an amount equal to the product of (A) the number of additional shares of Iron Mountain Common Stock and (B) the Determination Price (calculated without giving effect to the floor price). Based on the Baseline Assumptions and on the closing price of Iron Mountain Common Stock as of November 20, 1997 of $38.25, the aggregate Merger consideration to be paid in Iron Mountain Common Stock would have been approximately 59.5% of the Total Tax Consideration.

     Treatment of Options and Warrants in the Merger. Except as described below, each option security to acquire shares of AGI Common Stock that is outstanding at the Effective Time will automatically be converted into an option (an "Exchange Option") to purchase Iron Mountain Common Stock, which Exchange Option will (A) have an exercise price per share of Iron Mountain Common Stock determined by dividing (x) the exercise price per share of the applicable option security (after giving effect to the Arcus Proposals) by (y) the quotient of the Share Price divided by the Determination Price, (B) entitle the holder to purchase that number of shares of Iron Mountain Common Stock as equals the product of (x) the number of shares subject to such option security (after giving effect to the Arcus Proposals) and (y) the quotient of the Share Price divided by the Determination Price and (C) have the same vesting schedule as is currently included in such option security (except as required pursuant to the provisions described below and except that there shall be immediate vesting of any unvested portion thereof upon termination by the Surviving Corporation or any of its subsidiaries of employment of the holder of such Exchange Option (other than any termination for "cause" as defined in the Merger Agreement). In lieu of issuing any option to acquire a fractional share of Iron Mountain Common Stock, Iron Mountain will convert a holder's right to receive an Exchange Option into a right to receive an option to acquire the nearest whole number of shares of Iron Mountain Common Stock. Each option security comprising a warrant that is outstanding at the Effective Time will automatically be converted into a warrant to purchase Iron Mountain Common Stock at a value equivalent to that set forth in such option security based upon the formula set forth in the first sentence of this paragraph. The "Share Price" equals the quotient of the Fully Diluted Common Equity Value divided by the Fully Diluted Common Shares.

     The Arcus Parties have agreed to take all action necessary (a) if requested by Iron Mountain prior to the UAC Effective Time, to require the exercise on the Designated Exercise Date (or, if a period is provided as the Designated Exercise Date, then on or prior to the last date of such period), of the Minimum Exercise Number of option securities comprising non-qualified stock options of an Arcus Party, including if applicable, by accelerating the vesting prior to the Effective Time of such option securities that would otherwise not be vested as of the Effective Time (the "Option Exercise"), (b) if requested by Iron Mountain prior to the UAC Effective Time, to provide that any such option security which is not so exercised in connection with the Option Exercise will terminate and be forfeited as of the close of business on such Designated Exercise Date, (c) to accelerate, if the Arcus Parties so choose, in their sole discretion, the vesting of any option security held by an employee whose employment by an Arcus Party is terminated prior to the Effective Time, (d) to amend, prior to the Effective Time, the option plans of UAC and ATSI as may be reasonably requested by Iron Mountain not less than ten days prior to the Closing Date, and (e) to cooperate with Iron Mountain to amend such plans and any option security granted thereunder as the parties may reasonably agree so as to minimize taxes payable in connection therewith. Iron Mountain is required to reserve for issuance upon the exercise of Exchange Options the shares of Iron Mountain Common Stock covered thereby, and, as of the Effective Time, will have filed a registration statement on Form S-8 to register the shares of Iron Mountain Common Stock subject to Exchange Options. A "Designated Exercise Date" is the date (or period, as applicable) designated by Iron Mountain for the exercise of the Minimum Exercise Number of option securities in a written notice to the Arcus Parties. The "Minimum Exercise Number" equals the aggregate number of option securities vested as of the Effective Time and option securities that vest on or before June 30, 1998, or such other number as the parties will reasonably agree not less than 30 days prior to the Closing Date and in all events prior to the UAC Effective Time.

The Iron Mountain Charter Amendments

     The Iron Mountain Restated Certificate presently authorizes Iron Mountain to issue 20,000,000 shares of Iron Mountain Common Stock and 2,000,000 shares of Iron Mountain Preferred Stock. Giving effect to the number of shares of Iron Mountain Common Stock currently outstanding, reserved for issuance upon the exercise of options and to be issued in connection with the Merger, only approximately 3.9 million shares of Iron Mountain Common Stock would remain available for other corporate purposes. The Iron Mountain Board has unanimously approved, and unanimously recommends that the stockholders of Iron Mountain approve, proposals to amend the Iron Mountain Restated Certificate to increase the number of shares of Iron Mountain Common Stock that Iron Mountain is authorized to issue from 20,000,000 to 100,000,000 and to increase the number of shares of Iron Mountain Preferred Stock that Iron Mountain is authorized to issue from 2,000,000 to 10,000,000.

     The purpose of the Iron Mountain Charter Amendments is to provide sufficient authorized shares of Iron Mountain Common Stock and Iron Mountain Preferred Stock to give the Iron Mountain Board the flexibility to issue Iron Mountain Common Stock and Iron Mountain Preferred Stock in the future in connection with acquisitions and other transactions that management believes would provide the potential for growth and for other general corporate purposes (including without limitation, in connection with any stock dividend the Iron Mountain Board may declare). If additional shares are available, transactions dependent upon the issuance of additional shares would be less likely to be impeded or undermined by delays and uncertainties occasioned by the need to obtain prior stockholder authorization. The ability to issue shares, as deemed in Iron Mountain's best interests by the Iron Mountain Board, will also permit Iron Mountain to avoid expenses incurred in holding special stockholders' meetings in the future.


Iron Mountain Warrant Purchase

     On the Closing Date, Iron Mountain will purchase from each Warrantholder who has executed a Warrant Purchase Agreement each Warrant (other than those Warrants subject to the UAC Warrant Repurchases) surrendered to the Exchange Agent in accordance with the terms of the Warrant Purchase Agreements, in exchange for cash in an amount equal to the Warrant Purchase Price (the "Iron Mountain Warrant Purchase"), subject to the indemnification, expense and adjustment provisions described herein. At least five business days prior to the Closing Date, each Selling Warrantholder will surrender a Warrant or Warrants to purchase all Warrant shares described on the signature pages of the relevant Warrant Purchase Agreement or such lesser number of Warrants as such Warrantholder shall or will hold after taking into account the UAC Warrant Repurchases (the "Eligible Warrants"), together with an executed Form of Assignment of Warrant, to the Exchange Agent, and on the Closing Date the Eligible Warrants will automatically be transferred to Iron Mountain, and each such Warrantholder will be entitled to receive the Warrant Purchase Price. Each Warrantholder will, at and after the Closing Date, cease to have any rights with respect to any Eligible Warrants surrendered and assigned except as otherwise provided herein or by applicable law. It is anticipated that each Warrantholder will enter into a Warrant Purchase Agreement with Iron Mountain to sell his, her or its Warrants as described in this Proxy Statement. Concurrently with execution of the Merger Agreement, three Arcus Principal Stockholders beneficially holding in the aggregate approximately 96% of the outstanding Warrants entered into a Warrant Purchase Agreement. The Arcus Parties and Iron Mountain have agreed to use their best efforts to facilitate the execution of a Warrant Purchase Agreement by each other Warrantholder. It is not a condition to the closing of the Reorganizations or the Merger that such other Warrantholders execute Warrant Purchase Agreements.


Restrictions on Transfer of Iron Mountain Common Stock

     In order to protect the tax-free nature of the Merger, during the Transfer Restriction Period, all of the shares of Iron Mountain Common Stock received in the Merger (other than shares received in exchange for AGI Common Stock received in connection the Option Exercise) will be subject to restrictions on transfer set forth in the Amended and Restated By-Laws of Iron Mountain (the "Iron Mountain By-Laws"), which will prohibit transfers, sales, assignments or other dispositions of such Iron Mountain Common Stock by each such former AGI stockholder. In order to implement such restriction, each certificate representing shares of Iron Mountain Common Stock issued in the Merger and subject to the transfer restrictions will bear a legend indicating that the shares represented by such certificate are subject to such transfer restrictions during the Transfer Restriction Period. Iron Mountain is in the process of obtaining appraisals of the Iron Mountain Common Stock received in the Merger to determine how such restrictions impact the fair value of such shares. For a full description of such transfer restrictions, see "The Merger Agreement--Conversion of AGI Stock--Restrictions on Transfer of Iron Mountain Common Stock."


Indemnification

     Each Arcus Party has agreed, and by approving the applicable Reorganization and, in the case of AGI, the Merger Agreement, each Arcus Party's stockholders will agree, that cash in the aggregate amount of $8.0 million multiplied by a fraction, the numerator of which is the value (calculated based on the Determination Price) of the aggregate Exchange Common Consideration and the denominator of which is the Total Primary Equity Base (such amount being equal to approximately $4.1 million in the aggregate and $0.19 per share of AGI Common Stock, after giving effect to the Arcus Proposals, other than the Merger, and assuming the Baseline Assumptions) will be withheld from the cash Merger consideration payable to holders of AGI Common Stock (other than holders of Dissenting Shares), and each Warrantholder who holds Eligible Warrants has agreed, or by executing a Warrant Purchase Agreement, will agree, that cash in the aggregate amount of the Warrant Escrow Indemnity Contribution will be withheld from the aggregate Warrant Purchase Price (such amount being equal to approximately $3.9 million, assuming the Baseline Assumptions), and, subject to the limitation described below, held in escrow to indemnify Iron Mountain and hold Iron Mountain harmless for a period of 18 months following the Closing Date (or longer, if Unresolved Claims exist at the end of such period) from and against all damages, claims, losses, expenses, costs, obligations and liabilities suffered by Iron Mountain by reason of any breach of the Arcus Parties' representations and warranties contained in the Merger Agreement or failure of the Arcus Parties to perform or fulfill any of their covenants or agreements set forth in the Merger Agreement, any legal action or other claim by a third party relating to the Arcus Parties to the extent such action or claim has resulted in a breach of a representation or warranty by the Arcus Parties, the Final Net Indebtedness exceeding the AGI Initial Indebtedness Calculation or the expenses of the Arcus Entities exceeding the amount available therefor in the Expense Fund, or for several specific items provided for in the schedules to the Merger Agreement (such damages, claims, losses, expenses, costs, obligations and liabilities being referred to as the "Merger Agreement Claims"). Iron Mountain may only recover on a claim to the extent all losses and expenses for all Merger Agreement Claims exceed, in the aggregate, $200,000. Anyone holding Dissenting Shares will not contribute to the escrow amount or be subject to the indemnification obligations. As a result of the Merger Agreement and the Warrant Purchase Agreements, each stockholder of an Arcus Party and Warrantholder will contribute to the Escrow Indemnity Funds in an amount proportionate to the value (based, in the case of equity consideration, on the Determination Price) of the consideration he, she or it receives in the Merger and pursuant to the Warrant Purchase Agreements. "Total Primary Equity Base" means the sum of (a) the value (calculated based on the Determination Price) of the aggregate Exchange Common Consideration, (b) the aggregate Warrant Purchase Price and (c) the value (calculated based on the Determination Price) of the aggregate Exchange Preferred Consideration. An "Unresolved Claim" means any claim or request made pursuant to the Merger Agreement against the Escrow Indemnity Funds in accordance with the Merger Agreement, until such time as such claim or request has been paid in full or otherwise fully settled, compromised or adjusted by Iron Mountain, the Stockholder Representative and the Escrow Agent or by a final decision of an arbitrator or arbitration panel appointed pursuant to the Merger Agreement or a final order of a court of competent jurisdiction.

     On the Closing Date, the Escrow Indemnity Funds will be withheld from the cash portion of the Merger consideration otherwise payable to holders of AGI Common Stock and from the aggregate Warrant Purchase Price payable to the Selling Warrantholders and held in escrow pursuant to the terms of the Escrow Agreement. Each Arcus Party has agreed and the Arcus Parties' stockholders, by approving the applicable Reorganization Agreement and, in the case of AGI, the Merger Agreement, will agree, and each Selling Warrantholder has agreed or will agree by executing a Warrant Purchase Agreement, to appoint Clarke H. Bailey or such other person or persons to whom Clarke H. Bailey delegates such authority, as their agent and attorney-in-fact, with full power of substitution, to take all actions on their behalf in connection with the indemnification provisions of the Merger Agreement, the Warrant Purchase Agreements and the Escrow Agreement. As Stockholder Representative, Mr. Bailey and any delegate will have a fiduciary duty to act in the best interests of the former holders of AGI Common Stock with respect to the indemnification provisions of the Merger Agreement and the Escrow Agreement. The Stockholder Representative will deliver notice to each former holder of AGI Common Stock and each former holder of Eligible Warrants promptly after each time, if any, that Iron Mountain receives a payment under the Escrow Agreement.

     In the event that there are no Unresolved Claims on the nine month anniversary of the Closing Date (the "Initial Distribution Date"), an aggregate of $3.0 million less any amounts previously paid to Iron Mountain from the Escrow Indemnity Funds, will be distributed to the Stockholder Representative for the benefit of former holders of AGI Common Stock and former holders of Eligible Warrants. In the event one or more Unresolved Claims exist on such date, cash in an amount equal to $5.0 million plus the aggregate amount of such Unresolved Claims and related fees, expenses and other costs will be retained, and the balance, if any of the cash held in escrow will be distributed to the Stockholder Representative for the benefit of the former holders of AGI Common Stock and the former Warrantholders. The escrow will expire 18 months after the Closing Date (subject to retention of amounts related to Unresolved Claims as described below). Promptly after such time, the Escrow Agent under the Escrow Agreement will remit to the Stockholder Representative for the benefit of the persons entitled thereto in accordance with their proportionate interests the Escrow Indemnity Funds less all portions paid to Iron Mountain and less any amounts which are the subject of Unresolved Claims. To the extent any of the Escrow Indemnity Funds are available after resolution of all such Unresolved Claims, such amount will be promptly remitted to the Stockholder Representative for the benefit of the persons entitled thereto in accordance with their proportionate interests in the Escrow Indemnity Funds.

     The parties have also agreed, and by approving the applicable Reorganization Agreement and, in the case of AGI, the Merger Agreement, the stockholders of the Arcus Parties will also agree, and each Selling Warrantholder has agreed or will agree by executing a Warrant Purchase Agreement, that if the AGI Initial Indebtedness Calculation reflects a "Net Working Capital Surplus" (defined as the excess if any, of (x) Net Working Capital immediately prior to the ATSI Reorganization over (y) Net Working Capital as derived from ATSI's financial statements at June 30, 1997) of $300,000 or less, then cash in an aggregate amount up to $300,000 (depending on the amount of Net Working Capital Surplus, if any) will be withheld from the aggregate cash Merger consideration and from the aggregate Warrant Purchase Price and deposited into escrow.

     The amount contributed by each Selling Warrantholder described above to the Escrow Indemnity Funds and the Expense Fund will be based on the value of consideration received by such Warrantholder in his, her or its capacity as a holder of Eligible Warrants and a holder of AGI Preferred Stock. Thus, each stockholder of an Arcus Party (other than a dissenting stockholder) and each Selling Warrantholder will contribute to the Escrow Indemnity Funds and the Expense Fund in an amount proportionate to the value (based, in the case of equity consideration, on the Determination Price) of the consideration he, she or it receives in the Merger and pursuant to the Warrant Purchase Agreements.

     See "Ancillary Agreements--Escrow Agreement" for a description of the terms and conditions of the Escrow Agreement.


Certain Federal Income Tax Consequences

     Each of the ATSI Reorganization and the UAC Reorganization is intended to constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), or in part as a liquidation within the meaning of Sections 332 and 336 of the Code, and each Arcus Party will receive an opinion of counsel to that effect. Accordingly, the Reorganizations will not result in the recognition of gain or loss to AGI, UAC or ATSI, or to any of their stockholders, to the extent AGI stock or options are received in exchange for stock or options of UAC or ATSI. The tax basis of AGI Common Stock and AGI Preferred Stock received will be determined by reference to the tax basis of the UAC Common Stock, UAC Preferred Stock and ATSI Common Stock surrendered in the Reorganizations, and to the extent the UAC Common Stock, UAC Preferred Stock and ATSI Common Stock were held as capital assets, the holding period of the AGI Common Stock and AGI Preferred Stock received will include the holding period of the stock surrendered. See "Certain Federal Income Tax Considerations" and "Risk Factors--Risk Factors Related to the Arcus Proposals, Including the Merger--Tax Risk."

     The Merger is intended to qualify as a reorganization within the meaning of Section 368(a) of the Code. The obligation of each of Iron Mountain and the Arcus Parties to consummate the Merger is subject to the condition that it shall have received an opinion of its tax counsel, dated the Closing Date, to the effect that the Merger will be treated as such a reorganization. Accordingly, the Merger will not result in the recognition of gain or loss to Iron Mountain, AGI or the holders of AGI Common Stock or AGI Preferred Stock except with respect to cash received in the Merger (including in lieu of fractional shares) or pursuant to the exercise of appraisal rights. The tax basis of Iron Mountain Common Stock received will be determined by reference to the tax basis of the AGI

Common Stock and the AGI Preferred Stock surrendered in the Merger, and to the extent the shares of AGI Common Stock or AGI Preferred Stock were held as capital assets, the holding period of the Iron Mountain Common Stock received will include the holding period of the AGI Common Stock and the AGI Preferred Stock surrendered. See "Certain Federal Income Tax Considerations" and "Risk Factors--Risk Factors Related to the Arcus Proposals, Including the Merger--Tax Risk."


Accounting Treatment

     The Merger will be accounted for by Iron Mountain under the "purchase" method of accounting in accordance with generally accepted accounting principles. Therefore, the aggregate consideration paid by Iron Mountain in connection with the Merger and certain expenses incurred by Iron Mountain relating to the transaction will be allocated to AGI's assets and liabilities based upon their fair values, with any excess being treated as goodwill. The assets and liabilities and results of operations of AGI will be consolidated into the assets and liabilities and results of operations of Iron Mountain subsequent to the Effective Time.


Securities Ownership of Management; Stockholders' Agreements

     Arcus Parties. As of November 20, 1997, Directors and executive officers of AGI, UAC and ATSI and their respective affiliates were the record owners of 8,801,807 shares of the outstanding AGI Common Stock, 991,191 shares of the outstanding UAC Common Stock, 26,166 shares of the outstanding UAC Preferred Stock (including accrued but unpaid payment-in-kind dividends through such date) and 2,966,155 shares of the outstanding ATSI Common Stock, which constitute in the aggregate approximately 77%, 99%, 96% and 89% of the voting power of each such class of stockholders, respectively. It is anticipated that each of such Directors, executive officers and their respective affiliates will vote their shares in favor of the Arcus Proposals. See "The Stockholders Meetings--Ownership of Arcus Parties Securities" and "Ancillary Agreements--Stockholders' Agreement."

     Each of the Arcus Principal Stockholders has agreed to vote all of the shares of the Arcus Parties owned, beneficially or of record, by him or it. Such Arcus Principal Stockholders control, directly or indirectly, 72%, 99%, 96% and 81% of the outstanding AGI Common Stock, UAC Common Stock, UAC Preferred Stock and ATSI Common Stock, respectively (and has granted to Iron Mountain their proxies to vote all such shares), (i) in favor of the adoption of the Merger Agreement and each of the transactions contemplated thereby and any action required in furtherance thereof, including, without limitation, each of the Arcus Proposals, (ii) against any action or agreement that would result in a breach in any material respect of any covenant, representation or warranty or any other obligation of the Arcus Parties under the Merger Agreement, and
(iii) against any Other Transaction or any other action or agreement that, directly or indirectly, is inconsistent with or that would, or is reasonably likely to, directly or indirectly, impede, interfere with or attempt to discourage the Merger or any other transaction contemplated by the Merger Agreement. See "Ancillary Agreements--Stockholders' Agreement."

     Iron Mountain. The Directors and executive officers of Iron Mountain are beneficial owners in the aggregate of approximately 45.0% of the outstanding shares of Iron Mountain Common Stock. It is anticipated that each of such Directors, executive officers and their respective affiliates will vote their shares in favor of the Merger Agreement and the Iron Mountain Charter Amendments. In connection with the execution of the Merger Agreement, Iron Mountain, the Arcus Parties and certain stockholders of Iron Mountain entered into the Iron Mountain Voting Agreement, pursuant to which the Iron Mountain Principal Stockholders agreed to vote all such shares (equal to approximately 36.0% of the outstanding Iron Mountain Common Stock) in favor of the adoption of the Merger Agreement. See "Ancillary Agreements--Iron Mountain Voting Agreement."


Recommendation of the Arcus Boards

     The UAC Board has unanimously approved the UAC Reorganization Agreement, the UAC Reorganization, the UAC Charter Amendments, the UAC Warrant Repurchases, the ATSI Reorganization Agreement, the Merger Agreement and the Merger, and believes that the UAC Reorganization Agreement, the UAC Reorganization, the UAC Charter Amendments, the UAC Warrant Repurchases, the ATSI Reorganization Agreement, the Merger Agreement and the Merger are in the best interests of UAC and its stockholders and unanimously recommends that UAC's stockholders vote FOR the approval and adoption of the UAC Proposals and that holders of UAC

Preferred Stock also vote FOR the UAC Warrant Repurchases and ATSI Reorganization Agreement. The ATSI Board has unanimously approved the ATSI Reorganization Agreement, the ATSI Reorganization, the Merger Agreement and the Merger, and believes that the ATSI Reorganization Agreement, the ATSI Reorganization, the Merger Agreement and the Merger are in the best interests of ATSI and its stockholders and unanimously recommends that ATSI's stockholders vote FOR the approval and adoption of the ATSI Proposal. The AGI Board has unanimously approved the Reorganization Agreements, the Reorganizations, the AGI Charter Amendments, the Merger Agreement and the Merger, and believes that the Reorganization Agreements, the Reorganizations, the AGI Charter Amendments, the Merger Agreement and the Merger are in the best interests of AGI and its stockholders and unanimously recommends that AGI's stockholders vote FOR the approval and adoption of the AGI Proposals. The decisions of the Arcus Boards to enter into the Reorganization Agreements and the Merger Agreement and to recommend that their respective stockholders vote in favor of their respective Arcus Proposals are based upon their evaluation of a number of factors, including, among others, the opinion of Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), the Arcus Parties' financial advisor in connection with the Merger, that the aggregate consideration to be paid to holders of securities of AGI pursuant to the Merger Agreement is fair to such holders from a financial point of view. See "Background of the Merger and the Other Arcus Proposals--Recommendation of the Arcus Parties Boards; Arcus Parties' Reasons for the Merger" and "--Opinion of Financial Advisor to the Arcus Parties."


Opinion of Financial Advisor to AGI

     AGI retained DLJ as its exclusive financial advisor in connection with the proposed sale of AGI. On September 25, 1997, DLJ delivered a written opinion to the AGI Board (the "DLJ Opinion"), to the effect that, as of such date and based upon and subject to the assumptions, limitations and qualifications set forth in such opinion, the aggregate consideration to be received by the holders of the AGI Common Stock, the AGI Preferred Stock and options, warrants or rights to purchase AGI Common Stock (the "AGI Equityholders") pursuant to the Merger Agreement was fair to such holders from a financial point of view.

     A copy of the full text of the DLJ Opinion is attached hereto as Annex
VII. AGI stockholders, UAC stockholders and ATSI stockholders are urged to and should read the text of the DLJ Opinion in its entirety for assumptions made, procedures followed and other matters considered by DLJ. The DLJ Opinion addresses only the fairness of the aggregate consideration to be received by the AGI Equityholders pursuant to the Merger Agreement from a financial point of view and does not constitute a recommendation to any Arcus Party stockholder as to how such stockholder should vote at the Arcus Stockholders Meetings. DLJ expressed no opinion as to the fairness of the terms of the Reorganizations from a financial point of view or otherwise to any of the holders of various securities of UAC or ATSI. The summary of the DLJ Opinion is qualified in its entirety by reference to the full text of such opinion.


Recommendation of the Iron Mountain Board of Directors

     The Iron Mountain Board by unanimous vote has determined that the Merger Agreement and the Iron Mountain Charter Amendments are in the best interests of the stockholders of Iron Mountain and recommends that holders of Iron Mountain Common Stock vote in favor of the Merger and the Iron Mountain Charter Amendments. The decision of the Iron Mountain Board to enter into the Merger Agreement and to recommend that its stockholders vote in favor of the Merger is based upon its evaluation of a number of factors, including, among others, the opinion of Bear, Stearns & Co. Inc. ("Bear Stearns"), Iron Mountain's investment banker and financial advisor in connection with the Merger, that the consideration to be paid in the Merger was fair, from a financial point of view, to Iron Mountain. See "Background of the Merger and the Other Arcus Proposals--Recommendation of the Iron Mountain Board; Iron Mountain's Reasons for the Merger" and "--Opinion of Financial Advisor to Iron Mountain."


Opinion of Financial Advisor to Iron Mountain

     On September 26, 1997 Bear Stearns delivered its written opinion to the Iron Mountain Board (the "Bear Stearns Opinion") to the effect that, as of such date, the Total Consideration to be paid by Iron Mountain in the Merger was fair, from a financial point of view, to Iron Mountain.

     A copy of the full text of the Bear Stearns Opinion which sets forth the matters considered and the qualifications, limitations and assumptions applicable to such opinion, is attached hereto as Annex VIII. Iron Mountain stockholders are urged to, and should, read the text of the Bear Stearns Opinion in its entirety. The Bear Stearns Opinion addresses only whether the Total Consideration to be paid in the Merger is fair, from a financial point of view, to Iron Mountain and does not constitute a recommendation to the Iron Mountain Board or any stockholder of Iron Mountain as to whether or not they should vote to recommend or approve the Merger Agreement. The summary of the Bear Stearns Opinion is qualified in its entirety by reference to the full text of such opinion.


Conditions to the Merger

     The obligations of Iron Mountain and the Arcus Parties to consummate the Merger are subject to various conditions, including, among others, the adoption of the Arcus Proposals, including the Reorganization Agreements, and, in the case of AGI, the Merger Agreement, the adoption of the Merger Agreement by Iron Mountain's stockholders (if required under applicable law), the receipt of certain third party approvals and the receipt of opinions from tax counsel for Iron Mountain and the Arcus Parties. Any of these conditions may be waived, subject to applicable law, other than the requisite approvals of the Arcus Parties' stockholders of the Arcus Proposals and of Iron Mountain's stockholders of the Merger Agreement. See "The Merger Agreement--Conditions to the Merger."


Stock Exchange Listing

     Application will be made to list the shares of Iron Mountain Common Stock to be issued in connection with the Merger on the Nasdaq National Market System. Iron Mountain Common Stock is currently traded on the Nasdaq National Market under the symbol "IMTN."


Termination and Certain Fees

     The Merger Agreement will be subject to termination by the mutual consent of Iron Mountain and the Arcus Parties. The Merger Agreement will also be subject to termination by either Iron Mountain or the Arcus Parties under certain circumstances described herein. If the Merger Agreement is terminated by Iron Mountain or the Arcus Parties under certain circumstances described herein, the Arcus Parties or Iron Mountain, as the case may be, will be obligated to pay to the other an amount equal to $5.0 million (or, in certain circumstances, $7.0 million). Subject to the terms and conditions of the Merger Agreement and the rights of Iron Mountain pursuant thereto, each of the Reorganization Agreements may be terminated and abandoned by the mutual consent of the parties thereto.


Corporate Governance

     Once the Merger is effected, the Directors of Iron Mountain immediately prior to the Effective Time will be the Directors of the Surviving Corporation, and the officers of Iron Mountain immediately prior to the Effective Time will be the officers of the Surviving Corporation. The Directors and executive officers of Iron Mountain will not change as a result of the Merger, except that Mr. Bailey will be appointed as a Class C Director of Iron Mountain following the Effective Time. In addition, certain other information with respect to the Directors and executive officers of Iron Mountain has changed since the information that is incorporated herein by reference to Iron Mountain's Annual Report on Form 10-K for the year ended December 31, 1996. See "Incorporation of Certain Documents by Reference" and "The Merger Agreement--Corporate Governance." The Directors and officers of AGI immediately prior to the UAC Effective Time and ATSI Effective Time will remain the Directors and officers of AGI thereafter, until the Effective Time.


Interests of Certain Persons

     In considering the recommendation of the AGI Board, the UAC Board and the ATSI Board with respect to the AGI Proposals, UAC Proposals and ATSI Proposal, stockholders of AGI, UAC and ATSI should be aware that certain members of the Arcus Parties' management and the Arcus Boards have certain interests in the Arcus Proposals that may present them with actual or potential conflicts of interest. On September 25, 1997, the ATSI Board took action under the ATSI Stock Option Plan to provide that in the event of a change of control of ATSI, all options, including those owned by such members of the Arcus Parties' management, under the ATSI Stock Option Plan will continue in full force and effect. Currently, the options are not exercisable unless UAC owns less than 80% of the voting securities of ATSI or

AGI owns less than 80% of the voting securities of UAC, which events will occur upon consummation of the Reorganizations prior to the Merger. Consummation of the Reorganizations and the Merger will result in the continuance of options under the ATSI Stock Option Plan to purchase (i) 5,000 shares of ATSI Common Stock held by each of Melvyn N. Klein, Ramon D. Ardizzone, Stanley R. Rawn, Jr., and John Tedesco (each of whom is a director of ATSI); (ii) 74,800 shares of ATSI Common Stock held by Thomas H. Seefurth, a director of ATSI; (iii) 37,400 shares of ATSI Common Stock held by Richard A. Drutman, a director and executive officer of certain of the Arcus Entities; (iv) 17,600 shares of ATSI Common Stock held by Donald W. Muskopf, an executive officer of ATSI; and (v) 24,000 shares of ATSI Common Stock held by G. Theodore Wolf II, an executive officer of certain of the Arcus Entities. Assuming a Share Price of $2.73 per share using the Baseline Assumptions, such options have values of approximately $119,000, $119,000, $105,000, $105,000, $1.8 million, $890,000, $400,000, and
$505,000, respectively. In addition, in connection with the Merger, options under the ATSI Stock Option Plan that are not currently exercisable will become exercisable upon the consummation of the ATSI Reorganization. Pursuant to the UAC Stock Option Plan, Clarke H. Bailey, a director and an executive officer of each of the Arcus Parties, holds options to purchase 112,282 shares of UAC Common Stock, Frank G. Hayes, a director of AGI and an executive officer of the Arcus Parties, holds options to purchase 54,347 shares of UAC Common Stock and Julien H. Meyer III, an executive officer of the Arcus Parties, holds options to purchase 40,761 shares of UAC Common Stock. Currently, all such options are fully vested but are not exercisable unless AGI owns less than 80% of the voting securities of UAC. Such options will become exercisable as a result of the Reorganizations. Assuming a Share Price of $2.73 per share using the Baseline Assumptions, such options have values of approximately $2.4 million, $1.2 million and $865,000, respectively. See "The Merger Agreement--Treatment of Options and Warrants." The stockholders of the Arcus Parties should also be aware that after giving effect to the Reorganizations, AGI will distribute the Damson Interest (in the event such Damson Interest is not previously sold to a third party or contributed to a special purpose entity for the benefit of the holders of AGI Common Stock (prior to giving effect to the Reorganizations)) to the holders of AGI Preferred Stock on a pro rata basis, and as a result, the aggregate liquidation preference of the AGI Preferred Stock will be reduced by an amount equal to the Damson Value. See "The Reorganizations and the Other Arcus Proposals." Further, stockholders of the Arcus Parties should be aware that (i) as the first element of the Reorganizations, Iron Mountain will purchase for cash from each Selling Warrantholder certain Warrants at a cash purchase price equal to the spread value of such Warrants based on the UAC Equity Value Per Share, and (ii) as a subsequent element of the Reorganizations, UAC will repurchase certain Warrants in exchange for the Connected Stock at a price equal to the spread value of such Warrants based on the UAC Equity Value Per Share. See "The Reorganizations and the Other Arcus Proposals--The Iron Mountain Warrant Purchase" and "--UAC Warrant Repurchases." Mr. Bailey, a Director of each Arcus Party, a stockholder of AGI and a holder of options to acquire UAC Common Stock will be appointed a Class C Director of Iron Mountain following the Closing Date. As a Director of Iron Mountain, Mr. Bailey will receive Director's compensation and will be eligible to participate in the Iron Mountain Stock Option Plan. Finally, stockholders of the Arcus Parties should be aware that Barrie M. Damson, who is a director of each of UAC and AGI, is also a principal of the General Partner of Damson in which AGI holds an interest and which will be distributed pursuant to the Damson Distribution (if the Damson Interest is not previously sold or contributed to a special purpose entity for the benefit of the holders of AGI Common Stock (prior to giving effect to the Reorganizations)).


Rights of Dissenting Stockholders

     Pursuant to the Delaware General Corporation Law (the "DGCL"), any holder of AGI Common Stock and any holder of ATSI Common Stock (i) who files a demand for appraisal in writing prior to the vote taken at the AGI Stockholders Meeting or ATSI Stockholders Meeting, as applicable, (ii) whose shares are not voted in favor of either Reorganization or the Merger (in the case of an AGI stockholder) or in favor of the ATSI Reorganization (in the case of an ATSI stockholder) and (iii) who follows certain other procedural requirements, if the Reorganizations and the Merger (in the case of an AGI stockholder) or the ATSI Reorganization (in the case of an ATSI stockholder) are consummated, shall be entitled to appraisal rights under Section 262 of the DGCL ("Section 262"). Pursuant to the Nevada Revised Statutes (the "NRS"), any holder of UAC Common Stock and any holder of UAC Preferred Stock (i) who notifies UAC in writing of his intention to demand payment for his shares, if the UAC Reorganization is consummated, which notice must be delivered prior to the vote taken at the UAC Stockholders Meeting, and thereafter delivers a written demand for payment no later than 30 days after the delivery by AGI to such shareholder of a dissenter's notice, (ii) whose shares are not voted in favor of the UAC

Reorganization and (iii) who follows certain other procedural requirements, if the UAC Reorganization is consummated, shall be entitled to appraisal rights under Section 92A.380 of the NRS ("Section 92A.380"). See "Rights of Dissenting Stockholders." Each of a vote against the UAC Reorganization by a UAC stockholder or an AGI stockholder, a vote against the ATSI Reorganization by an ATSI stockholder or an AGI stockholder, or a vote against the Merger by an AGI stockholder, and an abstention or other failure to vote will NOT by treated as a notice by such stockholder as a demand for appraisal rights or payments nor, in the case of a UAC stockholder, will it be treated as a notice by such stockholder of his intention to exercise his appraisal or dissenter's rights or demand payment. A separate written demand preceded, in the case of a UAC stockholder, by a written notice of intention to demand payment, is required. The Arcus Principal Stockholders, pursuant to the Stockholders' Agreement, have agreed to vote their shares in favor of the Arcus Proposals and to waive their appraisal rights with respect to their shares of stock of the Arcus Parties. Neither stockholders of UAC nor ATSI will have any appraisal rights with respect to the Merger, as they will not be asked to approve the Merger Agreement or the Merger, because such stockholders will not be stockholders of record of AGI on the record date for determining AGI stockholders entitled to vote on the Merger Agreement and Merger.


Comparative Per Share Market Price Information

     On September 26, 1997, the trading day prior to the announcement of the Merger, the closing sales price of the Iron Mountain Common Stock, as reported on the Nasdaq National Market System, was $35.25. On November 20, 1997, the closing sales price of the Iron Mountain Common Stock, as reported on the Nasdaq National Market System, was $38.25. As of November 20, 1997, there were 13,447,176 shares of Iron Mountain Common Stock outstanding held by approximately 180 holders of record. Iron Mountain believes there are more than 1,750 beneficial owners of Iron Mountain Common Stock. See "Market Prices and Dividend Data" for information regarding the lack of dividends on the Iron Mountain Common Stock.

     Holders of stock of the Arcus Parties are urged to obtain current market quotations prior to making any decision with respect to the Reorganizations and the Merger.

     No established public trading market exists for the AGI Common Stock, the UAC Common Stock, the UAC Preferred Stock or the ATSI Common Stock, and, accordingly, no price information is available with respect thereto. As of November 20, 1997, there were 11,426,525 shares of AGI Common Stock outstanding and 54 holders of record, 1,000,001 shares of UAC Common Stock outstanding and 18 holders of record and 3,325,229 shares of ATSI Common Stock outstanding and 29 holders of record. As of December 31, 1997, there will be 27,623 shares of UAC Preferred Stock outstanding, after giving effect to the payment of payment-in-kind dividends from November 20, 1997 through December 31, 1997 and, as of November 20, 1997, there were 17 holders of record. See "Market Prices and Dividend Data."

Iron Mountain Summary Historical and Pro Forma Information
(In thousands, except per share amounts)

     The following summary historical consolidated statements of operations and balance sheet data of Iron Mountain as of and for each of the years ended December 31, 1992, 1993, 1994, 1995 and 1996 have been derived from Iron Mountain's audited consolidated financial statements. The summary historical consolidated statements of operations and balance sheet data of Iron Mountain for the nine months ended September 30, 1996 and 1997 have been derived from Iron Mountain's unaudited condensed consolidated financial statements. Iron Mountain's unaudited condensed consolidated financial statements include all adjustments, consisting of normal recurring accruals, that Iron Mountain considers necessary for a fair presentation of the financial position and the results of operations for those periods. Operating results for the nine months ended September 30, 1997 are not necessarily indicative of the results for the entire year ending December 31, 1997. The summary historical and pro forma financial data set forth below should be read in conjunction with "Pro Forma Condensed Consolidated Financial Information" and the Notes thereto, included herein, with "Selected Consolidated Financial and Operating Information" and the Notes thereto, with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and with Iron Mountain's Consolidated Financial Statements and the Notes thereto all of which are incorporated by reference herein. See "Incorporation of Certain Documents by Reference."



                                                  Year Ended December 31,                     Nine Months Ended September 30,
                                  -------------------------------------------------------- ------------------------------------
                                                                                    Pro                       Pro     Pro Forma
                                                  Historical                       Forma       Historical     Forma   As Adjusted
                                  ---------------------------------------------- --------- ----------------- -------- ----------
                                     1992     1993      1994    1995       1996    1996(1)   1996     1997    1997(1)  1997(1)(2)
                                  --------- --------- ------- --------- -------- --------- --------- ------- -------- -----------
Consolidated Statements of
 Operations Data:
Revenues:
  Storage  ....................... $44,077   $48,892 $54,098  $ 64,165 $ 85,826   $186,440  $61,419 $ 86,199 $159,775   $159,775
   Service and Storage
    Material Sales  ..............  26,596    32,781  33,520    40,271   52,892    108,503   38,550   57,195  105,560    105,560
                                   --------  -------- ------- --------  --------  --------  ------- --------  --------  --------
    Total Revenues  ..............  70,673    81,673  87,618   104,436  138,718    294,943   99,969  143,394  265,335    265,335
Operating Expenses:
   Cost of Sales (Excluding
    Depreciation)   ..............  35,169    43,054  45,880    52,277   70,747    142,760   51,091   73,742  134,025    133,150
   Selling, General and
    Administrative  ..............  17,630    19,971  20,853    26,035   34,342     85,212   24,762   35,682   72,391     66,758
   Depreciation and
    Amortization    ..............   5,780     6,789   8,690    12,341   16,936     38,468   11,896   18,495   31,783     31,783
                                   --------  -------- ------- --------  --------  --------  ------- --------  --------  --------
      Total Operating
       Expenses  .................  58,579    69,814  75,423    90,653  122,025    266,440   87,749  127,919  238,199    231,691
                                   --------  -------- ------- --------  --------  --------  ------- --------  --------  --------
Operating Income .................  12,094    11,859  12,195    13,783   16,693     28,503   12,220   15,475   27,136     33,644
Interest Expense .................   8,412     8,203   8,954    11,838   14,901     46,282    9,981   17,631   34,737     34,737
                                   --------  -------- ------- --------  --------  --------  ------- --------  --------  --------
Income (Loss) Before Provision
 (Credit) for Income Taxes   .....   3,682     3,656   3,241     1,945    1,792    (17,779)   2,239   (2,156)  (7,601)    (1,093)
Provision (Credit) for Income
 Taxes  ..........................   2,095     2,088   1,957     1,697    1,435     (2,727)   1,542     (346)     124      2,016
                                   --------  -------- ------- --------  --------  --------  ------- --------  --------  --------
Income (Loss) Before
 Extraordinary Charge  ...........   1,587     1,568   1,284       248      357   $(15,052)     697   (1,810) $(7,725)  $ (3,109)
                                                                                  ========                    ========  ========
Extraordinary Charge, Net of
 Tax Benefit (3)    ..............      --        --      --        --    2,126                  --       --
                                   --------  -------- ------- --------  --------             ------  --------
Net Income (Loss)   ..............   1,587     1,568   1,284       248   (1,769)                697   (1,810)
Accretion of Redeemable Put
 Warrant   .......................     626       940   1,412     2,107      280                 280       --
                                   --------  -------- ------- --------  --------             ------  --------
Net Income (Loss) Applicable to
 Common Stockholders   ........... $   961   $   628  $ (128) $ (1,859) $(2,049)             $  417 $ (1,810)
                                   ========  ======== ======= ========  ========             ======  ========

                                                                                                Nine Months Ended September 30,
                                             Year Ended December 31,                       ----------------------------------------
                             --------------------------------------------------    Pro                          Pro     Pro Forma
                                                 Historical                       Forma       Historical       Forma    As Adjusted
                             --------------------------------------------------  --------  -----------------  --------  ----------
                              1992       1993      1994       1995       1996     1996(1)   1996     1997     1997(1)   1997(1)(2)
                             -------   -------   --------   --------   --------  --------  -------  -------   -------   ---------
Per Share Data:
Income (Loss) Before
 Extraordinary Item per
 Common and Common
 Equivalent Share  ......... $  0.12   $  0.08   $ (0.02)   $ (0.24)   $  0.01   $ (1.02)  $  0.04   $ (0.17)  $ (0.52)  $ (0.21)
Net Income (Loss) per Common
 and Common Equivalent
 Share    .................. $  0.12   $  0.08   $ (0.02)   $ (0.24)   $ (0.20)  $ (1.02)  $  0.04   $ (0.17)  $ (0.52)  $ (0.21)
Weighted Average Common and
 Common Equivalent Shares
 Outstanding    ............   8,052     8,067     7,984      7,784     10,137    14,745    10,101    10,906    14,767    14,767
Other Data:
EBITDA (4)   ............... $17,874   $18,648   $20,885    $26,124    $33,629   $66,971   $24,116   $33,970   $58,919   $65,427
EBITDA as a Percentage of
 Total Revenues    .........    25.3%    22.8%     23.8%      25.0%      24.2%     22.7%     24.1%     23.7%     22.2%     24.7%

                                                                                           As of September 30,
                                                                                                  1997
                                                                                         -----------------------
                                                    As of December 31,
                                  ------------------------------------------------------
                                                                                                        Pro
                                   1992       1993       1994       1995       1996      Historical   Forma(5)
                                  ---------- ---------- ---------- ---------- ---------- ------------ ----------
Consolidated Balance Sheet Data:
Cash and Cash Equivalents  ......  $    498   $    591   $  1,303   $  1,585   $  3,453    $  2,242    $  2,242
Total Assets   ..................   115,429    125,288    136,859    186,881    281,799     451,099     801,468
Total Debt  .....................    73,304     78,460     86,258    121,874    184,733     274,368     494,476
Stockholders' Equity    .........    23,419     24,047     22,869     21,011     52,384     113,945     224,379

--------
(footnotes from the preceding page)

(1) Gives effect to the Recent Acquisitions and the Merger as if each had occurred as of January 1, 1996. Certain transactions have been excluded as the impact of such transactions is immaterial. See "Pro Forma Condensed Consolidated Financial Information." Depreciation and amortization are subject to revision based on appraisal of Iron Mountain Common Stock which is subject to restrictions on transfer issued and to be issued in connection with certain Recent Acquisitions and the Merger. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources--Recent and Pending Acquisitions" which is incorporated by reference herein. See "Incorporation of Certain Documents By Reference."

(2) Gives effect to certain identified cost savings that Iron Mountain believes would have been realized had the Recent Acquisitions and the Merger occurred and been fully integrated as of January 1, 1996 relating to: (i) termination of specific employees and related net reductions in compensation expense; (ii) closure of identified redundant facilities and related net reductions in occupancy costs; and (iii) the elimination of related party and management fees in excess of amounts that would have been incurred by Iron Mountain. Such cost savings are principally attributable to transactions other than the Merger. See "Pro Forma Condensed Consolidated Financial Information."

(3) The extraordinary charge for 1996 consists of a prepayment penalty, the write-off of deferred financing costs, original issue discount and loss on termination of interest rate protection agreements.

(4) Based on its experience in the records management industry, Iron Mountain believes that EBITDA is an important tool for measuring the performance of records management companies (including potential acquisition targets) in several areas, such as liquidity, operating performance and leverage. In addition, lenders use EBITDA as a criterion in evaluating records management companies, and substantially all of Iron Mountain's financing agreements contain covenants in which EBITDA is used as a measure of financial performance. However, EBITDA should not be considered an alternative to operating or net income (as determined in accordance with GAAP) as an indicator of Iron Mountain's performance or to cash flow from operations (as determined in accordance with GAAP) as a measure of liquidity. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Overview" and "--Liquidity and Capital Resources" which are incorporated by reference herein for discussions of other measures of performance determined in accordance with GAAP and Iron Mountain's sources and applications of cash flow.

(5) Gives effect to: (i) the acquisitions consummated after September 30, 1997;
    (ii) the Merger; and (iii) the 1997 Notes, as if each had occurred as of September 30, 1997. See "Pro Forma Condensed Consolidated Financial Information." Total assets and shareholders' equity are subject to revision based on appraisal of Iron Mountain Common Stock which is subject to restrictions on transfer issued and to be issued in connection with certain Recent Acquisitions and the Merger. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources--Recent and Pending Acquisitions" which is incorporated by reference herein.

Arcus Parties' Summary Financial Information


AGI

     The following summary historical consolidated statements of operations and balance sheet data of AGI as of and for each of the years ended December 31, 1992, 1993, 1994, 1995 and 1996 have been derived from AGI's audited consolidated financial statements. The summary historical consolidated statements of operations and balance sheet data of AGI for the nine months ended September 30, 1996 and 1997 have been derived from AGI's unaudited condensed consolidated financial statements. AGI's unaudited condensed consolidated financial statements include all adjustments, consisting of normal recurring accruals (other than as disclosed), that AGI considers necessary for a fair presentation of the financial position and the results of operations for those periods. Operating results for the nine months ended September 30, 1997 are not necessarily indicative of the results for the entire year ending December 31, 1997. The summary historical financial data set forth below should be read in conjunction with "Description of the Arcus Entities--Arcus Parties' Selected Financial and Operating Information--AGI", with "--Management's Discussion and Analysis of Financial Condition and Results of Operations" and with AGI's Consolidated Financial Statements and the Notes thereto included elsewhere in this Proxy Statement.



                                                                                               Nine Months
                                                 Year Ended December 31,                    Ended September 30,
                                --------------------------------------------------------- ----------------------
                                  1992        1993        1994        1995       1996      1996         1997
                                ----------- ----------- ------------ --------- ---------- --------- ------------
                                      (Dollars in Thousands, except per share data)
Statements of Operations Data:
Revenues:
  Storage and Transport  ...... $     --     $     --    $     --     $16,158   $ 43,671   $31,853   $ 38,174
  Other   .....................       --           --          --       4,520     22,310    13,315     30,795
                                ---------    --------    --------     --------  ---------  --------  ---------
    Total Revenues    .........       --           --          --      20,678     65,981    45,168     68,969
                                =========    ========    ========     ========  =========  ========  =========
Income (Loss) from Continuing
 Operations  ..................   (2,642)      (5,720)       (231)        491        887     1,200        476
                                ---------    --------    --------     --------  ---------  --------  ---------
Net Income (Loss)  ............ $(79,696)    $ (6,620)   $   (231)    $   491   $    887   $ 1,200   $    476
                                =========    ========    ========     ========  =========  ========  =========
Earnings (Loss) Per Share   ... $  (6.97)    $  (0.58)   $  (0.02)    $  0.04   $   0.08   $  0.11   $   0.04
Cash Dividends per Share    ... $   9.24     $   0.57    $     --     $    --   $     --   $    --   $     --
Other Data:
EBITDA    .....................                          $ (1,396)    $ 1,713   $  7,479   $ 5,951   $  7,979


                                                         December 31,
                                -------------------------------------------------------            September 30,
                                  1992         1993        1994        1995      1996                   1997
                                --------      -------     -------     ------    -------              ----------
Balance Sheet Data:
Total Assets    ............... $ 29,052     $ 16,044    $ 38,913     $84,911   $105,463             $105,821
Total Long-Term Debt and
 Redeemable Preferred Stock
 of Subsidiary  ............... $     --     $     --    $ 21,907     $53,386   $ 63,882             $ 65,750
Stockholders' Equity  ......... $ 27,900     $ 14,790    $ 14,559     $15,038   $ 15,345             $ 15,764

UAC

     The following summary historical consolidated statements of operations and balance sheet data of UAC as of and for each of the years ended December 31, 1994, 1995 and 1996 have been derived from UAC's audited consolidated financial statements. The summary historical consolidated statements of operations and balance sheet data of UAC for the nine months ended September 30, 1996 and 1997 have been derived from UAC's unaudited condensed consolidated financial statements. UAC's unaudited condensed consolidated financial statements include all adjustments, consisting of normal recurring accruals, that UAC considers necessary for a fair presentation of the financial position and the results of operations for those periods. Operating results for the nine months ended September 30, 1997 are not necessarily indicative of the results for the entire year ending December 31, 1997. The summary historical financial data set forth below should be read in conjunction with "Description of the Arcus Entities--Arcus Parties' Selected Financial and Operating Information--UAC", with "--Management's Discussion and Analysis of Financial Condition and Results of Operations" and with UAC's Consolidated Financial Statements and the Notes thereto included elsewhere in this Proxy Statement.


                                                                                   Nine Months
                                               Year Ended December 31,          Ended September 30,
                                          ---------------------------------- -----------------------
                                            1994        1995       1996         1996         1997
                                          ----------- ---------- -----------   --------- -----------
                                          (Dollars in Thousands, except per
                                                     share data)
Statements of Operations Data:
Revenues:
   Storage and Transport  ............... $     --     $16,158    $ 43,671      $31,853   $38,174
   Other   ..............................       --       4,520      22,310       13,315    30,795
                                          ---------    -------    --------      --------  --------
    Total Revenues  .....................       --      20,678      65,981       45,168    68,969
                                          ---------    -------    --------      --------  --------
Net Income    ...........................      361       1,312       1,634        1,562     1,616
                                          ---------    -------    --------      --------  --------
Net Income (Loss) Attributed to
 Common Stockholders   .................. $   (667)    $  (443)   $   (260)     $   141   $    83
                                          =========    =======    ========      ========  ========
Earnings (Loss) Per Common Share   ...... $  (0.67)    $ (0.44)   $  (0.26)     $  0.14   $  0.08
Other Data:
EBITDA  ................................. $   (391)    $ 3,537    $  9,453      $ 7,519   $ 9,692



                                                     December 31,
                                          ----------------------------------             September 30,
                                             1994       1995        1996                      1997
                                           ---------     -------     -------              ----------
Balance Sheet Data:
Total Assets  ........................... $ 33,997     $79,469    $100,175                $  100,985
Total Long-Term Debt   .................. $     --     $29,725    $ 38,325                $   38,661
Stockholders' Equity   .................. $ 33,986     $35,284    $ 36,180                $   37,733

ATSI

     The following summary historical consolidated statements of operations and balance sheet data of ATSI as of and for each of the years ended December 31, 1992, 1993, 1994, and the seven month period ended July 31, 1995 have been derived from the audited consolidated financial statements of Arcus, Inc. ("AI"), a wholly owned subsidiary of ATSI, or "predecessor". The following summary historical consolidated statements of operations and balance sheet data as of and for the five month period ended December 31, 1995 and the year ended December 31, 1996 have been derived from ATSI's audited consolidated financial statements. The summary historical consolidated statement of operations and balance sheet data of ATSI for the nine months ended September 30, 1996 and 1997 have been derived from ATSI's unaudited condensed consolidated financial statements. ATSI's unaudited condensed consolidated financial statements include all adjustments, consisting of normal recurring accruals, that ATSI considers necessary for a fair presentation of the financial position and the results of operations for those periods. Operating results for the nine months ended September 30, 1997 are not necessarily indicative of the results for the entire year ending December 31, 1997. The summary historical financial data set forth below should be read in conjunction with "Description of the Arcus Entites--Arcus Parties' Selected Financial and Operating Information--ATSI", with "--Management's Discussion and Analysis of Financial Condition and Results of Operations" and with ATSI's Consolidated Financial Statements and the Notes thereto included elsewhere in this Proxy Statement.


                                                                                 Seven         Five
                                                                                 Months        Months
                                  Year Ended    Year Ended      Year Ended       Ended         Ended       Year Ended
                                  December 31,  December 31,    December 31,    July 31,     December 31,  December 31,
                                     1992          1993            1994          1995           1995          1996
                                 (Predecessor) (Predecessor)   (Predecessor)  (Predecessor)  (Successor)   (Successor)
                                 ------------- --------------- -------------  -------------  ------------  ------------
                                                       (Dollars in Thousands, except per share data)
Statements of Operations Data:
 Revenues:
  Storage and Transport   ......   $27,745       $30,999         $34,494       $21,401        $16,158      $43,671
  Other    .....................     4,593         5,517           6,339         4,277          4,520       22,310
                                   --------      --------        --------      --------       --------     --------
    Total Revenues  ............    32,338        36,516          40,833        25,678         20,678       65,981
                                   --------      --------        --------      --------       --------     --------
Net Income    ..................   $ 1,304       $ 2,602         $ 3,584       $ 2,554        $ 1,057      $ 2,563
                                   ========      ========        ========      ========       ========     ========
Earnings Per Share  ............   $  0.17       $  0.34         $  0.46       $  0.32        $  0.48      $  0.99
Other Data:
EBITDA  ........................   $ 5,116       $ 6,997         $ 8,770       $ 5,602        $ 4,595      $11,652



                                    Nine Months
                                       Ended
                                   September 30,
                                    1996   1997
                                    (Successor)
                                 ------------------
Statements of Operations Data:
 Revenues:
  Storage and Transport   ...... $31,853   $38,174
  Other    .....................  13,315    30,795
                                 --------  --------
    Total Revenues  ............  45,168    68,969
                                 --------  --------
Net Income    .................. $ 2,022   $ 2,184
                                 ========  ========
Earnings Per Share  ............ $  0.83   $  0.66
Other Data:
EBITDA  ........................ $ 8,722   $10,964


                                                      December 31,
                                ---------------------------------------------------------    September 30,
                                 1992        1993        1994        1995        1996           1997
                                ---------   ---------   ---------   ---------   ---------   --------------
Balance Sheet Data:
Total Assets  ...............   $18,620     $20,073     $23,387     $60,130     $88,458      $92,964
Total Long-Term Debt   ......   $   267     $   678     $   551     $29,725     $39,513      $40,161
Stockholders' Equity   ......   $10,614     $12,757     $16,367     $18,574     $30,611      $33,963

Comparative Per Share Data

     The following table sets forth (i) historical earnings (loss) and book value per share for Iron Mountain, (ii) historical earnings (loss) and book value per share for AGI, UAC and ATSI, (iii) unaudited pro forma combined
(loss) and book value per share for Iron Mountain, and (iv) unaudited pro forma equivalent combined (loss) and book value per share for AGI, UAC and ATSI. Iron Mountain has never declared a cash dividend on its capital stock. No dividends have ever been paid on ATSI Common Stock or UAC Common Stock or have been paid in the last three years on AGI Common Stock. In 1992 and 1993, AGI paid dividends in the amounts of $9.24 and $0.57, respectively, per share of AGI Common Stock. In 1994, UAC paid a dividend with respect to UAC Preferred Stock of 1,028 shares of UAC Preferred Stock with a value of $1,028,000, and has accrued, but not yet paid dividends with respect to UAC Preferred Stock having values of $1,754,240 and $1,894,579 for the years 1995 and 1996, respectively. The unaudited pro forma combined share data give effect to the Merger and the Iron Mountain Transactions described in "Pro Forma Condensed Consolidated Financial Information" included elsewhere in this Proxy Statement. The data set forth below should be read in conjunction with Iron Mountain's Consolidated Financial Statements and the Notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" incorporated by reference herein (see "Incorporation of Certain Documents by Reference"), and with the Arcus Parties' Consolidated Financial Statements and the Notes thereto, with "Pro Forma Condensed Consolidated Financial Information," and with "Description of the Arcus Entities--Management's Discussion and Analysis of Financial Condition and Results of Operations," included elsewhere in this Proxy Statement.


                                                                     Nine Months Ended        Year Ended
                                                                         or as of              or as of
                                                                    September 30, 1997     December 31, 1996
                                                                    --------------------   ------------------
Historical:
 Iron Mountain
   Income (loss) before extraordinary charge per common and
    common equivalent share  ....................................        $ (0.17)              $  0.01
   Book value per common and common equivalent share    .........           9.39                  5.17
 AGI
   Earnings per share  ..........................................        $  0.04               $  0.08
   Book value per share   .......................................           1.38                  1.34
 UAC
   Earnings (loss) per common and common equivalent share  ......        $  0.08               $ (0.26)
   Book value per common share  .................................          10.64                 10.62
 ATSI
   Earnings per share  ..........................................        $  0.66               $  0.99
   Book value per share   .......................................          10.21                  9.55
Pro forma:
 Iron Mountain
   Loss before extraordinary charge per common share ............        $ (0.52)              $ (1.02)
   Book value per common and common equivalent share ............          15.20                 15.73
 AGI equivalent pro forma
   Loss per share   .............................................        $ (0.04)              $ (0.08)
   Book value per share   .......................................           1.15                  1.19
 UAC equivalent pro forma
   Loss per common share  .......................................        $ (0.49)              $ (0.95)
   Book value per common share  .................................          14.21                 14.70
 ATSI equivalent pro forma
   Loss per share   .............................................        $ (0.46)              $ (0.90)
   Book value per share   .......................................          13.39                 13.85

                                 RISK FACTORS


Risk Factors Related to the Iron Mountain Common Stock

     Arcus Party stockholders should carefully consider the following risk factors, in addition to the other information contained in this Proxy Statement, in connection with their decisions to approve the Arcus Proposals, including the Merger Agreement.

     Risks Associated with Acquisition Strategy. Iron Mountain has pursued and intends to continue to pursue acquisitions of records management businesses as a key component of its growth strategy. Since mid-1994, Iron Mountain has acquired or agreed to acquire 42 records management businesses for aggregate consideration of approximately $577 million, including approximately $173 million of Iron Mountain Common Stock and options to purchase Iron Mountain Common Stock (but not contingent payments of up to $5.9 million based upon the achievement of certain targets in 1997 and 1998). Certain risks are inherent in an acquisition strategy, such as increasing leverage and debt service requirements and combining disparate company cultures and facilities, which could adversely affect Iron Mountain's operating results. The success of any completed acquisition (including the Merger) will depend in part on Iron Mountain's ability to integrate effectively the acquired records management business into Iron Mountain. The process of integrating such acquired businesses may involve unforeseen difficulties and may require a disproportionate amount of management's attention and Iron Mountain's financial and other resources. No assurance can be given that additional suitable acquisition candidates will be identified, financed and purchased on acceptable terms, or that recent acquisitions or future acquisitions (including the Merger), if completed, will be successful.

     In September, 1997 Iron Mountain amended and restated (the "Credit Agreement Amendment") its bank facility, dated as of September 30, 1996, among Iron Mountain, the lenders party thereto and The Chase Manhattan Bank, as Administrative Agent (the "Credit Agreement"). Under the terms of the Credit Agreement Amendment, acquisitions by Iron Mountain involving: (i) $350 million in the aggregate or $250 million in cash for the fourth quarter of 1997 (provided that $175 million of such aggregate amount and $125 million of such cash amount may be carried over to the first quarter of 1998 if the Merger occurs in such quarter); (ii) in excess of $65 million (other than the Merger and the acquisition of HIMSCORP, Inc. ("HIMSCORP")) for any one acquisition; and (iii) $150 million in the aggregate or $100 million in cash for 1998 or any subsequent year require the approval of lenders holding 51% or more of the commitments under the Credit Agreement Amendment. No assurance can be given that the lenders will consent to any acquisitions that Iron Mountain proposes to make in excess of such limits.

     The size, timing and integration of possible future acquisitions may cause substantial fluctuations in operating results from quarter to quarter. As a result, operating results for any quarter may not be indicative of the results that may be achieved for any subsequent fiscal quarter or for a full fiscal year.

     Competition; Alternative Technologies. Iron Mountain has one or more competitors in all geographic areas where it operates. Iron Mountain believes that competition for customers is based on price, reputation for reliability, quality of service and scope and scale of technology, and believes that it generally competes effectively based on these factors. As a result of this competition, the records management industry has for the past several years experienced downward pricing pressures. While Iron Mountain believes that this pricing climate is stabilizing, there can be no assurance that prices will not decline further, as competitors seek to gain or preserve market share. Should a further downward trend in pricing occur or continue for an extended period of time, it could have a material adverse effect on Iron Mountain's results of operations. Iron Mountain also competes for acquisition candidates. Some of Iron Mountain's competitors may possess greater financial and other resources than Iron Mountain. If any such competitor were to devote additional resources to the records management business and such acquisition candidates or to focus its strategy on Iron Mountain's markets, Iron Mountain's results of operations could be adversely affected. In addition, Iron Mountain faces competition from the internal document handling capability of its current and potential customers. There can be no assurance that these organizations will outsource more of their document management needs or that they will not bring in-house some or all of the functions they currently outsource.

     The substantial majority of Iron Mountain's revenues have been derived from the storage of paper documents and from related services. Such storage requires significant physical space. Alternative technologies for generating, capturing, managing, transmitting and storing information have been developed, many of which require significantly less space than paper. Such technologies include computer media, microforms, audio/video tape, film, CD-ROM and optical disk. None of these technologies has replaced paper as the principal means for storing information. However, there can be no assurance that one or more non-paper-based technologies (whether now existing or developed in the future) may not in the future reduce or supplant the use of paper as a preferred medium, which could in turn adversely affect Iron Mountain's business.

     Financial Leverage; Debt Service Requirements. Iron Mountain is highly leveraged due to the substantial indebtedness it has incurred primarily to finance acquisitions and expand its operations. As of September 30, 1997, after giving effect to the acquisitions consummated after September 30, 1997, the Merger and Iron Mountain's offering of $250 million of 8-3/4% Senior Subordinated Notes due 2009 (the "1997 Notes") and the use of the net proceeds thereof, Iron Mountain had $494.5 million in total indebtedness and $224.4 million in stockholders' equity. Iron Mountain expects to continue to borrow under the Credit Agreement and possible future credit arrangements in order to finance possible future acquisitions and for general corporate purposes.

     The ability of Iron Mountain to repay its indebtedness depends upon future operating performance, which is subject to the success of Iron Mountain's business strategy, prevailing economic conditions, levels of interest rates and financial, business and other factors, many of which are beyond Iron Mountain's control. The debt service obligations of Iron Mountain could have important consequences, including the following: (i) the ability of Iron Mountain to obtain additional financing for future working capital needs or for possible future acquisitions or other purposes may be limited; (ii) a substantial portion of Iron Mountain's cash flow from operations will be dedicated to the payment of principal and interest on its indebtedness, thereby reducing funds available for other purposes; (iii) Iron Mountain may be more vulnerable to adverse economic conditions than some of its competitors and thus may be limited in its ability to withstand competitive pressures; and (iv) Iron Mountain may be more highly leveraged than certain of its competitors, which may place it at a competitive disadvantage.

     A substantial portion of Iron Mountain's cash flow from operations is required for debt service. Management believes that cash flow from operations in conjunction with borrowings from existing and possible future credit facilities will be sufficient for the foreseeable future to meet debt service requirements and to make possible future acquisitions and capital expenditures. However, there can be no assurance in this regard, and Iron Mountain's leverage could make it vulnerable to a downturn in the operating performance of its subsidiaries, a downturn in economic conditions or, because borrowings under the Credit Agreement bear interest at rates which fluctuate, increases in interest rates on borrowings under the Credit Agreement. If such cash flow were not sufficient to meet such debt service requirements or payments of principal, Iron Mountain could be required to sell additional equity securities, refinance its obligations or dispose of assets in order to make such scheduled payments. There can be no assurance that Iron Mountain would be able to effect any of such transactions or do so on favorable terms.

     Casualty. Iron Mountain currently maintains and intends to continue to maintain, to the extent such insurance is available on commercially reasonable terms, comprehensive liability, fire, flood and earthquake (where appropriate) and extended coverage insurance with respect to the properties that it now owns or leases or that it may in the future own or lease, with customary limits and deductibles. Certain types of loss, however, may not be fully insurable on a cost-effective basis, such as losses from earthquakes, or may be altogether uninsurable, such as losses from riots. In addition, as of September 30, 1997, 28 of Iron Mountain's 156 records management facilities were located in California and Iron Mountain derived approximately 23% of its revenues for the nine months ended September 30, 1997 from its operations in California. Giving effect to the Recent Acquisitions and the Merger, as of September 30, 1997, 44 of Iron Mountain's 217 records management facilities were located in California and Iron Mountain would have derived approximately 24% of its revenues for the nine months ended September 30, 1997 on a pro forma basis from these 44 facilities. Iron Mountain has in the past suffered damages and losses from an earthquake and a riot in California, which damages and losses were substantially covered by insurance. In March 1997, Iron Mountain experienced three fires, two of which authorities have determined were caused by arson and which resulted in significant damage to one of its records management facilities and the total destruction of another of its records management facilities, both located in South Brunswick, New Jersey. Iron Mountain has filed several insurance claims related to the South Brunswick fires, including a significant claim under its business interruption insurance policy. In the future, should uninsured losses or damages occur, Iron Mountain could lose both its investment in and anticipated profits and cash flow from the affected property and may continue to be obligated on any leasehold obligations, mortgage indebtedness or other obligations related to such property. As a result, any such loss could materially adversely affect Iron Mountain.

     Recent Losses; EBITDA Objective. Iron Mountain has experienced net losses applicable to common stockholders of $0.1 million, $1.9 million, $2.0 million and $1.8 million during 1994, 1995, 1996 and the first nine months of 1997, respectively. Such net losses are attributable in part to significant charges associated with Iron Mountain's pursuit of its growth strategy, namely, (i) depreciation and amortization expenses associated with expansion of Iron Mountain's storage capacity and (ii) goodwill amortization associated with acquisitions accounted for under the purchase method. In addition, net income applicable to common stockholders has been negatively affected by a charge for accretion of a redeemable put warrant and, in 1996, by an extraordinary charge related to the early retirement of debt. The put warrant was redeemed in February 1996, upon completion of Iron Mountain's initial public offering.

     Iron Mountain's primary financial objective is to increase its EBITDA, which is a source of funds to service indebtedness and for investment in continued internal growth and growth through acquisitions, and not net income and net income applicable to common stockholders. Iron Mountain has benefited from growth in EBITDA, which has increased from $17.9 million for 1992 to $33.6 million for 1996 ($34.0 million for the first nine months of 1997, an increase of 40.9% over the first nine months of 1996), while net losses applicable to common stockholders have increased over such period. Based on its experience in the records management industry, Iron Mountain believes that EBITDA is an important tool for measuring the performance of records management companies (including potential acquisition targets) in several areas, such as liquidity, operating performance and leverage. In addition, lenders use EBITDA as a criterion in evaluating records management companies, and Iron Mountain's financing agreements contain covenants in which EBITDA is used as a measure of financial performance. Other measures of Iron Mountain's financial performance, such as net income and net income applicable to common stockholders, have been negatively affected by pursuit of Iron Mountain's objective to increase EBITDA and may be negatively affected in the future. In addition, execution of Iron Mountain's growth strategy could result in future net losses due to increased interest expense associated with borrowings under the Credit Agreement and possible future credit arrangements and increased depreciation and amortization expenses.

     Anti-Takeover Effect of Certain Provisions of Iron Mountain's Certificate of Incorporation, By-Laws and the Note Indenture. Certain provisions of Iron Mountain's Amended and Restated Certificate of Incorporation (the "Iron Mountain Restated Certificate") and the Iron Mountain By-Laws could have the effect of making it more difficult for a third party to acquire, or discouraging a third party from acquiring, a majority of the outstanding capital stock of Iron Mountain and could make it more difficult to consummate certain types of transactions involving an actual or potential change in control of Iron Mountain, such as a merger, tender offer or proxy contest. See "Description of Iron Mountain Capital Stock--DGCL and Certain Provisions of the Iron Mountain Restated Certificate and Iron Mountain By-Laws." The Iron Mountain Restated Certificate also provides for three classes of Directors, as equal in number as possible, to be elected on a staggered basis (one class per year). As a result of such a provision, it would generally require at least two elections of the Iron Mountain Board to replace a majority of the members of the Iron Mountain Board, thereby enabling existing management to exercise significant control over Iron Mountain's affairs during such period. Pursuant to the Iron Mountain Restated Certificate, shares of Iron Mountain Preferred Stock may be issued in the future without further stockholder approval and upon such terms and conditions, and having such rights, privileges and preferences (including the right to vote and the right to convert into Iron Mountain Common Stock), as the Iron Mountain Board may determine. See "Description of Iron Mountain Capital Stock--Preferred Stock."

     Iron Mountain currently has outstanding the 1997 Notes and $165 million in principal amount of its 10-1/8% Senior Subordinated Notes due 2006 (the "1996 Notes"). Under certain circumstances relating to a change of control of Iron Mountain (a "Change of Control") as set forth in the Indentures (the "Note Indentures") relating to the 1996 Notes and the 1997 Notes, Iron Mountain will be required to make an offer to purchase all of the 1996 Notes and the 1997 Notes then outstanding at a purchase price, in cash, equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase. There can be no assurance that Iron Mountain would be able to obtain such funds through a refinancing of the 1996 Notes and the 1997 Notes to be purchased or otherwise, or that the purchase would be permitted under the Credit Agreement. Also, the requirement that Iron Mountain make an offer to purchase all of the 1996 Notes and the 1997 Notes then outstanding in the event of a Change of Control may have the effect of deterring a third party from effecting a transaction that would constitute a Change of Control.

     Control by Principal Stockholders. Giving effect to the consummation of the Merger based on the Baseline Assumptions, the Iron Mountain Principal Stockholders and Kent P. Dauten, a Director of Iron Mountain, would own approximately 43.2% of the Iron Mountain Common Stock and voting power. The voting power held by such stockholders may have the effect of discouraging certain types of transactions involving an actual or potential change of control of Iron Mountain, including transactions in which the holders of Iron Mountain Common Stock might otherwise receive a premium for their shares over then-current market prices. In addition, as a result of such voting power, such stockholders will have the ability to significantly affect the election of Directors of Iron Mountain who, in turn, control the management and affairs of Iron Mountain.

     Environmental Matters. As of September 30, 1997, Iron Mountain owned or leased approximately 8.9 million square feet of records management facilities. Under various federal, state and local environmental laws, ordinances and regulations ("Environmental Laws"), an owner of real estate or a lessee conducting operations thereon may become liable for the costs of investigation, removal or remediation of soil and groundwater contaminated by certain hazardous substances or wastes or petroleum products. Certain such laws impose cleanup responsibility and liability without regard to whether the owner or operator of the real estate or operations thereon knew of or was responsible for the contamination, and whether or not operations at the property have been discontinued or title to the property has been transferred. In addition, the presence of such substances, or the failure to properly remediate such property, may adversely affect the current property owner's or operator's ability to sell or rent such property or to borrow using such property as collateral. The owner or operator of contaminated real estate also may be subject to common law claims by third parties based on damages and costs resulting from off-site migration of the contamination.

     Certain Environmental Laws govern the removal, encapsulation or disturbance of asbestos-containing materials ("ACMs"). Such laws may impose liability for release of ACMs and may enable third parties to seek recovery from owners or operators of real estate for personal injury associated with exposure to such substances. Certain facilities operated by Iron Mountain contain or may contain ACMs. In addition, certain of the properties formerly or currently owned or operated by Iron Mountain were previously used for industrial or other purposes that involved the use or storage of hazardous substances or petroleum products or the generation and disposal of hazardous wastes, and in some instances, included the operation of underground storage tanks ("USTs"). In connection with its former and current ownership or operation of certain properties, Iron Mountain may be potentially liable for environmental costs such as those discussed above. Iron Mountain has from time to time conducted certain environmental investigations and remedial activities at certain of its former and current facilities, but an in-depth environmental review of all properties has not yet been conducted by or on behalf of Iron Mountain.

     Iron Mountain believes it is in substantial compliance with all applicable material Environmental Laws. Iron Mountain has not received any written notice from any governmental authority or third party asserting, and is not otherwise aware of, any material environmental noncompliance, liability or claim relating to hazardous substances or wastes, petroleum products or material Environmental Laws applicable to its operations in connection with any of its present or former properties. However, no assurance can be given that there are, or as a result of possible future acquisitions there will be, no environmental conditions for which Iron Mountain might be liable in the future or that future regulatory action, as well as compliance with future Environmental Laws, will not require Iron Mountain to incur costs for or at its properties that could have a material adverse effect on Iron Mountain's financial condition and results of operations.

     No Intention to Pay Dividends. Iron Mountain has never declared or paid cash dividends on its capital stock. Iron Mountain intends to retain future earnings for use in its business and does not anticipate declaring or paying any cash dividends on shares of Iron Mountain Common Stock in the foreseeable future. In addition, Iron Mountain is currently restricted under the terms of the Credit Agreement and the Note Indentures from declaring or paying cash dividends on its Common Stock. See "Market Prices and Dividend Data" and Note 3 of Notes to Iron Mountain's Consolidated Financial Statements which are included in Iron Mountain's Current Report on Form 8-K (File No. 0-27584), filed with the Commission on October 30, 1997. See "Incorporation of Certain Documents by Reference."


Risk Factors Related to the Arcus Proposals, Including the Merger

     Value of Merger Consideration. The number of shares of Iron Mountain Common Stock to be issued in the Merger will be based upon the Determination Price. If the Determination Price equals the floor price of $29.00 and the market price of the Iron Mountain Common Stock at the Effective Time is less than such floor price, then the value of the Merger consideration to be received by the AGI stockholders could be less than $84.7 million in the aggregate and approximately $2.73 per share of AGI Common Stock and approximately $976 per share of AGI Preferred Stock, giving effect to the Arcus Proposals and based upon the Baseline Assumptions (other than those relating to the Determination Price). The converse is true if the Determination Price equals the ceiling price of $36.00 and the market price of the Iron Mountain Common Stock at the Effective Time is greater than such ceiling price. In such instance, the Merger consideration to be received by the AGI stockholders would exceed $84.7 million in the aggregate and approximately $2.73 per share of AGI Common Stock and $976 per share of AGI Preferred Stock, giving effect to the Reorganizations and based upon the Baseline Assumptions. On November 20, 1997, the closing sales price per share of the Iron Mountain Common Stock, as reported on the Nasdaq National Market, was $38.25 and the Determination Price calculated as of such date was approximately $36.00 (the actual average closing price per share for such period was $37.82). Thus, if the Merger had closed on November 20, 1997, the value of the Merger consideration would have been approximately $87.8 million in the aggregate and approximately $2.80 per share of AGI Common Stock and approximately $1,034 per share of AGI Preferred Stock (before considering any impact of the restrictions on the transfer of Iron Mountain Common Stock to be issued in the Merger).

     Restrictions on Transfer of Iron Mountain Common Stock. In order to protect the tax-free nature of the Merger, none of the shares of Iron Mountain Common Stock received by the former stockholders of the Arcus Parties (other than a person receiving Iron Mountain Common Stock in exchange for AGI Common Stock received in connection with the Option Exercise) may be transferred by such stockholders during the Transfer Restriction Period. Iron Mountain is in the process of obtaining appraisals of the Iron Mountain Common Stock received in the Merger to determine how such restrictions impact the fair value of such shares. The value of shares of Iron Mountain Common Stock issued in the Merger would be adversely affected if the market price following the end of the Transfer Restriction Period were less than the market price at the Effective Time. For a full description of the Transfer Restrictions, see "The Merger Agreement--Conversion of AGI Stock--Restrictions on Transfer of Iron Mountain Common Stock."

     Interests of Certain Persons in the Transactions. In considering the recommendation of the Arcus Parties' Boards with respect to the Arcus Proposals, including the Reorganizations and the Merger, stockholders of the Arcus Parties should be aware that certain members of the Arcus Parties' management and the Arcus Parties' Boards have certain interests in the Arcus Proposals, including the Reorganizations and the Merger, that may present them with actual or potential conflicts of interest. Mr. Bailey, a Director of each Arcus Party, a stockholder of AGI and a holder of options to acquire shares of UAC Common Stock, will be appointed a Class C Director of Iron Mountain following the Closing Date. As a Director of Iron Mountain, Mr. Bailey will receive Directors' compensation and will be eligible to participate in the Iron Mountain Stock Option Plan. For a discussion of additional management interests, see "Summary--Interests of Certain Persons."

     Tax Risk. AGI intends that each of the ATSI Reorganization and the UAC Reorganization will be tax free to AGI, UAC and ATSI, and the stockholders thereof, except to the extent Iron Mountain elects to require the exercise of any AGI options, in which case the option holders will recognize income to the extent of the options' value, and to the extent stockholders receive an allocated portion of the Damson Interest and/or the Connected Stock. AGI and Iron Mountain intend that the Merger will constitute a tax-free reorganization within the meaning of Section 368(a) of the Code. The obligations of each of the Arcus Parties to effect each of the ATSI Reorganization and the UAC Reorganization, and of each of Iron Mountain and the Arcus Parties to effect the Merger are each conditioned upon receipt of an opinion from its counsel, in form and substance reasonably satisfactory to it, regarding certain tax consequences of the Merger and (in the case of the Arcus Parties) each of the ATSI Reorganization and the UAC Reorganization. Such opinions are collectively substantially to the effect that for federal income tax purposes each of the ATSI Reorganization and the UAC Reorganization and the Merger constitute reorganizations within the meaning of Section 368 of the Code (or in the case of each of the ATSI Reorganization and the UAC Reorganization, in part as liquidations within the meaning of Sections 332 and 336 of the Code) and that no gain or loss will be recognized by Iron Mountain or any Arcus Party as a result of the Merger or each of the ATSI Reorganization and the UAC Reorganization. In rendering their opinions, counsel will rely upon, and assume, the factual accuracy of, representations of Iron Mountain, the Arcus Parties, and certain stockholders of the Arcus Parties. Such opinions are not binding on the Internal Revenue Service (the "Service") and would not, in any event, prevent the Service from challenging the tax-free nature of these transactions under the Code.

                           THE STOCKHOLDERS MEETINGS


     At the Arcus Stockholders Meetings or any adjournments or postponements thereof, holders of shares of AGI Common Stock, UAC Common Stock, UAC Preferred Stock and ATSI Common Stock will be asked to approve and adopt the AGI Proposals, the UAC Proposals, the UAC Warrant Repurchases and the ATSI Proposal, as the case may be. At the Iron Mountain Stockholders Meetings or any adjournments or postponements thereof, holders of shares of Iron Mountain Common Stock will be asked to approve and adopt the Merger Agreement and the Iron Mountain Charter Amendments.

     The UAC Board has unanimously approved the UAC Reorganization Agreement, the UAC Reorganization, the UAC Charter Amendments, the UAC Warrant Repurchases, the ATSI Reorganization Agreement, the Merger Agreement and the Merger, believes that the UAC Reorganization Agreement, the UAC Reorganization, the UAC Charter Amendments, the UAC Warrant Repurchases, the ATSI Reorganization Agreement, the Merger Agreement and the Merger are in the best interests of UAC and its stockholders and unanimously recommends that UAC's stockholders vote FOR the approval and adoption of the UAC Proposals and that holders of the UAC Preferred Stock also vote FOR the UAC Warrant Repurchases and ATSI Reorganization Agreement.

     The ATSI Board has unanimously approved the ATSI Reorganization Agreement, the ATSI Reorganization, the Merger Agreement and the Merger, believes that the ATSI Reorganization Agreement, the ATSI Reorganization, the Merger Agreement and the Merger are in the best interests of ATSI and its stockholders and unanimously recommends that ATSI's stockholders vote FOR the approval and adoption of the ATSI Proposal.


     The AGI Board has unanimously approved the Reorganization Agreements, the Reorganizations, the AGI Charter Amendments, the Merger Agreement and the Merger, believes that the Reorganization Agreements, the Reorganizations, the AGI Charter Amendments, the Merger Agreement and the Merger are in the best interests of AGI and its stockholders and unanimously recommends that AGI's stockholders vote FOR the approval and adoption of the AGI Proposals.


     The Iron Mountain Board has unanimously approved the Merger Agreement and the Iron Mountain Charter Amendments, believes that approval and adoption of the Merger Agreement and the Iron Mountain Charter Amendments are in the best interests of Iron Mountain and its stockholders and unanimously recommends that Iron Mountain's stockholders vote FOR the approval and adoption of the Merger Agreement and the Iron Mountain Charter Amendments.


Record Dates; Quorum; Required Votes

Arcus Parties:

     The Arcus Record Date is November 20, 1997. Accordingly, each holder of record of UAC Common Stock, UAC Preferred Stock, ATSI Common Stock or AGI Common Stock at the close of business on the Arcus Record Date is entitled to notice of the meeting (or any adjournments or postponements thereof) and, at the meeting (or any adjournments or postponements thereof) to one vote for each share then held on each matter submitted to a vote of such stockholder. At the Arcus Record Date, there were 1,000,001 shares of UAC Common Stock outstanding, 27,396 shares of UAC Preferred Stock outstanding, 3,325,229 shares of ATSI Common Stock outstanding, and 11,426,525 shares of AGI Common Stock outstanding. The presence in person or by proxy of (i) a majority of shares of UAC Common Stock, AGI Common Stock, and ATSI Common Stock and (ii) 66-2/3% of the UAC Preferred Stock entitled to vote as of the Arcus Record Date is required to constitute a quorum for the transaction of business at their respective Arcus Stockholders Meeting.

     The UAC Reorganization Agreement, the UAC Reorganization and the UAC Charter Amendments must be approved and adopted by holders of a majority of the outstanding shares of UAC Common Stock and holders of 66-2/3% of the outstanding shares of UAC Preferred Stock with each voting as a separate class. The UAC Warrant Repurchases and the ATSI Reorganization must be approved and adopted by holders of 66-2/3% of the outstanding shares of UAC Preferred Stock. The ATSI Reorganization Agreement and the ATSI Reorganization must be approved and adopted by holders of a majority of the outstanding shares of ATSI Common
Stock. The Reorganization Agreements, the Reorganizations, the AGI Charter Amendments, the Merger Agreement and the Merger must be approved and adopted by holders of a majority of the outstanding shares of AGI Common Stock.

Neither stockholders of UAC nor of ATSI will be asked to approve the Merger Agreement or the Merger, because such stockholders will not be stockholders of record of AGI on the Arcus Record Date. Therefore, stockholders of UAC or ATSI who oppose the Merger Agreement and the Merger should vote against the UAC Proposals, UAC Warrant Repurchases, ATSI Reorganization Agreement and ATSI Proposal, as applicable.

     Pursuant to the terms of the Stockholders' Agreement, the Arcus Principal Stockholders have agreed to vote all of the shares of stock of the Arcus Parties owned, beneficially or of record, by them in favor of the Arcus Proposals, including the Merger Agreement. As the Arcus Principal Stockholders control, directly or indirectly, 72%, 99%, 96% and 81% of the voting power of the AGI Common Stock, UAC Common Stock, the UAC Preferred Stock and the ATSI Common Stock outstanding, respectively, stockholder approval of the Arcus Proposals, including the Merger is assured. See "Ancillary Agreements--Stockholders' Agreement."


Iron Mountain:

     The Iron Mountain Record Date for the determination of shares of those holders of Iron Mountain Common Stock entitled to notice of, and to vote at, the Iron Mountain Stockholders Meeting is November 28, 1997. Only holders of record of shares of Iron Mountain Common Stock at the close of business on the Iron Mountain Record Date will be entitled to notice of, and to vote at, the Iron Mountain Stockholders Meeting or any adjournments or postponements thereof. As of the Iron Mountain Record Date, there were outstanding 13,447,176 shares of Iron Mountain Common Stock held by approximately 220 holders of record. The holders of Iron Mountain Common Stock are each entitled to one vote per share. The presence in person or by proxy of a majority of shares entitled to vote as of the Iron Mountain Record Date is required to constitute a quorum for the transaction of business at the Iron Mountain Stockholders Meeting. The Merger Agreement must be approved and adopted by holders of a majority of the outstanding shares of Iron Mountain Common Stock entitled to vote at the Iron Mountain Stockholders Meeting. Each Iron Mountain Charter Amendment must be approved by holders of 66-2/3% of the outstanding shares of Iron Mountain Common Stock. Abstentions and broker non-votes are considered present for purposes of determining a quorum and will have the same effect as a vote against the Merger Agreement and the Iron Mountain Charter Amendments. The additional shares of Iron Mountain Common Stock and Iron Mountain Preferred Stock to be authorized pursuant to the Iron Mountain Charter Amendments are not necessary to consummate the Merger. Accordingly, approval of the Iron Mountain Charter Amendments is not a condition to the Merger.

     Pursuant to the Iron Mountain Voting Agreement, the Iron Mountain Principal Stockholders (which control 36.0% of the voting power of outstanding Iron Mountain Common Stock) agreed, among other things, to vote all of the shares of Iron Mountain Common Stock controlled by them in favor of the adoption of the Merger Agreement. See "Ancillary Agreements--Iron Mountain Voting Agreement."


Solicitation and Voting of Proxies

Arcus Parties:

     Stockholders of record on the Arcus Record Date are entitled to cast their votes, in person or by properly executed proxy, at the applicable Arcus Stockholders Meeting. All shares represented at the Arcus Stockholders Meetings by properly executed proxies received prior to or at the applicable Arcus Stockholders Meeting which have not expired or been properly revoked will be voted at the applicable Arcus Stockholders Meeting in accordance with the instructions indicated in such proxies. If no instructions are indicated, such proxies of UAC stockholders will be voted FOR the UAC Proposals and, in the case of UAC Preferred Stock, the UAC Warrant Repurchases and the ATSI Reorganization Agreement, such proxies of ATSI stockholders will be voted FOR the ATSI Proposal, and such proxies of AGI stockholders will be voted FOR the AGI Proposals. None of the Arcus Boards knows of any matters, other than the Arcus Proposals, that will come before the applicable Arcus Stockholders Meetings.

     If a quorum is not present at the time any of the Arcus Stockholders Meetings is convened, or if for any other reason AGI, UAC or ATSI believes that additional time should be allowed for the solicitation of proxies or for the satisfaction of conditions to the Arcus Proposals, including the Reorganizations or the Merger or the transactions contemplated thereby, AGI, UAC or ATSI may adjourn the AGI Stockholders Meeting, the UAC Stockholders Meeting or the ATSI Stockholders Meeting, respectively, with a vote of the holders of a majority of the shares of AGI Common Stock, UAC Common Stock or ATSI Common Stock, respectively, and holders of 66-2/3% of the outstanding shares of UAC Preferred Stock present at such meeting. If AGI, UAC or ATSI proposes to adjourn the AGI Stockholders Meeting, the UAC Stockholders Meeting or the ATSI Stockholders Meeting, as the case may be, the persons named in the enclosed proxy card will vote only those shares for which they have authority to vote in favor of the applicable Arcus Proposals in favor of such adjournment. The persons named in the enclosed proxy card will not vote any shares which have voted against the applicable Arcus Proposals in favor of such adjournment.

     Any proxy given pursuant to this solicitation may be revoked in the following manner by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing with the Secretary of AGI, UAC or ATSI, at or before the AGI Stockholders Meeting, the UAC Stockholders Meeting or the ATSI Stockholders Meeting, as applicable, a written notice of revocation bearing a date later than the date of the proxy, (ii) duly executing a subsequent proxy relating to the same shares and delivering it to the Secretary of AGI, UAC or ATSI at or before the AGI Stockholders Meeting, the UAC Stockholders Meeting or the ATSI Stockholders Meeting, as applicable, or (iii) attending the AGI Stockholders Meeting, the UAC Stockholders Meeting or the ATSI Stockholders Meeting, as applicable, and voting in person (although attendance at the such applicable meeting will not in and of itself constitute revocation of a proxy). Any written notice revoking a proxy should be sent: (i) by holders of AGI Common Stock to Richard S. Meller, Secretary, Arcus Group, Inc., Two North LaSalle Street-Suite 2100, Chicago, Illinois 60602; (ii) by holders of UAC Common Stock or UAC Preferred Stock to Richard S. Meller, Secretary, United Acquisition Company, Two North LaSalle Street-Suite 2100, Chicago, Illinois 60602; or (iii) by holders of ATSI Common Stock to Julien H. Meyer III, Secretary, Arcus Technology Services, Inc., 667 Madison Avenue, 25th Floor, New York, New York 10021-8029.

     Proxies are being solicited from AGI stockholders, UAC stockholders and ATSI stockholders by and on behalf of the AGI Board, the UAC Board and the ATSI Board, respectively. All expenses of this solicitation, including the cost of preparing and mailing this Proxy Statement will be shared by the Arcus Parties and Iron Mountain. In addition to solicitation by use of the mails, proxies may be solicited by Directors, officers and employees of the Arcus Parties in person or by telephone, telegram or other means of communications. Such Directors, officers and employees will not be additionally compensated, but may be reimbursed for out-of-pocket expenses in connection with such solicitation. Arrangements will be made with custodians, nominees and fiduciaries for forwarding of proxy solicitation materials to beneficial owners of AGI Common Stock, UAC Common Stock, UAC Preferred Stock and ATSI Common Stock held of record by such persons, and the Arcus Parties may reimburse such custodians, nominees and fiduciaries for reasonable expenses incurred in connection therewith.


Iron Mountain:

     Stockholders of record on the Iron Mountain Record Date are entitled to cast their votes, in person or by properly executed proxy, at the Iron Mountain Stockholders Meeting. All shares represented at the Iron Mountain Stockholders Meetings by properly executed proxies received prior to or at the Iron Mountain Stockholders Meeting and not properly revoked will be voted at the Iron Mountain Stockholders Meeting in accordance with the instructions indicated in such proxies. If no instructions are indicated, such proxies will be voted FOR approval of the Merger Agreement and the Iron Mountain Charter Amendments. The Iron Mountain Board does not know of any matters, other than the Merger Agreement and the Iron Mountain Charter Amendments, that will come before the Iron Mountain Stockholders Meeting.

     If a quorum is not present at the time the Iron Mountain Stockholders Meeting is convened, or if for any other reason Iron Mountain believes that additional time should be allowed for the solicitation of proxies or for the satisfaction of conditions to the Merger or the transactions contemplated thereby, Iron Mountain may adjourn the Iron Mountain Stockholders Meeting with a vote of the holders of a majority of the shares of Iron Mountain Common Stock present at such meeting. If Iron Mountain proposes to adjourn the Iron Mountain Stockholders Meeting, the persons named in the enclosed proxy card will vote only those shares for which they have authority to vote in favor of the Merger Agreement and the Iron Mountain Charter Amendments in favor of such adjournment. The persons named in the enclosed proxy card will not vote any shares which have voted against the Merger Agreement and the Iron Mountain Charter Amendments in favor of such adjournment.

     Any proxy given pursuant to this solicitation may be revoked in the following manner by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing with the Secretary of Iron Mountain, at or before the Iron Mountain Stockholders Meeting, a written notice of revocation bearing a date later than the date of the proxy, (ii) duly executing a subsequent proxy relating to the same shares and delivering it to the Secretary of Iron Mountain at or before the Iron Mountain Stockholders Meeting or (iii) attending the Iron Mountain Stockholders Meeting and voting in person (although attendance at the such applicable meeting will not in and of itself constitute revocation of a proxy).

Any written notice revoking a proxy should be sent to Iron Mountain at 745 Atlantic Avenue, Boston, Massachusetts 02111, Attention: Chief Executive Officer.

     Proxies are being solicited by and on behalf of the Iron Mountain Board. All expenses of this solicitation, including the cost of preparing and mailing this Proxy Statement will be shared by the Arcus Parties and Iron Mountain. In addition to solicitation by use of the mails, proxies may be solicited by Directors, officers and employees of Iron Mountain in person or by telephone, telegram or other means of communications. Such Directors, officers and employees will not be additionally compensated, but may be reimbursed for out-of-pocket expenses in connection with such solicitation. Arrangements will be made with custodians, nominees and fiduciaries for forwarding of proxy solicitation materials to beneficial owners of Iron Mountain Common Stock held of record by such persons, and Iron Mountain may reimburse such custodians, nominees and fiduciaries for reasonable expenses incurred in connection therewith.


Ownership of Arcus Parties' Securities

     The following tables provide information as of November 20, 1997, with respect to the shares of AGI Common Stock, UAC Common Stock, UAC Preferred Stock and ATSI Common Stock owned by (i) each person known by the Arcus Parties to own more than 5% of the outstanding AGI Common Stock, UAC Common Stock, UAC Preferred Stock or ATSI Common Stock, as the case may be, (ii) each Director of the Arcus Parties, (iii) each executive officer of the Arcus Parties and (iv) all Directors and executive officers of the Arcus Parties as a group. The second table assumes that the Reorganizations, the Iron Mountain Warrant Purchase and UAC Warrant Repurchases have occurred. The number of shares beneficially owned by each Director or executive officer is determined according to the rules of the Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power and also any shares which the individual or entity has the right to acquire upon consummation of the Merger through the exercise of an option, conversion feature or similar right. The amounts of beneficial ownership of UAC Common Stock by Directors, executive officers and 5% stockholders of the Arcus Parties set forth below do not reflect shares of UAC Common Stock held by AGI which may be deemed to be owned indirectly by such Directors, executive officers and 5% stockholders by virtue of their relationship to AGI, and the amounts of beneficial ownership of ATSI Common Stock by Directors, executive officers and 5% stockholders of the Arcus Parties set forth below do not reflect shares of ATSI Common Stock held by UAC which may be deemed to be owned indirectly by such Directors, executive officers and 5% stockholders by virtue of their relationship to UAC and/or AGI.


Prior to the Reorganizations:

                                            Amount of              Amount of               Amount of              Amount of
                                           Beneficial             Beneficial              Beneficial             Beneficial
                                        Ownership of AGI       Ownership of UAC        Ownership of UAC      Ownership of ATSI
                                          Common Stock           Common Stock         Preferred Stock(1)        Common Stock
                                     --------------------- ---------------------      ------------------     ------------------
             Name(2)                    Shares        %        Shares       %            Shares      %          Shares       %
----------------------------------   ------------- ------- ------------- -------      -----------  -----     -----------   ----
Directors and Executive
 Officers(3):
Ramon D. Ardizzone(4)    .........           0         *            0        *               0       *         5,000(5)     *
Clarke H. Bailey(6)   ............   1,637,844(7)    14.3     838,778(8)   47.8         11,403(9)   41.6           0        *
Barrie M. Damson(10)  ............     398,287        3.5           0        *               0       *             0        *
Richard A. Drutman(11)   .........           0         *            0        *               0       *        39,930(12)  1.2
Frank G. Hayes(13)    ............      50,000(14)     *       54,347(15)   5.2              0(16)   *             0        *
Melvyn N. Klein(17)   ............   6,633,369(18)   58.1     898,615(19)  50.1         14,763(20)  53.9       5,000(21)    *
Louis Marx, Jr.(22)   ............   1,419,505(23)   12.4     726,496(24)  44.3         11,403(25)  41.6           0        *
Julien H. Meyer III(26)  .........      50,000(27)     *       40,761(28)   3.9              0(29)   *             0        *
Donald W. Muskopf Jr.(30)   ......           0         *            0        *               0       *        13,430(31)    *
Stanley R. Rawn, Jr.(32)    ......   1,388,490(33)   12.2     726,496(34)  44.3         11,403(35)  41.6       5,000(36)    *
Thomas H. Seefurth(37)   .........           0(38)     *            0(39)    *               0(40)   *        83,610(41)  2.5
John Tedesco(42)   ...............           0(43)     *            0(44)    *               0(45)   *       115,000(46)  3.4
G. Theodore Wolf II(47)  .........           0         *            0        *               0       *       128,721(48)  3.9

                                           Amount of              Amount of              Amount of             Amount of
                                          Beneficial             Beneficial             Beneficial            Beneficial
                                       Ownership of AGI       Ownership of UAC       Ownership of UAC      Ownership of ATSI
                                         Common Stock           Common Stock        Preferred Stock(1)       Common Stock
                                   ---------------------   --------------------     ------------------   --------------------
             Name(2)                  Shares         %         Shares       %          Shares     %          Shares       %
---------------------------------- -------------- ------   ------------- ------     ----------- ------   -------------  -----
Directors and Executive
 Officers as a Group  ............  8,801,807(49)   77.0   1,832,501(50)   69.4      26,166(51)   95.5      395,691(52) 11.4
Five Percent Stockholders:
AGI(53)   ........................          0        *     800,000.8       80.0           0        *              0       *
GKH Investments, L.P.(54)   ......  6,391,736(55)   55.9     865,889(56)   49.1      14,223(57)   51.9            0       *
GKH Partners, L.P.(58)   .........  6,633,369(59)   58.1     898,615(60)   50.1      14,763(61)   53.9            0       *
Hudson River Capital
 LLC(62)  ........................  1,387,844       12.1     726,496(63)   44.3      11,403       41.6            0       *
UAC(64)   ........................          0        *             0        *             0        *      2,703,284     81.3


------------
* Less than 1%.

 (1) Shares owned include "accrued" but undeclared payment-in-kind dividends from January 1, 1995 through November 20, 1997 on UAC Preferred Stock, which results in total shares of 27,396.

 (2) Except as otherwise indicated, persons named have sole voting and investment power with respect to all shares shown as beneficially owned by them.

 (3) Robert J. Wasielewski and Alfred L. Williams, Jr. are Directors of each of AGI and UAC. Mr. Wasielewski and Mr. Williams do not own any securities of the Arcus Parties.

 (4) Ramon D. Ardizzone is a Director of ATSI. Mr. Ardizzone's address is c/o Glenayre Electronics, Inc., 5935 Carnegie Boulevard, Charlotte, North Carolina 28209.

 (5) Includes options to purchase 5,000 shares of ATSI Common Stock which will become exercisable upon consummation of the ATSI Reorganization.

 (6) Clarke H. Bailey is the Chairman and Chief Executive Officer of each of the Arcus Parties. Mr. Bailey's address is c/o United Acquisition Company, 667 Madison Avenue, 25th Floor, New York, New York 10021-8029.

 (7) Includes 1,387,844 shares beneficially owned by Hudson River Capital
     LLC, a Delaware limited liability company ("Hudson"), of which Mr.
     Bailey is Co-Chairman of the Board of Directors and a member. Hudson has sole voting and investment power with respect to such shares. By virtue of Mr. Bailey's relationship to Hudson, Mr. Bailey may be deemed to share voting and investment power over such shares and to be the beneficial owner of the shares of such stock owned by Hudson. Mr. Bailey disclaims beneficial ownership of all such shares owned by Hudson. Does not include 50,000 shares directly owned by Mr. Bailey's parents.

 (8) Includes options to purchase 112,282 shares of UAC Common Stock that will become exercisable upon consummation of the UAC Reorganization. The remaining 85,470 shares and Warrants to purchase 641,026 shares of UAC Common Stock are beneficially owned by Hudson, of which Mr. Bailey is Co-Chairman of the Board of Directors and a member. Hudson has sole voting and investment power with respect to such shares. By virtue of Mr. Bailey's relationship to Hudson, Mr. Bailey may be deemed to share voting and investment power over such shares and to be the beneficial owner of all such shares owned by Hudson. Mr. Bailey disclaims beneficial ownership of all such shares owned by Hudson.

 (9) Consists of shares beneficially owned by Hudson, of which Mr. Bailey is Co-Chairman of the Board of Directors and a member. Hudson has sole voting and investment power with respect to such shares. By virtue of Mr. Bailey's relationship to Hudson, Mr. Bailey may be deemed to be the beneficial owner of the shares of UAC Preferred Stock owned by Hudson. Mr. Bailey disclaims beneficial ownership of all such shares owned by Hudson.

(10) Barrie M. Damson is a Director of each of AGI and UAC. Mr. Damson's address is c/o Damson Natural Resources, Inc., 37 Franklin Street, Westport, Connecticut 06880.

(11) Richard A. Drutman is the President, Chief Executive Officer and a Director of Arcus Data Security, Inc. ("ADS") and a Director and an executive officer of AI. Mr. Drutman's address is c/o Arcus Data Security, Inc., 7031 Koll Center Parkway, Suite 100, Pleasanton, California 94566.

(12) Includes options to purchase 26,180 shares of ATSI Common Stock that are now or will become vested by June 30, 1998, and upon consummation of the ATSI Reorganization, such options will be exercisable when vested.

(13) Frank G. Hayes is a Director of AGI and an executive officer of each of the Arcus Parties. Mr. Hayes' address is c/o United Acquisition Company, 200 West Madison Street, Suite 3800, Chicago, Illinois 60606-3414.

(14) Does not include 1,387,844 shares beneficially owned by Hudson, of which Mr. Hayes is a member and in which Mr. Hayes beneficially owns less than one percent of the voting securities.

(15) Includes options to purchase 54,347 shares of UAC Common Stock that will become exercisable upon consummation of the UAC Reorganization. Does not include 85,470 shares and Warrants to puchase 641,026 shares beneficially owned by Hudson, of which Mr. Hayes is a member and in which Mr. Hayes beneficially owns less than one percent of the voting securities.

(16) Does not include 11,403 shares beneficially owned by Hudson, of which Mr. Hayes is a member and in which Mr. Hayes beneficially owns less than one percent of the voting securities.

(17) Melvyn N. Klein is a Director of each of the Arcus Parties and the President and sole stockholder of JAKK Holding Corporation, a general partner of GKH Partners, L.P. Mr. Klein's address is c/o GKH Partners, L.P., Mercantile Tower, MT 209, 615 North Upper Broadway, Suite 1940, Corpus Christi, Texas 78477.

(18) Includes 6,391,736 shares held by GKH Investments, L.P. By virtue of its relationship to GKH Investments, L.P. (see note 58 below), GKH Partners, L.P. may be deemed to share voting and investment power over such securities and to be the beneficial owner of such shares. Also includes 241,633 shares held by GKH Partners, L.P. with respect to which GKH Partners, L.P. has sole voting and investment power. By virtue of Mr. Klein's relationship to GKH Partners, L.P. (see note 17 above), Mr. Klein may be deemed to share beneficial ownership of the shares of AGI Common Stock beneficially owned by GKH Partners, L.P. and GKH Investments, L.P. Mr. Klein disclaims beneficial ownership of all such shares of AGI Common Stock beneficially owned by GKH Partners, L.P. and GKH Investments, L.P.

(19) Includes 101,867 shares and Warrants to purchase 764,022 shares of UAC Common Stock held by GKH Investments, L.P. By virtue of its relationship to GKH Investments, L.P. (see note 58 below), GKH Partners, L.P. may be deemed to share voting and investment power over such securities and to be the beneficial owner of such securities. Also includes 3,853 shares and Warrants to purchase 28,873 shares of UAC Common Stock held by GKH Partners, L.P. with respect to which GKH Partners, L.P. has sole voting and investment power. By virtue of Mr. Klein's relationship to GKH Partners, L.P. (see note 17 above), Mr. Klein may be deemed to share beneficial ownership of the shares of UAC Common Stock beneficially owned by GKH Partners, L.P. and GKH Investments, L.P. Mr. Klein disclaims beneficial ownership of all such shares owned by GKH Partners, L.P. and GKH Investments, L.P.

(20) Includes 14,223 shares held by GKH Investments, L.P. By virtue of its relationship to GKH Investments, L.P. (see note 58 below), GKH Partners may be deemed to share voting and investment power over such securities and to be the beneficial owner of such shares. Also includes 540 shares held by GKH Partners, L.P. with respect to which GKH Partners, L.P. has sole voting and investment power. By virtue of Mr. Klein's relationship to GKH Partners, L.P. (see footnote 17 above), Mr. Klein may be deemed to share beneficial ownership of the shares of UAC Preferred Stock owned by GKH Partners, L.P. and GKH Investments, L.P. Mr. Klein disclaims beneficial ownership of all such shares owned by GKH Partners, L.P. and GKH Investments, L.P.

(21) Includes options to purchase 5,000 shares of ATSI Common Stock that will become exercisable upon consummation of the ATSI Reorganization.

(22) Louis Marx, Jr. is a Director of each of AGI and UAC and Co-Chairman and a member of Hudson. Mr. Marx's address is 667 Madison Avenue, 25th Floor, New York, New York 10021-8029.

(23) Includes 31,661 shares beneficially owned by Brae Group, Inc. of which Mr. Marx is the controlling stockholder. By virtue of his relationship to Brae Group, Inc., Mr. Marx may be deemed to share investment and voting power over such shares and to beneficially own such shares. The remaining shares are beneficially owned by Hudson, of which Mr. Marx is a Co-Chairman of the Board of Directors and a member. Hudson has sole voting and investment power with respect to such shares. By virtue of Mr. Marx's relationship to Hudson, Mr. Marx may be deemed to share voting and investment power over such shares and to be the beneficial owner of such shares of AGI Common Stock owned by Hudson. Mr. Marx disclaims beneficial ownership of all such shares owned by Hudson.

(24) Includes 85,470 shares and Warrants to purchase 641,026 shares of UAC Common Stock which are beneficially owned by Hudson, of which Mr. Marx is a Co-Chairman of the Board of Directors and a member. Hudson has sole voting and investment power with respect to these shares. By virtue of Mr. Marx's relationship to Hudson, Mr. Marx may be deemed to share voting and investment power over such shares and to be the beneficial owner of such shares of UAC Common Stock owned by Hudson. Mr. Marx disclaims beneficial ownership of all such shares owned by Hudson.

(25) Consists of 11,403 shares beneficially owned by Hudson, of which Mr. Marx is a Co-Chairman of the Board of Directors and a member. Hudson has sole voting and investment power with respect to such shares. By virtue of Mr. Marx's relationship to Hudson, Mr. Marx may be deemed to share voting and investment power over such shares and to be the beneficial owner of such shares of UAC Preferred Stock owned by Hudson. Mr. Marx disclaims beneficial ownership of all such shares owned by Hudson.

(26) Julien H. Meyer III is an executive officer of each of the Arcus Parties. Mr. Meyer's address is c/o United Acquisition Company, 667 Madison Avenue, 25th Floor, New York, New York 10021-8029.

(27) Does not include 1,387,844 shares beneficially owned by Hudson, of which Mr. Meyer is a member and in which Mr. Meyer beneficially owns less than one percent of the voting securities.

(28) Includes options to purchase 40,761 shares of UAC Common Stock that will become exercisable upon consummation of the UAC Reorganization. Does not include 85,470 shares and Warrants to purchase 641,026 shares beneficially owned by Hudson, of which Mr. Meyer is a member and in which Mr. Meyer beneficially owns less than one percent of the voting securities.

(29) Does not include 11,403 shares beneficially owned by Hudson, of which Mr. Meyer is a member and in which Mr. Meyer beneficially owns less than one percent of the voting securities.

(30) Donald W. Muskopf, Jr. is an executive officer of ATSI. Mr. Muskopf's address is c/o Arcus, Inc., 222 West Las Colinas Boulevard, Suite #850, Irving, Texas 75039-5421.

(31) Includes options to purchase 9,680 shares of ATSI Common Stock that are or will become vested by June 30, 1998 and upon consummation of the ATSI Reorganization, such options will be exercisable when vested.

(32) Stanley R. Rawn, Jr. is a Director of ATSI and a Director and member of Hudson. Mr. Rawn's address is 667 Madison Avenue, 25th Floor, New York, New York 10021-8029.

(33) Includes 1,387,844 shares beneficially owned by Hudson, of which Mr. Rawn is a Director and a member. Hudson has sole voting and investment power with respect to these shares. By virtue of Mr. Rawn's relationship to Hudson, Mr. Rawn may be deemed to share voting and investment power over such shares and to be the beneficial owner of such shares of AGI Common Stock owned by Hudson. Mr. Rawn disclaims beneficial ownership of all such shares owned by Hudson.

(34) Includes 85,470 shares and Warrants to purchase 641,026 shares of UAC Common Stock which are beneficially owned by Hudson, of which Mr. Rawn is a Director and a member. Hudson has sole voting and investment power with respect to such shares. By virtue of Mr. Rawn's relationship to Hudson, Mr. Rawn may be deemed to share voting and investment power over such shares and to be the beneficial owner of the shares of UAC Common Stock owned by Hudson. Mr. Rawn disclaims beneficial ownership of all shares owned by Hudson.

(35) Includes 11,403 shares beneficially owned by Hudson, of which Mr. Rawn is a Director and a member. Hudson has sole voting and investment power over such shares. By virtue of Mr. Rawn's relationship to Hudson, Mr. Rawn may be deemed to share voting and investment power over such shares and to be the beneficial owner of such shares of UAC Preferred Stock owned by Hudson. Mr. Rawn disclaims beneficial ownership of all such shares owned by Hudson.

(36) Includes options to purchase 5,000 shares of ATSI Common Stock that will become exercisable upon consummation of the ATSI Reorganization.

(37) Thomas H. Seefurth is a Director of ATSI. Mr. Seefurth's address is c/o Arcus, Inc., 7031 Koll Center Parkway, Suite 100, Pleasanton, California 94566.

(38) Does not include 1,387,844 shares beneficially owned by Hudson, of which Mr. Seefurth is a member and in which Mr. Seefurth beneficially owns less than one percent of the voting securities.

(39) Does not include 85,470 shares and Warrants to purchase 641,026 shares beneficially owned by Hudson, of which Mr. Seefurth is a member and in which Mr. Seefurth beneficially owns less than one percent of the voting securities.

(40) Does not include 11,403 shares beneficially owned by Hudson, of which Mr. Seefurth is a member and in which Mr. Seefurth beneficially owns less than one percent of the voting securities.

(41) Includes options to purchase 52,360 shares of ATSI Common Stock that are or will become vested by June 30, 1998, and upon consummation of the ATSI Reorganization, any such options will be exercisable when vested.

(42) John Tedesco is a Director of ATSI. Mr. Tedesco's address is c/o CGI Group Organization, Inc., Colts Towne Plaza, 41 Highway 34 South, Colts Neck, New Jersey 07722.

(43) Does not include 1,387,844 shares beneficially owned by Hudson, of which Brookings Group, LLC is a member and the owner of less than one percent of the voting securities. Marjorie Tedesco, Mr. Tedesco's wife, and Sandra Greenberg are the members of Brookings Group, LLC.

(44) Does not include 85,470 shares and Warrants to purchase 641,026 shares beneficially owned by Hudson, of which Brookings Group, LLC is a member and the owner of less than one percent of the voting securities. Marjorie Tedesco, Mr. Tedesco's wife, and Sandra Greenberg are the members of Brookings Group, LLC.

(45) Does not include 11,403 shares beneficially owned by Hudson, of which Brookings Group, LLC is a member and the owner of less than one percent of the voting securities. Marjorie Tedesco, Mr. Tedesco's wife, and Sandra Greenberg are the members of Brookings Group, LLC.

(46) Includes options to purchase 5,000 shares of ATSI Common Stock that will become exercisable upon consummation of the ATSI Reorganization. Also includes the ATSI Warrant to purchase 10,000 shares of ATSI Common Stock previously owned by Zurich Depository Corporation ("ZDC") (of which Mr. Tedesco is a shareholder) and 100,000 shares of ATSI Common Stock previously owned by ZDC which were recently transferred to Brookings Group, LLC, the members of which are Marjorie Tedesco, Mr. Tedesco's wife, and Sandra Greenberg.

(47) G. Theodore Wolf II is the President and Chief Executive Officer of Arcus Staffing Resources, Inc. ("ASR"). Mr. Wolf's address is Arcus Staffing Resources, Inc., 14 South Duke Street, Lancaster, PA 17602.

(48) Includes options to purchase 14,600 shares of ATSI Common Stock that are or will become vested by June 30, 1998, and upon consummation of the ATSI Reorganization, such options will be exercisable when vested.

(49) Includes 8,052,874 shares held by (i) Hudson (1,387,844 shares) of which Mr. Bailey, Mr. Rawn and Mr. Marx disclaim beneficial ownership, (ii) Brae Group, Inc. (31,661 shares) of which Mr. Marx disclaims beneficial ownership, (iii) GKH Investments L.P. (6,391,736 shares) of which Mr. Klein disclaims beneficial ownership and (iv) GKH Partners L.P. (241,633 shares) of which Mr. Klein disclaims beneficial ownership. (50) Includes shares held by (i) Hudson (726,496 shares including Warrants to purchase 641,026 shares of UAC Common Stock) as to which Mr. Bailey, Mr. Rawn and Mr. Marx disclaim beneficial ownership, (ii) GKH Investments L.P. (865,889 shares including Warrants to purchase 764,022 shares of UAC Common Stock) as to which Mr. Klein disclaims beneficial ownership and (iii) GKH Partners, L.P. (32,726 shares including warrants to purchase 28,873 shares of UAC Common Stock) as to which Mr. Klein disclaims beneficial ownership. Also includes certain options to purchase 207,390 shares of UAC Common Stock described herein.

(51) Includes 26,166 shares held by (i) Hudson (11,403 shares) as to which Mr. Bailey, Mr. Rawn and Mr. Marx disclaim beneficial ownership, (ii) GKH Investments L.P. (14,223 shares) as to which Mr. Klein disclaims beneficial ownership, and (iii) GKH Partners, L.P. (540 shares) of which Mr. Klein disclaims beneficial ownership.

(52) Includes (i) options to purchase 122,820 shares of ATSI Common Stock that are or will become vested by June 30, 1998, and upon consummation of the ATSI Reorganization, such options will be exercisable when vested and (ii) the ATSI Warrant to purchase 10,000 shares of ATSI Common Stock.

(53) The address of AGI is 667 Madison Avenue, 25th Floor, New York, New York 10021-8029.

(54) The address of GKH Investments, L.P. is 200 West Madison Street, Suite 3800, Chicago, Illinois 60606-3414.

(55) Includes 6,391,736 shares held by GKH Investments, L.P. By virtue of its relationship to GKH Investments, L.P. (see note 58 below), GKH Partners, L.P. may be deemed to share voting and investment power over such shares and to be the beneficial owner of such shares. (56) Includes 101,867 shares and Warrants to purchase 764,022 shares of UAC Common Stock held by GKH Investments, L.P. By virtue of its relationship to GKH Investments, L.P.(see note 58 below), GKH Partners, L.P. may be deemed to share voting and investment power over such shares and to be the beneficial owner of such shares.

(57) Includes 14,223 shares held by GKH Investments, L.P. By virtue of its relationship to GKH Investments, L.P. (see note 58 below), GKH Partners, L.P. may be deemed to share voting and investment power over such shares and to be the beneficial owner of such shares.

(58) The address of GKH Partners, L.P. is 200 West Madison Street, Suite 3800, Chicago, Illinois 60606-3414. GKH Partners, L.P. is a general partner of GKH Investments, L.P., and all of the securities of the Arcus Parties owned directly by GKH Partners, L.P. are held by GKH Partners, L.P. in its capacity as nominee for GKH Private, Ltd., a Singapore corporation, which has no voting or investment power over such securities. (59) Includes 6,391,736 shares held by GKH Investments, L.P. By virtue of its relationship to GKH Investments, L.P. (see note 58 above), GKH Partners may be deemed to share voting and investment power over such securities and to be the beneficial owner of such shares. Also includes 241,633 shares held by GKH Partners, L.P. with respect to which GKH Partners, L.P. has sole voting and investment power. (60) Includes 101,867 shares and Warrants to purchase 764,022 shares of UAC Common Stock held by GKH Investments, L.P. By virtue of its relationship to GKH Investments, L.P. (see note 58 above), GKH Partners, L.P. may be deemed to share voting and investment power over such securities and to be the beneficial owner of such securities. Also includes 3,853 shares and Warrants to purchase 28,873 shares of UAC Common Stock held by GKH Partners, L.P. with respect to which GKH Partners, L.P. has sole voting and investment power.

(61) Includes 14,223 shares held by GKH Investments, L.P. By virtue of its relationship to GKH Investments, L.P. (see note 58 above), GKH Partners, L.P. may be deemed to share voting and investment power over such securities and to be the beneficial owner of such shares. Also includes 540 shares held by GKH Partners, L.P. with respect to which GKH Partners, L.P. has sole voting and investment power. (62) The address of Hudson is 667 Madison Avenue, 25th Floor, New York, New York 10021-8029.

(63) Includes Warrants to purchase 641,026 shares of UAC Common Stock.

(64) The address of UAC is 667 Madison Avenue, 25th Floor, New York, New York 10021-8029.


After the Reorganizations and Before the Merger:

     The amount of beneficial ownership of AGI Common Stock and AGI Preferred Stock after the Reorganizations is based on the Baseline Assumptions and assumes (i) 2.5 million shares of AGI Common Stock will be issued in the UAC Reorganization based on a UAC Equity Value Per Share of $33.70 and an AGI Equity Value Per Share of $2.73, (ii) 27,623 shares of AGI Preferred Stock will be issued in the UAC Reorganization, and (iii) 7.3 million shares of AGI Common Stock will be issued in the ATSI Reorganization based on an ATSI Equity Value Per Share of $31.74 and an AGI Equity Value Per Share of $2.73.


                                              Beneficial Ownership of   Beneficial Ownership of
                                                   AGI Common Stock       AGI Preferred Stock
                                              -----------------------   ---------------------
                   Name                            Shares       %          Shares       %
-------------------------------------------   --------------  -----     ------------  -----
Directors and Executive Officers:
Ramon D. Ardizzone    .....................       58,132(1)    *              0          *
Clarke H. Bailey   ........................    4,078,958(2)   18.1       11,403(3)     41.6
Barrie M. Damson   ........................      398,287       1.9            0          *
Richard A. Drutman    .....................      464,241(4)    2.2            0          *
Frank G. Hayes  ...........................      720,877(5)    3.3            0(6)       *
Melvyn N. Klein    ........................    7,996,543(7)   37.6       14,763(8)     53.9
Louis Marx, Jr.    ........................    2,474,574(9)   11.7       11,403(10)    41.6
Julien H. Meyer III   .....................      553,167(11)   2.5            0(12)      *
Donald W. Muskopf, Jr.   ..................      156,142(13)   *              0          *
Stanley R. Rawn, Jr.  .....................    2,501,691(14)  11.8       11,403(15)    41.6
Thomas H. Seefurth    .....................      972,081(16)   4.5            0(17)      *
John Tedesco    ...........................    1,307,729(18)   6.1            0(19)      *
G. Theodore Wolf II   .....................    1,496,558(20)   7.0            0          *

Directors and Executive Officers as a Group   18,293,154(21)  72.6       26,166(22)    95.5

Five Percent Stockholders:
GKH Investments, L.P.    ..................    7,649,215(23)  36.1       14,223(24)    51.9
GKH Partners, L.P.    .....................    7,938,411(25)  37.4       14,763(26)    53.9
Hudson River Capital LLC    ...............    2,442,913      11.5       11,403        41.6

------------
 (1) Includes options to purchase 58,132 shares of AGI Common Stock that will be exercisable following the Reorganizations.

 (2) Includes options to purchase 1,386,045 shares of AGI Common Stock that will be exercisable following the Reorganizations. Includes 2,442,913 shares beneficially owned by Hudson, of which Mr. Bailey is Co-Chairman of the Board of Directors and a member. Hudson has sole voting and investment power with respect to such shares. By virtue of Mr. Bailey's relationship to Hudson, Mr. Bailey may be deemed to share voting and investment power over such shares and to be the beneficial owner of the shares of AGI Common Stock owned by Hudson. Mr. Bailey disclaims beneficial ownership of all such shares owned by Hudson. Does not include 50,000 shares held by Mr. Bailey's parents.

 (3) Includes 11,403 shares beneficially owned by Hudson, of which Mr. Bailey is Co-Chairman of the Board of Directors and a member. Hudson has sole voting and investment power with respect to these shares. By virtue of Mr. Bailey's relationship to Hudson, Mr. Bailey may be deemed to share voting and investment power over such shares and to be the beneficial owner of such shares owned by Hudson. Mr. Bailey disclaims beneficial ownership of all such shares owned by Hudson.

 (4) Includes options to purchase 304,378 shares of AGI Common Stock that are or will become vested by June 30, 1998, and upon consummation of the Reorganizations, any such option will be exercisable when vested.

 (5) Includes options to purchase 670,877 shares of AGI Common Stock that will be exercisable following the Reorganizations. Does not include 2,442,913 shares beneficially owned by Hudson, of which Mr. Hayes is a member and in which Mr. Hayes beneficially owns less than one percent of the voting securities.

 (6) Does not include 11,403 shares beneficially owned by Hudson, of which Mr. Hayes is a member and in which Mr. Hayes beneficially owns less than one percent of the voting securities.

 (7) Includes 7,649,215 shares held by GKH Investments, L.P. By virtue of its relationship to GKH Investments, L.P. (see note 58 to the "Ownership of Arcus Parties' Securities--Prior to the Reorganizations"), GKH Partners, L.P. may be deemed to share voting and investment power over such shares and to be the beneficial owner of such shares. Also includes 289,196 shares beneficially owned by GKH Partners, L.P. with respect to which GKH Partners has sole voting and investment power. By virtue of Mr. Klein's relationship to GKH Partners, L.P. (see note 17 to "Ownership of Arcus Parties' Securities--Prior to the Reorganizations"), Mr. Klein may be deemed to share voting and investment power over such shares and to share beneficial ownership of such shares owned by GKH Partners, L.P. and GKH Investments, L.P. Also includes options to purchase 58,132 shares of AGI Common Stock that will be exercisable following the Reorganizations.

 (8) Includes 14,223 shares beneficially owned by GKH Investments, L.P. By virtue of its relationship to GKH Investments, L.P. (see note 58 to the "Ownership of Arcus Parties' Securities--Prior to the Reorganizations"), GKH Partners, L.P. may be deemed to share voting and investment power over such shares and to be the beneficial owner of such shares. Also includes 540 shares held by GKH Partners, L.P. with respect to which GKH Partners has sole voting and investment power. By virtue of Mr. Klein's relationship to GKH Partners, L.P. (see note 17 to "Ownership of Arcus Parties' Securities--Prior to the Reorganizations"), Mr. Klein may be deemed to share voting and investment power over such shares and to share beneficial ownership of the shares of such stock owned by GKH Partners, L.P. and GKH Investments, L.P.

 (9) Includes 31,661 shares beneficially owned by Brae Group, Inc., of which Mr. Marx is the controlling stockholder. The remaining shares are beneficially owned by Hudson, of which Mr. Marx is a Co-Chairman of the Board of Directors and a member. Hudson has sole voting and investment power with respect to such shares. By virtue of Mr. Marx's relationship to Hudson, Mr. Marx may be deemed to share voting and investment power over such shares and to be the beneficial owner of such shares owned by Hudson. Mr. Marx disclaims beneficial ownership of all such shares owned by Hudson.

(10) Includes 11,403 shares beneficially owned by Hudson, of which Mr. Marx is a Co-Chairman of the Board of Directors and a member. Hudson has sole voting and investment power over such shares. By virtue of Mr. Marx's relationship to Hudson, Mr. Marx may be deemed to share voting and investment power over such shares and to be the beneficial owner of such shares owned by Hudson. Mr. Marx disclaims beneficial ownership of all such shares owned by Hudson.

(11) Includes options to purchase 503,167 shares of AGI Common Stock that will be exercisable following the Reorganizations. Does not include 2,442,913 shares beneficially owned by Hudson, of which Mr. Meyer is a member and in which Mr. Meyer beneficially owns less than one percent of the voting securities.

(12) Does not include 11,403 shares beneficially owned by Hudson, of which Mr. Meyer is a member and in which Mr. Meyer beneficially owns less than one percent of the voting securities.

(13) Includes options to purchase 112,543 shares of AGI Common Stock that are or will become vested by June 30, 1998, and upon consummation of the Reorganizations, any such options will be exercisable when vested.

(14) Includes options to purchase 58,132 shares of AGI Common Stock that will be exercisable following the Reorganizations. Includes 2,442,913 shares beneficially owned by Hudson of which Mr. Rawn is a Director and a member. Hudson has sole voting and investment power with respect to these shares. By virtue of Mr. Rawn's relationship to Hudson, Mr. Rawn may be deemed to share voting and investment power over such shares and to be the beneficial owner of such shares owned by Hudson. Mr. Rawn disclaims beneficial ownership of all such shares owned by Hudson.

(15) Includes 11,403 shares beneficially owned by Hudson, of which Mr. Rawn is a Director and a member. Hudson has sole voting and investment power with respect to these shares. By virtue of Mr. Rawn's relationship to Hudson, Mr. Rawn may be deemed to share voting and investment power over such shares and to the beneficial owner of such shares owned by Hudson. Mr. Rawn disclaims beneficial ownership of all such shares owned by Hudson.

(16) Includes options to purchase 608,757 shares of AGI Common Stock that are or will become vested by June 30, 1998, and upon consummation of the Reorganizations, any such options will be exercisable when vested. Does not include 2,442,913 shares beneficially owned by Hudson, of which Mr. Seefurth is a member and in which Mr. Seefurth beneficially owns less than one percent of the voting securities.

(17) Does not include 11,403 shares beneficially owned by Hudson, of which Mr. Seefurth is a member and in which Mr. Seefurth beneficially owns less than one percent of the voting securities.

(18) Includes options to purchase 58,132 shares of AGI Common Stock that will be exercisable following the Reorganizations and a warrant to purchase 86,960 shares of AGI Common Stock. Does not include 2,442,913 shares beneficially owned by Hudson, of which Brookings Group, LLC is a member and the owner of less than one percent of the voting securities. Marjorie Tedesco, Mr. Tedesco's wife, and Sandra Greenberg are the members of Brookings Group, LLC.

(19) Does not include 11,403 shares beneficially owned by Hudson, of which Brookings Group, LLC is a member and the owner of less than one percent of the voting securities. Marjorie Tedesco, Mr. Tedesco's wife, and Sandra Greenberg are the members of Brookings Group, LLC.

(20) Includes options to purchase 169,745 shares of AGI Common Stock that are or will become vested by June 30, 1998, and upon consummation of the Reorganizations, such options will be exercisable when vested.

(21) Includes (i) options to purchase 3,988,040 shares of AGI Common Stock that are or will be vested by June 30, 1998, and upon consummation of the Reorganizations, any such options will be exercisable when vested and (ii) warrants to purchase 86,960 shares of AGI Common Stock which will become exercisable upon consummation of the Reorganizations.

(22) Includes 26,166 shares beneficially owned by (i) Hudson (11,403 shares) of which Mr. Bailey, Mr. Rawn and Mr. Marx disclaim beneficial ownership,
     (ii) GKH Investments L.P. (14,223 shares) of which Mr. Klein disclaims beneficial ownership, and (iii) GKH Partners, L.P. (540 shares) as to which Mr. Klein disclaims beneficial ownership.

(23) Includes 7,649,215 shares beneficially owned by GKH Investments, L.P. By virtue of its relationship to GKH Investments, L.P. (see note 58 to the "Ownership of Arcus Parties' Securities--Prior to the Reorganization"), GKH Partners, L.P. may be deemed to share voting and investment power over such shares and to be the beneficial owner of such shares.

(24) Includes 14,223 shares beneficially owned by GKH Investments, L.P. By virtue of its relationship to GKH Investments, L.P. (see note 58 to the "Ownership of Arcus Parties' Securities--Prior to the Reorganizations"), GKH Partners, L.P. may be deemed to share voting and investment power over such shares and to be the beneficial owner of such shares.

(25) Includes 7,649,215 shares beneficially owned by GKH Investments, L.P. By virtue of its relationship to GKH Investments, L.P. (see note 58 to the "Ownership of Arcus Parties' Securities--Prior to the Reorganizations"), GKH Partners, L.P. may be deemed to share voting and investment power over such shares and to be the beneficial owner of such shares. Also includes 289,196 shares held by GKH Partners, L.P. with respect to which GKH Partners, L.P. has sole voting and investment power.

(26) Includes 14,223 shares beneficially owned by GKH Investments, L.P. By virtue of its relationship to GKH Investments, L.P. (see note 58 to the "Ownership of Arcus Parties' Securities--Prior to the Reorganizations"), GKH Partners, L.P. may be deemed to share voting and investment power over such shares and to be the beneficial owner of such shares. Also includes 540 shares held by GKH Partners, L.P. with respect to which GKH Partners, L.P. has sole voting and investment power.

            BACKGROUND OF THE MERGER AND THE OTHER ARCUS PROPOSALS


General Background of the Merger and the Other Arcus Proposals

     On April 9, 1997 Clarke H. Bailey, Louis Marx, Jr. and C. Richard Reese engaged in preliminary discussions regarding an acquisition of ATSI by Iron Mountain. Following such preliminary discussions, on April 17, 1997, Mr. Bailey notified the ATSI Board of plans to solicit offers for the sale of ATSI and to retain DLJ as financial advisor to assist in the negotiations with Iron Mountain or other potential acquirors. While the ATSI Board did not conclude at such time that it would approve a merger with Iron Mountain or any other acquiror, it authorized Mr. Bailey to retain DLJ and to negotiate the terms of a potential acquisition by Iron Mountain or other potential acquirors.

     Following the April 17, 1997 ATSI Board meeting, Mr. Bailey communicated to Mr. Reese and, directly and through DLJ, to other potentially interested parties the ATSI Board's intention to solicit offers for the acquisition of ATSI. Preliminary discussions took place among several of such parties, including Iron Mountain, and on April 25, 1997, ATSI and Iron Mountain entered into a confidentiality agreement with respect to any merger negotiations, and related due diligence, between the two companies. Mr. Bailey had several conversations with Mr. Reese and certain other potentially interested parties during the next several weeks concerning a possible transaction.

     In May 1997, ATSI provided Iron Mountain with a written presentation, setting forth (i) a description of the data protection and IT staffing services offered by ATSI to its customers and (ii) certain financial and operating information, and on May 30, 1997, ATSI management made an oral presentation to the management of Iron Mountain, discussing the same topics and certain other ancillary issues. In addition, at a May 29, 1997 meeting of the Iron Mountain Board, Mr. Reese apprised the Iron Mountain Board of the existence and status of the ongoing discussions with ATSI. The Iron Mountain Board authorized Mr. Reese to continue negotiations with ATSI.

     In June 1997, the parties commenced due diligence investigations of each other and continued to discuss the terms of a tax-free merger of the Arcus Parties with and into Iron Mountain for a combination of cash and Iron Mountain Common Stock, and on June 2, 1997, ATSI sent to Iron Mountain a letter setting forth instructions for making a formal bid for the acquisition of the Arcus Parties.

     On June 10, 1997 Iron Mountain management made a single presentation to certain Directors and certain management personnel of the Arcus Parties, which described certain financial and operating data with regard to Iron Mountain. By letter dated June 13, 1997, Iron Mountain made a formal offer to acquire the Arcus Parties.

     A special meeting of the ATSI Board was convened on June 16, 1997 to consider the Iron Mountain proposal. After considerable deliberation regarding Iron Mountain's offer, the ATSI Board determined to proceed with negotiations and authorized Mr. Bailey to act on ATSI's behalf.

     On July 15, 1997, the Arcus Parties and Iron Mountain entered into a non-binding letter pursuant to which the parties agreed to continue negotiations toward a possible business combination, and on July 16, 1997, the parties made the requisite filings in accordance with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and the rules and regulations thereunder (the "HSR Act"). By the end of July, the parties determined that discussions relating to the proposed business combination had advanced to a point that called for the parties to negotiate definitive documentation.

     On July 28, 1997, at a meeting of the Iron Mountain Board, Mr. Reese provided an extensive update of the status of negotiations with the Arcus Parties, which included the business and operations of the Arcus Entities, the proposed terms and the mix of cash and shares of Iron Mountain Common Stock. The Iron Mountain Board determined to continue to proceed with the negotiations and authorized Mr. Reese to continue to act on Iron Mountain's behalf.

     Negotiation of the material terms of a possible business combination continued into September 1997, and on September 17, 1997, at the request of Mr. Reese, Messrs. Reese and Bailey met to attempt to finalize such terms. During the September 17 meeting, Mr. Reese discussed with Mr. Bailey the terms for the acquisition of the Arcus Parties for $160 million (including the assumption of funded indebtedness, which was $44.5 million as of July 31, 1997) payable in cash and Iron Mountain Common Stock in a tax-free transaction. In addition, the parties agreed that the amount of stock to be issued by Iron Mountain would not be fixed but would be based on a market price calculation, with a "collar" with a mid-point of $32.50, a floor of $29.00 and a ceiling of $36.00. The Iron Mountain offer was contingent on completion of due diligence and certain other conditions.


     On September 25, 1997, at a joint special meeting of the Arcus Boards, members of the Arcus Parties' managements and their legal and financial advisors reviewed the proposed terms and conditions of the Merger and the related transactions and DLJ issued its fairness opinion with respect to the Merger. Following an extensive discussion of such terms and conditions, each of the Arcus Boards unanimously affirmed its determination that the terms of the Arcus Proposals are fair to, and in the best interests of, the Arcus Parties to which they relate and their respective stockholders, approved the Arcus Proposals, and resolved to recommend that their respective stockholders vote for approval and adoption of the applicable Arcus Proposals.


     The Iron Mountain Board held a meeting on September 4, 1997, at which the Iron Mountain Board (i) received a presentation by members of Iron Mountain's management, its legal advisors and Bear Stearns and (ii) reviewed the terms of the Merger Agreement, and the transactions contemplated thereby. At this meeting, the Iron Mountain Board authorized Mr. Reese to negotiate the final terms of the Merger Agreement. On September 26, 1997, at a special meeting of the Iron Mountain Board, Mr. Reese presented to the Iron Mountain Board the terms which he and Mr. Bailey had agreed upon, and Bear Stearns delivered the Bear Stearns Opinion to the effect that, as of September 26, 1997, the Total Consideration to be paid by Iron Mountain in the Merger was fair, from a financial point of view, to Iron Mountain. The Iron Mountain Board, by unanimous vote, determined that the Merger was fair to, and in the best interests of, Iron Mountain and its stockholders, approved the Merger and resolved to recommend that the stockholders of Iron Mountain vote for approval and adoption of the Merger Agreement.


     Accordingly, on September 26, 1997 officers of each of the Arcus Parties and Iron Mountain executed the Merger Agreement.


     On November 25, 1997, Iron Mountain and each of the Arcus Parties executed an amendment to the Merger Agreement to clarify certain previously agreed upon technical matters. Each of the Arcus Boards and the Iron Mountain Board approved such amendment by unanimous written consents.


Recommendation of the Arcus Boards; the Arcus Parties' Reasons for the Merger

     The Arcus Boards believe that the Merger Agreement, the other Arcus Proposals and the transactions contemplated thereby (including, without limitation, the Merger and the Reorganizations) are fair to, and in the best interests of, their respective stockholders. The Arcus Boards recommend that their respective stockholders vote FOR the approval of the applicable Arcus Proposals, including the Reorganization Agreements and the Merger Agreement. The Arcus Boards, in reaching their respective determinations, considered the following factors, which represent all material factors considered and all of which were considered as a whole and not separately.

     o Total Consideration. An integral part of the determination by the Arcus Boards that the Reorganizations, the Merger and the other Arcus Proposals are in the best interests of, and fair to, the stockholders of the Arcus Parties was a determination that the total consideration that Iron Mountain was willing to pay was fair. The Arcus Parties' managements had observed the consolidation occurring in the records management and IT staffing industries and believed that the aggregate purchase price of $160 million offered by Iron Mountain compared favorably to (i) the sale prices of other companies in the records management industry and (ii) the valuation methodologies and valuation estimates presented to the Arcus Boards by DLJ's representatives, as further discussed below. The Arcus Boards concluded that it was unlikely that another buyer would offer stockholders of the Arcus Parties a more favorable combination of price, certainty of closing, liquidity, tax deferral, and long-term investment prospects than what Iron Mountain had offered. Based on the foregoing and on the DLJ Opinion, as further discussed below, the Arcus Boards concluded that the Merger was fair, from a financial point of view, to the stockholders of their respective Arcus Parties, after giving effect to the other Arcus Proposals.

     o Choice of liquidity or continued investment for stockholders of the Arcus Parties. The Arcus Boards viewed as favorable the structure of the proposed Merger that afforded stockholders of the Arcus Parties immediate liquidity in the form of cash as to a portion of their holdings and a choice of either (i) seeking increased liquidity after the Merger through a sale, after the Transfer Restriction Period, where applicable, of their Iron Mountain Common Stock on the open market or (ii) continuing their investment in the Arcus

          Parties through Iron Mountain, a larger and better-capitalized company. In evaluating the Merger, the Arcus Boards considered the limited trading market for the Iron Mountain Common Stock and the fluctuations in price that could result from this trading market. While the Arcus Boards considered this factor to be negative, in light of the favorable aspects of the transaction and their belief that a more active market in the Iron Mountain Common Stock would develop, this factor was not of material concern to the Arcus Boards.

     o The strategic aspects of the Merger. By receiving Iron Mountain Common Stock, the stockholders of the Arcus Parties will have an investment in a larger company, which the Arcus Boards believe offers greater financial resources and flexibility, competitive strength and business opportunities than would be possible for the Arcus Parties alone. The Arcus Boards thus concluded that the Merger provides stockholders of the Arcus Parties with better long-term prospects and liquidity than if they continued to hold their shares of the Arcus Parties.

     o The Arcus Boards' review of the business, operations, financial condition, earnings and prospects of Iron Mountain. In choosing Iron Mountain as its merger partner, the Arcus Boards considered and reviewed the leadership that Iron Mountain has achieved in the highly fragmented records management industry, its commitment to and evidence of sustained and accelerated growth, both through acquisitions and internally, and its plans for financing such growth.

     o Opinion of Financial Advisor. The Arcus Boards also took into consideration the analysis and opinion of DLJ that the aggregate consideration to be received by the holders of securities of the Arcus Parties pursuant to the Merger Agreement was fair to such holders from a financial point of view. See "--Opinion of Financial Advisor to the Arcus Parties."

     The Arcus Boards concluded that the Iron Mountain proposal offered the best combination of price, relative certainty of closing and long-term prospects of any other alternative. The Arcus Boards reviewed with their counsel and with management the provisions of the Merger Agreement and determined that its terms permitted the Arcus Parties to achieve a tax-free disposition for marketable securities (subject to restrictions on trading in order to preserve the tax-free nature of the Merger), a factor the Arcus Boards felt would be important to most of their stockholders. The Arcus Boards had also considered periodically an initial public offering of equity securities of AGI or ATSI. However, the Arcus Boards concluded, even after considering the fact that in order to protect the tax-free nature of the Merger, none of the shares of Iron Mountain Common Stock received by the former stockholders of the Arcus Parties (other than shares of Iron Mountain Common Stock received in exchange for AGI Common Stock received in connection with the Option Exercise) may be transferred by such stockholders during the Transfer Restriction Period, that an initial public offering could have offered less liquidity to such stockholders than the Merger. Furthermore, there could be no assurances that the market would be amenable to a public offering by any of the Arcus Parties at any particular time or that a more favorable price could be achieved in an initial public offering than that which could be achieved through the Merger. In reaching its conclusions, the Arcus Boards recognized that the amount of the Iron Mountain Common Stock (expressed in dollar terms) as a percentage of the aggregate Merger consideration, the aggregate Warrant Purchase Price, the Connected Stock and the Damson Interest to be received by holders of UAC Preferred Stock, UAC Common Stock and Warrants as a result of the Reorganizations and the Merger will be up to 2.8 percentage points higher than the amount of the Iron Mountain Common Stock (expressed in dollar terms) as a percentage of the aggregate Merger consideration to be received by holders of AGI Common Stock or ATSI Common Stock (assuming the Baseline Assumptions). The Arcus Boards concluded that any such difference was attributable to transaction structuring requirements arising as a result of the Reorganizations and the desire to protect the tax-free nature of the transactions.

     Based upon the foregoing, each of the Arcus Boards concluded at the September 25, 1997 meeting that the Merger represents the best strategic alternative currently available to maximize the return to the stockholders of the Arcus Parties. In view of the wide variety of factors considered in connection with the evaluation of the Merger, none of the Arcus Boards found it practicable to, nor did they attempt to, quantify or otherwise assign relative weights to the specific factors they considered in reaching their determinations.

     Presently, the ATSI Common Stock is owned primarily by UAC and the UAC Common Stock is in turn owned primarily by AGI. To effectuate a tax-free plan of reorganization, the Arcus Boards concluded that it was necessary to collapse the Arcus Parties into a single holding company, AGI, so that at the Effective Time, all of the current stockholders of AGI, UAC and ATSI who do not dissent from the Reorganizations will be stockholders of AGI.

     Each of the UAC Board and AGI Board further determined that it is desirable and in the best interests their respective corporations and stockholders for such Arcus Parties to distribute their non-core assets, namely the Connected Stock and Damson Interest, so that at the Effective Time the only assets contained within AGI will be those assets that directly relate to the businesses of AGI, UAC, ATSI and their operating subsidiaries. To effectuate the distribution of such non-core assets, the UAC Board and the AGI Board considered various alternatives in structuring the Reorganizations. See "The Reorganizations and Other Arcus Proposals."

     THE AGI BOARD UNANIMOUSLY RECOMMENDS THAT HOLDERS OF AGI COMMON STOCK VOTE FOR THE AGI PROPOSALS. THE UAC BOARD UNANIMOUSLY RECOMMENDS THAT HOLDERS OF UAC COMMON STOCK AND HOLDERS OF UAC PREFERRED STOCK VOTE FOR THE UAC PROPOSALS AND THAT HOLDERS OF UAC PREFERRED STOCK ALSO VOTE FOR THE UAC WARRANT REPURCHASES AND ATSI REORGANIZATION AGREEMENT. THE ATSI BOARD UNANIMOUSLY RECOMMENDS THAT HOLDERS OF ATSI COMMON STOCK VOTE FOR THE ATSI PROPOSAL.


Opinion of Financial Advisor to AGI

     AGI retained DLJ as its exclusive financial advisor in connection with the proposed sale of AGI. In this capacity, on September 25, 1997, DLJ delivered the DLJ Opinion, to the effect that, as of such date and based upon and subject to the assumptions, limitations and qualifications set forth in such opinion, the aggregate consideration to be received by the AGI Equityholders was fair to such holders from a financial point of view.

     The full text of the DLJ Opinion is attached as Annex VII to this Proxy Statement. Arcus Parties stockholders are urged to, and should, read the DLJ Opinion in its entirety for assumptions made, procedures followed and other matters considered by DLJ.

     The DLJ Opinion was prepared for the AGI Board and is directed only to the fairness of the aggregate consideration to be received by the AGI Equityholders pursuant to the Merger Agreement from a financial point of view. The DLJ Opinion does not constitute a recommendation to any Arcus Party stockholder on how such stockholder should vote at the Arcus Stockholders Meetings. DLJ expressed no opinion as to the fairness of the terms of the Reorganizations from a financial point of view or otherwise to any of the holders of various securities of UAC or ATSI.

     The DLJ Opinion does not constitute an opinion as to the price at which Iron Mountain Common Stock will actually trade at any time. The type and amount of consideration was determined in arms-length negotiations between the Arcus Parties and Iron Mountain, in which negotiations the Arcus Parties were advised by DLJ. No restrictions or limitations were imposed upon DLJ with respect to the investigations made or the procedures followed by DLJ in rendering its opinion.

     In arriving at its opinion, DLJ reviewed the Merger Agreement and the Exhibits thereto, as well as certain financial and other information that was publicly available or furnished to DLJ by the Arcus Parties and Iron Mountain, including information furnished to DLJ during discussions with their respective managements. Included in the information provided to DLJ were (i) certain financial estimates through 1997, (ii) certain other long-term assumptions and guidelines for the period beginning January 1, 1998 and ending December 31, 2006, provided by the management of ATSI and the Arcus Parties, respectively, and (iii) certain projections of Iron Mountain for the period beginning January 1, 1997 and ending December 31, 1998 and certain other financial information prepared by the management of Iron Mountain. In addition, DLJ compared certain financial and securities data of ATSI and Iron Mountain with various other companies whose securities are traded in public markets, reviewed comparable transactions and business combinations and performed such other financial studies, analyses and investigations as DLJ deemed appropriate for purposes of rendering the DLJ Opinion.

     In rendering its opinion, DLJ relied upon and assumed the accuracy and completeness of all of the financial and other information that was available to it from public sources, that was provided to it by the Arcus Parties or Iron Mountain or their respective representatives, or that was otherwise reviewed by it. With respect to the financial projections developed from the financial information and guidelines supplied to DLJ, DLJ assumed that they were reasonably prepared and reflected the best currently available estimates and judgments of the managements of the Arcus Parties and Iron Mountain as to the future operating and financial performance of ATSI and Iron Mountain, respectively. DLJ did not assume any responsibility for making an independent evaluation of any assets or liabilities of the Arcus Parties or Iron Mountain or for making any independent verification of any of the information reviewed by it. In rendering its opinion, DLJ did not take into account AGI's net operating loss carryforwards and assumed the Reorganizations were effected prior to the Effective Time. In rendering its opinion, DLJ assumed the distribution of the Arcus Parties' non-core assets (i.e., the Connected Stock and the Damson Interest), and therefore its opinion was based solely on an analysis of ATSI and its operating subsidiaries. The DLJ Opinion is necessarily based on economic, market, financial and other conditions as they existed on, and on the information made available to it as of, the date of the opinion.

     The following is a summary of certain financial analyses performed by DLJ and presented to the AGI Board at the September 25, 1997 joint meeting of the Arcus Boards. All analyses discussed below, unless otherwise indicated, assume that the aggregate value of the Total Consideration is $160 million.

     ATSI Valuation Analysis:

     Summary of Valuation Multiples. For reference purposes, DLJ analyzed the aggregate consideration of $160 million ("Offer Enterprise Value") relative to ATSI EBITDA for the last twelve months ("LTM") ended in July 1997 ("ATSI LTM EBITDA"), ATSI Pro Forma EBITDA for the last twelve months ended in July 1997 ("ATSI Pro Forma LTM EBITDA"), ATSI estimated 1997 EBITDA ("ATSI 1997 EBITDA"), and ATSI estimated Pro Forma 1997 EBITDA ("ATSI Pro Forma 1997 EBITDA"), where "pro forma" is defined as the operating results of ATSI including the effect of acquisitions for the full period indicated. The Offer Enterprise Value yielded multiples of ATSI LTM EBITDA and ATSI Pro Forma LTM EBITDA of 11.6x and 10.5x, respectively (collectively, the "ATSI Offer LTM EBITDA Multiples") and multiples of ATSI 1997 EBITDA and ATSI Pro Forma 1997 EBITDA of 9.9x and 9.5x, respectively (collectively, the "ATSI Offer 1997 EBITDA Multiples").

     Comparable Company Analysis. To provide contextual data and comparative market information, DLJ analyzed the operating performance of ATSI and the Offer Enterprise Value relative to the operating performance and market trading statistics of five publicly traded companies: Iron Mountain, Pierce Leahy Corp., F.Y.I. Incorporated, Brambles Industries Limited and Anacomp, Inc. (the "ATSI Comparable Companies"). Historical financial information used in connection with DLJ's analysis is as of the most recent publicly available financial statements for each company prior to September 25, 1997.

     DLJ examined certain publicly available financial data of the ATSI Comparable Companies, including (i) enterprise value as a multiple of LTM EBITDA for such ATSI Comparable Companies and (ii) enterprise value as a multiple of 1997 projected EBITDA ("1997 EBITDA") for such ATSI Comparable Companies. Projected EBITDA for the comparable companies was based on available research reports, except for Iron Mountain which was based on projections received from Iron Mountain management.

     DLJ's analysis of the ATSI Comparable Companies as a whole indicated that enterprise values as a multiple of LTM EBITDA averaged 10.3x and that enterprise values as a multiple of 1997 EBITDA averaged 9.7x (collectively, the "ATSI Comparable Companies EBITDA Multiples"). DLJ compared the ATSI Comparable Companies EBITDA Multiples to the ATSI Offer LTM EBITDA Multiples and the ATSI Offer 1997 EBITDA Multiples. Using the ATSI Comparable Companies EBITDA Multiples, DLJ calculated an implied enterprise value for ATSI and compared this against the Offer Enterprise Value. Using the average multiple of LTM EBITDA and applying this to ATSI LTM EBITDA and ATSI Pro Forma LTM EBITDA rendered implied enterprise values for ATSI of $141.5 million and $156.6 million, respectively, which represent discounts to the Offer Enterprise Value of 11.6% and 2.1%, respectively. Using the average multiple of 1997 EBITDA and applying this to ATSI 1997 EBITDA and ATSI Pro Forma 1997 EBITDA rendered implied enterprise values for ATSI of $157.0 million and $163.9 million, respectively, which represent a 1.9% discount and a 2.4% premium to the Offer Enterprise Value, respectively.

     Comparable Transactions Analysis. DLJ reviewed publicly available information for completed domestic merger and acquisition transactions of comparable document data storage providers which were announced since 1995. Within this group DLJ focused on three transactions: Iron Mountain's acquisition of Safesite Records Management Corporation ("Safesite"), Iron Mountain's acquisition of Records Retention/Filesafe, L.P. and Iron Mountain's acquisition of HIMSCORP (collectively, the "ATSI Primary Comparable Transactions"). For each of the ATSI Primary Comparable Transactions, DLJ calculated for each acquired company its transaction value as a multiple of LTM EBITDA adjusted for cost savings. DLJ's analysis of the ATSI Primary Comparable Transactions indicated that transaction values as a multiple of EBITDA averaged 10.1x (the "ATSI Primary Comparable Transactions EBITDA Multiple").

     DLJ compared the ATSI Primary Comparable Transactions EBITDA Multiple to the ATSI Offer LTM EBITDA Multiples. Using the ATSI Primary Comparable Transactions EBITDA Multiple, DLJ calculated implied enterprise values for ATSI and compared these to the Offer Enterprise Value. Using the ATSI Primary Comparable Transactions EBITDA Multiple and applying this to ATSI LTM EBITDA and ATSI LTM Pro Forma EBITDA rendered implied enterprise values for ATSI of $138.8 million and $153.5 million, respectively which represent discounts of 13.3% and 4.1% to the Offer Enterprise Value, respectively.

     Discounted Cash Flow Analysis. DLJ performed a discounted cash flow ("DCF") analysis of ATSI for the period beginning January 1, 1998 and ending December 31, 2006 on the stand-alone unlevered free cash flows of ATSI based upon the projections provided by ATSI's management through 1997 and certain other long-term assumptions and guidelines provided by management of the Arcus Parties. Unlevered free cash flows were calculated as EBITDA less (i) projected capital expenditures, (ii) projected changes in net working capital and (iii) projected cash taxes. Terminal values were calculated using growth rates of free cash flow ranging from 4% to 8%. The unlevered free cash flows and terminal value were then discounted to a present value using a range of discount rates from 13.0% to 14.5%, representing an estimated range of the weighted average cost of capital of ATSI. Based on this analysis, DLJ calculated a range of implied enterprise values for AGI of $124.1 million to $219.5 million, with an average of $159.8 million.

     The DCF analysis was included because it is a widely used methodology to estimate value; however, this methodology necessarily relies upon numerous assumptions, including revenue growth rates, gross profit, EBITDA and operating profit margins, terminal values and discount rates, among others. Changes in any one of the assumptions could have a significant effect on the results of the analysis; therefore, its usefulness in analyzing the transaction is limited.

     Iron Mountain Valuation Analysis:

     At the request of AGI, DLJ performed a valuation analysis of Iron Mountain Common Stock.

     Summary of Valuation Multiples. DLJ calculated Iron Mountain's enterprise value based on the $34.00 closing price of Iron Mountain Common Stock on September 16, 1997. Based upon information provided to DLJ by Iron Mountain, DLJ estimated the current enterprise value of Iron Mountain, pro forma to include all of its recently announced acquisitions (except the Merger) including Records Retention/Filesafe, L.P., Data Securities International, Inc. and HIMSCORP (the "Iron Mountain Pro Forma Enterprise Value").

     The Iron Mountain Pro Forma Enterprise Value represented multiples of estimated Iron Mountain pro forma revenue and EBITDA for the last twelve months ending September 30, 1997 ("Iron Mountain Pro Forma LTM Revenue" and "Iron Mountain Pro Forma LTM EBITDA") of 3.3x and 11.9x, respectively.

     Comparable Company Analysis. To provide contextual and comparative market information, DLJ analyzed the operating performance and public market valuation of Iron Mountain relative to eight publicly traded companies with similar business operations or economic models including: Pierce Leahy Corp., F.Y.I. Incorporated, Service Corporation International, The Loewen Group, Inc., Public Storage, Inc., Central Parking Corporation, Cintas Corporation and G&K Services, Inc. (the "Iron Mountain Comparable Companies"). In performing its analysis, DLJ (i) examined the Iron Mountain Comparable Companies overall and
(ii) focused on the company, Pierce Leahy Corp., which DLJ believed to be the most comparable to Iron Mountain given Iron Mountain's line of business, size and market position. Historical financial information used in connection with DLJ's analysis is as of the most recent publicly available financial statements for each company prior to September 25, 1997.

     DLJ analyzed Iron Mountain's public valuation by comparing certain operating data and market trading statistics of Iron Mountain with those of Pierce Leahy Corp. and the other Iron Mountain Comparable Companies. DLJ's analysis of the Iron Mountain Comparable Companies as a whole indicated that enterprise values as a multiple of (i) LTM revenues ranged from 1.8x to 9.9x, with an average of 3.6x, (ii) LTM EBITDA ranged from 11.0x to 22.7x with an average of 14.1x, (iii) 1997 projected revenues ranged from 1.7x to 8.8x with an average of 3.4x and (iv) 1997 EBITDA ranged from 9.4x to 22.6x with an average of 12.8x (collectively, the "Iron Mountain Comparable Multiples"). In the case of the Iron Mountain Comparable Companies as a whole, the average multiples exclude the high and low values.

     DLJ's analysis of Pierce Leahy Corp. indicated that enterprise value as a multiple of (i) LTM revenue equaled 3.6x, (ii) LTM EBITDA equaled 14.0x, (iii) 1997 projected revenues equaled 3.8x and (iv) 1997 EBITDA equaled 12.6x (collectively, the "Pierce Leahy Corp. Comparable Multiples").

     Based on the Iron Mountain Comparable Multiples and the Pierce Leahy Corp. Comparable Multiples, Iron Mountain Common Stock trades in line with both the Iron Mountain Comparable Companies and with Pierce Leahy Corp.

     Discounted Cash Flow Analysis. DLJ performed a DCF analysis of Iron Mountain for the period beginning January 1, 1998 and ending December 31, 2006 on the stand-alone unlevered free cash flows of Iron Mountain based upon projections provided by Iron Mountain management through 1998 and certain other long-term assumptions based upon discussions with Iron Mountain. Unlevered free cash flows were calculated as EBITDA less (i) projected capital expenditures,
(ii) projected cash outflows related to future Iron Mountain acquisitions,
(iii) projected changes in working capital and (iv) projected cash taxes. The unlevered free cash flows and terminal value were then discounted to a present value using a range of discount rates from 13.0% to 14.5%, representing an estimated range of the weighted average cost of capital of Iron Mountain. Terminal values were calculated using growth rates of free cash flow in perpetuity ranging from 8.0% to 9.5%. Based on this analysis, DLJ calculated a range of implied prices per share of Iron Mountain Common Stock of $20.64 to $70.38, with an average of $40.09, which renders values in line with current trading values.

     The DCF analysis was included because it is a widely used methodology to estimate value; however, this methodology necessarily relies upon numerous assumptions, including revenue growth rates, gross profit, EBITDA and operating profit margins, terminal values and discount rates, among others. Changes in any one of the assumptions could have a significant effect on the results of the analysis; therefore, its usefulness in analyzing a business's value is limited.

     Combined Company Valuation Analysis:

     Discounted Cash Flow Analysis. As part of its analysis, DLJ performed a valuation analysis of the combined company based on the pro forma results of the combined company excluding any synergies which may arise as part of the Merger, where "pro forma" is defined as the operating results of the combined company including the effect of acquisitions for the full period indicated. Unlevered free cash flows were calculated as EBITDA less (i) projected capital expenditures, (ii) projected cash outflows related to future Iron Mountain acquisitions, (iii) projected changes in working capital and (iv) projected cash taxes. The unlevered free cash flows and terminal value were then discounted to a present value using a range of discount rates from 13.0% to 14.5%, representing an estimated range of the weighted average cost of capital of the combined company. Terminal values were calculated using growth rates of free cash flow in perpetuity ranging from 8.0% to 10.0%. Based on this analysis, DLJ calculated a range of implied prices per share for Iron Mountain Common Stock post-acquisition of $22.47 to $90.97 with an average of $47.31. DLJ noted that, based on a DCF of the combined company, the Merger should be accretive to the price per share of Iron Mountain Common Stock in effect prior to September 16, 1997.

     The DCF analysis was included because it is a widely used methodology to estimate value; however, this methodology necessarily relies upon numerous assumptions, including revenue growth rates, gross profit, EBITDA and operating profit margins, terminal values and discount rates, among others. Changes in any one of the assumptions could have a significant effect on the results of the analysis; therefore, its usefulness in analyzing a business's value is limited.

     Implied Valuation of Combined Company. As part of its analysis, DLJ sought to estimate possible trading values of the combined company. DLJ calculated the estimated pro forma EBITDA of the combined company, where "pro forma" is defined as the operating results of the combined company including the effect of acquisitions for the full period indicated, for five, twelve-month or LTM periods. For each of these periods, DLJ calculated the implied price per share of Iron Mountain Common Stock post-acquisition based upon EBITDA multiples ranging from 10.0x to 13.0x. For the LTM period ending December 31, 1997, the implied price per share of Iron Mountain Common Stock ranged from $27.56 to $45.55, with an average of $36.55. For the LTM period ending March 31, 1998, the implied per share price of Iron Mountain Common Stock ranged from $29.50 to $48.47, with an average of $38.99. For the LTM period ending June 30, 1998 the implied price per share of Iron Mountain Common Stock ranged from $31.49 to $51.45, with an average of $41.47. For the LTM period ending September 30, 1998, the implied price per share of Iron Mountain Common Stock ranged from $33.80 to $54.85, with an average of $44.33. For the LTM period ending December 31, 1998, the implied price per share of Iron Mountain Common Stock ranged from $35.59 to $57.57, with an average of $46.58. This analysis indicates that the Merger should be accretive to Iron Mountain Common Stock's price per share in effect prior to September 16, 1997. The results of these analyses of the possible future trading values of the common stock of the combined company is not necessarily indicative of the actual trading value of the common stock of the combined company in the future.

     No company or transaction used in the analyses described above is directly comparable to ATSI, Iron Mountain, the combined company or the Merger and related transactions. Accordingly, an analysis of the results of the foregoing involves complex considerations and judgments concerning differences in financial and operating characteristics of companies and other factors that could affect public trading or acquisition values.

     The summary set forth above does not purport to be a complete description of the analyses performed by DLJ, but describes in summary form the principal elements of the analyses contained in the materials presented by DLJ to the AGI Board at the joint meeting of the Arcus Boards on September 25, 1997. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily summarized. Each of the analyses conducted by DLJ was carried out in order to provide a different perspective on the proposed transaction and add to the total mix of information available. DLJ did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion as to fairness from a financial point of view. Rather, in reaching its conclusion, DLJ considered the results of each analysis in light of each other and ultimately reached its opinion based on the results of all analyses taken as a whole. Accordingly, notwithstanding the separate factors summarized above, DLJ believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, could create an incomplete or misleading view of the evaluation process underlying its opinion. In performing its analyses, DLJ made numerous assumptions with respect to industry performance, business and economic conditions and other matters. The analyses performed by DLJ are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses.

     The AGI Board selected DLJ to render a fairness opinion because of DLJ's expertise, reputation and familiarity with the records storage industry and because its investment banking professionals have substantial experience in transactions similar to the Merger. DLJ has not performed any investment banking services for AGI, UAC or ATSI prior to its engagement in connection with this transaction. DLJ was sole manager of Iron Mountain's $165 million offering of the 1996 Notes that was consummated in September 1996, for which it received a fee of approximately $2.5 million. In addition, DLJ participated as a co-manager with respect to the 1997 Notes.

     Pursuant to the terms of an engagement letter dated as of September 24, 1997, AGI agreed to pay DLJ (i) a fee of $200,000 at the time DLJ notified the AGI Board that it was prepared to deliver its fairness opinion with respect to the Merger and (ii) a transaction fee to be paid upon consummation of the Merger equal to 0.875% of the aggregate value of (x) all cash and non-cash consideration received by the AGI Equityholders (treating any shares issuable upon exercise of options, warrants or other rights of conversion as outstanding) plus (y) the amount of any funded debt assumed, acquired, remaining outstanding, retired or defeased by Iron Mountain (net of any cash paid or notes due the Arcus Parties from a third party paid to Iron Mountain) in connection with the Merger, less the fees associated with (i) above. AGI has agreed to reimburse DLJ for all out-of-pocket expenses up to $25,000 (including the reasonable fees and expenses of its counsel) and for any out-of-pocket expenses incurred by DLJ in excess of such amount for which DLJ has obtained the prior written consent of AGI. AGI has agreed to indemnify DLJ and certain related persons for certain potential liabilities and expenses relating to its services provided to AGI, including liabilities under the federal securities laws.

     DLJ, as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the ordinary course of its business, DLJ may trade in the securities of Iron Mountain for its own account or for the account of its customers and, accordingly, may at any time hold long or short positions in such securities.


Recommendation of the Iron Mountain Board; Iron Mountain's Reasons for the
Merger

     At meetings of the Iron Mountain Board held on September 4, 1997 and September 26, 1997, the Iron Mountain Board (i) received a presentation by members of Iron Mountain management, its legal advisors and Bear Stearns and
(ii) reviewed the terms of the Merger Agreement and the transactions contemplated thereby. By unanimous vote, the Iron Mountain Board determined that the Merger is fair to, and in the best interests of, Iron Mountain and its stockholders, approved the Merger and resolved to recommend that stockholders of Iron Mountain vote FOR approval and adoption of the Merger Agreement.

     The Iron Mountain Board believes that the consummation of the Merger will constitute an important step in the implementation of Iron Mountain's strategy of enhancing its leadership position in the records management industry. Iron Mountain has established a leadership position in the data protection services markets in certain cities in the United States and has increased its presence in this market by acquiring 11 records management companies that focused on the data protection services market. AGI is an attractive merger partner to Iron Mountain for a number of reasons. In the belief of Iron Mountain's management, the Arcus Entities are the leading provider of data protection services in the United States with 31 storage facilities located throughout the United States. In addition, they have one facility in the United Kingdom. In total, the Arcus Entities serve approximately 6,500 data protection accounts. Given the size of the Arcus Entities, consummation of the Merger enables Iron Mountain to move forward with its strategy of building a national platform for Iron Mountain's delivery of data protection services. In addition, the Merger will significantly enhance Iron Mountain's competitive position in the highly fragmented records management industry through one transaction, rather than through a series of smaller transactions. As a result of the Merger, Iron Mountain will benefit from the Arcus Entities' strong management group, staff and customer base. In addition to its core data protection services, the Arcus Entities provide temporary and permanent personnel for the computer operations and technical development needs of its customers. Accordingly, consummation of the Merger will enable Iron Mountain to expand its existing line of complementary services to include IT staffing services.

     In reaching its determination, the members of the Iron Mountain Board considered the following factors: (i) Iron Mountain's business, operations, financial condition, earnings and prospects; (ii) the business, operations, financial condition and earnings and prospects of the Arcus Entities; (iii) the terms and provisions of the Merger Agreement and the related ancillary documents (including, without limitation, the Warrant Purchase Agreements); and
(iv) the analysis and opinion of Bear Stearns that the Total Consideration to be paid in the Merger was fair, from a financial point of view, to Iron Mountain. See "--Opinion of Financial Advisor to Iron Mountain." In view of the number of factors considered in connection with the evaluation of the Merger, the Iron Mountain Board did not find it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it considered in reaching its determinations.

     THE IRON MOUNTAIN BOARD UNANIMOUSLY RECOMMENDS THAT HOLDERS OF IRON MOUNTAIN COMMON STOCK VOTE FOR THE PROPOSAL TO APPROVE AND ADOPT THE MERGER AGREEMENT.


Opinion of Financial Advisor to Iron Mountain

     On September 26, 1997 Bear Stearns delivered its written opinion to the Iron Mountain Board that, based upon and subject to the considerations and limitations contained in the opinion, as of such date, the Total Consideration to be paid in the Merger was fair, from a financial point of view, to Iron Mountain. The Iron Mountain Board selected Bear Stearns to act as its financial advisor based on Bear Stearns' qualifications, expertise and reputation in providing advice to companies as well as its prior investment banking relationship and familiarity with Iron Mountain.

     The full text of the Bear Stearns Opinion, dated September 26, 1997, is attached as Annex VIII to this Proxy Statement and sets forth the matters considered and the qualifications, limitations and assumptions applicable to such opinion. Iron Mountain stockholders are urged to, and should, read such opinion carefully in its entirety in conjunction with this Proxy Statement. The Bear Stearns Opinion addresses only whether the Total Consideration to be paid in the Merger is fair, from a financial point of view, to Iron Mountain and does not constitute a recommendation to the Iron Mountain Board or to any stockholder of Iron Mountain as to whether or not they should vote to recommend or approve the Merger Agreement. In addition, the Bear Stearns Opinion does not express any opinion as to the price range at which Iron Mountain Common Stock may trade prior to or subsequent to the consummation of the Merger, nor does it address Iron Mountain's underlying decision to effect the Merger. The type and amount of consideration to be paid in the Merger was determined in arms-length negotiations between Iron Mountain and the Arcus Parties. Bear Stearns advised Iron Mountain in such negotiations. No limitations were imposed by the Iron Mountain Board upon Bear Stearns with respect to the investigations made or procedures followed by it in rendering its opinion. The following summary of the Bear Stearns Opinion is qualified in its entirety by reference to the full text of such opinion attached as Annex VIII to this Proxy Statement.

     In the course of performing its reviews and analyses for rendering the Bear Stearns Opinion, Bear Stearns, among other things: (i) reviewed the Merger Agreement; (ii) reviewed Iron Mountain's Annual Reports to Shareholders and Annual Reports on Form 10-K for the years ended December 31, 1995 and 1996, and its Quarterly Report on Form 10-Q for the quarter ended June 30, 1997; (iii) reviewed ATSI's audited financial statements dated December 31, 1995 and 1996 and ATSI's interim unaudited financial statements dated June 30, 1997; (iv) reviewed certain operating and financial information, including projections, provided to Bear Stearns by the managements of Iron Mountain and ATSI relating to their respective businesses and prospects; (v) met with certain members of ATSI's and Iron Mountain's senior management to discuss their respective operations, historical financial statements and future prospects; (vi) reviewed the historical prices and trading volumes of Iron Mountain Common Stock; (vii) reviewed publicly available financial data and stock market performance data of companies which Bear Stearns deemed generally comparable to ATSI; (viii) reviewed the terms of recent acquisitions of companies which Bear Stearns deemed generally comparable to ATSI; (ix) performed DCF analyses and pro forma contribution analyses utilizing forecasts of future operating performance of ATSI and Iron Mountain as provided by Iron Mountain management; and (x) conducted such other studies, analyses, inquiries and investigations as Bear Stearns deemed appropriate.

     In the course of its review, Bear Stearns relied upon and assumed without independent verification the accuracy and completeness of all of the financial and other information provided to it by Iron Mountain and ATSI. With respect to Iron Mountain's and ATSI's projected financial results that could be achieved upon consummation of the Merger, Bear Stearns assumed that they had been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the managements of Iron Mountain and of ATSI as to the expected future performance of Iron Mountain and ATSI, respectively. Bear Stearns has not assumed any responsibility for the information or projections provided to it and has relied upon the assurances of the management of Iron Mountain and ATSI that they are unaware of any facts that would make the Bear Stearns Opinion incomplete or misleading. In arriving at its opinion, Bear Stearns did not perform or obtain any independent appraisals of the assets or liabilities of ATSI. The Bear Stearns Opinion is necessarily based upon the economic, market and other conditions as in effect on, and the information made available to it as of, the date of its opinion.

     The following is a summary of the material analyses presented by Bear Stearns to the Iron Mountain Board on September 26, 1997. The summary of such analyses, as set forth below, does not purport to be a complete description of the analyses underlying the Bear Stearns Opinion. Based on these financial analyses and the other factors discussed herein, and the foregoing qualifications, limitations and assumptions, Bear Stearns determined that, as of the date of its opinion, the Total Consideration to be paid in the Merger was fair, from a financial point of view, to Iron Mountain.

     Comparable Company Analysis. Bear Stearns compared certain financial information of ATSI to certain public market valuation data for companies which are engaged in similar business activities to ATSI and which, in Bear Stearns' judgment, were comparable to ATSI for purposes of its analysis. Such analysis was divided between ATSI's two business units: (i) data protection and (ii) IT staffing services. The companies used in the data protection analysis were F.Y.I. Incorporated, Iron Mountain and Pierce Leahy Corp. and in the IT staffing analysis were Alternative Resources Corp., COREStaff, Inc., Data Processing Resources Corp. and Accustaff, Inc. (collectively, the "Comparable Companies"). Bear Stearns' analysis of the Comparable Companies (including pro forma adjusted results for certain completed and pending acquisitions) included reviewing their "enterprise values" (defined as equity value plus total debt plus preferred stock, if any, minus cash) as a multiple of their respective LTM EBITDA and estimated calendar year 1997 and 1998 EBITDA. Bear Stearns' analysis of the data protection Comparable Companies indicated that the mean of their enterprise value to EBITDA multiple was: (i) for the LTM period, 13.8x; (ii) for estimated calendar year 1997, 13.2x; and (iii) for estimated calendar year 1998, 9.3x. The mean of the enterprise value to EBITDA multiple for the IT staffing Comparable Companies was: (i) for the LTM period, 24.5x; (ii) for estimated calendar year 1997, 16.7x; and (iii) for estimated calendar year 1998, 12.4x. The foregoing analysis was compared to the enterprise value to EBITDA multiple for the Merger, which was: (i) pro forma for 1996, 11.4x; (ii) for estimated calendar year 1997, 9.1x; and (iii) for estimated calendar year 1998, 7.8x.

     Comparable Transactions Analysis. Bear Stearns analyzed 13 publicly announced acquisition/disposition transactions in the records management industry, the following six of which were selected as being the most relevant (listed by acquiror/target): (i) Iron Mountain/National Business Archives, Inc.; (ii) Iron Mountain/Data Management

Business Records Storage, Inc.; (iii) Iron Mountain/Mohawk Business Record Storage, Inc.; (iv) Pierce Leahy Corp./InTrust, Inc.; (v) Pierce Leahy Corp./Records Management Services, Inc. and (vi) Iron Mountain/Safesite (collectively the "Precedent Transactions"). Bear Stearns believed that none of the 13 analyzed transactions were directly comparable to the Merger, and that although the Precedent Transactions represented the best comparisons available, the comparability of the Precedent Transactions to the Merger may be limited for a number of reasons, including: (i) the small transaction size of the Precedent Transactions, all but two of which involved purchase prices of $20 million or less; (ii) the lack of an auction process and relative sophistication of the sellers (many of the Precedent Transactions involved privately held family run businesses); and (iii) the inability to assess synergy considerations, which could have a significant impact on the effective valuation multiples of such transactions. The analysis of the Precedent Transactions indicated that their mean enterprise value to revenue multiple was 2.9x. The multiples for Precedent Transactions were compared to equivalent multiples for the Merger. The enterprise value to revenue multiple for the Merger was: (i) pro forma for 1996, 2.0x; (ii) for estimated calendar year 1997, 1.6x; and (iii) for estimated calendar year 1998, 1.4x.

     Discounted Cash Flow Analysis. Bear Stearns performed two separate DCF analyses of ATSI based on fiscal 1998 through fiscal 2002 projections provided by Iron Mountain's management. The first DCF analysis of ATSI utilized ranges of discount rates and terminal value EBITDA multiples which included the corresponding rates and multiples published by two research analysts (including one employed by Bear Stearns) that cover Iron Mountain. Such analysis was performed by applying a range of terminal value EBITDA multiples from 8.0x to 10.0x to the EBITDA of ATSI during the final year of the five-year projection period. The cash flows and terminal values were then discounted to present values using a range of discount rates from 13% to 15%. This produced an enterprise value for ATSI ranging from $198.5 million to $249.0 million. Bear Stearns also performed a second DCF analysis of ATSI using a capital asset pricing model framework. Such analysis utilized discount rates ranging from 9% to 11%, which reflect the implied cost of capital under the capital asset pricing model. In addition, terminal values for the final year of the five-year projection period were derived using a range of implied perpetual growth rates of free cash flow (defined as EBITDA minus capital expenditures) of 1.5% to 3.5%. Utilizing such discount rates and implied perpetual growth rates, this analysis resulted in an enterprise value range of ATSI from $192.9 million to $250.2 million.

     Incremental Discounted Cash Flow Analysis. Bear Stearns calculated a range of implied incremental equity values to Iron Mountain attributable to the Merger based upon an incremental discounted cash flow analysis. A stand-alone discounted enterprise value of Iron Mountain was derived based on the discounted present value of Iron Mountain's unleveraged free cash flow from 1998 through 2002, as projected by Iron Mountain's management, and its fiscal year 2002 terminal values which in turn were based on a range of multiples of Iron Mountain's projected EBITDA in fiscal year 2002. Net debt was then subtracted from the discounted enterprise value to derive a range of stand-alone Iron Mountain equity values. Bear Stearns then calculated a pro forma equity value to give effect to the combination of ATSI and Iron Mountain, and the cash and stock consideration paid in the Merger (based on a Determination Price of $32.50). Bear Stearns calculated implied incremental equity values attributable to the Merger as the difference between the implied equity value of Iron Mountain with ATSI and the implied equity value of Iron Mountain without ATSI. In conducting this analysis, Bear Stearns applied discount rates ranging from 13% to 15% and multiples of terminal EBITDA ranging from 8.0x to 10.0x. Based on this analysis, Bear Stearns derived ranges of incremental equity values to Iron Mountain with respect to shares outstanding prior to the Merger from $34.3 million to $47.6 million.

     Relative Contribution Analysis. Bear Stearns analyzed the relative revenue contribution and EBITDA contribution by each of ATSI and Iron Mountain to Iron Mountain post-Merger compared to their relative equity ownership and enterprise values. The results of this analysis indicated that post-Merger, the former AGI stockholders would own 12% of the outstanding Iron Mountain Common Stock based on a Determination Price of $32.50 per share. This analysis also indicated that the Total Consideration to be paid in the Merger would constitute 16% of Iron Mountain's enterprise value. In addition, this analysis showed that ATSI would contribute 30% of Iron Mountain's pro forma 1996 revenues and 26% of its projected revenues for each of 1997 and 1998. The analysis also indicated that ATSI would contribute 23% of Iron Mountain's pro forma EBITDA in 1996 and 19% of its projected EBITDA for each of 1997 and 1998.

     Other Analyses. Bear Stearns conducted such other analyses as it deemed necessary for the purposes of its opinion, including a review of selected investment research reports on, and earnings and long-term growth estimates for, Iron Mountain as well as other records management and staffing companies, and incremental trading multiple analyses.

     The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analysis as a whole, could create an incomplete view of the processes underlying the Bear Stearns Opinion. In arriving at its opinion, Bear Stearns considered the results of all such analyses. The analyses were prepared solely for purposes of providing its opinion as to the fairness to Iron Mountain of the Total Consideration to be paid in the Merger and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results, including DCF analyses, are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. As described above, the Bear Stearns Opinion and presentation to the Iron Mountain Board was one of many factors taken into consideration by the Iron Mountain Board in making its determination to approve the Merger Agreement and to recommend that its stockholders vote to approve the Merger Agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Bear Stearns.

     Bear Stearns is an internationally recognized investment banking firm and is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions and other purposes.

     In the ordinary course of its business, Bear Stearns may actively trade the debt and equity securities of Iron Mountain for its own account and for the accounts of customers and, accordingly, may at any time, hold a long or short position in such securities. Bear Stearns has in the past provided investment banking services to Iron Mountain for which it has received customary compensation.

     Pursuant to a letter agreement dated as of April 30, 1997, Iron Mountain has agreed to pay Bear Stearns a total fee of $1.5 million in connection with the Merger including retainer, fairness opinion and transaction fees, the substantial majority of which is contingent upon the closing of the Merger. Iron Mountain has also agreed to reimburse Bear Stearns for its reasonable out-of-pocket expenses, including the reasonable fees and disbursements of counsel, and to indemnify Bear Stearns and certain related persons against certain liabilities in connection with the engagement of Bear Stearns, including certain liabilities under the federal securities laws.

               THE REORGANIZATIONS AND THE OTHER ARCUS PROPOSALS

     The Arcus Boards determined that in order to eliminate a duplicative holding company structure, it was necessary to consummate the Reorganizations. The Arcus Boards further determined that it is desirable and in the best interests of their respective corporations and stockholders, and the Merger Agreement requires, that the Arcus Parties dispose of their non-core assets so that at the Effective Time of the Merger, AGI is comprised only of assets which are directly related to the businesses of the Arcus Entities. To effectuate the distribution of such non-core assets, the AGI Board and UAC Board considered various alternatives, and found the Damson Distribution (or a sale of the Damson Interest to a third party or a contribution to a special purpose entity for the benefit of the holders of AGI Common Stock (prior to giving effect to the Reorganizations)) and the UAC Warrant Repurchases to be the best alternatives.


The Arcus Parties' Existing Structure

     AGI. AGI, a Delaware corporation, is authorized to issue 11,661,290 shares of AGI Common Stock and, as of November 20, 1997, 11,426,525 shares of AGI Common Stock were issued and outstanding. AGI has no other assets other than its ownership interest in UAC, the Damson Interest and cash on hand of $4.0 million as of September 30, 1997.

     UAC. UAC, a Nevada corporation, has two classes of stock authorized, UAC Common Stock and preferred stock, of which there is one undesignated series and one series designated as the UAC Preferred Stock. UAC is authorized to issue 3,000,000 shares of UAC Common Stock and, as of November 20, 1997, had 1,000,001 shares of UAC Common Stock issued and outstanding. AGI owns 800,001 shares of UAC Common Stock. UAC is authorized to issue 200,000 shares of undesignated preferred shares but no such shares have been issued. UAC is authorized to issue 50,000 shares of UAC Preferred Stock. As of December 31, 1997, after giving effect to the payment of payment-in-kind dividends from November 20, 1997 through December 31, 1997, 27,623 shares of UAC Preferred Stock will be issued and outstanding.

     Pursuant to the UAC Stock Option Plan and corresponding award agreements, three officers and one employee of UAC hold options to purchase 217,390 shares of UAC Common Stock at an exercise price of $12.50 per share. 135,390 of such option shares are pursuant to non-qualified option grants, and the balance are pursuant to incentive stock option grants. Pursuant to warrant agreements by and between UAC and each of Hudson, GKH Investments, L.P. and GKH Partners, L.P. and other Warrantholders, there are outstanding Warrants to purchase 1.5 million shares of UAC Common Stock, all with an exercise price of $13.75 per share. All holders of UAC Warrants also hold shares of UAC Preferred Stock, in approximately the same relative percentages as their ownership of Warrants.

     Along with its ownership interest in ATSI, discussed below, UAC owns the Connected Stock (which represents 11% of the outstanding Series C Preferred Stock of Connected Corp.) and cash of $7.3 million as of September 30, 1997. The Connected Stock was purchased by UAC under the terms of the Connected Series C Stock Purchase Agreement, dated as of May 28, 1997, between Connected Corp. and certain purchasers. The Connected Stock is restricted stock, valued by UAC at its purchase price of approximately $667,000.

     ATSI. ATSI, a Delaware corporation, is authorized to issue 5,000,000 shares of ATSI Common Stock and, as of November 20, 1997, had 3,325,229 shares of Common Stock issued and outstanding. UAC owns 2,703,284 shares of ATSI Common Stock.

     Pursuant to the ATSI Stock Option Plan and corresponding award agreements, approximately 110 individuals ("ATSI Optionees") hold options to purchase an aggregate of 420,180 shares of ATSI Common Stock at exercise prices ranging from $8.00 to $16.41 per share. Brookings Group, LLC holds a warrant to purchase 10,000 shares of Common Stock at $8.00 per share (the "ATSI Warrant").



Iron Mountain Warrant Purchase

     On the Closing Date, Iron Mountain will purchase from each Warrantholder who has executed a Warrant Purchase Agreement each Eligible Warrant held by such Warrantholder in exchange for, subject to the indemnification, expense, adjustment and holdback provisions described in this Proxy Statement, cash in an amount equal to the Warrant Purchase Price. Each of the Arcus Principal Stockholders who collectively hold approximately 96% of the outstanding Warrants have already signed a Warrant Purchase Agreement. All Warrantholders are also currently holders of UAC Preferred Stock.

     The Arcus Parties and Iron Mountain have agreed to use their best efforts to facilitate the execution of a Warrant Purchase Agreement by each other Warrantholder. It is not a condition to the closing of the Reorganizations or the Merger, however, that such Warrantholders execute Warrant Purchase Agreements. At least five business days prior to the Closing Date, each Selling Warrantholder will surrender his, her or its Eligible Warrants, together with an executed Form of Assignment of Warrant, to the Exchange Agent, and on the Closing Date, the Eligible Warrants will automatically be transferred to Iron Mountain, and each such Warrantholder will be entitled to receive the Warrant Purchase Price, subject to the indemnification, expense, adjustment and holdback provisions described in this Proxy Statement. Each Warrantholder will, at and after the Closing Date, cease to have any rights with respect to any Eligible Warrants surrendered and assigned except as otherwise provided in a Warrant Purchase Agreement or by applicable law.


UAC Warrant Repurchases

     Before giving effect to any of the other Arcus Proposals, UAC will repurchase Warrants to purchase shares of UAC Common Stock not sold to and purchased by Iron Mountain as part of the Iron Mountain Warrant Purchase ("Remaining Warrants") in exchange for the Connected Stock and related rights under the Connected Rights Agreement, to the extent available. UAC anticipates that, after giving effect to the Iron Mountain Warrant Purchase and based on the Baseline Assumptions, the total number of shares of UAC Common Stock subject to purchase under the Remaining Warrants ("Remaining Warrant Shares") will be 33,434 and that each Selling Warrantholder will receive 4.75 shares of Connected Stock for each Remaining Warrant Share.

     The UAC Articles presently prohibit UAC from making any distribution or paying any dividend on UAC stock other than UAC Preferred Stock until all accrued and unpaid dividends on UAC Preferred Stock have been fully paid and all dividend shares delivered to holders of UAC Preferred Stock have been redeemed by UAC in accordance with the UAC Articles. The UAC Warrant Repurchases and attendant distribution of Connected Stock to persons who are also UAC stockholders could be viewed as in contravention to such restrictions. Therefore, the UAC Board has proposed that the UAC Articles be amended to exempt the Merger and all related transactions, including the UAC Warrant Repurchases, from these restrictions. See "--The UAC Charter Amendments."


The UAC Charter Amendments

     The following is a brief summary of the material provisions of the proposed UAC Charter Amendments, the full text of which is attached as Annex II to this Proxy Statement and is incorporated by reference herein. This summary is qualified in its entirety by reference to the full and complete text of the UAC Charter Amendments.

     Article VI, Section 3(a) of the UAC Articles presently provides, inter alia, that upon any voluntary or involuntary liquidation, dissolution or winding up of UAC (which the Reorganizations and the Merger would constitute), the holders of UAC Preferred Stock shall receive $1,000.00 per share, plus all accrued but unpaid dividends thereon (whether or not such dividends have been declared) to the date fixed for payment of such distributive amount (the "Liquidation Preference"), before any amount shall be paid to the holders of any other class of UAC's stock. In order to provide that the holders of UAC Preferred Stock share in the Expenses associated with the Transactions, The UAC Board proposes that the UAC Articles be amended to decrease such liquidation preference amount in connection with the Transactions by an amount equal to the quotient of (i) the product of (A) the Liquidation Preference calculated as of the Closing Date and (B) the Expenses to be paid at or prior to the Closing by the Arcus Parties (such amount is anticipated to be approximately $3.1 million) divided by (ii) the Total Equity Consideration (before giving effect to the Expenses discussed in clause (i)(B) above).

     Article VI, Section 3(b) of the UAC Articles presently provides, inter alia, that any merger of UAC shall be regarded as a liquidation, dissolution, and winding up (thereby triggering the liquidation preference rights applicable to shares of UAC Preferred Stock) unless, as a result of the merger, "those persons who hold all of the voting shares of [UAC] immediately prior to [the merger] hold a majority of the voting shares of and a majority of the beneficial interest in the resulting or surviving corporation..." The proposed UAC Charter Amendments would exempt the Transactions, including the UAC Reorganization, from the foregoing provision of the UAC Articles.

     Article VI, Section 6(a)(iv) of the UAC Articles presently provides, inter alia, that neither UAC nor any subsidiary of UAC, namely ATSI, without the approval by holders of at least 66-2/3% of the then outstanding shares of UAC Preferred Stock voting as a separate class, may merge with any other corporation unless as a consequence of the merger, those persons who hold all of the voting shares of UAC immediately prior to the merger hold a majority of the voting shares of and a majority of the beneficial interest in the surviving corporation. As a result of the UAC Reorganization, the shares of UAC Common Stock that AGI held will be canceled, and AGI will cease to be a shareholder of UAC. Consequently, all of the persons who hold voting shares of UAC immediately prior to the UAC Reorganization will not hold a majority of the voting shares of AGI after the UAC Reorganization. As a result of the ATSI Reorganization, the shares of ATSI Common Stock that AGI will hold (as successor by merger to UAC) will be canceled, and AGI will cease to be a shareholder of ATSI. Consequently, all of the persons who hold voting shares of ATSI immediately prior to the ATSI Reorganization will not hold a majority of the voting shares of AGI after the ATSI Reorganization. Approval of the holders of UAC Preferred Stock might therefore be required for the ATSI Reorganization. The UAC Board proposes that the UAC Articles be amended to exempt the Transactions, including the Reorganizations, from this provision.

     Article VI, Section 7 of the UAC Articles presently requires, inter alia, that "to protect the holders of [UAC Preferred Stock] against dilution or other impairment," UAC will not, by amending the UAC Articles or through any other reorganization, merger or any other voluntary action, avoid or seek to avoid the terms of the UAC Preferred Stock set forth in the UAC Articles, but will, at all times, in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate, and that the surviving entity to a consolidation or merger with UAC shall expressly assume in writing and agree to be bound by the terms of the UAC Preferred Stock. The UAC Reorganization, the UAC Warrant Repurchases and the UAC Charter Amendments might, if viewed outside the context of the entire Transactions be portrayed as in contravention of the foregoing provisions of the UAC Articles. The UAC Board therefore proposes to amend the UAC Articles specifically to exempt the Transactions, including the UAC Reorganization and UAC Charter Amendments from the foregoing provisions of the UAC Articles.


The AGI Charter Amendments

     The following is a brief summary of the material provisions of the proposed AGI Charter Amendments, the full text of which is attached as Annex III to this Proxy Statement and is incorporated herein by reference. This summary is qualified in its entirety by reference to the full and complete text of the AGI Charter Amendments.

     Under the AGI Certificate, AGI is not presently authorized to issue any capital stock, other than 11,661,290 shares of AGI Common Stock. Under the UAC Reorganization holders of shares of UAC Preferred Stock will receive, on a share-for-share basis, shares of AGI Preferred Stock with the same rights, preferences and privileges as shares of UAC Preferred Stock (after giving effect to the foregoing proposed UAC Charter Amendments), upon the consummation of the UAC Reorganization. Therefore, it is necessary to amend the AGI Certificate to provide for an additional class of stock, the AGI Preferred Stock. The Reorganization Agreements provide that holders of shares of UAC Common Stock and ATSI Common Stock and warrants and options to acquire UAC Common Stock and ATSI Common Stock will receive shares of AGI Common Stock and warrants and options to acquire shares of AGI Common Stock. This will result in the need for AGI to issue or reserve in excess of 34,000,000 shares of AGI Common Stock immediately prior to the Effective Time. The proposed AGI Charter Amendments would increase the number of authorized shares of AGI Common Stock to 100,000,000 and authorize 50,000 shares of AGI Preferred Stock which will have the rights, preferences and privileges of shares of UAC Preferred Stock (after giving effect to the UAC Charter Amendments).

     Article XI, Section 11.01 of the AGI Certificate presently prohibits, inter alia, the transfer of any shares of stock of AGI to any person to the extent that such transfer, if effective, would cause or result in an ownership increase above 4.5%. The AGI Certificate defines "transfer" to include any means of conveying legal or beneficial ownership of shares of stock of AGI, whether direct or indirect, voluntary or involuntary. The proposed Merger could be viewed to contravene this provision of the AGI Certificate since it would increase Iron Mountain's ownership interest in AGI by more than 4.5%, through the Merger. The proposed AGI Charter Amendments would exempt the Transactions from the foregoing transfer restrictions.


The UAC Reorganization

     The following is a brief summary of the material provisions of the UAC Reorganization Agreement, a copy of which is attached as Schedule A to Annex I to this Proxy Statement and is incorporated by reference herein. This summary is qualified in its entirety by reference to the full and complete text of the UAC Reorganization Agreement.

     General. In general, at the UAC Effective Time, UAC will be merged with and into AGI, with AGI continuing as the surviving corporation. As a result of the UAC Reorganization, the separate corporate existence of UAC will cease. Subject to the terms and conditions of the UAC Reorganization Agreement and the Merger Agreement, the closing of the transactions contemplated thereby will take place as promptly practicable (and in any event, within five business days) after the date on which the last of the conditions set forth in the Merger Agreement is fulfilled or waived, other than conditions requiring deliveries at the closing, unless another day is agreed upon by Iron Mountain and AGI. The UAC Reorganization will become effective at the UAC Effective Time, which will be the time at which a certificate of merger is filed with the Secretary of State of the State of Delaware and articles of merger are filed with the Secretary of State of the State of Nevada (the "Articles of Merger") or such time thereafter as is provided in such certificate of merger and the Articles of Merger, but in no event more than 90 days after the filing of such certificate of merger or the Articles of Merger.

     Conversion of UAC Stock. Upon consummation of the UAC Reorganization, after giving effect to the UAC Warrant Repurchases, (i) each share of AGI Common Stock issued and outstanding immediately prior to the UAC Effective Time (other than Dissenting Shares) shall continue to remain outstanding, (ii) each share of UAC Preferred Stock issued and outstanding immediately prior to the UAC Effective Time (other than Dissenting Shares) will be converted automatically into one share of AGI Preferred Stock with the same rights, preferences and privileges as applicable to UAC Preferred Stock after giving effect to the UAC Charter Amendments and (iii) each share of UAC Common Stock issued and outstanding immediately prior to the UAC Effective Time (other than shares owned of record by AGI, which shall be canceled, and other than Dissenting Shares) will be converted automatically into the UAC Common Conversion Number of shares of AGI Common Stock in accordance with the following conversion formula:


                                                  UAC Equity Value Per Share
"UAC Common Conversion Number" equals:    ---------------------------------------------
                                                 AGI Equity Value Per Share

Related Definitions:

"Determination Time" equals:            the time on the Closing Date immediately prior to the Iron
                                        Mountain Warrant Purchase, the UAC Warrant Repurchases and
                                        the Reorganizations

"Total UAC Equity Value" equals:        the total common equity value of UAC at the Determination Time as determined in good faith by UAC based on (i) the Total ATSI
                                        Equity Value, (ii) the number of fully diluted shares of ATSI
                                        Common Stock outstanding as of the Determination Time
                                        (assuming the exercise of all warrants and options to acquire shares of ATSI Common Stock) and the number of such shares held by UAC, (iii) cash and cash equivalents held by UAC
                                        (assuming the deemed exercise of all outstanding Warrants and options to acquire shares of UAC Common Stock), (iv) the value of the Connected Stock as of the Determination Time, and (v) the
                                        UAC Preferred Equity Value as of the Determination Time (but
                                        after giving effect to the Liquidation Preference Amendment)

"UAC Equity Value Per Share" equals:    the quotient obtained by dividing (a) the Total UAC Equity Value by (b) the sum of (i) the total number of shares of UAC Common
                                        Stock issued and outstanding at the Determination Time, plus (ii)
                                        the total number of shares of UAC Common Stock which, at the
                                        Determination Time, may be issued pursuant to options to
                                        purchase or otherwise acquire shares of UAC Common Stock,
                                        whether or not such options are immediately exercisable, plus (iii)
                                        the total number of shares of UAC Common Stock which, at the
                                        Determination Time, may be issued pursuant to the Warrants, whether or not the Warrants are immediately exercisable

"AGI Equity Value Per Share" equals:   the quotient obtained by dividing (a) the total common equity value of AGI at the Determination Time as determined in good faith by AGI based on (i) the Total UAC Equity Value, (ii) the number of fully diluted shares of UAC Common Stock as of the
                                       Determination Time (assuming the exercise of the Warrants and outstanding options to acquire shares of UAC Common Stock)
                                       and the number of such shares held by AGI, (iii) the cash and cash equivalents of AGI and (iv) the Damson Value as of the
                                       Determination Time by (b) the total number of shares of AGI
                                       Common Stock issued and outstanding as of the Determination
                                       Time

"UAC Preferred Equity Value" equals:   the aggregate liquidation preference, as of any time of
                                       determination, of the UAC Preferred Stock, calculated in
                                       accordance with the UAC Articles

     The following table gives examples calculating the number of shares of AGI Common Stock that would be received by holders of shares of UAC Common Stock, at different, hypothetical values for the UAC Equity Value Per Share and the AGI Equity Value Per Share assuming items (i) and (iv) of the Baseline Assumptions and that the number of shares of UAC Common Stock equals 1,000,001, the number of shares of UAC Preferred Stock, giving effect to the payment of payment-in-kind dividends from November 20, 1997 through December 31, 1997, equals 27,623, the number of shares of AGI Common Stock equals 11,426,525, and the number of shares of ATSI Common Stock equals 3,325,229 (in each case, the outstanding shares as of November 20, 1997, before giving effect to the Iron Mountain Warrant Purchase and UAC Warrant Repurchases and the UAC Reorganization).


                                                                        UAC Common
      Assumed                                                       Conversion Number
  Number of Shares                                                (shares of AGI Common
 of UAC Common Stock         Assumed             Assumed              Stock to which
held by hypothetical       UAC Equity          AGI Equity        hypothetical stockholder
    stockholder          Value Per Share     Value Per Share        would be entitled)
----------------------   -----------------   -----------------   -------------------------
            81                $32.02               $2.61                     993.72
        10,000                $32.02               $2.61                 122,681.99
       800,000                $32.02               $2.61               9,814,559.38

            81                $33.70               $2.73                   1,000.00
        10,000                $33.70               $2.73                 123,443.22
       800,000                $33.70               $2.73               9,875,457.87

            81                $35.39               $2.85                   1,005.82
        10,000                $35.39               $2.85                 124,175.44
       800,000                $35.39               $2.85               9,934,035.09

     Treatment of UAC Options and Warrants in the UAC Reorganization. Each of the UAC Plan Options will automatically be converted into an option to purchase the UAC Option Conversion Number of shares of AGI Common Stock at the UAC Option Conversion Price and otherwise on the same terms and conditions as set forth in the UAC Stock Option Plan (as the same may be amended in accordance with the request of Iron Mountain, as more fully set forth below under "The Merger Agreement--Treatment of Options and Warrants"). At the UAC Effective Time, AGI will assume all obligations of UAC under the UAC Stock Option Plan with respect to the UAC Plan Options or portions thereof granted pursuant to the UAC Stock Option Plan. Each Warrant to purchase shares of UAC Common Stock that is outstanding at the UAC Effective Time will be converted into and become a warrant to purchase the UAC Warrant Conversion Number of shares of AGI Common Stock at the UAC Warrant Conversion Price and otherwise upon the same terms and subject to the same conditions as set forth in the agreement pursuant to which the Warrant in question was issued. At the UAC Effective Time, AGI will assume all obligations of UAC under the agreements pursuant to which any outstanding Warrants were issued.

     Exchange Procedures. At the UAC Effective Time, all of the outstanding certificates, which prior to that time represented shares of UAC Common Stock or shares of UAC Preferred Stock, shall, for all purposes, evidence ownership of and represent the shares of AGI Common Stock or shares of AGI Preferred Stock, as applicable, into which the shares of UAC Common Stock or UAC Preferred Stock represented by those certificates have been converted.

     HOLDERS OF UAC COMMON STOCK AND UAC PREFERRED STOCK SHOULD NOT SEND UAC STOCK CERTIFICATES (OR CERTIFICATES REPRESENTING THE STOCK OF ANY OTHER ARCUS PARTY) WITH THE ENCLOSED PROXY CARD. UAC STOCKHOLDERS SHOULD SEND UAC STOCK CERTIFICATES TO THE EXCHANGE AGENT ONLY AFTER THEY RECEIVE, AND IN ACCORDANCE WITH, THE INSTRUCTIONS ACCOMPANYING, THE LETTER OF TRANSMITTAL DISCUSSED BELOW.

     Termination. Subject to the terms and conditions of the Merger Agreement, the UAC Reorganization Agreement may be terminated and abandoned whether before or after approval of the UAC Reorganization Agreement by the stockholders of UAC or AGI or both, by mutual consent of the UAC Board and AGI Board at any time prior to the UAC Effective Time.

     Amendment. Subject to the terms and conditions of the Merger Agreement, the UAC Reorganization Agreement may be amended by the UAC Board and the AGI Board at any time prior to the UAC Effective Time; provided, however, after approval of the UAC Reorganization Agreement by the stockholders of UAC and AGI, no amendment which, under the NRS or the DGCL, would have required approval of the UAC Stockholders or AGI Stockholders, respectively, if made before approval, may be made after approval without the approval of the UAC stockholders or AGI stockholders, respectively, as applicable. The UAC Reorganization Agreement may not be amended except by an instrument in writing signed by the parties thereto.

     Corporate Governance. Upon consummation of the UAC Reorganization, the directors of AGI immediately prior to the UAC Effective Time will continue to be the directors of AGI (until the Effective Time) and the officers of AGI immediately prior to the UAC Effective Time will continue to be the officers of AGI (until the Effective Time).


The ATSI Reorganization

     The following is a brief summary of the material provisions of the ATSI Reorganization Agreement, a copy of which is attached as Schedule B to Annex I to this Proxy Statement. This summary is qualified in its entirety by reference to the full and complete text of the ATSI Reorganization Agreement.

     General. At the ATSI Effective Time, ATSI will be merged with and into AGI, with AGI continuing as the surviving corporation. As a result of the ATSI Reorganization, the separate corporate existence of ATSI will cease. Subject to the terms and conditions of the ATSI Reorganization Agreement and the Merger Agreement, the closing of the transactions contemplated thereby will take place immediately following the UAC Effective Time. The ATSI Reorganization will become effective at the ATSI Effective Time, which will be the time at which a certificate of merger is filed with the Secretary of State of the State of Delaware or such time thereafter as is provided in such certificate of merger, but in no event more than 90 days after the filing of such certificate of merger.

     Conversion of ATSI Common Stock. Upon consummation of the ATSI Reorganization, each share of AGI Common Stock and AGI Preferred Stock issued and outstanding immediately prior to the ATSI Effective Time (other than, as to AGI Common Stock outstanding prior to the UAC Effective Time, Dissenting Shares) shall continue to remain outstanding, and each share of ATSI Common Stock issued and outstanding immediately prior to the ATSI Effective Time (other than shares owned of record by AGI (as successor by merger to UAC), which shall be canceled, and other than Dissenting Shares) will be converted automatically into the ATSI Common Conversion Number of shares of AGI Common Stock in accordance with the following conversion formula:

                                                                ATSI Equity Value Per Share
"ATSI Common Conversion Number" equals:              ---------------------------------------------
                                                                AGI Equity Value Per Share

Related Definitions:

"Determination Time" equals:             the time on the Closing Date immediately prior to the Iron
                                         Mountain Warrant Purchase, the UAC Warrant Repurchases and
                                         the Reorganizations

"Total ATSI Equity Value" equals:        the total common equity value of ATSI at the Determination Time as determined in good faith by ATSI based on (i) the Total
                                         Consideration to be paid by Iron Mountain in the Merger, and (ii)
                                         the Net Indebtedness as of the Determination Time (excluding cash and cash equivalents held by AGI and UAC, but assuming the deemed exercise of all outstanding warrants and options to acquire shares of ATSI Common Stock) as of the Determination Time

"ATSI Equity Value Per Share" equals:    the quotient obtained by dividing (a) the Total ATSI Equity Value by
                                         (b) the sum of (i) the total number of shares of ATSI Common Stock issued and outstanding at the Determination Time, plus (ii) the total number of shares of ATSI Common Stock which, as of the
                                         Determination Time, may be issued pursuant to options to purchase or otherwise acquire shares of ATSI Common Stock, whether or not such options are vested or immediately exercisable, plus (iii) the total number of shares of ATSI Common Stock which, as of the
                                         Determination Time, may be issued pursuant to warrants to purchase or otherwise acquire shares of ATSI Common Stock, whether or not such warrants are immediately exercisable

"AGI Equity Value Per Share" equals:     the quotient obtained by dividing (a) the total common equity value of AGI at the Determination Time as determined in good faith by AGI based on (i) the Total UAC Equity Value, (ii) the number of fully diluted shares of UAC Common Stock as of the
                                         Determination Time (assuming the exercise of the Warrants and outstanding options to acquire shares of UAC Common Stock)
                                         and the number of such shares held by AGI, (iii) the cash and cash equivalents of AGI and (iv) the Damson Value as of the
                                         Determination Time by (b) the total number of shares of AGI
                                         Common Stock issued and outstanding as of the Determination
                                         Time

     The following table gives examples calculating the number of shares of AGI Common Stock that would be received by holders of shares of ATSI Common Stock, at different, hypothetical values for the ATSI Equity Value Per Share and the AGI Equity Value Per Share assuming items (i) and (iv) of the Baseline Assumptions and that the number of shares of UAC Common Stock equals 1,000,001, the number of shares of UAC Preferred Stock, giving effect to the payment of payment-in-kind dividends from November 20, 1997 through December 31, 1997, equals 27,623, the number of shares of ATSI Common Stock equals 3,325,229 and the number of shares of AGI Common Stock equals 11,426,525 (in each case, the outstanding shares as of November 20, 1997 before giving effect to the Iron Mountain Warrant Purchase, the UAC Warrant Repurchases and the UAC Reorganization).

                                                                         ATSI Common
       Assumed                                                        Conversion Number
   Number of Shares                                                 (shares of AGI Common
 of ATSI Common Stock          Assumed             Assumed              Stock to which
held by a hypothetical       ATSI Equity         AGI Equity        hypothetical stockholder
     stockholder           Value Per Share     Value Per Share        would be entitled)
------------------------   -----------------   -----------------   -------------------------
              86                $30.15               $2.62                      989.66
          80,000                $30.15               $2.62                  920,610.69
       2,000,000                $30.15               $2.62               23,015,267.18

              86                $31.74               $2.73                    1,000.00
          80,000                $31.74               $2.73                  930,109.89
       2,000,000                $31.74               $2.73               23,252,747.26

              86                $33.33               $2.84                    1,009.29
          80,000                $33.33               $2.84                  938,873.24
       2,000,000                $33.33               $2.84               23,471,830.98

     Treatment of ATSI Options and ATSI Warrants in the ATSI Reorganization. Each of the ATSI Plan Options will automatically be converted into an option to purchase the ATSI Option Conversion Number of shares of AGI Common Stock at the ATSI Option Conversion Price and otherwise on the same terms and conditions as set forth in the ATSI Stock Option Plan (as the same may be amended in accordance with the request of Iron Mountain, as more fully set forth below under "The Merger Agreement--Treatment of Options and Warrants"). At the ATSI Effective Time, AGI will assume all obligations of ATSI under the ATSI Stock Option Plan with respect to the ATSI Plan Options or portions thereof granted pursuant to the ATSI Stock Option Plan. Each warrant to purchase shares of ATSI Common Stock that is outstanding at the ATSI Effective Time will be converted into and become a warrant to purchase the ATSI Warrant Conversion Number of shares of AGI Common Stock at the ATSI Warrant Conversion Price and otherwise upon the same terms and subject to the same conditions set forth in the agreement pursuant to which the warrant in question was issued. At the ATSI Effective Time, AGI will assume all obligations of ATSI under the agreements pursuant to which any outstanding ATSI warrants were issued.

     Exchange Procedures. At the ATSI Effective Time, all of the outstanding certificates, which prior to that time represented shares of ATSI Common Stock, shall, for all purposes, evidence ownership of and represent the shares of AGI Common Stock into which the shares of ATSI Common Stock represented by those certificates have been converted.

     HOLDERS OF ATSI COMMON STOCK SHOULD NOT SEND ATSI STOCK CERTIFICATES (OR CERTIFICATES REPRESENTING THE STOCK OF ANY OTHER ARCUS PARTY) WITH THE ENCLOSED PROXY CARD. ATSI STOCKHOLDERS SHOULD SEND ATSI STOCK CERTIFICATES TO THE EXCHANGE AGENT ONLY AFTER THEY RECEIVE, AND IN ACCORDANCE WITH, THE INSTRUCTIONS ACCOMPANYING, THE LETTER OF TRANSMITTAL DISCUSSED BELOW.

     Termination. Subject to the terms and conditions of the Merger Agreement, the ATSI Reorganization Agreement may be terminated and abandoned whether before or after approval of the ATSI Merger Agreement by the stockholders of ATSI or AGI or both, by mutual consent of the ATSI Board and AGI Board at any time prior to the ATSI Effective Time.

     Amendment. Subject to the terms and conditions of the Merger Agreement, the ATSI Reorganization Agreement may be amended by the ATSI Board and the AGI Board at any time prior to the ATSI Effective Time; provided, however, after approval of the ATSI Reorganization Agreement by the stockholders of ATSI and AGI, no amendment which, under the DGCL, would have required approval of the ATSI stockholders or AGI stockholders, respectively, if made before approval, may be made after approval without the approval of the ATSI stockholders or AGI stockholders, respectively, as applicable. The ATSI Reorganization Agreement may not be amended except by an instrument in writing signed by the parties thereto.

     Corporate Governance. Once the ATSI Reorganization is effected, the directors of AGI immediately prior to the ATSI Effective Time will continue to be the directors of AGI (until the Effective Time) and the officers of AGI immediately prior to the ATSI Effective Time will continue to be the officers of AGI (until the Effective Time). The Directors and executive officers will not change as a result of the ATSI Reorganization itself.

                             THE MERGER AGREEMENT

     The following is a brief summary of the material provisions of the Merger Agreement, a copy of which is attached as Annex I to this Proxy Statement and is incorporated by reference herein. This summary is qualified in its entirety by reference to the full and complete text of the Merger Agreement.


The Merger

     At the Effective Time, AGI will be merged with and into Iron Mountain, with Iron Mountain continuing as the Surviving Corporation. As a result of the Merger, the separate corporate existence of AGI will cease. Subject to the terms and conditions of the Merger Agreement, the closing of the transactions contemplated thereby will take place as promptly as practicable (and in any event within five business days) after the date on which the last of the conditions set forth in the Merger Agreement is fulfilled or waived, other than conditions requiring deliveries at the closing, unless another date is agreed to by Iron Mountain and AGI. The Merger will become effective at the Effective Time, which will be the time at which the Certificate of Merger is filed with the Secretary of State of the State of Delaware or such time thereafter as is provided in the Certificate of Merger, but in no event more than 90 days after the filing of the Certificate of Merger.


Conversion of AGI Stock.

     Form and Value of Consideration to be Received in the Merger. The aggregate consideration to be issued by Iron Mountain in the Merger and to be paid to the Selling Warrantholders under the Warrant Purchase Agreements will be equal to the excess of $160 million over Net Indebtedness as of the Effective Time of the Arcus Entities. This consideration will consist of cash and shares of Iron Mountain Common Stock and options to acquire shares of Iron Mountain Common Stock. On the Closing Date, cash in the aggregate amount of the Escrow Indemnity Funds and the Combined Escrow Holdback Amount will be withheld from the cash consideration payable to former holders of AGI Common Stock and former holders of Eligible Warrants and held in escrow. In addition, cash in the amount of $750,000 will be withheld from the aggregate cash Merger consideration payable to former holders of AGI Common Stock and Selling Warrantholders and deposited into the Expense Fund to have funds available to pay certain expenses (i) incurred by the Arcus Parties in connection with the Merger Agreement and the transactions contemplated thereby which have not been paid at or prior to closing and (ii) incurred by the Stockholder Representative in connection with the Merger Agreement and the Escrow Agreement. Anyone holding Dissenting Shares will not contribute to the escrow amounts or be subject to the indemnification obligations. See "--Indemnification."

     Conversion of AGI Stock. Upon consummation of the Merger, each share of AGI Common Stock and AGI Preferred Stock issued and outstanding immediately prior to the Effective Time (including, without limitation, each such share issued as a result of the Reorganizations) will be converted into the right to receive, subject to certain indemnification and expense provisions in the Merger Agreement and other potential adjustments as described below, shares of Iron Mountain Common Stock and cash in accordance with the following conversion formulas:


Formulas:
"Common Stock Conversion Number" equals:                    Common Stock Amount
                                               ---------------------------------------------
                                                        Fully Diluted Common Shares

"Preferred Stock Conversion Number" equals:               Preferred Stock Amount
                                               ---------------------------------------------
                                                      Fully Diluted Preferred Shares

"Common Cash Conversion Number" equals:                     Common Cash Amount
                                               ---------------------------------------------
                                                        Fully Diluted Common Shares

"Preferred Cash Conversion Number" equals:                 Preferred Cash Amount
                                               ---------------------------------------------
                                                      Fully Diluted Preferred Shares

Related Definitions:
"Common Cash Amount" equals:                  Fully Diluted Common Equity Value times 58%

"Common Equity Value" equals:                 Total Equity Consideration minus Preferred Equity Value

"Common Stock Amount" equals:                                Fully Diluted Common Equity Value times 42%
                                                            ---------------------------------------------
                                                                         Determination Price

"Determination Price" equals:                 the average closing price per share of Iron Mountain Common Stock for the period of 20 trading days ending on the third trading day prior to (and not including) the Closing Date; provided, however, that if the average closing price per share for such period is less than
                                              $29.00, the Determination Price shall be $29.00, and if the average closing price per share for such period is greater than $36.00, the
                                              Determination Price shall be $36.00. The Determination Price calculated using the above-described formula for the 20-trading day period ending on November 20, 1997 was $36.00 (the actual average closing price per share for such period was $37.82)

"Fully Diluted Common Equity Value" equals:   the sum of (i) the Common Equity Value, (ii) the aggregate exercise price of all option securities to acquire shares of AGI
                                              Common Stock (whether vested or unvested) as of the Effective
                                              Time, and (iii) the aggregate exercise price of all warrants which are outstanding as of the Effective Time

"Fully Diluted Common Shares" equals:         the sum of (i) the number of shares of AGI Common Stock issued and outstanding immediately prior to the Merger after giving effect to the Arcus Proposals, including the Reorganizations, (ii)
                                              the number of shares of AGI Common Stock which would have
                                              been issued as a result of the Reorganizations or remained outstanding in respect of any Dissenting Shares, (iii) the number of shares of AGI Common Stock which may be issued pursuant to option securities (whether vested or unvested) outstanding as of the Effective Time after giving effect to the Reorganizations, and (iv) the number of shares of AGI Common Stock which may be issued pursuant to warrants to purchase AGI Common Stock which are outstanding as of the Effective Time after giving effect to the Reorganizations

"Fully Diluted Preferred Shares" equals:      the sum of (i) the number of shares of AGI Preferred Stock issued and outstanding immediately prior to the Merger after giving effect to the Arcus Proposals, including the Reorganizations and (ii) the number of shares of AGI Preferred Stock which would have been issued as a result of the UAC Reorganization in respect of any holder of UAC Preferred Stock that exercised appraisal rights

"Net Indebtedness" equals:                    the difference of (A) the sum of (a) any Net Working Capital
                                              Deficit, (b) all obligations, contingent or otherwise, (i) in respect of borrowed money, notes or similar interests, (ii) under leases which are capitalized on the consolidated balance sheet of the
                                              Arcus Entities, (iii) in respect of the deferred purchase price of property (excluding certain amounts payable in connection with a past acquisition) and (iv) in respect of any deferred
                                              compensation plan or arrangement (other than any 401(k) plan)
                                              and all guarantees, endorsements and other contingent obligations of the type referred to in this clause (b) of others, (c) the aggregate full amount of all installment sales amounts, contingent payments or "earnouts" that an Arcus Entity may be required to pay under any agreement pursuant to which such Arcus Entity acquired the outstanding capital stock or assets of another person (other than certain delineated contingent payments in connection with certain past acquisitions), and (d) accrued interest to the date of the Merger in respect of indebtedness of the Arcus Entities and all fees, expenses and other amounts (including so-called "breakage" amounts) due in connection with the prepayment in full of such indebtedness which will be prepaid at Closing, minus (B) (i) cash and cash equivalents,
                                        (ii) certain amounts owing to the Arcus Entities in an amount not to exceed $176,000 and (iii) obligations under performance bonds and reimbursement obligations under letters of credit

"Net Working Capital" equals:           the sum of accounts receivable (less allowance for doubtful accounts), inventory and prepaid expenses and other current assets
                                        (excluding cash, notes receivable and deferred income taxes) of
                                        ATSI, minus the sum of deferred revenue, state income taxes payable, accounts payable, accrued payroll and other accrued liabilities (including reserves but excluding amounts due to parent, deferred compensation and liabilities related to debt, including, without limitation, accrued interest) of ATSI; provided, however, that (a) any effect on Net Working Capital resulting from the exercise of any option securities between June 30, 1997 and the Effective
                                        Time will be excluded from the calculation thereof and (b) expenses of the Arcus Parties in respect of the transactions contemplated by the Reorganization Agreements and the Merger Agreement will not be included in calculating Net Working Capital

"Net Working Capital Deficit" equals:   the excess if any, of (x) Net Working Capital as derived from
                                        ATSI's financial statements at June 30, 1997 (which amount equals $4,986,429), over (y) Net Working Capital immediately prior to the ATSI Reorganization

"Preferred Cash Amount" equals:         Preferred Equity Value times 5%

"Preferred Equity Value" equals:        the aggregate liquidation preference of AGI Preferred Stock, calculated in accordance with the Amended and Restated
                                        Certificate of Incorporation of AGI (including in respect of shares of UAC Preferred Stock which are Dissenting Shares and after giving effect to the Liquidation Preference Amendment)

"Preferred Stock Amount" equals:                            Preferred Equity Value times 95%
                                                     ---------------------------------------------
                                                                  Determination Price

"Total Consideration" equals:           $160 million

"Total Equity Consideration" equals:    Total Consideration minus Net Indebtedness

     The following tables give examples calculating the Merger consideration at the floor and the ceiling of the Determination Price, assuming (i) the Baseline Assumptions (other than the Determination Price equaling $36.00) and (ii) that the number of shares of AGI Common Stock outstanding equals 21.2 million and the number of shares of AGI Preferred Stock outstanding equals 27,623 (the number estimated to be outstanding (after giving effect to the payment of payment-in-kind dividends from November 20, 1997 through December 31, 1997) on December 31, 1997) (in each case giving effect to the Arcus Proposals, other than the Merger, as if they had been consummated on November 20, 1997 and based on the number of shares of AGI Common Stock, UAC Common Stock, UAC Preferred Stock and ATSI Common Stock and options and warrants to acquire UAC Common Stock and ATSI Common Stock outstanding on November 20, 1997). For each Determination Price listed, the tables illustrate the Common Stock Conversion Number, the Common Cash Conversion Number, the Preferred Stock Conversion Number and the Preferred Cash Conversion Number. For purposes of illustration, if the Net Indebtedness were reduced by $1 million, the Common Stock Conversion Number would be .0398 and .0321 at the Determination

Prices of $29.00 and $36.00, respectively, the Common Cash Conversion Number would be $1.59 and the Preferred Stock Conversion Number and the Preferred Cash Conversion Number would not change.


AGI Common Stock:


                                                                            Cash and Shares of Iron
                  Common Stock Conversion                                   Mountain Common Stock to
                   Number (shares of Iron                                  be received by Hypothetical
                   Mountain Common Stock       Common Cash Conversion       Stockholder owning 1,000
Determination          per share of           Number (cash per share of            shares of
    Price            AGI Common Stock)            AGI Common Stock)             AGI Common Stock
---------------   -------------------------   ---------------------------  ----------------------------
     $29.00             .0396                         $1.58               $1,597.40 cash (including
                                                                             $17.40 in lieu of a
                                                                              fractional share)
                                                                                  39 shares
     $36.00             .0319                         $1.58               $1,612.40 cash (including
                                                                            $32.40 in lieu of a
                                                                              fractional share)
                                                                                  31 shares

AGI Preferred Stock:


                                                                                 Cash and Shares of Iron
                  Preferred Stock Conversion                                     Mountain Common Stock to
                    Number (shares of Iron                                      be received by Hypothetical
                    Mountain Common Stock        Preferred Cash Conversion          Stockholder owning
Determination          per share of AGI          Number (cash per share of           1,000 shares of
    Price              Preferred Stock)            AGI Preferred Stock)            AGI Preferred Stock
---------------   ----------------------------   ---------------------------   ----------------------------
        $29.00             31.9745                         $48.80               $48,814.50 cash (including
                                                                                   $14.50 in lieu of a
                                                                                    fractional share)
                                                                                      31,974 shares
        $36.00             25.7572                         $48.80               $48,807.20 cash (including
                                                                                    $7.20 in lieu of a
                                                                                    fractional share)
                                                                                      25,757 shares

     Based on the foregoing assumptions and based on the assumption that the Determination Price is $36.00 and the market value per share of Iron Mountain Common Stock at the Effective Time is $36.00 (before considering the impact of the restrictions on transfer of the Iron Mountain Common Stock to be issued in the Merger), (i) the value of the shares of Iron Mountain Common Stock to be received by an AGI stockholder, after giving effect to the Reorganizations and other Arcus Proposals, in respect of each share of AGI Common Stock held by such stockholder will equal approximately $1.15 and (ii) the value of the shares of Iron Mountain Common Stock to be received by an AGI stockholder in respect of each share of AGI Preferred Stock held by such stockholder will equal approximately $927.27. To the extent the market price at the Effective Time is greater or less than the Determination Price, then the value of the shares of Iron Mountain Common Stock to be received by the AGI stockholders would be greater than or less than $1.15 or $927.27, as the case may be (without giving effect to the impact of the restrictions on transfer of shares of Iron Mountain Common Stock to be issued in the Merger). On November 20, 1997, the closing sales price per share of the Iron Mountain Common Stock, as reported on the Nasdaq National Market, was $38.25 and the Determination Price calculated as of such date was $36.00 (the actual average closing price per share for such period was $37.82). Thus, if the Merger had closed on November 20, 1997, the value of the shares of Iron Mountain Common Stock received (without giving effect to the impact of the restrictions on transfer of shares of Iron Mountain Common Stock to be issued in the Merger) would have been approximately $1.22 per share of AGI Common Stock and $985 per share of AGI Preferred Stock. See "Risk Factors--Risk Factors Related to the Arcus Proposals, Including the Merger." Assuming the Baseline Assumptions, Iron Mountain will deliver an aggregate of $64.2 million in cash and 1.4 million shares of Iron Mountain Common Stock in the Merger and the Iron Mountain Warrant Purchase to holders of AGI Common Stock and AGI Preferred Stock and Selling Warrantholders (after giving effect to the Arcus Proposals).


     Potential Additional Consideration. In the event that on or prior to December 31, 1999, (i) one or more holders of Exchange Options ceases to be employed by Iron Mountain or any of its subsidiaries by reason of a Termination and (ii) Iron Mountain has not duly and irrevocably provided, within sixty days following the date of Termination, for the immediate vesting of all of such Exchange Options, then prior to March 1, 2000 Iron Mountain will deliver cash or immediately saleable shares of Iron Mountain Common Stock (or a combination thereof, at the election of Iron Mountain) to the Stockholder Representative for the benefit of each former holder of AGI Common Stock (after giving effect to the Reorganizations), each former holder of a Warrant sold pursuant to a Warrant Purchase Agreement and each holder of an option security that received Exchange Options, other than any such holder of an option security who, following the Effective Time and on or prior to December 31, 1999, was terminated by Iron Mountain and for whom Iron Mountain shall not have provided, within sixty days following the date of Termination, for the immediate vesting of all such options. The amounts, if any, to be paid to each such holder shall be in proportion to the amount of consideration he or she received at the Effective Time (as specified in Section 2.1(f) of the Merger Agreement (a copy of which is attached as Annex I to this Proxy Statement)).

     Potential Tax Adjustment. If the value of the sum of the aggregate Merger consideration to be paid in Iron Mountain Common Stock, based on the closing price of Iron Mountain Common Stock on the Nasdaq National Market System on the trading day immediately prior to the Closing Date, is less than the Threshold Percentage of the Total Tax Consideration, then (i) the number of shares of Iron Mountain Common Stock deliverable to holders of AGI Common Stock and AGI Preferred Stock at the Effective Time will be increased such that the sum of the value of the aggregate Merger consideration to be paid in Iron Mountain Common Stock (based on such closing price and after giving effect to the decrease in the cash consideration contemplated by this paragraph) equals the Threshold Percentage of the Total Tax Consideration and (ii) the Merger consideration to be paid in cash will be reduced by an amount equal to the product of (A) the number of additional shares of Iron Mountain Common Stock and (B) the Determination Price (calculated without giving effect to the floor price). Based on the Baseline Assumptions and on the closing price of Iron Mountain Common Stock as of November 20, 1997 of $38.25, the aggregate Merger consideration to be paid in Iron Mountain Common Stock would have been approximately 59.5% of the Total Tax Consideration.

     Restrictions on Transfer of Iron Mountain Common Stock. As more fully described below, in order to protect the tax-free nature of the Merger, all of the shares of the Iron Mountain Common Stock received by each AGI stockholder in the Merger (other than shares received in exchange for AGI Common Stock received in connection with the Option Exercise) will be subject to certain transfer restrictions during the Transfer Restriction Period, except as described below. Such transfer restrictions will prohibit all "Transfers" of such Iron Mountain Common Stock by former AGI stockholders. Any purported transfer of the economic, record or beneficial ownership of the such shares not permitted by the Iron Mountain By-Laws will be void and have no legal effect. The description herein of the transfer restrictions is qualified in its entirety by reference to the complete text of Article XIII of the Iron Mountain By-Laws (in which the such restrictions are set forth), a copy of which is attached hereto as Annex IV and incorporated herein by reference.

     A "Transfer" means any indirect or direct transfer, offer to sell, sale, assignment, grant of an option to acquire, pledge, or other disposition; provided, however that a Transfer by a partnership or a limited liability company to its partners or members, which Transfer is to all partners or members in proportion to their interests in such partnership or limited liability company, will be permissible except that the shares of Iron Mountain Common Stock so transferred will continue to be subject to the restrictions described herein. In addition, such transfer restrictions will not apply to shares of Iron Mountain Common Stock to the extent such shares are issued in exchange for shares of AGI Common Stock of any person who received such shares pursuant to a required exercise of an option as a result of Iron Mountain's election described below under the second paragraph of "--Treatment of Options and Warrants." Such transfer restrictions, by their own terms, automatically expire on the earlier of (i) the first anniversary of the Effective Time or
(ii) the date on which a Transfer may be effected in a manner that Iron Mountain reasonably determines does not adversely affect the tax-free nature of the Merger under Section 368(a) of the Code. In order to implement such restriction, each certificate representing shares of Iron Mountain Common Stock to be received in the Merger and subject to such restrictions will bear a legend indicating that the shares represented by such certificate are subject to such transfer restrictions.

Treatment of Options and Warrants in the Merger

     Except as described below, each option security to acquire shares of AGI Common Stock that is outstanding at the Effective Time (after giving effect to the Arcus Proposals, including the Reorganizations, but not the Merger) will automatically be converted into an Exchange Option to purchase Iron Mountain Common Stock, which Exchange Option will (A) have an exercise price per share of Iron Mountain Common Stock determined by dividing (x) the exercise price per share of the applicable option security (after giving effect to the applicable Reorganization) by (y) the quotient of the Share Price divided by the Determination Price, (B) entitle the holder to purchase that number of shares of Iron Mountain Common Stock as equals the product of (x) the number of shares subject to such option security (after giving effect to the applicable Reorganization) and (y) the quotient of the Share Price divided by the Determination Price and (C) have the same vesting schedule as is currently included in such option security (except as required pursuant to the provisions described below and except that there shall be immediate vesting of any unvested portion thereof upon termination by the Surviving Corporation or any of its subsidiaries of the employment of the holder of such Exchange Option (other than any termination for "cause" as defined in the Merger Agreement)). In lieu of issuing any option to acquire a fractional share of Iron Mountain Common Stock, Iron Mountain will convert a holder's right to receive an Exchange Option into a right to receive an option to acquire the nearest whole number of shares of Iron Mountain Common Stock. Each option security comprising a warrant that is outstanding at the Effective Time will automatically be converted into a warrant to purchase Iron Mountain Common Stock at a value equivalent to that set forth in such option security based upon the formula set forth in the first sentence of this paragraph.

     The Arcus Parties have agreed to take all action necessary (a) if requested by Iron Mountain prior to the UAC Effective Time, to require the exercise on the Designated Exercise Date (or, if a period is provided as the Designated Exercise Date, then on or prior to the last date of such period), of the Minimum Exercise Number of option securities comprising non-qualified stock options of AGI, after giving effect to all of the Arcus Proposals other than the Merger, including if applicable, by accelerating the vesting prior to the Effective Time of such option securities that would otherwise not be vested as of the Effective Time, (b) if requested by Iron Mountain prior to the UAC Effective Time, to provide that any such option security which is not so exercised on (or prior to, as applicable) a Designated Exercise Date will terminate and be forfeited as of the close of business on such Designated Exercise Date, (c) to accelerate, if the Arcus Parties so choose, in their sole discretion, the vesting of any option security held by an employee whose employment by an Arcus Party is terminated prior to the Effective Time, (d) to amend, prior to the Effective Time, the option plans of UAC and ATSI as may be reasonably requested by Iron Mountain not less than ten days prior to the Closing Date and in all events prior to the UAC Effective Date, and to cooperate with Iron Mountain to amend such plans and any option security granted thereunder as the parties may reasonably agree so as to minimize taxes payable in connection therewith, (e) to provide timely written notice to all holders of option securities to the effect that all option securities outstanding as of the Effective Time (after giving effect to the Arcus Proposals other than the Merger and the required exercise described in clause
(a)) will be assumed by Iron Mountain and thereafter will represent options (or warrants as applicable) to acquire Iron Mountain Common Stock, and (f) to obtain any consent or waiver from the holder of an option security which may be necessary to give effect to the actions contemplated by this paragraph and the preceding paragraph. Iron Mountain is required to reserve for issuance upon the exercise of option securities the shares of Iron Mountain Common Stock covered thereby, and, as of the Effective Time, will have filed a registration statement on Form S-8 to register the shares of Iron Mountain Common Stock subject to such Exchange Options.


Indemnification

     Each Arcus Party has agreed, and by approving the applicable Reorganization Agreement and, in the case of AGI, the Merger Agreement, each Arcus Party's stockholders will agree, that cash in the aggregate amount of $8.0 million multiplied by a fraction, the numerator of which is the value (calculated based on the Determination Price) of the aggregate Exchange Common Consideration and the denominator of which is the Total Primary Equity Base (such amount being equal to approximately $4.1 million in the aggregate and $0.19 per share of AGI Common Stock, after giving effect to the Arcus Proposals other than the Merger and assuming the Baseline Assumptions) will be withheld from the cash Merger consideration payable to holders of AGI Common Stock (other than holders of Dissenting Shares), and each Selling Warrantholder has agreed, or by executing a Warrant Purchase Agreement, will agree, that cash in the aggregate amount of the Warrant Escrow Indemnity Contribution will be withheld from the aggregate Warrant Purchase Price (such amount being equal to approximately $3.9 million, assuming the

Baseline Assumptions) and, subject to the limitation described below, held in escrow to indemnify Iron Mountain and hold Iron Mountain harmless for a period of 18 months following the Closing Date from and against all Merger Agreement Claims. Iron Mountain may only recover on a claim if all losses and expenses for all Merger Agreement Claims exceeds, in the aggregate, $200,000.

     Accordingly, on the Closing Date, the Escrow Indemnity Funds will be withheld from the cash portion of the Merger consideration otherwise payable to holders of AGI Common Stock and from the purchase price payable to Selling Warrantholders pursuant to the Warrant Purchase Agreements and held in escrow pursuant to the terms of the Escrow Agreement. Each Arcus Party has agreed and the Arcus Parties' stockholders, by approving the applicable Reorganization Agreement and, in the case of AGI, the Merger Agreement, will agree, and each Selling Warrantholder has agreed or will agree by executing a Warrant Purchase Agreement, to appoint Clarke H. Bailey or such other person or persons to whom Clarke H. Bailey delegates such authority, as their agent and attorney-in-fact, with full power of substitution, to take all actions on their behalf in connection with the indemnification provisions of the Merger Agreement, the Warrant Purchase Agreements and the Escrow Agreement. As Stockholder Representative, Mr. Bailey and any delegate will have a fiduciary duty to act in the best interests of the former holders of AGI Common Stock and the former holders of Eligible Warrants with respect to the indemnification provisions of the Merger Agreement and the Escrow Agreement. The Stockholder Representative will deliver notice to each former holder of AGI Common Stock and each Selling Warrantholder promptly after each time, if any, that Iron Mountain receives a payment under the Escrow Agreement.

     In the event that there are no Unresolved Claims on the nine month anniversary of the Closing Date, an aggregate of $3.0 million, less any amounts previously paid to Iron Mountain from the Escrow Indemnity Funds, will be distributed to the Stockholder Representative for the benefit of former holders of AGI Common Stock and former holders of Eligible Warrants. In the event one or more Unresolved Claims exist on such date, cash in an amount equal to $5.0 million plus the aggregate amount of such Unresolved Claims and related fees, expenses and other costs will be retained, and the balance, if any of the cash held in escrow will be distributed to the Stockholder Representative for the benefit of the former holders of AGI Common Stock and the former holders of Eligible Warrants.

     The escrow will expire 18 months after the Closing Date (subject to retention of amounts related to Unresolved Claims). Promptly after such time, the Escrow Agent under the Escrow Agreement will remit to the Stockholder Representative for the benefit of the persons entitled thereto in accordance with their proportionate interests the Escrow Indemnity Funds less all portions paid to Iron Mountain and less any amounts which are the subject of Unresolved Claims. To the extent any of the Escrow Indemnity Funds are available after resolution of all such Unresolved Claims, such amount will be promptly remitted to the Stockholder Representative for the benefit of the persons entitled thereto in accordance with their proportionate interests in the Escrow Indemnity Funds.

     The parties have also agreed, and by adopting and approving the applicable Reorganization Agreement and, in the case of AGI, the Merger Agreement, the stockholders of the Arcus Parties will agree that, and by executing a Warrant Purchase Agreement, each Selling Warrantholder has or will agree that if the AGI Initial Indebtedness Calculation reflects a Net Working Capital Surplus of $300,000 or less, then cash in an aggregate amount up to $300,000 (depending on the amount of Net Working Capital Surplus, if any) will be withheld from the aggregate cash Merger consideration and the aggregate Warrant Purchase Price and deposited into escrow. The purpose of the Combined Escrow Holdback Amount is to have funds available in connection with the Merger Agreement, for disbursement to Iron Mountain, in the event that the Final Net Indebtedness is greater than the AGI Initial Indebtedness Calculation. In the event that the Final Net Indebtedness is greater than the AGI Initial Indebtedness Calculation, then on the second business day after the determination of Final Net Indebtedness, cash in an amount equal to the difference between the Final Net Indebtedness and the AGI Initial Indebtedness Calculation will be distributed to Iron Mountain.

     The amount contributed by each Warrantholder described above to the Escrow Indemnity Funds and the Expense Fund (described below) will be based on the value of consideration received by such Warrantholder in his, her or its capacity both as a holder of Eligible Warrants and a holder of AGI Preferred Stock. Thus, each stockholder of an Arcus Party (other than a dissenting stockholder) and each Selling Warrantholder will contribute to the Escrow Indemnity Funds, the Combined Escrow Holdback Amount and the Expense Fund in an amount proportionate to the value (based, in the case of equity consideration, on the Determination Price) of the consideration he, she or it receives in the Merger and pursuant to the Warrant Purchase Agreements.

     See "Ancillary Agreements--Escrow Agreement" for a description of the terms and conditions of the Escrow Agreement.


Expense Fund

     Cash in an amount equal to $750,000 will be withheld from the aggregate cash Merger consideration to be paid to the former holders of AGI Common Stock and from the aggregate Warrant Purchase Price and deposited into the Expense Fund in order for the Stockholder Representative, on behalf of former holders of AGI Common Stock and Selling Warrantholders, to have funds available to pay certain expenses (i) incurred by the Arcus Parties in connection with the Merger Agreement and the transactions contemplated thereby which have not been paid at or prior to the Effective Time and (ii) incurred by the Stockholder Representative in connection with the Merger Agreement and the Escrow Agreement. (It is currently expected that approximately $3.1 million, comprising the balance of the Expenses to be incurred by the Arcus Parties in connection with the Merger, will be funded through an increase in Net Indebtedness immediately prior to the Effective Time, resulting in a reduction in Total ATSI Equity Value and, therefore, Total UAC Equity Value and Total AGI Equity Value. Approximately 21% of such balance will be borne by the holders of UAC Preferred Stock by way of a reduction in the liquidation preference of such UAC Preferred Stock in connection with the adoption of the Liquidation Preference Amendment.) The aggregate amount to be withheld from the cash Merger consideration payable to former holders of AGI Common Stock will be equal to $750,000 times a fraction, the numerator of which is the value (calculated based on the Determination Price) of the Exchange Common Consideration and the denominator of which is the Total Primary Equity Base. The remaining portion of the $750,000 will be withheld from the cash consideration payable to the Selling Warrantholders pursuant to the Warrant Purchase Agreements in the proportionate amount described in the second to last paragraph of "--Indemnification." The Stockholder Representative will pay (i) on the date that is 180 days following the Closing Date, the balance if any, of any funds on deposit in the Expense Fund in excess of $500,000 and (ii) on the last date on which the balance of the Escrow Indemnity Funds may be distributed to the Stockholder Representative pursuant to the Merger Agreement (or on such earlier date as the Stockholder Representative, in its sole discretion, may choose but in no event earlier than the nine month anniversary of the Closing Date (the "Initial Distribution Date")), the balance, if any, of any funds on deposit in the Expense Fund.


Restrictions on Transfer under the Federal Securities Laws

     All shares of Iron Mountain Common Stock received by AGI stockholders in the Merger will be freely transferable (other than as described under "The Merger Agreement--Conversion of AGI Stock--Restrictions on Transfer of Iron Mountain Common Stock"), except that shares of Iron Mountain Common Stock received by persons who are deemed to be "affiliates" (as such term is defined under the Securities Act) of the Arcus Parties prior to the Merger may be resold by them only in transactions permitted by the resale provisions of Rule 145 promulgated under the Securities Act (or Rule 144 in the case of such persons who become affiliates of Iron Mountain) or as otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of the Arcus Parties are generally defined as individuals or entities that control, are controlled by, or are under common control with, the Arcus Parties and include certain executive officers and Directors, as well as principal stockholders, of the Arcus Parties. Rule 145 currently provides, among other things, that a person subject to it cannot sell in any rolling three-month period more than the greater of the average weekly trading volume of Iron Mountain Common Stock over a four week period or 1% of the outstanding Iron Mountain Common Stock for a period of one year following the Merger. Giving effect to the Arcus Proposals, including the Merger and assuming the Baseline Assumptions, there will be outstanding approximately 14.8 million shares of Iron Mountain Common Stock following the Effective Time.


Exchange Procedures

     As soon as reasonably practicable after the Effective Time, Boston Equiserve Limited Partnership, in its capacity as Exchange Agent (the "Exchange Agent"), will mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time, but after giving effect to the Arcus Proposals other than the Merger, evidenced outstanding shares of AGI Common Stock and AGI Preferred Stock, which certificates will include UAC and ATSI stock certificates that formerly evidenced UAC and ATSI stock, other than Dissenting Shares and other than shares owned by AGI as treasury stock and shares owned by Iron Mountain ("AGI Stock Certificates") (i) a letter of transmittal and (ii) instructions to effect the surrender of the AGI Stock Certificates in exchange for the total consideration to be received by such holder as a result of multiplying, in the case of the AGI Common Stock (x) each of the Common Stock Conversion Number and the Common Cash Conversion Number by (y) the number of shares represented by such holder's AGI Stock Certificates representing AGI Common Stock after giving effect to the other Arcus Proposals, and, in the case of the AGI Preferred Stock (x) each of the Preferred Stock Conversion Number and the Preferred Cash Conversion Number by (y) the number of shares represented by such holder's AGI Stock Certificates representing AGI Preferred Stock (after giving effect to the other Arcus Proposals, in either case, such total on per share basis, the "Exchange Merger Consideration").

     Upon surrender of an AGI Stock Certificate for cancellation to the Exchange Agent, together with the letter of transmittal, duly executed, and such other documents as Iron Mountain or the Exchange Agent reasonably requests, the holder of such AGI Stock Certificate will be entitled to receive promptly in exchange therefor the Exchange Merger Consideration, subject to the amounts to be placed in escrow pursuant to the indemnification provisions of the Merger Agreement (see "--Indemnification") or to cover expenses of the Arcus Parties as described under "--Expense Fund," and the AGI Stock Certificate so surrendered shall forthwith be canceled. Until surrendered, each AGI Stock Certificate will, at any time after the Effective Time, represent only the right to receive, upon such surrender, the Exchange Merger Consideration with respect to the shares of AGI Common Stock or AGI Preferred Stock formerly represented thereby (after giving effect to the Arcus Proposals other than the Merger), without interest. Each AGI stockholder (other than stockholders receiving shares in exchange for AGI Common Stock received in connection with the Option Exercise) will receive stock certificates representing Iron Mountain Common Stock with a legend relating to the tax transfer restrictions described above.

     HOLDERS OF AGI COMMON STOCK, UAC COMMON STOCK, UAC PREFERRED STOCK AND ATSI COMMON STOCK SHOULD NOT SEND STOCK CERTIFICATES WITH THE ENCLOSED PROXY CARD. SUCH STOCKHOLDERS SHOULD SEND THEIR STOCK CERTIFICATES TO THE EXCHANGE AGENT ONLY AFTER THEY RECEIVE, AND IN ACCORDANCE WITH THE INSTRUCTIONS ACCOMPANYING, THE LETTER OF TRANSMITTAL.

     No fractional shares of Iron Mountain Common Stock will be issued upon the surrender for exchange of AGI Stock Certificates, and such fractional shares will not entitle the owner thereof to vote or to any rights of a stockholder of Iron Mountain. In lieu of issuing fractional shares, the surrendering stockholder shall receive the highest whole number of shares or Iron Mountain Common Stock constituting the stock portion of the Exchange Merger Consideration plus cash equal to the fraction of a share of Iron Mountain Common Stock to which the holder would otherwise be entitled multiplied by the Determination Price.

     No dividends or other distributions declared after the Effective Time on Iron Mountain Common Stock will be paid with respect to any shares of Iron Mountain Common Stock represented by an AGI Stock Certificate until such AGI Stock Certificate is surrendered for exchange in accordance with the procedures described above.

     On the Closing Date, Iron Mountain will deposit or cause to be deposited with the Exchange Agent, for exchange through the Exchange Agent, for the benefit of the holders of Eligible Warrants, cash in an amount equal to the aggregate Warrant Purchase Price required to be paid pursuant to the Warrant Purchase Agreements in respect of the Eligible Warrants less (i) the Warrant Escrow Indemnity Contribution, (ii) the amount to be contributed to the Expense Fund by holders of Eligible Warrants and (iii) the Warrant Escrow Holdback Amount. On a date at least 15 business days prior to the Closing Date, Iron Mountain will instruct the Exchange Agent to issue (pursuant to instructions from each Selling Warrantholder reasonably satisfactory to Iron Mountain and the Exchange Agent, and otherwise by mail to the most recent address of such Selling Warrantholder as shown on UAC's books and records) to each Selling Warrantholder, a letter of transmittal which shall specify instructions to effect (i) delivery (including specifying that risk of loss and title to the Warrant shall pass only upon proper delivery of the Warrant certificate or Warrant certificates to the Exchange Agent), (ii) the surrender and assignment of the Warrant certificates, and (iii) the receipt by each Selling Warrantholder of the Warrant Purchase Price (a "Warrant Transmittal Letter"), subject to the indemnification, expense and adjustment provisions described herein.

     On the Closing Date, (i) in consideration of each Selling Warrantholder's prior delivery of a duly executed Form of Assignment of Warrant, the Warrant certificates, the Warrant Transmittal Letter and any other required transmittal documents to the Exchange Agent, each Selling Warrantholder shall be entitled to receive the Warrant Purchase Price which such holder has the right to receive, subject to the indemnification, expense and adjustment provisions described herein, and (ii) the Eligible Warrants will be automatically transferred and assigned to Iron

Mountain. As soon as reasonably practicable, following the Closing Date, but in any event, on a date which is no more than five business days following such date, the Exchange Agent shall deliver (A) such form of assignment and any such Warrant certificates to Iron Mountain and (B) the appropriate consideration to such Warrantholders.


Representations and Warranties

     The Merger Agreement contains certain customary representations and warranties relating to, among other things: (a) each of Iron Mountain's and the Arcus Parties' organization and similar corporate matters; (b) each of Iron Mountain's and the Arcus Entities' capital structure; (c) the authorization, execution, delivery, performance and enforceability of the Merger Agreement with respect to Iron Mountain and each of the Arcus Parties; (d) documents filed by Iron Mountain with the Commission and the accuracy of the information contained therein; (e) certain financial matters with respect to the Arcus Parties; (f) the Arcus Entities' leases and title to real property; (g) the use and ownership of intangible assets by the Arcus Entities; (h) the liabilities of the Arcus Entities and Iron Mountain; (i) governmental and private authorizations of the Arcus Entities; (j) the absence of undisclosed material litigation and other undisclosed liabilities relating to the Arcus Entities;
(k) the employment arrangements and material contracts of the Arcus Entities;
(l) the absence of material changes with respect to the business of the Arcus Entities; (m) certain insurance, tax and employee benefit matters with respect to the Arcus Entities; (n) certain environmental matters with respect to the Arcus Entities; (o) the Reorganizations; and (p) the receipt of the DLJ Opinion by the Arcus Parties and the Bear Stearns Opinion by Iron Mountain. The Arcus Parties' representations and warranties survive the Closing for a period of 18 months.


Certain Covenants

     The Merger Agreement contains certain customary covenants and agreements, including, without limitation, the following:

     Conduct of Business. Each of the Arcus Parties has agreed that, during the period from July 31, 1997 until the Closing Date, except as permitted by the Merger Agreement or as otherwise consented to in writing by Iron Mountain, the Arcus Parties have operated and will operate their respective businesses in the ordinary course of business, consistent with prior practice. In addition, without limiting the generality of the foregoing, the Arcus Parties have agreed that they will not, among other things, subject to certain exceptions: (a) sell or otherwise dispose of or contract to sell or otherwise dispose of, any of their properties or assets, other than in the ordinary course of business; (b) incur any obligations or liabilities; (c) enter into any commitments; (d) cancel any debts or claims; (e) make or commit to make any additions to their property or any purchases of machinery or equipment, except in the ordinary course of business, consistent with past practice; (f) discharge or satisfy any lien or pay any obligation or liability other than current liabilities or obligations under contracts then existing or thereafter entered into in the ordinary course of business, consistent with prior practice, and commitments under leases or repay or prepay long-term indebtedness or the current portion thereof except in the ordinary course of business, consistent with past practice; (g) create or permit to be created any lien on any of their tangible property or intangible assets; (h) except in the ordinary course of business, consistent with prior practice, increase the compensation payable or to become payable to any of their Directors, officers, employees, advisers, consultants, salesmen or agents or otherwise alter, modify or change the terms of their employment or engagement; (i) suffer any material damage, destruction or loss or any acquisition or taking of property by any governmental authority; (j) waive any rights of material value without fair and adequate consideration; (k) enter into, amend or terminate any lease, private authorization, governmental authorization, material agreement or employment arrangement or any contractual obligation or transaction with any affiliate, except for terminations in the ordinary course of business, consistent with prior practice, in accordance with the terms thereof; (l) amend or terminate (other than to increase coverage) any insurance policies and coverage; (m) amend any provision of their certificates of incorporation, articles of incorporation, by-laws or other agreements applicable to any of their capital stock; (n) issue any additional shares of capital stock (other than the issuance of shares in accordance with the terms of option securities outstanding on the date of the Merger Agreement) or any option securities or convertible securities or enter into any agreement to do the same; and (o) enter into any other transaction or series of related transactions which individually or in the aggregate is material to the Arcus Entities, except in the ordinary course of business.

     Iron Mountain has agreed that, during the period from the date of the most recent balance sheet forming part of Iron Mountain's consolidated financial statements until the Closing Date, except as permitted by the Merger

Agreement, or as otherwise consented to by the Arcus Parties, it will continue to operate its business in the line of business described in its Commission reports, will not declare or pay, directly or indirectly, any dividend or distribution, in cash or otherwise, to any holder of its capital stock, will not repurchase, redeem or otherwise acquire, directly or indirectly, any of its capital stock, and will not sell, transfer or otherwise dispose of, directly or indirectly, in one or more transaction or series of transaction assets or properties having an aggregate fair market value in excess of $5.0 million.

     Agreement to Cooperate. Each of the parties has agreed to use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable law to consummate the Merger and make effective the transactions contemplated thereby, including using its best efforts (i) to prepare and file with the applicable authorities as promptly as practicable after the execution of the Merger Agreement all requisite applications and amendments thereto, together with related information, data and exhibits, necessary to request issuance of orders approving the Merger and the transactions contemplated thereby by all such applicable authorities, each of which must be obtained or become final in order to satisfy the closing conditions set forth in the Merger Agreement, (ii) to obtain all necessary or appropriate waivers, consents and approvals, and to reasonably agree on and implement a procedure for obtaining the foregoing,
(iii) to effect all necessary registrations, filings and submissions (including without limitation filings under federal or state securities laws or the HSR Act and any other submissions requested by the Commission, the Federal Trade Commission or the Department of Justice) and (iv) to lift any injunction or other legal bar to the Merger and the transactions contemplated thereby (and, in such case, to proceed with the Merger and the transactions contemplated thereby as expeditiously as possible), subject, however, to the requisite vote of the Arcus Parties' stockholders and Iron Mountain's stockholders. The waiting period under the HSR Act has terminated. The parties have agreed that Iron Mountain will not be required to divest, abandon, license or take similar action with respect to any assets (tangible or intangible) of it or any of its subsidiaries which, in the aggregate, have a fair market value in excess of $2.0 million.

     The Arcus Parties have agreed to supply consolidated financial statements for the Arcus Entities for inclusion in the Registration Statement of which this Proxy Statement forms a part and other registration statements, public filings and offering circulars of Iron Mountain and to cause their independent accountants to cooperate with Iron Mountain in connection with the foregoing. The Arcus Parties have also agreed that they will (i) consent to the use of such audited financial statements in any such registration statement, document or circular, and (ii) execute and deliver, and cause their officers to execute and deliver, such "representation" letters as are customarily delivered in connection with audits and as Iron Mountain's independent accountants may reasonably request under the circumstances.

     No Solicitation. The Arcus Parties have agreed that they will not, nor will it permit any of their representatives (including, without limitation, any investment banker, attorney or accountant retained by it) to initiate, solicit or facilitate, directly or indirectly, any inquiries or the making of any proposal with respect to a transaction or series of related transactions, other than the Merger and the Reorganizations, resulting in (a) any change in control of any Arcus Entity, (b) any merger or consolidation of the Arcus Entities, regardless of whether any Arcus Entity is the surviving entity, (c) any tender offer or exchange offer for, or any acquisition of, any securities of the Arcus Entities, (d) any sale or other disposition of assets of any Arcus Entity not otherwise permitted under the Merger Agreement, or (e) so long as the Merger Agreement remains in effect, any issuance or sale, or any agreement to issue or sell any capital stock, convertible securities or option securities of any Arcus Entity (other than the issuance of shares in accordance with the terms of outstanding option securities) (each, an "Other Transaction"). Prior to approval of the Reorganization Agreements and the Merger Agreement at the Arcus Stockholders Meetings, the Arcus Entities may engage in discussions or negotiations with, and may furnish information concerning the Arcus Entities and their business properties and assets to, a third party who, without any solicitation, initiation, encouragement, discussion or negotiation, directly or indirectly, by or with the Arcus Parties or any representatives of the Arcus Parties, or in furtherance thereof, makes a written, bona fide proposal regarding an Other Transaction that is not subject to any material contingencies relating to financing and that is reasonably capable of being financed and is financially superior to the consideration to be received by the Arcus Parties' stockholders pursuant to the Merger (as determined in good faith by each Arcus Board after consultation with the Arcus Parties' financial advisors) if (1) the Boards of Directors of the Arcus Parties determine in their good faith, after receipt of written advice of the Arcus Parties' outside legal counsel, that such action is required for the Boards of Directors of the Arcus Parties to act in a manner consistent with their fiduciary duties under applicable law and (2) prior to furnishing information with respect to the Arcus Entities to such third party, the Arcus Parties shall have received from such third party an executed confidentiality agreement in reasonably customary form on terms not more favorable to such person or entity than the terms contained in the confidentiality agreement with Iron Mountain. Each Arcus Party has agreed to promptly advise Iron Mountain of, and communicate the material terms of, any proposal it may receive, or any inquiries it receives which may reasonably be expected to lead to such a proposal relating to an Other Transaction, and the identity of the person making it. Each Arcus Party will further advise Iron Mountain of the status and changes in the material terms of any such proposal or inquiry (or any amendment to any of them). During the term of the Merger Agreement, each Arcus Party has agreed not to enter into any agreement oral or written, and whether or not legally binding, with any person that provides for, or in any way facilitates, an Other Transaction, or affects any other obligation of the Arcus Parties under the Merger Agreement.

     Directors' and Officers' Indemnification and Insurance. The parties have agreed that the Surviving Corporation will indemnify, defend and hold harmless the present and former officers and Directors of any of the Arcus Entities against all claims or amounts that, with the approval of the Surviving Corporation as to settlements only, are paid in settlement of or otherwise in connection with any claim based in whole or in part on the fact that such person is or was a Director or officer of any of the Arcus Entities and arising out of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the Merger and the transactions contemplated thereby), in each case to the fullest extent currently provided under any of the Arcus Entities' articles of incorporation or certificate of incorporation and by-laws (but only to the extent permitted under applicable law), and will pay any expenses in advance of the final disposition of any such action or proceeding to each such person to the fullest extent permitted under applicable law, upon receipt from the person to whom expenses are advanced of an undertaking to repay such advances to the extent required under applicable law. For a period of six years after the Effective Time, Iron Mountain will cause the individuals currently covered by directors' and officers' liability insurance maintained by the Arcus Entities to be covered by the directors' and officers' liability insurance maintained by Iron Mountain, with coverage substantially similar to the coverage provided to Iron Mountain's directors and officers, with respect to claims arising from facts or events which occurred at or prior to the Effective Time; provided, that the Iron Mountain will not be obligated to maintain such liability insurance in the event that the Board of Directors of Iron Mountain elects to discontinue maintaining liability insurance for all of its officers and directors.

     Employee Benefits; Severance Policy. The parties have agreed that the Surviving Corporation may, in its sole discretion, substitute employee compensation, benefit and severance programs for those of the Arcus Entities and their ERISA affiliates that are comparable to the programs provided from time to time to Iron Mountain's employees and the employees of Iron Mountain's subsidiaries.

     Tax Treatment. Each of the parties has agreed to use its reasonable best efforts to cause the Merger to qualify as a reorganization under the provisions of Section 368(a) of the Code and to obtain opinions of counsel as to such qualification. Iron Mountain has also agreed that it will not dispose of the historic assets and/or the historic business of AGI, UAC or ATSI, except as otherwise provided in the Merger Agreement, AGI for a period of one year after the Closing Date, except as permitted under Section 368(a)(2)(C) of the Code and the administrative authorities under Section 368 of the Code, or unless it first has received an opinion of counsel, addressed to Iron Mountain and the Arcus Parties' stockholders, that the proposed disposition will not affect the tax-free nature of the Merger. Shares of Iron Mountain Common Stock received in connection with the Merger (other than those received in exchange for AGI Common Stock received in connection with the Option Exercise) also may not be transferred for a period of one year after the Effective Time unless Iron Mountain reasonably determines that such transfer will not adversely affect the tax-free nature of the Merger.

     Amendment. In the event Dissenting Shares exist, and any party reasonably determines that the existence of Dissenting Shares adversely affects the tax-free nature of the Merger, the parties will promptly negotiate in good faith to amend, supplement or otherwise modify the Merger Agreement and any applicable ancillary documents to preserve the tax-free nature of the transactions contemplated thereby.

     Warrant Purchase Agreements and Non-Competition Agreements. The parties have agreed to use their best efforts to facilitate the execution of a Warrant Purchase Agreement by those Warrantholders that did not execute a Warrant Purchase Agreement on the date the Merger Agreement was executed and to use their best efforts to facilitate the execution of certain non-competition agreements and to obtain certain resignations of certain Arcus Entity employees.

     Certain Other Covenants. The Arcus Parties and Iron Mountain have also agreed, among other things: (i) that each Arcus Party will use its best efforts to cause to be delivered to Iron Mountain, prior to the Closing Date, a letter from each "affiliate" of each Arcus Party; (ii) to consult with each other prior to issuing any press release or public statement with respect to the Merger Agreement, the Merger or any transaction contemplated thereby; (iii) that each Arcus Party will not elect to apply, and will not take any action resulting in the application of the provisions of applicable state takeover laws, if any, with respect to or as a result of the Merger or the transactions contemplated thereby; (iv) that Iron Mountain will notify the Arcus Parties if it enters into a letter of intent or a definitive agreement in respect of certain potential acquisitions and (v) that each will use its reasonable best efforts to have the Registration Statement, of which this Proxy Statement is a part, declared effective under the Securities Act as promptly as practicable after such filing, and that each will use its reasonable best efforts to cause this Proxy Statement to be mailed to its stockholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act.


Conditions to the Merger

     Conditions to Obligations of All Parties. The obligations of Iron Mountain and the Arcus Parties to consummate the Reorganizations and the Merger are subject to the satisfaction of the following conditions: (a) to the extent required by the DGCL, the Merger Agreement and the Merger shall have been approved and adopted in accordance with the DGCL by the required affirmative vote of the stockholders of Iron Mountain; (b) the Reorganization Agreements, the Reorganizations, the UAC Charter Amendments, the AGI Charter Amendments, the Merger Agreement, the Merger and the transactions contemplated thereby for which approval is required (including each element of the Arcus Proposals) shall have been approved and adopted in accordance with the DGCL and the NRS, as applicable, or as otherwise set forth in the Merger Agreement by the required affirmative vote or consent of the stockholders of each of the Arcus Parties; (c) no legal action or other claim (excluding dissenter's rights) shall be pending before or threatened in writing by any authority or any other person seeking to restrain, prohibit, make illegal or delay materially, or seeking material damages or other relief in connection with, the execution and delivery of the Merger Agreement or the consummation of the Merger and the transactions contemplated thereby, or which might, in the reasonable business judgment of Iron Mountain or the Arcus Parties, have an adverse effect on the Arcus Entities or on Iron Mountain and its subsidiaries taken as a whole assuming consummation of the Merger; (d) other than the filing of the Certificate of Merger and AGI Charter Amendments in accordance with the DGCL and, as to the UAC Reorganization, the Articles of Merger and UAC Charter Amendments in accordance with the NRS, and certain other delineated related filings and actions, all authorizations, consents, waivers, orders or approvals required to be obtained, and all filings, submissions, registrations, notices or declarations required to be made, by Iron Mountain and the Arcus Parties prior to the consummation of the Merger and the transactions contemplated thereby shall have been obtained from, and made with, all required authorities, except for such authorizations, consents, waivers, orders, approvals, filings, registrations, notices or declarations which the failure to obtain or make would not, in the reasonable judgment of Iron Mountain, assuming consummation of the Merger, have a material adverse effect on the Arcus Entities; (e) the filing and waiting period requirements under the HSR Act relating to the consummation of the Merger shall have been complied with; (f) the Registration Statement, of which this Proxy Statement is a part, shall have been declared effective, and no stop order suspending the effectiveness of the Registration Statement shall be in effect; and (g) the Warrantholders that have executed a Warrant Purchase Agreement shall have sold, and Iron Mountain shall have purchased, all such Warrants for a cash purchase price equal to the Warrant Purchase Price.

     Conditions to Obligations of Iron Mountain. The obligations of Iron Mountain to effect the Merger are also subject to the satisfaction at or prior to the Effective Time of the following additional conditions: (a) all agreements, certificates, opinions and other documents shall be reasonably satisfactory in form, scope and substance to Iron Mountain and its counsel; (b) the representations, warranties, covenants and agreements of the Arcus Parties contained in the Merger Agreement or otherwise made in writing by them or on their behalf pursuant thereto shall be true and correct in all material respects, each and all of the agreements and conditions to be performed or satisfied by the Arcus Parties or any of their stockholders under the Merger Agreement or under the Stockholders' Agreement at or prior to the Closing Date shall have been duly performed or satisfied in all material respects, and the Arcus Parties shall have furnished Iron Mountain with such certificates and other documents evidencing the truth of such representations, warranties, covenants and agreements and the performance of such agreements or conditions as Iron Mountain shall have reasonably requested; (c) the Arcus Parties shall have furnished Iron Mountain and, at

Iron Mountain's request, any bank or other financial institution providing credit to Iron Mountain, with favorable opinions dated the Closing Date of Paul, Hastings, Janofsky & Walker LLP, counsel for the Arcus Parties, as to certain corporate matters, of Neal, Gerber & Eisenberg, special tax counsel for the Arcus Parties, and of Bible, Hoy & Trachok, special Nevada counsel for the Arcus Parties; (d) each affiliate of the Arcus Parties shall have executed and delivered an affiliate agreement in an agreed upon form; (e) the Arcus Parties shall have obtained consents to the assignment and continuation of certain material agreements, and the Arcus Parties shall have obtained satisfaction and discharge of certain liens; (f) all stockholders agreements of the Arcus Entities shall have been terminated or otherwise be of no further force or effect with no liability to any Arcus Entity; (g) each trustee under the benefit plans of the Arcus Entities and such officers and Directors of the Arcus Entities identified by Iron Mountain to AGI, shall have submitted his or her unqualified written resignation, dated as of the Closing Date, from all such positions; (h) certain contractual obligations of the Arcus Parties shall have been satisfied and discharged; (i) Iron Mountain shall have received a favorable opinion, dated the Closing Date, of Sullivan & Worcester LLP, its special tax counsel, to the effect that the Merger Agreement constitutes a tax-free plan of reorganization in accordance with the provisions of Section 368(a) of the Code and as to the consequences thereof to Iron Mountain; (j) AGI, the Stockholder Representative and the Escrow Agent shall have executed and delivered the Escrow Agreement; and (k) the Arcus Parties shall have furnished Iron Mountain with such certificates at or prior to the Closing Date, evidencing the payment by the Arcus Parties of substantially all Expenses incurred by each of the Arcus Parties in connection with or related to the Merger Agreement and the Transactions.

     Conditions to Obligations of the Arcus Parties. The obligations of the Arcus Parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following additional conditions: (a) Iron Mountain shall have furnished the Arcus Parties with the favorable opinion, dated the Closing Date, of Sullivan & Worcester LLP, counsel to Iron Mountain, as to certain corporate matters; (b) all agreements, certificates, opinions and other documents shall be reasonably satisfactory in form, scope and substance to the Arcus Parties and their counsel; (c) the representations, warranties, covenants and agreements of Iron Mountain contained in the Merger Agreement or otherwise made in writing by it or on its behalf pursuant thereto shall be true and correct in all material respects, each and all of the agreements and conditions to be performed or satisfied by Iron Mountain thereunder at or prior to the Closing Date shall have been duly performed or satisfied in all material respects, and Iron Mountain shall have furnished the Arcus Parties with such certificates and other documents evidencing the truth of such representations, warranties, covenants and agreements and the performance of such agreements or conditions as the Arcus Parties shall have requested; (d) the Arcus Parties shall have received a favorable federal income tax opinion, dated the Closing Date, of Neal, Gerber & Eisenberg, their special tax counsel, to the effect that each of the Reorganization Agreements constitutes a tax-free plan of reorganization or liquidation and that the Merger Agreement constitutes a tax-free plan of reorganization in accordance with the provisions of Section 368(a) of the Code and as to the consequences thereof to the Arcus Parties' stockholders; and (e) the Escrow Agreement shall have been executed and delivered by Iron Mountain and the Escrow Agent.


Termination

     Termination Events. The Merger Agreement may be terminated at any time prior to the Effective Time: (a) by mutual consent of Iron Mountain and the Arcus Parties; (b) by either the Arcus Parties or Iron Mountain if any permanent injunction, decree or judgment by any authority preventing the consummation of the Merger shall have become final and nonappealable; (c) by the Arcus Parties in the event (i) the parties (other than Iron Mountain) to the Merger Agreement, the Stockholders' Agreement or a Warrant Purchase Agreement with an Arcus Principal Stockholder are not in breach of such agreements and none of their representations and warranties shall have become and continue to be untrue in any material respect, unless such breach or untruth is capable of being cured by and will not prevent or delay consummation of the Merger beyond the Termination Date and (ii) either (A) Iron Mountain is in breach of the Merger Agreement or any of its representations or warranties shall have become and continue to be untrue in any material respect, unless, in either case such breach or untruth is capable of being cured by and will not prevent or delay consummation of the Merger by or beyond the Termination Date, or (B) the Merger and the transactions contemplated thereby have not been consummated by the Termination Date; (d) by the Arcus Parties or Iron Mountain if the Merger or the transactions contemplated thereby fail to receive the approval, if any, required by applicable law or Nasdaq rules, by vote of the Iron Mountain stockholders (unless, in the case of a termination by Iron Mountain, such failure resulted from the breach by any Iron Mountain Principal Stockholder who is a party to the Iron Mountain Voting Agreement of the terms of such agreement); (e) by any party if a tax adjustment to the Merger consideration is required (as described under "--Conversion of AGI Stock--Potential Tax Adjustment") and the Determination Price, calculated without giving effect to the floor price, is $20.00 or less; (f) by Iron Mountain if the independent accountants of the Arcus Entities fail to deliver a comfort letter in accordance with the terms of the Merger Agreement, provided, however, that any such failure shall not constitute a breach by any Arcus Party of the Merger Agreement if the Arcus Parties have complied with their obligations relating to comfort letters; or
(g) by the Arcus Parties upon certain Changes of Control of Iron Mountain. The "Termination Date" shall mean March 31, 1998 or such other date as Iron Mountain and the Arcus Parties agree.

     The Merger Agreement may also be terminated by Iron Mountain: (a) in the event (i) Iron Mountain is not in breach of the Merger Agreement, the Stockholders' Agreement or one or more Warrant Purchase Agreements, none of its stockholders is in breach of the Iron Mountain Voting Agreement and none of its representations or warranties shall have become and continue to be untrue in any material respect (but, as to the Iron Mountain Voting Agreement, only if the approval of the Merger and the transactions contemplated thereby, or the taking of other action specified in the Iron Mountain Voting Agreement, by Iron Mountain's stockholders is required), unless such breach or untruth is capable of being cured by and will not prevent or delay consummation of the Merger by or beyond the Termination Date, and (ii) either (A) the Arcus Parties are in breach of the Merger Agreement or any of their representations or warranties shall have become and continue to be untrue in any material respect, unless, in either case, such breach or untruth is capable of being cured by and will not prevent or delay consummation of the Merger by or beyond the Termination Date,
(B) the Merger and the transactions contemplated thereby have not been consummated prior to the Termination Date or (C) any of the parties (other than Iron Mountain) to the Stockholders' Agreement or a Warrant Purchase Agreement with an Arcus Principal Stockholder is in breach of their representations and warranties or any of their representations or warranties shall have become and continue to be untrue in any material respect, unless, in either case, such breach or untruth is capable of being cured by and will not prevent or delay consummation of the Merger by or beyond the Termination Date; or (b) if any Arcus Board shall (i) withdraw, modify or change its recommendation so that it is not in favor of the Merger Agreement, the Merger or the transactions contemplated thereby (including, without limitation, the Reorganizations and the other elements of the Arcus Proposals), or shall have resolved to do any of the foregoing, (ii) have recommended or resolved to recommend to any Arcus Party's stockholders any Other Transaction; or (iii) if any Arcus Party shall have entered into or agreed to enter into any Other Transaction.

     Any Arcus Party may terminate the Merger Agreement prior to its approval and adoption by the stockholders of such Arcus Party if the Board of Directors of such Arcus Party shall withdraw its recommendation of the Merger Agreement, the Merger and the transactions contemplated thereby (including, without limitation, the Reorganizations and the other Arcus Proposals) and recommend any Other Transaction to its stockholders; provided, however, that (i) the Arcus Parties are not then in breach of the covenant as to no solicitation,
(ii) prior to such termination, the Arcus Parties have negotiated with Iron Mountain in good faith to make such adjustments in the terms and conditions of the Merger Agreement as would enable the Arcus Parties to proceed with the transactions contemplated thereby, (iii) the Board of Directors of such Arcus Party has determined in good faith (on the basis of the terms of such Other Transaction and the terms of the Merger Agreement, after giving effect to any adjustments offered by Iron Mountain pursuant to clause (ii) above), after receipt of written advice from AGI's outside legal counsel, that such termination is required for the Board of Directors to act in a manner consistent with its fiduciary duties to stockholders under applicable law and
(iv) the Arcus Parties shall provide to Iron Mountain prior written notice of such termination.

     Effect of Termination. With certain exceptions, in the event of the termination of the Merger Agreement, the Merger Agreement will become void, there will be no liability on the part of any party thereto, or any of their respective officers or Directors, to any other party and all rights and obligations of any party thereto will cease; provided, however, that such termination will not prejudice the ability of a party to seek damages from any other party for any breach of the Merger Agreement, including, without limitation, attorneys' fees and the right to pursue any remedy of law or in equity.


Fees and Expenses

     All costs and expenses incurred in connection with the Merger Agreement, the Merger and the transactions contemplated thereby, and compliance with applicable law and contractual obligations as a consequence thereof, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred by the parties thereto will be borne solely and entirely by the party which has incurred such costs and expenses (with respect to such party, its "Expenses"). In order to provide a fund to pay certain such Expenses of the Arcus Parties which have not been paid at or prior to the Effective Time, $750,000 will be held in escrow from the amounts otherwise payable in the Merger to the holders of AGI Common Stock and payable to Selling Warrantholders. See "--Expense Fund."

     The Arcus Parties have agreed that if the Merger Agreement is terminated by Iron Mountain under the circumstances described in the second paragraph under "--Termination--Termination Events" (other than a termination by Iron Mountain pursuant to the circumstances described in clause (a)(ii)(B) of the second paragraph under "--Termination--Termination Events," unless the reason for the failure to consummate the Merger and the transactions contemplated thereby prior to the Termination Date is due to any breach by any party (other than Iron Mountain) to the Merger Agreement, the Stockholders' Agreement or a Warrant Purchase Agreement with an Arcus Principal Stockholder of its covenants therein or the failure of the representations and warranties of such person to be true and correct in all material respects, in each case, which breach or failure has not been cured), or by an Arcus Party pursuant to the third paragraph under "--Termination--Termination Events," then the Arcus Parties will pay to Iron Mountain an amount equal to $5.0 million, which amount is in recognition of, among other things, the out-of-pocket Expenses of Iron Mountain related to the Merger Agreement, the reliance of Iron Mountain on the Arcus Parties' fulfillment of their obligations thereunder, the costs in delayed opportunity to Iron Mountain, and the benefit to the Arcus Parties, which had been a private closely-held business, in establishing a market price for it, but which amount will not be considered to constitute liquidated damages; provided, however, that the amount of such fee shall be $7.0 million in the event of a termination of the Merger Agreement by Iron Mountain pursuant to clause (b) of the second paragraph under "--Termination--Termination Events," or by an Arcus Party pursuant to the third paragraph under "--Termination--Termination Events."

     Iron Mountain has agreed that if the Merger Agreement is terminated by the Arcus Parties under the circumstances described in clause (c) of the first paragraph under "--Termination--Termination Events" (other than a termination by the Arcus Parties pursuant to clause (c)(ii)(B) of the first paragraph under "--Termination--Termination Events" unless the reason for the failure to consummate the Merger prior to the Termination Date is due to any breach by Iron Mountain of any of its covenants in the Merger Agreement or in the Stockholders' Agreement or the Warrant Purchase Agreements, any breach by an Iron Mountain stockholder of the Iron Mountain Voting Agreement or the failure of the representations and warranties of Iron Mountain to be true and correct in all material respects, in each case, which breach or failure has not been cured), then Iron Mountain will pay to the Arcus Parties an amount equal to $5.0 million, which amount is in recognition of, among other things, the out-of-pocket Expenses of the Arcus Parties related to the Merger Agreement, the reliance of the Arcus Parties on Iron Mountain's fulfillment of its obligations thereunder, and the costs in delayed opportunity to the Arcus Parties, but which amount will not be considered to constitute liquidated damages.


Amendment; Waiver

     The Merger Agreement may be amended by the parties thereto by action taken by or on behalf of the respective Boards of Directors thereof at any time prior to the Effective Time. After approval of the Merger Agreement and the Merger by the stockholders of AGI or the stockholders of Iron Mountain, no amendment, which under applicable law may not be made without the approval of such stockholders, may be made without such approval. The Merger Agreement may not be amended except by an instrument in writing signed by the parties thereto.

     At any time prior to the Effective Time, except to the extent applicable law does not permit, either Iron Mountain or the Arcus Parties may extend the time for the performance of any of the obligations or other acts of the other, subject, however, to completion by the Termination Date, waive any inaccuracies in the representations and warranties of the other contained in the Merger Agreement or in any document delivered pursuant thereto and waive compliance by the other with any of the agreements, covenants or conditions contained therein. Any such extension or waiver will be valid only if set forth in an agreement in writing signed by the party or parties to be bound thereby.


Corporate Governance

     Once the Merger is effected, the Directors of Iron Mountain immediately prior to the Effective Time will be the Directors of the Surviving Corporation, and the officers of Iron Mountain immediately prior to the Effective Time will be the officers of the Surviving Corporation. The Directors and executive officers of Iron Mountain will not change as a result of the Merger, except that Mr. Bailey will be appointed as a Class C Director of Iron Mountain following the Effective Time.

     Mr. Bailey is Co-Chairman and Director of Hudson, a private investment company. Mr. Bailey is also currently the Chairman and Chief Executive Officer of each Arcus Party, positions which he has held since 1995, and is a Director of Connectivity Technologies Inc. and Swiss Army Brands, Inc. Mr. Bailey also serves as Director of Glenayre Technologies, Inc., a manufacturing company in the telecommunications industry, and serves as the Chairman of its Executive Committee. Prior to joining Glenayre in 1990, Mr. Bailey was a Managing Director at Oppenheimer & Co., Inc. where he served in a variety of capacities, most recently as head of the Principal Investments Department. He holds a Master of Business Administration degree from The Wharton School, University of Pennsylvania.

     In addition, in November 1997, in connection with the acquisition by Iron Mountain of HIMSCORP, Kent P. Dauten was appointed to serve as a Class B Director of Iron Mountain. Mr. Dauten has served as President of Keystone Capital, Inc., a venture capital firm, since March 1994 and as President of HIMSCORP since February 1995. From January 1993 to March 1994, he was Senior Vice President of Madison Dearborn Partners, Inc. and from September 1979 to December 1992, he was Senior Vice President of First Chicago Venture Capital. Mr. Dauten currently also serves as a director of Health Management Associates, Inc. of Naples, Florida, a NYSE-listed hospital management firm and is a Trustee Nominee for Elder Trust of Kennett Square, Pennsylvania, a newly formed health care real estate investment trust. Mr. Dauten holds a Master of Business Administration from the Harvard Business School and a Bachelor of Arts in Economics from Dartmouth College.

     Information with respect to the directors and executive officers of Iron Mountain is incorporated herein by reference to Iron Mountain's Annual Report on Form 10-K for the year ended December 31, 1996 (see "Incorporation of Certain Documents by Reference"); provided, however, that Eugene B. Doggett has retired as Chief Financial Officer of Iron Mountain, though he remains an Executive Vice President and a Director of Iron Mountain, and John F. Kenny, Jr. has become the Chief Financial Officer and an Executive Vice President of Iron Mountain, effective as of May 29, 1997. In addition, B. Thomas Golisano was appointed as a Class A Director upon the consummation of Iron Mountain's acquisition of Safesite on June 12, 1997. Mr. Golisano founded Paychex, Inc., a publicly held, national payroll service company, in 1971 and has served for more than five years as its Chairman, President and Chief Executive Officer. Mr. Golisano serves on the Board of Trustees of Rochester Institute of Technology and on the boards of several privately held companies. He has also served on the boards of numerous non-profit organizations and is founder of the
B. Thomas Golisano Foundation.

                             ANCILLARY AGREEMENTS


     The following is a discussion of the material terms and provisions of certain ancillary agreements related to the Merger Agreement.


Stockholders' Agreement

     Concurrently with the execution and delivery of the Merger Agreement, Iron Mountain and the Arcus Principal Stockholders entered into the Stockholders' Agreement. Set forth below is a summary of certain provisions of the Stockholders' Agreement, a copy of which is attached hereto as Annex V. This summary is qualified in its entirety by reference to the full and complete text of the Stockholders' Agreement.

     Each of the Arcus Principal Stockholders has agreed not to sell, transfer, pledge, hypothecate, encumber or otherwise dispose of, or enter into any contract, option or arrangement or understanding with respect to the sale, transfer, pledge, hypothecation, encumbrance or other disposition of any of the shares of AGI Common Stock, UAC Common Stock, UAC Preferred Stock and ATSI Common Stock owned by him or it prior to the Closing Date. In addition, each of the Arcus Principal Stockholders has agreed that he or it will not, and will not permit any of his or its representatives, to initiate, solicit or facilitate, directly or indirectly, any inquiries or the making of any proposal with respect to an Other Transaction, engage in any discussions or negotiations concerning, or provide to any other person any information or data relating to, any Arcus Entity for the purposes of, or otherwise cooperate in any way with or assist or participate in, or facilitate any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, a proposal to seek or effect an Other Transaction, unless required to do so by applicable law in his or her role as a member of an Arcus Board.

     Each of the Arcus Principal Stockholders has agreed to vote all of the shares of the Arcus Parties owned by him or it or which he or it has the right to vote, equal to approximately, 72%, 99%, 86% and 81% of the outstanding AGI Common Stock, UAC Common Stock, UAC Preferred Stock and ATSI Common Stock, respectively (and has granted to Iron Mountain their proxies to vote all such shares), (i) in favor of the adoption of the Merger Agreement and each of the transactions contemplated thereby and any action required in furtherance thereof, including, without limitation, each of the Arcus Proposals, (ii) against any action or agreement that would result in a breach in any material respect of any covenant, representation or warranty or any other obligation of the Arcus Parties under the Merger Agreement, and (iii) against any Other Transaction or any other action or agreement that, directly or indirectly, is inconsistent with or that would, or is reasonably likely to, directly or indirectly, impede, interfere with or attempt to discourage the Merger or any other transaction contemplated by the Merger Agreement, unless required to do so by applicable law in his or her role as a member of an Arcus Board.

     Each of Arcus Principal Stockholders has also agreed, among other things, that he or it will not grant any proxies, deposit any shares of AGI Common Stock, UAC Common Stock, UAC Preferred Stock and ATSI Common Stock into a voting trust or enter into any voting agreement with respect to his or its shares of such stock, other than in accordance with the provisions of the Stockholders' Agreement. Each of the Arcus Principal Stockholders has agreed that each will assist and cooperate with the parties to the Merger Agreement in doing all things necessary, proper or advisable to consummate the Merger and the transactions contemplated thereby, including, without limitation, any element of the Reorganizations which requires the vote or approval of such Arcus Principal Stockholder, and that each will waive his or its rights to appraisal under the DGCL and NRS and will not influence other Arcus Parties stockholders to exercise their appraisal rights. Certain of the Arcus Principal Stockholders have also agreed to certain "standstill" and transfer restrictions with respect to Iron Mountain's equity securities.

     Each of the Arcus Principal Stockholders has agreed that he or it will not, for a period of three years from the Closing Date, disclose confidential information related to the Arcus Entities or Iron Mountain and its subsidiaries, and will not, for a period of three years from the Closing Date, engage in the records management, records storage, electronic records management, information technology personnel staffing businesses or industries anywhere in the United States (including jurisdictions where Iron Mountain and some of the Arcus Entities now operate). In addition each of the Arcus Principal Stockholders has agreed that he or it will not on his or its own behalf, or on behalf of any other person under his or its control, or on behalf of others, for a period of three years from the Closing Date, directly or indirectly, solicit for employment, or endeavor to entice away, any of the officers, employees or independent contractors of Iron Mountain, the Arcus Parties or their subsidiaries.

     The Stockholders' Agreement will terminate upon the earliest to occur of
(i) the mutual consent of Iron Mountain and the Arcus Parties Principal Stockholders, (ii) the termination of the Merger Agreement prior to the consummation of the Merger or (iii) the fifth anniversary of the Closing Date.


Iron Mountain Voting Agreement

     Concurrently with the execution and delivery of the Merger Agreement, Iron Mountain, the Arcus Parties and the Iron Mountain Principal Stockholders entered into the Iron Mountain Voting Agreement. Set forth below is a summary of certain provisions of the Iron Mountain Voting Agreement, a form of which is attached hereto as Annex VI. This summary is qualified in its entirety by reference to the full and complete text of the Iron Mountain Voting Agreement.

     Each of the Iron Mountain Principal Stockholders has agreed to vote all of the shares of Iron Mountain owned by him or which he has the right to vote, equal to approximately, 36.0% of the outstanding Iron Mountain Common Stock, in favor of the adoption of the Merger Agreement and each of the transactions contemplated thereby and any action required in furtherance thereof, unless to do so would require such Iron Mountain Principal Stockholder to act in his capacity as a director of Iron Mountain in any manner inconsistent with his duties as a director of Iron Mountain.

     Each Iron Mountain Principal Stockholder has also agreed, among other things, that he or it will not grant any proxies, deposit any shares of Iron Mountain Common Stock into a voting trust or enter into any voting agreement with respect to his shares of such stock, now or hereafter owned, beneficially or of record, by him. Each Iron Mountain Principal Stockholder has agreed that each will assist and cooperate with the parties to the Merger Agreement in doing all things necessary, proper or advisable to consummate the Merger and the transactions contemplated thereby and each of them shall not take any action that would or is reasonably likely to result in any of his representations and warranties set forth in the Iron Mountain Voting Agreement being untrue or in any of the closing conditions set forth in the Merger Agreement not being satisfied.

     The Iron Mountain Voting Agreement will terminate upon the earliest to occur of (i) the mutual consent of the Arcus Parties, Iron Mountain and all of the Iron Mountain Principal Stockholders, or (ii) the termination of the Merger Agreement prior to the consummation of the Merger.


Escrow Agreement

     Escrow Indemnity Funds. Upon consummation of the Merger, Iron Mountain, AGI, Mr. Bailey, as stockholder representative for the former holders of AGI Common Stock and the former holders of Eligible Warrants, and the Escrow Agent, will enter into the Escrow Agreement. Set forth below is a summary of certain provisions of the Escrow Agreement, the form of which is attached hereto as Annex IX. This summary is qualified in its entirety by reference to the full and complete text of the Escrow Agreement.

     Pursuant to the terms of the Escrow Agreement, upon consummation of the Merger, Iron Mountain will deliver to the Escrow Agent cash in the aggregate amount of the Escrow Indemnity Funds. The portion of the Escrow Indemnity Funds to be contributed by the former holders of AGI Common Stock will equal the product of the Escrow Indemnity Funds and a fraction, the numerator of which is the Exchange Common Consideration and the denominator of which is the Total Primary Equity Base. This amount will be withheld from the cash merger consideration payable to the former holders of AGI Common Stock. The remainder of the Escrow Indemnity Funds will be withheld ratably from the amounts payable to the Warrantholders pursuant to the terms of the Warrant Purchase Agreements. The amount contributed by each Selling Warrantholder described above will be based on the value of consideration received by such Warrantholder in his, her or its capacity as a holder of Eligible Warrants and a holder of AGI Preferred Stock. Thus, each stockholder of an Arcus Party and each Selling Warrantholder will contribute to the Escrow Indemnity Funds in an amount proportionate to the value (based, in the case of equity consideration, on the Determination Price) of the consideration he, she or it receives in the Merger and pursuant to the Warrant Purchase Agreements. The Escrow Agent will invest the Escrow Indemnity Funds in a manner so as to maximize the security and liquidity of the Escrow Indemnity Funds. The purpose of the Escrow Indemnity Funds is to indemnify Iron Mountain under the Merger Agreement. The Escrow Indemnity Funds shall be disbursed to Iron Mountain from time to time or to former holders of AGI Common Stock (including those individuals and entities who become AGI stockholders pursuant to the conversion of shares of UAC Common Stock and ATSI

Common Stock into shares of AGI Common Stock pursuant to the Reorganizations) and former holders of Eligible Warrants after a period of eighteen months following the Closing Date, only in accordance with the terms of the Escrow Agreement.

     Upon written instructions to the Escrow Agent and notice to the Stockholder Representative from Iron Mountain, the Escrow Agent will make payments out of the Escrow Indemnity Funds to Iron Mountain, in accordance with such instructions, unless, within fifteen days of the Stockholder Representative's receipt of the indemnity notice of request, the Escrow Agent receives a notice from the Stockholder Representative that a dispute exists relating to Iron Mountain's right to that portion of the Escrow Indemnity Funds. If at any time when Iron Mountain gives instructions to the Escrow Agent and notice to the Stockholder Representative of a claim, the Escrow Agent receives a notice from the Stockholder Representative that a dispute exists relating to Iron Mountain's right to that portion of the Escrow Indemnity Funds claimed in Iron Mountain's instructions and notice, the Escrow Agent will retain custody of that portion of the Escrow Indemnity Funds which relates to the Unresolved Claim until the first to occur of the following events: (i) receipt by the Escrow Agent of a notice signed by Iron Mountain and the Stockholder Representative that the dispute has been resolved; or (ii) receipt by the Escrow Agent of a final decision of an arbitrator or arbitration panel appointed pursuant to the Merger Agreement or a final order of a court of competent jurisdiction resolving the dispute and directing the disposition of that portion of the Escrow Indemnity Funds, after which the Escrow Agent shall, within two business days, pay that portion of the Escrow Indemnity Funds which relates to such Unresolved Claim in accordance with such notice or order.

     In the event that there are no Unresolved Claims on the Initial Distribution Date, an aggregate of $3.0 million, less any amounts previously paid to Iron Mountain from the Escrow Indemnity Funds, will be distributed to the Stockholder Representative for the benefit of former holders of AGI Common Stock and former holders of Eligible Warrants. If any Unresolved Claims with respect to the Escrow Indemnity Funds exist on the Initial Distribution Date, cash in the amount equal to the sum of (i) $5.0 million, (ii) the aggregate amount of such Unresolved Claims and (iii) the amount reasonably estimated by Iron Mountain to cover the fees, expenses and other costs to resolve such Unresolved Claims will be retained as part of the Escrow Indemnity Funds, and the balance thereof, if any, shall be distributed to the Stockholder Representative for ratable distribution to the former holders of AGI Common Stock and former holders of Eligible Warrants.

     On the date which is one day after the expiration of eighteen months from the date of the closing of the Merger Agreement (the "Escrow Indemnity Period"), the Escrow Agent will distribute to the Stockholder Representative for the benefit of the former holders of AGI Common Stock and former holders of Eligible Warrants the Escrow Indemnity Funds less all portions paid to Iron Mountain during the Escrow Indemnity Period or to be paid to Iron Mountain to cover certain reimbursements to Iron Mountain and less any amounts which are the subject of Unresolved Claims. Upon the resolution of all such Unresolved Claims and the payment of all such fees, expenses and costs out of the Escrow Indemnity Funds, the balance of the Escrow Indemnity Funds, if any, will be distributed to the Stockholder Representative for the benefit of the former holders of AGI Common Stock and former holders of Eligible Warrants.

     Escrow for Potential Working Capital Adjustment. Pursuant to the terms of the Escrow Agreement, upon consummation of the Merger, cash in an amount equal to the Combined Escrow Holdback Amount may be withheld form the cash Merger consideration payable to former holders of AGI Common Stock and from the cash consideration to be paid to Selling Warrantholders pursuant to the Warrant Purchase Agreements. The stockholders of the Arcus Parties by approving the applicable Reorganization Agreement and, in the case of AGI, the Merger Agreement will agree that if the AGI Initial Indebtedness Calculation reflects a Net Working Capital Surplus of $300,000 or less, then cash in an aggregate amount equal to the Escrow Holdback Amount will be withheld from the aggregate cash Merger consideration and, together with the Warrant Escrow Holdback Amount to be withheld pursuant to the Warrant Purchase Agreements from the aggregate Warrant Purchase Price, will be deposited into escrow. The purpose of the Combined Escrow Holdback Amount, which amount, not to exceed $300,000, is determined in accordance with a schedule contained in the Merger Agreement based upon the Net Working Capital Surplus, is to have funds available in connection with the Merger Agreement in the event that the Final Net Indebtedness is greater than the AGI Initial Indebtedness Calculation. The "Escrow Holdback Amount" means an amount equal to the Combined Escrow Holdback Amount times a fraction, the numerator of which equals the aggregate Exchange Common Consideration and the denominator of which shall equal the Total Primary Equity Base. The "Warrant Escrow Holdback Amount" means an amount equal to the Combined Escrow Holdback Amount times a fraction, the numerator of which equals the sum of (i) the aggregate Warrant Purchase Price and (ii) the value (calculated based on the Determination Price) of the aggregate Exchange Preferred Consideration, and the denominator of which equals the Total Primary Equity Base (the Warrant Escrow Holdback Amount, together with the Escrow Holdback Amount, are referred to as the "Combined Escrow Holdback Amount"). The Escrow Agent will invest the Combined Escrow Holdback Amount in a manner so as to maximize the security and liquidity of the Combined Escrow Holdback Amount.

     In the event that the Final Net Indebtedness is greater than the AGI Initial Indebtedness Calculation, then on the second day after the Final Net Indebtedness is determined, (i) cash in an amount equal to the difference between the Final Net Indebtedness and the AGI Initial Indebtedness Calculation shall be distributed to Iron Mountain out of the Combined Escrow Holdback Amount and, if the Combined Escrow Holdback Amount is not sufficient to provide for such payment, out of the Escrow Indemnity Funds and (ii) the balance, if any, of the Combined Escrow Holdback Amount will be remitted to the Stockholder Representative for the benefit of the former holders of AGI Common Stock and the Selling Warrantholders ratably in proportion to the amounts contributed by such holders. In the event that the Final Net Indebtedness amount is equal to or less than the AGI Initial Indebtedness Calculation, then on the second day after the final determination date the balance of the Combined Escrow Holdback Amount will be remitted ratably to the former holders of AGI Common Stock and the former holders of Eligible Warrants.

     General. The Escrow Agent will receive a fee for its services and will be held harmless and be indemnified in connection with any and all third party claims, losses, judgments or costs, regardless of their nature, arising out of or because of the Escrow Agreement, except such as may arise because of the Escrow Agent's negligence or willful misconduct or breach of the Escrow Agreement.

     The Escrow Agreement will terminate upon the earliest to occur of (a) disbursement or release of the Escrow Indemnity Funds and all of the Combined Escrow Holdback Amount by the Escrow Agent as provided in the Escrow Agreement, or (b) the written mutual consent signed by each of the parties thereto.


Warrant Purchase Agreement

     Concurrently with the execution and delivery of the Merger Agreement, Iron Mountain, UAC and certain Selling Warrantholders entered into a Warrant Purchase Agreement. Set forth below is a summary of certain provisions of such Warrant Purchase Agreement. The Arcus Parties and Iron Mountain have agreed to use their best efforts to facilitate the execution of a Warrant Purchase Agreement by each other Warrantholder. Each such Warrant Purchase Agreement will contain substantially the same terms as the Warrant Purchase Agreement summarized below.

     Each Selling Warrantholder has agreed to sell to Iron Mountain its Warrants in exchange for, subject to the indemnification and adjustment provisions of the Warrant Purchase Agreement, cash in an amount equal to the Warrant Purchase Price. The Warrant Purchase Agreements contain representations and warranties relating to, among other things: title to the Warrants and the authorization, execution, delivery, performance and enforceability of the Warrant Purchase Agreement with respect to Iron Mountain and the Warrantholder. The obligations of Iron Mountain and the Selling Warrantholders to purchase and sell the Warrants are subject to the satisfaction at or prior to the Closing of, among other things, the satisfaction of each and every condition contained in the Merger Agreement to the obligations of Iron Mountain and the Arcus Parties to consummate the Merger. The closings under the Warrant Purchase Agreements will occur contemporaneously with the closing under the Merger Agreement.

     An aggregate amount equal to the Warrant Escrow Indemnity Contribution and the Warrant Escrow Holdback Amount will be withheld from the aggregate Warrant Purchase Price and deposited with the Escrow Agent as part of the Escrow Indemnity Funds and the Combined Escrow Holdback Amounts, respectively. In addition, an amount proportionate to the value of the consideration received by each Selling Warrantholder in his, her or its capacity as a Warrantholder and a holder of AGI Preferred Stock, will be withheld from the aggregate Warrant Purchase Price and deposited into the Expense Fund. See "The Merger Agreement--Indemnification," and "--Expense Fund" and "Ancillary Agreements--Escrow Agreement" for information relating to the disbursement of the Escrow Indemnity Funds, the Combined Escrow Holdback Amount and the Expense Fund.

     Pursuant to the terms of the Warrant Purchase Agreement, upon consummation of the Merger, Iron Mountain will also deliver, if required, to the Escrow Agent cash in an amount equal to the Warrant Escrow Holdback Amount in accordance with terms summarized above under "--Escrow Agreement."

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

General

     The following discussion summarizes certain federal income tax consequences of the Reorganizations and the Merger, including certain consequences to the stockholders of the Arcus Parties who are citizens or residents of the United States and who hold their shares as capital assets. It does not discuss all aspects of federal income taxation that may be relevant to a particular stockholder of an Arcus Party in light of the holder's personal circumstances or special federal income tax treatment (such as foreign persons, insurance companies, regulated investment companies, dealers in securities, certain retirement plans, financial institutions, tax exempt organizations, persons subject to the alternative minimum tax, persons that have a functional currency other than the U.S. dollar, or persons who hold AGI Common Stock, UAC Common Stock, UAC Preferred Stock or ATSI Common Stock as part of a straddle, hedging transaction or conversion transaction). In addition, this summary does not address any aspects of state, local, foreign or other tax laws that may be relevant to the stockholders of the Arcus Parties.

     It is the policy of the Service not to rule directly on the tax status of transactions such as the Reorganizations and the Merger, and no such ruling will be sought. The obligations of Iron Mountain and the Arcus Parties to effect the Reorganizations and the Merger are each conditioned upon receipt by each from its counsel of an opinion dated as of the Effective Time, in form and substance reasonably satisfactory to it, regarding certain tax consequences of the Merger and (in the case of the Arcus Parties) each of the UAC Reorganization and the ATSI Reorganization. Such opinions are collectively substantially to the effect that for federal income tax purposes each of the UAC Reorganization and the ATSI Reorganization and the Merger constitute reorganizations within the meaning of Section 368 of the Code (except to the extent that the Reorganizations are to be treated as liquidations under Sections 332 and 336 of the Code) and that no gain or loss will be recognized by Iron Mountain or any Arcus Party as a result of the Merger. In rendering their opinions, counsel will rely upon, and assume the factual accuracy of, representations of Iron Mountain, the Arcus Parties, and certain stockholders of the Arcus Parties. Such opinions are not binding on the Service and would not, in any event, prevent the Service from challenging the tax-free nature of the Merger, the UAC Reorganization or the ATSI Reorganization under the Code.

     STOCKHOLDERS OF THE ARCUS PARTIES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE REORGANIZATIONS AND THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF ANY FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS.


The Reorganizations

     A holder of a Warrant who either sells the Warrant to Iron Mountain for cash as part of the Iron Mountain Warrant Purchase or sells the Warrant to UAC for Connected Stock as part of the UAC Warrant Repurchases will recognize gain or loss equal to the difference between the amount of cash or the fair market value of the Connected Stock and such holder's tax basis in the Warrant. Such gain or loss should be capital gain or loss to the extent the Warrant is a capital asset, and will be long term if the Warrant was held for more than 18 months, or mid-term if the Warrant was held for more than 12 months but not more than 18 months, at the time of the sale. In addition, UAC may recognize gain in connection with the distribution of the Connected Stock.

     The UAC Reorganization and the ATSI Reorganization each will constitute a reorganization within the meaning of Section 368(a) of the Code (except to the extent they are treated as liquidations under Sections 332 and 336 of the
Code), and each of UAC, ATSI and AGI will receive an opinion of counsel to this effect. Accordingly, none of the Arcus Parties will recognize gain or loss as a result of the Reorganizations. In addition, the shareholders of the Arcus Parties also should not recognize gain or loss in connection with the Reorganizations. The tax basis of a shareholder of UAC or ATSI in the AGI Common Stock or AGI Preferred Stock received in the Reorganizations should equal the tax basis in the UAC Common Stock, ATSI Common Stock or UAC Preferred Stock surrendered therefor. The holding period of the AGI Common Stock or AGI Preferred Stock will include the holding period of the UAC Common Stock, UAC Preferred Stock or ATSI Common Stock surrendered therefor, if the UAC Common Stock, UAC Preferred Stock or ATSI Common Stock was held as a capital asset.

     AGI also will distribute to holders of AGI Preferred Stock the Damson Interest, unless such Damson Interest is disposed of prior to the Effective Time in a sale to a third party. AGI will treat such distribution as a dividend in partial satisfaction of the AGI Preferred Stock's accrued and unpaid dividend. Accordingly, a holder of the AGI Preferred Stock must include such amount in income as ordinary income. AGI may recognize gain in connection with the distribution of the Damson Interest.


The Merger

     Tax opinions of Sullivan & Worcester LLP and Neal, Gerber & Eisenberg have been filed as, respectively, Exhibits 8.1 and 8.2 (the "Exhibit Opinions") to the Registration Statement of which this Proxy Statement is a part. However, it is a condition of the respective obligations of Iron Mountain and the Arcus Parties to consummate the Merger that the Arcus Parties receive a confirming tax opinion from their counsel to the effect that for federal income tax purposes, the Reorganizations will each constitute a tax-free reorganization or liquidation and that Iron Mountain and the Arcus Parties receive confirming tax opinions from their respective counsel to the effect that for federal income tax purposes, the Merger will constitute a tax-free reorganization within the meaning of Section 368 of the Code. The Exhibit Opinions are not intended to satisfy this closing condition. These closing opinions, which are collectively referred to herein as the "Tax Opinions," neither bind the Service nor preclude the Service from adopting a contrary position. As with the Exhibit Opinions, the Tax Opinions will be subject to certain assumptions, exceptions and qualifications, and will be based on the truth and accuracy of certain representations of Iron Mountain, the Arcus Parties, and certain holders of AGI Common Stock and AGI Preferred Stock.

     The following discussion is a general summary of the material United States federal income tax consequences of the Merger and assumes that the Merger will qualify as a tax-free reorganization within the meaning of Section 368 of the Code. This discussion is based upon the Code, regulations proposed or promulgated thereunder, judicial precedent relating thereto, and current rulings and administrative practice of the Service, in each case as in effect as of the date hereof, all of which are subject to change at any time, possibly with retroactive effect.

     No gain or loss will be recognized for federal income tax purposes by Iron Mountain or AGI as a consequence of the Merger. As a result of the Reorganizations and the Merger and the transactions contemplated thereby, the utilization of certain net operating loss carryforwards of AGI will be limited in any given year. See Note 9 to the Consolidated Financial Statements of AGI appearing elsewhere in this Proxy Statement for further information with respect to such net operating loss carryforwards.

     A holder of AGI Common Stock or AGI Preferred Stock who receives a combination of Iron Mountain Common Stock and cash in exchange for AGI Common Stock or AGI Preferred Stock pursuant to the Merger will realize economic gain or loss equal to the difference between (i) the sum of the cash and the fair market value of the Iron Mountain Common Stock received and (ii) the aggregate tax basis in AGI Common Stock or AGI Preferred Stock surrendered therefor. However, any such gain will only be recognized to the extent of the cash received. Such recognized gain will generally be treated as capital gain if (i) the AGI Common Stock or AGI Preferred Stock surrendered in the Merger is held as a capital asset at the Effective Time and (ii) the cash received does not have the effect of a distribution of a dividend (which is taxable as ordinary income). Such capital gain will be long-term capital gain if the AGI Common Stock or AGI Preferred Stock has been held for more than 18 months at the Effective Time of the Merger, or mid-term capital gain if such stock was held for more than 12 months but not more than 18 months at that time. Any such loss will not be recognized (except to the extent of cash received in lieu of fractional shares).

     The tax basis of the Iron Mountain Common Stock received by a holder of AGI Common Stock or AGI Preferred Stock will be the same as the aggregate tax basis of the AGI Common Stock or AGI Preferred Stock surrendered therefor, decreased by the cash received (including cash received in lieu of a fractional share) and increased by any gain recognized (whether capital gain or dividend income). The holding period of the Iron Mountain Common Stock will include the holding period of the AGI Common Stock or AGI Preferred Stock surrendered therefor, if the AGI Common Stock or AGI Preferred Stock was held as a capital asset.

     For purposes of determining whether the cash received has the effect of a distribution of a dividend, a holder of AGI Common Stock or AGI Preferred Stock should be treated as if he first exchanged all of his AGI Common Stock or AGI Preferred Stock solely for Iron Mountain Common Stock, and then Iron Mountain immediately redeemed a portion of the Iron Mountain Common Stock in exchange for the cash the holder actually received. Under this analysis, in general, if the receipt of cash in this deemed redemption results in a "substantially disproportionate" reduction in the holder's voting stock interest in Iron Mountain or is "not essentially equivalent to a dividend," the receipt of the cash will not have the effect of the distribution of a dividend. For purposes of this determination, the holder's deemed voting interest in Iron Mountain before the hypothetical redemption is compared to the holder's interest after the redemption, taking into account in each case any Iron Mountain Common Stock constructively owned by the holder under the applicable attribution rules of the Code. Generally, if the holder's share of the voting power of Iron Mountain has declined, as a result of the deemed redemption, by more than 20%, then the receipt of cash will not be taxed as a dividend. If such interest in the voting power of Iron Mountain has declined by 20% or less, then generally, in the case of a minority shareholder who is not an officer or Director of Iron Mountain and who exercises no control over Iron Mountain's corporate affairs, the receipt of cash likely would not be taxed as a dividend. Each holder of AGI Common Stock or AGI Preferred Stock should consult with his own tax advisors as to whether the receipt of cash has the effect of a distribution of a dividend, and if so, the consequences thereof.

     Cash received by a holder of AGI Common Stock or AGI Preferred Stock in lieu of a fractional share interest in Iron Mountain Common Stock will be treated as received in exchange for such fractional share interest, and gain or loss will be recognized for federal income tax purposes, measured by the difference between the amount of cash received and the portion of the basis of the AGI Common Stock or AGI Preferred Stock allocable to such fractional share interest. Such gain or loss would be capital gain or loss and will be long-term if such share of AGI Common Stock or AGI Preferred Stock had been held for more than 18 months, and mid-term if held for more than one year and not more than 18 months, at the Effective Time.

     Under the Code, a holder of AGI Common Stock or AGI Preferred Stock may be subject, under certain circumstances, to back-up withholding at a 31% rate with respect to the amount of cash received pursuant to the Merger unless such holder provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with applicable requirements of the back-up withholding rules. Amounts withheld under the back-up withholding rules are not an additional tax and may be refunded or credited against the holder's federal income tax liability, provided that the required information is furnished to the Service.

                     THE IRON MOUNTAIN CHARTER AMENDMENTS


Proposed Amendments

     The DGCL provides that the total number of shares of each class of stock that a corporation is authorized to issue shall be set forth in its Certificate of Incorporation. The Iron Mountain Restated Certificate presently authorizes Iron Mountain to issue 20,000,000 shares of Iron Mountain Common Stock and 2,000,000 shares of Iron Mountain Preferred Stock.

     As of November 20, 1997, 13,447,176 of the authorized shares were issued and outstanding. If the Merger is consummated, Iron Mountain would issue approximately 1.9 million shares, including options to acquire such shares, of Iron Mountain Common Stock to holders of AGI Common Stock, AGI Preferred Stock and holders of options to acquire shares of AGI Common Stock (after giving effect to the Reorganizations). In addition, options to acquire approximately
1.1 million shares of Iron Mountain Common Stock have been granted and are outstanding under the Iron Mountain 1995 Stock Incentive Plan and an additional approximately 0.2 million shares are reserved for issuance thereunder. Taking into account the foregoing uses, and assuming the issuance of the maximum number of shares under the Merger Agreement and the grant of additional options in connection therewith, only approximately 3,352,824 shares of Iron Mountain Common Stock would remain available for other corporate purposes.

     As of November 20, 1997, there were no shares of Iron Mountain Preferred Stock issued. The 2,000,000 shares of authorized and unissued Iron Mountain Preferred Stock, which number is proposed to be increased to 10,000,000 shares, may be issued with such designations, voting powers, preferences and relative, participating, optional or other special rights and the qualifications, limitations or restrictions thereon as the Iron Mountain Board may authorize without further action by Iron Mountain's stockholders, including but not limited to: (i) the designation of each series and the number of shares that will constitute such series; (ii) the dividend rate on the shares of such series; restrictions, limitations or conditions upon the payment of such dividends; and whether divisions shall be cumulative and the dates on which dividends are payable; (iii) the prices at which, and other terms and conditions on which, the shares of such series may be redeemed, if such shares are redeemable; (iv) the purchase or sinking fund provisions, if any, for the purchase or redemption of shares of such series; (v) the prices or rates of conversion at which, and the terms and conditions on which, the shares of such series may be converted into other securities, if such shares are convertible;
(vi) the voting rights, if any, of shares of such series; and (vii) the liquidation preference, if any, of shares of such series.

     The Iron Mountain Board has unanimously approved, and unanimously recommends that the stockholders of Iron Mountain approve, proposals to amend the first sentence of Article FOURTH of the Iron Mountain Restated Certificate to increase the number of authorized shares of Iron Mountain Common Stock from 20,000,000 to 100,000,000 shares and to increase the number of authorized shares of Iron Mountain Preferred Stock from 2,000,000 to 10,000,000. The full text of the first sentence of Article FOURTH of the Certificate of Incorporation as proposed to be amended by this proposal is as follows:

     "FOURTH: The total number shares of all classes of capital stock that Corporation shall have authority to issue is One Hundred Eleven Million (111,000,000) shares, of which:

        "(i) One Hundred Million (100,000,000) shall be Common Stock, par value
            $.01 per share (the 'Common Stock'),

        "(ii) One Million (1,000,000) shall be Nonvoting Common Stock, par value $.01 per share (the 'Nonvoting Common Stock' and together with the Common Stock, the 'Common Shares'), and

        "(iii) Ten Million (10,000,000) shall be Preferred Stock, par value
             $.01 per share (the 'Preferred Stock')."


Reasons for the Iron Mountain Charter Amendments

     The Iron Mountain Board believes that the current levels of authorized shares of Iron Mountain Common Stock and Iron Mountain Preferred Stock may restrict Iron Mountain's ability to issue shares of such stock or reserve shares for issuance for general corporate purposes. With the number of shares currently available for issuance, it may be impractical for Iron Mountain to evaluate or seek to consummate certain business acquisitions or other transactions that, if they could be accomplished, might enhance stockholder value. Additional authorized shares could also be used to raise cash through sales of Iron Mountain Common Stock and Iron Mountain Preferred Stock to public and private investors. In addition, additional authorized shares of Iron Mountain Common Stock could be used in the event the Iron Mountain Board were to declare a stock dividend in respect of the Iron Mountain Common Stock.

     The purpose of the Iron Mountain Charter Amendments is to provide sufficient authorized shares of Iron Mountain Common Stock and Iron Mountain Preferred Stock to give the Iron Mountain Board the flexibility to issue shares of such stock in the future in connection with acquisitions and other transactions that management believes would provide the potential for growth and for other general corporate purposes. If the Iron Mountain Charter Amendments are adopted, there will be approximately 83,352,824 shares of Iron Mountain Common Stock and 10,000,000 shares of Iron Mountain Preferred Stock authorized, unissued and unreserved, based on the number of shares outstanding as of November 20, 1997. No further action or authorization by Iron Mountain's stockholders would be necessary prior to the issuance of additional shares of such stock, except as may be required for a particular transaction by applicable law or regulatory agencies or by the rules of the Nasdaq National Market or any stock exchange on which Iron Mountain's securities may then be listed. If additional shares are available, transactions dependent upon the issuance of additional shares would be less likely to be impeded or undermined by delays and uncertainties occasioned by the need to obtain prior stockholder authorization. The ability to issue shares, as deemed in Iron Mountain's best interests by the Iron Mountain Board, will also permit Iron Mountain to avoid expenses incurred in holding special stockholders' meetings in the future.

     At the present time, the Iron Mountain Board has made no decision to issue additional shares of Iron Mountain Preferred Stock or Iron Mountain Common Stock other than pursuant to the Merger Agreement and in connection with routine grants under the Iron Mountain 1995 Stock Incentive Plan, the option plans Iron Mountain will assume as a result of the Merger or any similar replacement plans. Stockholders of Iron Mountain have no preemptive rights with respect to any shares of Iron Mountain Common Stock.


Certain Effects of the Iron Mountain Charter Amendments

     The issuance of additional shares of Iron Mountain Common Stock and Iron Mountain Preferred Stock by Iron Mountain could have an antitakeover effect by making it more difficult to obtain stockholder approval of various actions, such as a merger or removal of management. The Iron Mountain Charter Amendments, if approved, could strengthen the position of management and might make the removal of management more difficult, even if removal would be generally beneficial to Iron Mountain's stockholders. The authorization to issue the additional shares of Iron Mountain Common Stock and Iron Mountain Preferred Stock would provide management with a capacity to counter the efforts of unfriendly tender offerors by issuing securities to others who are friendly or desirable to management. However, the submission of the Iron Mountain Charter Amendments is not a part of any present plan by Iron Mountain's management to adopt any amendments to the Iron Mountain Restated Certificate or the Iron Mountain By-Laws that would render the takeover of Iron Mountain more difficult.

     The Iron Mountain Charter Amendments are not the result of management's knowledge of any specific effort to accumulate Iron Mountain's securities or to obtain control of Iron Mountain by means of a merger, tender offer, proxy solicitation in opposition to management or otherwise.


Required Vote

     The affirmative vote of the holders of not less than sixty-six and two-thirds per cent (66-2/3%) of the outstanding shares of Iron Mountain Common Stock is required to approve the increases in each of the Iron Mountain Common Stock and the Iron Mountain Preferred Stock that comprise the Iron Mountain Charter Amendments. The Merger is not conditioned upon approval of the Iron Mountain Amendments. In addition, approval of each Iron Mountain Charter Amendment is not conditioned upon consummation of the Merger or on the approval of the other Iron Mountain Charter Amendments.

     The Iron Mountain Board recommends that the Iron Mountain stockholders vote FOR each Iron Mountain Charter Amendment.


Proposals of Iron Mountain Stockholders

     Iron Mountain expects to hold its 1998 Annual Meeting on May 29, 1998. A stockholder who intends to present a proposal at the 1998 Annual Meeting of Stockholders for inclusion in Iron Mountain's 1998 proxy statement and proxy card relating to that meeting must submit the proposal by January 29, 1998. In order for the proposal to be included in the proxy statement, the stockholder submitting the proposal must meet certain eligibility standards and comply with certain procedures established by the Commission, and the proposal must comply with the requirements as to form and substance established by applicable laws and regulations. The proposal must be mailed to Iron Mountain's principal executive office, at the address stated herein, and should be directed to the attention of the Chief Financial Officer.

                    PRINCIPAL STOCKHOLDERS OF IRON MOUNTAIN

     The following table sets forth certain information known to Iron Mountain with respect to the beneficial ownership of Iron Mountain Common Stock by (i) each stockholder known by Iron Mountain to be the beneficial owner of more than five percent of the Iron Mountain Common Stock, (ii) each Director, including each nominee for director, (iii) the Chief Executive Officer and the four highest paid executive officers serving in such capacity at December 31, 1996 who received compensation in excess of $100,000 and (iv) all executive officers and Directors of Iron Mountain as a group. Amount of beneficial ownership after the Merger assumes that 1.4 million shares of Iron Mountain Common Stock are to be issued in the Merger, based on the Baseline Assumptions. The beneficial ownership information is otherwise presented as of November 20, 1997.


                                                        Amount of                  Amount of
                                                  Beneficial Ownership        Beneficial Ownership
                                                    Before the Merger            After the Merger
                                                ------------------------    -------------------------
                   Name(1)                       Shares     Percent Owned     Shares    Percent Owned
---------------------------------------------   ---------   ------------    ----------  -------------
 Directors and Executive Officers:
 C. Richard Reese(2) ........................   1,127,503        8.4%        1,127,503        7.6%
 David S. Wendell(3) ........................     107,822         *            107,822        *
 Eugene B. Doggett(4)   .....................     129,550         *            129,550        *
 Kenneth F. Radtke, Jr.(5) ..................       5,976         *              5,976        *
 Robert P. Swift(6)  ........................      23,895         *             23,895        *
 Constantin R. Boden(7) .....................      20,880         *             20,880        *
 Arthur D. Little(8) ........................      26,265         *             26,265        *
 Vincent J. Ryan(9)  ........................   3,445,750       25.6%        3,445,750       23.2%
 B. Thomas Golisano(10) .....................     931,704        6.9%          931,704        6.3%
 Kent P. Dauten(11)  ........................     964,084        7.2%          964,534        6.5%
 All Directors and executive officers as a
   group (16 persons)(12)  ..................   6,138,510       45.0%        6,617,098       43.7%

 Director Nominee:
 Clarke H. Bailey(13)   .....................           0         *            478,138        3.2%

 Five Percent Stockholders:
 Schooner Capital Corporation(14)   .........   1,909,384       14.2%        1,909,384       12.9%
 William Blair & Company, L.L.C.(15)   ......   1,215,678        9.0%        1,215,678        8.2%

------------
* Less than 1%

 (1) Except as otherwise indicated, the persons named in the table above have sole voting and investment power with respect to all shares of Iron Mountain Common Stock shown as beneficially owned by them.

 (2) Mr. Reese is a Director and Chairman of the Board and Chief Executive Officer of Iron Mountain. Includes 13,450 shares of Iron Mountain Common Stock held by trusts for the benefit of Mr. Reese's children, as to which Mr. Reese disclaims beneficial ownership. Also includes 668,166 shares of Iron Mountain Common Stock as to which Mr. Reese shares beneficial ownership with Schooner as a result of a 1988 deferred compensation arrangement, as amended, between Schooner and Mr. Reese relating to Mr. Reese's former services as President of Schooner. Pursuant to such arrangement, upon the earlier to occur of (i) Schooner's sale or exchange of substantially all of the shares of Iron Mountain Common Stock held by Schooner or (ii) the cessation of Mr. Reese's employment with Iron Mountain, Schooner is required to transfer such shares of Iron Mountain Common Stock to Mr. Reese or remit to Mr. Reese cash in an amount equal to the then current fair market value of such shares of Iron Mountain Common Stock. Schooner has agreed to vote the shares of Iron Mountain Common Stock subject to such arrangement at the direction of Mr. Reese. Mr. Reese's address is c/o Iron Mountain Incorporated, 745 Atlantic Avenue, Boston, Massachusetts 02111.

 (3) Mr. Wendell is a Director and President and Chief Operating Officer of Iron Mountain. Includes 103,967 shares that Mr. Wendell has the right to acquire pursuant to currently exercisable options. Mr. Wendell's address is c/o Iron Mountain Incorporated, 745 Atlantic Avenue, Boston, Massachusetts 02111.

 (4) Mr. Doggett is a Director and Executive Vice President of Iron Mountain. Includes 29,550 shares of Iron Mountain Common Stock as to which Mr. Doggett shares beneficial ownership with Schooner as a result of a 1988 deferred compensation arrangement, as amended, between Schooner and Mr. Doggett relating to Mr. Doggett's former services as Chief Financial Officer of Schooner. Pursuant to such arrangement, upon the earlier to occur of (i) Schooner's sale or exchange of substantially all of the shares of Iron Mountain Common Stock held by Schooner or (ii) the cessation of Mr. Doggett's employment with Iron Mountain, Schooner is required to transfer such shares of Iron Mountain Common Stock to Mr. Doggett or remit to Mr. Doggett cash in an amount equal to the then current fair market value of such shares of Iron Mountain Common Stock. Schooner has agreed to vote the shares of Iron Mountain Common Stock subject to such arrangement at the direction of Mr. Doggett. Mr. Doggett's address is c/o Iron Mountain Incorporated, 745 Atlantic Avenue, Boston, Massachusetts 02111.

 (5) Mr. Radtke is an Executive Vice President of Iron Mountain. Consists of shares that Mr. Radtke has the right to acquire pursuant to currently exercisable options. Mr. Radtke's address is c/o Iron Mountain Incorporated, 745 Atlantic Avenue, Boston, Massachusetts 02111.

 (6) Mr. Swift is an Executive Vice President of Iron Mountain. Consists of shares that Mr. Swift has the right to acquire pursuant to currently exercisable options. Mr. Swift's address is c/o Iron Mountain Incorporated, 1340 East 6th Street, Los Angeles, California 90021.

 (7) Mr. Boden is a Director of Iron Mountain. Mr. Boden's address is c/o Boston Capital Ventures, 45 School Street, Boston, Massachusetts 02110.

 (8) Mr. Little is a Director of Iron Mountain. Includes 25,000 shares held by The Little Family Trust, as to which Mr. Little disclaims beneficial ownership. Mr. Little's address is c/o The Little Investment Company, 33 Broad Street, Boston, Massachusetts 02109.

 (9) Mr. Ryan is a Director of Iron Mountain. Mr. Ryan holds 1,536,366 shares of Iron Mountain Common Stock. The remaining shares of Iron Mountain Common Stock listed as being beneficially owned by Mr. Ryan are held by Schooner, as to which Mr. Ryan has sole voting power and investment power as the Chairman of the Board and principal stockholder of Schooner. Mr. Ryan's address is c/o Schooner Capital Corporation, 745 Atlantic Avenue, Boston, Massachusetts 02111. See footnote (14) regarding shares held by Schooner.

(10) Mr. Golisano is a Director of Iron Mountain. Includes 3,618 shares that Mr. Golisano has the right to acquire pursuant to currently exercisable options. Mr. Golisano's address is c/o Paychex, Inc., 911 Panorama Trail South, Rochester, New York 14625.

(11) Mr. Dauten is a Director of Iron Mountain. Includes 112,504 shares of Iron Mountain Common Stock held in escrow pursuant to the terms of the acquisition of HIMSCORP by Iron Mountain. Also includes 24,958.89 shares of Iron Mountain Common Stock held in escrow by Mr. Dauten as agent for the other former HIMSCORP stockholders. In addition, upon the consummation of the Merger, Mr. Dauten would beneficially own approximately 450 shares of Iron Mountain Common Stock, as to which Mr. Dauten would have shared voting power and investment power as a partner of Madison Dearborn Partners IV, which has a limited partnership interest in GKH Investments, L.P. which is a stockholder of UAC and AGI. Mr. Dauten's address is c/o Keystone Capital, Inc., 520 Lake Cook Road, Suite #450, Deerfield, Illinois 60015.

(12) Includes 182,543 shares that directors and executive officers have the right to acquire pursuant to currently exercisable options. The final two columns include 478,138 shares (including options to acquire 113,248 shares) to be beneficially owned by Mr. Bailey following the consummation of the Merger, and the appointment of Mr. Bailey as a Director of Iron Mountain.

(13) Iron Mountain has been advised that Mr. Bailey would own or have the right to acquire pursuant to currently exercisable options approximately 113,248 shares of Iron Mountain Common Stock upon consummation of the Merger, assuming the Baseline Assumptions. In addition, Mr. Bailey would indirectly beneficially own approximately 364,890 shares of Iron Mountain Common Stock, which would be beneficially owned by Hudson, of which Mr. Bailey is Co-Chairman of the Board of Directors and a member. Hudson has sole voting and investment power with respect to such shares. By virtue of Mr. Bailey's relationship to Hudson, Mr. Bailey may be deemed to share voting and investment power over such shares and to be the beneficial owner of such shares held by Hudson. Mr. Bailey disclaims beneficial ownership of all such shares held by Hudson. Mr. Bailey will not be the beneficial owner of 1,595 shares which will be owned by his parents. Mr. Bailey's address is c/o United Acquisition Company, 667 Madison Avenue, 25th Floor, New York, New York 10021-8029.

(14) Mr. Ryan is the Chairman of the Board and the principal stockholder of Schooner and, accordingly has sole voting and investment power with respect to the shares of Iron Mountain Common Stock held by Schooner. Includes 668,166 shares of Iron Mountain Common Stock as to which Schooner shares beneficial ownership with Mr. Reese as described in footnote (2). Also includes 29,550 shares of Iron Mountain Common Stock as to which Schooner shares beneficial ownership with Mr. Doggett as described in footnote (4). Schooner has agreed to vote the shares of Iron Mountain Common Stock subject to such arrangements at the direction of Mr. Reese or Mr. Doggett, as the case may be. The address of Schooner Capital Corporation is 745 Atlantic Avenue, Boston, Massachusetts 02111.

(15) Includes 443,875 shares of Iron Mountain Common Stock over which William Blair & Company, L.L.C. has sole investment power, but over which customers of William Blair & Company, L.L.C. have sole voting power. The address of William Blair & Co., L.L.C. is 222 West Adams Street, Chicago, Illinois 60606.

            PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

     The following unaudited Pro Forma Condensed Consolidated Balance Sheet has been prepared based upon the unaudited historical condensed consolidated balance sheet of Iron Mountain as of September 30, 1997 and the balance sheets as of September 30, 1997 of the acquisitions consummated after September 30, 1997 and AGI, and gives effect to: (i) the acquisitions consummated after September 30, 1997; (ii) the Merger; and (iii) the 1997 Notes, as if each had occurred as of September 30, 1997. The following unaudited Pro Forma Condensed Consolidated Statements of Operations for the nine months ended September 30, 1997 and for the year ended December 31, 1996 give effect to each of the above transactions and to: (iv) the Credit Agreement Amendment; (v) the Recent Acquisitions consummated prior to September 30, 1997; (vi) Iron Mountain's initial public offering of Common Stock, which closed on February 6, 1996 (the "Initial Public Offering"), and the application of the net proceeds therefrom;
(vii) the Credit Agreement; and (viii) the 1996 Notes, as if each had occurred as of January 1, 1996. The transactions described in clauses (i) through (viii) above are collectively referred to herein as the "Iron Mountain Transactions." Pro forma adjustments are described in the accompanying notes.

     The Pro Forma As Adjusted results of operations for the nine months ended September 30, 1997 give effect to the Iron Mountain Transactions and to integration adjustments related to certain identified cost savings that management believes would have been realized had the acquisitions completed in 1997 and the Merger been fully integrated as of January 1, 1996.

     The Unaudited Pro Forma Condensed Consolidated Statements of Operations do not include results of operations prior to the date of acquisition, or pro forma adjustments, for seven of Iron Mountain's acquisitions (the "Excluded Acquisitions") because the impact of the Excluded Acquisitions is, in the aggregate, immaterial to such statements. The Unaudited Pro Forma Condensed Consolidated Statements of Operations also do not include results of operations prior to the date of acquisition, or pro forma adjustments, for acquisitions completed by HIMSCORP or ATSI in 1996 and 1997, which represented aggregate revenues of $31.4 million for the year ended December 31, 1996 and $6.6 million for the nine months ended September 30, 1997. In addition, the Unaudited Pro Forma Condensed Consolidated Statements of Operations do not reflect one disposition by ATSI in June 1997, which is immaterial to such statements. See Notes to Unaudited Condensed Consolidated Pro Forma Financial Statements-- Overview.

     The following Unaudited Pro Forma Condensed Consolidated Statements of Operations are not necessarily indicative of the actual results of operations that would have been reported if the events described above had occurred as of January 1, 1996, nor do they purport to indicate the results of Iron Mountain's future operations. Furthermore, the pro forma results do not give effect to all cost savings or incremental costs that may occur as a result of the integration and consolidation of the Recent Acquisitions and the Merger. In the opinion of management, all adjustments necessary to present fairly such pro forma financial statements have been made.

     The pro forma condensed consolidated financial information should be read in conjunction with Iron Mountain's Management's Discussion and Analysis of Financial Condition and Results of Operations and with the Financial Statements and the Notes thereto, all of which are incorporated by reference herein (see "Incorporation of Certain Documents By Reference"), and with the Consolidated Financial Statements of the Arcus Parties and the Notes thereto, included elsewhere in this Proxy Statement.

                          IRON MOUNTAIN INCORPORATED
           UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                           AS OF SEPTEMBER 30, 1997

                                (In thousands)
                                  (Unaudited)


                                                     Pro Forma                                        Pro Forma
                                                       Iron           Historical       Merger         for the
                                                    Mountain(1)          AGI        Adjustments        Merger
                                                    -----------       ----------    ------------     ----------
Assets
Current Assets  .................................    $ 89,939(2)       $ 31,369      $(42,840)(A)     $ 78,468
Property, Plant and Equipment, net   ............     172,290            15,752         1,079 (A)      189,121
Goodwill, net   .................................     357,343            57,320        83,631 (A)      498,294
Investments  ....................................          --               867          (867)(A)           --
Other Long-term Assets   ........................      34,659               513           413 (A)       35,585
                                                     ---------         ---------     --------         ---------
   Total Assets .................................    $654,231          $105,821      $ 41,416         $801,468
                                                     =========         =========     ========         =========
Liabilities and Stockholders' Equity
Current Liabilities   ...........................    $ 49,600          $ 15,523      $ (2,943)(B)     $ 62,180
Long-term Debt, net of Current Portion  .........     424,930            38,661        30,482 (B)      494,073
Deferred Rent   .................................       8,209                --            --            8,209
Deferred Income Taxes ...........................       4,763                --            --            4,763
Other Long-term Liabilities .....................       6,568               296         1,000 (B)        7,864
Minority Interest in Subsidiaries ...............          --             8,473        (8,473)(B)           --
Preferred Stock of Subsidiary, Redeemable  ......          --            27,089       (27,089)(B)           --
Warrants Outstanding to Purchase Common
 Stock of Subsidiary  ...........................          --                15           (15)(B)           --
Stockholders' Equity  ...........................     160,161            15,764        48,454 (B)      224,379
                                                     ---------         ---------     --------         ---------
   Total Liabilities and Stockholders'
    Equity   ....................................    $654,231          $105,821      $ 41,416         $801,468
                                                     =========         =========     ========         =========

------------
(1) See Schedule A for detail of the pro forma effect of the Iron Mountain Transactions, excluding the Merger.

(2) Includes $31,153 of excess proceeds from the 1997 Notes assumed to be used to fund a portion of the Merger.




                 The accompanying Notes are an integral part of
                     these pro forma financial statements.

                          IRON MOUNTAIN INCORPORATED
                  UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
     STATEMENT OF OPERATIONS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997

                     (In thousands, except per share data)
                                  (Unaudited)

                                                                                                          As Adjusted
                                   Pro Forma                                Pro Forma                      Pro Forma
                                     Iron       Historical     Merger        for the     Integration          Iron
                                  Mountain(1)     AGI(2)     Adjustments     Merger(3)   Adjustments(4)   Mountain(3)(4)
                                  ------------- ------------ -----------    ----------- ---------------  ---------------
Revenues:
 Storage ........................   $121,601      $38,174     $    --       $159,775       $    --         $159,775
 Service and Storage
   Material Sales ...............     74,765       30,795          --        105,560            --          105,560
                                    --------      --------    -------       --------       -------         --------
   Total Revenues    ............    196,366       68,969          --        265,335            --          265,335
Operating Expenses:
 Cost of Sales (Excluding
   Depreciation)  ...............     96,299       37,726          --        134,025          (875)(I)      133,150
 Selling, General and
   Administrative ...............     52,712       20,279        (600)(D)     72,391        (5,633)(J)       66,758
 Holding Company Expenses  ......         --        1,024      (1,024)(D)         --            --               --
 Depreciation and Amortization        25,255        4,550       1,978 (E)     31,783            --           31,783
                                    --------      --------    -------       --------       -------         --------
   Total Operating Expenses   ...    174,266       63,579         354        238,199        (6,508)         231,691
                                    --------      --------    -------       --------       -------         --------
Operating Income  ...............     22,100        5,390        (354)        27,136         6,508           33,644
Interest Expense, net   .........     30,962        1,954       1,821 (F)     34,737            --           34,737
Equity in Income of/Writedown
 of Investment in Limited
 Partnership   ..................         --          572        (572)            --            --               --
Minority Interest ...............         --          428        (428)(D)         --            --               --
Preferred Stock Dividends of
 Subsidiary    ..................         --        1,533      (1,533)(D)         --            --               --
                                    --------      --------    -------       --------       -------         --------
Income (Loss) Before Provision
 (Credit) for Income Taxes    ...     (8,862)         903         358         (7,601)        6,508           (1,093)
Provision (Credit) for Income
 Taxes   ........................     (1,335)         427       1,032 (G)        124         1,892 (K)        2,016
                                    --------      --------    -------       --------       -------         --------
Net Income (Loss)    ............   $ (7,527)     $   476     $  (674)      $ (7,725)      $ 4,616         $ (3,109)
                                    ========      ========    =======       ========       =======         ========
Net Loss per Common and
 Common Equivalent Share   ......   $  (0.56)                               $  (0.52)                      $  (0.21)
                                    ========                                ========                       ========
Weighted Average Common
 and Common Equivalent
 Shares Outstanding  ............     13,385                    1,382 (H)     14,767                         14,767
                                    ========                  =======       ========                       ========
EBITDA   ........................   $ 47,355      $ 7,979     $ 3,585       $ 58,919       $ 6,508         $ 65,427

------------
(1) See Schedule B for detail of the pro forma effect of the Iron Mountain Transactions, excluding the Merger.

(2) Storage revenues are comprised of storage and transport revenues which include monthly billings to customers for basic data security services. Service and Storage Material Sales include specialized data security services, data product sales and staffing services revenues. Does not include results of operations prior to the date of acquisition, or pro forma adjustments, for the acquisition completed by ATSI during 1997. Giving effect to such acquisition, revenues would have increased $5.6 million to $74.6 million. See "Overview--The Merger" in Notes to Unaudited Condensed Consolidated Pro Forma Financial Statements.

(3) Does not include results of operations prior to the date of acquisition, or pro forma adjustments, for acquisitions completed by HIMSCORP and ATSI during 1997. Giving effect to such acquisitions, revenues would have increased $6.6 million to $271.9 million.

(4) Gives effect to certain identified cost savings that Iron Mountain believes would have been realized had the Recent Acquisitions and the Merger occurred and been fully integrated as of January 1, 1996 relating primarily to: (i) termination of specific employees and related net reductions in compensation expense; (ii) closure of identified redundant facilities and net reductions in occupancy costs; and (iii) the elimination of related party and management fees in excess of amounts that would have been incurred by Iron Mountain. Such cost savings are principally attributable to transactions other than the Merger.


The accompanying Notes are an integral part of these pro forma financial statements.

                          IRON MOUNTAIN INCORPORATED

      UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                     FOR THE YEAR ENDED DECEMBER 31, 1996

                     (In thousands, except per share data)
                                  (Unaudited)


                                                    Pro Forma                                      Pro Forma
                                                      Iron         Historical       Merger          for the
                                                   Mountain(1)       AGI(2)       Adjustments      Merger(3)
                                                   -------------   ------------   ------------    ----------
Revenues:
 Storage    ....................................    $ 142,769        $43,671       $    --         $ 186,440
 Service and Storage Material Sales    .........       86,193         22,310            --           108,503
                                                    ---------        -------       -------         ---------
  Total Revenues  ..............................      228,962         65,981            --           294,943
Operating Expenses:
 Cost of Sales (Excluding Depreciation)   ......      110,022         32,738            --           142,760
 Selling, General and Administrative   .........       64,120         21,592          (500)(D)        85,212
 Holding Company Expenses  .....................           --          1,990        (1,990)(D)            --
 Depreciation and Amortization   ...............       30,966          4,449         3,053 (E)        38,468
                                                    ---------        -------       -------         ---------
Total Operating Expenses   .....................      205,108         60,769           563           266,440
                                                    ---------        -------       -------         ---------
Operating Income  ..............................       23,854          5,212          (563)           28,503
Interest Expense, net   ........................       41,248          1,668         3,366 (F)        46,282
Equity in Income of Limited Partnership   ......           --            (34)           34 (D)            --
Minority Interest    ...........................           --            321          (321)(D)            --
Preferred Stock Dividends of Subsidiary   ......           --          1,895        (1,895)(D)            --
                                                    ---------        -------       -------         ---------
Income (Loss) Before Provision (Credit)
 for Income Taxes    ...........................      (17,394)         1,362        (1,747)          (17,779)
Provision (Credit) for Income Taxes    .........       (3,847)           475           645 (G)        (2,727)
                                                    ---------        -------       -------         ---------
Income (Loss) Before Extraordinary
 Charge  .......................................    $ (13,547)       $   887       $(2,392)        $ (15,052)
                                                    =========        =======       =======         =========
Loss Before Extraordinary Charge per
 Common and Common Equivalent Share                 $   (1.01)                                     $   (1.02)
                                                    =========                                      =========
Weighted Average Common and Common
 Equivalent Shares Outstanding   ...............       13,363                        1,382 (H)        14,745
                                                    =========                      =======         =========
EBITDA   .......................................    $  54,820        $ 7,479       $ 4,672         $  66,971

------------
(1) See Schedule C for detail of the pro forma effect of the Iron Mountain Transactions, excluding the Merger.

(2) Storage revenues are comprised of storage and transport revenues which include monthly billings to customers for basic data security services. Service and Storage Material Sales include specialized data security services, data product sales and staffing services revenues. Does not include results of operations prior to the date of acquisition, or pro forma adjustments, for acquisitions completed by ATSI in 1996 and 1997. Giving effect to such acquisitions, revenues would have increased $23.2 million to $89.2 million. See "Overview--The Merger" in Notes to Unaudited Condensed Consolidated Pro Forma Financial Statements.

(3) Does not include results of operations prior to the date of acquisition, or pro forma adjustments, for acquisitions completed by HIMSCORP and ATSI in 1996 and 1997. Giving effect to such acquisitions, revenues would have increased $31.4 million to $326.3 million.








The accompanying Notes are an integral part of these pro forma financial statements.

                                                                     Schedule A
                          IRON MOUNTAIN INCORPORATED

           UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                           AS OF SEPTEMBER 30, 1997
                                (In thousands)
                                  (Unaudited)

                                                                      Recent Acquisitions
                                              Historical   ------------------------------------------               Pro Forma
                                                 Iron                                                  Pro Forma       Iron
                                               Mountain    FileSafe   Allegiance   HIMSCORP   Other    Adjustments   Mountain
                                              ------------ ---------- ------------ ---------- ------- ------------  ----------
Assets
Current Assets    ...........................   $ 50,836     $2,939      $1,621      $ 5,267    $290  $ 28,986(A)   $ 89,939
Property, Plant and Equipment, net  .........    150,621      5,434         425        3,977     300    11,533 (A)   172,290
Goodwill, net  ..............................    226,779         --          --       27,352      --   103,212 (A)   357,343
Investments    ..............................         --         --          --           --      --        --            --
Other Long-term Assets  .....................     22,863         75          60        4,463      --     7,198 (A)    34,659
                                                ---------    -------     -------    --------   -----  --------      ---------
  Total Assets    ...........................   $451,099     $8,448      $2,106      $41,059    $590  $150,929      $654,231
                                                =========    =======     =======    ========   =====  ========      =========
Liabilities and Stockholders' Equity
Current Liabilities  ........................   $ 44,175     $1,504      $  399      $ 5,812    $ 46  $ (2,336)(B)  $ 49,600
Long-term Debt, net of Current Portion    ...    273,965      3,100          --       27,410      --   120,455 (B)   424,930
Deferred Rent  ..............................      8,209         --         107           --      --      (107)(B)     8,209
Deferred Income Taxes   .....................      4,237         --           3          523      --        --         4,763
Other Long-term Liabilities   ...............      6,568         --          --           --      --        --         6,568
Minority Interest in Subsidiaries   .........         --         --          --           --      --        --            --
Preferred Stock of Subsidiary, Redeemable             --         --          --           --      --        --            --
Warrants Outstanding to Purchase Common
 Stock of Subsidiary    .....................         --         --          --           --      --        --            --
Stockholders' Equity    .....................    113,945      3,844       1,597        7,314     544    32,917 (B)   160,161
                                                ---------    -------     -------    --------   -----  --------      ---------
   Total Liabilities and Stockholders'
    Equity  .................................   $451,099     $8,448      $2,106      $41,059    $590  $150,929      $654,231
                                                =========    =======     =======    ========   =====  ========      =========

The accompanying Notes are an integral part of these pro forma financial statements.

                                                                     Schedule B


                          IRON MOUNTAIN INCORPORATED
      UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                 FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997
                                (In thousands)
                                  (Unaudited)

                                                                Recent Acquisitions(1)
                                 Historical  ----------------------------------------------------------                   Pro Forma
                                    Iron                                                                    Pro Forma        Iron
                                  Mountain   Safesite   DSI   FileSafe  Allegiance HIMSCORP(2)  Other      Adjustments     Mountain
                                 ----------  --------- ------ --------- ---------- ----------- --------    -----------    ---------
Revenues:
 Storage   ...................... $ 86,199   $ 4,198   $2,862   $5,254    $1,625    $16,913    $4,550      $     --       $121,601
 Service and Storage Material
   Sales   ......................   57,195     6,034     595     3,419     1,132      3,559     2,831            --        74,765
                                  --------   --------  ------   ------    ------    --------   -------     --------       --------
  Total Revenues    .............  143,394    10,232   3,457     8,673     2,757     20,472     7,381            --       196,366
Operating Expenses:
 Cost of Sales (Excluding
   Depreciation)    .............   73,742     5,111      --     3,019     1,378     10,424     3,124          (499)(C)    96,299
 Selling, General and
   Administrative   .............   35,682     4,460   2,840     1,497       580      5,074     2,579            --        52,712
 Holding Company Expenses   .           --        --      --        --        --         --        --            --            --
 Depreciation and
   Amortization  ................   18,495       397     368       289       149      1,798       454         3,305 (E)    25,255
                                  --------   --------  ------   ------    ------    --------   -------     --------       --------
  Total Operating Expenses   .     127,919     9,968   3,208     4,805     2,107     17,296     6,157         2,806       174,266
                                  --------   --------  ------   ------    ------    --------   -------     --------       --------
Operating Income    .............   15,475       264     249     3,868       650      3,176     1,224        (2,806)       22,100
Interest (Income) Expense    ....   17,631        26     327       142       (31)     1,791       281        10,795 (F)    30,962
Equity in Income of/Writedown
 of Investment in Limited
 Partnership  ...................       --        --      --        --        --         --        --            --            --
Minority Interest   .............       --        --      --        --        --         --        --            --            --
Preferred Stock Dividends of
 Subsidiary   ...................       --        --      --        --        --         --        --            --            --
                                  --------   --------  ------   ------    ------    --------   -------     --------       --------
Income (Loss) Before Provision
 (Credit) for Income Taxes   ....   (2,156)      238     (78)    3,726       681      1,385       943       (13,601)       (8,862)
Provision (Credit) for Income
 Taxes  .........................     (346)       77      --        --        28        989         6        (2,089) (G)   (1,335)
                                  --------   --------  ------   ------    ------    --------   -------     --------       --------
Net Income (Loss)   ............. $ (1,810)  $   161   $ (78)   $3,726    $  653    $   396    $  937      $(11,512)      $(7,527)
                                  ========   ========  ======   ======    ======    ========   =======     ========       ========
Net Loss per Common and
 Common Equivalent Share  ....... $  (0.17)                                                                               $ (0.56)
                                  ========                                                                                ========
Weighted Average Common and
 Common Equivalent Shares
 Outstanding  ...................   10,906                                                                    2,479 (H)    13,385
                                  ========                                                                 ========       ========
EBITDA  ......................... $ 33,970   $   661   $ 617    $4,157    $  799    $ 4,974    $1,678      $    499       $47,355

------------

(1)  Represents historical results of operations for each Recent
     Acquisition for the period in 1997 prior to acquisition by Iron Mountain. See "Overview--Recent Acquisitions" in Notes to Unaudited Condensed Consolidated Pro Forma Financial Statements.


(2) Does not include results of operations prior to the date of acquisition, or pro forma adjustments, for acquisitions completed by HIMSCORP during 1997. Giving effect to such acquisitions, revenues would have increased $0.9 million to $21.4 million.









The accompanying Notes are an integral part of these pro forma financial statements.

                                                                     Schedule C


                          IRON MOUNTAIN INCORPORATED
      UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                     FOR THE YEAR ENDED DECEMBER 31, 1996

                                 (In thousands)
                                  (Unaudited)

                                                                     Recent Acquisitions(1)
                               Historical  -------------------------------------------------------------------             Pro Forma
                                  Iron                                                                        Pro Forma       Iron
                                Mountain   Mohawk Safesite   DSI  FileSafe   Allegiance  HIMSCORP(2) Other    Adjustments   Mountain
                               ----------- ------ -------- ------ --------   ----------  ----------  ------   -----------   --------
Revenues:
 Storage   ....................$ 85,826  $4,429  $ 8,300   $3,367  $ 6,662    $2,008     $14,067    $18,110   $     --     $142,769
 Service and Storage Material
   Sales   ....................  52,892   3,436   10,709      851    4,147     1,395       1,585     11,178         --       86,193
                               --------- ------- --------- ------  --------   -------    --------   --------  --------     --------
      Total Revenues   ........ 138,718   7,865   19,009    4,218   10,809     3,403      15,652     29,288         --      228,962
Operating Expenses:
 Cost of Sales (Excluding
   Depreciation)    ...........  70,747   3,945    9,464       --    4,207     1,610       7,860     13,148       (959)(C)  110,022
 Selling, General and
   Administrative   ...........  34,342   2,647    7,587    2,997    2,269       749       3,207     10,322         --       64,120
 Holding Company Expenses            --      --       --       --       --        --          --         --         --           --
 Depreciation and
   Amortization  ..............  16,936     608      799      608      565       202       1,475      2,205      7,568 (E)   30,966
                               --------- ------- --------- ------  --------   -------    --------   --------  --------     --------
      Total Operating
      Expenses   .............. 122,025   7,200   17,850    3,605    7,041     2,561      12,542     25,675      6,609      205,108
                               --------- ------- --------- ------  --------   -------    --------   --------  --------     --------
Operating Income    ...........  16,693     665    1,159      613    3,768       842       3,110      3,613     (6,609)      23,854
Interest (Income) Expense    ..  14,901     201       34      548      249        (6)      1,278      1,065     22,978 (F)   41,248
Equity in Income of Limited
 Partnership  .................      --      --       --       --       --        --          --         --         --           --
Minority Interest   ...........      --      --       --       --       --        --          --         --         --           --
Preferred Stock Dividends of
 Subsidiary   .................      --      --       --       --       --        --          --         --         --           --
                               --------- ------- --------- ------  --------   -------    --------   --------  --------     --------
Income (Loss) Before Provision
 (Credit) for Income Taxes   ..   1,792     464    1,125       65    3,519       848       1,832      2,548    (29,587)     (17,394)
Provision (Credit) for Income
 Taxes  .......................   1,435      --      125      460       --         6         866        211     (6,950)(G)   (3,847)
                               --------- ------- --------- ------  --------   -------    --------   --------  --------     --------
Income (Loss) Before
 Extraordinary Charge  ........$    357  $  464  $ 1,000   $ (395) $ 3,519    $  842     $   966    $ 2,337   $(22,637)    $(13,547)
                               ========= ======= ========= ======  ========   =======    ========   ========  ========     ========
Income (Loss) Before
 Extraordinary Charge per
 Common and Common
 Equivalent Share   ...........$   0.01(3)                                                                                 $  (1.01)
                               =========                                                                                   ========
Weighted Average Common and
 Common Equivalent Shares
 Outstanding  .................  10,137                                                                          3,226(H)    13,363
                               ========                                                                       ========     ========
EBITDA  .......................$ 33,629  $1,273  $ 1,958   $1,221  $ 4,333    $1,044     $ 4,585    $ 5,818   $    959     $ 54,820

------------

(1) Represents historical results of operations for each Recent Acquisition for the period in 1996 prior to acquisition by Iron Mountain. See "Overview" in the Notes to Unaudited Condensed Consolidated Pro Forma Financial Statements.

(2) Does not include results of operations prior to the date of acquisition, or pro forma adjustments, for acquisitions completed by HIMSCORP in 1996 and 1997. Giving effect to such acquisitions, revenues would have increased $8.1 million to $23.8 million.

(3) After accretion of $0.03 per Common and Common Equivalent Share related to a warrant. See Iron Mountain's Management's Discussion and Analysis of Financial Condition and Results of Operations, which is incorporated by reference herein. See "Incorporation of Certain Documents By Reference."





The accompanying Notes are an integral part of these pro forma financial statements.

                          IRON MOUNTAIN INCORPORATED

                   NOTES TO UNAUDITED CONDENSED CONSOLIDATED
                        PRO FORMA FINANCIAL STATEMENTS


Overview


Recent Acquisitions

     In January 1996, Iron Mountain acquired Nashville Vault Company, Ltd. and Florida Data Bank, Inc. ("FDB"). In February 1996, Iron Mountain acquired DataVault Corporation. In March 1996, Iron Mountain acquired Data Storage Systems, Inc. In April 1996, Iron Mountain acquired Brambles CRC, Inc. ("CRC"). In May 1996, Iron Mountain acquired the records management business of Output Technologies Central Region, Inc. In July 1996, Iron Mountain acquired the records management business of The Fortress Corporation. In August 1996, Iron Mountain acquired Data Archive Services, Inc. and Data Archive Services of Miami, Inc. (collectively, "DAS") and DKA Industries, Inc. (d/b/a Systems Record Storage). In September 1996, Iron Mountain acquired International Record Storage and Retrieval Service, Inc. and Security Archives Corporation. In October 1996, Iron Mountain acquired Data Storage Company, Inc. and Dial-A-File Storage, Inc. In November 1996, Iron Mountain acquired Mohawk Business Record Storage, Inc. ("Mohawk"), Magnetic Archives, Inc. and Deliverex of Broward. The aggregate purchase price of the acquisitions completed in 1996 was $68.6 million (not including contingent payments of up to $4.8 million based upon the achievement of certain targets during 1997 and 1998).

     In January 1997, Iron Mountain acquired Security Archives II, Inc. and Security Archives of MSP, Inc. In February 1997, Iron Mountain acquired the records management business of Wellington Financial Services, Inc. (d/b/a Michigan Data Storage) and Data Recovery Services, Inc. In March 1997, Iron Mountain acquired CBD Security Archives, Inc. ("CBD"). In April 1997, Iron Mountain acquired Chicago Data Destruction Corporation ("CDDC") and Critical Files Security, Inc. In May 1997, Iron Mountain acquired Business Records Center, Inc. and Willamette Archives, Inc. In June 1997, Iron Mountain acquired Safesite and certain related real estate for $70.9 million, including $53.6 million in value of Iron Mountain Common Stock and options to purchase Iron Mountain Common Stock and the balance in cash. In July 1997, Iron Mountain acquired Data Archives, Ltd ("DAL"), Archives Express, Inc. ("AEI") and File Pro L.C. In August, 1997, Iron Mountain acquired Concorde Group, Inc. In September 1997, Iron Mountain acquired Data Securities International, Inc. ("DSI"). In October 1997, Iron Mountain acquired Records Retention/FileSafe, L.P. ("FileSafe") for $45.1 million in cash and assumed debt, Allegiance Business Archives, Ltd. ("Allegiance") for $8.7 million in cash, and Records Management Services, Inc. In November 1997, Iron Mountain acquired HIMSCORP for $98.8 million, including $46.2 million in value of Iron Mountain Common Stock and the balance in cash and assumed indebtedness. The aggregate purchase price of the businesses and certain related real estate acquired in 1997, excluding Safesite, FileSafe, Allegiance and HIMSCORP was $83.6 million including shares of Iron Mountain Common Stock and options to purchase Iron Mountain Common Stock valued at approximately $8.9 million.

     The pro forma statements of operations do not include results of operations prior to the date of acquisition, or pro forma adjustments for, acquisitions of Data Storage Company, Inc., Dial-A-File Storage, Inc., Magnetic Archives, Inc., Deliverex of Broward, Data Recovery Services Inc., Critical Files Security, Inc. and Willamette Archives, Inc. (the "Excluded Acquisitions") as the impact of such acquisitions is immaterial to the accompanying pro forma financial statements. The Excluded Acquisitions, in the aggregate, represent less than 2% of pro forma revenues. The pro forma statements of operations also do not include results of operations prior to the date of acquisition, or pro forma adjustments, for acquisitions completed by HIMSCORP or ATSI in 1996 and 1997, which represented aggregate revenues of $31.4 million for the year ended December 31, 1996 and $6.6 million for the nine months ended September 30, 1997. In addition, the pro forma statements of operations do not reflect one disposition by ATSI in June 1997, which is immaterial to such statements.


The Merger

     Subject to the terms of the Merger Agreement, Iron Mountain will acquire all of the outstanding capital stock of AGI and its subsidiaries for approximately $160 million. The principal operating subsidiary of AGI is ATSI. Based on the Baseline Assumptions, the purchase price consists of Iron Mountain Common Stock and options to acquire Iron Mountain Common Stock valued at approximately $62 million, the assumption of net indebtedness of approximately $34 million and approximately $64 million in cash. The number of shares of Iron Mountain Common Stock and options will be based on the Determination Price, calculated as the average market price for the 20 trading days ending three trading days before the closing, subject to a floor of $29.00 and a ceiling of $36.00. If such average price is less than $29.00 or greater than $36.00, as the case may be, the number of shares of Iron Mountain Common Stock issued as a result of this transaction would be based on $29.00 or $36.00, respectively (or, based on the Baseline Assumptions, approximately 1.7 million or 1.4 million shares, respectively). A $0.25 change, above or below the collar, would result in a $0.3 million increase and a $0.4 million decrease, respectively, in the purchase price. In addition to the stated purchase price of $160 million, Iron Mountain will record approximately $3 million in capitalized transaction costs and approximately $2 million in additional equity resulting from a higher financial valuation of the options to acquire shares of Iron Mountain Common Stock for accounting purposes. The amortization of approximately $96 million of the approximately $141 million of goodwill associated with AGI will be nondeductible for income tax purposes.

     The AGI financial statements include certain assets, liabilities and holding company expenses for activities unrelated to the business or operations of ATSI, which will not be purchased or assumed by Iron Mountain. Iron Mountain is evaluating its ability to utilize AGI's net operating loss carryforwards ("NOL") for federal income tax purposes. Accordingly, for pro forma purposes, Iron Mountain has provided a full valuation allowance for the deferred tax asset generated by such NOL. See Note 9 of Notes to AGI's Consolidated Financial Statements.

     In August 1997, ATSI completed the acquisition of an IT staffing business. The results of operations for such IT staffing business are not reflected in the pro forma statements of operations. For the year ended December 31, 1996 and the period from January 1, 1997 to August 20, 1997 (the date of acquisition), such IT staffing business had unaudited revenues of $8.4 million and $5.6 million, respectively.

     The consummation of the Merger is subject to customary conditions, and no assurance can be given that it will be completed. All of the Recent Acquisitions have been, and the Merger, if consummated, will be, accounted for as purchases.

     Iron Mountain has issued shares of Iron Mountain Common Stock in connection with certain of the Recent Acquisitions and will record such shares for financial reporting purposes at fair value. Because under the terms of the relevant acquisition agreements a portion of such shares are subject to resale restrictions, Iron Mountain is in the process of obtaining appraisals to determine the fair value of such shares. Pending the appraisals, Iron Mountain initially recorded the value of such shares based upon their market price at the time of the applicable closing. Iron Mountain anticipates that the appraised value of the restricted shares will be less than the initially recorded value for accounting purposes and expects to record corresponding decreases in equity, goodwill and goodwill amortization. Iron Mountain intends to follow the same process with respect to those shares of Iron Mountain Common Stock to be issued in the Merger.


Balance Sheet

     The aggregate consideration paid or to be paid for the Recent Acquisitions and the Merger is approximately $540 million including approximately $173 million in Iron Mountain Common Stock and options to purchase Iron Mountain Common Stock and approximately $367 million in cash and assumed debt (not including up to $5.9 million of contingent payments based upon the achievement of certain targets during 1997 and 1998). The excess of the purchase price over the book value of the net assets acquired for each of the acquisitions has been allocated to tangible and intangible assets, based on Iron Mountain's estimate of the fair value of the net assets acquired and the Iron Mountain Common Stock issued. The allocations of the purchase price as illustrated below may change upon final appraisal of the fair value of the net assets acquired and the Iron Mountain Common Stock issued (in millions):

Recent Acquisitions Completed Prior to September 30, 1997:
Allocation of Purchase Price:
 Current Assets   ......................................................    $  10.4
 Property, Plant and Equipment   .......................................       42.1
 Other Long-term Assets    .............................................        7.0
 Current Liabilities    ................................................      (16.4)
 Deferred Income Taxes  ................................................      ( 1.4)
 Other Long-term Liabilities  ..........................................      ( 0.8)
 Goodwill   ............................................................      172.4
 Purchase Price of Excluded Acquisitions  ..............................        4.6
                                                                            -------
   Purchase Price of Recent Acquisitions Completed Prior to
    September 30, 1997  ................................................                 $ 217.9
Recent Acquisitions Completed After September 30, 1997 and the Merger:
Allocation of Purchase Price:
 Current Assets   ......................................................    $  27.6
 Property, Plant and Equipment   .......................................       38.5
 Other Long-term Assets    .............................................        4.6
 Current Liabilities    ................................................      (18.0)
 Deferred Income Taxes  ................................................      ( 0.5)
 Other Long-term Liabilities and Deferred Rent  ........................      ( 1.3)
 Goodwill   ............................................................      271.5
                                                                            -------
   Purchase Price of Recent Acquisitions Completed After September
    30, 1997 and the Merger   ..........................................                   322.4
                                                                                         --------
   Total Purchase Price of the Recent Acquisitions and the Merger    ...                 $ 540.3
                                                                                         ========

     The Recent Acquisitions completed prior to September 30, 1997 were financed with Iron Mountain Common Stock and options to purchase Iron Mountain Common Stock, the Credit Agreement, the Initial Public Offering and the 1996 Notes. The Recent Acquisitions and the Merger are assumed to be financed as follows (in millions):


Recent Acquisitions Completed Prior to September 30, 1997:
 Value of Common Stock Issued    .......................................   $59.4
 Value of Options Granted  .............................................     3.1
 Cash Consideration  ...................................................   155.4
                                                                           ------
   Purchase Price of Recent Acquisitions Completed Prior to
    September 30, 1997  ................................................              $ 217.9
Recent Acquisitions Completed After September 30, 1997 and the Merger:
 Value of Common Stock Issued    .......................................   $96.0
 Value of Options Granted  .............................................    14.5
 Proceeds from the 1997 Notes    .......................................   211.9
                                                                           ------
   Purchase Price of Recent Acquisitions Completed After
    September 30, 1997 and the Merger  .................................                322.4
                                                                                      --------
   Total Purchase Price of the Recent Acquisitions and the Merger    ...              $ 540.3
                                                                                      ========

     The accompanying pro forma balance sheet as of September 30, 1997 has been prepared as if the Iron Mountain Transactions had been completed as of September 30, 1997 and reflects the following pro forma adjustments:

     (A) Pro forma and Merger adjustments to Assets consist of the following (in millions):

                                                                        Property                                    Other
                                                          Current      Plant and                                  Long-term
                                                           Assets      Equipment     Goodwill     Investments      Assets
                                                          ----------   -----------   ----------   -------------   ----------
Acquisition Adjustments:
Reverse assets of acquired companies not
 purchased   ..........................................   $   (2.4)       $  --        $    --       $   --        $  (0.9)
Record estimated fair value of assets of acquired
 companies   ..........................................      0.2           11.5             --           --             --
Record increase in goodwill equal to the excess
 of purchase price over fair value of net assets
 acquired    ..........................................    --                --          103.2           --             --
                                                          ----            ------      --------       ------        -------
   Total Acquisition Adjustments  .....................   (  2.2)          11.5          103.2           --          ( 0.9)
                                                          ----            ------      --------       ------        -------
Use of Proceeds Adjustments:
Record excess cash proceeds from the 1997
 Notes    .............................................     31.2             --             --           --             --
Record deferred financing fees associated with
 the 1997 Notes and the Credit Agreement
 Amendment   ..........................................    --                --             --           --            8.1
                                                          ----            ------      --------       ------        -------
   Total Use of Proceeds Adjustments    ...............     31.2             --             --           --            8.1
                                                          ----            ------      --------       ------        -------
   Total Pro Forma Adjustments    .....................   $ 29.0          $11.5        $ 103.2       $   --        $   7.2
                                                          ====            ======      ========       ======        =======
Merger Adjustments:
Reverse assets not acquired    ........................   $(12.1)         $  --        $    --       $ (0.9)       $    --
Record estimated fair value of assets acquired   ......      0.5            1.1            0.1           --            0.4
Record increase in goodwill equal to the excess
 of purchase price over fair value of net assets
 acquired    ..........................................    --                --           83.5           --             --
Use of excess proceeds to fund a portion of the
 Merger   .............................................   ( 31.2)            --             --           --             --
                                                          ----            ------      --------       ------        -------
   Total Merger Adjustments    ........................   $(42.8)         $ 1.1        $  83.6       $ (0.9)       $   0.4
                                                          ====            ======      ========       ======        =======

     (B) Pro Forma and Merger adjustments to Liabilities and Stockholders' Equity consist of the following (in millions):


                                                                              Other                      Preferred      Stock-
                                               Current       Long-term      Long-term      Minority      Stock of      holders'
                                             Liabilities       Debt        Liabilities     Interest     Subsidiary      Equity
                                             -------------   -----------   -------------   ----------   ------------   ---------
Acquisition Adjustments:
Reverse liabilities and equity not assumed
 in connection with acquisitions
 consummated after September 30, 1997   .      $  (3.1)       $ (30.5)       $  (0.1)         $ --          $ --       $(13.3)
Record purchase reserves and estimated
 fair value of liabilities of acquired
 companies  ..............................         0.8             --             --            --            --           --
Record additional debt to finance
 acquisitions consummated after
 September 30, 1997  .....................          --          111.7             --            --            --           --
Record equity used to finance acquisitions
 consummated after September 30, 1997   .           --             --             --            --            --         46.2
                                               -------        -------        -------          -----         -----      -------
   Total Acquisition Adjustments    ......       ( 2.3)          81.2          ( 0.1)           --            --         32.9
                                               -------        -------        -------          -----         -----      -------

                                                                              Other                  Preferred    Stock-
                                                   Current     Long-term    Long-term    Minority    Stock of    holders'
                                                 Liabilities     Debt      Liabilities   Interest   Subsidiary    Equity
                                                 ------------- ----------- ------------- ---------- ------------ ---------
Use of Proceeds Adjustments:
Proceeds from the 1997 Notes  ..................        --         249.5          --          --           --        --
Repayment of the Credit Agreement   ............        --        ( 98.5)         --          --           --        --
Use of proceeds to repay debt used to
 finance acquisitions consummated after
 September 30, 1997  ...........................        --        (111.7)         --          --           --        --
                                                    ------      --------      ------      ------      -------    -------
   Total Use of Proceeds Adjustments   .........        --          39.3          --          --           --        --
                                                    ------      --------      ------      ------      -------    -------
   Total Pro Forma Adjustments   ...............    $ (2.3)     $  120.5      $ (0.1)     $   --      $    --    $ 32.9
                                                    ======      ========      ======      ======      =======    =======
Merger Adjustments:
Reverse liabilities and equity not assumed
 in connection with the Merger   ...............    $ (6.3)     $  (38.6)     $   --      $ (8.5)     $ (27.1)   $(15.8)
Record purchase reserves and estimated
 fair value of liabilities assumed in
 connection with the Merger   ..................       3.4            --         1.0          --           --        --
Record additional debt to finance the
 Merger  .......................................        --          69.1          --          --           --        --
Record equity used to finance the Merger  ......        --            --          --          --           --      64.2
                                                    ------      --------      ------      ------      -------    -------
   Total Merger Adjustments   ..................    $ (2.9)     $   30.5      $  1.0      $ (8.5)     $ (27.1)   $ 48.4
                                                    ======      ========      ======      ======      =======    =======

Statements of Operations

     Storage revenues consist of periodic charges related to the storage of materials. Service and storage material sales revenues consist of charges for related service activities and the sale of storage materials. In certain circumstances, based upon customer requirements, storage revenues include periodic charges associated with normal, recurring service activities.

     All of the Recent Acquisitions and the Merger, except FDB, CRC, DAS, CBD, DAL, AEI and Allegiance have a December 31 fiscal year end. DAL's fiscal year end is February 28, CRC's and CBD's fiscal year end is June 30, DAS's fiscal year end is May 31, FDB's fiscal year end is August 31 and AEI's fiscal year end is September 30. During 1996, Allegiance changed its fiscal year end from March 31 to December 31. Accordingly, CRC's, DAS's, FDB's and CBD's results of operations were calendarized to the twelve months ended December 31, 1996.


Pro Forma and Merger Adjustments

     The accompanying pro forma statements of operations for the year ended December 31, 1996 and the nine months ended September 30, 1997, have been prepared as if the Iron Mountain Transactions had occurred on January 1, 1996 and reflect the following pro forma and Merger adjustments:

     (C) To reduce cost of sales to eliminate rent expense for facilities purchased by Iron Mountain as part of certain acquisitions that would not have been incurred had such acquisitions occurred as of January 1, 1996. All such facilities had been previously owned by affiliates of the acquired companies.

     (D) To reduce selling, general and administrative expenses to eliminate holding company expenses as a result of the Merger and to conform the accounting policies of certain acquired companies to those of Iron Mountain with respect to the capitalization of costs for software developed for internal use.

     (E) To reflect additional depreciation expense based on the fair value of the assets acquired and the remaining useful lives and the amortization of goodwill. Property and equipment are depreciated over three to 50 years, goodwill is amortized over 25 to 30 years and covenants not-to-compete are amortized over two to five years on a straight-line basis. Such depreciation and amortization may change upon final appraisal of the fair value of the net assets acquired and Iron Mountain Common Stock issued.

(F) Pro forma and Merger adjustments to Interest Expense consist of the following (in millions):


                                                                                   Nine Months          Year
                                                                                      Ended            Ended
                                                                                  September 30,     December 31,
                                                                                      1997              1996
                                                                                  ---------------   -------------
Acquisition Adjustments:
Reverse interest expense on debt retired or not assumed   .....................      $  (2.6)         $  (3.4)
Use of Proceeds Adjustments:
Reverse interest expense on debt of Iron Mountain retired with proceeds of the
 Initial Public Offering, the 1996 Notes, the Credit Agreement and the 1997
 Notes    .....................................................................        (16.8)           (13.8)
Record interest expense relating to the 1996 Notes including amortization of
 deferred financing costs   ...................................................         13.0             17.3
Record interest expense relating to the 1997 Notes including amortization of
 deferred financing costs   ...................................................         16.9             22.5
Record amortization of deferred financing costs related to the Credit Agreement
 and the Credit Agreement Amendment  ..........................................          0.3              0.4
                                                                                     -------          -------
   Total Acquisition and Use of Proceeds Adjustments   ........................      $  10.8          $  23.0
                                                                                     =======          =======
Merger Adjustments
Reverse interest income on cash equivalents not acquired  .....................      $   0.5          $   1.0
Reverse interest expense on debt retired or not assumed   .....................         (2.5)            (2.7)
Record interest expense on additional debt incurred to finance the Merger under
 the Credit Agreement at an assumed rate of 7.28%   ...........................          3.8              5.1
                                                                                     -------          -------
   Total Merger Adjustments    ................................................      $   1.8          $   3.4
                                                                                     =======          =======

     The impact of a one-quarter of one percentage point change in the interest rate on pro forma borrowings under the Credit Agreement for the year ended December 31, 1996 and the nine months ended September 30, 1997 is $0.2 million and $0.1 million, respectively.

     (G) To adjust the provision for income taxes to a 40% rate on pro forma income before nondeductible goodwill amortization and other nondeductible expenses.

     (H) To adjust the pro forma weighted average common and common equivalent shares outstanding as if the Iron Mountain Transactions had occurred on January 1, 1996. The number of shares of Iron Mountain Common Stock issued, or assumed to be issued, and the adjustment for each period presented is as follows (in thousands):


                                                                                         Adjustments to
                                                                                    Weighted Average Shares
                                                                              ------------------------------------
                                                                  Total          Nine Months          Year Ended
                                                                 Number             Ended            December 31,
Transactions                                                    of Shares     September 30, 1997         1996
-------------------------------------------------------------   -----------   --------------------   -------------
Initial Public Offering  ....................................      2,350                --                200
Safesite  ...................................................      1,770             1,050              1,770
DSI .........................................................        227               204                227
HIMSCORP  ...................................................      1,202             1,202              1,202
Other  ......................................................         35                23                 35
Reversal of Common Equivalent Shares Due to
 Pro Forma Loss    ..........................................         --                --               (208)
                                                                   ------            ------             -----
   Total Shares Issued or Assumed to be Issued for the
    Iron Mountain Transactions, excluding the Merger   ......      5,584             2,479              3,226
                                                                   ======            ======             =====
Shares Issued in Connection with the Merger   ...............      1,382             1,382              1,382
                                                                   ======            ======             =====

Integration Adjustments

     The integration adjustments relate to certain cost savings that management believes would have been realized had the Recent Acquisitions consummated in 1997 and the Merger been fully integrated on January 1, 1996. The accompanying pro forma as adjusted statement of operations for the nine months ended September 30, 1997 has been prepared as if the Iron Mountain Transactions had occurred as of January 1, 1996 and reflect the following adjustments:

     (I) To reduce cost of sales to eliminate specific expenses that would not have been incurred had such acquisitions occurred as of January 1, 1996. Such cost savings relate to: (i) the termination of certain employees due to the integration and consolidation of certain acquisitions; (ii) a reduction in certain occupancy costs for facilities Iron Mountain will vacate upon completion of certain acquisitions; and (iii) a reduction in rent expense to reflect new or amended leases for certain facilities of acquisitions. Additional cost savings that Iron Mountain expects to realize through integration of the Recent Acquisitions and the Merger into Iron Mountain's operations have not been reflected herein.

     (J) To adjust specific selling, general and administrative expenses had such acquisitions occurred as of January 1, 1996. Such adjustments relate to:
(i) cost savings from the termination of certain employees due to the integration and consolidation of certain acquisitions; (ii) cost savings from the elimination of related party expenses, management fees and compensation expenses in excess of amounts that would have been incurred by Iron Mountain; and (iii) additional compensation and benefit expenses that would have been incurred by Iron Mountain.

     (K) To adjust the provision for income taxes to a 40% rate on pro forma income before nondeductible goodwill amortization and other nondeductible expenses.

                        MARKET PRICES AND DIVIDEND DATA

     Iron Mountain first issued the Iron Mountain Common Stock to the public in February 1996. The following table sets forth the high and low sales prices on the Nasdaq National Market System.


                                                          High       Low
                                                         --------   --------
                                                             Sale Prices
                                                         -------------------
   1996
    First Quarter (from February 1, 1996) ............    $16.25     $ 13.75
    Second Quarter   .................................     21.00       14.50
    Third Quarter ....................................     30.50       20.50
    Fourth Quarter   .................................     32.00       28.50
   1997
    First Quarter ....................................    $31.00     $ 21.50
    Second Quarter   .................................     30.00       23.25
    Third Quarter ....................................     36.25       29.25
    Fourth Quarter (through November 20, 1997)  ......     39.75       34.50

     On September 26, 1997, the trading day prior to the announcement of the Merger, the closing sales price of the Iron Mountain Common Stock, as reported on the Nasdaq National Market System, was $35.25. On November 20, 1997, the closing sales price of the Iron Mountain Common Stock, as reported on the Nasdaq National Market System, was $38.25. As of November 20, 1997, there were 13,447,176 shares of Iron Mountain Common Stock outstanding held by approximately 220 holders of record and no shares of Nonvoting Common Stock, par value $.01 per share ("Nonvoting Common Stock"), outstanding. Iron Mountain believes there are more than 1,750 beneficial owners of Iron Mountain Common Stock.

     Iron Mountain does not currently pay dividends on the Iron Mountain Common Stock. The Iron Mountain Board currently intends to retain future earnings, if any, for the development of Iron Mountain's businesses and does not anticipate paying cash dividends on the Iron Mountain Common Stock in the foreseeable future. Future determinations by the Iron Mountain Board to pay dividends on the Iron Mountain Common Stock would be based primarily upon the financial condition, results of operations and business requirements of Iron Mountain. Dividends, if any, would be payable in the sole discretion of the Iron Mountain Board out of the funds legally available therefor. In addition, Iron Mountain is currently restricted under the terms of the Credit Agreement and the Note Indentures from declaring or paying cash dividends on the Iron Mountain Common Stock. See "Description of Iron Mountain Capital Stock."

     No established public trading market exists for the AGI Common Stock, UAC Common Stock, UAC Preferred Stock or ATSI Common Stock and, accordingly, no market price information is available with respect thereto. No dividends have ever been paid on ATSI Common Stock or UAC Common Stock or have been paid in the last three years on AGI Common Stock. In 1992 and 1993, AGI paid dividends in the amounts of $9.24 and $0.57, respectively, per share of AGI Common Stock. In 1994, UAC paid a dividend with respect to UAC Preferred Stock of 1,028 shares of UAC Preferred Stock with a value of $1,028,000, and has accrued, but not yet paid, dividends with respect to UAC Preferred Stock having values of $1,754,240 and $1,894,579 for the years 1995 and 1996, respectively. As of November 20, 1997, there were 11,426,525 shares of AGI Common Stock outstanding and 54 holders of record, 1,000,001 shares of UAC Common Stock outstanding and 18 holders of record, 27,396 shares of UAC Preferred Stock outstanding (which number includes accrued but unpaid payment-in-kind dividends through such date) and 17 holders of record and 3,325,229 shares of ATSI Common Stock outstanding and 29 holders of record.

                  DESCRIPTION OF IRON MOUNTAIN CAPITAL STOCK



     The following description of the capital stock of Iron Mountain and certain provisions of the Iron Mountain Restated Certificate and Iron Mountain By-Laws is a summary and is qualified in its entirety by reference to the Iron Mountain Restated Certificate and the Iron Mountain By-Laws.


     Iron Mountain's authorized capital stock consists of 20,000,000 shares of Iron Mountain Common Stock, 1,000,000 shares of Nonvoting Common Stock, and 2,000,000 shares of Iron Mountain Preferred Stock. No shares of Preferred Stock have been issued. There were 13,447,176 shares of Iron Mountain Common Stock held by approximately 220 holders of record and no shares of Nonvoting Common Stock issued and outstanding, as of November 20, 1997. See "The Iron Mountain Charter Amendments" for a description of proposed amendments to the Iron Mountain Restated Certificate which, if approved, would increase the number of shares of authorized Iron Mountain Common Stock and Iron Mountain Preferred Stock to 100,000,000 and 10,000,000, respectively.


Common Stock

     The rights of holders of the Iron Mountain Common Stock and the Nonvoting Common Stock are identical in all respects except voting and convertibility.

     Dividends. Holders of record of shares of Iron Mountain Common Stock and Nonvoting Common Stock on the record date fixed by the Iron Mountain Board are entitled to receive such dividends as may be declared by the Iron Mountain Board out of funds legally available for such purpose. No dividends may be declared or paid in cash or property on any share of either class, however, unless simultaneously the same dividend is declared or paid on each share of the other class. In the case of any stock dividend, holders of each class are entitled to receive the same percentage dividend (payable in shares of that class) as the holders of the other class.

     Iron Mountain is currently restricted under the terms of the Credit Agreement and the Note Indentures from paying cash dividends on the Iron Mountain Common and Nonvoting Common Stock. Even if funds were to be available, Iron Mountain does not intend to pay dividends in the foreseeable future.

     Voting Rights. Except as otherwise required by law, on each matter submitted for a vote of stockholders, holders of shares of Iron Mountain Common Stock are entitled to one vote per share and holders of Nonvoting Common Stock are not entitled to vote.

     Under the Iron Mountain Restated Certificate, the vote of holders of at least 80% of the voting power of all outstanding shares of capital stock entitled to vote generally in the election of Directors, voting together as a single class, is required for the amendment or repeal of, or the adoption of any provision inconsistent with, provisions of the Iron Mountain Restated Certificate establishing a classified Board of Directors. The vote of holders of at least 66-2/3% of such voting power is required for the amendment or repeal of, or the adoption of any provision inconsistent with, provisions of the Iron Mountain Restated Certificate authorizing the Iron Mountain Preferred Stock, Iron Mountain Common Stock and Nonvoting Common Stock or specifying the terms of the Iron Mountain Common Stock and the Nonvoting Common Stock (including any amendment to increase any shares of authorized capital stock). Certain other provisions also require such a 66-2/3% vote. See "--DGCL and Certain Provisions of the Iron Mountain Restated Certificate and the Iron Mountain By-Laws." There are no cumulative voting rights in the election of the Iron Mountain Board.

     Conversion Provisions. Shares of Nonvoting Common Stock are convertible, at any time at the option of the holder, on a share-for-share basis into shares of Iron Mountain Common Stock without the payment of any additional consideration; provided that the conversion of any shares of Nonvoting Common Stock by a "bank holding company" under the Bank Holding Company Act of 1956, as amended, or an affiliate thereof is prohibited if the conversion of the total number of shares of Nonvoting Common Stock held by such holder would cause it to be in violation of such Act.

     Liquidation Rights. Upon liquidation, dissolution or winding-up of Iron Mountain, the holders of Iron Mountain Common Stock and Nonvoting Common Stock are entitled to share ratably (based on the number of shares held) in all assets available for distribution after payment in full of creditors and payment in full to any holders of Iron Mountain Preferred Stock then outstanding of any amount required to be paid under the terms of such Iron Mountain Preferred Stock.

     Other Provisions. The outstanding shares of Iron Mountain Common Stock and Nonvoting Common Stock are, and the shares of Iron Mountain Common Stock to be issued in connection with the Merger will be, upon issuance, validly issued, fully paid and nonassessable. In any merger, consolidation or business combination, holders of each class will receive identical consideration, except that in any such transaction in which shares of stock are distributed, such shares may differ as to voting rights to the extent that voting rights now differ between the two classes. Neither class may be subdivided, consolidated, reclassified or otherwise changed unless, concurrently, the other class is subdivided, consolidated, reclassified or otherwise changed in the same proportion and in the same manner.

     The Iron Mountain Board has the power to issue shares of authorized but unissued Iron Mountain Common Stock, Nonvoting Common Stock and Iron Mountain Preferred Stock without further stockholder action. The holders of Iron Mountain Common Stock and Nonvoting Common Stock are not entitled to preemptive or subscription rights.


Preferred Stock

     The 2,000,000 authorized and unissued shares of Iron Mountain Preferred Stock (10,000,000 if the Iron Mountain Charter Amendment relating to the Iron Mountain Preferred Stock is approved) may be issued with such designations, preferences, limitations and relative rights as the Iron Mountain Board may authorize including, but not limited to: (i) the distinctive designation of each series and the number of shares that will constitute such series; (ii) the voting rights, if any, of shares of such series; (iii) the dividend rate on the shares of such series, any restriction, limitation or condition upon the payment of such dividends, whether dividends shall be cumulative, and the dates on which dividends are payable; (iv) the prices at which, and the terms and conditions on which, the shares of such series may be redeemed, if such shares are redeemable; (v) the purchase or sinking fund provisions, if any, for the purchase or redemption of shares of such series; (vi) any preferential amount payable upon shares of such series in the event of the liquidation, dissolution or winding-up of Iron Mountain or the distribution of its assets; and (vii) the price or rates of conversion at which, and the terms and conditions on which the shares of such series may be converted into other securities, if such shares are convertible. Although Iron Mountain has no present intention to issue shares of Iron Mountain Preferred Stock, the issuance of Iron Mountain Preferred Stock, or the issuance of rights to purchase such shares, could discourage an unsolicited acquisition proposal and the rights of holders of Iron Mountain Common Stock will be subject to, and may be adversely affected by, the rights of holders of any Iron Mountain Preferred Stock that may be issued in the future.


DGCL and Certain Provisions of the Iron Mountain Restated Certificate and the Iron Mountain By-Laws

     The Iron Mountain Restated Certificate and the Iron Mountain By-Laws contain certain provisions that could delay or make more difficult the acquisition of Iron Mountain by means of a tender offer, a proxy contest or otherwise. These provisions, as described below, are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of Iron Mountain first to negotiate with Iron Mountain. Iron Mountain believes that the benefits of increased protection of its ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure Iron Mountain outweigh the disadvantages of discouraging such proposals because, among other things, negotiations with respect to such proposals could result in an improvement of their terms.

     Classified Board of Directors. The Iron Mountain Restated Certificate and the Iron Mountain By-Laws provide for a Board of Directors that is divided into three classes of Directors, as nearly equal in number as possible, with the term of each class expiring in a different year. The Iron Mountain By-Laws provide that the number of Directors will be fixed from time to time exclusively by the Iron Mountain Board, but shall consist of not more than 15 nor less than three Directors. The classified Iron Mountain Board is intended to promote continuity and stability of Iron Mountain's management and policies since a majority of the Directors at any given time will have prior experience as Directors of Iron Mountain. Such continuity and stability facilitates long-range planning of Iron Mountain's business and ensures the quality of its business operations. The classification of Directors has the effect of making it more difficult to change the composition of the Iron Mountain Board. At least two annual stockholder meetings, instead of one, would be required to effect a change in the majority control of the Iron Mountain Board, except in the event of vacancies resulting from removal (in which case the remaining Directors will fill the vacancies so created). See "--Removal of Directors; Filling Vacancies on the Iron Mountain Board."

     Removal of Directors; Filling Vacancies on the Iron Mountain Board. The Iron Mountain Restated Certificate and Iron Mountain By-Laws provide that an Iron Mountain Director may be removed by the stockholders only for cause at any time during such Director's term of office by affirmative vote of the holders of at least 80% of the Voting Power.

     The Iron Mountain By-Laws and the Iron Mountain Restated Certificate both provide that a vacancy on the Iron Mountain Board, including a vacancy created by an increase in the size of the Iron Mountain Board by the Directors, may be filled by a majority of the remaining Directors or by a sole remaining Director, or if no Directors remain, then by the stockholders. The Iron Mountain Restated Certificate also provides that any Director elected by the Iron Mountain Board to replace another Director of a given class of Directors will hold office until the next election of such class of Directors. These provisions are to ensure that a third party would be precluded from removing incumbent Directors and simultaneously gaining control of the Iron Mountain Board by filling the vacancies created by such removal with its own nominees. Moreover, even if the holders of the outstanding Iron Mountain Common Stock were to vote to remove Directors for cause, only the remaining Directors would have the power to fill the vacancies created by such removal, unless such vote provided for the removal of the entire Iron Mountain Board for cause.

     Amendment of Certain Provisions of the Iron Mountain Restated Certificate and the Iron Mountain By-Laws. The Iron Mountain Restated Certificate and the Iron Mountain By-Laws contain provisions requiring the affirmative vote of the holders of at least 66-2/3% of the Voting Power to amend certain provisions of the Iron Mountain Restated Certificate and the Iron Mountain By-Laws. This supermajority voting provision also applies to (i) the provisions of the Iron Mountain Restated Certificate authorizing Iron Mountain to release its Directors from any liability for monetary damages as a result of any breach of their fiduciary duties, with certain exceptions mandated by the DGCL, and (ii) the provisions allowing for the indemnification of officers and Directors of Iron Mountain. The Iron Mountain Restated Certificate provides that the Iron Mountain By-Laws may be amended only by a majority of the full Iron Mountain Board or by the stockholders holding at least 66-2/3% of the Voting Power. The DGCL provides that by-laws may not be amended by a corporation's Board of Directors unless the corporation's certificate of incorporation expressly authorizes such amendments by the Board of Directors; the Iron Mountain Restated Certificate includes such a provision. Under the Iron Mountain Restated Certificate, at least 80% of the Voting Power is required to approve amendments to those provisions of the Iron Mountain Restated Certificate or Iron Mountain By-Laws establishing a classified Board, specifying notice requirements for stockholder nominations of Directors or business to be brought by a stockholder before an annual meeting and limiting the rights of stockholders to remove Directors or fill vacancies on the Iron Mountain Board, to call special meetings or to effect actions by written consent.

     Stockholder Actions and Meetings. Iron Mountain's Restated Certificate provides that stockholder action may be taken only at an annual or special meeting of stockholders and prohibits stockholders action by written consent in lieu of a meeting. The Iron Mountain Restated Certificate and Iron Mountain By-Laws provide that special meetings of stockholders can be called by the Chairman of the Board of Directors, if any, or the Iron Mountain Board pursuant to a resolution approved by a majority of the members of the Iron Mountain Board. The business permitted to be conducted at any special meeting of stockholders is limited to the business brought before the meeting by the Iron Mountain Board. The Iron Mountain By-Laws set forth an advance notice procedure with regard to the nomination, other than by or at the direction of the Iron Mountain Board, of candidates for election as directors and with regard to business brought before an annual meeting of stockholders of Iron Mountain.

     Delaware Anti-Takeover Statute. Subject to certain exceptions set forth therein, Section 203 of the DGCL provides that a corporation shall not engage in any business combination with any "interested stockholder" for a three-year period following the date that such stockholder becomes an interested stockholder unless (i) prior to such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder, (ii) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding certain shares) or (iii) on or subsequent to such date, the business combination is approved by the board of directors of the corporation and by the affirmative vote of at least 66-2/3% of the outstanding voting stock which is not owned by the interested stockholder. Except as specified therein, an interested stockholder is defined to mean any person that
(a) is the owner of 15% or more of the outstanding voting stock of the corporation or (b) is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the relevant date, or any affiliate or associate of such person referred to in (a) or (b) of this sentence. Under certain circumstances, Section 203 of the DGCL makes it more difficult for an interested stockholder to effect various business combinations with a corporation for a three-year period, although the stockholders may, by adopting an amendment to the corporation's certificate of incorporation or by-laws, elect not to be governed by this section, effective twelve months after adoption. The Iron Mountain Restated Certificate and the Iron Mountain By-Laws do not exclude Iron Mountain from the restrictions imposed under Section 203 of the DGCL. It is anticipated that the provisions of Section 203 of the DGCL may encourage companies interested in acquiring Iron Mountain to negotiate in advance with the Iron Mountain Board.


Transfer Agent and Registrar

     The Transfer Agent and Registrar for the Iron Mountain Common Stock is Boston Equiserve Limited Partnership, 150 Royall Street, Canton, Massachusetts 02021 (telephone number (617) 575-2000).

                       DESCRIPTION OF THE ARCUS ENTITIES


History and Overview

     ATSI is the leading national provider of secure off-site data protection services (the management of electronic records) through ADS, an indirect wholly owned subsidiary, and a growing provider of IT staffing services through ASR, another indirect wholly owned subsidiary. (Unless otherwise specified, references to ADS and ASR shall be deemed to include their respective consolidated subsidiaries.)

     AI, a wholly owned subsidiary of ATSI, was founded by AI's current Chief Executive Officer, Thomas Seefurth, in 1971. From 1972 until July 1995, AI was owned by ATI Systems International, Inc. ("ATIS"), a provider of specialty transportation services. In July 1995, AI was acquired by UAC through a newly created subsidiary, ATSI (the "UAC Acquisition"). At the time of the UAC Acquisition, AI had 24 data protection facilities. Since the UAC Acquisition, ATSI has added eight new data protection facilities through acquisitions and internal expansion.

     In 1995, at the request of certain customers who could not completely support their own staffing needs, ATSI incorporated ASR and began providing IT staffing services. ASR has 13 locations, five of which were opened internally and eight of which were acquired through acquisitions.

     In management's belief, ATSI currently is the leading national provider of secure off-site computer data storage, rotation and related disaster recovery services. ATSI's United States facilities contain approximately 464,000 square feet of space and its London facility has approximately 6,000 square feet of space. In addition to regular storage and rotation of a customer's data, in the event of a disaster, ATSI transports the duplicate data to an alternative data processing location, often referred to as a "hot site." These processing locations are generally fully equipped data processing centers ready for immediate use by a customer and operated by a third party. ATSI participates in its customers' testing of disaster recovery plans and has located its storage facilities near most of the major hot sites in the United States. In the last 25 years, ATSI has performed over 100 disaster recoveries and 8,000 disaster recovery tests. Additionally, ATSI performs tape library relocation for its customers, sells data products to its customers and performs other services.

     Through ASR, ATSI currently provides a broad range of IT staffing services to businesses, professional and service organizations, manufacturers, and government agencies in the 11 markets represented by its 13 offices. The Phoenix, Dallas, Oklahoma City, Denver and Los Angeles branch offices of ASR focus on providing temporary and permanent "technical support" personnel to ATSI's clients, including filling positions in tape and computer operations, help desk support and LAN/WAN support. The remaining ASR branch offices principally provide higher level "technical development" staffing of programmers and analysts responsible for systems application development and maintenance across all platforms (i.e. mainframe, PC/Client-Server and mid-range), both on a temporary contract basis and in permanent positions.

     Currently, 81.3% of the outstanding ATSI Common Stock is owned by UAC, which is a holding company with no activities other than the ownership of (i) ATSI Common Stock, (ii) approximately $7.3 million in cash as of September 30, 1997 and (iii) the Connected Stock; and 80% of the outstanding UAC Common Stock is owned by AGI, which is a holding company with no activities other than the ownership of (i) UAC Common Stock, (ii) approximately $4.0 million in cash as of September 30, 1997 and (iii) the Damson Interest.


Customers

     ATSI's customer base is diversified in terms of revenue and industry concentration. Representative customers of ATSI include financial and educational institutions, law firms, accounting firms, service organizations, retail businesses, manufacturing companies, governmental entities and other organizations that require security for their computer data. ATSI provides products and services to approximately 6,750 customer accounts and no single customer represents more than 5% of ATSI's revenues. ATSI tracks customer accounts based on invoices. Accordingly, one organization may represent multiple customer accounts.

     Data Protection. As of September 30, 1997, ATSI had approximately 6,500 data protection customer accounts, and, in management's belief, ATSI is the only nationwide provider of off-site data protection that provides data protection services exclusively. In certain branches one or a few customers may account for all or a substantial portion of the revenues of that branch. As of December 31, 1996, in the aggregate, no single customer accounted for more than 5% of ATSI's data protection revenues.

     IT Staffing. As of September 30, 1997, ATSI had approximately 250 IT staffing customers. In certain branches, a single or relatively small number of customers may account for all or a substantial portion of the revenues of that branch. As of December 31, 1996, in the aggregate, no single customer accounted for more than 10% of ATSI's IT staffing revenues.


Services

     For the nine months ended September 30, 1997 and for the year ended December 31, 1996, ATSI had revenues of $69.0 million and $66.0 million, respectively. Data protection services and IT staffing services generated approximately 80% and 20%, respectively, of revenues in 1996, and approximately 65% and 35%, respectively, in the nine months ended September 30, 1997.

     Data Protection. ATSI approaches the market for data protection by offering a full range of data protection and data security services. ATSI's objectives are to continue to build its leading national position as a data storage provider dedicated to providing a comprehensive range of media data protection and recovery services, and to exploit the significant growth opportunities that exist by opening or acquiring operations in markets in which it does not currently operate.

     ATSI provides secure storage and rotation of duplicate or back-up computer data. Recognizing that customers' data centers are vulnerable to natural disasters such as fire, storms and earthquakes as well as man-made disasters, including terrorism, employee sabotage and error, ATSI provides services designed to enable businesses to recover successfully from such disasters quickly and limit losses attributable to a data disaster. In order to minimize disruptions of operations that may be caused by disasters, ATSI believes a business must have (i) a recovery plan, (ii) access to a hot site and (iii) duplicate computer data which is readily deliverable to the hot site. ATSI fulfills this last requirement by both storing the duplicate data and rotating it between its storage facilities and the customers' regular storage locations on a periodic (daily, weekly or monthly) basis or delivering it to hot sites as needed.

     ATSI provides the following data and records storage and security services:

     "Data Storage and Rotation" is the storage of duplicate or backup copies of customers' data in 31 concrete, steel-reinforced facilities in the United States and in one such facility in the United Kingdom. Generally, the facilities are protected 24 hours a day by intrusion alarms, on-line card key systems and automated fire suppression systems. The data protection facilities typically utilize closed-circuit television, humidity controls, clean air filtration systems and, in some cases, backup power supply systems. Additionally, each facility offers special storage containers that lock and keep the customers' records secure within the facility itself. Security is a deliberately planned and continuing part of ATSI's operations. In addition to 24-hour fire and electronic security monitoring systems, ATSI's security program includes training each employee in ATSI's security procedures as well as using both unmarked vehicles for transportation of data and unmarked storage facilities. ATSI derives a substantial portion of its revenues from fixed periodic (usually monthly) fees charged to customers for storage and rotation of back-up or duplicate computer data. Storage and rotation revenues have represented between 80% and 85% of ATSI's total data protection revenues in each of the last three years.

     ATSI believes the growth of its storage and rotation revenues is the result of a number of factors, including: (i) the trend toward increased records retention; (ii) the increasing amount of computer data being generated; and (iii) customer satisfaction with ATSI's services.

     ATSI transports the customers' records in specially built, unmarked vehicles typically equipped with temperature controls, intrusion alarms, portable fire extinguishers and mobile communication equipment. The computer data itself is generally transported in specially designed containers made of durable steel and placed on compartmentalized interior shelving within the truck to minimize the risk of damage during transport. For continuous security, loading and unloading generally takes place inside ATSI's storage facility. In one of its markets, ATSI subcontracts with a third party delivery firm to pick up and deliver the computer media of its customers.

     Customers are able to retrieve their electronic records 24 hours a day, 365 days a year. This allows companies to minimize "down-time" that is often associated with a disaster. In addition, customers are able to store infrequently used data and archival data and retrieve it as required for needs such as audits or special internal management processing.

     "Disaster Recovery" is the delivery of the duplicate data quickly to a specified location in the event of a disaster. ATSI participates in its customers' testing of their disaster recovery plans and has located its data protection facilities near most of the major hot sites. Hot sites are operated as back-up data centers, and ATSI cooperates with the leading hot site operators to ensure that customers' disaster recovery plans are complete.

     ATSI offers door-to-door, air and ground transportation of a customer's stored media and personnel during a disaster, day or night, 365 days per year. ATSI has participated in over 8,000 disaster recovery tests. ATSI also has substantial experience in actual emergencies, as it has responded to over 100 disasters. For example, during the 1989 San Francisco earthquake, ATSI handled more than 35 deliveries of stored data to hot sites and other locations in Chicago, Atlanta, New York, Philadelphia and other cities around the country. ATSI provided similar disaster recovery service during the 1987 and 1994 Los Angeles earthquakes, the 1988 First Interstate Bank building fire (a high rise office building located in downtown Los Angeles), the 1990 New York City blackout, the 1993 World Trade Center bombing and the 1995 Oklahoma City bombing (the latter by a company that has since been acquired by ADS). ATSI believes its experience during crisis situations is a marketing advantage it enjoys over its competitors. To facilitate its preparedness, ATSI maintains priority access to a fleet of 220 chartered aircraft.

     "Tape Library Relocation" is the relocation of media libraries where, on a test or permanent basis, a customer's entire media library is moved by secure, specially equipped vehicles to a new site. ATSI also has priority access to aircraft for the relocation of media libraries.

     "Data Products Resale" is the resale by ATSI of a comprehensive line of media, including computer media, and storage products.

     IT Staffing. ATSI's objective is to be a national provider of IT staffing services to a diverse, national client base. ATSI's growth strategy focuses on both internal growth and strategic acquisitions. In pursuit of this objective, ATSI seeks to (i) open new offices complementary to its current geographic market coverage and established infrastructure, (ii) cross-sell its IT staffing service capabilities through the customer relationships of ADS and, upon the closing of the Merger, Iron Mountain, and (iii) continue to acquire regional IT staffing platform companies that have their own established management infrastructure and other operating characteristics necessary to expand ATSI's presence into new markets. Since its formation, ATSI has acquired three such IT staffing companies. ATSI also seeks to make fold-in acquisitions in established markets where such an acquisition may be integrated into existing operations, thereby increasing its market share.

     ATSI generates revenues from temporary contract staffing of personnel and successful permanent placement of full-time positions, which comprised approximately 90% and 10% of total IT staffing revenues, respectively, for the nine months ended September 30, 1997. During the first three quarters of 1997, contract staffing and permanent placement represented approximately 86% and 14%, respectively, of revenues generated from technical development staffing and represented approximately 95% and 5%, respectively, of revenues generated from technical support staffing. Contract staffing is billed out on a time-and-materials basis for each hour worked, while permanent placements are billed as a percentage of the placed employee's first year salary. No fixed fee work is performed.

     Technical development staffing positions include programmers, systems analysts, project managers and other technical positions and, on average, last six to nine months. Technical support staffing positions include computer and tape operators, production support managers, database administrators, LAN/WAN administrators and network engineers and, on average, last three months to one year.

     ATSI has developed a sales and marketing strategy which focuses principally on penetrating local accounts at the branch level. In addition, with its expanding geographical base, ATSI is beginning to cultivate national account relationships. Local accounts are targeted by account managers at each branch, capitalizing on local expertise and direct customer relationships established with hiring managers. Such accounts are solicited through direct sales presentations, telemarketing, referrals and local advertising. Job fairs are also sponsored to increase overall market awareness of ATSI.

     Upon obtaining a customer job order, whether contract staffing or permanent placement, ATSI immediately prioritizes such order and seeks to identify and evaluate multiple potential candidates who may fit such requirements.

Customers review resumes submitted by ATSI, interview those candidates they identify as potential fits, present and negotiate an offer with ATSI (if a candidate is acceptable) and generally enter into a service contract which may range anywhere from several months to two or more years.

     ATSI recruits potential job candidates principally through its database, employee referrals, internet postings, newspaper advertisements and job fairs. Candidates are evaluated as to skill level, experience and organizational fit, among other criteria, prior to submission for an interview. ATSI negotiates the pay rate and any other benefits directly with candidates if an offer is forthcoming from its client.


Employees

     As of September 30, 1997, other than employees engaged in data protection and IT staffing services, the ATSI corporate headquarters and other corporate locations had a total of 29 employees, all of whom were full-time.

     ATSI has never had a work stoppage and none of its employees is currently represented by a labor organization. ATSI believes its relationships with its employees are good.

     Data Protection. As of September 30, 1997, ATSI had a total of 590 data protection employees, 544 full-time and 46 part-time. ATSI's data protection management structure is decentralized and relies on local management operating in local business environments. ATSI's data protection operations are divided into three regions each managed by a regional vice president, who reports to the president of ADS, and each region is further divided into two or three areas, each managed by a general manager. General managers oversee branch managers who are responsible for the operations of one or more facilities.

     Thirty salespersons, who are assigned to branches and particular geographic territories, maintain existing accounts and pursue potential accounts under the supervision of a branch manager or general manager. The sales force is supported by 13 sales support individuals, who primarily focus on telemarketing to existing accounts, and ATSI's corporate marketing group, which provides marketing communications and organizes trade show appearances.

     IT Staffing. As of September 30, 1997, ATSI had approximately 100 IT staffing employees working in regional and branch management, sales, recruiting and administrative functions (excluded from such number are individuals who are placed with ATSI's IT staffing customers; such individuals are hereinafter referred to as "Billable Employees"). ATSI generally offers Billable Employees full-time employee status with an annual salary regardless of assignment or hourly worker status during the duration of the assignment. As of September 30, 1997, ATSI had 564 Billable Employees, of which 187 were in technical development and 377 were in technical support. Of these 564 Billable Employees, 479 were W-2 employees (principally hourly based) and 85 were independent contractors.

     ATSI is responsible for and pays the employer's share of FICA, federal and state unemployment taxes, workers' compensation insurance, and other costs relating to all full-time and temporary employees. ATSI does not, in general, provide health insurance, vacation, sick leave and other related benefits to its hourly temporary employees or its independent contractors.


Competition

     Data Protection. ATSI operates in a highly competitive industry, and its strategy is to focus on the breadth and quality of its services, its reputation for reliability and its prices. ATSI generally competes with local companies in each of the metropolitan areas that it serves. The number of local competitors in these markets typically ranges from one to five depending on the market. ATSI also competes with other national companies, one of which is Iron Mountain, but none of which focuses exclusively on data security. Certain local competitors of ATSI specialize in data protection, while others offer data protection in addition to other records management services. In addition, ATSI faces competition from the internal capabilities of its current and potential customers. There can be no assurance that in the future that these organizations will outsource more of their data protection needs or that they will not bring in-house some or all of the functions currently outsourced.

     Although the management of ATSI believes its storage services are currently cost effective to its customers, secure, high speed computer data transmission and storage technology may reduce the need for physical transportation of data. ATSI has investigated the possible use of this technology for its business in the past and continues to explore such technology on an ongoing basis. While current use of this technology has been limited because of its relatively high cost, certain industries serviced by ATSI, primarily the financial services industry, are using such technology because of the high risk associated with delayed processing and lost information. While management believes that such technology represents an opportunity for ATSI, there can be no assurance that the storage services currently provided by ATSI will continue to be cost effective to its customers or that ATSI will be able to supply such electronic transmission technology on a cost effective basis in the future. ATSI recently entered into a marketing venture with Connected Corp., through which ATSI markets to its customers automated computer data back-up and retrieval over telephone lines and the internet.

     IT Staffing. The IT staffing services industry is fragmented and highly competitive. ATSI competes with many larger full-service and specialized competitors, some of which have significantly greater marketing, financial and other resources than ATSI. No single company is believed to have a dominant share of the market. ATSI believes the primary factors in obtaining and retaining clients are the ability to understand client requirements, the ability to provide quality IT staffing personnel in a timely manner, and the pricing of its services. The primary competitive factors in obtaining qualified candidates for IT staffing assignments are quality work assignments, wages and timely responsiveness in the overall recruiting process. Management believes ATSI is competitive in each of these areas.

     ATSI also faces competition for acquisition candidates in both its data protection and IT staffing businesses.


Properties

     Data Protection. As of September 30, 1997, ATSI occupied 32 facilities comprising in total approximately 470,000 square feet. Of this amount, approximately 464,000 square feet are located in the United States and approximately 6,000 square feet are located in the United Kingdom. All of ATSI's facilities are equipped to provide safe storage of magnetic media. Specific characteristics of its media facilities are discussed under "--Services." ATSI leases all but three of its storage facilities, under month to month leases or leases that will expire at various times through 2012. Twelve storage facilities are leased from its former parent company, ATIS. See
Note 9 of the notes to ATSI Consolidated Financial Statements included elsewhere in this Proxy Statement.

     As of September 30, 1997, ATSI operated the following data protection facilities in the geographic locations indicated below:



                           Data Protection   IT Staffing
Location                   Facilities        Facilities
-------------------------- ----------------- ------------
   Arizona    ............          2               1
   California    .........          9               3
   Colorado   ............          2               1
   Connecticut   .........          1              --
   Florida    ............          3               2
   Georgia    ............          1              --
   Illinois   ............          1              --
   Nevada  ...............          1              --
   New Jersey    .........          1              --
   New York   ............          2              --
   North Carolina   ......          1              --
   Ohio    ...............          1              --
   Oklahoma   ............          1               1
   Pennsylvania  .........          1               3
   Texas   ...............          2               1
   Washington    .........          2               1
   United Kingdom   ......          1              --
       Total  ............         32              13

     In general, ATSI has adequate capacity in its data protection facilities for future growth in its present markets. Certain facilities, however, may approach capacity within the near future. Expansion of capacity in one or more of these markets may be necessary during 1997 or 1998 to allow for uninterrupted growth in these markets.

     IT Staffing. ATSI leases office space for each of the 13 branch offices in which it does business, with an average space requirement of approximately 3,000 square feet. Located in multi-tenant commercial office buildings, staffing offices have primary lease terms ranging from one to five years, generally with no renewal option. In general, ATSI believes it has adequate space to meet its current needs.


Insurance

     Subject to sublimits, certain exclusions, policy terms and conditions and certain deductibles, ATSI carries comprehensive property insurance with insurance providers that it believes to be reputable and in amounts that it believes to be appropriate, covering the replacement cost of real and personal property, including improvements and betterments. The policies also cover extraordinary expenses associated with business interruption, subject to certain deductibles. In addition to various other insurance policies, ATSI also maintains general liability insurance and umbrella excess liability insurance covering bodily injury, property damage and personal injury.

     ATSI's standard form of data protection contract sets forth a limitation on liability for loss, destruction or damage for each storage unit held by ATSI. In contracts containing such limits, liability is limited to the replacement value of the tangible storage unit lost, destroyed or damaged, and ATSI believes that in typical circumstances this liability would be so limited in the event of loss, destruction or damage relating to the value of information stored on media held by ATSI. However, certain contracts ATSI has entered into or assumed as a result of acquisitions contain no such limitation or entirely different liability provisions.


Environmental Matters

     Under various environmental laws, an owner of real estate or a lessee conducting operations thereon may become liable for the costs of investigation, removal or remediation of soil and groundwater contaminated by certain hazardous substances or wastes or petroleum products. Certain such laws impose cleanup responsibility and liability without regard to whether the owner or operator of the real estate or operations thereon knew of or was responsible for the contamination, and whether or not operations at the property have been discontinued or title to the property has been transferred. In addition, the presence of such substances, or the failure to properly remediate such property, may adversely affect the current property owner's or operator's ability to sell or rent such property or to borrow using such property as collateral. The owner or operator of contaminated real estate also may be subject to common law claims by third parties based on damages and costs resulting from off-site migration of the contamination.

     Certain environmental laws govern the removal, encapsulation or disturbance of ACMs. Such laws may impose liability for the release of ACMs and may enable third parties to seek recovery from owners or operators of real estate for personal injury associated with exposure to such substances. ATSI is aware of the presence of ACMs at certain of ATSI's facilities, but ATSI believes that future costs related to any remediation of ACMs at such facilities will not be material, either on an annual basis or in the aggregate, although there can be no assurance with respect thereto.

     In addition, certain of the properties formerly or currently owned or operated by ATSI were previously used for industrial or other purposes that involved the use or storage of hazardous substances or petroleum products or the generation and disposal of hazardous wastes and, in some instances, included the operation of USTs, and ATSI's current use of certain properties also involves the use and storage of petroleum products. In addition, certain of such properties are adjacent to or near Superfund sites or other contaminated properties. In connection with its former and current ownership or operation of certain properties, ATSI may be potentially liable for environmental costs such as those discussed above.

     ATSI has from time to time conducted certain environmental investigations at certain of its former and current facilities, but an in-depth environmental review of all its properties has not been conducted by or on behalf of ATSI. ATSI believes that it is in substantial compliance with all applicable material environmental laws. ATSI has not received any written notice from any governmental authority or third party asserting, and is not otherwise aware of, any material noncompliance, liability or claim relating to hazardous substances or wastes, petroleum products or material environmental laws applicable to its operations in connection with any of its present or former properties.

However, no assurance can be given that there are no environmental conditions for which ATSI might be liable in the future or that future regulatory action, as well as compliance with future environmental laws, will not require ATSI to incur costs for or at its properties that could have a material adverse effect on ATSI's financial condition and results of operations.


Certain Transactions

     Clarke H. Bailey will be appointed a Class C Director of Iron Mountain following the Closing Date. Mr. Bailey is a director and an executive officer of each of the Arcus Parties. Mr. Bailey has received no compensation for services rendered to any of the Arcus Parties other than UAC. On July 31, 1995, he received (i) nonqualified options to purchase 88,282 shares of UAC Common Stock at an exercise price of $12.50 per share and (ii) incentive options to purchase 24,000 shares of UAC Common Stock at an exercise price of $12.50 per share.

     UAC paid GKH Partners, L.P., a stockholder of each of UAC and AGI, investment advisory and other fees of $178,000 in 1996 and $125,000 in each of 1995 and 1994. Similar fees are being charged in 1997 ($10,416 monthly advisory fee and $4,375 monthly charge for office space and administrative support for Mr. Frank G. Hayes, a director and officer of AGI). In 1994, UAC paid AGI, a stockholder of UAC, a management fee of $141,000 to cover payroll and office expenses.


Legal Proceedings

     On June 5, 1997, AGI filed a complaint for refund of federal taxes paid for the year 1995 in the amount of $828,128 against the United States in the Court of Federal Claims (case number 97-402). This claim is based on the utilization of AGI's net operating loss carryforwards for the tax year ended December 31, 1995. On September 3, 1997, the United States filed its answer in that case, denying AGI's use of its net operating losses. This lawsuit is still pending.

     The Arcus Entities are involved in other legal proceedings from time to time in the ordinary course of business. In the opinion of management, other than as disclosed herein, no material legal proceedings are pending to which the Arcus Entities or any of their properties are subject.

Arcus Parties' Selected Financial and Operating Information


AGI

     The following selected consolidated statements of operations and balance sheet data of AGI as of and for each of the years ended December 31, 1992, 1993, 1994, 1995 and 1996 have been derived from AGI's audited consolidated financial statements. The selected consolidated statements of operations and balance sheet data of AGI for the nine months ended September 30, 1996 and 1997 have been derived from AGI's unaudited condensed consolidated financial statements. AGI's unaudited condensed consolidated financial statements include all adjustments, consisting of normal recurring accruals (other than as disclosed), that AGI considers necessary for a fair presentation of the financial position and the results of operations for those periods. Operating results for the nine months ended September 30, 1997 are not necessarily indicative of the results for the entire year ending December 31, 1997. The selected consolidated financial and operating information set forth below should be read in conjunction with "-- Management's Discussion and Analysis of Financial Condition and Results of Operations" and with AGI's Consolidated Financial Statements and the Notes thereto included elsewhere in this Proxy Statement.



                                                                                               Nine Months
                                                 Year Ended December 31,                   Ended September 30,
                                --------------------------------------------------------- --------------------
                                  1992        1993        1994        1995        1996      1996         1997
                                ----------- ----------- ------------ --------- ---------- --------- ----------
                                      (Dollars in Thousands, except per share data)
Statements of Operations Data:
Revenues:
  Storage and Transport  ...... $     --     $     --    $     --     $16,158   $ 43,671   $31,853   $ 38,174
  Other   .....................       --           --          --       4,520     22,310    13,315     30,795
                                ---------    --------    --------     --------  ---------  --------  ---------
    Total Revenues    .........       --           --          --      20,678     65,981    45,168     68,969
                                =========    ========    ========     ========  =========  ========  =========
Income (Loss) from Continuing
 Operations  ..................   (2,642)      (5,720)       (231)        491        887     1,200        476
                                ---------    --------    --------     --------  ---------  --------  ---------
Net Income (Loss)  ............ $(79,696)    $ (6,620)   $   (231)    $   491   $    887   $ 1,200   $    476
                                =========    ========    ========     ========  =========  ========  =========
Earnings (Loss) Per Share   ... $  (6.97)    $  (0.58)   $  (0.02)    $  0.04   $   0.08   $  0.11   $   0.04
Cash Dividends per Share    ... $   9.24     $   0.57    $     --     $    --   $     --   $    --   $     --
Other Data:
EBITDA    .....................                          $ (1,396)    $ 1,713   $  7,479   $ 5,941   $  7,979


                                                         December 31,
                                -------------------------------------------------------            September 30,
                                    1992         1993        1994        1995      1996                1997
                                  --------      -------     -------     ------    -------            --------
Balance Sheet Data:
Total Assets    ............... $ 29,052     $ 16,044    $ 38,913     $84,911   $105,463             $105,821
Total Long-Term Debt and
 Redeemable Preferred Stock of
 Subsidiary  .................. $     --     $     --    $ 21,907     $53,386   $ 63,882             $ 65,750
Stockholders' Equity  ......... $ 27,900     $ 14,790    $ 14,559     $15,038   $ 15,345             $ 15,764

UAC

     The following selected consolidated statements of operations and balance sheet data of UAC as of and for each of the years ended December 31, 1994, 1995 and 1996 have been derived from UAC's audited consolidated financial statements. The selected consolidated statements of operations and balance sheet data of UAC for the nine months ended September 30, 1996 and 1997 have been derived from UAC's unaudited condensed consolidated financial statements. UAC's unaudited condensed consolidated financial statements include all adjustments, consisting of normal recurring accruals, that UAC considers necessary for a fair presentation of the financial position and the results of operations for those periods. Operating results for the nine months ended September 30, 1997 are not necessarily indicative of the results for the entire year ending December 31, 1997. The selected consolidated financial and operating information set forth below should be read in conjunction with "--Management's Discussion and Analysis of Financial Condition and Results of Operations" and with UAC's Consolidated Financial Statements and the Notes thereto included elsewhere in this Proxy Statement.


                                                                                          Nine Months
                                                                                             Ended
                                                   Year Ended December 31,                September 30,
                                            -------------------------------------   -----------------------
                                              1994         1995         1996         1996           1997
                                            ----------   ----------   -----------   ---------   -----------
                                       (Dollars in Thousands, except per share data)
Statements of Operations Data:
Revenues:
   Storage and Transport  ...............    $    --      $16,158      $ 43,671     $31,853      $ 38,174
   Other   ..............................         --        4,520        22,310      13,315        30,795
                                             -------      -------      --------     --------     ---------
    Total Revenues  .....................         --       20,678        65,981      45,168        68,969
                                             -------      -------      --------     --------     ---------
Net Income    ...........................        361        1,312         1,634       1,562         1,616
                                             -------      -------      --------     --------     ---------
Net Income (Loss) Attributed to
 Common Stockholders   ..................    $  (667)     $  (443)     $   (260)    $   141      $     83
                                             =======      =======      ========     ========     =========
Earnings (Loss) Per Common Share   ......    $ (0.67)     $ (0.44)     $  (0.26)    $  0.14      $   0.08
Other Data:
EBITDA  .................................    $  (391)     $ 3,537      $  9,453     $ 7,519      $  9,692


                                                        December 31,
                                            -----------------------------------                September 30,
                                              1994         1995          1996                      1997
                                             -------      -------       -------                 ----------
Balance Sheet Data:
Total Assets  ...........................    $33,997      $79,469      $100,175                  $100,985
Total Long-Term Debt   ..................    $    --      $29,725      $ 38,325                  $ 38,661
Stockholders' Equity   ..................    $33,986      $35,284      $ 36,180                  $ 37,733

ATSI

     The following selected consolidated statements of operations and balance sheet data of ATSI as of and for each of the years ended December 31, 1992, 1993, 1994, and the seven month period ended July 31, 1995 have been derived from the audited consolidated financial statements of AI or predecessor. The following selected consolidated statements of operations and balance sheet data as of and for the five month period ended December 31, 1995 and the year ended December 31, 1996 have been derived from ATSI's audited consolidated financial statements. The selected consolidated statement of operations and balance sheet data of ATSI for the nine months ended September 30, 1996 and 1997 have been derived from ATSI's unaudited condensed consolidated financial statements. ATSI's unaudited condensed consolidated financial statements include all adjustments, consisting of normal recurring accruals, that ATSI considers necessary for a fair presentation of the financial position and the results of operations for those periods. Operating results for the nine months ended September 30, 1997 are not necessarily indicative of the results for the entire year ending December 31, 1997. The selected consolidated financial and operating information set forth below should be read in conjunction with "--Management's Discussion and Analysis of Financial Condition and Results of Operations" and with ATSI's Consolidated Financial Statements and the Notes thereto included elsewhere in this Proxy Statement.


                                                                                     Seven           Five
                                                                                    Months          Months
                                  Year Ended      Year Ended      Year Ended         Ended          Ended        Year Ended
                                  December 31,    December 31,    December 31,     July 31,      December 31,   December 31,
                                     1992            1993            1994            1995            1995           1996
                                 (Predecessor)   (Predecessor)   (Predecessor)   (Predecessor)    (Successor)    (Successor)
                                 --------------- --------------- --------------- --------------- -------------- --------------
                                                         (Dollars in Thousands, except per share data)
Statements of Operations Data:
Revenues:
  Storage and Transport   ......     $27,745         $30,999         $34,494         $21,401        $16,158        $43,671
  Other    .....................       4,593           5,517           6,339           4,277          4,520         22,310
                                     --------        --------        --------        --------       --------       --------
    Total Revenues  ............      32,338          36,516          40,833          25,678         20,678         65,981
                                     --------        --------        --------        --------       --------       --------
Net Income    ..................     $ 1,304         $ 2,602         $ 3,584         $ 2,554        $ 1,057        $ 2,563
                                     ========        ========        ========        ========       ========       ========
Earnings Per Share  ............     $  0.17         $  0.34         $  0.46         $  0.32        $  0.48        $  0.99
Other Data:
EBITDA  ........................     $ 5,116         $ 6,997         $ 8,770         $ 5,602        $ 4,595        $11,652



                                    Nine Months
                                       Ended
                                   September 30,
                                    1996   1997
                                    (Successor)
                                 ------------------
Statements of Operations Data:
Revenues:
  Storage and Transport   ...... $31,853   $38,174
  Other    .....................  13,315    30,795
                                 --------  --------
    Total Revenues  ............  45,168    68,969
                                 --------  --------
Net Income    .................. $ 2,022   $ 2,184
                                 ========  ========
Earnings Per Share  ............ $  0.83   $  0.66
Other Data:
EBITDA  ........................ $ 8,722   $10,964


                                                      December 31,
                                ---------------------------------------------------------
                                                                                            September 30,
                                 1992        1993        1994        1995        1996           1997
                                ---------   ---------   ---------   ---------   ---------   --------------
Balance Sheet Data:
Total Assets  ...............   $18,620     $20,073     $23,387     $60,130     $88,458        $92,964
Total Long-Term Debt   ......   $   267     $   678     $   551     $29,725     $39,513        $40,161
Stockholders' Equity   ......   $10,614     $12,757     $16,367     $18,574     $30,611        $33,963

Management's Discussion and Analysis of Financial Condition and Results of
   Operations

     The following discussion should be read in conjunction with the Arcus Parties' Selected Financial and Operating Information and the Arcus Parties' Consolidated Financial Statements and the Notes thereto and the other financial and operating information included elsewhere in this Proxy Statement.

Overview

     On July 31, 1995, AI was acquired by UAC (see Note 1 of the Notes to Consolidated Financial Statements of ATSI included elsewhere in this Proxy Statement). Consolidated income statements for the year 1995 are represented by a seven month predecessor period ended July 31, 1995 and a five month successor period ended December 31, 1995 (the "stub periods") in the Consolidated Financial Statements of ATSI included elsewhere in this Proxy Statement. While the change in ownership altered AI's capital structure, it did not affect the consolidated operations of AI. For this reason, management believes it is more meaningful to compare 1995 results of operations on a combined full year basis rather than in the context of two separate stub periods for that year, and the results of operations are presented on such basis. Also, for the same reason, EBITDA for the various periods is discussed in addition to operating income, since this earnings measure is independent of any change in capital structure. For ease of understanding, selected information for the stub periods has been combined in the table below, and any discussion of the year 1995 means the combined stub periods as shown in this table or described elsewhere in this Proxy Statement, including the Consolidated Financial Statements of ATSI and related Notes.



                                                          Arcus Technology Services, Inc.
                                                              (Dollars in Thousands)
                                         -----------------------------------------------------------------
                                                                                      Nine months ended
                                                 Year Ended December 31,                September 30,
                                         ---------------------------------------   -----------------------
                                           1994          1995          1996          1996          1997
                                         -----------   -----------   -----------   ----------   ----------
Statements of Operations Data:
Data security revenue  ...............   $ 40,833      $ 44,832      $ 53,145      $ 38,553     $ 44,574
IT staffing revenue    ...............         --         1,524        12,836         6,615       24,395
                                         ----------    ----------    ----------    ----------   ----------
  Total revenue  .....................     40,833        46,356        65,981        45,168       68,969
Cost of services rendered    .........     18,035        20,796        32,737        21,804       37,726
Selling, general and administrative        14,028        15,363        21,592        14,643       20,279
                                         ----------    ----------    ----------    ----------   ----------
  EBITDA   ...........................      8,770        10,197        11,652         8,722       10,964
Depreciation and amortization   ......      2,850         3,134         4,437         3,205        4,538
                                         ----------    ----------    ----------    ----------   ----------
  Operating income  ..................      5,920         7,063         7,215         5,517        6,425
Interest expense (income), net  ......       (265)          792         2,668         1,932        2,454
                                         ----------    ----------    ----------    ----------   ----------
  Income before income taxes   .         $  6,185      $  6,271      $  4,547      $  3,585     $  3,971
                                         ==========    ==========    ==========    ==========   ==========
EBITDA by Business Segment:
Data security EBITDA   ...............   $ 12,015      $ 13,508      $ 16,057      $ 11,922     $ 13,199
IT staffing EBITDA  ..................         --           359           663           337        1,187
Corporate EBITDA    ..................     (3,245)       (3,670)       (5,068)       (3,537)      (3,422)
                                         ----------    ----------    ----------    ----------   ----------
  Consolidated   .....................   $  8,770      $ 10,197      $ 11,652      $  8,722     $ 10,964
                                         ==========    ==========    ==========    ==========   ==========
EBITDA as a Percentage of
 Revenue:
Data security (1)   ..................       29.4%         30.1%         30.2%         30.9%        29.6%
IT staffing (1)  .....................         --          23.6%          5.2%          5.1%         4.9%
Corporate (2)    .....................       (7.9)%        (7.9)%        (7.7)%        (7.8)%       (5.0)%
Consolidated (2)    ..................       21.5%         22.0%         17.7%         19.3%        15.9%

--------
(1) As a percentage of respective revenue.
(2) As a percentage of consolidated revenue.


     Data security revenues are attributable to services related to storage and rotation of duplicate and back-up copies of computer data, tape library relocations and disaster recovery testing. Data product sales are another component of data security revenue. The terms "data security" and "data protection" have the same meaning in the context of this Proxy Statement. IT staffing revenues are derived from the placement of IT professionals on a contract, temporary or permanent basis. Cost of services rendered includes salaries, wages and related benefits, vehicle and equipment costs, direct costs of performing tape library relocations and disaster recovery tests, subcontractor expense and operating supplies. Selling, general and administrative expenses are comprised mainly of management and administrative salaries, wages and benefits, sales promotion and marketing, travel and entertainment, communications, rent, office equipment and supplies and professional fees.

     Management made a strategic decision to enter the IT staffing business in 1995. During that year, ATSI began to open IT staffing offices and to create an infrastructure to support its IT staffing operations. Prior to that time, data security services constituted substantially all of the operations of ATSI. As such, a separate discussion of segment information is not included for 1995 compared to 1994. In addition, during 1996 ATSI began to actively seek acquisitions in the IT staffing industry and, for the first time since 1991, in the data security industry (see Note 3 of the Notes to Consolidated Financial Statements of ATSI included elsewhere in this Proxy Statement).

UAC

     AGI owns 80% of the outstanding UAC Common Stock, and UAC owns 81% of the outstanding ATSI Common Stock. All of the operating activities of UAC are conducted by ATSI and its subsidiaries. UAC was formed in January 1994 for the purpose of acquiring businesses. Until the acquisition of AI as of July 31, 1995, UAC made no acquisitions and earned no revenues other than interest income (see Note 1 of the Notes to Consolidated Financial Statements of UAC included elsewhere in this Proxy Statement). Interest income, holding company expense (consisting of salaries and other administrative expenses incurred by UAC which are unrelated to the ongoing operations of ATSI and its subsidiaries), minority interest expense and preferred stock dividends are the only significant differences between the income statements of UAC and ATSI. Cash and cash equivalents, investment in Connected Corp., minority interest and preferred stock are the only significant balance sheet differences between UAC and ATSI. As such, the consolidated operations of UAC are included within Management's Discussion and Analysis of Financial Condition and Results of Operations of ATSI.

AGI

     All of the operating activities of AGI are conducted by ATSI and its subsidiaries. Since November 10, 1992, when its previous operating subsidiaries were sold, until the acquisition of AI as of July 31, 1995, AGI made no acquisitions and earned no revenues other than interest income and equity in the Damson Interest (see Notes 1 and 4 of the Notes to Consolidated Financial Statements of AGI included elsewhere in this Proxy Statement). Interest income, equity income, holding company expense (consisting of salaries and other administrative expenses incurred by AGI which are unrelated to the ongoing operations of ATSI and its subsidiaries), minority interest expense and preferred stock dividends are the only significant differences between the income statements of AGI and ATSI. Cash and cash equivalents, investment in Damson and Connected Corp., minority interest and preferred stock are the only significant balance sheet differences between AGI and ATSI. As such, the operations of AGI are included within Management's Discussion and Analysis of Financial Condition and Results of Operations of ATSI.

     Based upon an offer received to purchase the Damson Interest, AGI wrote down its investment in Damson by $0.6 million as of September 30, 1997.

     For a discussion of AGI's net operating loss carryforwards and any future utilization thereof, see Notes 9 and 15 to AGI's Consolidated Financial Statements included elsewhere in this Proxy Statement.


Results of Operations

Nine Months Ended September 30, 1997 Compared to the Nine Months Ended September 30, 1996

     Consolidated revenue increased from $45.2 million for the first nine months of 1996 to $69.0 million for the same period in 1997, an increase of $23.8 million or 52.7%. ATSI completed eight acquisitions in the data security and IT staffing industries during 1996 and one acquisition in the IT staffing industry during the third quarter of 1997 (see Notes 3 and 12 of the Notes to Consolidated Financial Statements of ATSI included elsewhere in this Proxy Statement). These acquisitions accounted for approximately $15.6 million of the increase in 1997 revenue. Internal expansion was responsible for another $2.5 million of the increase in revenue during 1997.

     Exclusive of acquisitions and internal expansion, consolidated revenues grew from $40.9 million for the first nine months of 1996 to $46.6 million for the same period in 1997, an increase of $5.7 million or 14.0%, principally as a result of increased service volume. Greater demand for media storage and rotation services (consolidated revenues from which increased by $3.2 million) and IT staffing services (consolidated revenues from which increased by $3.0 million), partially offset by lower demand for tape library relocations and disaster recovery testing (consolidated revenues from which decreased by a combined $0.8 million), accounted for the great majority of the increase.

     Consolidated cost of services rendered rose from $21.8 million for the first nine months of 1996 to $37.7 million for the same period in 1997, an increase of $15.9 million or 73.0%. Internal expansion in the IT staffing and data security businesses, along with IT staffing and data security acquisitions, accounted for $12.6 million of the increase. Cost of services rendered as a percentage of consolidated revenue was 48.3% for the first nine months of 1996 compared to 54.7% for the same period in 1997. IT staffing revenue, which generally carries significantly lower gross margins than does data security revenue, continued to grow as a proportion of consolidated revenue during the first nine months of 1997. Such revenue grew from 14.6% of consolidated revenue in 1996 to 35.4% in 1997, resulting in a shift in revenue mix toward the lower margin IT staffing business in 1997. This was the primary reason for higher consolidated cost of services as a percentage of revenue.

     Consolidated selling, general and administrative expense increased from $14.6 million for the first nine months of 1996 to $20.3 million for the same period in 1997, an increase of $5.6 million or 38.5%. The opening of new IT staffing offices in the second half of 1996 and internal expansion in the data security business, along with IT staffing and data security acquisitions, accounted for $4.2 million of the increase. As a percentage of revenue, selling, general and administrative expense decreased from 32.4% for the first nine months of 1996 to 29.4% for the same period in 1997.

     As a result of the foregoing factors, EBITDA grew from $8.7 million for the first nine months of 1996 to $11.0 million for the same period in 1997, an increase of $2.2 million or 25.7%. EBITDA as a percentage of consolidated revenue declined from 19.3% in 1996 to 15.9% in 1997. Initial operating losses on IT staffing offices opened in late 1996 and the higher proportion of lower margin IT staffing services relative to data security services were the primary reasons for the decrease.

     Depreciation and amortization expense increased from $3.2 million for the first nine months of 1996 to $4.5 million for the same period in 1997, an increase of $1.3 million or 41.6%. Higher amortization of goodwill related to acquisitions made during 1996 and other acquisition-related charges during 1997, along with greater depreciation expense in 1997, were the causes of the increase.

     As a result of the factors discussed above, operating income increased from $5.5 million for the first nine months of 1996 to $6.4 million for the same period in 1997, an increase of $0.9 million or 16.5%.

     On July 31, 1995 ATSI entered into a long-term $52.0 million credit facility (the "Facility"), which was subsequently amended to increase the Facility to $72.0 million (see Notes 4 and 12 of the Notes to Consolidated Financial Statements of ATSI included elsewhere in this Proxy Statement). Under the Facility, ATSI received $18.0 million under a five-year term loan agreement ("Term A Loan") and $12.0 million under a seven-year term loan agreement ("Term B Loan"). Also, included in the Facility is a five-year $11.0 million revolving line of credit (the "Revolver"), an eight-year $29.0 million acquisition loan facility (the "Acquisition Facility") and a $2.0 million swingline facility. Net interest expense increased from $1.9 million for the first nine months of 1996 to $2.5 million for the same period in 1997, an increase of $0.5 million or 27.0%. A higher average outstanding balance on the Acquisition Facility and additional acquisition-related obligations incurred in the last seven months of 1996 were the primary causes of the increase. This was partially offset by lower interest expense on the Term A Loan and Term B Loan, as well as the Revolver, due mainly to smaller debt balances as a result of scheduled principal repayments and a lower average Revolver balance, respectively.

 Data Security

     Data security revenue for the first nine months of 1996 increased from $38.6 million to $44.6 million for the same period of 1997, an increase of $6.0 million or 15.6%. Acquisitions made in 1996 accounted for approximately $2.5 million of the increase. The opening of a data protection facility in a new market during the fourth quarter of 1996 accounted for another $0.8 million of the increase.

     Exclusive of acquisitions and internal expansion, data security revenue grew from $38.3 million in 1996 to $41.0 million in 1997, an increase of $2.7 million or 7.1%, principally as a result of increased service volume. Greater demand for storage and rotation services, revenues from which increased 10.1% compared to 1996, and increased demand for data products, net sales for which increased by 28.3%, were the primary reasons for the increase of $2.7 million. Offsetting these higher revenues was lower demand for tape library relocations and disaster recovery testing which caused revenues from these services to decline 27.7% and 1.7%, respectively, compared to 1996.

     Data security EBITDA increased from $11.9 million for the first nine months in 1996 to $13.2 million for the same period in 1997, an increase of $1.3 million or 10.7%. Acquisitions made during 1996 accounted for approximately $1.0 million of the increase. Data security EBITDA as a percentage of data security revenue fell from 30.9% for the first nine months in 1996 to 29.6% for the same period in 1997. The largest contributor to the lower data security EBITDA margin was greater salaries, wages and related benefits for storage and rotation operations and the sales function in relation to revenue.

 IT Staffing

     IT staffing revenue grew from $6.7 million in the first nine months of 1996 to $24.7 million for the same period in 1997, an increase of $18.0 million, of which approximately $13.3 million came from acquisitions made during the last seven months of 1996 and the third quarter of 1997. Internal expansion, the result of opening IT staffing offices in new markets during 1996, contributed $1.7 million of the increase. No new IT staffing offices were opened through internal expansion during the first nine months of 1997.

     IT staffing EBITDA increased from $0.3 million in 1996 to $1.2 million in 1997, an increase of $0.9 million. IT staffing EBITDA contributions from acquisitions made during the last seven months of 1996 and the third quarter of 1997 and increased IT staffing EBITDA from IT staffing offices opened in 1995 and early 1996, offset partially by initial losses from more recently opened IT staffing offices, were the major causes of the increase.

Year Ended December 31, 1996 Compared to the Year Ended December 31, 1995

     Consolidated revenue rose from $46.4 million in 1995 to $66.0 million in 1996, an increase of $19.6 million or 42.3%. Acquisitions made during 1996 accounted for approximately $11.2 million of the increase in 1996 revenues. Internal expansion was responsible for another $2.7 million of the increase in revenues in 1996.

     During 1996, ATSI completed eight acquisitions in the data security and IT staffing industries (see Note 3 of the Notes to Consolidated Financial Statements of ATSI included elsewhere in this Proxy Statement). Prior to contributions from acquisitions, ATSI experienced increased revenues and EBITDA compared to 1995. In total, 17 data protection facilities and IT staffing offices were opened or acquired during the year, bringing the total number of such facilities and offices to 44 at December 31, 1996.

     Exclusive of acquisitions and internal expansion, consolidated revenue grew from $44.8 million in 1995 to $50.7 million in 1996, an increase of $5.9 million or 13.1%, principally as a result of increased service volume, as measured by the number of customers served and the amount of services provided to individual customers. Services related to media storage and rotation represented 64.4% of the $5.9 million increase and demand for tape library relocations was another major contributor, accounting for 23.5% of the increase.

     Consolidated cost of services rendered increased from $20.8 million in 1995 to $32.7 million in 1996, an increase of $11.9 million or 57.4%. Expansion of the new IT staffing business and internal expansion in the data security business, along with IT staffing and data security acquisitions, accounted for $9.4 million of the increase. Cost of services rendered as a percentage of consolidated revenue was 44.9% in 1995 compared to 49.6% in 1996. IT staffing revenue as a proportion of consolidated revenue grew from 3.3% of revenue in 1995 to 19.5% of revenue in 1996 resulting in a shift in revenue mix toward the lower margin IT staffing business in 1996 and, therefore, higher consolidated cost of services as a percentage of revenue.

     Consolidated selling, general and administrative expense increased from $15.4 million for 1995 to $21.6 million for 1996, an increase of $6.2 million or 40.5%. The opening of new IT staffing offices and the creation of an infrastructure to support the IT staffing business, internal expansion in the data security business, and selling, general and administrative expenses attributable to IT staffing and data security acquisitions accounted for $3.7 million of the increase. Corporate selling, general and administrative expense grew by $1.4 million as the result of increasing internal software development and marketing expenses and supporting the growth of the business. As a percentage of consolidated revenue, corporate selling, general and administrative expense decreased from 7.9% in 1995 to 7.7% in 1996.

     As a result of the foregoing factors, EBITDA grew from $10.2 million to $11.7 million from 1995 to 1996, an increase of $1.5 million or 14.3%. EBITDA as a percentage of consolidated revenue declined from 22.0% in 1995 to 17.7% in 1996. Initial operating losses and other expenses associated with entry into the IT staffing business and the increasing proportion of lower margin IT staffing services relative to data security services were the primary reasons for the decrease in EBITDA margin.

     Depreciation and amortization expense increased from $3.1 million in 1995 to $4.4 million in 1996, an increase of $1.3 million or 41.6%. The increase was mainly attributable to amortization of goodwill related to the UAC Acquisition on July 31, 1995 and acquisitions made by ATSI during 1996.

     As a result of the factors discussed above, operating income increased from $7.1 million in 1995 to $7.2 million in 1996, an increase of $0.1 million or 2.1%.

     Net interest expense increased from $0.8 million in 1995 to $2.7 million in 1996, an increase of $1.9 million. As part of the financing related to the UAC Acquisition, ATSI on July 31, 1995 borrowed $32.2 million under the Facility (see Notes 1 and 4 of the Notes to Consolidated Financial Statements of ATSI included elsewhere in this Proxy Statement). The full year effect in 1996 of interest expense on the outstanding balance of this indebtedness and interest expense associated with the debt financing of acquisitions accounted for $1.7 million or 88.4% of the increase. Prior to the UAC Acquisition, AI did not have significant long-term debt and had earned interest income on invested cash balances during the seven month period ended July 31, 1995, the loss of which accounted for the remainder of the increase.

 Data Security

     Data security revenue rose from $44.8 million in 1995 to $53.1 million in 1996, an $8.3 million or 18.5% increase, with growth in all service lines. Six data security acquisitions made during 1996 accounted for approximately $2.3 million of the increase. The opening of a data protection facility in a new market during the fourth quarter of 1996 accounted for another $0.2 million of the increase.

     Exclusive of acquisitions and internal expansion, data security revenue grew from $44.8 million in 1995 to $50.7 million in 1996, an increase of $5.9 million or 13.1%, principally as a result of increased service volumes. Services related to storage and rotation were the predominant factors in the increase and were responsible for approximately $3.8 million of the growth in data security revenue in 1996. Demand for tape library relocations, which increased by 54.4% over 1995, was another major contributor to the increase. Included in this growth was a single tape library relocation in the amount of $0.8 million performed for a new customer, the largest such move in ATSI's history.

     Data security EBITDA increased from $13.5 million in 1995 to $16.1 million in 1996, an increase of $2.6 million or 18.9%. Cost of services rendered and selling, general and administrative expense grew consistently with business growth and as a result, data security EBITDA as a percentage of data security revenue remained essentially unchanged at 30.2% in 1996 compared to 30.1% in 1995.

 IT Staffing

     As discussed above, ATSI entered the IT staffing business in 1995, and began to open separate IT staffing offices and to create an administrative structure to support its IT staffing operations. Prior to the fourth quarter of that year such services were provided by ADS branches in two local markets. Two offices were opened in 1995 and four more offices were opened in new markets during 1996. Acquisitions made in the last seven months of 1996 brought ATSI six additional offices, bringing the total number of IT staffing offices to 12 at December 31, 1996.

     IT staffing revenue grew from $1.5 million in 1995 to $13.0 million in 1996, an increase of $11.5 million, of which approximately $9.0 million was attributable to acquisitions made during the last seven months of 1996. The balance of 1996 revenues was attributable to internal expansion, the result of opening new IT staffing offices during 1995 and 1996.

     IT staffing EBITDA increased from $0.4 million in 1995 to $0.7 million in 1996. Initial operating losses on new IT staffing offices and expenses associated with the creation of an IT staffing administrative structure offset a large portion of the IT staffing EBITDA contribution attributable to acquisitions made during 1996 and comprised the primary reasons for the modest increase in IT staffing EBITDA. The startup nature of IT staffing operations in 1995 and 1996 make it difficult to compare 1996 operating results to 1995 and a relatively high IT staffing EBITDA margin of 23.6% in 1995 is generally not representative of a mature IT staffing operation. IT staffing EBITDA for acquired businesses was 11.8% of related revenues in 1996, which management believes compares favorably to other companies in the IT staffing industry.

Year Ended December 31, 1995 Compared to the Year Ended December 31, 1994

     Consolidated revenue grew from $40.8 million in 1994 to $46.4 million in 1995, an increase of $5.5 million or 13.5%, principally as a result of increased service volume. Storage and rotation services (which increased by $3.1 million) and IT staffing services were the largest contributors to the increase. IT staffing services, a new business line in 1995 that was principally marketed in the Phoenix and Denver/Colorado Springs areas, generated $1.5 million of revenues in 1995. Also, demand for tape library relocations resulted in a 32.6% or $0.6 million increase in this revenue component in 1995 compared to 1994.

     Consolidated cost of services rendered increased from $18.0 million in 1994 to $20.8 million in 1995, an increase of $2.8 million or 15.3%. Costs of providing data security services accounted for $1.8 million of the increase, as payroll and related benefits and other operating expenses generally rose consistently with related revenue growth. Costs of providing services in the new IT staffing business, consisting mainly of salaries and related benefits, accounted for the remaining $1.0 million of the increase. These IT staffing costs were the principal reason consolidated cost of services rendered increased as a percentage of revenue from 44.2% in 1994 to 44.9% in 1995.

     Consolidated selling, general and administrative expense increased from $14.0 million in 1994 to $15.4 million in 1995, an increase of $1.4 million or 9.5%. The increase consisted primarily of higher expenses for payroll and related benefits, travel and entertainment, professional services and rents. A decrease in payroll and related benefits, office expense and rents as they relate to revenue were the primary reasons that selling, general and administrative expense decreased as a percentage of revenue from 34.4% in 1994 to 33.1% in 1995.

     As a result of the foregoing factors, consolidated EBITDA grew from $8.8 million in 1994 to $10.2 million in 1995, an increase of $1.4 million or 16.3%. EBITDA as a percentage of revenue increased from 21.5% in 1994 to 22.0% in 1995.

     Depreciation and amortization expense rose from $2.9 million in 1994 to $3.1 million in 1995, an increase of $0.3 million or 9.9%. Amortization of costs in excess of net assets acquired related to the UAC Acquisition was the principal cause of the increase.

     As a result of the factors discussed above, operating income increased from $5.9 million in 1994 to $7.1 million in 1995, an increase of $1.2 million or 19.3%.

     ATSI earned net interest income of $0.3 million in 1994 compared to incurring net interest expense of $0.8 million in 1995. The change in interest of $1.1 million was caused by reasons similar to those discussed under "--Year Ended December 31, 1996 Compared to the Year Ended December 31, 1995."

Inflation

     While ATSI has not normally experienced serious effects from cost inflation, ATSI has experienced cost increases and, because of stable or declining prices for storage and rotation services, generally has not passed these cost increases on to customers during the last three years.

Liquidity and Capital Resources

     This discussion on liquidity and capital resources should be read in conjunction with ATSI's Consolidated Statements of Cash Flow included elsewhere in this Proxy Statement. In general, ATSI believes it has adequate liquidity to meet its short-term and long-term financing needs.

     Under the Facility, ATSI, at its option and subject to certain restrictions, may designate certain borrowings as either "Base Rate" or "Eurodollar" borrowings. This designation determines the interest rates which ATSI pays under the Facility. The Base Rate is defined as the higher of the bank's prime rate (8.25% at December 31, 1996) or 1/2% over the US Federal Funds Rate (5% at December 31, 1996) plus an applicable margin interest rate. The Eurodollar rate is defined as the London Interbank Offering Rate ("LIBOR") (5.7% at December 31, 1996) plus an applicable margin spread. Base Rate borrowings bear interest at the Base Rate plus 1% to 1.5% and Eurodollar borrowings bear interest at LIBOR plus 2.5% to 3%. The Facility subjects ATSI to financial covenants including restrictions on mergers and acquisitions of businesses; limitations on lease and rental expenses incurred, intercompany indebtedness, loans to employees, and capital expenditures; and maintenance of specified levels of profitability and cash flows, both in absolute terms and in relation to interest and other fixed charges. ATSI was in compliance with all financial covenants at September 30, 1997. The Facility is collateralized by substantially all of the assets of ATSI and its subsidiaries. Payments on long-term debt for 1995, 1996 and the first nine months of 1997 were $1.7 million, $3.5 million and $2.3 million, respectively, and at September 30, 1997, the outstanding balances of the Term A Loan and Term B Loan, the Acquisition Facility and the Revolver were $23.0 million, $16.1 million and zero, respectively.

     ATSI relies on the Revolver to meet working capital and other short term financing needs. Cash consideration paid for acquisitions is generally financed by a combination of borrowing on the Acquisition Facility and cash provided by UAC in exchange for ATSI Common Stock. During 1994, 1995 and 1996 and the first nine months of 1997, operating cash flows were more than sufficient to meet ATSI's capital investment needs and debt commitments. ATSI made $0.8 million of voluntary prepayments of principal on long-term debt in 1996, which the Facility allows.

     Most of ATSI's data security revenue is billed one month in advance. This enhances liquidity because such billings are collected concurrently with the payment of many expenses that are incurred in providing monthly data security services.

     Net cash provided by operating activities was $6.2 million, $7.1 million and $5.9 million, for the years 1994, 1995 and 1996, respectively. The decrease from 1995 to 1996 was caused mainly by an increase in working capital, partially offset by an increase in operating cash flows (net cash provided by operating activities excluding working capital changes). The working capital change from 1995 to 1996 resulted mainly from higher accounts receivable (mainly due to increased sales), partially offset by higher accounts payable. The higher accounts payable was mainly due to obligations incurred in late 1996 related to acquisitions, capital expenditures and data products sales. From 1994 to 1995 net cash provided by operating activities increased mainly as a result of greater operating cash flows and lower working capital requirements. For the first nine months of 1997, ATSI generated approximately $6.8 million of operating cash flow. An increase in working capital consumed approximately $3.4 million of the cash flow, leaving $3.4 million of net cash from operating activities for the period. The increased working capital was due mainly to higher accounts receivable and a reduction in accounts payable. The increase in accounts receivable was primarily the result of increased sales. Accounts payable fell mainly due to the payment of obligations incurred in late 1996 related to acquisitions, capital expenditures and data products sales mentioned above.

     Capital expenditures were $1.8 million, $4.1 million and $5.3 million for years 1994, 1995 and 1996, respectively. The majority of ATSI's capital investments over these three years were made to support business growth and to accommodate geographic expansion. Capital expenditures consisted primarily of new data protection facilities, data protection equipment for media storage, improvements to owned and leased data protection facilities, as well as computer and related equipment purchased as part of a multi-year data protection facility automation program begun in 1996. In 1996, approximately $2.6 million of expenditures were made for initial investments in a newly leased facility, expansions of two existing facilities, data protection facility automation and to upgrade the operations of facilities acquired in acquisitions. In addition, during 1996 approximately $0.3 million of expenditures were made with respect to newly opened or acquired IT staffing offices, consisting mainly of office furniture and equipment, as well as computer equipment. In 1995, two build-to-suit data protection facilities were constructed at a cost of $1.8 million and this accounted for most of the increase in capital expenditures compared to 1994. These facilities were financed by sale/ leaseback transactions in 1996. Both properties were sold at construction cost. No data protection facilities were constructed during 1996 or 1994, although a building already on the market, suited for media storage, was leased during 1996 having a ten year primary term with no renewal option and no provision for escalation of rents. Included in 1994 expenditures were $0.3 million to replace certain assets that were damaged beyond repair as a result of the January 1994 Northridge, California earthquake. The earthquake affected one of ATSI's data protection facilities in metropolitan Los Angeles and the damaged assets were used in the operations and administration of that facility. For the first nine months of 1997, capital expenditures were $2.8 million. Capital expenditures in 1997 consisted primarily of data protection facility equipment used for media storage, improvements to newly leased data protection facilities, as well as computer software and hardware and related equipment, the majority of which was purchased to support IT staffing operations. In December 1996, the Facility was amended. Under terms of the amended Facility, ATSI is permitted to use the Acquisition Facility to finance certain capital investments related to newly leased or acquired data protection facilities and during the first nine months of 1997, ATSI borrowed on the Acquisition Facility to fund approximately $1.1 million of such expenditures.

     ATSI has leased two data protection facilities since December 31, 1996. One of the new data protection facilities became operational in July 1997 and is located in Hartford, Connecticut, a new market. The other facility opened in June 1997 and will provide capacity for continued growth in ATSI's southern California market. Commitments exist to lease three additional data protection facilities in 1997, presently under construction. When all are complete, the five facilities will total approximately 59,000 square feet in size. All of the leases have fifteen-year terms, with two five-year renewal options, providing for periodic escalation of rents. For four of the facilities, rent escalations are based on 80% of the change in the Consumer Price Index.

     ATSI paid $15.1 million, net of cash acquired, to make acquisitions during 1996 (see Note 3 of the Notes to Consolidated Financial Statements of ATSI included elsewhere in this Proxy Statement). In connection with these acquisitions, ATSI borrowed $9.9 million on the Acquisition Facility. In addition, ATSI issued notes payable and incurred other long-term obligations (including contingent purchase price obligations) of which approximately $5.5 million and $2.0 million remained outstanding at December 31, 1996 and September 30, 1997, respectively. Of these amounts, $4.4 million and $1.1 million were due to individuals who were shareholders, employees, or consultants of ATSI at December 31, 1996 and September 30, 1997, respectively. These obligations bear interest annually at rates ranging from 5% to 9%. A contingent purchase price obligation of $3.2 million outstanding at December 31, 1996 was paid during 1997. The payment was financed, in part, by cash in the amount of $1.2 million provided by UAC in exchange for ATSI Common Stock, with the balance financed by borrowing on the Acquisition Facility. An obligation for $0.9 million at September 30, 1997 is a demand obligation, guaranteed by a bank letter of credit, which ATSI plans to refinance, if required, using the Revolver. On August 20, 1997, ATSI acquired a company operating in the IT staffing industry for approximately $4.9 million, net of cash acquired (see Note 12 of the Notes to Consolidated Financial Statements of ATSI included elsewhere in this Proxy Statement). The transaction was financed by a note payable to the seller of $1.0 million, cash received in exchange for a $1.5 million subordinated convertible note payable to UAC and borrowing on the Acquisition Facility.

     ATSI generally uses lease financing to acquire its route vehicles and leases all but three of its data protection facilities, consisting of buildings that have been built to ATSI specifications and other buildings that are suited for media storage (see Note 9 of the Notes to Consolidated Financial Statements of ATSI included elsewhere in this Proxy Statement).


UAC

     UAC had cash balances of $19.3 million, $11.7 million and $7.3 million as of December 31, 1995, 1996 and September 30, 1997 respectively, exclusive of cash balances of ATSI. To finance, in part, certain acquisitions made by ATSI in 1996 and the first nine months of 1997, UAC invested cash in the amount of $7.1 million and $2.7 million, respectively, in ATSI during the year ended December 31, 1996 and the nine month period ended September 30, 1997. All but $1.5 million of the investments were made in exchange for ATSI Common Stock and a $1.5 million investment was made in exchange for a note receivable from ATSI.


     In June 1997, UAC purchased the Connected Stock for $0.7 million (see Note 5 of the Notes to Consolidated Financial Statements of UAC included elsewhere in the Proxy Statement).

     UAC had 27,109 shares of UAC Preferred Stock issued and outstanding at September 30, 1997 (see Note 6 of the Notes to Consolidated Financial Statements of UAC included elsewhere in this Proxy Statement). Holders of UAC Preferred Stock are entitled to receive cumulative dividends at the rate of 8% per year on a liquidation value of $1,000 per share (prior to adoption of the Liquidation Preference Amendment). Accrued UAC Preferred Stock dividend payments increased from $1.4 million for the first nine months of 1996 to $1.5 million for the same period of 1997, a $0.1 million or 7.9% increase. Such dividends are payable in additional shares of UAC Preferred Stock.

  COMPARISON OF RIGHTS OF STOCKHOLDERS OF IRON MOUNTAIN AND THE ARCUS PARTIES

     At the UAC Effective Time, stockholders of UAC, a Nevada corporation, will become stockholders of AGI, a Delaware corporation. At the ATSI Effective Time, stockholders of ATSI, a Delaware corporation, will become stockholders of AGI. At the Effective Time, stockholders of AGI (which will include stockholders of UAC and ATSI that became stockholders of AGI as a result of the Reorganizations) will become stockholders of Iron Mountain, also a Delaware corporation. Set forth below is a comparison of the terms of the AGI Common Stock, the UAC Common Stock, the UAC Preferred Stock and the ATSI Common Stock and the terms of the Iron Mountain Common Stock, as well as a summary of other material differences between the rights of holders of AGI Common Stock, UAC Common Stock, UAC Preferred Stock and ATSI Common Stock and the rights of holders of Iron Mountain Common Stock. Holders of AGI Preferred Stock, after giving effect to the UAC Reorganization and UAC Charter Amendments, will have identical rights as the current holders of UAC Preferred Stock under the UAC Articles (after giving effect to the UAC Charter Amendments) subject to differences between the rights of shareholders and other matters under Delaware and Nevada law. This summary does not purport to be complete and is qualified in its entirety by reference to the AGI Certificate, AGI's By-Laws (the "AGI By-Laws"), the UAC Articles, UAC's By-Laws (the "UAC By-Laws"), the ATSI Certificate of Incorporation ("ATSI Certificate"), ATSI's By-Laws (the "ATSI By-Laws"), the Iron Mountain Restated Certificate, the Iron Mountain By-Laws, the various stockholder agreements among the stockholders of each of AGI, UAC and ATSI, and the more detailed description of the Iron Mountain Common Stock and Arcus Parties capital stock contained herein. See "Description of Iron Mountain Capital Stock."


Charter Amendments

     General Law. To authorize an amendment to the corporate charter, the DGCL generally requires the affirmative vote of the holders of a majority of the outstanding shares entitled to vote thereon. The DGCL provides for any class or series of stock to vote as a class for the proposed amendment if the amendment would increase or decrease the number of authorized shares or change the number or par value of the aggregate authorized shares of a class or series, unless the charter provides otherwise. The DGCL also provides for class voting if the amendment would alter or modify the powers, preferences or special rights of the shares of such class to affect such class adversely. To authorize an amendment to the corporate charter, the NRS generally requires the affirmative vote of the holders of a majority of the outstanding shares entitled to vote thereon. Any amendment which would alter or change any preference or relative benefit or other right given to any class or series of outstanding shares must also be approved by the vote of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

     AGI. The AGI Certificate requires the affirmative vote of holders of a majority of the stock present or represented at any meeting to amend the AGI Certificate.

     UAC. The UAC Articles require the affirmative vote of holders of a majority of the stock present or represented at any meeting to amend the UAC Certificate. The UAC Articles also require the affirmative vote of holders of not less than 66-2/3% of the then outstanding shares of UAC Preferred Stock, voting as a single class, to amend the UAC Articles if such amendment would (i) adversely affect any of the rights, preferences, privileges of, or limitations provided for in Article VI thereof for the benefit of any shares of UAC Preferred Stock, (ii) change the relative seniority rights of the holders of any UAC Preferred Stock as to the payment of dividends in relation to the holders of any other capital stock of UAC, (iii) reduce the amount payable to the holders of UAC Preferred Stock upon the voluntary or involuntary liquidation, dissolution or winding up of UAC, or (iv) change the relative seniority of the liquidation preferences of the holders of UAC Preferred Stock to the rights upon liquidation of the holders of any other capital stock of UAC or change the dividend rights of the holders of UAC Preferred Stock.

     ATSI. The ATSI Certificate requires the affirmative vote of holders of a majority of the stock present or represented at any meeting to amend the ATSI Certificate.

     Iron Mountain. The vote of holders of at least 66-2/3% or 80% of the voting power of the issued and outstanding Iron Mountain Common Stock is required for the amendment of certain provisions of the Iron Mountain Restated Certificate. See "Description of Iron Mountain Capital Stock--Common Stock--Voting Rights" and "--DGCL and Certain Provisions of the Iron Mountain Restated Certificate and the Iron Mountain By-Laws--Amendment of Certain Provisions of the Iron Mountain Restated Certificate and the Iron Mountain By-Laws."

By-Law Amendments

     General Law. The DGCL provides that the by-laws of a corporation may be amended by the vote of a majority of the Board of Directors, if so provided in the charter. The Board of Directors' authority to adopt, amend or repeal the by-laws of a corporation does not divest or limit the power of stockholders to adopt, amend or repeal by-laws. Any amendment by the Board of Directors to the by-laws may be subsequently changed by the affirmative vote of holders of a majority of the shares entitled to vote thereon. The NRS does not contain specific requirements or prohibitions relating to the amendment of a corporation's by-laws.

     AGI. The AGI By-Laws generally provide that a vote of a majority of the stockholders or members of the AGI Board is required in order to alter, amend, or repeal the AGI By-Laws, or adopt new by-laws, at any regular meeting of the stockholders or of the AGI Board or at any special meeting of the stockholders or of the AGI Board if notice of such alteration, amendment, repeal or adoption of new by-laws is contained in the notice of such special meeting.

     UAC. The UAC Articles require the affirmative vote of holders of not less than 66-2/3% of the then outstanding shares of UAC Preferred Stock, voting as a single class, to amend, restate, modify or alter the UAC By-Laws if such amendment would adversely affect the rights of holders of UAC Preferred Stock. The UAC By-Laws generally provide that a vote of a majority of the stockholders or members of the UAC Board is required in order to alter, amend, or repeal the UAC By-Laws, or adopt new by-laws, at any regular meeting of the stockholders or of the UAC Board or at any special meeting of the stockholders or of the UAC Board if notice of such alteration, amendment, repeal or adoption of new by-laws is contained in the notice of such special meeting.

     ATSI. The ATSI By-Laws generally provide that a vote of a majority of the stockholders or members of the ATSI Board is required in order to alter, amend, or repeal the ATSI By-Laws, or adopt new by-laws, at any regular meeting of the stockholders or of the ATSI Board or at any special meeting of the stockholders or of the ATSI Board if notice of such alteration, amendment, repeal or adoption of new by-laws is contained in the notice of such special meeting.

     Iron Mountain. The requisite vote of Iron Mountain stockholders to amend the Iron Mountain By-Laws varies depending upon the provision in question. In addition, the Iron Mountain By-Laws may be amended by a majority of the full Iron Mountain Board. See "Description of Iron Mountain Capital Stock--DGCL and Certain Provisions of the Iron Mountain Restated Certificate and the Iron Mountain By-Laws--Amendment of Certain Provisions of the Iron Mountain Restated Certificate and the Iron Mountain By-Laws."


Voting Rights

     Holders of Iron Mountain Common Stock, AGI Common Stock, UAC Common Stock, UAC Preferred Stock and ATSI Common Stock are entitled to one vote per share.


Conversion Rights

     AGI. Neither the AGI Certificate nor the AGI By-Laws contains a provision providing conversion rights.

     UAC. Neither the UAC Articles nor the UAC By-Laws contains a provision providing conversion rights.

     ATSI. Neither the ATSI Certificate nor the ATSI By-Laws contains a provision providing conversion rights.

     Iron Mountain. The Nonvoting Common Stock is convertible into Iron Mountain Common Stock. See "Description of Iron Mountain Capital Stock--Common Stock--Conversion Provisions."


Preemptive and Anti-Dilution Rights

     Shareholders of Nevada corporations organized on or after October 1, 1991, do not have preemptive rights unless the articles of incorporation provide otherwise. Since UAC was incorporated in Nevada in 1994, the shareholders of UAC do not have preemptive rights, but do have anti-dilution rights as provided in the UAC Articles, discussed below. Under the DGCL, stockholders of Delaware corporations do not have preemptive rights unless the certificate of incorporation specifically states otherwise.

     The UAC Articles provide that so long as shares of UAC Preferred Stock remain outstanding, UAC may not, and may not permit any subsidiary (e.g., ATSI) to take any of the following actions without the approval of the holders of at least 66-2/3% of the then outstanding shares of UAC Preferred Stock, voting as a single class: (i) issue or obligate itself to authorize or issue additional shares of UAC Preferred Stock, or (ii) authorize or issue, or obligate itself to authorize or issue, any other equity security senior to or on a parity with the UAC Preferred Stock as to liquidation preferences or dividend rights, or senior to the UAC Preferred Stock as to conversion rights or voting rights. The UAC Articles further provide that the corporation will take all action required to protect the rights of the holders of UAC Preferred Stock against dilution or other impairment.

     None of the AGI Certificate, the AGI By-Laws, the ATSI Certificate, the ATSI By-Laws, the Iron Mountain Restated Certificate or the Iron Mountain By-Laws contains a provision relating to preemptive rights.


Special Meetings

     General Law. Under the DGCL, a special meeting of stockholders may be called by the Board of Directors or such other persons as are authorized by the certificate of incorporation or the by-laws. The NRS does not specifically address who may call special meetings of stockholders.

     AGI. The AGI By-Laws provide that special meetings of the stockholders may be called for any purpose, unless otherwise prohibited by law, by the Chairman, the President or the Board of Directors.

     UAC. The UAC By-Laws provide that special meetings of the stockholders may be called for any purpose, unless otherwise prohibited by law, by the Chairman, the President or any two Directors and shall be called by the Secretary at the request of a holder or holders of 10% or more of the votes entitled to be cast on any issue proposed to be considered at the special meeting.

     ATSI. The ATSI By-Laws provide that special meetings of the stockholders may be called for any purpose, unless otherwise prohibited by law, by the Chairman, the President or the Board of Directors and shall be called by the Chairman, the President or the Secretary at the request of a majority of the Directors or the holders of a majority of the outstanding shares of ATSI Common Stock entitled to vote.

     Iron Mountain. There are certain restrictions on special meetings of the Iron Mountain stockholders. See "Description of Iron Mountain Capital Stock--DGCL and Certain Provisions of the Iron Mountain Restated Certificate and the Iron Mountain By-Laws--Stockholder Actions and Meetings."

     Notices of Meetings. The DGCL provides that for special meetings of stockholders, the purpose or purposes of the meeting must be stated in the notice. The NRS requires that the purpose or purposes of the meeting be stated in the notice for both special and annual meetings.

     Proxies. The DGCL provides that no proxy shall be valid after three years unless the proxy provides for a longer period. The DGCL provides that a duly executed proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A proxy may be made irrevocable regardless of whether the interest with which it is coupled is an interest in the stock itself or an interest in the corporation generally. The NRS provides that no proxy shall be valid after the expiration of six months unless it is coupled with an interest, or unless the stockholder specifies in it the length of time for which it is to continue in force, which may not exceed seven years from the date of its creation. The NRS does not explicitly state that proxies can be made irrevocable.

     Court-ordered Meetings. The DGCL provides that the Court of Chancery may require the holding of an annual meeting of the stockholders if no such meeting has been held within 30 days following the date designated therefor or, if no date has been designated, if no such meeting has been held within 13 months after the last annual meeting.


Corporate Action Without a Meeting

     General Law. The DGCL permits corporate action without a stockholders' meeting, without prior notice and without a vote of stockholders upon receipt of the written consent of that number of shares that would be necessary to authorize the proposed corporate action at a meeting at which all shares entitled to vote thereon were present and voting, unless the charter expressly provides otherwise. Prompt notice of the taking of action without a meeting by less than a unanimous written consent must be given to all stockholders who have not consented in writing.

Generally, under the DGCL, any action required to be taken at an annual or special meeting of the shareholders may be taken by written consents of the shareholders, if such consents set forth the action to be taken and are signed by the holders of the outstanding stock having not less than the minimum number of votes necessary to authorize or take such action at a meeting. Under the NRS, any action by a majority (or such greater portion as may be required by the articles of incorporation or by-laws) of the voting power of the corporation is sufficient to take such action without a meeting. Under the NRS, notice of the taking of action which creates dissenter's rights by written consent in lieu of a stockholders' meeting must be given to all stockholders entitled to assert dissenter's rights, and such notice must include the notice to dissenting stockholders required by the NRS and described elsewhere in this Proxy Statement.

     AGI. Corporate action may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

     UAC. Corporate action may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

     ATSI. Corporate action may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

     Iron Mountain. The Iron Mountain Restated Certificate prohibits stockholder action by written consent. See "Description of Iron Mountain Capital Stock--DGCL and Certain Provisions of the Iron Mountain Restated Certificate and the Iron Mountain By-Laws--Stockholder Actions and Meetings."


Dividends

     General Law. Under the DGCL, the Directors of a corporation are generally permitted to declare and pay dividends out of surplus or out of net profits for the current and/or preceding fiscal year, provided that such dividends will not reduce capital below the amount of capital represented by all classes of issued and outstanding stock having a preference upon the distribution of assets. Also under the DGCL, a corporation may generally redeem or purchase shares of its stock if such redemption or purchase will not impair the capital of the corporation. The NRS prohibits a dividend or other distribution to stockholders by a Nevada corporation if, after giving effect to the distribution, (i) the corporation would not be able to pay its debts as they become due in the usual course of business or (ii) except as otherwise specified in the articles of incorporation, the corporation's total assets would be less than the sum of its total liabilities, if the corporation were dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution.

     AGI. The AGI By-Laws provide that dividends upon the outstanding capital stock may be declared by the AGI Board at any regular or special meeting, pursuant to law and may be paid in cash, in property, or in shares of capital stock.

     UAC. The UAC Articles currently provide that the holders of UAC Preferred Stock shall be entitled to receive from UAC, and UAC shall be obligated to pay to the holders of the UAC Preferred Stock, cumulative dividends at the rate of 8% per annum on the amount of the liquidation preference of $1,000 per share of such stock. Any and all dividends payable by UAC pursuant to the preceding sentence shall be declared quarterly, compounded and paid annually on the last business day of December through the delivery to the holders of the UAC Preferred Stock that number of additional shares of UAC Preferred Stock ("PIK Shares") determined by dividing the amount of the dividend due to each holder by $1,000. To the extent that such calculation yields fractional interests, UAC shall pay the amount of such fractional interest in cash.


     Subject to the foregoing, dividends accrue from the date of issuance of the UAC Preferred Stock and are deemed to accrue from day to day whether or not earned or declared. Further, such dividends shall be payable before any dividends shall be paid, declared or set apart for any other class of UAC's stock, and shall be cumulative so that if for any dividend period such dividends are not paid or declared and set apart therefor, all accrued and unpaid dividends on the UAC Preferred Stock shall be paid, in whole or in part (without interest), on the next succeeding dividend payment date. Until all accrued and unpaid dividends on the UAC Preferred Stock shall have been fully paid, no distribution, by dividend or otherwise, shall be paid on, declared or set part for any other class or series of stock of UAC and no shares of any other class or series of stock of UAC shall be acquired, directly or indirectly, by redemption or otherwise. Furthermore, until all of the PIK Shares have been redeemed by UAC pursuant to the UAC Articles, no distribution, by dividend or otherwise, shall be paid in cash on any other class or series of stock of UAC.


     The UAC Articles and the UAC By-Laws do not contain any other provisions relating to the declaration of dividends on UAC Common Stock.


     ATSI. The ATSI By-Laws provide that dividends upon the outstanding capital stock may be declared by the UAC Board at any regular or special meeting, pursuant to law and may be paid in cash, in property, or in shares of capital stock.


     Iron Mountain. For a description of Iron Mountain's dividend policy and the terms of the Iron Mountain Restated Certificate pertaining to dividends, see "Market Prices and Dividend Data" and "Description of Iron Mountain Capital Stock--Common Stock--Dividends."


Liquidation

     General Law. Pursuant to both the DGCL and NRS, upon the winding up, dissolution or liquidation of a corporation, the stockholders of such corporation are entitled to share in any of the assets distributable to the holders of the respective corporation's stock upon such liquidation, dissolution or winding up in accordance with their respective rights and interests.

     AGI. Neither the AGI Certificate nor the AGI By-Laws provide for any different procedure for distribution of assets upon liquidation.

     UAC. The UAC Articles currently provide that holders of UAC Preferred Stock are entitled to $1,000 per share of UAC Preferred Stock, plus all accrued but unpaid dividends, upon liquidation.

     ATSI. Neither the ATSI Articles of Incorporation nor the ATSI By-Laws provide for any different procedure for distribution of assets upon liquidation.

     Iron Mountain. The Iron Mountain Common Stock and Nonvoting Common Stock share ratably upon liquidation. See "Description of Iron Mountain Capital Stock--Common Stock--Liquidation Rights."


Provisions Relating To Directors

     General Law. Under the DGCL and NRS, a corporation must have a Board of Directors consisting of at least one Director. Under the DGCL, a corporation's charter may (i) confer upon holders of any class or series of stock the right to elect one or more Directors to serve for such term and to have such voting powers as may be specified therein, (ii) permit classification of the Board of Directors, and (iii) permit cumulative voting for the election of Directors. Under the DGCL and NRS, election of directors by the stockholders is substantially similar. Cumulative voting is generally allowed in both states. Under both the DGCL and NRS, the certificate of incorporation, articles of incorporation or an amendment thereto may provide for cumulative voting. Also, a stockholder of a Nevada corporation registered under the Securities Act of 1933, as amended, must give notice to the corporation in advance that the stockholder wishes to cumulate votes.

     AGI. The AGI Certificate and the UAC By-Laws provide that the number of Directors shall be not less than six nor more than seven. Currently, the AGI Board consists of seven members. The AGI By-laws provide that vacancies on the AGI Board, however caused, may be filled solely by a majority vote of the stockholders in accordance with a certain stockholders agreement dated March 30, 1993. The AGI Certificate does not provide for cumulative voting or class voting for election of Directors. All executive officers are elected by the AGI Board and hold office for such term as may be prescribed by the AGI Board. Any such officer elected or appointed by the AGI Board may be removed with or without cause at any time by the AGI Board.

     UAC. The UAC By-Laws provide that the UAC Board may fix the number of Directors at not less than one nor more than seven. Currently, the UAC Board consists of six members. Any vacancies on the UAC Board, however caused, may be filled solely by a majority vote of the Directors then in office, even if less than a quorum. The UAC Articles do not provide for cumulative voting or class voting for election of Directors. All executive officers are chosen by the UAC Board or chosen in a manner determined by the UAC Board and hold office for such term as may be prescribed by the UAC Board. Any such officer elected or appointed by the UAC Board may be removed with or without cause at any time by the UAC Board.

     ATSI. The ATSI By-Laws provide that the ATSI Board may fix the number of Directors. Currently, the ATSI Board consists of six members. Any vacancies on the ATSI Board, however caused, may be filled solely by a majority vote of the Directors then in office, even if less than a quorum. The ATSI Certificate does not provide for cumulative voting or class voting for election of Directors. All executive officers are elected by the ATSI Board and hold office for such term as may be prescribed by the ATSI Board. Any such officer elected or appointed by the ATSI Board may be removed with or without cause at any time by the ATSI Board.

     Iron Mountain. For a description of Iron Mountain's classified Board of Directors and provisions regarding vacancies and removal, see "Description of Iron Mountain Capital Stock--DGCL and Certain Provisions of the Iron Mountain Restated Certificate and the Iron Mountain By-Laws--Classified Board of Directors" and "--Removal of Directors; Filling Vacancies on the Iron Mountain Board."


Stockholder Nominations to Elect Directors

     AGI. Neither the AGI Certificate nor the AGI By-Laws contains a provision relating to stockholder nominations to elect directors.

     UAC. Neither the UAC Articles nor the UAC By-Laws contains a provision relating to stockholder nominations to elect directors.

     ATSI. Neither the ATSI Certificate or the ATSI By-Laws contains a provision relating to stockholder nominations to elect directors.

     Iron Mountain. The Iron Mountain By-Laws provide that nominations of persons for election to the Iron Mountain Board may be made at a meeting of stockholders, by or at the direction of the Iron Mountain Board or by any stockholder of the corporation entitled to vote for the election of Directors at such meeting, provided there is compliance with such notice procedures as are outlined in the Iron Mountain By-Laws. See "Description of Iron Mountain Capital Stock--DGCL and Certain Provisions of the Iron Mountain Restated Certificate and the Iron Mountain By-Laws."


Removal

     General Law. Under the DGCL, shareholders may remove one or more directors by majority vote with or without cause unless the certificate of incorporation provides that directors may only be removed for cause, or in the case of a corporation with cumulative voting, if less than all the directors are removed, no director may be removed without cause if the votes cast against his removal would be sufficient to elect him. Under the NRS, however, shareholders representing two-thirds or more of the voting stock are generally required to remove a director from office.

     AGI. Neither the AGI Articles of Incorporation nor the AGI By-Laws contains any provision setting forth an alternative standard for removal of Directors.

     UAC. The UAC By-Laws provide that Directors may be removed with or without cause by the holders of two-thirds of the voting power of the issued and outstanding UAC stock, and that a Director may be removed with cause by the Board of Directors.

     ATSI. Neither the ATSI Certificate nor the ATSI By-Laws contains any provision setting forth an alternative standard for removal of Directors.

     Iron Mountain. Iron Mountain's Directors may be removed by stockholders only for cause. See "Description of Iron Mountain Capital Stock--DGCL and Certain Provisions of the Iron Mountain Restated Certificate and the

Iron Mountain By-Laws--Classified Board of Directors" and "--Removal of Directors; Filling Vacancies on the Iron Mountain Board."


Non-Voting Observers at Board Meetings

     AGI. The AGI By-Laws provide that any stockholder of AGI who together with its affiliates as of May 13, 1991 owned of record and beneficially at least 10% of the total outstanding shares of AGI entitled to vote, shall (for so long as such stockholder and its affiliates continue to own or record and beneficially at least 5% of the total outstanding shares of AGI entitled to vote) be entitled to receive written notice of all meetings of the Board of Directors and to have two of its designees (regardless of whether such stockholder or any of its designees is a member of the Board of Directors) attend such meetings as a non-voting observer with the right to participate in all discussions of the Board of Directors and comment upon all actions to be taken by the Board of Directors at such meetings (except to the extent that the Board of Directors determines in good faith, based on the opinion of outside counsel to AGI, that such observer's attendance or participation at a particular meeting or part of a meeting would be likely to result in AGI's loss of the protection of the attorney-client privilege with respect to legal matters to be considered by the Board of Directors, the result of which the Board of Directors reasonably believes would be likely to be material and adverse to AGI's business, financial condition or results of operations).

     UAC. Neither the UAC Articles nor the UAC By-Laws contains a provision relating to non-voting observers at Board meetings.

     ATSI. Neither the ATSI Certificate or the ATSI By-Laws contains a provision relating to non-voting observers at Board meetings.

     Iron Mountain. Neither the Iron Mountain Restated Certificate nor the Iron Mountain By-Laws contains a provision relating to non-voting observers at Board meetings.

                       RIGHTS OF DISSENTING STOCKHOLDERS


     Each holder of record of AGI Common Stock on the Arcus Record Date has the right to dissent from the UAC Reorganization, the ATSI Reorganization and the Merger and demand and perfect appraisal rights in accordance with the procedure established in Section 262 of the DGCL. Each holder of record of UAC Common Stock and UAC Preferred Stock on the Arcus Record Date has the right to dissent from the UAC Reorganization and demand the fair value of his, her or its shares in accordance with the procedure established under Section 92A.380 to 92A.500, inclusive, of the NRS. Each holder of record of ATSI Common Stock on the Arcus Record Date has the right to dissent from the ATSI Reorganization in accordance with the procedure established in Section 262 of the DGCL. Neither stockholders of UAC nor stockholders of ATSI will have the right to dissent from the Merger because they will not be stockholders of record of AGI on the Arcus Record Date. Therefore, stockholders of UAC and stockholders of ATSI who oppose the Merger (or any of the related transactions) and who would dissent from the Merger if they had the right to do so, should dissent from the UAC Reorganization or the ATSI Reorganization, as applicable. The Arcus Principal Stockholders have agreed to vote their shares of stock of the Arcus Parties in favor of the Arcus Proposals and to waive their dissenters and appraisal rights with respect to their shares of stock of the Arcus Parties. Iron Mountain stockholders do not have the right to dissent from the Merger.


     SECTION 262 OF THE DGCL AND SECTIONS 92A.380 TO 92A.500 OF THE NRS (AND RELATED SECTIONS OF THE NRS) ARE REPRINTED IN THEIR ENTIRETY AS ANNEX X TO THIS PROXY STATEMENT. THE FOLLOWING DISCUSSION IS NOT A COMPLETE STATEMENT OF THE LAW RELATING TO DISSENTER'S AND APPRAISAL RIGHTS AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO ANNEX X. THIS DISCUSSION AND ANNEX X SHOULD BE REVIEWED CAREFULLY BY ANY HOLDER WHO WISHES TO EXERCISE STATUTORY DISSENTER'S OR APPRAISAL RIGHTS OR WHO WISHES TO PRESERVE THE RIGHT TO DO SO, AS FAILURE TO COMPLY WITH THE PROCEDURES SET FORTH HEREIN OR THEREIN WILL RESULT IN THE LOSS OF DISSENTER'S OR APPRAISAL RIGHTS.


ATSI Stockholders:

     A holder of record of ATSI Common Stock as of the Arcus Record Date who makes the demand described below with respect to such shares, who continuously is the record holder of such shares through the ATSI Effective Time, who otherwise complies with the statutory requirements of Section 262 and who neither votes in favor of the ATSI Reorganization Agreement nor consents thereto in writing may be entitled to an appraisal by the Delaware Court of Chancery (the "Delaware Court") of the fair value of his or her shares of stock. All references in this summary of appraisal rights of ATSI stockholders to a "stockholder" is to the record holder or holders of shares of ATSI Common Stock on the Arcus Record Date.

     Under Section 262, where a merger is to be submitted for approval at a meeting of stockholders, as in the ATSI Stockholders Meeting, not less than 20 days prior to the meeting, each constituent corporation must notify each of the holders of its stock for which appraisal rights are available that such appraisal rights are available and include in each such notice a copy of
Section 262. This Proxy Statement shall constitute such notice to the record holders of ATSI Common Stock.

     Stockholders who desire to exercise their appraisal rights must not vote in favor of the ATSI Reorganization Agreement and must deliver a separate written demand for appraisal to ATSI prior to the vote by the stockholders of ATSI on the ATSI Reorganization Agreement. A stockholder who signs and returns a proxy without expressly directing by checking the applicable boxes on the reverse side of the proxy card enclosed herewith that his or her shares of stock of ATSI be voted against the ATSI Reorganization Agreement, or that an abstention be registered with respect to his or her shares of stock in connection with the proposal, will effectively have thereby waived his or her appraisal rights as to those shares of stock of ATSI because, in the absence of express contrary instructions, such shares of stock of ATSI will be voted in favor of the ATSI Reorganization Agreement. See "The Stockholders Meetings--Solicitation and Voting of Proxies." Accordingly, a stockholder who desires to pursue his or her dissenter's rights with respect to any of his or her shares of stock of ATSI must, as one of the procedural steps involved, either (i) refrain from executing and returning the enclosed proxy card and from voting in person in favor of such proposal to approve the ATSI Reorganization Agreement or (ii) check either the "Against" or the "Abstain" box next to such proposal on such card or affirmatively vote in person against the proposal or register in person an abstention with respect thereto. A demand for appraisal must be executed by or on behalf of the stockholder of record and must reasonably inform ATSI of the identity of the stockholder of record and that such record stockholder intends thereby to demand appraisal of the shares of stock of ATSI. A person having a beneficial interest in shares of stock of ATSI that are held of record in the name of another person, such as a broker, fiduciary or other nominee, must act promptly to cause the record holder to follow the steps summarized herein properly and in a timely manner to perfect whatever appraisal rights are available. If the shares of stock of ATSI are owned of record by a person other than the beneficial owner, including a broker, fiduciary (such as a trustee, guardian or custodian) or other nominee, such demand must be executed by or for the record owner. If the shares of stock of ATSI are owned of record by more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, such person is acting as agent for the record owner.

     A record owner, such as a broker, fiduciary or other nominee, who holds shares of stock of ATSI as a nominee for others, may exercise appraisal rights with respect to the shares held for all or less than all beneficial owners of shares as to which such person is the record owner. In such case, the written demand must set forth the number of shares covered by such demand. Where the number of shares is not expressly stated, the demand will be presumed to cover all shares of stock of ATSI outstanding in the name of such record owner.

     A stockholder who elects to exercise appraisal rights, if available, should mail or deliver his or her written demand to Julien H. Meyer III, Secretary, Arcus Technology Services, Inc., 667 Madison Avenue, 25th Floor, New York, New York 10021-8029.

     The written demand for appraisal should specify the stockholder's name and mailing address, the number and class of shares of stock of ATSI owned, and that the stockholder is thereby demanding appraisal of his or her shares. A proxy or vote against the ATSI Reorganization Agreement will not by itself constitute such a demand. Within ten days after the ATSI Effective Time, the surviving corporation must provide notice of the Effective Time to all stockholders who have complied with Section 262.

     Within 120 days after the ATSI Effective Time, either the surviving corporation or any stockholder who has complied with the required conditions of
Section 262 may file a petition in the Delaware Court, with a copy served on the surviving corporation in the case of a petition filed by a stockholder, demanding a determination of the fair value of the shares of all dissenting stockholders. Accordingly, ATSI stockholders who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in
Section 262. Within 120 days after the ATSI Effective Time, any stockholder who has theretofore complied with the applicable provisions of Section 262 will be entitled, upon written request, to receive from the surviving corporation a statement setting forth the aggregate number of shares of each class of stock of ATSI not voting in favor of the ATSI Reorganization Agreement and with respect to which demands for appraisal were received by ATSI and the number of holders of such shares. Such statement must be mailed within 10 days after the written request therefor has been received by the surviving corporation.

     If a petition for an appraisal is timely filed and assuming appraisal rights are available, at the hearing on such petition, the Delaware Court will determine which stockholders, if any, are entitled to appraisal rights. The Delaware Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Delaware Court may dismiss the proceedings as to such stockholder. Where proceedings are not dismissed, the Delaware Court will appraise the shares of stock of ATSI owned by such stockholders, determining the fair value of such shares exclusive of any element of value arising from the accomplishment or expectation of the ATSI Reorganization, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining fair value, the Delaware Court is to take into account all relevant factors. In Weinberger v. UOP Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered, and that "fair price obviously requires consideration of all relevant factors involving the value of a company." The Delaware Supreme Court stated that in making this determination of fair value the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts ascertainable as of the date of the merger that throw light on future prospects of the merged corporation. In Weinberger, the Delaware Supreme Court stated that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered." Section 262, however, provides that fair value is to be "exclusive of any element of value arising from the accomplishment or expectation of the merger."

     The cost of the appraisal proceeding may be determined by the Delaware Court and taxed against the parties as the Delaware Court deems equitable in the circumstances. Upon application of a dissenting stockholder of ATSI, the Delaware Court may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, be charged pro rata against the value of all shares of stock entitled to appraisal.

     Any holder of shares of stock of ATSI who has duly demanded appraisal in compliance with Section 262 will not, after the ATSI Effective Time, be entitled to vote for any purpose any shares subject to such demand or to receive payment of dividends or other distributions on such shares, except for dividends or distributions payable to stockholders of record at a date prior to the ATSI Effective Time.

     If no petition for appraisal is filed with the Delaware Court within 120 days after the ATSI Effective Time, stockholders' rights to appraisal shall cease. Any stockholder may withdraw such stockholder's demand for appraisal by delivering to the surviving corporation a written withdrawal of his or her demand for appraisal and acceptance of the ATSI Reorganization, except that (i) any such attempt to withdraw made more than 60 days after the ATSI Effective Time will require written approval of the surviving corporation and (ii) no appraisal proceeding in the Delaware Court will be dismissed as to any stockholder without the approval of the Delaware Court, which may be conditioned upon such terms as the Delaware Court deems just.


UAC Stockholders:

     Each stockholder of record of UAC on the Arcus Record Date has the right to dissent from the UAC Reorganization and obtain the "fair value" of his shares in accordance with the procedure under Sections 92A.300 to 92A.500 of the NRS, inclusive (which are summarized below), copies of which sections are attached to this Proxy Statement as Annex X. All references in this summary of dissenter's rights of UAC stockholders to a "stockholder" are to the record holder or holders of shares of UAC Common Stock or UAC Preferred Stock on the Arcus Record Date.

     A stockholder may assert dissenter's rights as to fewer than all of the shares registered in his name only if the stockholder dissents with respect to all shares beneficially owned by any one person and notifies UAC in writing of the name and address of each person on whose behalf the stockholder asserts dissenter's rights. The rights of a partial dissenter under the NRS are determined as if the shares as to which such partial dissenter dissents and such partial dissenter's other shares were registered in the names of different stockholders. A beneficial stockholder may assert dissenter's rights as to shares held on behalf of such beneficial stockholder only if (a) such beneficial stockholder submits to UAC the written consent of the stockholder of record to the dissent not later than the time the beneficial stockholder asserts dissenter's rights, and (b) such beneficial stockholder does so with respect to all shares of which he or she is the beneficial stockholder and over which such beneficial stockholder has power to direct the vote.

     A stockholder who wishes to assert dissenter's rights (a) must deliver to UAC, before the vote on the UAC Reorganization is taken, written notice of his or her intent to demand payment ("Notice of Intent") for his or her shares if the proposed UAC Reorganization is effectuated; and (b) must not vote his or her shares in favor of the proposed UAC Reorganization. A stockholder who does not satisfy these requirements is not entitled to payment for his or her shares under the dissenter's rights provisions of the NRS. A stockholder who signs and returns a proxy without expressly directing by checking the applicable boxes on the reverse side of the proxy card enclosed herewith that his or her shares of stock of UAC be voted against the UAC Reorganization Agreement, or that an abstention be registered with respect to his or her shares of stock in connection with the proposal, will effectively have thereby waived his or her appraisal rights as to those shares of stock of UAC because, in the absence of express contrary instructions, such shares of stock of UAC will be voted in favor of the UAC Reorganization Agreement. See "The Stockholders Meetings--Solicitation and Voting of Proxies." Accordingly, a stockholder who desires to pursue his or her dissenter's rights with respect to any of his or her shares of stock of UAC must, as one of the procedural steps involved, either (i) refrain from executing and returning the enclosed proxy card and from voting in person in favor of such proposal to approve the UAC Reorganization Agreement or (ii) check either the "Against" or the

"Abstain" box next to such proposal on such card or affirmatively vote in person against the proposal or register in person an abstention with respect thereto.

     A stockholder's submission of the enclosed proxy statement, wherein he or she has checked the "Against" or "Abstain" box next to the proposal to approve the UAC Reorganization Agreement, will not alone be considered written notice of the stockholder's intent to demand payment for his or her shares if the proposed UAC Reorganization is effectuated. A stockholder who elects to assert dissenter's rights, if available, must submit a Notice of Intent specifying that such dissenting stockholder intends to demand payment for his or her shares if the UAC Reorganization is effectuated. The dissenting stockholder's notice of intent should be mailed or delivered, in advance of the vote on the UAC Reorganization, to Richard S. Meller, Secretary, United Acquisition Company, Two North LaSalle Street, Suite 2100, Chicago, Illinois 60602. A dissenting stockholder who will attend the UAC Stockholders Meeting may deliver his or her Notice of Intent to Mr. Meller or Mr. Bailey at the time of the meeting, so long as he or she delivers the Notice of Intent prior to the vote on the proposal to approve the UAC Reorganization Agreement.

     Within 10 days after the UAC Effective Time, AGI (or Iron Mountain as AGI's successor by merger) must deliver a written dissenter's notice to all stockholders of UAC who satisfied the requirements to assert dissenter's rights, and AGI (or Iron Mountain as AGI's successor by Merger) must (a) state where the dissenting stockholder's demand for payment must be sent and where and when certificates, if any, for shares must be deposited; (b) inform the holders of shares not represented by certificates to what extent the transfer of his or her shares will be restricted after the demand for payment is received; (c) supply a form for demanding payment that (i) includes the date of the first announcement to the news media or to the stockholders of the terms of the proposed UAC Reorganization and (ii) requires that the person asserting dissenter's rights certify whether or not he or she acquired beneficial ownership of the shares before that date; (d) set a date by which AGI (or Iron Mountain as AGI's successor by merger) must receive the demand for payment, which may not be less than 30 nor more than 60 days after the date the dissenter's notice is delivered; and (e) be accompanied by a copy of Sections 92A.300 to 92A.500 of the NRS.

     To demand payment for the fair value of his or her UAC shares, a stockholder to whom a dissenter's notice is sent must (a) demand payment; (b) certify whether he or she acquired beneficial ownership of the shares before the date required to be set forth in the dissenter's notice for this certification; (c) deposit his or her UAC share certificates, if any, in accordance with the terms of the notice. The stockholder who demands payment and deposits his or her share certificates, if any, retains all other rights of a stockholder until those rights are canceled or modified by the consummation of the UAC Reorganization. The stockholder who does not demand payment or deposit his shares certificates where required, each by the date set forth in the dissenter's notice is not entitled to payment for his shares under the dissenter's rights provisions of the NRS.

     Shares not represented by a certificate may not be transferred after the date a demand for their payment is received by UAC (or AGI or Iron Mountain after the UAC Effective Time). Persons for whom dissenter's rights are asserted as to shares not represented by a certificate retain all other rights of a stockholder until those rights are canceled or modified by the consummation of the UAC Reorganization.

     Subject to the following paragraph, within 30 days after receipt of a demand for payment, AGI or Iron Mountain after the UAC Effective Time shall pay each dissenting stockholder who complied with the foregoing requirements the amount that AGI or Iron Mountain after the Effective Time estimates to be the fair value of his shares, meaning the value of the shares immediately before the effectuation of the UAC Reorganization, excluding appreciation or depreciation in anticipation of the UAC Reorganization unless the exclusion would be "inequitable," plus accrued interest. The payment must be accompanied by (a) the balance sheet of AGI or Iron Mountain after the Effective Time as of the end of the fiscal year ending not more than 16 months before the date of payment, a statement of income for that year, a statement of changes in the stockholder's equity for that year and the latest available interim financial statements, if any; (b) a statement of the estimate of the fair value of the shares by UAC (or AGI or Iron Mountain after the UAC Effective Time); (c) an explanation of how the interest was calculated; (d) a statement of the dissenting stockholder's rights to demand payment under Section 92A.480 of the NRS; and (e) a copy of Sections 92A.300 to 93A.500, inclusive, of the NRS.

     AGI or Iron Mountain after the Effective Time may elect to withhold payment from a dissenting stockholder unless he or she was the beneficial owner of the shares before the date set forth in UAC's dissenter's notice as the date of the first announcement to the news media or to the stockholders of the terms of the proposed action.

To the extent AGI or Iron Mountain after the Effective Time elects to withhold payment, it shall estimate the fair value of the shares, plus accrued interest, and shall offer to pay this amount to each dissenting stockholder who agrees to accept it in full satisfaction of his or her demand.

     Within 30 days after AGI or Iron Mountain after the Effective Time made or offered payment for the shares, the dissenting stockholder may notify AGI or Iron Mountain after the Effective Time in writing of his or her own estimate of the fair value of his or her shares and the amount of interest due, and demand payment thereof, less any payment made; or reject the offer and demand payment of fair value and interest due, if he or she believes amount offered is less than fair value of his or her shares or that interest due is incorrectly calculated. The dissenting stockholder waives his or her right to demand payment unless he or she notifies AGI or Iron Mountain after the Effective Time of his or her demand in writing within such 30 days.

     If demand for payment thereafter remains unsettled, AGI or Iron Mountain after the Effective Time shall commence a proceeding within 60 days after receiving the demand and petition the court to determine the fair value of the shares and accrued interest. If AGI or Iron Mountain after the Effective Time does not commence the proceeding within 60 days, then it must pay the dissenting stockholder the amount he or she demanded. AGI or Iron Mountain after the Effective Time shall commence the proceeding in the county where the registered office of UAC was located.

     AGI or Iron Mountain after the Effective Time shall make all dissenting stockholders, whether or not residents of Nevada, whose demands remain unsettled, parties to the proceeding as in an action against their shares. All parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

     The jurisdiction of the court in which the proceeding is commenced is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers have the powers described in the order appointing them, or any amendment thereto. The dissenting stockholders are entitled to the same discovery rights as parties in other civil proceedings.

     Each dissenting stockholder who is made a party to the proceeding is entitled to a judgment: (a) for the amount, if any, by which the court finds the fair value of his or her shares, plus interest, exceeds the amount paid by AGI or Iron Mountain after the Effective Time; or (b) for the fair value, plus accrued interest, of his after-acquired shares for which AGI or Iron Mountain after the Effective Time elected to withhold payment pursuant to Section 92A.470 of the NRS.

     A court in a proceeding to determine fair value shall determine all of the costs of the proceeding, including the reasonable compensation and expenses of any appraisers appointed by the court. The court shall assess the costs against AGI or Iron Mountain after the Effective Time, except that the court may assess costs against all or some of the dissenting stockholders, in amounts the court finds equitable, to the extent the court finds the dissenting stockholders acted arbitrarily, vexatiously or not in good faith in demanding payment. The court may also assess the fees and expenses of the counsel and experts for the respective parties, in amounts the court finds equitable against AGI or Iron Mountain after the Effective Time and in favor of all dissenting stockholders if the court finds that the subject corporation did not substantially comply with the requirements of Sections 92A.300 to 92A.500, inclusive of the NRS; or against either AGI or Iron Mountain after the Effective Time or a dissenting stockholder in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by Sections 92A.300 to 92A.500, of the NRS.

     If the court finds that the services of counsel for any dissenting stockholder were of substantial benefit to other dissenting stockholders similarly situated, and that the fees for those services should not be assessed against AGI or Iron Mountain after the Effective Time, the court may award to those counsel reasonable fees to be paid out of the amounts awarded to the dissenting stockholders who were benefited. In a proceeding commenced pursuant to Section 92A.460 of the NRS, the court may assess the costs against AGI or Iron Mountain after the Effective Time, except that the court may assess costs against all or some of the dissenting stockholders who are parties to the proceeding, in amounts the court finds equitable, to the extent the court finds that such parties did not act in good faith in instituting the proceeding.

AGI Stockholders:

     The AGI Common Stock to be received by holders of ATSI Common Stock and UAC Common Stock pursuant to each Reorganization will, in each case, exceed 20% of the aggregate number of shares of each such class of AGI stock outstanding immediately prior to the Effective Time. Accordingly, each holder of AGI Common Stock may demand and perfect appraisal rights in connection with each of the Reorganizations, as well as the Merger, in accordance with the conditions established by Section 262. A holder of record of AGI Common Stock as of the Arcus Record Date who makes the demand described below with respect to such shares, who continuously is the record holder of such shares through the Effective Time, who otherwise complies with the statutory requirements of
Section 262 and who neither votes in favor of the ATSI Reorganization Agreement, the UAC Reorganization and/or the Merger Agreement (depending on with respect to which transactions such stockholder wishes to dissent) nor consents thereto in writing may be entitled to an appraisal by the Delaware Court of the fair value of his or her shares of stock. All references in this summary of appraisal rights to a "stockholder" is to the record holder or holders of shares of AGI Common Stock.

     Under Section 262, where a merger is to be submitted for approval at a meeting of stockholders, as in the AGI Stockholders Meeting, not less than 20 days prior to the meeting, each constituent corporation must notify each of the holders of its stock for which appraisal rights are available that such appraisal rights are available and include in each such notice a copy of
Section 262. This Proxy Statement shall constitute such notice to the record holders of AGI Common Stock.

     Stockholders who desire to exercise their appraisal rights must not vote in favor of the Reorganization Agreements, the Reorganizations, Merger Agreement or the Merger (depending on with respect to which transactions such stockholder wishes to dissent) and must deliver a separate written demand for appraisal to AGI prior to the vote by the stockholders of AGI on the Reorganization Agreements, the Reorganizations, the Merger Agreement and the Merger. A stockholder who signs and returns a proxy without expressly directing by checking the applicable boxes on the reverse side of the proxy card enclosed herewith that his or her shares of stock of AGI be voted against the Reorganization Agreements and the Merger Agreement (depending on with respect to which transactions such stockholder wishes to dissent), or that an abstention be registered with respect to his or her shares of stock in connection with the proposal, will effectively have thereby waived his or her appraisal rights as to those shares of stock of AGI because, in the absence of express contrary instructions, such shares of stock of AGI will be voted in favor of the Reorganization Agreements and the Merger Agreement. See "The Stockholders Meetings--Solicitation and Voting of Proxies." Accordingly, a stockholder who desires to perfect appraisal rights with respect to any of his or her shares of stock of AGI must, as one of the procedural steps involved in such perfection, either (i) refrain from executing and returning the enclosed proxy card and from voting in person in favor of such proposal to approve the Reorganization Agreements and the Merger Agreement (depending on with respect to which transactions such stockholder wishes to dissent) or (ii) check either the "Against" or the "Abstain" box next to such proposal on such card or affirmatively vote in person against the proposal or register in person an abstention with respect thereto. A demand for appraisal must be executed by or on behalf of the stockholder of record and must reasonably inform AGI of the identity of the stockholder of record and that such record stockholder intends thereby to demand appraisal of the shares of stock of AGI. A person having a beneficial interest in shares of stock of AGI that are held of record in the name of another person, such as a broker, fiduciary or other nominee, must act promptly to cause the record holder to follow the steps summarized herein properly and in a timely manner to perfect whatever appraisal rights are available. If the shares of stock of AGI are owned of record by a person other than the beneficial owner, including a broker, fiduciary (such as a trustee, guardian or custodian) or other nominee, such demand must be executed by or for the record owner. If the shares of stock of AGI are owned of record by more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, such person is acting as agent for the record owner.

     A record owner, such as a broker, fiduciary or other nominee, who holds shares of stock of AGI as a nominee for others, may exercise appraisal rights with respect to the shares held for all or less than all beneficial owners of shares as to which such person is the record owner. In such case, the written demand must set forth the number of shares covered by such demand. Where the number of shares is not expressly stated, the demand will be presumed to cover all shares of stock of AGI outstanding in the name of such record owner.

     A stockholder who elects to exercise appraisal rights, if available, should mail or deliver his or her written demand to Richard S. Meller, Secretary, Arcus Group, Inc., Two North La Salle Street, Suite 2100, Chicago, Illinois 60602.

     The written demand for appraisal should specify the stockholder's name and mailing address, the number and class of shares of stock of AGI owned, and that the stockholder is thereby demanding appraisal of his or her shares. A proxy or vote against the Reorganization Agreements and/or the Merger Agreement will not by itself constitute such a demand. Within ten days after the Effective Time, the Surviving Corporation must provide notice of the Effective Time to all stockholders who have complied with Section 262.

     Within 120 days after the Effective Time, either the Surviving Corporation or any stockholder who has complied with the required conditions of Section 262 may file a petition in the Delaware Court, with a copy served on the Surviving Corporation in the case of a petition filed by a stockholder, demanding a determination of the fair value of the shares of all dissenting stockholders. Accordingly, AGI stockholders who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262. Within 120 days after the Effective Time, any stockholder who has theretofore complied with the applicable provisions of Section 262 will be entitled, upon written request, to receive from the Surviving Corporation a statement setting forth the aggregate number of shares of each class of stock of AGI not voting in favor of each Reorganization Agreement and the Merger Agreement and with respect to which demands for appraisal were received by AGI and the number of holders of such shares. Such statement must be mailed within 10 days after the written request therefor has been received by the Surviving Corporation.

     If a petition for an appraisal is timely filed and assuming appraisal rights are available, at the hearing on such petition, the Delaware Court will determine which stockholders, if any, are entitled to appraisal rights. The Delaware Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Delaware Court may dismiss the proceedings as to such stockholder. Where proceedings are not dismissed, the Delaware Court will appraise the shares of stock of AGI owned by such stockholders, determining the fair value of such shares exclusive of any element of value arising from the accomplishment or expectation of the ATSI Reorganization, the UAC Reorganization or the Merger, as applicable, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining fair value, the Delaware Court is to take into account all relevant factors. In Weinberger v. UOP Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered, and that "fair price obviously requires consideration of all relevant factors involving the value of a company." The Delaware Supreme Court stated that in making this determination of fair value the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts ascertainable as of the date of the merger that throw light on future prospects of the merged corporation. In Weinberger, the Delaware Supreme Court stated that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered." Section 262, however, provides that fair value is to be "exclusive of any element of value arising from the accomplishment or expectation of the merger."

     The cost of the appraisal proceeding may be determined by the Delaware Court and taxed against the parties as the Delaware Court deems equitable in the circumstances. Upon application of a dissenting stockholder of AGI, the Delaware Court may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, be charged pro rata against the value of all shares of stock entitled to appraisal.

     Any holder of shares of stock of AGI who has duly demanded appraisal in compliance with Section 262 will not, after the Effective Time, be entitled to vote for any purpose any shares subject to such demand or to receive payment of dividends or other distributions on such shares, except for dividends or distributions payable to stockholders of record at a date prior to the Effective Time.

     If no petition for appraisal is filed with the Delaware Court within 120 days after the Effective Time, stockholders' rights to appraisal shall cease. Any stockholder may withdraw such stockholder's demand for appraisal by delivering to the Surviving Corporation a written withdrawal of his or her demand for appraisal and acceptance of the ATSI Reorganization, the UAC Reorganization and/or Merger, as applicable, except that (i) any such attempt to withdraw made more than 60 days after the Effective Time will require written approval of the Surviving Corporation and (ii) no appraisal proceeding in the Delaware Court will be dismissed as to any stockholder without the approval of the Delaware Court, which may be conditioned upon such terms as the Delaware Court deems just.

                                 LEGAL MATTERS

     The validity of the Iron Mountain Common Stock to be issued in connection with the Merger and certain other legal matters, including the tax-free nature of the Merger, relating to the Merger will be passed upon by Sullivan & Worcester LLP. Jas. Murray Howe, Secretary of Iron Mountain, is of counsel to Sullivan & Worcester LLP and beneficially owns 3,855 shares of Iron Mountain Common Stock.

     Certain legal matters relating to the Reorganizations and the Merger will be passed on by Paul, Hastings, Janofsky & Walker LLP. Certain other legal matters, including the tax-free nature of the Reorganizations and the Merger, will be passed upon by Neal, Gerber & Eisenberg. Certain matters relating to Nevada law will be passed on by Bible, Hoy & Trachok.


                                    EXPERTS

     The financial statements of Iron Mountain and its subsidiaries for the three years ended December 31, 1996, incorporated by reference in this Proxy Statement, have been audited by Arthur Andersen LLP, independent public accountants, as stated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.

     The consolidated financial statements of ATSI (Successor Company) for the year ended December 31, 1996 and the five months ended December 31, 1995 and the consolidated financial statements of Arcus, Inc. (Predecessor Company) for the seven months ended July 31, 1995 and the year ended December 31, 1994, included in the Joint Proxy Statement of Iron Mountain Incorporated, Arcus Group, Inc., United Acquisition Company, and Arcus Technology Services, Inc. which is referred to and made a part of this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The financial statements of AGI for the year ended December 31, 1994, included in this Proxy Statement, have been audited by Arthur Andersen LLP, independent public accountants, as stated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

     The consolidated financial statements of AGI for the two years in the period ended December 31, 1996, included in the Joint Proxy Statement of Iron Mountain Incorporated, Arcus Group, Inc., United Acquisition Company, and Arcus Technology Services, Inc. which is referred to and made a part of this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report appearing elsewhere herein, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

     The financial statements of UAC for the year ended December 31, 1994, included in this Proxy Statement, have been audited by Arthur Andersen LLP, independent public accountants, as stated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

     The consolidated financial statements of UAC for the two years in the period ended and December 31, 1996, included in the Joint Proxy Statement of Iron Mountain Incorporated, Arcus Group, Inc., United Acquisition Company, and Arcus Technology Services, Inc. which is referred to and made a part of this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports appearing elsewhere herein, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

     The financial statements of Nashville Vault Company, Ltd. for the year ended December 31, 1995, incorporated by reference in this Proxy Statement, have been audited by Geo. S. Olive & Co. LLC, independent public accountants, as stated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said report.

     The financial statements of International Record Storage and Retrieval Services, Inc. for the year ended December 31, 1995, incorporated by reference in this Proxy Statement, have been audited by Rothstein, Kass & Company, P.C., independent public accountants, as stated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said report.

     The financial statements of Mohawk Business Record Storage, Inc. for the year ended December 31, 1995, incorporated by reference in this Proxy Statement, have been audited by Arthur Andersen LLP, independent public accountants, as stated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said report.

     The financial statement of Security Archives of Minnesota for the year ended December 31, 1996, incorporated by reference in this Proxy Statement, have been audited by Arthur Andersen LLP, independent public accountants, as stated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said report.

     The financial statements of Wellington Financial Services, Inc. for the year ended December 31, 1996, incorporated by reference in this Proxy Statement, have been audited by Arthur Andersen LLP, independent public accountants, as stated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said report.

     The financial statements of Allegiance Business Archives, Ltd. for the year ended December 31, 1996, incorporated by reference in this Proxy Statement, have been audited by Stout, Causey & Horning, P.A., independent public accountants, as stated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said report.

     The financial statements of Safesite for the three years ended December 31, 1996, incorporated by reference in this Proxy Statement, have been audited by Arthur Andersen LLP, independent public accountants, as stated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.

     The financial statements of Concorde Group, Inc. and Neil Tucker Trust for the year ended December 31, 1996, incorporated by reference in this Proxy Statement, have been audited by Fisher, Schacht & Oliver LLP, independent public accountants, as stated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said report.

     The financial statements of Records Retention/Filesafe, L.P. for the two years ended December 31, 1996, incorporated by reference in this Proxy Statement, have been audited by Abbott, Stringham & Lynch, independent public accountants, as stated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.

     The consolidated financial statements of HIMSCORP, Inc. and Subsidiaries for the two years in the period ended December 31, 1996 appearing in Iron Mountain Incorporated's Current Report on Form 8-K dated November 25, 1997 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements are incorporated herein in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The financial statements of Data Securities International, Inc. for the year ended December 31, 1996, incorporated by reference in this Proxy Statement, have been audited by Arthur Andersen LLP, independent public accountants, as stated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said report.

                         INDEX TO FINANCIAL STATEMENTS


                                                 Page
   Financial Statements of the Arcus Parties:
     Arcus Group, Inc.  .....................   F-2
     United Acquisition Company  ............   F-22
     Arcus Technology Services, Inc.   ......   F-40

                        REPORT OF INDEPENDENT AUDITORS


To the Board of Directors and Stockholders of Arcus Group, Inc.

We have audited the consolidated balance sheets of Arcus Group, Inc. (the Company), formerly United Gas Holding Corporation, as of December 31, 1995 and 1996, and the related consolidated statements of operations, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Arcus Group, Inc. at December 31, 1995 and 1996, and the consolidated results of its operations and cash flows for the years then ended in conformity with generally accepted accounting principles.




                                          /s/ Ernst & Young LLP

                                          Ernst & Young LLP


Dallas, Texas
April 30, 1997, except for
Note 15, as to which the date is
September 26, 1997

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Board of Directors and Stockholders of Arcus Group, Inc.:

We have audited the accompanying consolidated statements of operations, stockholders' equity and cash flows of Arcus Group, Inc. (formerly United Gas Holding Corporation) (a Delaware corporation) and subsidiaries for the year ended December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated results of operations and cash flows of Arcus Group, Inc. and subsidiaries for the year ended December 31, 1994, in conformity with generally accepted accounting principles.






                                          /s/ Arthur Andersen LLP

                                          Arthur Andersen LLP

Houston, Texas
April 4, 1995

                 ARCUS GROUP, INC. CONSOLIDATED BALANCE SHEETS


                                                                      December 31,
                                                           ----------------------------------- September 30,
                                                               1995              1996              1997
                                                           ----------------- ----------------- -----------------
                                                                                                (unaudited)
                            ASSETS (Note 5)
Current Assets:
   Cash and cash equivalents   ...........................  $   24,099,950    $   17,408,382    $   12,169,510
   Accounts receivable, less allowance for doubtful
    accounts of $123,055, $156,227 and $68,000,
    respectively   .......................................       8,951,495        14,008,613        17,058,766
   Other receivables  ....................................         493,500           828,128           828,128
   Inventory    ..........................................         293,393           371,715           342,230
   Prepaid expenses and other current assets  ............         673,558           791,337           969,969
                                                            --------------    --------------    --------------
     Total Current Assets   ..............................      34,511,896        33,408,175        31,368,603
Property and Equipment, at Cost:
   Land, buildings, and leasehold improvements   .........       5,395,640         6,266,886         6,756,226
   Vault equipment and vehicles   ........................       6,628,169         8,819,780        10,097,416
   Furniture and other equipment  ........................       1,288,251         3,994,497         4,808,522
                                                            --------------    --------------    --------------
                                                                13,312,060        19,081,163        21,662,164
   Less accumulated depreciation  ........................         895,589         3,661,338         5,909,813
                                                            --------------    --------------    --------------
     Property and Equipment, Net  ........................      12,416,471        15,419,825        15,752,351
Cost in Excess of Net Assets Acquired, Net of Accumulated
 Amortization of $594,377, $2,310,903 and $4,053,320,
 respectively   ..........................................      35,093,200        55,235,881        57,320,285
Investments (Note 4)  ....................................         821,908           817,629           866,662
Other Assets    ..........................................       2,067,351           581,375           513,538
                                                            --------------    --------------    --------------
   Total Assets    .......................................  $   84,910,826    $  105,462,885    $  105,821,439
                                                            ==============    ==============    ==============
             LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
   Accounts payable   ....................................  $    3,334,939    $    5,952,043    $    3,551,279
   Accrued payroll    ....................................       2,186,478         2,814,509         3,588,027
   Accrued liabilities   .................................         804,569         1,344,791           952,227
   Deferred revenue   ....................................       2,856,621         3,469,265         3,525,806
   Current portion of long-term debt    ..................       2,272,237         4,406,794         3,905,822
                                                            --------------    --------------    --------------
     Total Current Liabilities    ........................      11,454,844        17,987,402        15,523,161
Long-Term Debt (Note 5)  .................................      29,724,941        38,325,473        38,660,602
Other Liabilities  .......................................         266,540           226,700           296,491
Commitments and Contingencies (Notes 3 and 11)
Minority Interest in Subsidiaries    .....................       4,750,185         8,007,551         8,472,488
Preferred Stock of Subsidiary, Redeemable (Note 6)  ......      23,661,526        25,556,105        27,089,471
Warrants Outstanding to Purchase Common Stock of
 Subsidiary  .............................................          15,000            15,000            15,000
Stockholders' Equity (Notes 7 and 8):
   Common stock, $.0001 par value:
    Authorized shares--11,661,290
    Issued and outstanding shares--11,426,525    .........           1,143             1,143             1,143
   Capital in excess of par value    .....................     203,644,666       203,010,935       202,983,641
   Accumulated deficit   .................................    (188,595,067)     (187,707,881)     (187,231,563)
   Translation adjustment   ..............................         (12,952)           40,457            11,005
                                                            --------------    --------------    --------------
     Total Stockholders' Equity   ........................      15,037,790        15,344,654        15,764,226
                                                            --------------    --------------    --------------
     Total Liabilities and Stockholders' Equity  .........  $   84,910,826    $  105,462,885    $  105,821,439
                                                            ==============    ==============    ==============

                            See accompanying notes.

           ARCUS GROUP, INC. CONSOLIDATED STATEMENTS OF OPERATIONS


                                                                                                      Nine Months Ended
                                                        Year Ended December 31,                         September 30,
                                           -------------------------------------------------   --------------------------------
                                              1994              1995             1996             1996             1997
                                           ---------------   --------------   --------------   --------------   ---------------
                                                                                                         (Unaudited)
Revenues:
 Storage and transport   ...............    $         --     $ 16,158,490     $ 43,671,062     $ 31,853,307      $ 38,173,659
 Other    ..............................              --        4,519,868       22,310,314       13,315,113        30,795,249
                                            ------------     ------------     ------------     ------------      ------------
   Total Revenues  .....................              --       20,678,358       65,981,376       45,168,420        68,968,908
Operating Expenses:
 Cost of services rendered  ............              --        9,450,781       32,737,753       21,803,502        37,725,824
 Selling and administrative
   expenses  ...........................              --        6,632,234       21,591,852       14,642,683        20,279,524
 Holding company expenses   ............         504,291        1,122,653        1,991,115        1,039,067         1,023,538
 Depreciation and amortization    ......              --        1,608,479        4,449,025        3,214,479         4,550,373
                                            ------------     ------------     ------------     ------------      ------------
   Total Operating Expenses    .........         504,291       18,814,147       60,769,745       40,699,731        63,579,259
                                            ------------     ------------     ------------     ------------      ------------
Operating Income (Loss)  ...............        (504,291)       1,864,211        5,211,631        4,468,689         5,389,649
Other Income (Expense):
 Interest income (expense), net   ......       1,165,373          612,499       (1,668,324)      (1,145,742)       (1,954,064)
 Equity in income of/writedown
   of investment in limited
   partnership  ........................          49,042           53,346           34,481               --          (571,262)
 Minority interest    ..................          87,345          (58,329)        (321,023)        (310,988)         (427,639)
 Preferred stock dividends of
   subsidiary   ........................      (1,028,000)      (1,754,240)      (1,894,579)      (1,420,934)       (1,533,366)
                                            ------------     ------------     ------------     ------------      ------------
Income (Loss) Before Income
 Taxes    ..............................        (230,531)         717,487        1,362,186        1,591,025           903,318
Provision for Income Taxes
 (Note 9)    ...........................              --          226,000          475,000          391,000           427,000
                                            ------------     ------------     ------------     ------------      ------------
Net Income (Loss)  .....................    $   (230,531)    $    491,487     $    887,186     $  1,200,025      $    476,318
                                            ============     ============     ============     ============      ============
Earnings (Loss) per share   ............    $       (.02)    $       0.04     $       0.08     $       0.11      $       0.04
                                            ============     ============     ============     ============      ============
Weighted average shares
outstanding  ...........................      11,426,525       11,426,525       11,426,525       11,426,525        11,426,525
                                            ============     ============     ============     ============      ============


                            See accompanying notes.

                               ARCUS GROUP, INC.
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY



                                                          Capital in
                                              Common      Excess of        Accumulated         Translation
                                               Stock      Par Value          Deficit            Adjustment       Total
                                              --------   --------------   ------------------   ------------   ---------------
Balances at December 31, 1993  ............    $1,143     $203,644,666     $ (188,856,023)      $      --      $14,789,786
   Net loss  ..............................        --               --           (230,531)             --         (230,531)
                                               -------    ------------     --------------       ---------      -----------
Balances at December 31, 1994  ............     1,143      203,644,666       (189,086,554)             --       14,559,255
   Currency translation adjustment   ......        --               --                 --         (12,952)         (12,952)
   Net income   ...........................        --               --            491,487              --          491,487
                                               -------    ------------     --------------       ---------      -----------
Balances at December 31, 1995  ............     1,143      203,644,666       (188,595,067)        (12,952)      15,037,790
   Subsidiary stock issuances  ............        --         (633,731)                --              --         (633,731)
   Currency translation adjustment   ......        --               --                 --          53,409           53,409
   Net income   ...........................        --               --            887,186              --          887,186
                                               -------    ------------     --------------       ---------      -----------
Balances at December 31, 1996  ............     1,143      203,010,935       (187,707,881)         40,457       15,344,654
   Subsidiary stock issuances
    (unaudited) ...........................        --          (27,294)                --              --          (27,294)
   Currency translation adjustment
    (unaudited) ...........................        --               --                 --         (29,452)         (29,452)
   Net income (unaudited)   ...............        --               --            476,318              --          476,318
                                               -------    ------------     --------------       ---------      -----------
Balances at September 30, 1997
 (unaudited)    ...........................    $1,143     $202,983,641     $ (187,231,563)      $  11,005      $15,764,226
                                               =======    ============     ==============       =========      ===========


                            See accompanying notes.

            ARCUS GROUP, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS



                                                                                             Nine Months Ended
                                                  Year Ended December 31,                      September 30,
                                      ----------------------------------------------- ------------------------------
                                         1994            1995            1996            1996             1997
                                      -------------- --------------- ---------------- --------------- ----------------
                                                                                                (Unaudited)
Operating Activities:
 Net income (loss)    ............... $  (230,531)   $    491,487     $     887,186    $  1,200,025    $     476,318
 Adjustments to reconcile net
   income (loss) to net cash
   provided by (used in) operating
   activities:
  Equity in income of/writedown
    of investment in limited
    partnership    ..................     (49,042)        (53,346)          (34,481)             --          571,262
  Minority interest   ...............     (87,345)         58,329           321,023         310,988          427,639
  Preferred stock dividends of
    subsidiary  .....................   1,028,000       1,754,240         1,894,579       1,420,934        1,533,366
  Depreciation and amortization   ...       3,765       1,608,479         4,449,025       3,214,479        4,550,373
  Provision for losses on accounts
    receivable  .....................          --          15,000            56,000          32,000          (78,314)
  (Gain) loss on disposal of assets         5,443             185           (18,110)        (13,106)             802
 Changes in operating assets and
    liabilities, net of acquisitions:
  Accounts receivable    ............          --      (1,642,378)       (2,911,055)     (1,623,541)      (1,567,953)
  Other receivables   ...............     (58,070)       (719,500)         (334,628)       (334,628)              --
  Inventory  ........................          --         (18,239)          (65,232)          1,160           28,324
  Prepaid expenses    ...............          --        (314,361)          (26,017)        187,911         (181,214)
  Other assets  .....................     (19,825)         (7,315)          (96,821)         44,554          (19,352)
  Accounts payable    ...............     (29,972)      1,395,537         2,099,867        (863,221)      (2,610,994)
  Accrued, other liabilities and
    deferred revenue  ...............  (1,205,406)        872,428           419,907         (89,095)         227,319
                                      ------------   -------------    -------------    ------------    -------------
    Net Cash Provided by
      (Used in) Operating
      Activities   ..................    (642,983)      3,440,546         6,641,243       3,488,460        3,357,576
Investing Activities:
  Acquisitions, net of cash acquired           --     (48,751,173)      (15,128,889)     (7,646,245)      (6,911,046)
  Purchases of property and
   equipment    .....................          --      (2,303,595)       (5,303,665)     (3,242,460)      (2,839,532)
  Investment purchases   ............     (82,857)             --                --              --         (666,662)
  Distributions from limited
   partnership  .....................     163,127         128,193            38,760              --               --
  Sales of properties    ............          --              --         1,808,959       1,808,959               --
  Other investing activities   ......       1,000          (8,085)           (4,897)        113,493          (52,574)
                                      ------------   -------------    -------------    ------------    -------------
    Net Cash Provided by
      (Used in) Investing
      Activities   ..................      81,270     (50,934,660)      (18,589,732)     (8,966,253)     (10,469,814)


                            See accompanying notes.

                                                                                         Nine Months Ended
                                               Year Ended December 31,                     September 30,
                                    --------------------------------------------- -----------------------------
                                       1994           1995           1996            1996            1997
                                    ------------- --------------- --------------- --------------- ---------------
                                                                                            (Unaudited)
Financing Activities:
  Proceeds from issuance of
   subsidiary preferred stock,
   net of issuance costs  .........   20,879,286            --               --              --              --
  Proceeds from sales of
   subsidiary common stock to
   minority stockholders  .........    2,500,000     2,279,200               --              --          10,004
  Proceeds from issuance of
    subsidiary common stock
    warrants  .....................       15,000            --               --              --              --
  Proceeds from issuances of
   long-term debt   ...............           --    30,000,000        9,883,000       5,857,000       6,419,152
  Payments on long-term debt    ...           --    (1,580,544)      (3,540,918)     (2,075,585)     (2,649,021)
  Net increase (decrease) in
    revolving line of credit    ...           --     3,000,000       (1,100,000)     (2,100,000)     (1,900,000)
                                     ------------ -------------    ------------    ------------    ------------
    Net Cash Provided by
      Financing Activities   ......   23,394,286    33,698,656        5,242,082       1,681,415       1,880,135
Effect of Exchange Rate Changes on
 Cash   ...........................           --        (2,220)          14,839             884          (6,769)
                                     ------------ -------------    ------------    ------------    ------------
Net Increase (Decrease) in Cash       22,832,573   (13,797,678)      (6,691,568)     (3,795,494)     (5,238,872)
Cash and Cash Equivalents at
 Beginning of Period   ............   15,065,055    37,897,628       24,099,950      24,099,950      17,408,382
                                     ------------ -------------    ------------    ------------    ------------
Cash and Cash Equivalents at End
 of Period    .....................  $37,897,628  $ 24,099,950     $ 17,408,382    $ 20,304,456    $ 12,169,510
                                     ============ =============    ============    ============    ============

                            See accompanying notes.

                               ARCUS GROUP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 1996 and 1995
(Information for the nine months ended September 30, 1996 and the nine months ended
                        September 30, 1997 is unaudited)

1. Organization and Business


     Approximately 58% of the common stock of Arcus Group, Inc. (AGI), formerly United Gas Holding Corporation, is owned by GKH Investments, L.P. and certain related companies. AGI owns 80% of the outstanding common stock of United Acquisition Company (UAC), UAC owns 81% of the outstanding common stock of Arcus Technology Services, Inc. (ATSI) at September 30, 1997 (81% and 87% at December 31, 1996 and 1995, respectively).


     ATSI, formerly Arcus Holdings Corporation, was formed in June 1995 to acquire all of the outstanding stock of Arcus, Inc. (Arcus), effective after the close of business on July 31, 1995. The consideration given was cash and the acquisition was accounted for using the purchase method. From November 1, 1992, when its previous operating subsidiaries were sold, until the acquisition of Arcus as of July 31, 1995, neither AGI nor UAC made any acquisitions or earned any revenue other than interest income and the equity in a limited partnership interest. During 1996, through its wholly-owned subsidiaries Arcus Data Security, Inc. (ADSI), and Arcus Staffing Resources, Inc. (ASRI), ATSI made eight acquisitions for a combined purchase price of approximately $23.3 million, net of cash acquired (see Note 3).


     These financial statements include the accounts of AGI and its subsidiaries, UAC, ATSI, Arcus, ADSI, ASRI, TPI Holding Corporation, Wolf Advisory International, Ltd., Wolf Advisory International, Inc., and Towler Data Services, Inc. and ADSI's U.K. subsidiary, Arcus Data Security Limited
(ADSL). All intercompany transactions between AGI and its subsidiaries have been eliminated. The term "Company" includes AGI, UAC, ATSI, Arcus, ADSI, ADSL, ASRI, TPI Holding Corporation, Wolf Advisory International, Ltd., Wolf Advisory International, Inc., and Towler Data Services, Inc. taken together, except where otherwise indicated.


     The Company, through ATSI and its subsidiaries, provides data security and technical staffing services to information technology departments of its business customers. Data security services involve the secure transport, handling and storage of duplicate or back-up computer data. Recognizing that customers' data centers are vulnerable to natural disasters as well as other types of disasters, including terrorism and employee sabotage, Arcus provides services that enable businesses to recover successfully from such disasters. To protect against loss of information in such a disaster, the Company provides secure off-site storage of duplicate data processing records whereby computer tapes and cartridges are transported on a regular basis by specially equipped vehicles and stored in climate controlled, concrete, steel-reinforced vaults. If a disaster occurs, the Company delivers the duplicate data quickly to a specified location, often a hot site (an alternate data processing site for use by businesses when their normal processing center is not available because of a disaster). The Company's disaster recovery services also include assisting its customers in the testing of their disaster recovery plans. As part of its data security services, the Company also performs media library relocations. In addition, the Company sells a variety of brand name data products to its customers. Through its staffing services, the Company helps customers meet their personnel needs by supplying information technology professionals on either a contract or temporary basis. The Company also recruits information technology professionals for permanent placement with its customers. Approximately 96%, 81%, 86% and 65% of the Company's revenue during the years ended December 31, 1995 and 1996 and the nine month periods ended September 30, 1996 and 1997, respectively, came from data security services. The Company serves customers from 45 locations in the United States and one location in the United Kingdom.


     The Company provides services, generally on a contract basis, to a diversified customer base, with no single customer accounting for more than 5% of revenue. A majority of the Company's data security revenue is billed monthly in advance and trade accounts receivable are due within 30 days. Accounts receivable are not collateralized.

                               ARCUS GROUP, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued) (Information for the nine months ended September 30, 1996 and the nine months ended
                        September 30, 1997 is unaudited)

2. Summary of Significant Accounting Policies


Cash and Cash Equivalents

     Cash represents cash deposits and cash equivalents comprised of high quality debt instruments with maturities of 60 days or less.


Inventory

     Data products inventory purchased for resale are carried at the lower of cost, which approximates first-in, first-out, or market. However, items are generally purchased for a specific customer and shipped directly to the customer by the supplier.


Property and Equipment

     Property and equipment consisting primarily of land, buildings, vault equipment, and leasehold improvements are carried at cost and are depreciated using the straight-line method over their estimated useful lives: buildings--40 years, vault equipment 4-20 years, vehicles 3-7 years, furniture and other equipment 3-10 years. Leasehold improvements are amortized over the shorter of their useful lives or the applicable lease term. The Company expenses repair and maintenance costs as incurred unless they significantly extend the remaining life of the asset, in which case they are capitalized. Repair and maintenance expense for facilities and equipment, including vehicles, was $495,000, $1,230,000, $859,000 and $971,000 for the years ended December 31,
1995 and 1996 and the nine month periods ended September 30, 1996 and 1997, respectively.


Costs in Excess of Net Assets Acquired

     Costs in excess of net assets acquired arose from ATSI's acquisition of Arcus in 1995 and ATSI's eight acquisitions in 1996 (see Note 3). These costs are being amortized over 25 years on a straight-line basis.


Other Assets

     Other assets are comprised of long-term deposits, intangible assets, deferred organization costs and, in 1995, certain property and improvements being held for sale. Intangible assets, consisting mainly of covenants not-to-compete, are amortized over three to five years on a straight-line basis. Deferred organization costs, incurred in conjunction with the formation of UAC, are being amortized over 5 years. Related amortization expense was $4,000, $100,000, $216,000, $177,000 and $87,000 for the years ended December 31, 1994,
1995 and 1996 and the nine month periods ended September 30, 1996 and 1997, respectively.


Foreign Currency Translation

     The Company's only international operation is in the United Kingdom. The functional currency of that operation is the Pound Sterling. The translation of this currency into U.S. Dollars is performed for balance sheet accounts using current exchange rates in effect at the balance sheet date and for revenue and expense accounts using an average exchange rate during the period.


Revenues

     Storage and transport revenues include monthly billings to customers for basic data security services. Other revenues include specialized data security services, data product sales and staffing services revenues. Certain storage and transport services are billed in advance of the delivery of service. These billings are accounted for as deferred revenue on the Company's balance sheet until the service is delivered, at which time the revenue is recognized. See
Note 13 for revenues by business segment.

                               ARCUS GROUP, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued) (Information for the nine months ended September 30, 1996 and the nine months ended
                        September 30, 1997 is unaudited)

     Included in other revenues are product sales, net of product costs, totaling $665,000, $1,800,000, $1,226,000, and $1,640,000 for the years ended
December 31, 1995 and 1996 and the nine month periods ended September 30, 1996 and 1997, respectively. Product sales are presented on a net basis since the Company generally functions as a sales representative of the product manufacturers and the Company seldom receives or takes title to the products. Gross product sales were $4,367,000, $10,465,000, $6,811,000 and $9,370,000 for the years ended December 31, 1995 and 1996 and the nine month periods ended September 30, 1996 and 1997, respectively.


Holding Company Expenses

     Holding company expenses include salaries and other administrative expenses incurred by AGI and UAC which are unrelated to the ongoing operations of ATSI and its subsidiaries.


Interest Rate Cap Agreement

     The Company entered into an interest rate cap agreement to effectively limit the interest rate which it pays on a portion of its long-term debt. The interest rate differential to be received, if any, is accrued as a reduction in interest expense. The fair value of the cap is not recognized in the financial statements.


Income Taxes

     Deferred income taxes are recorded using the liability method and reflect the net effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.


Earnings (Loss) Per Share

     Earnings (loss) per common and common equivalent share data is calculated based on the weighted average common and common equivalent shares outstanding for the respective period, except for loss periods where the common equivalent shares are excluded because their effect is antidilutive. Common equivalent shares assume the exercise of all dilutive stock options using the treasury stock method. Primary and fully diluted earnings per share are not materially different in the years presented.

     In February 1997, the Financial Accounting Standards Board issued Statement No. 128, Earnings per Share, which is required to be adopted on December 31, 1997. At that time, the Company will be required to change the method currently used to compute earnings per share and restate all prior periods. Under the new requirements for calculating basic earnings per share, the dilutive effect of stock options will be excluded. The change is expected to have no effect on earnings per share for the years ended December 31, 1994, 1995 and 1996 and the nine months ended September 30, 1996 and 1997.


Stock Options

     The Company has elected to follow APB No. 25, "Accounting for Stock Issued to Employees" and related Interpretations in the primary financial statements and provide the supplementary disclosures required by SFAS No. 123, "Accounting for Stock-Based Compensation" (see Note 8).


Reclassifications

     Certain 1994 and 1995 amounts have been reclassified in order to conform to the 1996 presentations.

                               ARCUS GROUP, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued) (Information for the nine months ended September 30, 1996 and the nine months ended
                        September 30, 1997 is unaudited)

Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.


3. Acquisitions

     During 1996, the Company completed eight acquisitions in the data security and information technology staffing industries. Each acquisition was accounted for using the purchase method. For each acquisition, results of operations and cash flows of the acquired company are included in the Company's statement of operations and statement of cash flows for the period from the purchase date through December 31, 1996. In connection with certain of the acquisitions ATSI issued shares of its common stock to the sellers as partial consideration and UAC bought additional ATSI shares to assist in financing the cash portion of the acquisition. The fair value of ATSI's stock issued to sellers or sold to UAC in connection with the acquisitions was determined by the ATSI Board of Directors based on formulas used in similar transactions.

     On June 19, 1996, the Company acquired the stock of Wolf Advisory International, Inc. and Wolf Advisory International, Ltd. and acquired substantially all of the operating assets and assumed certain liabilities of Computer Plus Temporaries, Inc. (collectively Wolf), a provider of contract and temporary information technology staffing services in eastern Pennsylvania and northern Florida, for approximately $10,931,000, net of cash acquired. At December 31, 1996, the purchase price was comprised of approximately $6,240,000 of net cash payments, 228,242 shares of ATSI common stock, and a $3,156,000 obligation to the seller. Cash payment of the obligation to the seller was made in March 1997.

     On October 30, 1996, the Company acquired the stock of Trinity Partners, Inc. (Trinity), a provider of contract information technology staffing services in northern California, for approximately $2,510,000, net of cash acquired. The purchase price was comprised of net cash payments of approximately $2,330,000, a subordinated note payable to the seller for $180,000, and immediately vested five-year options to purchase 15,000 shares of ATSI's common stock at $16.55 per share (see Note 5). In addition, should Trinity meet certain predefined profitability targets for the twelve months ended March 31, 1997, the former owner will be entitled to a contingent amount based upon a multiple of increased earnings, as defined. The contingent purchase price, if any, will be paid in a combination of cash (80%), a subordinated note payable (20%), and immediately vested five-year options to purchase additional shares of the Company's common stock. The contingent purchase price, if any, will increase costs in excess of net assets acquired. See Note 15--"Subsequent Events".

     On November 5, 1996, the Company acquired substantially all of the operating assets of the data security business of Zurich Data Corporation, a two-facility provider of such services in northern New Jersey and the New York City metropolitan area, for approximately $5,146,000. The purchase price was comprised of approximately $3,570,000 in cash, 100,000 shares of ATSI's common stock, a 10-year warrant for the purchase of 10,000 additional shares of ATSI's common stock at $8.00 per share, and ten annual payments having a net present value of approximately $859,000.

     During 1996, the Company made five additional acquisitions, primarily in the data security industry, for a combined purchase price of $4,703,000. The combined purchase price was comprised of cash payments of $2,989,000, notes payable and other obligations to sellers totaling $1,665,000, 7,896 shares of ATSI's common stock, and assumption of specific liabilities.

                               ARCUS GROUP, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued) (Information for the nine months ended September 30, 1996 and the nine months ended
                        September 30, 1997 is unaudited)

4. Investments

     In June 1993, the Company loaned $1 million on behalf of Damson East Texas Partners, L.P. (DETP) to Texas Trinity River Corp. which is substantially owned by a stockholder of the Company. In July 1993, DETP repaid $280,000 of the above loan and the Company converted the remaining balance into a 57% limited partnership interest in DETP. The general partner is Texas Trinity River Corp. DETP was formed to purchase and develop oil and gas properties, including pipelines, transportation and gathering systems and processing facilities. Profits and losses are generally allocated based upon the ownership percentages subject to restrictions defined in the partnership agreement. The Company has an operating capital commitment for an additional $880,000 which could bring total potential contributions to $1.6 million. As of December 31, 1994, the Company had contributed approximately $250,000 of the operating capital commitment. The Company was notified in 1994 by the operator of the properties that DETP may not require further investment funds as they believe any additional work can be funded from cash flow. However, the commitment remains in place. The Company accounts for the partnership investment under the equity method. See Note 15--"Subsequent Events" regarding the writedown of the Company's investment in DETP as of September 30, 1997.

     In June 1997, UAC purchased 158,729 shares of Convertible, Series C, Preferred Stock of Connected, Incorporated for $667,000. If these preferred shares were converted into common stock, UAC would own less than 20% of Connected, Incorporated. Accordingly, UAC accounts for this investment under the cost method.


5. Long-Term Debt

     In connection with the acquisition of Arcus, ATSI entered into a $52 million credit facility (the Facility). Under the Facility, ATSI received $18 million under a five-year term loan agreement (Term A Loan), $12 million under a seven year term loan agreement (Term B Loan), a commitment for a five-year $7.5 million revolving line of credit (the Revolver), a seven-year $12.5 million acquisition loan facility (the Acquisition Facility) and a five-year $2 million additional line of credit (the Swingline Loan). In December 1996, ATSI amended the Facility. As a result, the total acquisition loan commitment was increased by $20 million and the maturity date of this commitment was extended by one year. See Note 15--"Subsequent Events."

     Under the Facility, ATSI may, at its option and subject to certain restrictions, designate certain borrowings as either "Base Rate" or "Eurodollar" borrowings. This designation determines the interest rates which ATSI pays under the agreement. The Base Rate is defined as the higher of the bank's prime rate (8.25% at December 31, 1996) or 1/2% over the U.S. Federal Funds Rate (5% at December 31, 1996) plus an applicable margin interest rate. The Eurodollar rate is defined as the London Interbank Offering Rate (LIBOR) (5.7% at December 31, 1996) plus an applicable margin spread. Base Rate borrowings bear interest at the Base Rate plus 1% to 1.5% and Eurodollar borrowings bear interest at LIBOR plus 2.5% to 3%.

     The Facility requires mandatory repayments of term borrowings from the proceeds that result from specified types of transactions. Additionally, excess cash flow, as defined, is to be applied to reduce borrowings. Voluntary prepayments of principal are also allowed under the Facility, with $750,000 of such prepayment made during 1996. Both mandatory and voluntary payments reduce the outstanding balances and future repayments under the Term A Loan, Term B Loan and Acquisition Facility on a pro rata basis.

     The Facility subjects ATSI to financial covenants including restrictions on mergers and acquisitions of businesses; limitations on lease and rental expenses incurred, intercompany indebtedness, loans to employees, and capital expenditures; and maintenance of specified levels of profitability and cash flows, both in absolute terms and in relation to interest and other fixed charges. The Facility is collateralized by substantially all of the assets of ATSI and its subsidiaries.

     In connection with five of the acquisitions completed by ATSI during 1996 (see Note 3), ATSI issued notes payable and incurred other long-term obligations (including contingent purchase price obligations) of which approximately $5,485,000 and $1,954,000 remains outstanding at December 31, 1996 and September 30, 1997,

                               ARCUS GROUP, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued) (Information for the nine months ended September 30, 1996 and the nine months ended
                        September 30, 1997 is unaudited)

respectively. Of this amount, $4,405,000 and $1,053,000 is due to individuals who are shareholders, employees, or consultants of the Company at December 31, 1996 and September 30, 1997, respectively. These obligations bear interest annually at rates ranging from 5% to 9%. An obligation for $1,040,000 and $900,000 at December 31, 1996 and September 30, 1997, respectively, is a demand obligation, guaranteed by a bank letter of credit for the same amount expiring February 3, 1998, which ATSI plans to refinance, if required, using the Revolver and, therefore, has been classified as a long-term liability. In 1997, $1,968,000 of acquisition obligations were financed through the Acquisition Facility.


     On August 17, 1995, the Company paid $20,250 to enter into an interest rate cap agreement with a commercial bank having a notional principal of $15 million. This agreement effectively entitles the Company to receive from the bank the amount, if any, by which the Company's interest payments on $15 million of its long-term debt exceeds 8.9375% plus the related premium (2.5% to 3.0%). The interest rate cap agreement expired on September 5, 1997.


     Long-term debt is as follows:

                                                                    December 31,
                                                            -----------------------------   September 30,
                                                               1995            1996             1997
                                                            -------------   -------------   --------------
   Term A Loan, increasing quarterly principal
    payments over a four-year period beginning
    March 31, 1996   ....................................   $17,082,000     $14,316,000      $12,271,000
   Term B Loan, nominal quarterly principal payments
    for the five year period beginning September 30,
    1995 with balance due in equal quarterly
    installments for the following two years    .........    11,364,000      10,839,000       10,805,000
   Acquisition Facility, increasing quarterly principal
    payments over a four year period starting
    September 30, 1999  .................................            --       9,725,000       16,144,000
   Revolver, principal due five years from July 31,
    1995, with ATSI having the option to extend for
    an additional three years with bank approval   ......     3,000,000       1,900,000               --
   Acquisition notes and obligations   ..................            --       5,485,000        2,954,000
   7% mortgage note payable in quarterly principal and
    interest installments, maturing April 2001  .........       521,000         441,000          376,000
   Capital lease obligations  ...........................        30,000          26,000           16,000
                                                            ------------    ------------     ------------
                                                             31,997,000      42,732,000       42,566,000
   Less current portion .................................     2,272,000       4,407,000        3,906,000
                                                            ------------    ------------     ------------
                                                            $29,725,000     $38,325,000      $38,660,000
                                                            ============    ============     ============

     Scheduled payments based on long-term debt outstanding at December 31, 1996 are as follows:


 1997   ............   $ 4,407,000
 1998   ............     4,028,000
 1999   ............     4,499,000
 2000   ............     8,557,000
 2001   ............     8,632,000
 Thereafter   ......    12,609,000
                       ------------
                       $42,732,000
                       ============

     Cash payments for interest during the years ended December 31, 1995 and 1996 and the nine month periods ended September 30, 1996 and 1997 were $913,000, $3,131,000, $2,284,000 and $2,670,000, respectively. No cash payments for interest were made in 1994.

                               ARCUS GROUP, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued) (Information for the nine months ended September 30, 1996 and the nine months ended
                        September 30, 1997 is unaudited)

     At December 31, 1995 and 1996 and September 30, 1997, the fair value of ATSI's revolving line of credit and long-term debt approximated its carrying value.


6. Preferred Stock of Subsidiary

     UAC has authorized 200,000 shares of undesignated preferred stock with a par value of $0.01. No shares have been issued.

     UAC has also authorized 50,000 shares of Series A preferred stock with a par value of $0.01 per share and a liquidation value of $1,000 per share. Holders of Series A preferred stock are entitled to receive cumulative dividends at the rate of 8% per annum on the amount of the liquidation preference of $1,000 per share. Dividends are to be declared quarterly, compounded and paid annually on the last business day of December through additional shares of Series A preferred stock. At September 30, 1997, UAC had accrued the payment of a dividend for the years ended December 31, 1994, 1995, 1996 and the nine month period ended September 30, 1997, on its Series A preferred stock, payable in additional shares of preferred stock.

     The Series A preferred stock of UAC is redeemable, in whole, at the option of UAC at a redemption price of $1,000 per share plus accrued and unpaid dividends.


7. Warrants to Purchase Common Stock of UAC

     UAC has issued 1.5 million warrants to purchase shares of UAC's common stock. Each warrant entitles the holder to purchase one share of common stock at the exercise price upon the occurrence of a capital change (as defined in the warrant agreement) or after January 13, 2005, and on or before January 13, 2010. The exercise price is $13.75 per share, subject to adjustment as provided in the warrant agreement.


8. Stock Option Plans

     On July 31, 1995, UAC's Board of Directors approved the United Acquisition Company 1995 stock option plan whereby UAC could award options to purchase up to 260,000 shares of common stock of UAC to its officers and employees. The options granted to date vest one third at the date of grant with the remainder vesting in equal amounts on the first and second anniversaries of the date of grant and expire 10 years from the date of grant with extension possible. The options contain certain restrictions on exercise as defined in the stock option plan. No options were granted during 1996. As of December 31, 1996, no shares had been exercised, 144,926 shares were vested and 42,610 shares were available for grant.

     Vested options only become exercisable if AGI's ownership of UAC falls below 80%. No options were exercisable at December 31, 1995 or 1996.

     The following is a summary of employee stock option transactions under the UAC 1995 Stock Option Plan:


                                                         Number       Option Price
                                                        of Shares      Per Share
                                                        -----------   -------------
   Granted on July 31, 1995  ........................   217,390          $12.50
                                                        -------
   Outstanding at December 31, 1995 and 1996   ......   217,390          $12.50
                                                        =======

     A total of 260,000 shares of UAC common stock were reserved for issuance under the UAC 1995 stock option plan at December 31, 1996. At December 31, 1996, UAC had 1,000,001 shares of common stock outstanding and the net book value per share of UAC common stock was $10.62.

     The ATSI 1995 Stock Option Plan reserves 340,000 and 455,000 shares at December 31, 1996 and September 30, 1997, respectively, of authorized but unissued common stock of ATSI for sale or award to directors,

                               ARCUS GROUP, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued) (Information for the nine months ended September 30, 1996 and the nine months ended
                        September 30, 1997 is unaudited)

officers, and key employees as stock options, stock appreciation rights, restricted stock awards or performance share awards. Both nonqualified and incentive stock options (ISO's) can be granted and in the case of an ISO, the purchase price cannot be less than the fair market value at grant date.


     Options expire on the date set by the Plan Administration Committee of the ATSI Board of Directors (the Committee), but in no case later than ten years from the grant date and, in some cases, no later than five years from the grant date for ISO's.


     During 1995 and 1996, ATSI granted nonqualified stock options to certain directors and key members of management. In general, the options granted are 20% vested at the grant date with the remaining options becoming exercisable semi-annually over a four year period. At December 31, 1996, 101,060 shares were vested.


     Vested options only become exercisable if either UAC's ownership of ATSI or AGI's ownership of UAC falls below 80%. No options were exercisable at December 31, 1995 or 1996. As of December 31, 1996, no shares had been exercised or canceled and 53,000 shares remain available for grant.


     The following is a summary of employee stock option transactions under ATSI's 1995 Stock Option Plan:


                                                                                Weighted
                                              Number        Option Price      Average Option
                                             of Shares        Per Share      Price per Share
                                             -----------   ---------------   ----------------
 Granted after July 31, 1995  ............     198,100          $8.00             $ 8.00
                                               --------
 Outstanding at December 31, 1995   ......     198,100          $8.00             $ 8.00
 Granted in 1996  ........................      88,900      $10.24-$11.03         $10.71
                                               --------
 Outstanding at December 31, 1996   ......     287,000      $8.00-$11.03          $ 8.84
                                               ========

     The weighted average remaining contractual life for ATSI options outstanding at December 31, 1996 was approximately 9 years.


     A total of 365,000 and 465,000 shares of ATSI common stock were reserved for issuance under ATSI's 1995 Stock Option Plan, the acquisition options (see
Note 3) and the acquisition warrant (see Note 3) at December 31, 1996 and September 30, 1997, respectively. At December 31, 1996, ATSI had 3,205,263 shares of common stock outstanding and the net book value per share of ATSI common stock was $9.55.

     Pro forma information regarding net income and the net loss attributed to common stockholders is required by SFAS No. 123, and has been determined as if the Company had accounted for employee stock options granted by subsidiaries under the fair value method. The fair value for options granted ($217,000 in 1995 and $0 in 1996) was estimated at the date of grant using a minimum value option pricing model with the following weighted-average assumptions for 1995 and 1996: risk-free interest rates of 5.6%; no dividends expected to be declared; volatility factor of zero for the expected price of the Company's common stock as it is not publicly traded; and a weighted-average expected life of the options of 2.3 years.

     For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma net income for 1995 and 1996, would be $458,000 and $820,000, respectively.

                               ARCUS GROUP, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued) (Information for the nine months ended September 30, 1996 and the nine months ended
                        September 30, 1997 is unaudited)

9. Income Taxes

     Significant components of the Company's deferred tax assets and liabilities are as follows:


                                                                    December 31,
                                                        -------------------------------------   September 30,
                                                            1995                1996                1997
                                                        -----------------   -----------------   -----------------
   Deferred tax assets:
    Net operating losses  ...........................    $  174,093,000      $  173,228,000      $  172,060,000
    Tax credits  ....................................         3,814,000           3,879,000           3,949,000
    Property and equipment   ........................           122,000                  --               4,000
    Accrued liabilities   ...........................            43,000             166,000             187,000
    Other  ..........................................             5,000              14,000               8,000
                                                         --------------      --------------      --------------
                                                            178,077,000         177,287,000         176,208,000
   Deferred tax liabilities:
    Costs in excess of net assets acquired in stock
      purchase transactions and other assets   ......          (123,000)           (455,000)           (676,000)
    Property and equipment   ........................                --             (46,000)                 --
                                                         --------------      --------------      --------------
                                                               (123,000)           (501,000)           (676,000)
                                                         --------------      --------------      --------------
                                                            177,954,000         176,786,000         175,532,000
   Valuation allowance    ...........................      (177,954,000)       (176,786,000)       (175,532,000)
                                                         --------------      --------------      --------------
   Net deferred tax assets   ........................    $           --      $           --      $           --
                                                         ==============      ==============      ==============

     The components of the provision for income taxes are as follows:

                                                                Nine Months Ended
                             Year Ended December 31,              September 30,
                       ------------------------------------   ----------------------
                         1994         1995         1996         1996         1997
                       ----------   ----------   ----------   ----------   ---------
   Current:
    Federal   ......   $     --     $ 50,000     $ 65,000     $ 68,000     $ 70,000
    State  .........         --      176,000      410,000      323,000      357,000
                       ---------    ---------    ---------    ---------    ---------
                             --      226,000      475,000      391,000      427,000
   Deferred   ......         --           --           --           --           --
                       ---------    ---------    ---------    ---------    ---------
                       $     --     $226,000     $475,000     $391,000     $427,000
                       =========    =========    =========    =========    =========

     The reasons for the difference between the total tax provision and the amount computed by applying the statutory federal income tax rate to income
(loss) before income taxes, minority interest, preferred stock dividend of subsidiary and equity in income of limited partnership are as follows:

                                                                                      Nine Months Ended
                                                  Year Ended December 31,               September 30,
                                            ------------------------------------   -----------------------
                                             1994         1995         1996         1996         1997
                                            ----------   ----------   ----------   ----------   ----------
   Federal tax at statutory rate   ......      34.0%        34.0%        34.0%        34.0%        34.0%
   State tax provision ..................        --          4.7          7.6          6.4          6.9
   Change in deferred tax asset valuation
    allowance    ........................     (34.0)       (32.0)       (32.9)       (36.0)       (36.5)
   Other   ..............................        --          2.4          4.7          7.4          8.0
                                             ------       ------       ------       ------       ------
                                                0.0%         9.1%        13.4%        11.8%        12.4%
                                             ======       ======       ======       ======       ======

     At December 31, 1996, the Company had an approximate gross NOL carryforward position of $494 million for regular federal income tax purposes and approximately $266 million for federal alternative minimum tax purposes. Future utilization of NOL carryforwards related to periods prior to October 9, 1990 is generally limited to approximately $13 million per year with any unused portion within a particular year available for utilization in subsequent years through December 31, 2005. Accordingly, the appropriate maximum utilization of pre-October 9, 1990 NOLs is estimated to be $198 million. Post-October 8, 1990 NOLs of approximately $75 million and alternative minimum tax NOLs of approximately $62 million are currently not subject to an annual limitation.

                               ARCUS GROUP, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued) (Information for the nine months ended September 30, 1996 and the nine months ended
                        September 30, 1997 is unaudited)

     Accordingly, it is estimated the maximum utilization of regular tax NOL carryforwards is $273 million (alternative minimum tax NOLs of $260 million) with an approximate balance of $267 million (alternative minimum tax NOLs of $254 million) remaining at December 31, 1996. The NOL carryforwards expire throughout the 2003-2009 time period.

     Additionally, the Company has estimated alternative minimum tax credits of $879,000 with no expiration date. Investment tax credit (ITC) carryforwards of $3 million are also available until 1998, at which time they begin to expire. It is unlikely these ITCs will be utilized.

     Current tax laws and regulations relating to specified changes in ownership may further limit the availability of the Company's utilization of its NOLs and tax credit carryforwards. As of December 31, 1996, the Company was not aware of any ownership changes which would further limit the utilization of the NOLs and tax credit carryforwards.

     Cash payments for income taxes during the years ended December 31, 1995 and 1996 and the nine month periods ended September 30, 1996 and 1997, were $720,000, $609,000, $499,000 and $619,000, respectively. No cash payments for income taxes were made during 1994.


10. Retirement Plans

     On August 1, 1995, ATSI adopted the Arcus, Inc. 401(k) Profit Sharing Plan (the Plan). Employees of ATSI and its subsidiaries who satisfy a six month service requirement as of open enrollment each January 1st and July 1st participate in the Plan. Participants in the Plan may contribute from 1% to 15% of their annual compensation. ATSI matches one half of employee contributions up to a total of 1.5% of their annual compensation. Company matching expense, net of forfeitures, was $52,000, $132,000, $115,000 and $145,000 for the years ended December 31, 1995 and 1996, and the nine month periods ended September 30, 1996 and 1997, respectively. ATSI may also make an annual voluntary contribution for all eligible employees, whether or not they elect a salary deferral. ATSI provided for a voluntary contribution in 1995 and 1996, to be funded in the following year, based upon a percentage of participant compensation. Voluntary contribution expense, net of forfeitures, for the years ended December 31, 1995 and 1996 and the nine month periods ended September 30, 1996 and 1997 was $147,000, $430,000, $348,000 and $382,000, respectively.


11. Commitments and Contingencies

     As of September 30, 1997, the Company leased 29 vault facilities, 14 staffing offices and certain equipment under noncancelable operating lease agreements. Twelve of the Company's vault facilities are leased from a single landlord of which nine have fifteen-year terms beginning January 1, 1995, with two five-year renewal options, providing for cost of living increases every three years based upon the Consumer Price Index, with a 3.33% ceiling per year. The remaining vault facilities are leased under leases which commenced June 1989 or later, and have primary lease terms ranging from four to twenty years, generally with one or two five-year renewal options. During 1996, the Company signed leases in regard to two vault facilities that were under construction at December 31, 1996. These two leases each have fifteen-year terms that will commence during 1997. With respect to vault facilities, the Company generally is required to pay property tax, insurance, and facility maintenance expenses. Staffing offices, located in multi-tenant commercial office buildings, have primary lease terms ranging from one to five years, generally with no renewal options. Other operating leases are for equipment and vehicles. Rental expense under operating leases, including month-to-month rentals, was $1,578,000 and $4,500,000 for the years ended December 31, 1995 and 1996, respectively. Included in these amounts are $554,000 and $1,361,000, respectively, of operating lease expense related to facilities leased from ATSI shareholders.

     Future minimum rentals required under operating leases having an initial or remaining noncancelable lease term in excess of one year as of December 31, 1996 are as follows:

                               ARCUS GROUP, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued) (Information for the nine months ended September 30, 1996 and the nine months ended
                        September 30, 1997 is unaudited)


 1997   ..............................   $ 5,153,000
 1998   ..............................     4,808,000
 1999   ..............................     4,363,000
 2000   ..............................     3,871,000
 2001   ..............................     3,106,000
 Thereafter   ........................    19,441,000
                                         ------------
 Total minimum lease payments   ......   $40,742,000
                                         ============

     The Company has a $250,000 standby letter of credit payable to its bank to secure its operating cash accounts.


12. Related Party Transactions

     During the year ended December 31, 1994, 1995 and 1996 and the nine month periods ended September 30, 1996 and 1997, UAC paid GKH Partners, a stockholder of AGI and of UAC, investment advisory and other fees of $125,000, $125,000, $178,000, $118,000 and $148,000 respectively. The investment advisory fee is included in holding company expenses in the consolidated statements of operations.


13. Business Segments

     The following tables present data relating to the Company's revenues, cost of services rendered, depreciation, operating income, identifiable assets and capital expenditures by business segment.


                                                                                             Nine Months Ended
                                                   Year Ended December 31,                     September 30,
                                         -------------------------------------------- -----------------------------
                                            1994          1995            1996            1996            1997
                                         ------------- -------------- --------------- --------------- ---------------
 Revenues
 Data Security  ........................ $        --   $19,867,759     $ 53,145,334    $ 38,553,505    $ 44,573,634
 Technical staffing   ..................          --       810,599       12,997,907       6,711,491      24,717,499
 Intercompany eliminations  ............          --            --         (161,865)        (96,576)       (322,225)
                                          ----------   ------------    ------------    ------------    ------------
 Total revenues    ..................... $        --   $20,678,358     $ 65,981,376    $ 45,168,420    $ 68,968,908
                                          ==========   ============    ============    ============    ============
 Cost of Services Rendered
 Data security  ........................ $        --   $ 8,929,784     $ 23,554,642    $ 17,063,800    $ 19,831,627
 Technical staffing   ..................          --       520,997        9,344,976       4,836,278      18,216,422
 Intercompany eliminations  ............          --            --         (161,865)        (96,576)       (322,225)
                                          ----------   ------------    ------------    ------------    ------------
 Total costs of services rendered    ... $        --   $ 9,450,781     $ 32,737,753    $ 21,803,502    $ 37,725,824
                                          ==========  ============    ============     ============    ============

 Depreciation and Amortization
 Data security  ........................ $        --   $ 1,488,093     $  3,907,825    $  2,881,767    $  3,310,817
 Technical staffing   ..................          --         1,575          219,586         103,694         929,076
 Corporate   ...........................          --       118,811          321,614         229,018         310,480
                                          ----------   ------------    ------------    ------------    ------------
 Total depreciation and amortization     $        --   $ 1,608,479     $  4,449,025    $  3,214,479    $  4,550,373
                                          ==========    ===========    ============    ============    ============
 Operating Income
 Data security  ........................ $        --   $ 4,629,540     $ 12,149,565    $  9,040,836    $  9,888,168
 Technical staffing   ..................          --       114,709          442,812         233,283         257,714
 Corporate   ...........................    (504,291)   (2,880,038)      (7,380,746)     (4,805,430)     (4,756,233)
                                          ----------   ------------    ------------    ------------    ------------
 Total operating income  ............... $  (504,291)  $ 1,864,211     $  5,211,631    $  4,468,689    $  5,389,649
                                          ==========   ============    ============    ============    ============

                               ARCUS GROUP, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued) (Information for the nine months ended September 30, 1996 and the nine months ended
                        September 30, 1997 is unaudited)


                                                                               Nine Months Ended
                                         Year Ended December 31,                 September 30,
                                 ---------------------------------------- -------------------------
                                   1994         1995           1996          1996           1997
                                 ----------- ------------- -------------- ------------- -------------
 Capital Expenditures
 Data security   ............... $       --   $ 2,115,127   $  4,363,670   $ 2,752,349   $  2,054,901
 Technical staffing    .........         --        43,662        317,302       157,238        634,484
 Corporate    ..................         --        14,806        622,693       332,873        150,147
                                  ----------  ------------  -------------  ------------  -------------
 Total capital expenditures  ... $       --   $ 2,303,595   $  5,303,665   $ 3,242,460   $  2,839,532
                                  =========== ============  =============  ============  =============
 Identifiable Assets
 Data security   ...............  $      --   $59,657,300   $ 85,687,540                 $ 88,429,038
 Technical staffing    .........         --       152,260      2,041,337                    3,835,987
 Corporate    ..................         --    25,101,266     17,734,008                   13,556,414
                                  ----------  ------------  -------------                -------------
 Total identifiable assets   ...         --   $84,910,826   $105,462,885                 $105,821,439
                                  ==========  ============  =============                =============

14. Supplemental Pro Forma Acquisition Information (Unaudited)

     The following supplemental pro forma information has been presented as if the acquisition of ATSI described in Note 1 and the acquisitions discussed in
Note 3 occurred on January 1, 1995 and as if the acquisition discussed in Note 15 occurred on January 1, 1996.


                                                                  Nine Months
                                   Year Ended December 31,          Ended
                                -----------------------------    September 30,
                                   1995            1996             1997
                                -------------   -------------   --------------
   Revenues   ...............   $64,512,369     $89,208,750      $74,630,285
                                ============    ============     ============
   Operating income    ......   $ 5,297,161     $ 7,521,191      $ 5,883,093
                                ============    ============     ============
   Net income ...............   $ 1,190,579     $ 1,769,519      $   740,941
                                ============    ============     ============
   Earnings per share  ......   $      0.10     $      0.15      $      0.06
                                ============    ============     ============

15. Subsequent Events

     In May 1997, the Company filed a lawsuit against the United States for refund of excess federal income taxes paid of $828,128 for the tax year ended December 31, 1995. In September 1997, the United States filed its answer denying the Company's request for refund with respect to its 1995 federal income tax return. The Company believes its 1995 federal tax filing positions have merit and expects to prevail. In the event the Company does not prevail, its NOL carryforwards will and its 1996 and 1997 tax liability may be adversely affected.

     In June 1997, the Company sold the operating assets of the non-staffing portion of Trinity's business. The assets were sold to the former owner of Trinity and other former Trinity employees for a $400,000 five year note, bearing interest at 12% with all principal due at maturity. In conjunction with the sale, and in consideration of a cash payment of $250,000 to the former owner, the former owner and the Company signed a mutual release. Among the Company's obligations released were any contingent consideration due to the former owner under the original agreement to acquire Trinity, the $180,000 subordinated note payable to the former owner, certain stock options held by the former owner and certain other agreements signed with the former owner.

     On June 11, 1997, ATSI amended its credit agreement to increase the size of the Revolving Facility from $7.5 million to $11 million and reduced the size of the Acquisition Facility by $3.5 million.

                               ARCUS GROUP, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)
         (Information for the nine months ended September 30, 1996 and the nine months ended September 30, 1997 is unaudited)

     On August 20, 1997, the Company acquired substantially all of the assets and assumed certain liabilities of a company operating in the contract information technology staffing services business in northern California, Oregon and Washington state for approximately $4,889,000, net of cash acquired. The purchase price consisted of net cash payments of approximately $3,889,000, a subordinated note payable to the seller for $1,000,000 and 60,000 options to purchase the Company's common stock at $16.41 with various vesting dates. Additionally, if certain profitability targets are met, the Company could be obligated to make an additional cash payment of up to $750,000. The acquired company had revenues and operating income for the year ended December 31, 1996 of approximately $8.4 million and $1.2 million, respectively.

     Based upon an offer received to purchase AGI's interest in DETP (see Note
4), the Company wrote down its investment in DETP by $571,000 as of September 30, 1997.

     On September 26, 1997, Iron Mountain Incorporated signed a definitive agreement to acquire all of the outstanding stock of the Company with anticipated closing in the first quarter of 1998.

                         REPORT OF INDEPENDENT AUDITORS


The Board of Directors and Stockholders
 United Acquisition Company

We have audited the consolidated balance sheets of United Acquisition Company (the Company) as of December 31, 1995 and 1996, and the related consolidated statements of operations, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of United Acquisition Company at December 31, 1995 and 1996, and the consolidated results of its operations and cash flows for the years then ended in conformity with generally accepted accounting principles.






                                          /s/ Ernst & Young LLP

                                          Ernst & Young LLP


Dallas, Texas
April 11, 1997, except for Note 15,
as to which the date is
September 26, 1997

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Board of Directors and Stockholders of United Acquisition Company:

We have audited the accompanying consolidated statements of operations, stockholders' equity and cash flows of United Acquisition Company (a Delaware corporation) and subsidiaries for the year ended December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated results of operations and cash flows of United Acquisition Company and subsidiaries for the year ended December 31, 1994, in conformity with generally accepted accounting principles.






                                          /s/ Arthur Andersen LLP

                                          Arthur Andersen LLP

Houston, Texas
April 4, 1995

                          UNITED ACQUISITION COMPANY
                          CONSOLIDATED BALANCE SHEETS



                                                                       December 31,
                                                               ----------------------------- September 30,
                                                                  1995            1996           1997
                                                               -------------- -------------- --------------
                                                                                              (unaudited)
                               ASSETS (Note 4)
Current assets:
 Cash and cash equivalents   ................................. $20,002,529    $13,408,524    $ 8,146,905
 Accounts receivable, less allowance for doubtful accounts
   of $123,055, $156,227 and $68,000, respectively   .........   8,874,495     14,008,613     17,058,766
 Inventory    ................................................     293,393        371,715        342,230
 Prepaid expenses and other current assets  ..................     721,558      1,018,307      1,052,861
                                                               ------------   ------------   ------------
   Total current assets   ....................................  29,891,975     28,807,159     26,600,762
Property and equipment, at cost:
 Land, buildings, and leasehold improvements   ...............   5,395,640      6,266,886      6,756,226
 Vault equipment and vehicles   ..............................   6,628,169      8,819,780     10,097,416
 Furniture and other equipment  ..............................   1,288,251      3,994,497      4,808,522
                                                               ------------   ------------   ------------
                                                                13,312,060     19,081,163     21,662,164
 Less accumulated depreciation  ..............................     895,589      3,661,338      5,909,813
                                                               ------------   ------------   ------------
 Property and equipment, net    ..............................  12,416,471     15,419,825     15,752,351
 Cost in excess of net assets acquired, net of accumulated
   amortization of $594,377, $2,310,903 and $4,053,320,
   respectively  .............................................  35,093,200     55,367,074     57,451,478
 Investment in Connected Corporation (Note 5)  ...............          --             --        666,662
 Other assets    .............................................   2,067,351        581,375        513,538
                                                               ------------   ------------   ------------
   Total assets  ............................................. $79,468,997    $100,175,433   $100,984,791
                                                               ============   ============   ============
                LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Accounts payable   .......................................... $ 3,316,271    $ 5,952,027    $ 3,551,279
 Accrued payroll    ..........................................   2,186,478      2,814,509      3,588,027
 Accrued liabilities   .......................................     804,569      1,344,791        950,209
 Deferred revenue   ..........................................   2,856,621      3,469,265      3,525,806
 Due to parent (Notes 2 and 9)  ..............................     339,500      1,061,202      1,748,824
 Current portion of long-term debt    ........................   2,272,237      4,406,794      3,905,822
                                                               ------------   ------------   ------------
   Total current liabilities    ..............................  11,775,676     19,048,588     17,269,967
Long-term debt (Note 4)   ....................................  29,724,941     38,325,473     38,660,602
Deferred income taxes  .......................................       1,000        501,000        676,000
Other liabilities   ..........................................     266,540        226,700        296,491
Commitments and contingencies (Notes 3 and 11)    ............
Minority interest in subsidiary    ...........................   2,416,664      5,893,910      6,349,047
Stockholders' equity (Notes 6, 7 and 8):
 Preferred stock:
 Undesignated, cumulative preferred stock, $.01 par value:
  Authorized shares--200,000
  Issued and outstanding shares--None    .....................          --             --             --
 Series A, 8% redeemable cumulative preferred stock, $.01 par value, $1,000 per share liquidation value:
  Authorized shares--50,000
    Issued and outstanding shares--23,682, 25,576 and
      27,109, respectively, net of issue expense  ............  23,661,526     25,556,105     27,089,471
 Common stock, $.01 par value:
 Authorized shares--3,000,000
 Issued and outstanding shares--1,000,001   ..................      10,000         10,000         10,000
 Capital in excess of par value ..............................  12,720,000     11,927,837     11,893,718
 Warrants outstanding  .......................................      15,000         15,000         15,000
 Accumulated deficit   .......................................  (1,109,398)    (1,369,637)    (1,286,510)
 Translation adjustment   ....................................     (12,952)        40,457         11,005
                                                               ------------   ------------   ------------
   Total stockholders' equity   ..............................  35,284,176     36,179,762     37,732,684
                                                               ------------   ------------   ------------
   Total liabilities and stockholders' equity  ............... $79,468,997    $100,175,433   $100,984,791
                                                               ============   ============   ============

                            See accompanying notes.

       UNITED ACQUISITION COMPANY CONSOLIDATED STATEMENTS OF OPERATIONS



                                        For the Period
                                        from Inception
                                       (January 6, 1994)                                     Nine Months Ended
                                            Through         Year ended December 31,            September 30,
                                         December 31,     ---------------------------- ----------------------------
                                             1994            1995          1996           1996           1997
                                       ------------------ ------------- -------------- -------------- ---------------
                                                                                                (unaudited)
Revenue:
 Storage and transport                    $       --      $16,158,490   $43,671,062    $31,853,307     $ 38,173,659
 Other    ...........................             --       4,519,868     22,310,314     13,315,113       30,795,249
                                          ----------      -----------   ------------   ------------    ------------
   Total revenue   ..................             --      20,678,358     65,981,376     45,168,420       68,968,908
Operating expenses:
 Cost of services rendered  .........             --       9,450,781     32,737,753     21,803,502       37,725,824
 Selling and administrative
   expenses  ........................             --       6,632,234     21,591,852     14,642,683       20,279,524
 Holding company expenses   .........        390,903         921,025      1,816,338        911,255          860,852
 Depreciation and amortization   .             3,765       1,608,479      4,449,025      3,214,479        4,550,373
                                          ----------      -----------   ------------   ------------    ------------
   Total operating expenses    ......        394,668      18,612,519     60,594,968     40,571,919       63,416,573
                                          ----------      -----------   ------------   ------------    ------------
Operating (loss) income  ............       (394,668)      2,065,839      5,386,408      4,596,501        5,552,335
Other income (expense):
 Interest income (expense), net   .          985,945         395,190     (1,864,597)    (1,306,079)      (2,096,828)
 Minority interest    ...............             --        (137,464)      (382,471)      (292,113)        (411,014)
                                          ----------      -----------   ------------   ------------    ------------
Income before income taxes  .........        591,277       2,323,565      3,139,340      2,998,309        3,044,493
Provision for income taxes
 (Note 9)    ........................        230,000       1,012,000      1,505,000      1,436,000        1,428,000
                                          ----------      -----------   ------------   ------------    ------------
Net income   ........................        361,277       1,311,565      1,634,340      1,562,309        1,616,493
Preferred stock dividends   .........      1,028,000       1,754,240      1,894,579      1,420,934        1,533,366
                                          ----------      -----------   ------------   ------------    ------------
Net income (loss) attributed to
 common stockholders  ...............     $ (666,723)     $ (442,675)   $  (260,239)   $   141,375     $     83,127
                                          ==========      ===========   ============   ============    ============
Earnings (loss) per common share  ...     $    (0.67)     $    (0.44)   $     (0.26)   $      0.14     $       0.08
                                          ==========      ===========   ============   ============    ============
Weighted average shares
 outstanding ........................      1,000,001       1,000,001      1,000,001      1,000,001        1,000,001
                                          ==========      ===========   ============   ============    ============


                            See accompanying notes.

  UNITED ACQUISITION COMPANY CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY



                                                          Capital in
                                  Preferred     Common    Excess of     Warrants      Accumulated
                                    Stock       Stock     Par Value    Outstanding     Deficit        Other          Total
                                 ------------- --------- ------------- ------------- --------------- ------------ ---------------
 Issuance of common stock        $        --   $10,000    $12,490,000    $    --      $         --   $      --      $12,500,000
 Issuance of preferred
   stock, net ..................  20,879,286        --             --         --                --          --       20,879,286
 Preferred stock dividends
   in-kind    ..................   1,028,000        --             --         --        (1,028,000)         --               --
 Parent contribution to
   capital of 1994 income
   taxes   .....................          --        --        230,000         --                --          --          230,000
 Issuance of common stock
   warrants   ..................          --        --             --     15,000                --          --           15,000
 Net income   ..................          --        --             --         --           361,277          --          361,277
                                 ------------  --------   -----------    --------     ------------   ---------      -----------
Balances at December 31, 1994     21,907,286    10,000     12,720,000     15,000          (666,723)         --       33,985,563
 Preferred stock dividends
   in-kind    ..................   1,754,240        --             --         --        (1,754,240)         --               --
 Currency translation
   adjustment    ...............          --        --             --         --                --     (12,952)         (12,952)
 Net income   ..................          --        --             --         --         1,311,565          --        1,311,565
                                 ------------  --------   -----------    --------     ------------   ---------      -----------
Balances at December 31, 1995     23,661,526    10,000     12,720,000     15,000        (1,109,398)    (12,952)      35,284,176
 Preferred stock dividends
   in-kind    ..................   1,894,579        --             --         --        (1,894,579)         --               --
 Subsidiary stock issuances               --        --       (792,163)        --                --          --         (792,163)
 Currency translation
   adjustment    ...............          --        --             --         --                --      53,409           53,409
 Net income   ..................          --        --             --         --         1,634,340          --        1,634,340
                                 ------------  --------   -----------    --------     ------------   ---------      -----------
Balances at December 31, 1996     25,556,105    10,000     11,927,837     15,000        (1,369,637)     40,457       36,179,762
 Preferred stock dividends
   in-kind (unaudited)    ......   1,533,366        --             --         --        (1,533,366)         --               --
 Subsidiary stock issuances
   (unaudited)   ...............          --        --        (34,119)        --                --          --          (34,119)
 Currency translation
   adjustment (unaudited)   .             --        --             --         --                --     (29,452)         (29,452)
 Net income (unaudited)   ......          --        --             --         --         1,616,493          --        1,616,493
                                 ------------  --------   -----------    --------     ------------   ---------      -----------
Balance at September 30,
 1997 (unaudited)   ............ $27,089,471   $10,000    $11,893,718    $15,000      $ (1,286,510)  $  11,005      $37,732,684
                                 ============  ========   ===========    ========     ============   =========      ===========


                            See accompanying notes.

       UNITED ACQUISITION COMPANY CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                For the Period
                                                from Inception
                                               (January 6, 1994)                                         Nine Months Ended
                                                    Through           Year ended December 31,              September 30,
                                                 December 31,     ------------------------------- -------------------------------
                                                     1994             1995            1996           1996             1997
                                               ------------------ --------------- --------------- --------------- ---------------
                                                                                                            (unaudited)
Operating Activities:
 Net income   ..............................      $   361,277     $   1,311,565   $   1,634,340    $  1,562,309   $   1,616,493
 Adjustments to reconcile net income
   to net cash provided by operating
   activities:
  Minority interest    .....................               --           137,464         382,471         292,113         411,014
  Depreciation and amortization    .........            3,765         1,608,479       4,449,025       3,214,479       4,550,373
  Deferred tax expense (benefit)   .........               --           (47,000)        237,000         181,000         156,000
  Provision for losses on
    accounts receivable   ..................               --            15,000          56,000          32,000         (78,314)
  (Gain) loss on disposal
    of assets    ...........................               --               185         (18,110)        (13,106)            802
 Changes in operating assets and
   liabilities, net of acquisitions:
   Accounts receivable    ..................               --        (1,642,378)     (2,988,055)     (1,623,541)     (1,567,953)
   Inventory  ..............................               --           (18,239)        (65,232)          1,160          28,324
   Prepaid expenses    .....................               --          (341,081)        (72,987)        152,268         (18,136)
   Other assets  ...........................          (18,825)           (7,315)        (96,821)         44,554         (19,352)
   Accounts payable    .....................           11,884         1,383,951       2,118,519        (844,570)     (2,610,978)
   Accrued, other liabilities and
     deferred revenue  .....................               --           646,428         478,018        (210,595)        225,301
                                                  -----------     -------------   -------------    ------------   -------------
    Net cash provided by
      operating activities   ...............          358,101         3,047,059       6,114,168       2,788,071       2,693,574
Investing Activities:
 Acquisitions, net of cash acquired   ......               --       (48,751,173)    (15,128,889)     (7,646,245)     (6,911,046)
 Purchase of property and equipment                        --        (2,303,595)     (5,303,665)     (3,242,460)     (2,839,532)
 Investment in Connected Corporation                       --                --              --              --        (666,662)
 Sales of properties   .....................               --                --       1,808,959       1,808,959              --
 Other investing activities  ...............               --            (8,085)         (4,897)         36,493         (98,941)
                                                  -----------     -------------   -------------    ------------   -------------
    Net cash used for
      investing activities   ...............               --       (51,062,853)    (18,628,492)     (9,043,253)    (10,516,181)
Financing Activities:
 Issuance of common stock    ...............       12,500,000                --              --              --              --
 Issuance of preferred stock, net of
   issuance cost    ........................       20,879,286                --              --              --              --
 Issuance of common stock warrants                     15,000                --              --              --              --
 Proceeds from sales of subsidiary
   common stock to minority
   stockholders  ...........................               --         2,279,200              --              --          10,004
 Proceeds from issuances of long-
   term debt  ..............................               --        30,000,000       9,883,000       5,857,000       6,419,152
 Payments on long-term debt  ...............               --        (1,580,544)     (3,540,918)     (2,075,585)     (2,649,021)
 Net increase (decrease) in revolving
   line of credit   ........................               --         3,000,000      (1,100,000)     (2,100,000)     (1,900,000)
 Parent contribution to capital of
   1994 income taxes   .....................          230,000                --              --              --              --
 Increase in due to parent   ...............               --           339,500         663,398         902,785         687,622
                                                  -----------     -------------   -------------    ------------   -------------
    Net cash provided by
      financing activities   ...............       33,624,286        34,038,156       5,905,480       2,584,200       2,567,757
Effect of exchange rate changes
 on cash   .................................               --            (2,220)         14,839             884          (6,769)
                                                  -----------     -------------   -------------    ------------   -------------
Net increase (decrease) in cash    .........       33,982,387       (13,979,858)     (6,594,005)     (3,670,098)     (5,261,619)
Cash at beginning of period  ...............               --        33,982,387      20,002,529      20,002,529      13,408,524
                                                  -----------     -------------   -------------    ------------   -------------
 Cash at end of period    ..................      $33,982,387     $  20,002,529   $  13,408,524    $ 16,332,431   $   8,146,905
                                                  ===========     =============   =============    ============   =============

                            See accompanying notes.

                          UNITED ACQUISITION COMPANY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           (Information for the nine months ended September 30, 1996
           and the nine months ended September 30, 1997 is unaudited)

1. Organization and Business

     United Acquisition Company (UAC or the Company) is an 80% owned subsidiary of Arcus Group, Inc. (AGI or the Parent), formerly United Gas Holding Corporation. UAC was formed in January 1994 for the purpose of acquiring either the assets or stock of corporations in diversified industries. UAC made no acquisitions and earned no revenues other than interest income prior to the July 31, 1995 acquisition described below. UAC owns 81% of the outstanding common stock of Arcus Technology Services, Inc. (ATSI) at June 30, 1997 (81% and 87% at December 31, 1996 and 1995, respectively).

     ATSI, formerly Arcus Holdings Corporation, was formed in June 1995 to acquire all of the outstanding stock of Arcus, Inc. (Arcus), effective after the close of business on July 31, 1995. The consideration given was cash and the acquisition was accounted for using the purchase method. During 1996, through its wholly-owned subsidiaries Arcus Data Security, Inc. (ADSI), and Arcus Staffing Resources, Inc. (ASRI), ATSI made eight acquisitions for a combined purchase price of approximately $23.3 million, net of cash acquired (see Note 3).

     These financial statements include the accounts of UAC and its subsidiaries, ATSI, Arcus, ADSI, ASRI, TPI Holding Corporation, Wolf Advisory International Ltd., Wolf Advisory International, Inc., and Towler Data Services, Inc. and ADSI's U.K. subsidiary, Arcus Data Security Limited (ADSL). All intercompany transactions between UAC and its subsidiaries have been eliminated. The term "Company" includes UAC, ATSI, Arcus, ADSI, ADSL, ASRI, TPI Holding Corporation, Wolf Advisory International, Ltd., Wolf Advisory International, Inc., and Towler Data Services, Inc. taken together, except where otherwise indicated.

     The Company, through ATSI and its subsidiaries, provides data security and technical staffing services to information technology departments of its business customers. Data security services involve the secure transport, handling and storage of duplicate or backup computer data. Recognizing that customers' data centers are vulnerable to natural disasters as well as other types of disasters, including terrorism and employee sabotage, Arcus provides services that enable businesses to recover successfully from such disasters. To protect against loss of information in such a disaster, the Company provides secure off-site storage of duplicate data processing records whereby computer tapes and cartridges are transported on a regular basis by specially equipped vehicles and stored in climate controlled, concrete, steel-reinforced vaults. If a disaster occurs, the Company delivers the duplicate data quickly to a specified location, often a hot site (an alternate data processing site for use by businesses when their normal processing center is not available because of a disaster). The Company's disaster recovery services also include assisting its customers in the testing of their disaster recovery plans. As part of its data security services, the Company also performs media library relocations. In addition, the Company sells a variety of brand name data products to its customers. Through its staffing services, the Company helps customers meet their personnel needs by supplying information technology professionals on either a contract or temporary basis. The Company also recruits information technology professionals for permanent placement with its customers. Approximately 96%, 81%, 86% and 65% of the Company's revenue during the years ended December 31, 1995 and 1996, and the nine month periods ended September 30, 1996 and 1997, respectively, came from data security services. The Company serves customers from 45 locations in the United States and one location in the United Kingdom.

     The Company provides services, generally on a contract basis, to a diversified customer base, with no single customer accounting for more than 5% of revenue. A majority of the Company's data security revenue is billed monthly in advance and trade accounts receivable are due within 30 days. Accounts receivable are not collateralized.


2. Summary of Significant Account Policies


     Cash and Cash Equivalents

     Cash represents cash deposits and cash equivalents comprised of high quality debt instruments with maturities of 60 days or less.

                          UNITED ACQUISITION COMPANY
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued) (Information for the nine months ended September 30, 1996 and the nine months ended September 30, 1997 is unaudited)

     Inventory

     Data products inventory purchased for resale are carried at the lower of cost, which approximates first-in, first-out, or market. However, items are generally purchased for a specific customer and shipped directly to the customer by the supplier.


     Property and Equipment

     Property and equipment consisting primarily of land, buildings, vault equipment, and leasehold improvements are carried at cost and are depreciated using the straight-line method over their estimated useful lives: buildings -- 40 years, vault equipment 4-20 years, vehicles 3-7 years, furniture and other equipment 3-10 years. Leasehold improvements are amortized over the shorter of their useful lives or the applicable lease term. The Company expenses repair and maintenance costs as incurred unless they significantly extend the remaining life of the asset, in which case they are capitalized. Repair and maintenance expense for facilities and equipment, including vehicles, was $495,000, $1,230,000, $859,000 and $971,000 for the years ended December 31,
1995 and 1996 and the nine month periods ended September 30, 1996 and 1997, respectively.


     Costs in Excess of Net Assets Acquired

     Costs in excess of net assets acquired arose from ATSI's acquisition of Arcus in 1995 and ATSI's eight acquisitions in 1996 (see Note 3). These costs are being amortized over 25 years on a straight-line basis.


     Other Assets

     Other assets are comprised of long-term deposits, intangible assets, deferred organization costs and, in 1995, certain property and improvements being held for sale. Intangible assets, consisting mainly of covenants not-to-compete, are amortized over three to five years on a straight-line basis. Deferred organization costs, incurred in conjunction with the formation of the Company, are being amortized over 5 years. Related amortization expense was $4,000, $100,000, $216,000, $177,000 and $87,000 for the years ended December
31, 1994, 1995 and 1996 and the nine month periods ended September 30, 1996 and 1997, respectively.


     Foreign Currency Translation

     The Company's only international operation is in the United Kingdom. The functional currency of that operation is the Pound Sterling. The translation of this currency into U.S. Dollars is performed for balance sheet accounts using current exchange rates in effect at the balance sheet date and for revenue and expense accounts using an average exchange rate during the period.


     Revenue

     Storage and transport revenues include monthly billings to customers for basic data security services. Other revenues include specialized data security services, data product sales and staffing services revenues. Certain storage and transport services are billed in advance of the delivery of service. These billings are accounted for as deferred revenue on the Company's balance sheet until the service is delivered, at which time the revenue is recognized. See
Note 13 for revenues by business segment.

     Included in other revenue are product sales, net of product costs, totaling $665,000, $1,800,000, $1,226,000, and $1,640,000 for the years ended
December 31, 1995 and 1996 and the nine month periods ended September 30, 1996 and 1997, respectively. Product sales are presented on a net basis since the Company generally functions as a sales representative of the product manufacturers and the Company seldom receives or takes title to the products. Gross product sales were $4,367,000, $10,465,000, $6,811,000 and $9,370,000 for the years ended December 31, 1995 and 1996 and the nine month periods ended September 30, 1996 and 1997, respectively.

                          UNITED ACQUISITION COMPANY
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued) (Information for the nine months ended September 30, 1996 and the nine months ended September 30, 1997 is unaudited)

     Holding Company Expenses

     Holding company expenses include salaries and other administrative expenses incurred by the Company which are unrelated to the ongoing operations of ATSI and its subsidiaries.


     Interest Rate Cap Agreement

     The Company entered into an interest rate cap agreement to effectively limit the interest rate which it pays on a portion of its long-term debt. This interest rate differential to be received, if any, is accrued as a reduction in interest expense. The fair value of the cap is not recognized in the financial statements.


     Income Taxes

     For tax return purposes, the Company is included in the Parent's consolidated federal income tax return. The Company's tax expense and payable is determined on a separate return basis at maximum tax rates without regard to graduated rates. Accordingly, the Company's federal income taxes payable represents an intercompany payable to Parent at December 31, 1995 and 1996 and September 30, 1997, and is shown as Due to Parent on the Consolidated Balance Sheets. The Parent contributed the 1994 separate company income taxes to capital.

     Deferred income taxes are recorded using the liability method and reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.


     Earnings (Loss) Per Common Share

     Earnings (loss) per common and common equivalent share data is calculated based on the weighted average common and common equivalent shares outstanding for the respective period, except for loss periods where the common equivalent shares are excluded because their effect is antidilutive. Common equivalent shares assume the exercise of all dilutive stock options using the treasury stock method. Primary and fully diluted earnings per share are not materially different in the years presented.

     In February 1997, the Financial Accounting Standards Board issued Statement No. 128, Earnings per Share, which is required to be adopted on December 31, 1997. At that time, the Company will be required to change the method currently used to compute earnings per share and to restate all prior periods. Under the new requirements for calculating basic earnings per share, the dilutive effect of stock options will be excluded. The change is expected to have no effect on earnings (loss) per share for the years ended December 31, 1994, 1995 and 1996 and the nine months ended September 30, 1996 and 1997.


     Stock Options

     The Company has elected to follow APB No. 25, "Accounting for Stock Issued to Employees" and related Interpretations in the primary financial statements and provide the supplementary disclosures required by SFAS No. 123, "Accounting for Stock-Based Compensation" (see Note 8).


     Reclassifications

     Certain 1994 and 1995 amounts have been reclassified in order to conform to the 1996 presentation.


     Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

                          UNITED ACQUISITION COMPANY
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued) (Information for the nine months ended September 30, 1996 and the nine months ended September 30, 1997 is unaudited)

3. Acquisitions

     During 1996, the Company completed eight acquisitions in the data security and information technology staffing industries. Each acquisition was accounted for using the purchase method. For each acquisition, results of operations and cash flows of the acquired company are included in the Company's income statement and statement of cash flows for the period from the purchase date through December 31, 1996. In connection with certain of the acquisitions ATSI issued shares of its common stock to the sellers as partial consideration and the Company bought additional ATSI shares to assist in financing the cash portion of the acquisitions. The fair value of ATSI's stock issued to sellers or sold to the Company in connection with the acquisitions was determined by the ATSI Board of Directors based on formulas used in similar transactions.

     On June 19, 1996, the Company acquired the stock of Wolf Advisory International, Inc. and Wolf Advisory International, Ltd. and acquired substantially all of the operating assets and assumed certain liabilities of Computer Plus Temporaries, Inc. (collectively Wolf), a provider of contract and temporary information technology staffing services in eastern Pennsylvania and northern Florida, for approximately $10,931,000, net of cash acquired. The purchase price was comprised of net cash payments of approximately $6,240,000, 228,242 shares of ATSI common stock, and a $3,156,000 obligation to the seller. Cash payment of the obligation to the seller was made in March 1997.

     On October 30, 1996, the Company acquired the stock of Trinity Partners, Inc. (Trinity), a provider of contract information technology staffing services in northern California, for approximately $2,510,000, net of cash acquired. The purchase price was comprised of net cash payments of approximately $2,330,000, a subordinated note payable to the seller for $180,000, and immediately vested five-year options to purchase 15,000 shares of ATSI's common stock at $16.55 per share (see Note 8). In addition, should Trinity meet certain predefined profitability targets for the twelve months ended March 31, 1997, the former owner will be entitled to a contingent amount based on a multiple of increased earnings, as defined. The contingent purchase price, if any, will be paid in a combination of cash (80%), a subordinated note payable (20%), and immediately vested five-year options to purchase additional shares of ATSI's common stock. The contingent purchase price, if any, will increase costs in excess of net assets acquired. See Note 15--"Subsequent Events."

     On November 5, 1996, the Company acquired substantially all of the operating assets of the data security business of Zurich Data Corporation, a two-facility provider of such services in northern New Jersey and the New York City metropolitan area, for approximately $5,146,000. The purchase price was comprised of approximately $3,570,000 in cash, 100,000 shares of ATSI's common stock, a 10-year warrant for the purchase of 10,000 additional shares of ATSI's common stock at $8.00 per share, and ten annual payments having a net present value of approximately $859,000.

     During 1996, the Company made five additional acquisitions, primarily in the data security industry, for a combined purchase price of $4,703,000. The combined purchase price was comprised of cash payments of $2,989,000, notes payable and other obligations to sellers totaling $1,665,000, 7,896 shares of ATSI's common stock, and assumption of specific liabilities.

                          UNITED ACQUISITION COMPANY
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued) (Information for the nine months ended September 30, 1996 and the nine months ended September 30, 1997 is unaudited)

4. Long-Term Debt

     In connection with the acquisition of Arcus, ATSI entered into a $52 million credit facility (the Facility). Under the Facility, ATSI received $18 million under a five-year term loan agreement (Term A Loan), $12 million under a seven year term loan agreement (Term B Loan), a commitment for a five-year $7.5 million revolving line of credit (the Revolver), a seven-year $12.5 million acquisition loan facility (the Acquisition Facility) and a five-year $2 million additional line of credit (the Swingline Loan). In December 1996, ATSI amended the Facility. As a result, the total acquisition loan commitment was increased by $20 million and the maturity date of this commitment was extended by one year. See Note 15--"Subsequent Events."

     Under the Facility, ATSI may, at its option and subject to certain restrictions, designate certain borrowings as either "Base Rate" or "Eurodollar" borrowings. This designation determines the interest rates which ATSI pays under the agreement. The Base Rate is defined as the higher of the bank's prime rate (8.25% at December 31, 1996) or 1/2% over the US Federal Funds Rate (5% at December 31, 1996) plus an applicable margin interest rate. The Eurodollar rate is defined as the London Interbank Offering Rate (LIBOR) (5.7% at December 31, 1996) plus an applicable margin spread. Base Rate borrowings bear interest at the Base Rate plus 1% to 1.5% and Eurodollar borrowings bear interest at LIBOR plus 2.5% to 3%.

     The Facility requires mandatory repayments of term borrowings from the proceeds that result from specified types of transactions. Additionally, excess cash flow, as defined, is to be applied to reduce borrowings. Voluntary prepayments of principal are also allowed under the Facility, with $750,000 of such prepayments made during 1996. Both mandatory and voluntary payments reduce the outstanding balances and future repayments under the Term A Loan, Term B Loan and Acquisition Facility on a pro rata basis.

     The Facility subjects ATSI to financial covenants including restrictions on mergers and acquisitions of businesses; limitations on lease and rental expenses incurred, intercompany indebtedness, loans to employees, and capital expenditures; and maintenance of specified levels of profitability and cash flows, both in absolute terms and in relation to interest and other fixed charges. The Facility is collateralized by substantially all of the assets of ATSI and its subsidiaries.

     In connection with five of the acquisitions completed by ATSI during 1996 (see Note 3), ATSI issued notes payable and incurred other long-term obligations (including contingent purchase price obligations) of which approximately $5,485,000 and $1,954,000 remains outstanding at December 31, 1996 and September 30, 1997. Of this amount, $4,405,000 and $1,053,000 is due to individuals who are shareholders, employees, or consultants of the Company at December 31, 1996 and September 30, 1997. These obligations bear interest annually at rates ranging from 5% to 9%. An obligation for $1,040,000 and $900,000 at December 31, 1996 and September 30, 1997, respectively, is a demand obligation, guaranteed by a bank letter of credit, which ATSI plans to refinance, if required, using the Revolver and, therefore, has been classified as a long-term liability. In 1997, $1,968,000 of acquisition obligations were financed through the Acquisition Facility.

                          UNITED ACQUISITION COMPANY
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued) (Information for the nine months ended September 30, 1996 and the nine months ended September 30, 1997 is unaudited)

     Long-term debt at December 31, 1996 and 1995 is as follows:


                                                                        December 31,
                                                                -----------------------------    September 30,
                                                                   1995            1996             1997
                                                                -------------   -------------   --------------
   Term A Loan, increasing quarterly principal payments
    over a four-year period beginning March 31, 1996   ......   $17,082,000     $14,316,000      $12,271,000
   Term B Loan, nominal quarterly principal payments for
    the five year period beginning September 30, 1995
    with the balance due in equal quarterly installments
    for the following two years   ...........................    11,364,000      10,839,000       10,805,000
   Acquisition Facility, increasing quarterly principal
    payments over a four year period starting
    September 30, 1999   ....................................            --       9,725,000       16,144,000
   Revolver, principal due five years from July 31, 1995,
    with ATSI having the option to extend for an
    additional three years with bank approval ...............     3,000,000       1,900,000               --
   Acquisition notes and obligations    .....................            --       5,485,000        2,954,000
   7% mortgage note payable in quarterly principal and
    interest installments, maturing April 2001   ............       521,000         441,000          376,000
   Capital lease obligations   ..............................        30,000          26,000           16,000
                                                                ------------    ------------     ------------
                                                                 31,997,000      42,732,000       42,566,000
   Less current portion  ....................................     2,272,000       4,407,000        3,906,000
                                                                ------------    ------------     ------------
                                                                $29,725,000     $38,325,000      $38,660,000
                                                                ============    ============     ============

     On August 17, 1995, the Company paid $20,250 to enter into an interest rate cap agreement with a commercial bank having a notional principal of $15 million. This agreement effectively entitles the Company to receive from the bank the amount, if any, by which the Company's interest payments on $15 million of its long-term debt exceeds 8.9375% plus the related premium (2.5% to 3.0%). The interest rate cap agreement expired on September 5, 1997.


     Scheduled payments based on long-term debt outstanding at December 31, 1996 are as follows:


  1997   ............   $ 4,407,000
  1998   ............     4,028,000
  1999   ............     4,499,000
  2000   ............     8,557,000
  2001   ............     8,632,000
  Thereafter   ......    12,609,000
                        ------------
                        $42,732,000
                        ============

     Cash payments for interest during the years ended December 31, 1995 and 1996 and the nine month periods ended September 30, 1996 and 1997, were $913,000, $3,131,000, $2,284,000 and $2,670,000, respectively.


     At December 31, 1996 and 1995 and September 30, 1997, the fair value of ATSI's revolving line of credit and long-term debt approximated its carrying value.


5. Investment


     In June 1997, UAC purchased 158,729 shares of Convertible, Series C, Preferred Stock of Connected Corporation for $667,000. If these shares were converted into common stock, the Company would own less than 20% of Connected Corporation. Accordingly, the Company accounts for this investment under the cost method.

                          UNITED ACQUISITION COMPANY
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued) (Information for the nine months ended September 30, 1996 and the nine months ended September 30, 1997 is unaudited)

6. Preferred Stock

     UAC has authorized 200,000 shares of undesignated preferred stock with a par value of $0.01. No shares have been issued.

     UAC has also authorized 50,000 shares of Series A preferred stock with a par value of $0.01 per share and a liquidation value of $1,000 per share. Holders of Series A preferred stock are entitled to receive cumulative dividends at the rate of 8% per annum on the amount of the liquidation preference of $1,000 per share. Dividends are to be declared quarterly, compounded and paid annually on the last business day of December through additional shares of Series A preferred stock. As of September 30, 1997, UAC had accrued the payment of a dividend for the years ended December 31, 1994, 1995 and 1996 and the nine month period ended September 30, 1997 on its Series A preferred stock, payable in additional shares of Series A preferred stock.

     Series A preferred stock is redeemable, in whole, at the option of UAC at a redemption price of $1,000 per share plus accrued and unpaid dividends.


7. Warrants to Purchase Common Stock

     UAC has issued 1.5 million warrants to purchase shares of UAC's common stock. Each warrant entitles the holder to purchase one share of common stock at the exercise price upon the occurrence of a capital change (as defined in the warrant agreement) or after January 13, 2005, and on or before January 13, 2010. The exercise price is $13.75 per share, subject to adjustment as provided in the warrant agreement.


8. Stock Option Plans

     On July 31, 1995, UAC's Board of Directors approved the United Acquisition Company 1995 stock option plan whereby UAC could award options to purchase up to 260,000 shares of common stock of UAC to its officers and employees. The options granted to date vest one third at the date of grant with the remainder vesting in equal amounts on the first and second anniversaries of the date of grant and expire 10 years from the date of grant with extension possible. The options contain certain restrictions on exercise as defined in the stock option plan. No options were granted during 1996. As of December 31, 1996, no shares had been exercised, 144,926 shares were exercisable and 42,610 shares were available for grant.

     The following is a summary of employee stock option transactions under UAC's Stock Option Plan:


                                                         Number       Option Price
                                                        of Shares      Per Share
                                                        -----------   -------------
   Granted on July 31, 1995  ........................   217,390          $12.50
                                                        -------
   Outstanding at December 31, 1995 and 1996   ......   217,390          $12.50
                                                        =======

     A total of 260,000 shares of common stock were reserved for issuance under UAC's 1995 stock option plan at December 31, 1996. At December 31, 1996 UAC had 1,000,001 shares of Common Stock outstanding and the net book value per share of UAC's Common Stock was $10.62.

     Vested options only become exercisable if the Parent's ownership of UAC falls below 80%. No options were exercisable at December 31, 1995 or 1996.

     The ATSI 1995 Stock Option Plan reserves 340,000 and 455,000 shares at December 31, 1996 and September 30, 1997, respectively, of authorized but unissued common stock of ATSI for sale or award to directors, officers, and key employees as stock options, stock appreciation rights, restricted stock awards or performance share awards. Both nonqualified and incentive stock options (ISO's) can be granted and in the case of an ISO, the purchase price cannot be less than the fair market value at grant date.

     Options expire on the date set by the Plan Administration Committee of the ATSI Board of Directors (the Committee), but in no case later than the ten years from the grant date and, in some cases, no later than five years from the grant date for ISO's.

                          UNITED ACQUISITION COMPANY
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued) (Information for the nine months ended September 30, 1996 and the nine months ended September 30, 1997 is unaudited)

     During 1995 and 1996, ATSI granted nonqualified stock options to certain directors and key members of management. In general, the options granted are 20% vested at the grant date with the remaining options becoming vested semi-annually over a four year period. As of December 31, 1996, 101,060 shares were vested.

     Vested options only become exercisable if the Company's ownership of ATSI or the Parent's ownership of UAC falls below 80%. No options were exercisable at December 31, 1995 or 1996. As of December 31, 1996, no shares had been exercised or canceled and 53,000 shares remain available for grant.

     The following is a summary of employee stock option transactions under ATSI's 1995 Stock Option Plan:


                                               Number        Option Price     Weighted Average Option
                                              of Shares        Per Share          Price per Share
                                              -----------   ---------------   ------------------------
  Granted after July 31, 1995  ............     198,100          $8.00                 $ 8.00
                                                --------
  Outstanding at December 31, 1995   ......     198,100          $8.00                 $ 8.00
  Granted in 1996  ........................      88,900      $10.24-$11.03             $10.71
                                                --------
  Outstanding at December 31, 1996   ......     287,000      $8.00-$11.03              $ 8.84
                                                ========

     The weighted average remaining contractual life for ATSI options outstanding at December 31, 1996 was approximately 9 years.

     A total of 365,000 and 465,000 shares of ATSI common stock were reserved for issuance under ATSI's 1995 Stock Option Plan, the acquisition options (see Notes 3 and 15) and the acquisition warrant (see Note 3) at December 31, 1996 and September 30, 1997, respectively. At December 31, 1996 ATSI had 3,205,263 shares of common stock outstanding and the net book value per share of ATSI common stock was $9.55.

     Pro forma information regarding net income and the net loss attributed to common stockholders is required by SFAS No. 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method. The fair value for options granted ($217,000 in 1995 and $0 and 1996) was estimated at the date of grant using a minimum value option pricing model and the following weighted-average assumptions for 1995 and 1996; risk-free interest rates of 5.6%; no dividends expected to be declared; volatility factor of zero for the expected price of the Company's common stock as it is not publicly traded; and a weighted-average expected life of the options of 2.3 years.

     For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma net income for 1995 and 1996, would be $1,269,000 and $1,550,000, respectively, and the net loss attributed to common stockholders would be $485,000 and $345,000, respectively.

                          UNITED ACQUISITION COMPANY
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued) (Information for the nine months ended September 30, 1996 and the nine months ended September 30, 1997 is unaudited)

9. Income Taxes

     Significant components of the Company's deferred tax assets and liabilities are as follows:


                                                                               December 31,
                                                                       -----------------------------
                                                                                                       September 30,
                                                                         1995             1996             1997
                                                                       -------------   -------------   --------------
   Deferred tax assets:
    Property and equipment   .......................................    $  122,000      $       --      $    4,000
    Accrued liabilities   ..........................................        43,000         166,000         187,000
    Other  .........................................................         5,000          14,000           8,000
                                                                        ----------      ----------      ----------
                                                                           170,000         180,000         199,000
   Deferred tax liabilities:
    Costs in excess of net assets acquired and other assets   ......      (123,000)       (455,000)       (676,000)
    Property and equipment   .......................................            --         (46,000)             --
                                                                        ----------      ----------      ----------
                                                                          (123,000)       (501,000)       (676,000)
                                                                        ----------      ----------      ----------
   Net deferred tax assets (liabilities)    ........................    $   47,000      $ (321,000)     $ (477,000)
                                                                        ==========      ==========      ==========

     Deferred tax assets totaling $48,000, $180,000 and $199,000 as of December 31, 1995 and 1996, and September 30, 1997, respectively, are included in prepaid expenses and other current assets on the Consolidated Balance Sheets.

     The components of the provision for income taxes are as follows:


                                                                   Nine Months Ended
                                 Year ended December 31,             September 30,
                           ------------------------------------ ------------------------
                             1994        1995         1996         1996         1997
                           ---------- ------------ ------------ ------------ -----------
  Current:
   Federal ...............  $200,000  $ 883,000     $  858,000   $  932,000   $  915,000
   State   ...............    30,000    176,000        410,000      323,000      357,000
                            --------- ----------    -----------  -----------  -----------
                             230,000  1,059,000      1,268,000    1,255,000    1,272,000
  Deferred Federal  ......        --    (47,000)       237,000      181,000      156,000
                            --------- ----------    -----------  -----------  -----------
                            $230,000  $1,012,000    $1,505,000   $1,436,000   $1,428,000
                            ========= ==========    ===========  ===========  ===========

     The effective tax rates differ from the federal statutory rates primarily as a result of the following:


                                                                                             Nine Months Ended
                                                         Year ended December 31,               September 30,
                                                   ------------------------------------   -----------------------
                                                     1994         1995         1996         1996         1997
                                                   ----------   ----------   ----------   ----------   ----------
  Federal tax at statutory rate  ...............      34.0%        34.0%        34.0%        34.0%        34.0%
  State tax provision   ........................       5.0          5.0          8.6          7.1          7.7
  Impact of minority interest and other   ......        --          4.5          5.3          6.8          5.2
                                                    ------       ------       ------       ------       ------
                                                      39.0%        43.5%        47.9%        47.9%        46.9%
                                                    ======       ======       ======       ======       ======

     Cash payments for income taxes during the years ended December 31, 1995 and 1996 and the nine month periods ended September 30, 1996 and 1997 were $720,000, $609,000, $499,000 and $619,000, respectively.


10. Retirement Plans


     On August 1, 1995, ATSI adopted the Arcus, Inc. 401(k) Profit Sharing Plan (the Plan). Employees of ATSI and its subsidiaries who satisfy a six month service requirement as of open enrollment each January 1st participate in the Plan. Participants in the Plan may contribute from 1% to 15% of their annual compensation. ATSI matches

                          UNITED ACQUISITION COMPANY
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued) (Information for the nine months ended September 30, 1996 and the nine months ended September 30, 1997 is unaudited)

one half of employee contributions up to a total of 1.5% of their annual compensation. Company matching expense, net of forfeitures, was $52,000, $132,000, $115,000 and $145,000 for the years ended December 31, 1995 and 1996 and the nine month periods ended September 30, 1996 and 1997, respectively. ATSI may also make an annual voluntary contribution for all eligible employees, whether or not they elect a salary deferral. ATSI provided for a voluntary contribution in 1995 and 1996, to be funded in the following year, based upon a percentage of participant compensation. Voluntary contribution expense, net of forfeitures, for the years ended December 31, 1995 and 1996 and the nine month periods ended September 30, 1996 and 1997 was $147,000, $430,000, $348,000 and
$382,000, respectively.


11. Commitments and Contingencies


     As of September 30, 1997, the Company leased 29 vault facilities, 14 staffing offices and certain equipment under noncancelable operating lease agreements. Twelve of the Company's vault facilities are leased from a single landlord of which nine have fifteen-year terms beginning January 1, 1995, with two five-year renewal options, providing for cost of living increases every three years based upon the Consumer Price Index, with a 3.33% ceiling per year. The remaining vault facilities are leased under leases which commenced June 1989 or later, and have primary lease terms ranging from four to twenty years, generally with one or two five-year renewal options. During 1996, the Company signed leases in regard to two vault facilities that were under construction at December 31, 1996. These two leases each have fifteen-year terms that will commence during 1997. With respect to vault facilities, the Company generally is required to pay property tax, insurance, and facility maintenance expenses. Staffing offices, located in multi-tenant commercial office buildings, have primary lease terms ranging from one to five years, generally with no renewal options. The Company has an irrevocable letter of credit for $50,000 expiring on April 9, 1998 that supports an office lease obligation. Other operating leases are for equipment and vehicles. Rental expense under operating leases, including month-to-month rentals, was $1,578,000 and $4,500,000 for the years ended December 31, 1995 and 1996, respectively. Included in these amounts are $554,000 and $1,361,000, respectively, of operating lease expense related to facilities leased from ATSI shareholders.


     Future minimum rentals required under operating leases having an initial or remaining noncancelable lease term in excess of one year as of December 31, 1996 are as follows:


  1997   ..............................   $ 5,153,000
  1998   ..............................     4,808,000
  1999   ..............................     4,363,000
  2000   ..............................     3,871,000
  2001   ..............................     3,106,000
  Thereafter   ........................    19,441,000
                                          ------------
  Total minimum lease payments   ......   $40,742,000
                                          ============

     The Company has a $250,000 standby letter of credit payable to its bank to secure its operating cash accounts.


12. Related Party Transactions

     During the years ended December 31, 1994, 1995 and 1996 and the nine month periods ended September 30, 1996 and 1997, the Company paid GKH Partners, a stockholder of the Company and of AGI, investment advisory and other fees of $125,000, $125,000, $178,000, $118,000 and $148,000, respectively. The investment advisory fee is included in holding company expenses on the Consolidated Statements of Operations.

                          UNITED ACQUISITION COMPANY
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued) (Information for the nine months ended September 30, 1996 and the nine months ended September 30, 1997 is unaudited)

13. Business Segments

     The following tables present data relating to the Company's revenues, cost of services rendered, depreciation, operating income, identifiable assets and capital expenditures by business segment.


                                                        Year Ended December 31,            Nine Months Ended September 30,
                                             --------------------------------------------- -------------------------------
                                                1994           1995            1996            1996            1997
                                             ------------- -------------- ---------------- --------------- ---------------
Revenues
Data security    ...........................  $       --   $19,867,759      $ 53,145,334    $ 38,553,505    $ 44,573,634
Technical staffing  ........................          --       810,599        12,997,907       6,711,491      24,717,499
Intercompany eliminations    ...............          --            --          (161,865)        (96,576)       (322,225)
                                              ----------   ------------     ------------    ------------    ------------
Total revenues   ...........................  $       --   $20,678,358      $ 65,981,376    $ 45,168,420    $ 68,968,908
                                              ==========   ============     ============    ============    ============
Cost of Services Rendered
Data security    ...........................  $       --   $ 8,929,784      $ 23,554,642    $ 17,063,800    $ 19,831,627
Technical staffing  ........................          --       520,997         9,344,976       4,836,278      18,216,422
Intercompany eliminations    ...............          --            --          (161,865)        (96,576)       (322,225)
                                              ----------   ------------     ------------    ------------    ------------
Total costs of services rendered   .........  $       --   $ 9,450,781      $ 32,737,753    $ 21,803,502    $ 37,725,824
                                              ==========   ============     ============    ============    ============
Depreciation and Amortization
Data security    ...........................  $       --   $ 1,488,093      $  3,907,825    $  2,881,767    $  3,310,817
Technical staffing  ........................          --         1,575           219,586         103,694         929,076
Corporate  .................................       3,765       118,811           321,614         229,018         310,480
                                              ----------   ------------     ------------    ------------    ------------
Total depreciation and amortization   ......  $    3,765   $ 1,608,479      $  4,449,025    $  3,214,479    $  4,550,373
                                              ==========   ============     ============    ============    ============
Operating Income
Data security    ...........................  $       --   $ 4,629,540      $ 12,149,565    $  9,040,836    $  9,888,168
Technical staffing  ........................          --       114,709           442,812         233,283         257,714
Corporate  .................................    (394,668)   (2,678,410)       (7,205,969)     (4,677,618)     (4,593,547)
                                              ----------   ------------     ------------    ------------    ------------
Total operating income    ..................  $ (394,668)  $ 2,065,839      $  5,386,408    $  4,596,501    $  5,552,335
                                              ==========   ============     ============    ============    ============
Capital Expenditures
Data security    ...........................  $       --   $ 2,115,127      $  4,363,670    $  2,752,349    $  2,054,901
Technical staffing  ........................          --        43,662           317,302         157,238         634,484
Corporate  .................................          --       144,806           622,693         332,873         150,147
                                              ----------   ------------     ------------    ------------    ------------
Total capital expenditures   ...............  $       --   $ 2,303,595      $  5,303,665    $  3,242,460    $  2,839,532
                                              ==========   ============     ============    ============    ============
Identifiable Assets
Data security    ...........................               $59,657,300      $ 85,687,540                    $ 88,429,038
Technical staffing  ........................                   152,260         2,041,337                       3,835,987
Corporate  .................................                19,659,437        12,446,556                       8,719,766
                                                           ------------     ------------                    ------------
Total identifiable assets    ...............               $79,468,997      $100,175,433                    $100,984,791
                                                           ============     ============                    ============

                          UNITED ACQUISITION COMPANY
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued) (Information for the nine months ended September 30, 1996 and the nine months ended September 30, 1997 is unaudited)

14. Supplemental Pro Forma Acquisition Information (Unaudited)

     The following supplemental pro forma information has been presented as if the acquisition of ATSI described in Note 1 and the acquisitions discussed in
Note 3 occurred on January 1, 1995 and as if the acquisition discussed in Note 15 occurred on January 1, 1996.



                                                                                                   Nine Months
                                                                                                      Ended
                                                                     Year Ended December 31,      September 30,
                                                                  -----------------------------   --------------
                                                                     1995            1996             1997
                                                                  -------------   -------------   --------------
   Revenues    ................................................   $64,512,369     $89,208,750      $74,630,285
                                                                  ===========     ============     ============
   Operating income  ..........................................   $5,498,789      $ 7,695,968      $ 6,045,779
                                                                  ===========     ============     ============
   Net income  ................................................   $1,183,528      $ 2,516,673      $ 1,881,116
                                                                  ===========     ============     ============
   Net income (loss) attributed to common stockholders   ......   $ (570,712)     $   622,094      $   347,750
                                                                  ===========     ============     ============
   Earnings (loss) per common share ...........................   $    (0.57)     $      0.62      $      0.35
                                                                  ===========     ============     ============

15. Subsequent Events

     In June 1997, the Company sold the operating assets of the non-staffing portion of Trinity's business. The assets were sold to the former owner of Trinity and other former Trinity employees for a $400,000 five year note, bearing interest at 12% with all principal due at maturity. In conjunction with the sale, and in consideration of a cash payment of $250,000 to the former owner, the former owner and the Company signed a mutual release. Among the Company's obligations released were any contingent consideration due to the former owner under the original agreement to acquire Trinity, the $180,000 subordinated note payable to the former owner, certain stock options held by the former owner and certain other agreements signed with the former owner.

     On June 11, 1997, ATSI amended its credit agreement to increase the size of the Revolving Facility from $7.5 million to $11 million and reduced the size of the Acquisition Facility by $3.5 million.

     On August 20, 1997, the Company acquired substantially all of the assets and assumed certain liabilities of a company operating in the contract information technology staffing services business in northern California, Oregon and Washington state for approximately $4,889,000, net of cash acquired. The purchase price consisted of net cash payments of approximately $3,889,000, a subordinated note payable to the seller for $1,000,000 and 60,000 options to purchase the Company's common stock at $16.41. Additionally, if certain profitability targets are met, the Company could be obligated to make an additional cash payment of up to $750,000. The acquired company had revenues and operating income for the year ended December 31, 1996 of approximately $8.4 million and $1.2 million, respectively.

     On September 26, 1997, Iron Mountain Incorporated signed a definitive agreement to acquire all of the outstanding stock of the Company with anticipated closing in the first quarter of 1998.

                        REPORT OF INDEPENDENT AUDITORS


To the Board of Directors and Stockholders of Arcus Technology Services, Inc.

We have audited the consolidated balance sheets of Arcus Technology Services, Inc. (Successor Company) as of December 31, 1995 and 1996, and the related consolidated statements of income, stockholders' equity, and cash flows for the five month period ended December 31, 1995 and the year ended December 31, 1996. We have also audited the consolidated statements of income, stockholders' equity, and cash flows of Arcus, Inc. (Predecessor Company) for the year ended December 31, 1994 and the seven month period ended July 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Arcus Technology Services, Inc. (Successor Company) at December 31, 1995 and 1996, and the consolidated results of its operations and cash flows for the five month period ended December 31, 1995 and the year ended December 31, 1996, and the consolidated results of Arcus, Inc.'s (Predecessor Company) operations and cash flows for the year ended December 31, 1994 and the seven month period ended July 31, 1995, in conformity with generally accepted accounting principles.






                                          /s/ Ernst & Young LLP

                                          Ernst & Young LLP

Dallas, Texas
February 28, 1997, except for
Note 12, as to which the date is
September 26, 1997

                        ARCUS TECHNOLOGY SERVICES, INC.
                              (Successor Company)

                          CONSOLIDATED BALANCE SHEETS


                                                                   December 31,
                                                           -----------------------------
                                                                                           September 30,
                                                              1995            1996             1997
                                                           -------------   -------------   --------------
                                                                                            (Unaudited)
                    ASSETS (Note 4)
Current Assets:
 Cash   ................................................    $   712,818    $ 1,687,101      $   803,024
 Accounts receivable, less allowance for doubtful
   accounts of $123,055, $156,227 and $68,000,
   respectively  .......................................      8,846,628     14,008,613       17,058,766
 Inventory    ..........................................        293,393        371,715          342,230
 Prepaid expenses and other current assets  ............        721,558      1,018,281        1,052,835
                                                            -----------    ------------     ------------
      Total Current Assets   ...........................     10,574,397     17,085,710       19,256,855
Property and Equipment, at Cost:
 Land, buildings, and leasehold improvements   .........      5,395,640      6,266,886        6,756,226
 Vault equipment and vehicles   ........................      6,628,169      8,819,780       10,097,416
 Furniture and other equipment  ........................      1,275,251      3,958,006        4,766,392
                                                            -----------    ------------     ------------
                                                             13,299,060     19,044,672       21,620,034
       Less accumulated depreciation  ..................        892,339      3,649,357        5,888,313
                                                            -----------    ------------     ------------
Property and Equipment, Net  ...........................     12,406,721     15,395,315       15,731,721
Cost In Excess of Net Assets Acquired, Net of
 Accumulated Amortization of $594,377, $2,310,903
 and $4,053,320, respectively   ........................     35,093,200     55,367,074       57,451,478
Other Assets  ..........................................      2,056,056        609,649          524,171
                                                            -----------    ------------     ------------
       Total Assets    .................................    $60,130,374    $88,457,748      $92,964,225
                                                            ===========    ============     ============
       LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
 Accounts payable   ....................................    $ 3,309,324    $ 5,796,844      $ 3,536,622
 Accrued payroll .......................................      2,186,478      2,441,433        3,568,184
 Other accrued liabilities   ...........................        926,069      1,344,001          949,369
 Deferred revenue   ....................................      2,856,621      3,469,265        3,525,806
 Due to parent (Note 2)   ..............................         13,500      1,335,702        2,382,199
 Current portion of long-term debt .....................      2,272,237      3,218,794        3,905,822
                                                            -----------    ------------     ------------
      Total Current Liabilities    .....................     11,564,229     17,606,039       17,868,002
Long-Term Debt (Note 4)   ..............................     29,724,941     39,513,473       40,160,602
Deferred Income Taxes (Note 6)  ........................          1,000        501,000          676,000
Other Liabilities   ....................................        266,540        226,700          296,491
Commitments and Contingencies (Notes 3 and 9)
Stockholders' Equity:
 Common stock, $.01 par value:
   Authorized shares--5,000,000
   Issued and outstanding shares--2,191,150,
    3,205,263 and 3,325,229, respectively   ............         21,911         32,052           33,252
   Capital in excess of par value  .....................     17,507,289     26,918,088       28,115,156
 Retained earnings  ....................................      1,057,416      3,619,939        5,803,717
 Translation adjustment   ..............................        (12,952)        40,457           11,005
                                                            -----------    ------------     ------------
      Total Stockholders' Equity   .....................     18,573,664     30,610,536       33,963,130
                                                            -----------    ------------     ------------
      Total Liabilities and Stockholders' Equity  ......    $60,130,374    $88,457,748      $92,964,225
                                                            ===========    ============     ============

                            See accompanying notes.

                        ARCUS TECHNOLOGY SERVICES, INC.


                       CONSOLIDATED STATEMENTS OF INCOME




                                                                                                Nine Months Ended
                                                   Seven           Five                           September 30,
                                Year Ended      Months Ended   Months Ended    Year Ended   --------------------------
                                December 31,     July 31,      December 31,   December 31,
                                   1994            1995            1995           1996         1996          1997
                               --------------- --------------- -------------- ------------- ------------- ------------
                               (Predecessor)   (Predecessor)    (Successor)    (Successor)  (Successor)   (Successor)
                                                                                                   (Unaudited)
Revenues:
 Storage and transport  ......  $34,493,858     $21,401,465     $16,158,490   $43,671,062   $31,853,307   $38,173,659
 Other   .....................    6,339,489       4,276,499       4,519,868    22,310,314    13,315,113    30,795,249
                                -----------     -----------     ------------  ------------  ------------  ------------
      Total Revenues    ......   40,833,347      25,677,964      20,678,358    65,981,376    45,168,420    68,968,908
Operating Expenses:
 Cost of services rendered   .   18,034,862      11,345,153       9,450,781    32,737,753    21,803,502    37,725,824
 Selling and administrative
   expenses    ...............   14,027,645       8,730,900       6,632,234    21,591,852    14,642,683    20,279,524
 Depreciation and
   amortization   ............    2,850,154       1,532,211       1,601,464     4,436,529     3,205,404     4,538,429
                                -----------     -----------     ------------  ------------  ------------  ------------
      Total Operating
       Expenses   ............   34,912,661      21,608,264      17,684,479    58,766,134    39,651,589    62,543,777
                                -----------     -----------     ------------  ------------  ------------  ------------
Operating Income  ............    5,920,686       4,069,700       2,993,879     7,215,242     5,516,831     6,425,131
Interest (Income) Expense,
 Net  ........................     (264,788)       (336,556)      1,128,963     2,668,719     1,932,303     2,454,353
                                -----------     -----------     ------------  ------------  ------------  ------------
Income Before Income
 Taxes   .....................    6,185,474       4,406,256       1,864,916     4,546,523     3,584,528     3,970,778
Provision for Income Taxes
 (Note 6)   ..................    2,601,000       1,852,000         807,500     1,984,000     1,563,000     1,787,000
                                -----------     -----------     ------------  ------------  ------------  ------------
Net Income  ..................  $ 3,584,474     $ 2,554,256     $ 1,057,416   $ 2,562,523   $ 2,021,528   $ 2,183,778
                                ===========     ===========     ============  ============  ============  ============
Earnings per share   .........  $      0.46     $      0.32     $      0.48   $      0.99   $      0.83   $      0.66
                                ===========     ===========     ============  ============  ============  ============
Weighted average shares
 outstanding   ...............    7,848,632       7,885,252       2,191,150     2,583,642     2,446,351     3,293,364
                                ===========     ===========     ============  ============  ============  ============


                            See accompanying notes.

                        ARCUS TECHNOLOGY SERVICES, INC.


                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY



                                        Common Stock
                                    ---------------------  Capital in
                                                           Excess of     Retained     Translation
                                     Shares      Amount    Par Value     Earnings      Adjustment     Total
                                    ----------- --------- ------------- ------------- ------------ ---------------
Predecessor:
Balances at December 31, 1993   ...  7,770,697   $77,707   $ 2,025,519   $11,166,241  $(512,953)    $12,756,514
 Currency translation
   adjustment .....................         --        --            --            --     25,786          25,786
 Net income   .....................         --        --            --     3,584,474         --       3,584,474
                                     ----------  --------  ------------  ------------ ----------    -----------
Balances at December 31, 1994   ...  7,770,697    77,707     2,025,519    14,750,715   (487,167)     16,366,774
 Currency translation
   adjustment .....................         --        --            --            --      9,440           9,440
 Exercise of stock options   ......     10,000       100        42,400            --         --          42,500
 Net income   .....................         --        --            --     2,554,256         --       2,554,256
                                     ----------  --------  ------------  ------------ ----------    -----------
Balances at July 31, 1995 .........  7,780,697   $77,807   $ 2,067,919   $17,304,971  $(477,727)    $18,972,970
                                     ==========  ========  ============  ============ ==========    ===========
Successor:
Issue Successor equity at
 August 1, 1995  ..................  2,191,150   $21,911   $17,507,289   $        --  $      --     $17,529,200
 Currency translation
   adjustment .....................         --        --            --            --    (12,952)        (12,952)
 Net income   .....................         --        --            --     1,057,416         --       1,057,416
                                     ----------  --------  ------------  ------------ ----------    -----------
Balances at December 31, 1995   ...  2,191,150    21,911    17,507,289     1,057,416    (12,952)     18,573,664
 Issuances of common stock in
   connection with acquisitions
   (Note 3)   .....................    333,007     3,330     2,299,282            --         --       2,302,612
 Sales of common stock to
   Parent (Note 3)  ...............    681,106     6,811     7,111,517            --         --       7,118,328
 Currency translation
   adjustment .....................         --        --            --            --     53,409          53,409
 Net income   .....................         --        --            --     2,562,523         --       2,562,523
                                     ----------  --------  ------------  ------------ ----------    -----------
Balances at December 31, 1996   ...  3,205,263    32,052    26,918,088     3,619,939     40,457      30,610,536
 Issuances of common stock
   (unaudited)   ..................      4,038        41         9,963            --         --          10,004
 Sales of common stock to
   Parent (Note 3) (unaudited)     .   115,928     1,159     1,187,105            --         --       1,188,264
 Currency translation
   adjustment (unaudited) .........         --        --            --            --    (29,452)        (29,452)
 Net income (unaudited)   .........         --        --            --     2,183,778         --       2,183,778
                                     ----------  --------  ------------  ------------ ----------    -----------
Balances at September 30, 1997
 (unaudited)  .....................  3,325,229   $33,252   $28,115,156   $ 5,803,717  $  11,005     $33,963,130
                                     ==========  ========  ============  ============ ==========    ===========



                            See accompanying notes.

                        ARCUS TECHNOLOGY SERVICES, INC.


                     CONSOLIDATED STATEMENTS OF CASH FLOWS



                                                                            Five                               Nine Months Ended
                                      Year Ended      Seven Months      Months Ended      Year Ended             September 30,
                                      December 31,   Ended July 31,     December 31,     December 31,     --------------------------
                                         1994             1995              1995             1996            1996            1997
                                     --------------- --------------     ---------------- ---------------- ----------   ------------
                                     (Predecessor)    (Predecessor)      (Successor)      (Successor)     (Successor)   (Successor)
                                                                                      (Unaudited)
Operating Activities:
 Net income ........................ $ 3,584,474    $ 2,554,256      $  1,057,416    $   2,562,523    $  2,021,528    $  2,183,778
 Adjustments to reconcile net
 income to net cash provided
 by operating activities:
   Depreciation and
    amortization  ..................   2,850,154      1,532,211         1,601,464        4,436,529       3,205,404       4,538,429
   Deferred tax provision
    (benefit)  .....................    (183,912)      (124,000)          (47,000)         237,000         181,000         156,000
   Provision for losses on
    accounts receivable    .........      24,000         21,000            15,000           56,000          32,000         (78,314)
   (Gain) loss on disposal
    of assets  .....................     105,613          3,961               185          (18,110)        (13,106)            802
   Changes in operating
    assets and liabilities, net
    of acquisitions:
      Accounts receivable  .........    (626,622)      (138,515)       (1,614,511)      (2,988,055)     (1,623,541)     (1,567,953)
      Inventory   ..................     (84,287)       (64,996)          (18,239)         (65,232)          1,160          28,324
      Prepaid expenses  ............      99,233         42,197          (341,081)         (72,961)        152,268         (18,136)
      Other assets   ...............      42,084         11,773            (7,315)         (96,822)          9,217             715
      Accounts payable  ............     161,186         41,491         1,388,888        1,970,283        (838,538)     (2,470,452)
      Accrued and other
       liabilities   ...............      75,320        332,906           719,665         (330,112)       (569,269)        521,943
      Deferred revenue  ............     159,545         87,259            48,263          254,460         333,019          56,541
                                     ------------   -----------      -------------   --------------   -------------   -------------
Net Cash Provided by
 Operating Activities   ............   6,206,788      4,299,543         2,802,735        5,945,503       2,891,142       3,351,677
Investing Activities:
 Acquisitions, net of cash
  acquired  ........................          --             --       (48,751,173)     (15,128,889)     (7,646,245)     (6,911,046)
 Purchase of property and
  equipment    .....................  (1,840,880)    (1,831,165)       (2,290,595)      (5,280,173)     (3,228,803)     (2,833,894)
 Funds invested with Parent   ......  (3,987,731)    (1,515,060)               --               --              --              --
 Sales of property and
  equipment    .....................          --         13,087                --        1,808,959       1,808,959              --
 Other investing activities   ......      64,447            293            (8,085)         (68,568)          8,626         (98,941)
                                     ------------   -----------      -------------   --------------   -------------   -------------
Net Cash Used for Investing
 Activities ........................  (5,764,164)    (3,332,845)      (51,049,853)     (18,668,671)     (9,057,463)     (9,843,881)
Financing Activities:
 Proceeds from sales of
  common stock    ..................          --         42,500        17,529,200        7,118,328       3,813,829       1,198,268
 Proceeds from issuances of
  long-term debt  ..................    (458,889)            --        30,000,000        9,883,000       5,857,000       7,919,152
 Payments on long-term debt   ......          --       (131,071)       (1,580,544)      (3,540,918)     (2,075,585)     (2,649,021)
 Increase (decrease) in due
  to parent ........................     (18,530)            --            13,500        1,322,202       1,041,407       1,046,497
 Net increase (decrease) in
  revolving line of credit    ......          --             --         3,000,000       (1,100,000)     (2,100,000)     (1,900,000)
                                     ------------   -----------      -------------   --------------   -------------   -------------
Net Cash Provided by (Used
 for) Financing Activities    ......    (477,419)       (88,571)       48,962,156       13,682,612       6,536,651       5,614,896
Effect of Exchange Rate
Changes on Cash   ..................       2,432          1,093            (2,220)          14,839             884          (6,769)
                                     ------------   -----------      -------------   --------------   -------------   -------------
Net Increase (Decrease) in
 Cash    ...........................     (32,363)       879,220           712,818          974,283         371,214        (884,077)
Cash at Beginning of Period   ......      88,999         56,636                --          712,818         712,818       1,687,101
                                     ------------   -----------      -------------   --------------   -------------   -------------
Cash at End of Period   ............ $    56,636    $   935,856      $    712,818    $   1,687,101    $  1,084,032    $    803,024
                                     ============   ===========      =============   ==============   =============   =============



                            See accompanying notes.

                        ARCUS TECHNOLOGY SERVICES, INC.


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

           (Information for the nine months ended September 30, 1996 and the nine months ended September 30, 1997 is unaudited)

1. Organization and Business


     Arcus Technology Services, Inc. (ATSI or Successor) is an 81% owned subsidiary of United Acquisition Company (UAC or the Parent) which is an 80% owned subsidiary of Arcus Group, Inc. (AGI), formerly United Gas Holding Corporation. ATSI was formed in June 1995 to acquire all of the outstanding stock of Arcus, Inc. (Arcus or Predecessor), effective after the close of business on July 31, 1995. The consideration given was cash and the acquisition was accounted for using the purchase method in the Successor financial statements. The Predecessor financial statements have been prepared using the historical cost of its assets and have not been adjusted to reflect the purchase by ATSI. During 1996, through its wholly-owned subsidiaries Arcus Data Security, Inc. (ADSI), and Arcus Staffing Resources, Inc. (ASRI), ATSI made eight acquisitions for a combined purchase price of approximately $23.3 million, net of cash acquired (see Note 3).


     The Successor financial statements include the accounts of ATSI and its subsidiaries, Arcus, ADSI, ASRI, TPI Holding Corporation, Wolf Advisory International, Ltd., Wolf Advisory International, Inc., and Towler Data Services, Inc. and ADSI's U.K. subsidiary, Arcus Data Security Limited (ADSL). All intercompany transactions between ATSI and its subsidiaries have been eliminated. The term "Company" includes ATSI, Arcus, ADSI, ADSL, ASRI, TPI Holding Corporation, Wolf Advisory International, Ltd., Wolf Advisory International, Inc., and Towler Data Services, Inc. taken together, except where otherwise indicated. The Predecessor financial statements include the accounts of Arcus, and its wholly owned subsidiaries, ADSI and ADSL.


     The Company provides data security and technical staffing services to information technology departments of its business customers. Data security services involve the secure transport, handling and storage of duplicate or back-up computer data. Recognizing that customers' data centers are vulnerable to natural disasters as well as other types of disasters, including terrorism and employee sabotage, ATSI provides services that enable businesses to recover successfully from such disasters. To protect against loss of information in such a disaster, the Company provides secure off-site storage of duplicate data processing records whereby computer tapes and cartridges are transported on a regular basis by specially equipped vehicles and stored in climate controlled, concrete, steel-reinforced vaults. If a disaster occurs, the Company delivers the duplicate data quickly to a specified location, often a hot site (an alternate data processing site for use by businesses when their normal processing center is not available because of a disaster). The Company's disaster recovery services also include assisting its customers in the testing of their disaster recovery plans. As part of its data security services, the Company also performs media library relocations. In addition, the Company sells a variety of brand name data products to its customers. Through its staffing services, the Company helps customers meet their personnel needs by supplying information technology professionals on either a contract or temporary basis. The Company also recruits information technology professionals for permanent placement with its customers. Approximately 100%, 97%, 96%, 81%, 86% and 65% of the Company's revenue during the year ended December 31, 1994, the seven month period ended July 31, 1995, the five month period ended December 31, 1995, the year ended December 31, 1996, and the nine month periods ended September 30, 1996 and 1997, respectively, came from data security services. The Company serves customers from 45 locations in the United States and one location in the United Kingdom.


     The Company provides services, generally on a contract basis, to a diversified customer base, with no single customer accounting for more than 5% of revenue. A majority of the Company's data security revenue is billed monthly in advance and trade accounts receivable are due within 30 days. Accounts receivable are not collateralized.


     In management's opinion, the accompanying interim consolidated financial statements for the nine month periods ended September 30, 1996 and 1997 contain all adjustments (consisting solely of normal recurring accruals) necessary to present fairly the consolidated financial position of the Company as of September 30, 1997, and the consolidated results of operations and cash flows of the Company for the nine month periods ended September 30, 1996 and 1997. The consolidated results of operations for the nine month period ended September 30, 1997, are not necessarily indicative of the results expected for the full year.

                        ARCUS TECHNOLOGY SERVICES, INC.

           (Information for the nine months ended September 30, 1996 and the nine months ended September 30, 1997 is unaudited)

2. Summary of Significant Accounting Policies


Inventory

     Data products inventory purchased for resale are carried at the lower of cost, which approximates first-in, first-out, or market. However, items are generally purchased for a specific customer and shipped directly to the customer by the supplier.


Property and Equipment

     Property and equipment consisting primarily of land, buildings, vault equipment, and leasehold improvements are carried at cost and are depreciated using the straight-line method over their estimated useful lives. The estimated useful lives for the Predecessor are: buildings-20 years, vault equipment 5-20 years, vehicles 3-5 years, furniture and other equipment 3-7 years. The estimated useful lives for the Successor are: buildings-40 years, vault equipment 4-20 years, vehicles 3-7 years, furniture and other equipment 3-10 years. Leasehold improvements are amortized over the shorter of their useful lives or the applicable lease term. The Company expenses repair and maintenance costs as incurred unless they significantly extend the remaining life of the asset, in which case they are capitalized. Repair and maintenance expense for facilities and equipment, including vehicles, was $1,020,000, $588,000, $495,000, $1,228,000, $859,000 and $971,000 for the year ended December 31,
1994, the seven month period ended July 31, 1995, the five month period ended December 31, 1995, the year ended December 31, 1996, and the nine month periods ended September 30, 1996 and 1997, respectively.


Costs in Excess of Net Assets Acquired

     Costs in excess of net assets acquired arose from ATSI's acquisition of Arcus in 1995 and ATSI's eight acquisitions in 1996 (see Note 3). These costs are being amortized over 25 years on a straight-line basis.


Other Assets

     Other assets are comprised of long-term deposits, intangible assets, deferred organization costs, and, in 1995, certain property and improvements being held for sale. Intangible assets, consisting mainly of covenants not-to-compete, are amortized over three to five years on a straight-line basis. Related amortization expense was $205,000, $75,000, $96,000, $212,000,
$174,000, and $84,000 for the year ended December 31, 1994, the seven month period ended July 31, 1995, the five month period ended December 31, 1995, the year ended December 31, 1996, and the nine month periods ended September 30, 1996 and 1997, respectively.


Foreign Currency Translation

     The Company's only international operation is in the United Kingdom. The functional currency of that operation is the Pound Sterling. The translation of this currency into U.S. Dollars is performed for balance sheet accounts using current exchange rates in effect at the balance sheet date and for revenue and expense accounts using an average exchange rate during the period.


Revenues

     Storage and transport revenues include monthly billings to customers for basic data security services. Other revenues include specialized data security services, data product sales and staffing services revenues. Certain storage and transport services are billed in advance of the delivery of service. These billings are accounted for as deferred revenue on the Company's balance sheet until the service is delivered, at which time the revenue is recognized. See
Note 10 for revenues by business segment.

     Included in other revenues are product sales, net of product costs, totaling $1,252,000, $834,000, $665,000, $1,800,000, $1,226,000, and $1,640,000
for the year ended December 31, 1994, the seven month period ended

                        ARCUS TECHNOLOGY SERVICES, INC.

           (Information for the nine months ended September 30, 1996 and the nine months ended September 30, 1997 is unaudited)

July 31, 1995, the five month period ended December 31, 1995, the year ended December 31, 1996, and the nine month periods ended September 30, 1996 and 1997, respectively. Product sales are presented on a net basis since the Company generally functions as a sales representative of the product manufacturers and the Company seldom receives or takes title to the products. Gross product sales were $6,600,000, $4,502,000, $4,367,000, $10,465,000,
$6,811,000, and $9,370,000 for the year ended December 31, 1994, the seven month period ended July 31, 1995, the five month period ended December 31, 1995, the year ended December 31, 1996, and the nine month periods ended September 30, 1996 and 1997, respectively.


Interest Rate Cap Agreement

     The Company entered into an interest rate cap agreement to effectively limit the interest rate which it pays on a portion of its long-term debt. The interest rate differential to be received, if any, is accrued as a reduction in interest expense. The fair value of the cap is not recognized in the financial statements.


Income Taxes

     For tax return purposes, the Company is included in AGI's consolidated federal income tax return. The Company's tax expense and payable is determined on a separate return basis at maximum tax rates without regard to graduated rates. Accordingly, the Company's federal income taxes payable represents an intercompany payable to Parent at December 31, 1995 and 1996, and September 30, 1997, and is shown as Due to Parent on the Consolidated Balance Sheets.

     Deferred income taxes recorded using the liability method reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.


Earnings Per Share

     Earnings (loss) per common and common equivalent share data is calculated based on the weighted average common and common equivalent shares outstanding for the respective period. Common equivalent shares assume the exercise of all dilutive stock options using the treasury stock method. Primary and fully diluted earnings per share are not materially different in the years presented.


     In February 1997, the Financial Accounting Standards Board issued Statement No. 128, Earnings per Share, which is required to be adopted on December 31, 1997. At that time, the Company will be required to change the method currently used to compute earnings per share and restate all prior periods. Under the new requirements for calculating earnings per share, the dilutive effect of stock options will be excluded. The change is expected to have no effect on earnings per share for the five month period ended December 31, 1995, the year ended December 31, 1996 and the nine month periods ended September 30, 1996 and 1997. The change is expected to result in an increase in basic earnings per share for the year ended December 31, 1994 and the seven month period ended July 31, 1995 to $0.47 and $0.33, respectively.


Stock Options

     The Company has elected to follow APB No. 25, "Accounting for Stock Issued to Employees" and related Interpretations in the primary financial statements and provide the supplementary disclosures required by SFAS No. 123, "Accounting for Stock-Based Compensation" (see Note 5).

                        ARCUS TECHNOLOGY SERVICES, INC.

           (Information for the nine months ended September 30, 1996 and the nine months ended September 30, 1997 is unaudited)

Reclassifications

     Certain 1994 and 1995 amounts have been reclassified in order to conform to the 1996 presentation.


Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.


3. Acquisitions


     During 1996, the Company completed eight acquisitions in the data security and information technology staffing industries. Each acquisition was accounted for using the purchase method. For each acquisition, results of operations and cash flows of the acquired company are included in the Company's income statement and statement of cash flows for the period from the purchase date through December 31, 1996. In connection with certain of the acquisitions, the Company issued shares of its common stock to the sellers as partial consideration and sold shares of its common stock to its Parent to assist in financing the cash portion of the acquisitions. The fair value of the Company's stock issued or sold in connection with the acquisitions was determined by the Board of Directors of the Company based on formulas used in similar transactions.


     On June 19, 1996, the Company acquired the stock of Wolf Advisory International, Inc. and Wolf Advisory International, Ltd. and acquired substantially all of the operating assets and assumed certain liabilities of Computer Plus Temporaries, Inc. (collectively Wolf), a provider of contract and temporary information technology staffing services in eastern Pennsylvania and northern Florida, for approximately $10,931,000, net of cash acquired. At December 31, 1996, the purchase price was comprised of approximately $6,240,000 of net cash payments, 228,242 shares of the Company's common stock, and a $3,156,000 obligation to the seller. Cash payment of the obligation to the seller was made in March 1997.


     On October 30, 1996, the Company acquired the stock of Trinity Partners, Inc. (Trinity), a provider of contract information technology staffing services in northern California, for approximately $2,510,000, net of cash acquired. The purchase price was comprised of net cash payments of approximately $2,330,000, a subordinated note payable to the seller for $180,000, and immediately vested five-year options to purchase 15,000 shares of the Company's common stock at $16.55 per share (see Note 5). In addition, should Trinity meet certain predefined profitability targets for the twelve months ended March 31, 1997, the former owner will be entitled to a contingent amount based upon a multiple of increased earnings, as defined. The contingent purchase price, if any, will be paid in a combination of cash (80%), a subordinated note payable (20%), and immediately vested five-year options to purchase additional shares of the Company's common stock. The contingent purchase price, if any, will increase costs in excess of net assets acquired. See Note 12--"Subsequent Events."


     On November 5, 1996, the Company acquired substantially all of the operating assets of the data security business of Zurich Data Corporation, a two-facility provider of such services in northern New Jersey and the New York City metropolitan area, for approximately $5,146,000. The purchase price was comprised of approximately $3,570,000 in cash, 100,000 shares of the Company's common stock, a 10-year warrant for the purchase of 10,000 additional shares of the Company's common stock at $8.00 per share, and ten annual payments having a net present value of approximately $859,000.


     During 1996, the Company made five additional acquisitions, primarily in the data security industry, for a combined purchase price of $4,703,000. The combined purchase price was comprised of cash payments of $2,989,000, notes payable and other obligations to sellers totaling $1,665,000, 7,896 shares of the Company's common stock, and assumption of specific liabilities.

                        ARCUS TECHNOLOGY SERVICES, INC.

           (Information for the nine months ended September 30, 1996 and the nine months ended September 30, 1997 is unaudited)

4. Long-Term Debt

     In connection with the acquisition of Arcus, the Company entered into a $52 million credit facility (the Facility). Under the Facility, the Company received $18 million under a five-year term loan agreement (Term A Loan), $12 million under a seven year term loan agreement (Term B Loan), a commitment for a five-year $7.5 million revolving line of credit (the Revolver), a seven-year $12.5 million acquisition loan facility (the Acquisition Facility) and a five-year $2 million additional line of credit (the Swingline Loan). In December 1996, the Company amended the Facility. As a result, the total acquisition loan commitment was increased by $20 million and the maturity date of this commitment was extended by one year. See Note 12--"Subsequent Events."

     Under the Facility, the Company may, at its option and subject to certain restrictions, designate certain borrowings as either "Base Rate" or "Eurodollar" borrowings. This designation determines the interest rates which ATSI pays under the agreement. The Base Rate is defined as the higher of the bank's prime rate (8.25% at December 31, 1996) or 1/2% over the US Federal Funds Rate (5% at December 31, 1996) plus an applicable margin interest rate. The Eurodollar rate is defined as the London Interbank Offering Rate (LIBOR) (5.7% at December 31, 1996) plus an applicable margin spread. Base Rate borrowings bear interest at the Base Rate plus 1% to 1.5% and Eurodollar borrowings bear interest at LIBOR plus 2.5% to 3%.

     The Facility requires mandatory repayments of term borrowings from the proceeds that result from specified types of transactions. Additionally, excess cash flow, as defined, is to be applied to reduce borrowings. Voluntary prepayments of principal are also allowed under the Facility, with $750,000 of such prepayments made during 1996. Both mandatory and voluntary payments reduce the outstanding balances and future repayments under the Term A Loan, Term B Loan and Acquisition Facility on a pro rata basis.

     The Facility subjects the Company to financial covenants including restrictions on mergers and acquisitions of businesses; limitations on lease and rental expenses incurred, intercompany indebtedness, loans to employees, and capital expenditures; and maintenance of specified levels of profitability and cash flows, both in absolute terms and in relation to interest and other fixed charges. The Facility is collateralized by substantially all of the assets of the Company.

     In connection with five of the acquisitions completed by ATSI during 1996 (see Note 3), the Company issued notes payable and incurred other long-term obligations (including contingent purchase price obligations) of which approximately $5,485,000 and $1,954,000 remains outstanding at December 31, 1996 and September 30, 1997, respectively. Of this amount, $4,405,000 and $1,053,000 is due to individuals who are shareholders, employees, or consultants of the Company at December 31, 1996 and September 30, 1997, respectively. These obligations bear interest annually at rates ranging from 5% to 9%. An obligation for $1,040,000 and $900,000 at December 31, 1996 and September 30, 1997, respectively, is a demand obligation, guaranteed by a bank letter of credit for the same amount expiring on February 3, 1998, which the Company plans to refinance, if required, using the Revolver and, therefore, has been classified as a long-term liability. In 1997, $3,156,000 of acquisition obligations were financed through the Acquisition Facility and the sale of common stock to the Parent.

     On August 17, 1995, the Company paid $20,250 to enter into an interest rate cap agreement with a commercial bank having a notional principal of $15 million. This agreement effectively entitles the Company to receive from the bank the amount, if any, by which the Company's interest payments on $15 million of its long-term debt exceeds 8.9375% plus the related premium (2.5% to 3.0%). The interest rate cap agreement expired on September 5, 1997.

                        ARCUS TECHNOLOGY SERVICES, INC.

           (Information for the nine months ended September 30, 1996 and the nine months ended September 30, 1997 is unaudited)

   Long-term debt is as follows:

                                                                       December 31,
                                                               -----------------------------
                                                                                               September 30,
                                                                  1995            1996             1997
                                                               -------------   -------------   --------------
   Term A Loan, increasing quarterly principal payments
    over a four-year period beginning March 31, 1996  ......   $17,082,000     $14,316,000      $12,271,000
   Term B Loan, nominal quarterly principal payments for
    the five year period beginning September 30, 1995
    with the balance due in equal quarterly installments for
    the following two years   ..............................    11,364,000      10,839,000       10,805,000
   Acquisition Facility, increasing quarterly principal
    payments over a four year period starting September
    30, 1999   .............................................            --       9,725,000       16,144,000
   Revolver, principal due five years from July 31, 1995,
    with the Company having the option to extend for an
    additional three years with bank approval   ............     3,000,000       1,900,000               --
   Acquisition notes and obligations   .....................            --       5,485,000        2,954,000
   Note payable to Parent  .................................            --              --      $ 1,500,000
   7% mortgage note payable in quarterly principal and
    interest installments, maturing April 2001  ............       521,000         441,000          376,000
   Capital lease obligations  ..............................        30,000          26,000           16,000
                                                               ------------    ------------     ------------
                                                                31,997,000      42,732,000       44,066,000
   Less current portion ....................................     2,272,000       3,219,000        3,906,000
                                                               ------------    ------------     ------------
                                                               $29,725,000     $39,513,000      $40,160,000
                                                               ============    ============     ============

     Scheduled payments based on long-term debt outstanding at December 31, 1996 are as follows:



   1997  ............   $ 3,219,000
   1998  ............     4,028,000
   1999  ............     4,499,000
   2000  ............     8,557,000
   2001  ............     8,632,000
   Thereafter  ......    13,797,000
                        ------------
                        $42,732,000
                        ============

     Cash payments for interest during the year ended December 31, 1994, the seven month period ended July 31, 1995, the five month period ended December 31, 1995, the year ended December 31, 1996, and the nine month periods ended September 30, 1996 and 1997 were $79,000, $35,000, $913,000, $3,131,000,
$2,284,000 and $2,670,000, respectively.

     At December 31, 1995 and 1996 and September 30, 1997, the fair value of the Company's revolving line of credit and long-term debt approximated its carrying value.

                        ARCUS TECHNOLOGY SERVICES, INC.

           (Information for the nine months ended September 30, 1996 and the nine months ended September 30, 1997 is unaudited)

5. Stock Option Plans

     The Company's 1995 Stock Option Plan reserves 340,000 and 455,000 shares at December 31, 1996 and September 30, 1997, respectively, of authorized but unissued common stock for sale or award to directors, officers, and key employees as stock options, stock appreciation rights, restricted stock awards or performance share awards. Both nonqualified and incentive stock options (ISO's) can be granted and in the case of an ISO, the purchase price cannot be less than the fair market value at grant date.

     Options expire on the date set by the Plan Administration Committee of the Company's Board of Directors (the Committee), but in no case later than ten years from the grant date and, in some cases, no later than five years from the grant date for ISO's.

     During 1995 and 1996, the Company granted nonqualified stock options to certain directors and key members of management. In general, the options granted are 20% vested at the grant date with the remaining options becoming vested semi-annually over a four year period. At December 31, 1996, 101,060 shares were vested.

     Vested options only become exercisable if either UAC's ownership of ATSI or AGI's ownership of UAC falls below 80%. No options were exercisable at December 31, 1995, December 31, 1996 or September 30, 1997. As of December 31, 1996, no shares had been exercised or canceled and 53,000 shares remain available for grant.

     The following is a summary of employee stock option transactions under the 1995 Stock Option Plan:



                                                                                  Weighted
                                              Number of       Option Price      Average Option
                                               Shares          Per Share       Price per Share
                                              -----------   ----------------   ----------------
   Granted after July 31, 1995 ............     198,100          $8.00              $ 8.00
                                                --------
   Outstanding at December 31, 1995  ......     198,100          $8.00              $ 8.00
   Granted in 1996 ........................      88,900      $10.24--$11.03         $10.71
                                                --------
   Outstanding at December 31, 1996  ......     287,000      $ 8.00--$11.03         $ 8.84
                                                ========

     The weighted average remaining contractual life for ATSI options outstanding at December 31, 1996 was approximately 9 years.

     A total of 365,000 and 465,000 shares of common stock were reserved for issuance under the 1995 Stock Option Plan, the acquisition options (see Note 3) and the acquisition warrant (see Note 3) at December 31, 1996 and September 30, 1997, respectively. At December 31, 1996, ATSI had 3,205,263 shares of common stock outstanding and the net book value per share of ATSI common stock was $9.55.

     Pro forma information regarding net income is required by SFAS No. 123, and has been determined as if the Company had accounted for its employee share options under the fair value method. The fair value for options granted ($0 for 1995 and 1996) was estimated at the date of grant using a minimum value option pricing model with the following assumptions for 1996 and 1995: a risk-free interest rate of 5.6%; no dividends expected to be declared; volatility factor of zero for the expected price of the Company's common stock as it is not publicly traded; and a weighted-average expected life of the options of 2.3 years.

                        ARCUS TECHNOLOGY SERVICES, INC.

           (Information for the nine months ended September 30, 1996 and the nine months ended September 30, 1997 is unaudited)

6. Income Taxes


     Significant components of the Company's deferred tax assets and liabilities are as follows:


                                                               December 31,
                                                       -----------------------------
                                                                                       September 30,
                                                         1995             1996             1997
                                                       -------------   -------------   --------------
   Deferred tax assets:
    Property and equipment  ........................    $  122,000      $       --      $    4,000
    Accrued liabilities  ...........................        43,000         166,000         187,000
    Other ..........................................         5,000          14,000           8,000
                                                        ----------      ----------      ----------
                                                           170,000         180,000         199,000
   Deferred tax liabilities:
    Costs in excess of net assets acquired in stock
      purchase transactions and other assets  ......      (123,000)       (455,000)       (676,000)
    Property and equipment  ........................            --         (46,000)             --
                                                        ----------      ----------      ----------
                                                          (123,000)       (501,000)             --
                                                        ----------      ----------      ----------
   Net deferred tax assets (liabilities)   .........    $   47,000      $ (321,000)     $ (477,000)
                                                        ==========      ==========      ==========

     Deferred tax assets totaling $48,000, $180,000 and $199,000 as of December 31, 1995 and 1996 and September 30, 1997, respectively, are included in prepaid expenses and other current assets on the Consolidated Balance Sheets.


     The components of the provision for income taxes are as follows:


                                                                                  Nine Months Ended
                                      Seven           Five                          September 30,
                     Year Ended    Months Ended   Months Ended    Year Ended   ------------------------
                    December 31,     July 31,     December 31,   December 31,
                        1994           1995           1995           1996         1996         1997
                    -------------- -------------- -------------- ------------- ------------ -----------
   Current:
    Federal  ......  $2,176,000     $1,532,000      $ 678,500      $1,337,000   $1,059,000   $1,274,000
    State .........     609,000        444,000        176,000         410,000      323,000      357,000
                     ----------     ----------      ---------     -----------   -----------  -----------
                      2,785,000      1,976,000        854,500       1,747,000    1,382,000    1,631,000
   Deferred  ......    (184,000)      (124,000)       (47,000)        237,000      181,000      156,000
                     ----------     ----------      ---------     -----------   -----------  -----------
                     $2,601,000     $1,852,000      $ 807,500      $1,984,000   $1,563,000   $1,787,000
                     ==========     ==========      =========     ===========   ===========  ===========

     The effective tax rates differ from the federal statutory rates primarily as a result of the following:

                                                                                               Nine Months Ended
                                                    Seven           Five                         September 30,
                                   Year Ended    Months Ended   Months Ended    Year Ended   ---------------------
                                  December 31,     July 31,     December 31,   December 31,
                                      1994           1995           1995           1996       1996       1997
                                  -------------- -------------- -------------- ------------- ---------- ----------
   Federal tax at statutory rate       34.0%          34.0%          34.0%          34.0%       34.0%      34.0%
   State tax provision  .........       6.3            6.6            6.2            6.0         6.0        6.0
   Other ........................       1.8            1.4            3.1            3.6         3.6        5.0
                                     ------         ------         ------         ------      ------     ------
                                       42.1%          42.0%          43.3%          43.6%       43.6%      45.0%
                                     ======         ======         ======         ======      ======     ======

     Cash payments for income taxes during the year ended December 31, 1994, the seven month period ended July 31, 1995, the five-month period ended December 31, 1995, the year ended December 31, 1996 and the nine month periods ended September 30, 1996 and 1997, were $2,785,000, $1,961,000, $720,000,
$609,000, $499,000 and $619,000, respectively.

                        ARCUS TECHNOLOGY SERVICES, INC.

           (Information for the nine months ended September 30, 1996 and the nine months ended September 30, 1997 is unaudited)

7. Retirement Plans

     On August 1, 1995, the Company adopted the Arcus, Inc. 401(k) Profit Sharing Plan (the Plan). Employees of the Company and its subsidiaries who satisfy a six month service requirement as of open enrollment each January 1st and July 1st participate in the Plan. Participants in the Plan may contribute from 1% to 15% of their annual compensation. The Company matches one half of employee contributions up to a total of 1.5% of their annual compensation. Company matching expense, net of forfeitures, was $52,000, $132,000, $115,000 and $145,000, for the five month period ended December 31, 1995 and the year ended December 31, 1996 and the nine month periods ended September 30, 1996 and 1997, respectively. Company matching expense relating to a similar plan of the Predecessor's former parent was $109,000 and $75,000 for the year ended December 31, 1994 and the seven month period ended July 31, 1995. The Company may also make an annual voluntary contribution for all eligible employees, whether or not they elect a salary deferral. The Company provided for a voluntary contribution in 1995 and 1996, to be funded in the following year, based upon a percentage of participant compensation. Voluntary contribution expense, net of forfeitures, for the five month period ended December 31, 1995, the year ended December 31, 1996 and the nine month periods ended September 30, 1996 and 1997 was $147,000, $427,000, $338,000 and $371,000, respectively. The
Predecessor had voluntary contribution expense for the year ended December 31, 1994 and the seven month period ended July 31, 1995, of $329,000 and $212,000, respectively.


8. Related Party Transactions

     During the year ended December 31, 1994 and the seven month period ended July 31, 1995, the Predecessor's parent provided management, accounting and other administrative services to the Company. The cost of such services was based upon standard charges for the Company's relative use of the underlying services compared to the parent's other operating companies. Charges for these services were $334,000 and $255,000 for the year ended December 31, 1994 and the seven month period ended July 31, 1995, respectively.

     The Company leases twelve of its facilities from its former parent (Note
9). The Predecessor paid rental expense to its former parent of $1,209,000 and $766,000 for the year ended December 31, 1994 and the seven month period ended July 31, 1995, respectively.

     During the year ended December 31, 1994 and the seven month period ended July 31, 1995, insurance was purchased by the Predecessor's parent for the parent's consolidated group. Policy premiums were charged to each company based upon relative payroll, revenue, vehicles, property values or losses, depending on the type of insurance coverage. In 1994, group health insurance was purchased from an independent health maintenance organization by the parent on behalf of the Company.


9. Commitments and Contingencies

     As of September 30, 1997, the Company leased 29 vault facilities, 14 staffing offices and certain equipment under noncancelable operating lease agreements. Twelve of the Company's vault facilities are leased from a single landlord of which nine have fifteen-year terms beginning January 1, 1995, with two five-year renewal options, providing for cost of living increases every three years based upon the Consumer Price Index, with a 3.33% ceiling per year. The remaining vault facilities are leased under leases which commenced June 1989 or later, and have primary lease terms ranging from four to twenty years, generally with one or two five-year renewal options. During 1996, the Company signed leases in regard to two vault facilities that were under construction at December 31, 1996. These two leases each have fifteen-year terms that will commence during 1997. With respect to vault facilities, the Company generally is required to pay property tax, insurance, and facility maintenance expenses. Staffing offices, located in multi-tenant commercial office buildings, have primary lease terms ranging from one to five years, generally with no renewal options. The Company has an irrevocable letter of credit for $50,000 expiring on April 9, 1998 that supports an office lease obligation. Other operating leases are for equipment and vehicles. Rental expense under operating leases, including month-to-month rentals, was $3,488,000, $2,293,000, $1,578,000 and
$4,409,000

                        ARCUS TECHNOLOGY SERVICES, INC.

           (Information for the nine months ended September 30, 1996 and the nine months ended September 30, 1997 is unaudited)

for the year ended December 31, 1994, the seven month period ended July 31, 1995, the five month period ended December 31, 1995 and the year ended December 31, 1996, respectively. Included in these amounts are $1,209,000, $766,000, $554,000 and $1,361,000, respectively, of operating lease expense related to facilities leased from shareholders.

     Future minimum rentals required under operating leases having an initial or remaining noncancelable lease term in excess of one year as of December 31, 1996 are as follows:



   1997  ..............................  $ 5,153,000
   1998  ..............................    4,808,000
   1999  ..............................    4,363,000
   2000  ..............................    3,871,000
   2001  ..............................    3,106,000
   Thereafter  ........................   19,441,000
                                         ------------
   Total minimum lease payments  ......  $40,742,000
                                         ============

     The Company has a $250,000 standby letter of credit payable to its bank to secure its operating cash accounts.


10. Business Segments

     The following tables present data relating to the Company's revenues, cost of services rendered, depreciation, operating income, identifiable assets and capital expenditures by business segment.

                                                                                                    Nine Months Ended
                                                  Seven           Five                                September 30,
                               Year Ended      Months Ended   Months Ended    Year Ended     -------------------------------
                               December 31,     July 31,      December 31,    December 31,
                                  1994            1995            1995           1996            1996            1997
                              --------------- --------------- -------------- --------------- --------------- ---------------
                              (Predecessor)   (Predecessor)    (Successor)    (Successor)     (Successor)     (Successor)
                                                                                                       (Unaudited)
   Revenues
   Data security ............   $40,833,347     $24,964,319    $19,867,759    $53,145,334     $38,553,505     $44,573,634
   Technical staffing  ......            --         713,645        810,599     12,997,907       6,711,491      24,717,499
   Intercompany
    eliminations ............            --              --             --       (161,865)        (96,576)       (322,225)
                                ------------    ------------   ------------   -----------     -----------     -----------
   Total operating
    revenues  ...............   $40,833,347     $25,677,964    $20,678,358    $65,981,376     $45,168,420     $68,968,908
                                ============    ============   ============   ===========     ===========     ===========
   Cost of Services
    Rendered
   Data security ............   $18,034,862     $10,874,499    $ 8,929,784    $23,554,642     $17,063,800     $19,831,627
   Technical staffing  ......            --         470,654        520,997      9,344,976       4,836,278      18,216,422
   Intercompany
    eliminations ............            --              --             --       (161,865)        (96,576)       (322,225)
                                ------------    ------------   ------------   -----------     -----------     -----------
   Total costs of services
    rendered  ...............   $18,034,862     $11,345,153    $ 9,450,781    $32,737,753     $21,803,502     $37,725,824
                                ============    ============   ============   ===========     ===========     ===========

                        ARCUS TECHNOLOGY SERVICES, INC.

           (Information for the nine months ended September 30, 1996 and the nine months ended September 30, 1997 is unaudited)


                                                                                                        Nine Months Ended
                                                        Seven           Five                              September 30,
                                     Year Ended      Months Ended   Months Ended    Year Ended    ------------------------------
                                     December 31,     July 31,      December 31,   December 31,
                                        1994            1995            1995           1996          1996            1997
                                    --------------- --------------- -------------- -------------- -------------- ---------------
                                    (Predecessor)   (Predecessor)    (Successor)    (Successor)   (Successor)     (Successor)
                                                                                                           (Unaudited)
   Depreciation and
    Amortization
   Data security ..................  $  2,693,533    $  1,431,684   $ 1,488,093    $ 3,907,825    $  2,881,767    $  3,310,817
   Technical staffing  ............            --              --         1,575        219,586         103,694         929,076
   Corporate  .....................       156,621         100,527       111,796        309,118         219,943         298,536
                                     ------------    ------------   ------------   ------------   ------------    ------------
   Total depreciation and
    amortization    ...............  $  2,850,154    $  1,532,211   $ 1,601,464    $ 4,436,529       3,205,404    $  4,538,429
                                     ============    ============   ============   ============   ============    ============
   Operating Income
   Data security ..................  $  9,321,434    $  5,958,390   $ 4,629,540    $12,149,565    $  9,040,836    $  9,888,168
   Technical staffing  ............            --         242,991       114,709        442,812         233,283         257,714
   Corporate  .....................    (3,400,748)     (2,131,681)   (1,750,370)    (5,377,135)     (3,757,288)     (3,720,751)
                                     ------------    ------------   ------------   ------------   ------------    ------------
   Total operating income          . $  5,920,686    $  4,069,700   $ 2,993,879    $ 7,215,242    $  5,516,831    $  6,425,131
                                     ============    ============   ============   ============   ============    ============
   Capital Expenditures
   Data security ..................  $  1,666,190    $  1,785,025   $ 2,115,127    $ 4,363,670    $  2,752,349    $  2,054,901
   Technical staffing  ............            --              --        43,662        317,302         157,238         634,484
   Corporate  .....................       174,690          46,140       131,806        599,201         319,216         144,509
                                     ------------    ------------   ------------   ------------   ------------    ------------
   Total capital
    expenditures ..................  $  1,840,880    $  1,831,165   $ 2,290,595    $ 5,280,173    $  3,228,803    $  2,833,894
                                     ============    ============   ============   ============   ============    ============
   Identifiable Assets
   Data security ..................                                 $59,657,300    $85,687,540                    $ 88,429,038
   Technical staffing  ............                                     152,260      2,041,337                       3,835,987
   Corporate  .....................                                     320,814        728,871                         699,200
                                                                    ------------   ------------                   ------------
   Total identifiable assets       .                                $60,130,374    $88,457,748                    $ 92,964,225
                                                                    ============   ============                   ============

11. Supplemental Pro Forma Acquisition Information (Unaudited)

     The following supplemental pro forma information has been presented as if the acquisition of ATSI described in Note 1 and the acquisitions discussed in
Note 3 occurred on January 1, 1995 and as if the acquisition described in Note 12 occurred on January 1, 1996.


                                   Year Ended December 31,       Nine Months
                                -----------------------------       Ended
                                                                September 30,
                                   1995            1996             1997
                                -------------   -------------   --------------
   Revenues   ...............   $64,512,369     $89,208,750      $74,630,285
                                ============    ============     ============
   Operating income .........   $ 6,426,829     $ 9,524,802      $ 6,918,575
                                ============    ============     ============
   Net income ...............   $ 1,757,474     $ 3,377,656      $ 2,402,834
                                ============    ============     ============
   Earnings per share  ......   $      0.53     $      1.02      $      0.72
                                ============    ============     ============

                        ARCUS TECHNOLOGY SERVICES, INC.

           (Information for the nine months ended September 30, 1996 and the nine months ended September 30, 1997 is unaudited)

12. Subsequent Events

     In June 1997, the Company sold the operating assets of the non-staffing portion of Trinity's business. The assets were sold to the former owner of Trinity and other former Trinity employees for a $400,000 five year note, bearing interest at 12% with all principal due at maturity. In conjunction with the sale, and in consideration of a cash payment of $250,000 to the former owner, the former owner and the Company signed a mutual release. Among the Company's obligations released were any contingent consideration due to the former owner under the original agreement to acquire Trinity, the $180,000 subordinated note payable to the former owner, certain stock options held by the former owner and certain other agreements signed with the former owner.

     On June 11, 1997, the Company amended its Credit Agreement to increase the size of the Revolving Facility from $7.5 million to $11 million and reduced the size of the Acquisition Facility by $3.5 million.

     On August 20, 1997, the Company acquired substantially all of the assets and assumed certain liabilities of a company operating in the contract information technology staffing services business in northern California, Oregon and Washington state for approximately $4,889,000, net of cash acquired. The purchase price consisted of net cash payments of approximately $3,889,000, a subordinated note payable to the seller for $1,000,000 and 60,000 options to purchase the Company's common stock at $16.41. The cash payment was partially financed by issuance of a $1.5 million subordinated convertible note payable to UAC. Additionally, if certain profitability targets are met, the Company could be obligated to make an additional cash payment of up to $750,000. The acquired company had revenues and operating income for the year ended December 31, 1996 of approximately $8.4 million and $1.2 million, respectively.

     On September 26, 1997, Iron Mountain Incorporated signed a definitive agreement to acquire all of the outstanding stock of the Company with anticipated closing in the first quarter of 1998.

                                                                        ANNEX I











                         AGREEMENT AND PLAN OF MERGER


                                 By and Among


                          IRON MOUNTAIN INCORPORATED,


                              ARCUS GROUP, INC.,


                          UNITED ACQUISITION COMPANY


                                      and


                        ARCUS TECHNOLOGY SERVICES, INC.


                                  dated as of


                               September 26, 1997


                      as amended as of November 25, 1997

                                                              TABLE OF CONTENTS



                                                                                                 Page
ARTICLE 1.        THE MERGER  ..................................................................  I-6
   Section 1.1    The Merger  ..................................................................  I-6
   Section 1.2    Action by Stockholders  ......................................................  I-6
   Section 1.3    Closing  .....................................................................  I-6
   Section 1.4    Effective Time    ............................................................  I-6
   Section 1.5    Effect of the Merger    ......................................................  I-7
   Section 1.6    Certificate of Incorporation  ................................................  I-7
   Section 1.7    Bylaws   .....................................................................  I-7
   Section 1.8    Directors and Officers  ......................................................  I-7
ARTICLE 2.        CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES    ........................  I-7
   Section 2.1    Conversion of Securities   ...................................................  I-7
   Section 2.2    Exchange of Certificates; Exchange Agent and Exchange Procedures  ............  I-9
   Section 2.3    Stock Transfer Books    ...................................................... I-10
   Section 2.4    Option Securities    ......................................................... I-11
   Section 2.5    Dissenting Shares    ......................................................... I-11
   Section 2.6    Further Adjustment   ......................................................... I-12
   Section 2.7    Standstill  .................................................................. I-12
ARTICLE 3.        REPRESENTATIONS AND WARRANTIES OF THE ARCUS PARTIES   ........................ I-13
   Section 3.1    Organization and Qualification; Power and Authority; Effect of Transaction     I-13
   Section 3.2    Financial and Other Information  ............................................. I-14
   Section 3.3    Changes in Condition    ...................................................... I-15
   Section 3.4    Liabilities    ............................................................... I-15
   Section 3.5    Title to Properties; Leases   ................................................ I-15
   Section 3.6    Compliance with Private Authorizations    .................................... I-16
   Section 3.7    Compliance with Governmental Authorizations and Applicable Law    ............ I-17
   Section 3.8    Intangible Assets    ......................................................... I-17
   Section 3.9    Related Transactions    ...................................................... I-17
   Section 3.10   Insurance   .................................................................. I-17
   Section 3.11   Tax Matters    ............................................................... I-18
   Section 3.12   ERISA    ..................................................................... I-19
   Section 3.13   Authorized and Outstanding Capital Stock  .................................... I-20
   Section 3.14   Employment Arrangements    ................................................... I-21
   Section 3.15   Material Agreements  ......................................................... I-21
   Section 3.16   Ordinary Course of Business   ................................................ I-22
   Section 3.17   Bank Accounts, Etc.  ......................................................... I-23
   Section 3.18   Adverse Restrictions    ...................................................... I-23
   Section 3.19   Broker or Finder  ............................................................ I-23
   Section 3.20   Environmental Matters   ...................................................... I-24
   Section 3.21   Customer Contracts   ......................................................... I-24
   Section 3.22   Reorganization    ............................................................ I-25
   Section 3.23   Materiality    ............................................................... I-25
   Section 3.24   Fairness Opinion  ............................................................ I-25
   Section 3.25   Inapplicability of Specified Statute   ....................................... I-25
   Section 3.26   Bankruptcy Plan   ............................................................ I-25

ARTICLE 4.        REPRESENTATIONS AND WARRANTIES OF ACQUIROR  ................................. I-25
   Section 4.1    Organization and Qualification; Power and Authority; Effect of Transaction    I-25
   Section 4.2    Changes in Condition   ...................................................... I-26
   Section 4.3    Capitalization of Acquiror   ................................................ I-26
   Section 4.4    SEC Filings; Financial Statements and Other Information    .................. I-26
   Section 4.5    Registration Statement    ................................................... I-27
   Section 4.6    Brokers    .................................................................. I-27
   Section 4.7    Liabilities   ............................................................... I-27
   Section 4.8    Related Transactions   ...................................................... I-28
   Section 4.9    Materiality   ............................................................... I-28
   Section 4.10   [Intentionally Omitted]   ................................................... I-28
   Section 4.11   Ordinary Course of Business  ................................................ I-28
   Section 4.12   Fairness Opinion    ......................................................... I-28
   Section 4.13   Inapplicability of Specified Statutes    .................................... I-28
ARTICLE 5.        ADDITIONAL COVENANTS   ...................................................... I-28
   Section 5.1    Access to Information; Confidentiality   .................................... I-28
   Section 5.2    Agreement to Cooperate    ................................................... I-29
   Section 5.3    Affiliate Agreements   ...................................................... I-30
   Section 5.4    No Solicitation  ............................................................ I-30
   Section 5.5    Directors' and Officers' Indemnification and Insurance  ..................... I-31
   Section 5.6    Notification of Certain Matters and Cure    ................................. I-31
   Section 5.7    Public Announcements   ...................................................... I-32
   Section 5.8    Employee Benefits; Severance Policy   ....................................... I-32
   Section 5.9    Certain Actions Concerning Business Combinations  ........................... I-32
   Section 5.10   Option Securities   ......................................................... I-33
   Section 5.11   Tax Treatment    ............................................................ I-33
   Section 5.12   Preparation of the Registration Statement   ................................. I-33
   Section 5.13   Disclosure of Acquisitions   ................................................ I-34
   Section 5.14   Amendment to Preserve Tax-Free Transaction  ................................. I-34
   Section 5.15   Warrant Purchase Agreement, Non-Competition Agreement, Etc.   ............... I-34
   Section 5.16   Customers  .................................................................. I-35
ARTICLE 6.        CLOSING CONDITIONS  ......................................................... I-35
   Section 6.1    Conditions to Obligations of Each Party to Effect the Merger  ............... I-35
   Section 6.2    Conditions to Obligations of Acquiror    .................................... I-36
   Section 6.3    Conditions to Obligations of the Company    ................................. I-37
ARTICLE 7.        TERMINATION, AMENDMENT AND WAIVER  .......................................... I-37
   Section 7.1    Termination   ............................................................... I-37
   Section 7.2    Effect of Termination  ...................................................... I-39
   Section 7.3    Amendment  .................................................................. I-39
   Section 7.4    Waiver  ..................................................................... I-39
   Section 7.5    Fees, Expenses and Other Payments  .......................................... I-39
   Section 7.6    Effect of Investigation   ................................................... I-40
ARTICLE 8.        INDEMNIFICATION; ADJUSTMENT  ................................................ I-40
   Section 8.1    Survival   .................................................................. I-40
   Section 8.2    Escrow; Indemnification   ................................................... I-40
   Section 8.3    Limitation of Liability; Disposition of Escrow Indemnity Funds   ............ I-41

Section 8.4        Notice of Claims   ....................................... I-42
   Section 8.5     Defense of Third Party Claims  ...........................  I-43
   Section 8.6     Balance Sheet Adjustment; Arcus Parties' Expenses   ......  I-43
   Section 8.7     Exclusive Remedy   .......................................  I-44
ARTICLE 9.         ARBITRATION  .............................................  I-45
ARTICLE 10.        GENERAL PROVISIONS    ....................................  I-45
   Section 10.1    Notices   ................................................  I-45
   Section 10.2    Headings  ................................................  I-46
   Section 10.3    Severability    ..........................................  I-46
   Section 10.4    Entire Agreement   .......................................  I-46
   Section 10.5    Assignment   .............................................  I-46
   Section 10.6    Parties in Interest   ....................................  I-46
   Section 10.7    Governing Law; Attorneys Fees  ...........................  I-47
   Section 10.8    Enforcement of the Agreement   ...........................  I-47
   Section 10.9    Counterparts    ..........................................  I-47
   Section 10.10   Mutual Drafting    .......................................  I-47
ARTICLE 11.        DEFINITIONS  .............................................  I-47
EXHIBITS           [OMITTED]
   2.7              Form of Amendment to the Restated By-Laws of Acquiror
   5.3              Form of Affiliate Agreement
   5.15(a)          Form of Non-Competition Agreement
   5.15(b)          Form of Non-Competition Agreement
   5.16             Form of Liability Limitation
   6.1(g)           Form of Warrant Purchase Agreement
   7.1(f)           Form of Acquiror Voting Agreement
   8.3(b)           Form of Escrow Agreement
SCHEDULES          [OMITTED]
   A                UAC Plan of Merger
   B                ATSI Plan of Merger
   C                Pre-Merger Reorganization
   D                Disclosure Schedule
   E                Acquiror Disclosure Schedule

                         AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER, dated as of September 26, 1997, by and among Iron Mountain Incorporated, a Delaware corporation ("Acquiror"), Arcus Group, Inc., a Delaware corporation (the "Company"), United Acquisition Company, a Nevada corporation ("UAC"), and Arcus Technology Services, Inc., a Delaware corporation ("ATSI," and together with UAC and the Company, the "Arcus Parties").


                             W I T N E S S E T H:

     WHEREAS, upon the terms and subject to the conditions of this Agreement (this and other capitalized terms used herein are either defined in Article 11 below or in a Section of this Agreement and, in such case, Article 11 includes a reference to such Section), in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), the Company and Acquiror will carry out a business combination transaction pursuant to which the Company will merge with and into Acquiror with Acquiror continuing as the surviving corporation (the "Merger") and the stockholders of the Company (the "Stockholders") will convert their holdings into a combination of cash and shares of the Common Stock, par value $.01 per share, of Acquiror ("Acquiror Stock"); and

     WHEREAS, upon the terms and subject to the conditions of this Agreement, on or prior to the Closing Date each of the Arcus Parties shall cause (i) UAC to merge with and into the Company (the "UAC Merger") pursuant to and in accordance with the Agreement and Plan of Merger between UAC and the Company substantially in the form set forth in Schedule A hereto (the "UAC Plan of Merger"), with the Company continuing as the surviving corporation, and (ii) ATSI to merge with and into the Company (the "ATSI Merger") pursuant to and in accordance with the Agreement and Plan of Merger between ATSI and the Company substantially in the form set forth in Schedule B hereto (the "ATSI Plan of Merger"), with the Company continuing as the surviving corporation (such transactions, together with the actions required or desirable to effectuate such transactions, as described on Schedule C hereto, being hereafter referred to as the "Reorganization"); and

     WHEREAS, the Board of Directors of the Company has unanimously determined that the Merger and the Reorganization are fair to, and in the best interests of, the Company and the Stockholders and has approved this Agreement as a tax-free plan of reorganization within the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), has approved this Agreement, the Merger and the Transactions for which its approval is required under Applicable Law and has recommended approval and adoption of this Agreement, the Merger and the Transactions for which approval is required under Applicable Law by the Stockholders; and

     WHEREAS, the Board of Directors of each of UAC and ATSI has unanimously determined that the Reorganization is fair to, and in the best interests of, UAC and ATSI, respectively, and their respective stockholders, has approved this Agreement and, subject to stockholder approval where required, the Transactions and has recommended approval and adoption of the Transactions for which approval is required by their respective stockholders; and

     WHEREAS, the Company has approved and adopted this Agreement and, in its capacity as a stockholder of UAC, has agreed to vote its shares in favor of the Reorganization (including, without limitation, the UAC Merger) in accordance with the DGCL and the Nevada Revised Statutes (the "NRS"), as applicable, and UAC has approved and adopted this Agreement and, in its capacity as a stockholder of ATSI, has agreed to vote its shares in favor of the Reorganization (including, without limitation, the ATSI Merger) in accordance with the DGCL and the NRS, as applicable; and


     WHEREAS, the Board of Directors of Acquiror has unanimously approved this Agreement, the Merger and the Transactions for which approval is required under Applicable Law and, to the extent such approval is required under Applicable Law or Schedule D of the NASD By-Laws, has recommended to its stockholders the approval and adoption of this Agreement, the Merger and the Transactions.


     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, the parties hereto, intending to be legally bound, agree as follows:

                                  ARTICLE 1.


                                  THE MERGER

     Section 1.1. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, the Company shall be merged with and into Acquiror. As a result of the Merger and as provided in the DGCL, the separate existence of the Company shall cease and Acquiror shall continue as the surviving corporation of the Merger (the "Surviving Corporation").

     Section 1.2. Action by Stockholders.

     (a) Each of the Arcus Parties, acting through its Board of Directors, shall, in accordance with and subject to Applicable Law and its Organic Documents, as soon as practicable, duly call, give notice of, convene and hold a special meeting of the stockholders of such Arcus Party for the purpose of adopting and approving (i) in the case of the Company, the UAC Plan of Merger, the UAC Merger, the ATSI Plan of Merger, the ATSI Merger, this Agreement, the Merger and the Transactions for which stockholder approval is required as set forth on Schedule C, (ii) in the case of UAC, the UAC Plan of Merger, the UAC Merger and the Transactions for which stockholder approval is required as set forth on Schedule C and (iii) in the case of ATSI, the ATSI Plan of Merger, the ATSI Merger and the Transactions for which stockholder approval is required as set forth on Schedule C (collectively, the "Arcus Special Meetings"); include in any proxy statement related to the Arcus Special Meetings the conclusion and recommendation of each such Board of Directors to the effect that such Board of Directors, having determined that (x) in the case of the Company, this Agreement, the Merger and the Transactions, including, without limitation, the UAC Plan of Merger, the UAC Merger, the ATSI Plan of Merger and the ATSI Merger, (y) in the case of UAC, this Agreement, the Merger and the Transactions, including, without limitation, the UAC Plan of Merger and the UAC Merger and (z) in the case of ATSI, this Agreement, the Merger and the Transactions, including, without limitation, the ATSI Plan of Merger and the ATSI Merger, are in the best interests of such Arcus Party and its stockholders, has approved each such matter and recommends that the stockholders of such Arcus Party vote in favor of each such matter; and use its best efforts to obtain the necessary approval and adoption of each such matter.


     (b) If required by Applicable Law or by Schedule D of the NASD By-Laws, Acquiror, acting through its Board of Directors, shall, in accordance with and subject to Applicable Law and its Organic Documents, as soon as practicable, duly call, give notice of, convene and hold a special meeting of the stockholders of Acquiror for the purpose of adopting and approving this Agreement, the Merger and the Transactions for which approval is required under Applicable Law or by Schedule D of the NASD By-Laws (the "Acquiror Special Meeting"); include in any proxy statement related to the Acquiror Special Meeting the conclusion and recommendation of the Board of Directors of Acquiror to the effect that the Board of Directors of Acquiror, having determined that this Agreement, the Merger and the Transactions for which approval is required under Applicable Law or by Schedule D of the NASD By-Laws are in the best interests of Acquiror and the stockholders of Acquiror, has approved this Agreement, the Merger and the Transactions for which approval is required under Applicable Law and recommends that the stockholders of Acquiror vote in favor of the approval and adoption of this Agreement, the Merger and the Transactions for which approval is required under Applicable Law or by Schedule D of the NASD By-Laws; and use its best efforts to obtain the necessary approval and adoption of this Agreement, the Merger and the Transactions by the stockholders of Acquiror.

     Section 1.3. Closing. Unless this Agreement shall have been terminated pursuant to Section 7.1 hereof, the closing of the Merger (the "Closing") will take place as promptly as practicable (and in any event within five (5) business days) after the date on which the last of the conditions set forth in
Article 6 is satisfied or waived, at the offices of Sullivan & Worcester LLP, One Post Office Square, Boston, Massachusetts 02109, unless another date, time or place is agreed to in writing by the Company and Acquiror (the date on which the Closing occurs being referred to herein as the "Closing Date").

     Section 1.4. Effective Time. As promptly as practicable after the satisfaction or, if permissible, waiver of the conditions set forth in Article 6 (but subject to Section 1.3 hereof), the Parties shall cause the Merger to be consummated by filing a certificate of merger with the Secretary of State of the State of Delaware and by making any related filings required under the DGCL. The Merger shall become effective at such time (but not prior to the

Closing Date) as such certificate is duly filed with the Secretary of State of the State of Delaware or at such later time as is specified in such certificate (the "Effective Time"), but in no event more than ninety (90) days after the filing of such certificate.

     Section 1.5. Effect of the Merger. From and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers and franchises and be subject to all the restrictions, disabilities and duties of Acquiror and the Company, after giving effect to the Reorganization, including, without limitation, any duties to stockholders that dissent from, or exercise appraisal rights in connection with, the Reorganization, and the Merger shall otherwise have the effect, all as provided under the DGCL.

     Section 1.6. Certificate of Incorporation. From and after the Effective Time, the Certificate of Incorporation of Acquiror as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation, until amended in accordance with Applicable Law.

     Section 1.7. Bylaws. Subject to Section 2.7 hereof, from and after the Effective Time, the By-Laws of Acquiror as in effect immediately prior to the Effective Time shall be the By-Laws of the Surviving Corporation, until amended in accordance with Applicable Law.

     Section 1.8. Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified (or their earlier resignation or removal) in accordance with Applicable Law, the directors of Acquiror at the Effective Time shall be the directors of the Surviving Corporation and the officers of Acquiror at the Effective Time shall be the officers of the Surviving Corporation. At the Effective Time, Clarke H. Bailey shall be appointed or elected as a Class C Director of Acquiror, to hold office in accordance with the Restated Certificate of Incorporation and By-Laws of Acquiror.


                                  ARTICLE 2.


              CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

     Section 2.1. Conversion of Securities. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger, automatically and without any action on the part of Acquiror, the Company or the holders of any of the following securities:

     (a) Each share of the common stock, par value $.0001 per share, of the Company (the "Company Stock") issued and outstanding immediately prior to the Effective Time after giving effect to the Reorganization, including all shares of Company Stock for which shares of UAC Common Stock or ATSI Common Stock are exchanged pursuant thereto, or deemed to be outstanding immediately prior to the Effective Time by virtue of the withdrawal, in accordance with Applicable Law or as otherwise consented to by Acquiror in its sole and absolute discretion, following the Effective Time, of a demand for appraisal previously made by a stockholder of UAC or ATSI in connection with the UAC Merger or the ATSI Merger, as the case may be (each such share of Company Stock, a "Share" and collectively, the "Shares") (other than any Shares to be cancelled pursuant to Section 2.1(c) and any Dissenting Shares), shall become and be converted into the right to receive, subject to the indemnification and adjustment provisions of Article 8 hereof (i) that number equal to the Common Stock Conversion Number of fully paid and nonassessable shares of Acquiror Stock (the "Stock Merger Consideration") and (ii) cash in an amount equal to the Common Cash Conversion Number (the "Cash Merger Consideration"). At the Effective Time, all Shares shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each certificate previously evidencing any Shares, including each certificate evidencing shares of UAC Common Stock or ATSI Common Stock exchanged for Shares of Company Stock in connection with the Reorganization (each, a "Share Certificate") (other than any Share Certificate representing Shares to be cancelled pursuant to Section 2.1(c) or Dissenting Shares) shall thereafter represent the right to receive, upon the surrender of such Share Certificate in accordance with the provisions of Section 2.2, but subject to the indemnification and adjustment provisions of
Article 8 hereof, the Stock Merger Consideration and Cash Merger Consideration multiplied by the number of Shares represented by such Share Certificate, and a holder of more than one such Share Certificate shall have the right to receive the Stock Merger Consideration and Cash Merger Consideration multiplied by the number of Shares represented by all such Share Certificates (the "Exchange Common Consideration"). The holders of Share

Certificates evidencing Shares shall, at and after the Effective Time, cease to have any rights with respect to such Shares except as otherwise provided herein or by Applicable Law. Notwithstanding anything to the contrary herein, the Cash Merger Consideration to be received by any Stockholder shall be adjusted to give full effect to the indemnification and adjustment provisions in Article 8 hereof.


     (b) Each share of preferred stock, par value $.01 per share, of the Company (the "Company Preferred") issued and outstanding immediately prior to the Effective Time after giving effect to the Reorganization, including all shares of Company Preferred for which shares of UAC Preferred Stock are exchanged pursuant thereto or deemed to be outstanding immediately prior to the Effective Time by virtue of the withdrawal, in accordance with Applicable Law or as otherwise consented to by Acquiror in its sole and absolute discretion, following the Effective Time, of a demand for appraisal previously made by a holder of UAC Preferred Stock in connection with the UAC Merger (each such share of Company Preferred, a "Preferred Share" and collectively, the "Preferred Shares") (other than any Preferred Shares to be cancelled pursuant to Section 2.1(c)) shall become and be converted into the right to receive (i) that number equal to the Preferred Stock Conversion Number of fully paid and nonassessable shares of Acquiror Stock (the "Preferred Stock Merger Consideration") and (ii) cash in an amount equal to the Preferred Cash Conversion Number (the "Preferred Cash Merger Consideration"). At the Effective Time, all Preferred Shares shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each certificate previously evidencing any such Preferred Shares, including each certificate evidencing shares of UAC Preferred Stock exchanged for shares of Company Preferred in connection with the UAC Merger (each, a "Preferred Certificate" and, together with the Share Certificates, the "Certificates") (other than any Preferred Certificate representing Preferred Shares to be cancelled pursuant to Section 2.1(c)) shall thereafter represent the right to receive, upon the surrender of such Preferred Certificate in accordance with the provisions of Section 2.2, the Preferred Stock Merger Consideration and Preferred Cash Merger Consideration multiplied by the number of Preferred Shares represented by such Preferred Certificate, and a holder of more than one such Preferred Certificate shall have the right to receive the Preferred Stock Merger Consideration and Preferred Cash Merger Consideration multiplied by the number of Preferred Shares represented by all such Preferred Certificates (the "Exchange Preferred Consideration"). The holders of Preferred Certificates evidencing Preferred Shares shall, at and after the Effective Time, cease to have any rights with respect to such Preferred Shares except as otherwise provided herein or by Applicable Law.


     (c) Each Share, each Preferred Share and each warrant to acquire shares of Company Stock (each, a "Company Stock Warrant" and collectively, the "Company Stock Warrants") outstanding as of the Effective Time and owned of record by Acquiror shall automatically be cancelled and extinguished without any exercise or conversion thereof and no exchange or payment shall be made with respect thereto.


     (d) Each share of capital stock of Acquiror, and each security convertible into or exercisable for shares of capital stock of Acquiror, issued and outstanding immediately prior to the Effective Time shall remain outstanding.


     (e) In lieu of issuing fractional shares, Acquiror shall convert a holder's right to receive shares of Acquiror Stock pursuant to Sections 2.1(a) and 2.1(b) into a right to receive the highest whole number of shares of Acquiror Stock constituting the non-cash portion of the Exchange Common Consideration or the Exchange Preferred Consideration, as the case may be, plus cash in an amount equal to the fraction of a share of Acquiror Stock to which the holder would otherwise be entitled multiplied by the Determination Price, and the Exchange Common Consideration or the Exchange Preferred Consideration to which a holder is entitled shall be deemed to be such number of shares of Acquiror Stock plus such cash in lieu of fractional shares plus the Cash Merger Consideration or the Preferred Cash Merger Consideration to which the holder is entitled. For purposes of carrying out the intent of this Section 2.1(e), Acquiror may aggregate Share Certificates or Preferred Certificates, as the case may be, so that fractional shares of Acquiror Stock due in exchange for multiple Share Certificates or multiple Preferred Certificates, as the case may be, may be combined to yield a number of whole shares thereof plus a single fraction.


     (f) In the event that on or prior to December 31, 1999, (i) one or more holders of options to acquire shares of Acquiror Stock issued in accordance with Section 2.4 ceases to be employed by Acquiror or any of its Subsidiaries (whether by reason of death, disability, a termination by Acquiror or otherwise) (collectively, a "Termination") and (ii) Acquiror shall not have duly and irrevocably provided, within sixty (60) days following the date of Termination, either pursuant to the incentive plan under which such options were issued or otherwise, for the immediate vesting of all of such options for the benefit of such employee or such employee's representative, as the case may be, then prior to March 1, 2000 Acquiror shall deliver cash or immediately saleable shares of Acquiror Stock (or a combination thereof) having a Deemed Value equal to the Aggregate Spread Value represented by all such options not so vested in accordance with the immediately preceding clause (ii) (the "Adjustment Aggregate Spread Value") to the Stockholder Representative for the benefit of each former holder of a Share Certificate, each former holder of a Warrant sold pursuant to a Warrant Purchase Agreement and each holder of an Option Security that received options to acquire shares of Acquiror Stock pursuant to Section 2.4, other than any such holder of an Option Security who, following the Effective Time and on or prior to December 31, 1999, was terminated by Acquiror and for whom Acquiror shall not have provided, within sixty (60) days following the date of Termination, either pursuant to the incentive plan under which such options were issued or otherwise, for the immediate vesting of all of such options for the benefit of such employee or such employee's representative, as the case may be (an "Acquiror Optionee"). The amount of the Adjustment Aggregate Spread Value that each such Person shall receive shall be equal to
(x) in the case of a former holder of a Share Certificate, the Adjustment Aggregate Spread Value times a fraction, the numerator of which shall equal the value (calculated based on the Determination Price) of such former holder's Exchange Common Consideration and the denominator of which shall equal the sum of (1) the value (calculated based on the Determination Price) of the aggregate Exchange Common Consideration, (2) the aggregate Warrant Purchase Price, and
(3) the Acquiror Optionee Aggregate Spread Value (such sum being hereafter referred to as the "Total Common Equity Base"), (y) in the case of a former holder of a Warrant sold pursuant to a Warrant Purchase Agreement, the Adjustment Aggregate Spread Value times a fraction, the numerator of which shall equal the Warrant Purchase Price paid to such holder pursuant to the Warrant Purchase Agreement and the denominator of which shall equal the sum of the Total Common Equity Base, all as more specifically set forth in the Warrant Purchase Agreement, and (z) in the case of an Acquiror Optionee, the Adjustment Aggregate Spread Value times a fraction, the numerator of which shall equal that portion of the Acquiror Optionee Aggregate Spread Value represented by Option Securities held by such Acquiror Optionee and the denominator of which shall equal the Total Common Equity Base.

     Section 2.2. Exchange of Certificates; Exchange Agent and Exchange Procedures.

     (a) Prior to the Effective Time, the Company and Acquiror shall designate Boston Equiserve (or such other bank or trust company as may be reasonably satisfactory to the Company and Acquiror) to act as Exchange Agent in the Merger (the "Exchange Agent"). As soon as reasonably practicable after the Effective Time, Acquiror shall deposit or cause to be deposited with the Exchange Agent, for exchange in accordance with this Article, through the Exchange Agent, for the benefit of (i) the holders of Shares (other than Shares to be cancelled pursuant Section 2.1(c) and Dissenting Shares), (A) cash (by wire transfer of federal funds pursuant to instructions reasonably satisfactory to the Exchange Agent) in an amount equal to the Cash Merger Consideration multiplied by the number of all Shares (other than Shares to be cancelled pursuant to Section 2.1(c) and Dissenting Shares) (such number of Shares less Shares to be so cancelled and less Dissenting Shares, the "Net Shares") less
(1) the Common Stock Escrow Indemnity Contribution, (2) the Common Stock Expense Fund Contribution and (3) the Escrow Holdback Amount, if any, and (B) the Stock Merger Consideration multiplied by the Net Shares, plus cash in an amount sufficient to make payment for fractional shares, pursuant to Section 2.1(e), in exchange for all Net Shares (the "Share Exchange Fund") and (ii) the holders of Preferred Shares (other than Preferred Shares to be cancelled pursuant to Section 2.1(c)) (A) cash (by wire transfer of federal funds pursuant to instructions reasonably satisfactory to the Exchange Agent) in an amount equal to the Preferred Cash Merger Consideration multiplied by the number of all Preferred Shares (other than Preferred Shares to be cancelled pursuant to Section 2.1(c)) (such number of Preferred Shares less Preferred Shares to be so cancelled, the "Net Preferred Shares") and (B) the Preferred Stock Merger Consideration multiplied by the Net Preferred Shares, plus cash in an amount sufficient to make payment for fractional shares pursuant to Section 2.1(e), in exchange for all Net Preferred Shares (the "Preferred Exchange Fund" and, together with the Share Exchange Fund, the "Exchange Fund").

     (b) As soon as reasonably practicable after the Effective Time, Acquiror will instruct the Exchange Agent to issue (pursuant to instructions from each holder of record reasonably satisfactory to Acquiror, the Company and the Exchange Agent, and otherwise by mail to the most recent address of such holder as shown on the books and records of the applicable Arcus Entity) to each holder of a Certificate which immediately prior to the Effective Time evidenced Net Shares or Net Preferred Shares, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to such Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Acquiror and the Company may reasonably specify) and instructions to effect the surrender of such Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate which immediately prior to the Effective Time evidenced Net Shares or Net Preferred Shares for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Acquiror together with such letter of transmittal, duly executed, and such other customary documents as may be reasonably required pursuant to such instructions (collectively, the "Transmittal Documents"), the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration which such holder has the right to receive, subject to Article 8 hereof, pursuant to Sections 2.1(a) and 2.1(b) hereof, and the Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Shares or Preferred Shares that is not registered in the transfer records of the Company, UAC or ATSI, the Merger Consideration which a transferee has the right to receive may be issued and paid in accordance with this Article to such transferee if the Certificate is presented to the Exchange Agent, accompanied by all documents reasonably required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. The appropriate Merger Consideration will be delivered by the Exchange Agent promptly following surrender of a Certificate and delivery of the related Transmittal Documents, and cash payments for fractional shares and the cash portion of the Merger Consideration may be made by check (or, pursuant to instructions reasonably satisfactory to the Exchange Agent, by wire transfer). Each Certificate (other than Certificates representing Shares or Preferred Shares to be cancelled pursuant to Section 2.1(c) or Dissenting Shares) shall be deemed at all times after the Effective Time to evidence only the right to receive, upon such surrender, the Exchange Common Consideration or the Exchange Preferred Consideration, as appropriate, without interest from the Effective Time.


     (c) In the event any Share Certificate or Preferred Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and subject to such other conditions as Acquiror and the Company reasonably may impose, the Surviving Corporation shall issue in exchange for such lost, stolen or destroyed Certificate the Exchange Common Consideration or Exchange Preferred Consideration deliverable in respect thereof as determined in accordance with Sections 2.1(a) and 2.1(b). Acquiror may, in its discretion and as a condition precedent to authorizing the issuance thereof by the Surviving Corporation, require the owner of such lost, stolen or destroyed Certificate to provide a bond or other surety to Acquiror and the Surviving Corporation in such sum as Acquiror may reasonably direct as indemnity against any claim that may be made against Acquiror or the Surviving Corporation (and their Affiliates) with respect to the Certificate alleged to have been lost, stolen or destroyed.


     (d) Any portion of the Exchange Fund which remains undistributed to the holders of the Company Stock or the Company Preferred, as the case may be, for ninety (90) days after the Effective Time shall be delivered to Acquiror upon demand by Acquiror, and any holders of Certificates who have not theretofore complied with this Article shall thereafter look only to Acquiror for the Exchange Merger Consideration or Exchange Preferred Consideration to which they are entitled pursuant to this Article.


     (e) None of Acquiror, the Company, UAC, ATSI, the Surviving Corporation or the Exchange Agent shall be liable to any holder of Shares or Preferred Shares for any shares of Acquiror Stock or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.


     (f) Each of Acquiror and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares or Preferred Shares such amounts as Acquiror or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of federal, state, local or foreign tax law. To the extent that amounts are so withheld by Acquiror or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares or Preferred Shares in respect of which such deduction and withholding was made by Acquiror or the Exchange Agent.


     Section 2.3. Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers of Shares or Preferred Shares thereafter on the records of the Company other than to Acquiror. On or after the Effective Time, any Certificate presented to the Exchange Agent or the Surviving Corporation shall be converted into the Exchange Common Consideration or the Exchange Preferred Consideration, as appropriate, deliverable in respect thereof as determined in accordance with Sections 2.1(a) and 2.1(b).


     Section 2.4. Option Securities. Subject to and as more fully provided in
Section 5.10, each Option Security comprising a stock option that is outstanding at the Effective Time shall automatically be converted into an option (an "Exchange Option") to purchase Acquiror Stock, which Exchange Option shall (A) have an exercise price per share of Acquiror Stock determined by dividing (x) the exercise price per share of the applicable Option Security (after giving effect to any changes thereto resulting from the Reorganization) by (y) the quotient of the Share Price divided by the Determination Price, (B) entitle the holder to purchase that number of shares of Acquiror Stock as equals the product of (x) the number of shares subject to such Option Security (after giving effect to any changes thereto resulting from the Reorganization) and (y) the quotient of the Share Price divided by the Determination Price and
(C) have the same vesting schedule as is currently included in such Option Security (except as required pursuant to Section 5.10 and except that there shall be immediate vesting of any unvested portion thereof upon termination by the Surviving Corporation or any of its Subsidiaries of employment of the holder of such Exchange Option (other than any termination for Cause)). In lieu of issuing any option to acquire a fractional share of Acquiror Stock, Acquiror shall convert a holder's right to receive an option pursuant to this Section
2.4 into a right to receive an option to acquire the nearest whole number of shares of Acquiror Stock (with no adjustment to any cash amount received in connection with the conversion of an Option Security). Each Option Security comprising a warrant that is outstanding at the Effective Time shall automatically be converted into a warrant to purchase Acquiror Stock at a value equivalent to that set forth in such Option Security based upon the formula set forth in the first sentence of this Section 2.4.


     Section 2.5. Dissenting Shares.


     (a) Notwithstanding any other provision of this Agreement to the contrary, Shares that are held by Stockholders who shall have not voted in favor of the Merger or consented thereto in writing and who shall be entitled to and shall have demanded properly in writing appraisal for such Shares in accordance with the DGCL, and who shall not have withdrawn such demand within the statutory time period allowed or otherwise have forfeited appraisal rights (collectively, the "Dissenting Shares") shall not be converted into or represent the right to receive the Exchange Common Consideration. Such Stockholders shall be entitled to receive payment of the appraised value of such Shares in accordance with the provisions of the DGCL, except that all Dissenting Shares held by Stockholders who effectively shall have withdrawn, forfeited or lost their rights to appraisal of such Dissenting Shares under the DGCL shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive, without any interest thereon, the Exchange Common Consideration upon surrender, in the manner provided in Section 2.2, of the Certificate or Certificates that formerly evidenced such Shares.


     (b) The Company shall give Acquiror prompt notice of any demands for appraisal received by it as a result of the Transactions, or by ATSI as a result of the ATSI Merger or by UAC as a result of the UAC Merger, withdrawals of such demands, and any other instruments served pursuant to the DGCL or the NRS and received by an Arcus Party and relating thereto. The Arcus Parties and Acquiror shall jointly direct all negotiations and proceedings with respect to demands for appraisal under Applicable Law; provided, however, that Acquiror shall be and remain the Person obligated to satisfy such demands as required by Applicable Law. No Arcus Party shall, except with the prior written consent of Acquiror, make any payment with respect to any demands for appraisal, or offer to settle, or settle, any such demands.


     (c) The Parties hereto acknowledge and agree that, as more fully set forth in the ATSI Plan of Merger and the UAC Plan of Merger, shares of ATSI Common Stock, UAC Common Stock and UAC Preferred Stock that are outstanding immediately prior to the effective time of the ATSI Merger and UAC Merger, as the case may be, and which are held by stockholders of ATSI and UAC, respectively, who shall have not voted in favor of the ATSI Merger or the UAC Merger, as the case may be, or consented thereto in writing and who shall be entitled to and shall have demanded properly the fair value of, or appraisal for, such shares in accordance with the DGCL or the NRS, as applicable, and, where the DGCL applies, who shall not have withdrawn such demand within the statutory time period allowed or otherwise forfeited appraisal rights, shall not be converted into or represent the right to receive shares of capital stock of the Company and, as a result thereof, shall not be converted into or represent the right to receive the Exchange Common Consideration or the Exchange Preferred Consideration, as the case may be, except if and to the extent such holders shall have effectively withdrawn, forfeited or lost their rights to appraisal of such shares, as more fully set forth in the ATSI Plan of Merger and UAC Plan of Merger, or as otherwise consented to by Acquiror in its sole discretion.

     Section 2.6. Further Adjustment. If the value of the sum of the aggregate Stock Merger Consideration (excluding shares of Acquiror Stock issued to Persons who have exercised Option Securities since January 1, 1997) and the Preferred Stock Merger Consideration, in each case based on the closing price of Acquiror Stock on the Nasdaq National Market System for the trading day immediately prior to the Closing Date, as provided by the Nasdaq National Market System or, if unavailable from such source, then as reported in the Wall Street Journal, is less than 47% (the "Threshold Percentage") of the sum of the value of the aggregate Merger Consideration, based on such closing price, and the amount of cash and the fair market value of assets distributed by the Arcus Entities to holders of their capital stock on or after August 1, 1997 (collectively, the "Aggregate Consideration Amount"), then (i) the number of shares of Acquiror Stock deliverable pursuant to Sections 2.1(a) and 2.1(b) shall be increased such that the sum of the value of the aggregate Stock Merger Consideration (excluding shares of Acquiror Stock issued to Persons who have exercised Option Securities since January 1, 1997) and the Preferred Stock Merger Consideration (based on such closing price and after giving effect to the decrease in the cash consideration contemplated by this Section 2.6) equals the Threshold Percentage of the Aggregate Consideration Amount, and (ii) the Cash Merger Consideration and Preferred Cash Merger Consideration, respectively, shall be reduced by an amount equal to the product of (A) the number of such additional shares of Acquiror Stock and (B) the Determination Price (calculated without giving effect to the first proviso in the definition of Determination Price).

     Section 2.7. Standstill.

     (a) Until the earlier of (i) the first anniversary of the Effective Time or (ii) the date on which a Transfer (as such term is defined in Exhibit 2.7 hereto) may be effected in a manner that Acquiror reasonably determines does not adversely affect the tax-free nature of the Merger under Section 368(a) of the Code, except as permitted by Acquiror's Restated By-Laws, any Person who receives or is entitled to receive at or after the Effective Time any shares of Acquiror Stock pursuant to Section 2.1 shall not Transfer, and Acquiror shall not be required to register the Transfer of, the shares of Acquiror Stock issued to such Person in the Merger.

     (b) Each certificate representing shares of Acquiror Stock issued pursuant to the Merger shall bear the following legend:

     "The shares represented by this certificate may not be transferred prior to [the first anniversary date of the Effective Time to be inserted] except as otherwise permitted by the Restated By-Laws of the Corporation. A copy of the Restated By-Laws of the Corporation will be furnished without charge upon written request addressed to the Corporation at 745 Atlantic Avenue, Boston, Massachusetts 02111,
       Attention: Chief Executive Officer."

     (c) In order to implement the provisions of this Section 2.7, the Restated By-Laws of Acquiror shall be amended on or prior to the Closing Date to include the provisions as to the limitations on the transferability of the Acquiror Stock set forth in Exhibit 2.7 hereto.

     (d) Notwithstanding the foregoing, the provisions of this Section 2.7 shall not apply to any Person who receives shares of Acquiror Stock as a result of the application of Section 5.10(a) or to the certificates representing such shares.

                                  ARTICLE 3.


              REPRESENTATIONS AND WARRANTIES OF THE ARCUS PARTIES

     Each of the Arcus Parties hereby represents and warrants to, and in respect of Sections 3.16 and 3.22 represents, warrants and covenants to, and agrees with, Acquiror as follows:

     Section 3.1. Organization and Qualification; Power and Authority; Effect of Transaction.

     (a) The Company:

     (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has no direct Subsidiaries other than UAC,

     (ii) has all requisite power and corporate authority to own or hold under lease its properties and to conduct its business as now conducted and as presently proposed to be conducted, and to the Arcus Parties' knowledge, except as set forth in Section 3.1(a)(ii) of the Disclosure Schedule, has in full force and effect all material Governmental Authorizations and Private Authorizations and has made all Governmental Filings, to the extent required for such ownership and lease of its property and conduct of its business,

     (iii) is duly qualified and authorized to do business and is in good standing as a foreign corporation in each jurisdiction (a true and correct list of which is set forth in Section 3.1(a)(iii) of the Disclosure Schedule) in which the character of its property or the nature of its business or operations requires such qualification or authorization, except to the extent the failure to so qualify or to maintain such authorizations could not reasonably be expected to have an Adverse Effect on the Arcus Entities, and

     (iv) is, and at all times since its formation has been, a corporation whose sole purpose is to hold assets (including ownership interests in Subsidiaries or other entities controlled by it), and is not now conducting, and at all times since its formation has not conducted, any business operations other than through its Subsidiaries or other entities controlled by it and other than incidental, nonmaterial operations relating to other assets held by it.

     (b) UAC:

     (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada; each Subsidiary of UAC listed in Section 3.1(b) of the Disclosure Schedule is duly organized, validly existing and in good standing under the laws of its respective state of incorporation,

     (ii) and each of its Subsidiaries has all requisite power and corporate authority to own or hold under lease its properties and to conduct its business as now conducted and as presently proposed to be conducted, and, to the Arcus Parties' knowledge, except as set forth in Section 3.1(b)(ii) of the Disclosure Schedule, has in full force and effect all Governmental Authorizations and Private Authorizations and has made all Governmental Filings, to the extent required for such ownership and lease of its property and conduct of its business, and

     (iii) and each of its Subsidiaries is duly qualified and authorized to do business and is in good standing as a foreign corporation in each jurisdiction (a true and correct list of which is set forth in Section 3.1(b)(iii) of the Disclosure Schedule) in which the character of its property or the nature of its business or operations requires such qualification or authorization, except to the extent the failure to so qualify or to maintain such authorizations could not reasonably be expected to have an Adverse Effect on the Arcus Entities.

     (c) Each of the Arcus Parties has all requisite power and corporate authority and has in full force and effect all Governmental Authorizations and Private Authorizations in order to enable it to execute and deliver, and to perform its obligations under, this Agreement and each Collateral Document executed or required to be executed by it pursuant hereto or thereto and to consummate the Merger and the Transactions, and the execution, delivery and performance of this Agreement and each Collateral Document executed or required to be executed pursuant hereto or thereto have been duly authorized by all requisite corporate or other action (other than that of the stockholders of the Arcus Parties). This Agreement has been duly executed and delivered by each Arcus Party and, subject to the affirmative vote of the stockholders of the Arcus Parties referred to below, constitutes, and each Collateral Document executed or required to be executed pursuant hereto or thereto or to consummate the Merger and the Transactions, when executed and delivered by an Arcus Party or an Affiliate of an Arcus Party will constitute, legal, valid and binding obligations of such Arcus Party or such Affiliate, enforceable in accordance with their respective terms, except as such enforceability may be subject to bankruptcy, moratorium, insolvency, reorganization, arrangement, voidable preference, fraudulent conveyance and other similar laws relating to or affecting the rights of creditors and except as the same may be subject to the effect of general principles of equity (the "Enforceability Exceptions"). Schedule C hereto sets forth the affirmative votes, actions by written consent or other actions required of the holders of any class or series of the capital stock of the Arcus Parties necessary to approve this Agreement, the Merger and the Transactions under Applicable Law and the Arcus Parties' Organic Documents. Neither the provisions of Section 203 of the DGCL nor the provisions of Section
78.411 of the NRS will apply to this Agreement, the Merger or the Transactions.



     (d) Except as set forth in Section 3.1(d) of the Disclosure Schedule, neither the execution and delivery of this Agreement or any Collateral Document executed or required to be executed pursuant hereto or thereto, nor the consummation of the Transactions, nor compliance with the terms, conditions and provisions hereof or thereof by any Arcus Parties or any of the other parties hereto or thereto which is Affiliated with the Arcus Parties:


     (i) will conflict with, or result in a breach or violation of, or constitute a default under, any Applicable Law on the part of any Arcus Party or their respective Subsidiaries or will conflict with, or result in a breach or violation of, or constitute a default under, or permit the acceleration of any obligation or liability in, or but for any requirement of giving of notice or passage of time or both would constitute such a conflict with, breach or violation of, or default under, or permit any such acceleration in, any Contractual Obligation of any Arcus Party or any of their respective Subsidiaries,


     (ii) will result in or permit the creation or imposition of any material Lien upon any property now owned or leased by any Arcus Entity or any such other party, or


     (iii) will require any Governmental Authorization or Governmental Filing or Private Authorization, except pursuant to the HSR Act or as otherwise set forth on Schedule C hereto.


     Section 3.2. Financial and Other Information.


     (a) The Arcus Parties have heretofore furnished to Acquiror copies of the consolidated financial statements of the Arcus Parties, as listed in Section 3.2(a) of the Disclosure Schedule (the "Financial Statements"). The Financial Statements, including in each case the notes thereto, have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, except as otherwise noted therein or in Section 3.2(a) of the Disclosure Schedule, and fairly present the financial condition and results of operations of such entities and their respective Subsidiaries, on the bases therein stated, as of the respective dates thereof, and for the respective periods covered thereby and include, in the case of unaudited financial statements, all material adjustments and accruals consistent with those included in the audited financial statements.


     (b) Except as set forth in Section 3.2(b) of the Disclosure Schedule, neither the Disclosure Schedule, the Financial Statements, this Agreement nor any Collateral Document, including the information memorandum prepared by Donaldson, Lufkin & Jenrette Securities Corporation dated May 1997, furnished or to be furnished by or on behalf of the Arcus Parties or any of their stockholders pursuant to this Agreement or any Collateral Document executed or required to be executed by or on behalf of the Arcus Parties or their stockholders to consummate the Merger and the Transactions, taken as a whole, contained on the date delivered or will contain when delivered any untrue statement of a material fact or omitted on the date delivered or will omit when delivered to state a material fact required to be stated in such documents by their terms or necessary in order to make the statements contained herein or therein not misleading and, to the Arcus Parties' knowledge, all such Collateral Documents, taken as a whole, are on the date delivered and will be when delivered true, correct and complete.


     (c) As of the date hereof, a true and correct list of all Subsidiaries of each of the Arcus Parties is set forth in Section 3.2(c) of the Disclosure Schedule. None of the Arcus Parties own any capital stock or equity or other beneficial ownership interest in any other Entity or enterprise, however organized and however such interest may be denominated or evidenced, except as set forth in Section 3.2(c) of the Disclosure Schedule.


     (d) The copies of the Organic Documents and all amendments thereto of each of the Arcus Entities that have been delivered to Acquiror are true, correct and complete copies thereof, as in effect on the date hereof. The minute books of each of the Arcus Entities (other than the Company and UAC) for the period January 1, 1992 to the date hereof and the minute books of each of the Company and UAC for the period January 1, 1993 to the date hereof, copies of which have been made available to Acquiror, contain accurate minutes of all actions taken at all meetings of, and accurate consents to all actions taken without meetings by, the Board of Directors (and any committees thereof) and the stockholders of each of the Arcus Entities during such periods (except as set forth in Section 3.2(d) of the Disclosure Schedule and except to the extent any such minutes have not yet been approved by the Board of Directors of any such Arcus Entity).



     Section 3.3. Changes in Condition. Since the applicable Balance Sheet Date, except to the extent described in Section 3.3 of the Disclosure Schedule, there has been no Adverse Change in the Arcus Entities. There is no Event known to the Arcus Parties which Adversely Affects or could reasonably be expected to Adversely Affect the Arcus Entities, except for changes in general economic conditions or the industries in which the Arcus Entities operate and to the extent set forth in Section 3.3 of the Disclosure Schedule.


     Section 3.4. Liabilities. At the applicable Balance Sheet Date, none of the Arcus Entities had any obligations or liabilities, past, present or deferred, accrued or unaccrued, fixed, absolute, contingent or other, except as disclosed in such balance sheet, or the notes thereto, and since such date none of the Arcus Entities has incurred any such obligations or liabilities, other than obligations and liabilities incurred in the ordinary course of business consistent with past practice of the Arcus Entities, which do not, and could not reasonably be expected to, in the aggregate, Adversely Affect the Arcus Entities, except to the extent set forth in Section 3.4 of the Disclosure Schedule. None of the Arcus Entities has Guaranteed or is otherwise primarily or secondarily liable in respect of any obligation or liability of any other Person (other than a Subsidiary), except for endorsements of negotiable instruments for deposit in the ordinary course of business, consistent with prior practice, or as disclosed in the most recent balance sheet, or the notes thereto, forming part of the Financial Statements or in Section 3.4 of the Disclosure Schedule.


     Section 3.5. Title to Properties; Leases.


     (a) Each of the Arcus Entities has good legal, marketable and insurable title, with respect to all real property owned (in fee simple), good title with respect to all real property leased (in leasehold) reflected as an asset on the most recent balance sheet forming part of the Financial Statements, or held by any such Arcus Entity for use in its business, if not so reflected, and good indefeasible and merchantable title to all other assets, tangible and intangible, reflected on such balance sheet, or (excluding leased real estate) held by any such Arcus Entity for use in its business if not so reflected, or purported to have been acquired by such Arcus Entity since such date, except inventory sold or depleted, or property, plant and other equipment used up or retired, since such date, in each case in the ordinary course of business consistent with past practice of the Arcus Entities, free and clear of all Liens, except such as are reflected in the most recent balance sheet, or the notes thereto, forming part of the Financial Statements or set forth in Section 3.5(a) of the Disclosure Schedule. Except for financing statements evidencing Liens referred to in the preceding sentence (a true, correct and complete list and description of which is set forth in Section 3.5(a) of the Disclosure Schedule), to the Arcus Parties' knowledge, no financing statements under the Uniform Commercial Code and no other filing which names any Arcus Entity as debtor or which covers or purports to cover any of the property of the Arcus Entities is on file in any state or other jurisdiction, and no Arcus Entity has signed or agreed to sign any such financing statement or filing or any agreement authorizing any secured party thereunder to file any such financing statement or filing. Each Lease or other occupancy or other agreement under which any Arcus Entity holds real or personal property has been duly authorized, executed and delivered by such Arcus Entity and, to the Arcus Parties' knowledge, by each of the parties thereto; each such Lease is a legal, valid and binding obligation of such Arcus Entity and, to the Arcus Parties' knowledge, of each other party thereto, enforceable in accordance with its terms subject to the Enforceability Exceptions. Each of the Arcus Entities has a valid leasehold interest in and enjoys peaceful and undisturbed possession under all Leases pursuant to which it holds any real property or tangible personal property, none of which contains any provision which would impair in any material respect such Arcus Entity's ability to use such property as it is currently used by such Arcus Entity, except as described in Section 3.5(a) of the Disclosure Schedule. To the Arcus Parties' knowledge, except as disclosed in Section 3.5(a) of the Disclosure Schedule, all of such Leases are valid and subsisting and in full force and effect; and neither the Arcus Entities nor, to the Arcus Parties' knowledge, any other party thereto, is in default in the performance, observance or fulfillment of any obligation, covenant or condition contained in any such Lease.

     (b) Section 3.5(b) of the Disclosure Schedule contains a true, correct and complete description of all real estate owned or leased by the Arcus Entities and all Leases. To the Arcus Parties' knowledge, except as disclosed in Section 3.5(b) of the Disclosure Schedule, the real property (other than land), fixtures, fixed assets and machinery and equipment are in a state of good repair and maintenance and are in good operating condition, reasonable wear and tear excepted.

     (c) Except as set forth in Section 3.5(c) of the Disclosure Schedule, all real property owned or leased by the Arcus Entities conforms to and complies with, in all material respects, all applicable title covenants, conditions, restrictions and reservations and all applicable zoning, wetland, land use and other Applicable Laws.

     (d) The Arcus Parties have no knowledge of any public plans or proposals for changes in road grade, access or other municipal improvements which would materially and adversely affect the real property owned or leased by the Arcus Entities or result in any assessment against the real property owned or leased by the Arcus Parties or the ownership thereof, and, to the Arcus Parties' knowledge, no ordinance authorizing improvements, the cost of which might be assessed against any of the Arcus Entities or the real property owned or leased by the Arcus Entities, is pending or contemplated.

     (e) There is no condemnation or eminent domain proceeding, or proceeding in lieu thereof, pending as to which any of the Arcus Entities has been served with process or written notice or threatened in writing relating to any material part of the real property owned by the Arcus Entities. To the Arcus Parties' knowledge, there are no boundary claims made by any adjoining land owner against any portion of the real property owned by the Arcus Entities, the presence of which, singly or in the aggregate, would be reasonably likely to have an Adverse Effect on the Arcus Entities.

     (f) Except as set forth in Section 3.5(f) of the Disclosure Schedule, to the Arcus Parties' knowledge, there are no facts or conditions that could result in the termination of the present access from the real property owned or leased by the Arcus Entities to any existing highways, streets or roads, or in the termination or expiration of any conditional use permits, tentative tract maps, sign permits or similar governmental permits or approvals necessary for the ownership, development and/or operation of the real property owned or leased by the Arcus Entities. Except as set forth in Section 3.5(f) of the Disclosure Schedule, to the Arcus Parties' knowledge, there are no geological conditions, other than generally known earthquake fault lines, affecting the real property owned or leased by the Arcus Entities that could materially and adversely affect the real property owned or leased by the Arcus Entities or the ownership, operation and/or development thereof.

     Section 3.6. Compliance with Private Authorizations. Section 3.6 of the Disclosure Schedule sets forth, to the Arcus Parties' knowledge, a true, correct and complete list and description of each Private Authorization which individually is material to the Arcus Entities. The Arcus Entities have obtained all Private Authorizations which are necessary for the ownership by the Arcus Entities of their properties and the conduct of their business as now conducted or as presently proposed to be conducted or which, if not obtained and maintained, could, singly or in the aggregate, reasonably be expected to Adversely Affect the Arcus Entities. Except as set forth in Section 3.6 of the Disclosure Schedule, (i) each Private Authorization which individually is material to the Arcus Entities is, to the Arcus Parties' knowledge, in full force and effect, (ii) none of the Arcus Entities is in breach or violation of, or is in default in the performance, observance or fulfillment of, any Private Authorization, and (iii) no Event exists or has occurred, which constitutes, or but for any requirement of giving of notice or passage of time or both would constitute, such a breach, violation or default, under any Private Authorization, except for such defaults, breaches or violations as do not and could not reasonably be expected to, in the aggregate, have any Adverse Effect on the Arcus Entities. No material Private Authorization is the subject of any pending or, to the Arcus Parties' knowledge, threatened attack, revocation or termination.

   Section 3.7. Compliance with Governmental Authorizations and Applicable
   Law.

   (a) Section 3.7(a) of the Disclosure Schedule contains a description of:

     (i) all Legal Actions which are pending in which any of the Arcus Entities is engaged, or which involve the business, operations or properties of any of the Arcus Entities or, to the Arcus Parties' knowledge, which are threatened or contemplated against, any of the Arcus Entities or any of their respective business, operations or properties; and


     (ii) to the Arcus Parties' knowledge, each material Governmental Authorization to which the Arcus Entities are subject and which relates to the business, operations, properties, condition (financial or other), or results of operations of the Arcus Entities, all of which are in full force and effect, except as set forth in Section 3.7(a)(ii) of the Disclosure Schedule.

     (b) Each of the Arcus Entities has obtained all Governmental Authorizations which are necessary for the ownership or use of its properties and the conduct of its business as now conducted or as presently proposed to be conducted by the Arcus Entities or which, if not obtained and maintained, could singly or in the aggregate reasonably be expected to have any Adverse Effect on the Arcus Entities. No material Governmental Authorization is the subject of any pending or, to the Arcus Parties' knowledge, threatened attack, revocation or termination and, to the Arcus Parties' knowledge, all material Governmental Authorizations are in full force and effect. Except as set forth in Section 3.7(b) of the Disclosure Schedule, none of the Arcus Entities is in material breach or violation of, or in default in the performance, observance or fulfillment of, any Governmental Authorization or any Applicable Law, and no Event exists or has occurred, which constitutes, or but for any requirement of giving of notice or passage of time or both would constitute, such a breach, violation or default, under any Governmental Authorization or any Applicable Law, except for such breaches, violations or defaults as do not and could not reasonably be expected to have in the aggregate any Adverse Effect on the Arcus Entities.

     (c) Except as set forth in Section 3.7(c) of the Disclosure Schedule, the matters, if any, referred to in Section 3.7(a) or 3.7(b) of the Disclosure Schedule, if adversely determined against any of the Arcus Entities, could not reasonably be expected to have an Adverse Effect on the Arcus Entities, except to the extent set forth in the Disclosure Schedule.

     Section 3.8. Intangible Assets. To the Arcus Parties' knowledge, Section
3.8 of the Disclosure Schedule sets forth a true, accurate and complete description of all material Intangible Assets held or used by the Arcus Entities, including without limitation the nature of the Arcus Entities' interest in each and the extent to which the same have been duly registered in the offices as indicated therein, but excluding general contract rights or other rights or remedies under contracts or other instruments in favor of any of the Arcus Entities. Each Arcus Entity owns or possesses or otherwise has the right to use all Intangible Assets necessary for the present and planned future conduct of its business, except where the failure to so own, possess or have the right to use could not individually or in the aggregate, reasonably be expected to have an Adverse Effect on the Arcus Entities. Except as set forth in Section 3.8 of the Disclosure Schedule, each Arcus Entity possesses all proprietary rights in or has a valid license to the principal software used in operating and conducting its business and, other than in the case of software generally available in the market, no other Person has any rights therein or with respect thereto.

     Section 3.9. Related Transactions. Section 3.9 of the Disclosure Schedule sets forth a true, correct and complete description of any Contractual Obligation or transaction, whether now existing or existing during the period covered by the most recent audited Financial Statements, between the Arcus Entities and any Affiliate thereof (other than reasonable compensation for services as officers, directors and employees and reimbursement for out-of-pocket expenses reasonably incurred in support of the Arcus Entities' businesses), including without limitation any providing for the furnishing of services to or by, providing for rental of property, real, personal or mixed, to or from, or providing for the lending or borrowing of money to or from or otherwise requiring payments to or from, any such Affiliate.

     Section 3.10. Insurance.

     (a) Section 3.10(a) of the Disclosure Schedule lists all insurance policies maintained by the Arcus Entities and includes the insurers' names, policy numbers, expiration dates, risks insured against, amounts of coverage, the annual premiums, exclusions, deductibles and self-insured retention and describes in reasonable detail any retrospective rating plan, fronting arrangement or any other self-insurance or risk assumption agreed to by the Arcus Entities or imposed upon each Arcus Entity by any such insurers, as well as any self-insurance program that is in effect.

     (b) No Arcus Entity is in breach or violation of or in default under any such policy, and all premiums due thereon have been paid, and each such policy or a comparable replacement policy will continue to be in force and effect up to and including the Closing Date.

     Section 3.11. Tax Matters.

     (a) Except as set forth in Section 3.11(a) of the Disclosure Schedule, each Arcus Entity has in accordance with all Applicable Laws filed all Tax Returns which are required to be filed, and has paid, or made adequate provision for the payment of, all Taxes which have or may become due and payable pursuant to said Returns and all other governmental charges and assessments received to date. The Tax Returns of each Arcus Entity have been prepared in accordance with all Applicable Laws and generally accepted principles applicable to taxation consistently applied. All Taxes which each Arcus Entity is required by law to withhold and collect have been duly withheld and collected, and have been paid over, in a timely manner, to the proper Authorities to the extent due and payable. Except as set forth in Section 3.11(a) of the Disclosure Schedule, no Arcus Entity has executed any waiver to extend, or otherwise taken or failed to take any action that would have the effect of extending, the applicable statute of limitations in respect of any Tax liabilities of any Arcus Entity for the fiscal years prior to and including the most recent fiscal year. Except as set forth in Section 3.11(a) of the Disclosure Schedule, adequate provision has been made on the most recent balance sheet forming part of the Financial Statements for all Taxes of any kind, including interest and penalties in respect thereof, whether disputed or not, and whether past, current or deferred, accrued or unaccrued, fixed, contingent, absolute or other, and to the knowledge of the Arcus Parties there are no transactions or matters or any basis which might or could result in additional Taxes of any nature to any Arcus Entity for which an adequate reserve has not been provided on such balance sheet. No Arcus Entity is a "consenting corporation" within the meaning of Section 341(f) of the Code. Each Arcus Entity has at all times been taxable as a Subchapter C corporation under the Code, except as otherwise set forth in Section 3.11(a) of the Disclosure Schedule. No Arcus Entity has ever been a member of any consolidated group (other than exclusively with the Arcus Parties and their former Subsidiaries) for Tax purposes, except as set forth in Section 3.11(a) of the Disclosure Schedule.

     (b) Except as set forth in Section 3.11(b) of the Disclosure Schedule, each Arcus Entity has paid all Taxes which have become due pursuant to its Returns and has paid all installments (to the extent required to avoid material underpayment penalties) of estimated Taxes due and payable.

     (c) From the end of its most recent fiscal year to the date hereof, no Arcus Party has made any payment on account of any Taxes except regular payments required in the ordinary course of business, consistent with prior practice, with respect to current operations or property presently owned.

     (d) The information shown on the Federal income Tax Returns of each Arcus Entity, to the extent any such Tax Return remains open pursuant to the applicable statute of limitations, is true, correct and complete and fairly and accurately reflects the information purported to be shown. True, correct and complete copies of the Tax Returns set forth in Section 3.11(d) of the Disclosure Schedule have been furnished by the Arcus Parties to Acquiror. Federal and state income Tax Returns of each Arcus Entity have been examined or audited by the IRS or applicable state, local, foreign or other Authority through the taxable periods set forth in Section 3.11(d) of the Disclosure Schedule and, except to the extent set forth in Section 3.11(d) of the Disclosure Schedule, all Federal and State income Tax Returns of the Arcus Entities are closed pursuant to the applicable statute of limitations and there are no open, pending or threatened Tax-related proceedings, audits, examinations, assessments, asserted deficiencies or claims for additional Taxes with respect to any Arcus Entity, except as shown in Section 3.11(d) of the Disclosure Schedule. Except as shown in Section 3.11(d) of the Disclosure Schedule, there are no current revenue agents' reports or any other assertions of unpaid or unresolved deficiencies or other liabilities for Taxes (including any reports, statements, summaries and other communications or assertions or claims of unpaid or unresolved deficiencies or other liabilities) with respect to any Arcus Entity.

     (e) Except as set forth in Section 3.11(e) of the Disclosure Schedule, no Arcus Party is a party to any tax sharing agreement or arrangement.

     (f) No Arcus Party is, or within five (5) years of the date hereof has been, a "United States real property holding corporation" as defined in Section 897 of the Code.

     Section 3.12. ERISA.

     (a) No Arcus Entity (which for purposes of this Section 3.12 shall include any ERISA Affiliate with respect to any Plan subject to Title IV of ERISA) contributes to any Plan or sponsors any Plan or Benefit Arrangement and, no Arcus Entity has contributed to or sponsored any Plan or Benefit Arrangement, except (i) as set forth in Section 3.12(a) of the Disclosure Schedule or (ii) as would not result in any liability to an Arcus Entity. As to all Plans and Benefit Arrangements listed in Section 3.12(a) of the Disclosure Schedule, and except as disclosed in such Section 3.12(a) of the Disclosure Schedule:

     (i) all such Plans and Benefit Arrangements comply and have been administered in all material respects in form and in operation with all Applicable Laws, and the Arcus Entities have not received any outstanding notice from any Authority questioning or challenging such compliance;

     (ii) all such Plans maintained or previously maintained by the Arcus Entities that are or were intended to comply with Section 401 of the Code comply and complied in all material respects in form and in operation with all applicable requirements of such Section, and, except as set forth in
   Section 3.12(a)(ii) of the Disclosure Schedule, a favorable determination letter has been received from the Internal Revenue Service with respect to each such Plan, or the sponsor of the Plan is entitled to rely on a favorable determination opinion letter issued to the prototype sponsor by the Internal Revenue Service with respect to each such Plan and no event has occurred which will or could reasonably be expected to give rise to disqualification of any such Plan under such Section or to a tax under
   Section 511 of the Code;

     (iii) none of the assets of any such Plan are invested in employer securities or employer real property;

     (iv) the Arcus Entities have not engaged in nor, to the Arcus Parties' knowledge, have there been, any "prohibited transactions" (as described in Section 406 of ERISA or Section 4975 of the Code) with respect to any such Plan;

     (v) there have been no acts or omissions by the Arcus Entities which have given rise to or may reasonably be expected to give rise to material fines, penalties, taxes or related charges under Sections 502(c), 502(i) or 4071 of ERISA or Chapter 43 of the Code for which the Arcus Entities may be liable;

     (vi) there are no Claims (other than routine claims for benefits) pending or, to the Arcus Parties' knowledge, threatened involving such Plans or the assets of such Plans, except as set forth on Section 3.12(a)(vi) of the Disclosure Schedule;

     (vii) no such Plan is subject to Title IV of ERISA, or if subject, there have been no "reportable events" (as described in Section 4043 of ERISA) as to which there is any material risk of termination of such Plan, and no steps have been taken to terminate any such Plan;

     (viii) to the extent that the most recent balance sheets forming part of the Financial Statements do not include a pro rata amount of the contributions which would otherwise have been made in accordance with past practices for the plan years which include the Closing Date, such amounts are set forth in Section 3.12(a)(viii) of the Disclosure Schedule;

     (ix) neither the Arcus Entities nor any of their directors, officers, employees or any other fiduciary have committed any breach of fiduciary responsibility imposed by ERISA that would subject the Arcus Entities or any of their directors, officers or employees to liability under ERISA;

     (x) no such Plan which is subject to Part 3 of Subtitle B of Title I of ERISA or Section 412 of the Code had an accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, as of the last day of the most recently completed fiscal year of such Plan;

     (xi) no material liability to the PBGC has been or is expected by the Arcus Entities to be incurred by the Arcus Entities with respect to any such Plan, and there has been no event or condition which presents a material risk of termination of any such Plan by the PBGC;

     (xii) except as set forth in Section 3.12(a)(xii) of the Disclosure Schedule (which entry, if applicable, shall indicate the present value of accumulated plan liabilities calculated in a manner consistent with FAS 106 and actual annual expense for such benefits for each of the last two (2) years) and pursuant to the provisions of COBRA, which provisions have been complied with in all material respects, the Arcus Entities do not maintain any Plan that provides benefits described in Section 3(1) of ERISA to any former employees or retirees of the Arcus Entities;

     (xiii) the Arcus Entities have made available to Acquiror a copy of the two most recently filed Federal Form 5500 series and accountant's opinion, if applicable, for each Plan (and the two (2) most recent actuarial valuation reports for each Plan, if any, that is subject to Title IV of ERISA), and all information provided by the Arcus Entities to any actuary in connection with the preparation of any such actuarial valuation report was true, correct and complete in all material respects; and

     (xiv) the Arcus Entities have delivered to Acquiror correct and complete copies of all Plans and Benefit Arrangements which, as of the Closing Date, are sponsored by any Arcus Entity, or to which any of the Arcus Entities contribute, and, where applicable, each of the following documents with respect to such plans: (i) any amendments; (ii) any related trust documents; (iii) the most recent summary plan descriptions and summaries of material modifications; and (iv) written communications to employees to the extent the substance of the Plans and Benefit Arrangements described therein differ materially from the other documentation furnished under this clause.


     (b) The Arcus Entities have not and have never been party to any Multiemployer Plan or made contributions to any such plan.


     Section 3.13. Authorized and Outstanding Capital Stock.


     (a) As of the date hereof, the authorized and outstanding capital stock, Option Securities and Convertible Securities of each Arcus Entity is as set forth in Section 3.13(a) of the Disclosure Schedule. All shares of such outstanding capital stock have been duly authorized and validly issued, are fully paid and nonassessable and are not subject to any preemptive or similar rights. Except as set forth in Section 3.13(a) of the Disclosure Schedule or contemplated by Schedule C hereto, (i) there is neither outstanding nor has any Arcus Entity agreed to grant or issue any shares of its capital stock or any Option Security or Convertible Security, and (ii) no Arcus Entity is a party to and no Arcus Entity is bound by any agreement, put or commitment pursuant to which it is obligated to purchase, redeem or otherwise acquire any shares of capital stock or any Option Security or Convertible Security. Between the date hereof and the Closing, except as set forth in Section 3.13(a) of the Disclosure Schedule or contemplated by Schedule C hereto, no Arcus Entity will issue, sell or purchase or agree to issue, sell or purchase any capital stock or any Option Security or Convertible Security of any Arcus Entity, except to the extent required pursuant to the terms hereof. All of the issued and outstanding shares of capital stock and any Option Security or Convertible Security of each Arcus Entity were sold or granted, as applicable, in compliance with the Securities Act, the Exchange Act and applicable state securities laws.


     (b) As of the date hereof, (i) Option Securities to acquire 217,390 shares of UAC Common Stock are outstanding under UAC's 1995 Stock Option Plan (the "UAC Option Plan"), all of which are currently vested, none of which Option Securities is currently exercisable and of which the Minimum Exercise Number will be exercisable as of the Effective Time; and (ii) 42,610 shares of UAC Common Stock are reserved for future issuance pursuant to Option Securities which may be granted under the UAC Option Plan. UAC has duly complied in all material respects with all of the terms and conditions of the UAC Option Plan and no amendment, modification or other revision to the UAC Option Plan or any related option award agreement which required the consent or approval of a holder of an Option Security has been made unless, in each case, such consent or approval was duly obtained. All shares of UAC capital stock subject to issuance under an Option Security will be, upon issuance on the terms and conditions specified in such Option Security, validly issued, fully paid and nonassessable.

     (c) As of the date hereof, (i) Option Securities to acquire 409,980 shares of ATSI Common Stock are outstanding under ATSI's 1995 Stock Option Plan (the "ATSI Option Plan"), none of which Option Securities is currently exercisable and the vesting schedule for which, except as may be provided pursuant to
Section 5.10, is as set forth in Schedule 3.13(d) of the Disclosure Schedule; and (ii) 45,020 shares of ATSI Common Stock are reserved for future issuance pursuant to Option Securities which may be granted under the ATSI Option Plan. The UAC Option Plan, the ATSI Option Plan and the ZDC Warrant constitute the only plans or arrangements pursuant to which Option Securities or Convertible Securities are currently outstanding. Other than as set forth in Section 3.13(c) of the Disclosure Schedule and except as provided in Section 5.10 hereof, neither the execution and delivery of this Agreement nor the consummation of the Merger or the Transactions are events which will cause an acceleration of the exercise or vesting schedule of any Option Security of ATSI. ATSI has duly complied in all material respects with all of the terms and conditions of the ATSI Option Plan and no amendment, modification or other revision to the ATSI Option Plan or any related option award agreement which required the consent or approval of a holder of an Option Security of ATSI has been made unless, in each case, such consent or approval was duly obtained. All shares of ATSI capital stock subject to issuance under an Option Security of ATSI will be, upon issuance on the terms and conditions specified in such Option Security, validly issued, fully paid and nonassessable.


     (d) As of the date hereof, all of the outstanding capital stock of each Arcus Entity is owned of record as set forth in Section 3.13(d) of the Disclosure Schedule and all of the outstanding Option Securities and Convertible Securities of each Arcus Entity are owned of record by the Persons as set forth in Section 3.13(d) of the Disclosure Schedule, and are in each case, to the Arcus Parties' knowledge in the case of capital stock owned by a party other than an Arcus Entity, free and clear of all Liens, except as set forth in Section 3.13(d) of the Disclosure Schedule, and, to the Arcus Parties' knowledge, except as set forth in Section 3.13(d) of the Disclosure Schedule or as contemplated by Schedule C hereto, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which any stockholder is a party relating to the pledge, disposition or voting of any shares of the Company Stock that are owned by such stockholder, and there are no voting trusts or voting agreements with respect to such shares.


     Section 3.14. Employment Arrangements.


     (a) No Arcus Entity has any obligation or liability, contingent or other, under any Employment Arrangement, other than those listed or described in
Section 3.14(a) of the Disclosure Schedule. No Arcus Entity is now or during the past five (5) years has been subject to or involved in or, to the Arcus Parties' knowledge, threatened with any union elections, petitions therefor or other union organizing activities, except as described in Section 3.14(a) of the Disclosure Schedule. None of the employees of the Arcus Entities is now, or during the past five (5) years has been, in his or her capacity as an Arcus Entity employee, represented by any labor union or other employee collective bargaining organization or is party to any labor or other collective bargaining agreement, and there are no pending grievances, disputes or controversies with any labor union or any other employee collective bargaining organization of such employees, or, to the Arcus Parties' knowledge, threats of strikes, work stoppages or slowdowns or any pending demands for collective bargaining by any labor union or other such organization, except as set forth in Section 3.14(a) of the Disclosure Schedule. The Arcus Entities have performed all obligations required to be performed under all Employment Arrangements and are not in material breach or violation of or in default or arrears under any of the terms, provisions or conditions thereof, except as set forth in Section 3.14(a) of the Disclosure Schedule.


     (b) Except as set forth in Section 3.14(b) of the Disclosure Schedule, no employee of any Arcus Entity will accrue or receive or is entitled to accrue or receive additional benefits, service or accelerated rights to payments of benefits, whether under any Employment Arrangement or otherwise, including the right to receive any parachute payment, as defined in Section 280G of the Code, or become entitled to severance, termination allowance or similar payments as a result of this Agreement, the Merger or the Transactions.


     Section 3.15. Material Agreements. To the Arcus Parties' knowledge, listed on Section 3.15 of the Disclosure Schedule are all Material Agreements (other than customer contracts) relating to the ownership or operation of the business and property of the Arcus Entities presently held or used by the Arcus Entities or to which any of the Arcus Entities is a party or to which they or any of their property is subject or bound. True, complete and correct copies of each of the Material Agreements have been made available to or furnished by the Arcus Parties to Acquiror (or true, complete and correct descriptions thereof have been set forth in Section 3.15 of the Disclosure Schedule, if any such Material Agreements are oral). All of the Material Agreements are valid, binding and legally enforceable obligations of the Arcus Entities and, to the Arcus Parties' knowledge, of each other party thereto (subject to the Enforceability Exceptions). The Arcus Entities are validly and lawfully operating their business and owning their property under each of the Material Agreements. The Arcus Entities have duly complied in all material respects with all of the terms and conditions of each Material Agreement and have not done or performed, or failed to do or perform (and, to the knowledge of the Arcus Parties, there is no pending or threatened Claim that any of the Arcus Entities, as the case may be, has not so complied, done and performed or fail to do and perform) any act the effect of which would be to invalidate or provide grounds for the other party thereto to terminate (with or without notice, passage of time or both) such Material Agreement or impair the rights or benefits, or increase the costs, of the Arcus Entities, as the case may be, under any of the Material Agreements.

     Section 3.16. Ordinary Course of Business.

     (a) The Arcus Parties, from July 31, 1997 to the date hereof, and until the Closing Date, except (i) as may be described on Section 3.16(a) of the Disclosure Schedule, (ii) as may be required or expressly contemplated by the terms of this Agreement (including without limitation Schedule C hereto and Section 3.22 hereof), (iii) as may be reflected in the Financial Statements, or
(iv) as may be consented to by Acquiror, which consent shall not be unreasonably withheld or delayed:

     (i) have operated, and will continue to operate, their businesses in the normal, usual and customary manner in the ordinary course of business, consistent with prior practice;

     (ii) have not sold or otherwise disposed of, or contracted to sell or otherwise dispose of, and will not sell or otherwise dispose of or contract to sell or otherwise dispose of, any of their properties or assets, other than in the ordinary course of business;

     (iii) except in each case in the ordinary course of business, consistent with prior practice:

       (A) have not incurred and will not incur any obligations or liabilities (fixed, contingent or other);

       (B) have not entered and will not enter into any commitments; and

       (C) have not cancelled and will not cancel any debts or claims;

     (iv) have not made or committed to make, and will not make or commit to make, any additions to their property or any purchases of machinery or equipment, except in the ordinary course of business, consistent with past practice; provided, however, that the Arcus Entities shall continue to make capital expenditures consistent with past practice in an amount equal to not less than 80% of the amount provided therefor in their respective capital budgets;

     (v) have not discharged or satisfied, and will not discharge or satisfy, any Lien and have not paid and will not pay any obligation or liability (absolute or contingent) other than current liabilities or obligations under contracts then existing or thereafter entered into in the ordinary course of business, consistent with prior practice, and commitments under Leases existing on that date or incurred since that date in the ordinary course of business and regularly scheduled payments under contracts relating to long-term indebtedness or the current portion thereof in accordance with the applicable payment schedule;

     (vi) have not created or permitted to be created, and will not create or permit to be created any material Lien on any of their tangible property;

     (vii) except in the ordinary course of business, have not transferred or created, or permitted to be created, and will not transfer or create, or permit to be created, any Lien on any Intangible Assets;

     (viii) except in the ordinary course of business, consistent with prior practice, have not increased and will not increase the compensation payable or to become payable to any of their directors, officers, employees, advisers, consultants, salesmen or agents or otherwise alter, modify or change the terms of their employment or engagement;

     (ix) have not suffered any material damage, destruction or loss (whether or not covered by insurance) or any acquisition or taking of property by any Authority;


     (x) have not waived, and will not waive, any rights of material value without fair and adequate consideration;


     (xi) have not entered into, amended or terminated and will not enter into, amend or terminate any Lease, Private Authorization, Governmental Authorization, Material Agreement or Employment Arrangement or any Contractual Obligation or transaction with any Affiliate, except for terminations in the ordinary course of business, consistent with prior practice, in accordance with the terms thereof;


     (xii) have not amended or terminated and will not amend or terminate (other than to increase coverage), and have kept and will keep in full force and effect including without limitation renewing to the extent the same would otherwise expire or terminate, all insurance policies and coverage;


     (xiii) have not amended and will not amend any provision of their Organic Documents;


     (xiv) have not issued and will not issue any additional shares of capital stock (other than the issuance of shares in accordance with the terms of Option Securities outstanding on the date hereof, or except as set forth in
   Section 3.13(a), 3.13(b), 3.13(c) or 3.13(d) of the Disclosure Schedule) or any Option Securities or Convertible Securities and have not entered, and will not enter into any agreement to do the same;


     (xv) have not entered into and will not enter into any other transaction or series of related transactions which individually or in the aggregate is material to the Arcus Entities, except in the ordinary course of business; and


     (xvi) have maintained and will continue to maintain their policies regarding collection of accounts receivable and payment of accounts payable consistent with prior practice.


     (b) Except as set forth in Section 3.16(b) of the Disclosure Schedule, from the end of its most recent fiscal year to the date hereof, none of the Arcus Entities has, nor on or prior to the Closing Date will any of them have, declared, made or paid, or agreed to declare, make or pay, any Distribution (other than Distributions made in connection with the Reorganization which are expressly set forth in Schedule C hereto and Distributions paid only to an Arcus Entity).


     (c) The Arcus Parties shall cause each other Arcus Entity which is not a party to this Agreement to comply with the terms and provisions of this Section 3.16.


     Section 3.17. Bank Accounts, Etc. Section 3.17 of the Disclosure Schedule contains a true and correct and complete list as of the date hereof of all banks, trust companies, savings and loan associations and brokerage firms in which the Arcus Entities have an account or a safe deposit box and the names of all Persons authorized to draw thereon, to have access thereto, or to authorize transactions therein, the names of all Persons, if any, holding powers of attorney from the Arcus Entities and a summary statement as to the terms thereof.


     Section 3.18. Adverse Restrictions. To the Arcus Parties' knowledge, the Arcus Entities are not a party to or subject to, nor is any of their property subject to, any Applicable Law, Governmental Authorization, Contractual Obligation, Employment Arrangement, Material Agreement or Private Authorization, or any other obligation or restriction of any kind or character, or any aggregation thereof, which impairs in any material respect the Arcus Entities' ability to conduct their businesses as they are currently being conducted or which could reasonably be expected to have any Adverse Effect on the Arcus Entities, except as set forth in Section 3.18 of the Disclosure Schedule.


     Section 3.19. Broker or Finder. No Person assisted in or brought about the negotiation of this Agreement, the Merger or the subject matter of the Transactions in the capacity of broker, agent or finder or in any similar capacity on behalf of the Arcus Entities (other than Donaldson, Lufkin & Jenrette Securities Corporation, whose fees and expenses will be paid out of the Expense Fund).

   Section 3.20. Environmental Matters.


   (a) Except as set forth in Section 3.20(a) of the Disclosure Schedule:


     (i) Each of the Arcus Entities is, and at all times since its organization has been, in compliance in all material respects with all applicable Environmental Laws and has not received written notice that it is potentially liable, has not received any written request for information or other correspondence concerning any site or facility, and, no Arcus Entity is a "potentially responsible party" under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Resource Conservation Recovery Act, as amended, or any similar state law;


     (ii) no Arcus Entity has entered into or is otherwise bound by any consent decree, compliance order, or administrative order relating to Environmental Law;


     (iii) no Arcus Entity is in violation of any judgment, order, writ, injunction or decree of any final order relating to Environmental Law;


     (iv) (1) each Arcus Entity has obtained all material Environmental Permits and made all material Governmental Filings which are required to be filed by such Arcus Entity for the ownership of its property, facilities and assets and the operation of its businesses under all applicable Environmental Laws, (2) no Arcus Entity is the subject of any pending Legal Action nor has any Arcus Entity received any written notice threatening Legal Action, in each case involving a demand for damages or other potential liability in any amount with respect to material violations of applicable Environmental Law; and


     (v) no Arcus Entity has assumed or agreed to any obligation under any of its leases of real property to clean up any Hazardous Materials which exist on such property other than as a result of the Arcus Entities' operating and occupying such property.


   (b) Except as set forth in Section 3.20(b) of the Disclosure Schedule:


     (i) no Arcus Entity has disposed, released, buried or placed Hazardous Materials on, and, to the Arcus Parties' knowledge, no other disposal, release, burial or placement of Hazardous Materials has occurred on, any property or facility owned, leased, operated or occupied by any Arcus Entity during the period that such facilities and properties were owned, leased, operated or occupied by it or, to the knowledge of the Arcus Entities, at any other time; and


     (ii) to the Arcus Parties' knowledge, there has been no disposal, release, burial or placement of Hazardous Materials on any property which has resulted in or, to the Arcus Parties' knowledge, is likely to have resulted in contamination or the threat of contamination of or beneath any properties or facilities owned, leased, operated or occupied by the Arcus Entities; and


     (iii) no written notice has been received by any Arcus Entity and, to the Arcus Parties' knowledge, no Lien has arisen on its properties or facilities, in each case under Environmental Law.


     (c) Except as disclosed in Section 3.20(c) of the Disclosure Schedule, no Arcus Entity has installed, used or otherwise operated any above-ground or underground fuel storage tanks on property owned, leased, operated or occupied by it and, to the Arcus Parties' knowledge, no above-ground or underground fuel storage tanks exist on property owned, leased, operated or occupied by it.


     (d) Section 3.20(d) of the Disclosure Schedule sets forth all site assessments, audits or other investigations that have been conducted by or on behalf of the Arcus Entities as to environmental matters at any property owned, leased, operated or occupied by the Arcus Entities.


     Section 3.21. Customer Contracts. Except as set forth in Section 3.21 of the Disclosure Schedule, to the Arcus Parties' knowledge, substantially all of the Arcus Entities' data storage customers are parties to a customer contract which limits such Arcus Entity's liability in the event of loss, damage or destruction to (i) replacement value of media or (ii) a nominal dollar value per storage unit.

     Section 3.22. Reorganization. On or prior to the Closing Date, each of the Arcus Parties shall (i) cause UAC to merge with and into the Company with the Company continuing as the surviving corporation and ATSI to merge with and into the Company with the Company continuing as the surviving corporation, in each case substantially according to the procedure and on the terms described in Schedule A, Schedule B and Schedule C hereto and (ii) take the other actions called for by, and in accordance with the terms set forth on, Schedule C hereto.

     Section 3.23. Materiality. The matters and items excluded from the representations and warranties set forth in this Article by operation of the materiality exceptions and materiality qualifications contained in such representations and warranties, in the aggregate for all such excluded matters and items, could not reasonably be expected to be Adverse to the Arcus Entities.

     Section 3.24. Fairness Opinion. The Arcus Parties have received the opinion of Donaldson, Lufkin & Jenrette Securities Corporation, dated as of September 25, 1997, to the effect that, as of the date thereof, the aggregate consideration to be received by the holders of securities of the Company pursuant to this Agreement is fair to such holders from a financial point of view. A signed, true and complete copy of such opinion has been delivered to Acquiror.

     Section 3.25. Inapplicability of Specified Statutes. No Arcus Entity is a "holding company", or a "subsidiary company" or an "affiliate" of a "holding company", as such terms are defined in the Public Utility Holding Company Act of 1935, as amended, or an "investment company" or a company "controlled" by or acting on behalf of an "investment company", as defined in the Investment Company Act of 1940, as amended. No Arcus Entity is subject to regulation by the Federal Energy Regulatory Commission.

     Section 3.26. Bankruptcy Plan. The Company has previously filed a reorganization petition in the United States Bankruptcy Court, Southern District of Texas, Houston Division (the "Court") pursuant to 11 U.S.C. [sec] 101, et seq., and was the proponent of a Plan of Reorganization filed with the Court (the "Plan of Reorganization"), which Plan of Reorganization was filed on or about August 7, 1990. The Plan of Reorganization was confirmed by the Court, and has since been substantially consummated. Any and all disbursements required under the Plan of Reorganization have been made, and the Chapter 11 case has been closed. The Company has no further obligations or liabilities pursuant to the Plan of Reorganization or in its capacity as a debtor-in-possession.


                                  ARTICLE 4.


                  REPRESENTATIONS AND WARRANTIES OF ACQUIROR

   Acquiror represents, warrants and covenants to, and agree with, the Arcus
                Parties as follows:

     Section 4.1. Organization and Qualification; Power and Authority; Effect of Transaction.

     (a) Acquiror: (i) is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware, (ii) has all requisite power and corporate authority to own or hold under lease its properties and to conduct its business as now conducted and as presently proposed to be conducted, and to Acquiror's knowledge, except as set forth in Section 4.1(a)(ii) of the Acquiror Disclosure Schedule, has in full force and effect all Governmental Authorizations and Private Authorizations and has made all Governmental Filings, to the extent required for such ownership and lease of its property and conduct of its business, and (iii) is duly qualified and authorized to do business and is in good standing as a foreign corporation in each jurisdiction in which the character of its property or the nature of its business or operations requires such qualification or authorization, except to the extent the failure to so qualify or to maintain such authorizations could not reasonably be expected to have an Adverse Effect.

     (b) Acquiror has all requisite power and authority (corporate and other) and has in full force and effect all Governmental Authorizations and Private Authorizations in order to enable it to execute and deliver, and to perform its obligations under, this Agreement and each Collateral Document executed or required to be executed by it pursuant hereto or thereto and to consummate the Merger and the Transactions and the execution, delivery and performance of this Agreement and each Collateral Document executed or required to be executed pursuant hereto or thereto have been duly authorized by all requisite corporate or other action (other than that of the stockholders of Acquiror). This Agreement has been duly executed and delivered by Acquiror and, subject to the affirmative vote of the stockholders of Acquiror referred to below, constitutes, and each Collateral Document executed or required to be executed pursuant hereto or thereto or to consummate the Merger and the Transactions, when executed and delivered by it will constitute, legal, valid and binding obligations of Acquiror, enforceable in accordance with their respective terms (subject to the Enforceability Exceptions). If a vote of the stockholders of Acquiror is required by Applicable Law or by Schedule D of the NASD ByLaws, the affirmative vote of the holders of a majority of the outstanding shares of Acquiror Stock are the only votes of the holders of any class or series of the capital stock of Acquiror necessary to approve this Agreement, the Merger and the Transactions under Applicable Law, Schedule D of the NASD ByLaws and Acquiror's Organic Documents.

     (c) Neither the execution and delivery of this Agreement or any Collateral Document executed or required to be executed pursuant hereto or thereto, nor the consummation of the Transactions, nor compliance with the terms, conditions and provisions hereof or thereof by Acquiror:

     (i) will conflict with, or result in a breach or violation of, or constitute a default under, any Applicable Law on the part of Acquiror or will conflict with, or result in a breach or violation of, or constitute a default under, or permit the acceleration of any obligation or liability in, or but for any requirement of giving of notice or passage of time or both would constitute such a conflict with, breach or violation of, or default under, or permit any such acceleration in, any Contractual Obligation of Acquiror,

     (ii) will result in or permit the creation or imposition of any Lien upon any property now owned or leased by Acquiror, or

     (iii) will require any Governmental Authorization or Governmental Filing or Private Authorization, except for the certificate of merger and related filings under the DGCL in connection with the Merger and the Transactions and as the Securities Act and applicable state securities laws may apply to compliance by Acquiror with the provisions of this Agreement relating to the Registered Stock and except pursuant to the HSR Act.

     Section 4.2. Changes in Condition. Since June 30, 1997, except to the extent specifically described in Section 4.2 of the Acquiror Disclosure Schedule, there has been no Adverse Change in Acquiror. There is no Event known to Acquiror which Adversely Affects, or could reasonably be expected to Adversely Affect, Acquiror except for changes in general economic conditions or the industries in which Acquiror and its Subsidiaries operate and to the extent set forth in Section 4.2 of the Acquiror Disclosure Schedule.

     Section 4.3. Capitalization of Acquiror. As of the date hereof, the authorized and outstanding capital stock, Option Securities and Convertible Securities of Acquiror is as set forth in Section 4.3 of the Acquiror Disclosure Schedule. All of such outstanding capital stock has been duly authorized and validly issued, is fully paid and nonassessable and is not subject to any preemptive or similar rights. When issued to the Stockholders in connection with the Merger, the Acquiror Stock will be duly authorized, validly issued, fully paid and nonassessable and will not be subject to any preemptive or similar rights.

     Section 4.4. SEC Filings; Financial Statements and Other Information.

     (a) Acquiror has filed all forms, reports and documents required to be filed by it with the SEC since January 30, 1996, and has heretofore made available to the Company, in the form filed with the SEC (including any exhibits thereto), (i) its Annual Report on Form 10-K for the fiscal year ended December 31, 1996, (ii) its Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997, and June 30, 1997, (iii) its Current Report on Form 8-K dated June 12, 1997 relating to the acquisition of Safesite Records Management Corporation, as amended by its Current Report on Form 8- K/A dated August 26, 1997; (iv) its proxy statement relating to its 1997 meeting of stockholders, and (v) all other forms, reports and registration statements filed by it with the SEC since June 30, 1997 (the forms, reports and other documents referred to in clauses (i) through (v) above being referred to herein collectively as the "Acquiror SEC Reports"). The Acquiror SEC Reports and any forms, reports and other documents filed by Acquiror with the SEC after the date of this Agreement and until the Closing Date, (x) complied with or will comply in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder and (y) did not at the time they were filed, or will not at the time they are filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

     (b) Acquiror's financial statements ("Acquiror Financial Statements"), including in each case the notes thereto, contained in the Acquiror SEC Reports have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, except as otherwise noted therein, do not contain any untrue statement of a material fact or omit to state a material fact required by GAAP to be stated therein or necessary in order to make the statements contained therein not misleading, and fairly present the consolidated financial condition and results of operations of Acquiror and its Subsidiaries, on the bases therein stated, as of the respective dates thereof, and for the respective periods covered thereby and include, in the case of unaudited financial statements, all material adjustments and accruals consistent with those included in the audited financial statements.

     (c) As of the date hereof, a true and correct list of all Subsidiaries of Acquiror is set forth in Section 4.4(c) of the Acquiror Disclosure Schedule. Acquiror does not own any capital stock or equity or other beneficial ownership interest in any other Entity or enterprise, however organized and however such interest may be denominated or evidenced, except as set forth in Section 4.4(c) of the Acquiror Disclosure Schedule.

     (d) The copies of the Organic Documents and all amendments thereto of Acquiror and each of its Subsidiaries that have been delivered to the Arcus Parties are true, correct and complete copies thereof, as in effect on the date hereof. The minute books of Acquiror and each of its Subsidiaries for the last five (5) years, copies of which have been made available for review to the Arcus Parties, contain accurate minutes of all actions taken at all meetings of, and accurate consents to all actions taken without meetings by, the Board of Directors (and any committees thereof) and the stockholders of Acquiror and each of its Subsidiaries during such period and on or prior to the date hereof (except to the extent any such minutes have not yet been approved by the Board of Directors of any such entity).

     Section 4.5. Registration Statement. As of the Closing Date, the Registration Statement and any amendments thereto will comply in all material respects with the provisions of the Securities Act and will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. The Prospectus will not as of the date it is first mailed to the Stockholders of any of the Arcus Parties, at the time of the Arcus Special Meetings or at the Closing Date contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, the representations and warranties contained in Section 4.4(a) and this Section 4.5 shall not apply to statements or omissions in the Registration Statement or the Prospectus based on information furnished by and relating to the Arcus Entities. Neither the Acquiror Disclosure Schedule, this Agreement nor any Collateral Document, furnished or to be furnished by or on behalf of Acquiror pursuant to this Agreement or any Collateral Document executed or required to be executed by or on behalf of Acquiror pursuant hereto or thereto or to consummate the Merger and the Transactions, taken as a whole, contained on the date delivered or will contain when delivered any untrue statement of a material fact or omitted on the date delivered or will omit when delivered to state a material fact required to be stated herein or therein or necessary in order to make the statements contained herein or therein not misleading and all such Collateral Documents, taken as a whole, are on the date delivered and will be when delivered true, accurate and complete.

     Section 4.6. Brokers. No Person assisted in or brought about the negotiation of this Agreement, the Merger or the subject matter of the Transactions in the capacity of broker, agent or finder or in any similar capacity on behalf of Acquiror (other than Bear, Stearns & Co. Inc., whose fees and expenses will be paid by Acquiror).

     Section 4.7. Liabilities. At the date of the most recent balance sheet forming part of the Acquiror Financial Statements, Acquiror had no obligations or liabilities, past, present or deferred, accrued or unaccrued, fixed, absolute, contingent or other, except as disclosed in such balance sheet, or the notes thereto, and since such date Acquiror has not incurred any such obligations or liabilities, other than obligations and liabilities incurred in the ordinary course of business consistent with past practice of Acquiror, which do not and could not reasonably be expected to, in the aggregate, Adversely Affect Acquiror, except to the extent set forth in Section 4.7 of the Acquiror Disclosure Schedule. Acquiror has not Guaranteed and is not otherwise primarily or secondarily liable in respect of any obligation or liability of any other Person (other than a Subsidiary), except for endorsements of negotiable instruments for deposit in the ordinary course of business, consistent with prior practice, or as disclosed in the most recent balance sheet, or the notes thereto, forming part of the Acquiror Financial Statements or in Section 4.7 of the Acquiror Disclosure Schedule.

     Section 4.8. Related Transactions. The Acquiror SEC Reports set forth true, correct and complete summaries (to the extent required to be disclosed by the rules and regulations promulgated under the Securities Act and the Exchange
Act) of any Contractual Obligation or transaction, whether now existing or existing during the period covered by the most recent audited Acquiror Financial Statements, between Acquiror and any Affiliate thereof (to the extent required to be disclosed by the rules and regulations promulgated under the Securities Act and the Exchange Act).

     Section 4.9. Materiality. The matters and items excluded from the representations and warranties set forth in this Article by operation of the materiality exceptions and materiality qualifications contained in such representations and warranties, in the aggregate for all such excluded matters and items, are not and could not reasonably be expected to be Adverse to Acquiror.

     Section 4.10. [Intentionally Omitted]

     Section 4.11. Ordinary Course of Business. Acquiror, from the date of the most recent balance sheet forming part of the Acquiror Financial Statements to the date hereof, and until the Closing Date, except (i) as may be described in
Section 4.11 of the Acquiror Disclosure Schedule, (ii) as may be required or expressly contemplated by the terms of this Agreement, (iii) as may be reflected in the Acquiror Financial Statements, or (iv) as may be consented to by the Arcus Parties, which consent shall not be unreasonably withheld or delayed, (A) has operated, and will continue to operate, in the line of businesses described in the Acquiror SEC Reports, (B) has not declared or paid and will not declare or pay, directly or indirectly, any dividend or distribution, in cash or otherwise, to any holder of its capital stock, (C) has not repurchased, redeemed or otherwise acquired and will not repurchase, redeem or otherwise acquire, directly or indirectly, any of its capital stock and (D) has not sold, transferred or otherwise disposed of and will not sell, transfer or otherwise dispose of, directly or indirectly, in one or more transaction or series of transaction assets or properties having an aggregate fair market value in excess of $5,000,000.

     Section 4.12. Fairness Opinion. Acquiror has received the opinion of Bear, Stearns & Co. Inc., dated as of September 26, 1997, to the effect that, as of the date thereof, the consideration to be paid in the Merger is fair, from a financial point of view, to Acquiror. A signed, true and complete copy of such opinion has been delivered to the Company.

     Section 4.13. Inapplicability of Specified Statutes. Acquiror is not an "investment company" or a company "controlled" by or acting on behalf of an "investment company", as defined in the Investment Company Act of 1940, as amended.


                                  ARTICLE 5.


                             ADDITIONAL COVENANTS

     Section 5.1. Access to Information; Confidentiality.

     (a) Each Party shall afford to the other Parties and their Representatives full access during normal business hours throughout the period prior to the Effective Time to all of such Party's properties, books, contracts, commitments and records (including without limitation Tax Returns) and, during such period, shall furnish promptly upon request (i) to the extent not provided for pursuant to the preceding clause, all financial records, ledgers, workpapers and other sources of financial information possessed or controlled by such Party or its accountants deemed by the other Party or its Representatives necessary or useful for the purpose of performing an audit of such Party and certifying financial statements and financial information, and (ii) such other information concerning any of the foregoing as the other Party shall reasonably request. In addition, each Party shall furnish promptly upon request a copy of each report, schedule and other document filed or received by any of them pursuant to the requirements of any Applicable Law (including without limitation federal or state securities laws) or filed by it or any of its Subsidiaries with any Authority in connection with the Transactions or which may have a material effect on their respective businesses, operations, properties, prospects, personnel, condition (financial or other), or results of operations. ATSI and Acquiror acknowledge that they have heretofore executed a confidentiality agreement, dated April 25, 1997 (the "Confidentiality Agreement"), which separately and as incorporated herein shall remain in full force and effect after and notwithstanding the execution and delivery or termination of this Agreement, and that information obtained from each Party by any of the other Parties or their Representatives, pursuant to this Agreement, the Confidentiality Agreement or otherwise, shall be subject to the provisions of the Confidentiality Agreement. The Company and UAC agree to be bound by the terms of the Confidentiality Agreement.

     (b) Subject to the terms and conditions of the Confidentiality Agreement, Acquiror and the Arcus Parties may disclose such information as may be necessary in connection with seeking all Governmental Authorizations and Private Authorizations or that is required by Applicable Law to be disclosed. In the event that this Agreement is terminated in accordance with its terms, Acquiror and the Company shall each promptly redeliver all non-public written material provided pursuant to this Section or any other provision of this Agreement or otherwise in connection with the Merger and the Transactions and shall not retain any copies, extracts, notes or other reproductions in whole or in part of such written material other than one copy thereof which shall be delivered to independent counsel for such party.

     (c) No investigation pursuant to this Section 5.1 shall affect any representation or warranty in this Agreement of any Party hereto or any condition to the obligations of the Parties hereto.

     Section 5.2. Agreement to Cooperate.

     (a) Each of the Parties shall use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under Applicable Law to consummate the Merger and make effective the Transactions, including using its best efforts (i) to prepare and file with the applicable Authorities as promptly as practicable after the execution of this Agreement all requisite applications and amendments thereto, together with related information, data and exhibits, necessary to request issuance of orders approving the Merger and the Transactions by all such applicable Authorities, each of which must be obtained or become final in order to satisfy the condition applicable to it set forth in Section 6.1; (ii) to obtain all necessary or appropriate waivers, consents and approvals, and to reasonably agree on and implement a procedure for obtaining the foregoing; (iii) to effect all necessary registrations, filings and submissions (including without limitation filings under federal or state securities laws or the HSR Act and any other submissions requested by the SEC, the Federal Trade Commission or the Department of Justice) and (iv) to lift any injunction or other legal bar to the Merger and the Transactions (and, in such case, to proceed with the Merger and the Transactions as expeditiously as possible), subject, however, to the requisite vote of the stockholders of the Arcus Parties and the stockholders of Acquiror. Each of the Parties recognizes that the consummation of the Merger and the Transactions is subject to the preacquisition notification requirements of the HSR Act and agrees to make all further filings and submissions with, and respond to all further inquiries of, the Antitrust Division of the Department of Justice and the Federal Trade Commission in a manner so as to consummate the Merger and Transactions as expeditiously as possible. Notwithstanding anything to the contrary contained in this Agreement, in connection with or as a condition to receiving the consent or approval of any Authority or otherwise, Acquiror shall not be required to divest, abandon, license or take similar action with respect to any assets (tangible or intangible) of it or any of its Subsidiaries (including, without limitation, the Surviving Corporation after consummation of the Merger) which, in the aggregate, have a fair market value (determined in the reasonable judgment of the Board of Directors of Acquiror) in excess of $2,000,000.

     (b) Each of the Parties agrees to take such actions as may be necessary to obtain any Governmental Authorizations legally required for the consummation of the Merger and the Transactions, including the making of any Governmental Filings, publications and requests for extensions and waivers.

     (c) The Arcus Parties will use their best efforts on or prior to the Closing Date to obtain the satisfaction of the conditions applicable to them specified in Sections 6.1 and 6.2. Acquiror will use its best efforts on or prior to the Closing Date to obtain the satisfaction of the conditions applicable to it specified in Sections 6.1 and 6.3.

     (d) The Arcus Parties shall take such steps as are necessary and appropriate to obtain, and shall promptly obtain, satisfaction and discharge of all Liens set forth in Section 3.5(a) of the Disclosure Schedule but only to the extent that Acquiror elects to repay or prepay the Indebtedness corresponding to such Liens from its own funds.

     (e) The parties shall cooperate with one another in the preparation, execution and filing of all Returns, questionnaires, applications, or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp Taxes or any Plan, Benefit Arrangement or Employment Arrangement, any transfer, recording, registration and other fees, and any similar Taxes which become payable in connection with the Transactions that are required or permitted to be filed on or before the Effective Time.

     (f) The Arcus Parties (i) shall supply consolidated financial statements for the Arcus Entities (and any and all documents and consents related thereto) which comply with Regulation S-X under the Securities Act and the applicable published rules and regulations thereunder for inclusion in the Registration Statement, any other registration statement or other public filing of Acquiror under the Securities Act or the Exchange Act, and any other offering circular or document used by Acquiror in any other offering, whether public or private, and (ii) shall use their best efforts to cause the Arcus Entities' independent accountants to cooperate with Acquiror in connection with the foregoing (including, without limitation, causing such independent accountants to deliver Comfort Letters, written consents and representation letters relating to the foregoing); provided, however, that Acquiror shall reimburse the Arcus Entities for the reasonable fees and expenses of such accountants incurred in connection with preparing and delivering any such Comfort Letters. Without limiting the generality of the foregoing, the Arcus Parties agree that they will (i) consent to the use of such audited financial statements in any such registration statement, document or circular and (ii) execute and deliver, and cause their officers to execute and deliver, such "representation" letters as are customarily delivered in connection with audits and as their and Acquiror's independent accountants may reasonably request under the circumstances.

     (g) Without intending to limit the generality of the covenants set forth in Section 3.16, the Arcus Parties agree that they and the other Arcus Entities shall not, without the prior written consent of Acquiror, which consent shall not unreasonably be withheld or delayed, (i) enter into, agree to or otherwise become bound by any new leases of real property or amend or exercise any option to extend any existing lease of real property or (ii) hire any new non-billable employee whose annual compensation exceeds $50,000. In addition, the Arcus Parties shall confer on a regular and frequent basis with Acquiror with respect to operational matters of the Arcus Entities.

     Section 5.3. Affiliate Agreements. Prior to the Closing Date, the Arcus Parties shall deliver to Acquiror a letter identifying all Persons who are, at the time this Agreement is submitted to the Stockholders, "affiliates" of the Arcus Parties for purposes of Rule 145 under the Securities Act. Each of Acquiror and the Arcus Parties shall use their best efforts to cause each such "affiliate", or each Person who will, upon consummation of the Merger and the Transactions, become an "affiliate" of Acquiror, to deliver to Acquiror on or prior to the Closing Date a written agreement (an "Affiliate Agreement") substantially in the form attached hereto as Exhibit 5.3.

     Section 5.4. No Solicitation. The Arcus Parties shall not, nor shall they permit any of the Arcus Parties' Representatives (including, without limitation, any investment banker, attorney or accountant retained by it) to, initiate, solicit or facilitate, directly or indirectly, any inquiries or the making of any proposal with respect to an Other Transaction, engage in any discussions or negotiations concerning, or provide to any other Person any information or data relating to, any Arcus Entity for the purposes of, or otherwise cooperate in any way with or assist or participate in, facilitating any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, a proposal to seek or effect an Other Transaction, or agree to or endorse any Other Transaction; provided, however, that, notwithstanding anything to the contrary in this Agreement, prior to the approval of this Agreement and the Reorganization by the stockholders of each of the Arcus Parties, the Arcus Entities may engage in discussions or negotiations with, and may furnish information concerning the Arcus Entities and their business, properties and assets to, a third party who, without any solicitation, initiation, encouragement, discussion or negotiation, directly or indirectly, by or with the Arcus Parties or any Representatives of the Arcus Parties, or in furtherance thereof makes a written, bona fide proposal regarding an Other Transaction that is not subject to any material contingencies relating to financing and that is reasonably capable of being financed and is financially superior to the consideration to be received by the Stockholders pursuant to the Merger (as determined in good faith by the Board of Directors of each of the Arcus Parties after consultation with the Arcus Parties' financial advisors) if (1) the Boards of Directors of the Arcus Parties determine in their good faith, after receipt of written advice of the Arcus Parties' outside legal counsel, that such action is required for the Boards of Directors of the Arcus Parties to act in a manner consistent with their fiduciary duties under Applicable Law and (2) prior to furnishing information with respect to the Arcus Entities to such third party, the Arcus Parties shall have received from such third party an executed confidentiality agreement in reasonably customary form on terms not more favorable to such Person or entity than the terms contained in the Confidentiality Agreement. In the event of a purported termination of this Agreement by an Arcus Party pursuant to Section 7.1(h), any violation prior to such termination of the restrictions set forth in the preceding sentence (after giving effect to the proviso contained therein) by any investment banker or financial advisor retained by the Arcus Parties, whether or not such Person is purporting to act on behalf of any Arcus Entity or otherwise, shall be deemed to constitute a breach of this Section 5.4 by the Arcus Parties. The Arcus Parties shall promptly advise Acquiror of, and communicate the material terms of, any proposal it may receive, or any inquiries it receives which may reasonably be expected to lead to such a proposal relating to an Other Transaction, and the identity of the Person making it. The Arcus Parties shall further advise Acquiror of the status and changes in the material terms of any such proposal or inquiry (or any amendment to any of them). During the term of this Agreement, except as contemplated by this Section 5.4, the Arcus Parties shall not enter into any agreement, whether oral or written and whether or not legally binding, with any Person that provides for, or in any way facilitates, an Other Transaction, or affects any other obligation of the Arcus Parties under this Agreement.

     Section 5.5. Directors' and Officers' Indemnification and Insurance.

     (a) From and after the Effective Time, the Surviving Corporation shall indemnify, defend and hold harmless each Person who is now, or has been at any time prior to the date of this Agreement or who becomes prior to the Effective Time, an officer or director of any of the Arcus Entities (collectively, the "Indemnified Parties") against all Claims or amounts that, with the approval of the Surviving Corporation as to settlements only, are paid in settlement of or otherwise in connection with any Claim based in whole or in part on or arising in whole or in part out of the fact that such Person is or was a director or officer of any of the Arcus Entities and pertaining to any matter existing or arising out of actions or omissions occurring at or prior to the Effective Time (including, without limitation, any Claims arising out of this Agreement, the Merger or any Transaction), whether asserted or claimed prior to, at or after the Effective Time, in each case to the fullest extent currently provided under the applicable Arcus Entity's Organic Documents (but only to the extent permitted under Applicable Law), and shall pay any expenses, as incurred, in advance of the final disposition of any such action or proceeding to each Indemnified Party to the fullest extent permitted under Applicable Law, upon receipt from the Indemnified Party to whom expenses are advanced of an undertaking to repay such advances to the extent required under Applicable Law. Without limiting the foregoing (but only to the extent provided for under the applicable Arcus Entity's Organic Documents), in the event any such Claim is brought against any of the Indemnified Parties, such Indemnified Parties may retain counsel (including local counsel) satisfactory to them and which shall be reasonably satisfactory to the Surviving Corporation, and the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for such Indemnified Parties. The Indemnified Parties as a group shall retain only one law firm (plus appropriate local counsel) to represent them with respect to each such Claim unless there is, as determined by counsel to the Indemnified Parties, under applicable standards of professional conduct, a conflict or a reasonable likelihood of a conflict on any significant issue between the positions of any two or more Indemnified Parties, in which event such Indemnified Party shall be entitled to retain separate legal counsel at the expense of the Surviving Corporation.

     (b) For a period of six (6) years after the Effective Time, Acquiror shall cause the individuals currently covered by directors' and officers' liability insurance maintained by the Arcus Entities to be covered by the directors' and officers' liability insurance maintained by Acquiror, with coverage substantially similar to the coverage provided to Acquiror's directors and officers, with respect to claims arising from facts or events which occurred at or prior to the Effective Time; provided, that Acquiror shall not be obligated to maintain such liability insurance in the event that the Board of Directors of Acquiror elects to discontinue maintaining liability insurance for all of its officers and directors.

     Section 5.6. Notification of Certain Matters and Cure. Each Party shall give prompt notice to the other Parties of the occurrence or non-occurrence of any Event the occurrence or non-occurrence of which would be likely to cause in any material respect (i) any representation or warranty made by it contained in this Agreement to be untrue or inaccurate, or (ii) any change to be made in the Disclosure Schedule or the Acquiror Disclosure Schedule, as the case may be, or
(iii) any failure of the Arcus Parties or Acquiror, as the case may be, to comply with or satisfy, or be able to comply with or satisfy, any material covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that, except as set forth in this Section 5.6, the delivery of any notice pursuant to this Section 5.6 shall not limit or otherwise affect the remedies available hereunder to the Party receiving such notice. In the event that a representation or warranty of any Party is true and accurate at the date of execution of this Agreement and thereafter, not as a result of an intentional act or omission of such Party, becomes false or untrue subsequent to such date and prior to the Effective Time, the Parties hereto shall have the right to fully and adequately remedy and cure such breach prior to the Effective Time; provided, however, that no such remedy or cure shall otherwise cause the other representations and warranties contained herein to be untrue or inaccurate or result in a failure of the conditions hereunder at the Effective Time or otherwise affect the other rights or obligations of any Party hereunder. In the event that a representation or warranty of any Party is breached as of the date of execution of this Agreement and (x) such breach can be fully and adequately remedied and cured prior to the Effective Time, (y) such remedy and cure does not require the payment by any Party hereto or their respective Subsidiaries of any cash, property or assets and (z) such breach and remedy or cure will not have any Adverse Effect, such Party shall have the right to fully and adequately remedy and cure such breach prior to the Effective Time but no later than ten (10) days after the discovery of such breach; provided, however, that no such remedy or cure shall otherwise cause the other representations and warranties contained herein to be untrue or inaccurate or result in a failure of the conditions hereunder at the Effective Time or otherwise affect the other rights or obligations of any Party hereunder.

     Section 5.7. Public Announcements. Until the Closing or, in the event of termination of this Agreement, until the date of such termination, each Party or its Affiliates shall consult with the other before issuing any press release or otherwise making any public statements with respect to this Agreement, the Merger or any Transaction and shall not issue any such press release or make any such public statement without the prior consent of the other, which consent shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, any Party may, without the prior consent of the other Party, issue such press releases or make such public statements which, in the opinion of outside counsel to such Party, are required by Applicable Law, or by the terms of any agreement or instrument with any exchange, including without limitation the Nasdaq National Market System, on which such Party's or Affiliate's securities are listed (each, a "Required Disclosure"), in which case the Party proposing to make the Required Disclosure shall advise the other Party and afford it the opportunity to review and comment upon its contents.

     Section 5.8. Employee Benefits; Severance Policy.

     (a) Provided that it complies in all material respects with Applicable Law and except as set forth in Section 2.4 hereof, the Surviving Corporation may, in its sole discretion, substitute employee compensation, benefit and severance programs for those of the Arcus Entities and any ERISA Affiliates as are comparable with the programs provided from time to time to Acquiror's employees and the employees of Acquiror's Subsidiaries. For purposes of vesting in benefits under, and eligibility to participate in, Acquiror's benefit programs, service for any Arcus Entity shall be treated as service for the Acquiror for all persons who were employed by an Arcus Entity on the day before the Merger and employed by the Surviving Corporation or one of its Subsidiaries as of the Effective Time. Subject to the first sentence of this Section 5.8(a), the Surviving Corporation shall have no obligation to continue the existence of any Plan or Benefit Arrangements maintained by an Arcus Entity or an ERISA Affiliate thereof.

     (b) At least one day prior to the Closing Date, the Arcus Parties shall, and shall cause their ERISA Affiliates to, take all actions necessary to terminate each Plan maintained by the Arcus Entities and any ERISA Affiliate that complies or is intended to comply with Section 401 of the Code (each, a "Qualified Plan"). If a Qualified Plan is terminated in accordance with this
Section 5.8(b), benefit accruals, including contributions of salary reduction contributions, if any, shall cease. The Arcus Parties agree not to take, and shall cause each of their ERISA Affiliates not to take, any action to merge any of the Qualified Plans, transfer the assets of any of the Qualified Plans or terminate any of the Qualified Plans, except as otherwise provided in this
Section 5.8(b), following the execution of this Agreement without the consent of Acquiror.

     Section 5.9 Certain Actions Concerning Business Combinations. The Arcus Parties will not apply, and will not take any action resulting in the application of, or otherwise elect to apply, the provisions of applicable state takeover laws, if any, with respect to or as a result of the Merger or the Transactions.

     Section 5.10 Option Securities. The Arcus Parties will take all action necessary (a) if requested by Acquiror not less than thirty (30) days prior to the Closing Date, to require the exercise, on the Designated Exercise Date (or, if a period is provided as the Designated Exercise Date, then on or prior to the last date of such period), of the Minimum Exercise Number of Option Securities comprising non-qualified stock options of an Arcus Party, including, if applicable, by accelerating the vesting prior to the Effective Time of such Option Securities that would otherwise not be vested as of the Effective Time,
(b) if requested by Acquiror not less than thirty (30) days prior to the Closing Date, to provide that any such Option Security which is not so exercised on (or prior to, as applicable) a Designated Exercise Date shall terminate and be forfeited as of the close of business on such Designated Exercise Date, (c) to accelerate, if the Arcus Parties so choose, in their sole discretion, the vesting of any Option Security held by an employee whose employment by an Arcus Party is terminated prior to the Effective Time, (d) to amend, prior to the Effective Time, the UAC Option Plan and the ATSI Option Plan as may be reasonably requested by Acquiror not less than ten (10) days prior to the Closing Date, and to cooperate with Acquiror to amend the UAC Option Plan and the ATSI Option Plan and any Option Security granted thereunder as the Parties may reasonably agree so as to minimize taxes payable in connection therewith, (e) to provide timely written notice to all Persons holding Option Securities to the effect that all Option Securities outstanding as of the Effective Time (after giving effect to the required exercise described in clause (a)) will be assumed by Acquiror and thereafter, in accordance with Section 2.4, will represent options (or warrants as applicable) to acquire Acquiror Stock, and (f) to obtain any consent or waiver from the holder of an Option Security which may be necessary to give effect to the actions contemplated by this Section 5.10 and Section 2.4. Without the prior written consent of Acquiror, except as set forth above and in Sections 3.13(b) and 3.13(c) of the Disclosure Schedule, the Arcus Parties will not accelerate, or cause an acceleration of, the exercise, exchange or vesting schedule of any Option Security. As of the Effective Time, Acquiror shall assume all of the Company's obligations with respect to the Option Securities (as amended in accordance with Section 2.4 and this Section 5.10) and shall, from and after the Effective Time, have reserved for issuance upon the exercise of the Option Securities the shares of Acquiror Stock covered thereby, and, as of the Effective Time, shall have filed a Registration Statement on Form S-8 (or, if appropriate, an amendment to its Registration Statement on Form S-8) to register the shares of Acquiror Stock subject to such Option Securities (as so amended).

     Section 5.11 Tax Treatment. Acquiror and each Arcus Party shall use its reasonable best efforts to cause the Merger to qualify as a tax-free reorganization under the provisions of Section 368(a) of the Code and to obtain the opinions of counsel referred to in Sections 6.2(i) and 6.3(d). Without limiting the foregoing, Acquiror covenants that (i) it will not dispose of the Company, whether by sale of stock, sale of assets, merger, consolidation, liquidation, redemption, or otherwise, for a period of one year after the Closing Date, except as permitted under Section 368(a)(2)(C) of the Code and the administrative authorities under Section 368 of the Code, or unless it first shall have received an opinion of counsel, addressed to Acquiror and the Stockholders, that the proposed disposition will not affect the tax-free nature of the Merger and (ii) it will deliver cash or shares of Acquiror Stock pursuant to Section 2.1(f) hereof in relative amounts that do not affect the tax-free nature of the Merger.

     Section 5.12 Preparation of the Registration Statement.

     (a) Promptly following the date of this Agreement, Acquiror shall prepare and file with the SEC the Registration Statement. Each of the Arcus Parties and Acquiror shall use its reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to cause the Prospectus to be mailed to the stockholders of the Arcus Parties and, if required by Applicable Law or Schedule D of the NASD By-Laws, to the stockholders of Acquiror as promptly as practicable after the Registration Statement is declared effective under the Securities Act. Acquiror shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or consenting to service of process in any jurisdiction in which it has not previously so consented in any action other than one arising out of the offering of the Acquiror Stock in such jurisdiction) required to be taken to qualify the Acquiror Stock to be issued in the Merger under any applicable state securities or "blue sky" laws prior to the Effective Time, and the Arcus Parties shall furnish all information concerning the Arcus Entities and the holders of the capital stock, Option Securities and Convertible Securities of the Arcus Parties as may be requested in connection with any such action.

     (b) The Arcus Parties and Acquiror shall cooperate with each other and provide to each other all information necessary in order to prepare the Registration Statement. Acquiror shall notify the Arcus Parties promptly of the receipt of any comments from the SEC or its staff and of any requests by the SEC or its staff for amendments or supplements to the Registration Statement or for additional information and shall supply the Arcus Parties with copies of all correspondence between Acquiror or any of its Representatives, on the one hand, and the SEC or its staff, on the other hand, with respect thereto. The Arcus Parties and Acquiror shall use their respective reasonable best efforts to respond to any comments of the SEC with respect to the Registration Statement as promptly as practicable. If at any time prior to the Effective Time there shall occur any event with respect to the Arcus Entities or Acquiror or any of its Subsidiaries, as the case may be, or with respect to other information supplied by the Arcus Parties or Acquiror, as the case may be, for inclusion in the Registration Statement, in either case which event is required to be described in an amendment of, or a supplement to, the Prospectus or the Registration Statement, such event shall be so described, and such amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the Stockholders. Acquiror shall notify the Arcus Parties promptly upon (i) the declaration by the SEC of the effectiveness of the Registration Statement, (ii) the issuance or threatened issuance of any stop order or other order preventing or suspending the use of any prospectus relating to the Registration Statement, (iii) any suspension or threatened suspension of the use of any prospectus relating to the Registration Statement in any state, (iv) any proceedings commenced or threatened to be commenced by the SEC or any state securities commission that might result in the issuance of a stop order or other order or suspension of use or (v) any request by the SEC to supplement or amend the Prospectus after the effectiveness thereof. Acquiror and, to the extent applicable, the Arcus Parties, shall use their reasonable best efforts to prevent or promptly remove any stop order or other order preventing or suspending the use of any prospectus relating to the Registration Statement and to comply with any such request by the SEC or any state securities commission to amend or supplement the Registration Statement or the Prospectus.

     (c) None of the information supplied or to be supplied by Acquiror, the Arcus Parties or any stockholder of any of the Arcus Parties for inclusion in
(i) the Registration Statement will, at the time the Registration Statement is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) the Prospectus or any other proxy statement or information furnished to the stockholders of any of the Arcus Parties in connection with the Arcus Special Meetings will, at the date it is first mailed to such stockholders, at the time of the Arcus Special Meetings or at the Closing Date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Prospectus and the Registration Statement will comply as to form in all material respects with the requirements of the Securities Act. Notwithstanding the foregoing, no representation is made by the Arcus Parties with respect to statements made or incorporated by reference in the Registration Statement other than with respect to information which is supplied by the Arcus Parties or any stockholder of any of the Arcus Parties specifically for inclusion or incorporation by reference in the Registration Statement.

     Section 5.13 Disclosure of Acquisitions. In the event that, between the date hereof and the Closing, Acquiror or any of its Subsidiaries enters into a letter of intent or definitive agreement in respect of any potential acquisition (whether structured as a stock or asset acquisition, business combination or joint venture and without regard to whether Acquiror is then required to publicly disclose such agreement, arrangement or understanding) with respect to which the aggregate consideration (or potential aggregate consideration) is $5,000,000 or more, Acquiror shall promptly disclose such letter of intent or agreement and the terms and conditions thereof to the Arcus Parties.

     Section 5.14 Amendment to Preserve Tax-Free Transaction. In the event Dissenting Shares exist and any Party reasonably determines that the existence of such Dissenting Shares adversely affects the tax-free nature of the Merger, the Parties shall promptly negotiate in good faith to amend, supplement or otherwise modify this Agreement and any applicable Collateral Documents to preserve the tax-free nature of the Transactions.

     Section 5.15 Warrant Purchase Agreement, Non-Competition Agreement, Etc. Following the execution of this Agreement, (a) the Parties shall use their best efforts to facilitate the execution of a Warrant Purchase Agreement by those holders of Warrants that have not, as of the date hereof, executed a Warrant Purchase Agreement, and (b) the Arcus Parties shall use their best efforts (i) to facilitate the execution of a Non-Competition Agreement by those individuals and in the form attached as Exhibit 5.15(a) or Exhibit 5.15(b), in each case as identified in writing by

Acquiror on the date hereof and (ii) to obtain the resignation (which resignation shall release Acquiror and its Subsidiaries (including, without limitation, the Arcus Entities after the Effective Time) from any and all liabilities, claims and actions, which release shall be in form and substance reasonably acceptable to Acquiror), effective as of the Closing Date, of those employees of an Arcus Entity identified in writing by Acquiror on the date hereof.

     Section 5.16 Customers. Between the date hereof and the Closing Date, the Arcus Entities will continue to enter into customer contracts in the ordinary course of business; provided that no Arcus Entity will enter into any customer contract relating to the provision of data protection services or the storage of, and related services for, computer media or items held for storage or transport in which the limitation on liability is different from that set forth in Exhibit 5.16 attached hereto without the prior consent of Acquiror.


                                  ARTICLE 6.


                              CLOSING CONDITIONS

     Section 6.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each Party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by Applicable Law:

     (a) To the extent required by the DGCL or Schedule D of the NASD By-Laws, this Agreement and the Merger shall have been approved and adopted in accordance with the DGCL and, if applicable, Schedule D of the NASD By-Laws by the affirmative vote of the stockholders of Acquiror holding at least the minimum number of shares of capital stock of Acquiror then issued and outstanding as are required by Applicable Law, Acquiror's Organic Documents and, if applicable, Schedule D of the NASD By-Laws for such approval and adoption;

     (b) This Agreement, the Merger and the Transactions for which approval is required by Applicable Law or as set forth on Schedule C shall have been approved and adopted in accordance with the DGCL and the NRS, as applicable, or as set forth on by Schedule C hereto by the affirmative vote or consent of the stockholders of the Company, UAC and ATSI holding at least the minimum number of shares of capital stock of the Company, UAC and ATSI, as the case may be, then issued and outstanding as are required by Applicable Law and the Arcus Parties' Organic Documents or as otherwise contemplated by Schedule C hereto for such approval and adoption;

     (c) No Legal Action or other Claim (excluding dissenter's rights) shall be pending or threatened in writing at any time prior to or on the Closing Date before or by any Authority or by any other Person seeking to restrain or prohibit, make illegal or delay materially, or seeking material damages or other relief in connection with, the execution and delivery of this Agreement or the consummation of the Merger and the Transactions or which might in the reasonable judgment of Acquiror or the Arcus Parties, as the case may be, have any Adverse Effect on the Arcus Entities or, assuming consummation of the Merger, Acquiror and its Subsidiaries taken as a whole;

     (d) Other than the filing of the certificate of merger for the Merger and the other actions contemplated by Schedule C hereto, including other related filings in accordance with the DGCL and the NRS, all authorizations, consents, waivers, orders or approvals required to be obtained, and all filings, submissions, registrations, notices or declarations required to be made, by Acquiror and the Arcus Parties prior to the consummation of the Merger and the Transactions shall have been obtained from, and made with, all required Authorities, except for such authorizations, consents, waivers, orders, approvals, filings, registrations, notices or declarations the failure to obtain or make would not, in the reasonable judgment of Acquiror, assuming consummation of the Merger, have an Adverse Effect on the Arcus Entities;

     (e) The filing and waiting period requirements under the HSR Act relating to the consummation of the Merger shall have been complied with;

     (f) The Registration Statement shall have been declared effective, and no stop order suspending the effectiveness of the Registration Statement shall be in effect; and

     (g) The holders of all Warrants that have accepted Acquiror's offer to purchase Warrants and executed a Warrant Purchase Agreement as of the date hereof shall have sold, and Acquiror shall have purchased, all such

Warrants for a cash purchase price equal to the aggregate Warrant Purchase
Price.

     Section 6.2 Conditions to Obligations of Acquiror. The obligations of Acquiror to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following additional conditions, any or all of which may be waived, in whole or in part, to the extent permitted by Applicable
Law:

     (a) All agreements, certificates, opinions and other documents shall be reasonably satisfactory in form, scope and substance to Acquiror and its counsel, and Acquiror and its counsel shall have received all information and copies of all documents, including records of corporate proceedings, which they may reasonably request in connection therewith, such documents where appropriate to be certified by proper corporate officers;

     (b) The representations, warranties, covenants and agreements of the Arcus Parties contained in this Agreement or otherwise made in writing by them or on their behalf pursuant hereto or otherwise made in connection with the Merger and the Transactions shall be true and correct in all material respects at and as of the Closing Date with the same force and effect as though made on and as of such date except those which speak as of a certain date which shall continue to be true and correct as of such date on the Closing Date; each and all of the agreements and conditions to be performed or satisfied by the Arcus Parties or any stockholders of the Arcus Parties hereunder or under the Stockholders' Agreement at or prior to the Closing Date shall have been duly performed or satisfied in all material respects; and the Arcus Parties shall have furnished Acquiror with such certificates and other documents evidencing the truth of such representations, warranties, covenants and agreements and the performance of such covenants, agreements or conditions as Acquiror shall have reasonably requested;

     (c) The Arcus Parties shall have furnished Acquiror and, at Acquiror's request, any bank or other financial institution providing credit to Acquiror, with favorable opinions dated the Closing Date of Paul, Hastings, Janofsky & Walker LLP, counsel for the Arcus Parties, or such other counsel reasonably acceptable to Acquiror, Neal, Gerber & Eisenberg, special tax counsel for the Arcus Parties, or such other counsel reasonably acceptable to Acquiror, and Bible, Hoy & Trachok, special Nevada counsel for the Arcus Parties, or such other counsel reasonably acceptable to Acquiror, in each case in form and substance reasonably acceptable to Acquiror;

     (d) Each Affiliate of the Company, as identified by the Company to Acquiror in writing not less than fifteen (15) business days preceding the Closing Date, shall have executed and delivered an Affiliate Agreement in the form of Exhibit 5.3 hereto;

     (e) The Arcus Parties shall have obtained (i) consents to the assignment and continuation of (A) all Material Agreements listed in Schedule 3.1(d) with respect to which Acquiror shall have notified the Arcus Parties in writing within ten (10) days after the date hereof and (B) any Material Agreement the consent to which is not identified on Schedule 3.1(d) but which, in the reasonable judgment of Acquiror, requires such consent and with respect to which Acquiror shall have notified the Arcus Parties in writing within ten (10) days after such Material Agreement shall have been delivered or otherwise provided to Acquiror (or, if later, ten (10) days after the date hereof), and
(ii) satisfaction and discharge of all Liens set forth in Section 3.5(a) of the Disclosure Schedule, but only to the extent that Acquiror elects to repay or prepay the Indebtedness secured by such Liens from its own funds;

     (f) Each of the stockholders agreements listed on Schedule 3.13(d) of the Disclosure Schedule shall have been, as of the Effective Time, terminated or otherwise of no further force or effect with no liability to any Arcus Entity;

     (g) Each trustee under each Plan and each other officer and director of the Arcus Entities identified in writing by Acquiror to the Company not less than ten (10) days prior to the Closing Date shall, if required, have submitted his or her unqualified written resignation, dated as of the Closing Date, from all such positions held with the Arcus Entities and as a trustee for each such Plan;

     (h) Except for such Contractual Obligations as to which Acquiror has notified the Arcus Parties that it wants to retain, which notice shall be delivered not less than thirty (30) days prior to Closing and which Contractual

Obligations shall be effective as of the Effective Time, all Contractual Obligations set forth in Section 3.9 of the Disclosure Schedule shall have been satisfied and discharged as of the Closing Date;

       (i) Acquiror shall have received a favorable opinion, dated the Closing Date, of Sullivan & Worcester LLP, counsel to Acquiror, or such other counsel reasonably acceptable to the Arcus Parties, to the effect that this Agreement constitutes a tax-free plan of reorganization in accordance with the provisions of Section 368(a) of the Code and as to the consequences thereof to Acquiror;

       (j) The Arcus Parties, the Stockholder Representative and the Escrow Agent shall have executed and delivered the Escrow Agreement; and

       (k) The Arcus Parties shall have furnished Acquiror with such certificates, at or prior to the Closing Date, evidencing the payment by the Arcus Parties of substantially all Expenses incurred by each of the Arcus Parties in connection with or related to this Agreement, the Merger and the Transactions, using (i) funds drawn under the Credit Facility or (ii) cash.

     Section 6.3 Conditions to Obligations of the Company. The obligations of the Arcus Parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following additional conditions, any or all of which may be waived, in whole or in part, to the extent permitted by Applicable Law:

     (a) Acquiror shall have furnished the Arcus Parties with the favorable opinion, dated the Closing Date, of Sullivan & Worcester LLP, counsel to Acquiror, or such other counsel reasonably acceptable to the Arcus Parties, in form and substance reasonably acceptable to the Arcus Parties;

     (b) All agreements, certificates, opinions and other documents shall be reasonably satisfactory in form, scope and substance to the Arcus Parties and their counsel, and the Arcus Parties and their counsel shall have received all information and copies of all documents, including records of corporate proceedings, which they may reasonably request in connection therewith, such documents where appropriate to be certified by proper corporate officers;

     (c) The representations, warranties, covenants and agreements of Acquiror contained in this Agreement or otherwise made in writing by it or on its behalf pursuant hereto or otherwise made in connection with the Merger and the Transactions shall be true and correct in all material respects at and as of the Closing Date with the same force and effect as though made on and as of such date except those which speak as of a certain date which shall continue to be true and correct as of such date on the Closing Date; each and all of the agreements and conditions to be performed or satisfied by Acquiror hereunder at or prior to the Closing Date shall have been duly performed or satisfied in all material respects; and Acquiror shall have furnished the Arcus Parties with such certificates and other documents evidencing the truth of such representations, warranties, covenants and agreements and the performance of such covenants, agreements or conditions as the Arcus Parties shall have reasonably requested;

     (d) The Arcus Parties shall have received a favorable opinion, dated the Closing Date, of Neal, Gerber & Eisenberg, their special tax counsel or such other counsel reasonably acceptable to Acquiror, to the effect that this Agreement constitutes a tax-free plan of reorganization in accordance with the provisions of Section 368(a) of the Code and as to the consequences thereof to the Stockholders; and

     (e) The Escrow Agreement shall have been executed and delivered by Acquiror and the Escrow Agent.


                                  ARTICLE 7.


                       TERMINATION, AMENDMENT AND WAIVER

     Section 7.1. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of this Agreement, the Merger and the Transactions by the stockholders of the Arcus Parties or the stockholders of Acquiror:

     (a) by mutual consent of Acquiror and the Arcus Parties;

     (b) by either Acquiror or the Arcus Parties if any permanent injunction, decree or judgment by any Authority preventing the consummation of the Merger shall have become final and nonappealable;

     (c) by the Arcus Parties in the event (i) the parties (other than Acquiror) to this Agreement, the Stockholders' Agreement or a Warrant Purchase Agreement executed on the date hereof are not in breach of this Agreement, the Stockholders' Agreement or any such Warrant Purchase Agreement and none of their representations and warranties shall have become and continue to be untrue in any material respect, unless such breach or untruth is capable of being cured in accordance with Section 5.6 (if applicable) by and will not prevent or delay consummation of the Merger beyond the Termination Date and
(ii) either (A) Acquiror is in breach of this Agreement or any of its representations or warranties shall have become and continue to be untrue in any material respect, unless, in either case such breach or untruth is capable of being cured in accordance with Section 5.6 (if applicable) by and will not prevent or delay consummation of the Merger by or beyond the Termination Date, or (B) the Merger and the Transactions have not been consummated by the Termination Date;

     (d) [Intentionally Omitted];

     (e) by the Arcus Parties if the Merger or the Transactions fail to receive the approval, if any, required by Applicable Law or by Schedule D of the NASD By-Laws, by vote of the holders of the capital stock of Acquiror;

     (f) by Acquiror if the Merger or the Transactions fail to receive the approval, if any, required by Applicable Law or by Schedule D of the NASD By-Laws, by vote of the holders of the capital stock of Acquiror unless such failure resulted from the breach by any stockholder of Acquiror who is a party to the Acquiror Voting Agreement of the terms of such agreement;

     (g) by Acquiror:

     (i) in the event (A) Acquiror is not in breach of this Agreement, the Stockholders' Agreement or one or more Warrant Purchase Agreements, none of its stockholders is in breach of the Acquiror Voting Agreement and none of its representations or warranties shall have become and continue to be untrue in any material respect (but, as to the Acquiror Voting Agreement, only if the approval of the Merger and the Transactions, or the taking of other action specified in the Acquiror Voting Agreement, by Acquiror's stockholders is required), unless such breach or untruth is capable of being cured in accordance with Section 5.6 (if applicable) by and will not prevent or delay consummation of the Merger by or beyond the Termination Date, and (B) either (1) the Arcus Parties are in breach of this Agreement or any of their representations or warranties shall have become and continue to be untrue in any material respect, unless, in either case, such breach or untruth is capable of being cured in accordance with Section 5.6 (if applicable) by and will not prevent or delay consummation of the Merger beyond the Termination Date, (2) the Merger and the Transactions have not been consummated prior to the Termination Date, or (3) any of the parties (other than Acquiror) to the Stockholders' Agreement or a Warrant Purchase Agreement executed on the date hereof is in breach thereof or any of their representations or warranties shall have become and continue to be untrue in any material respect, unless, in either case, such breach or untruth is capable of being cured in accordance with Section 5.6 (if applicable) by and will not prevent or delay consummation of the Merger by or beyond the Termination Date; or

     (ii) if (A) the Board of Directors of any Arcus Party shall (1) withdraw, modify or change its recommendation so that it is not in favor of this Agreement, the Merger or the Transactions (including, without limitation, if any one or more members of the Board of Directors of any Arcus Party shall withdraw, modify or change his or her recommendation so that he or she is not in favor of this Agreement, the Merger or the Transactions in circumstances where approval thereof by such member is required (whether pursuant to Applicable Law, such Arcus Party's Organic Documents or any Contractual Obligation to which such Arcus Party is a party), or shall have resolved to do any of the foregoing, or (2) have recommended or resolved to recommend to the Stockholders any Other Transaction, or (B) any Arcus Party shall have entered into or agreed to enter into any Other Transaction;

     (h) by any Arcus Party, prior to the approval and adoption of this Agreement by the stockholders of such Arcus Party, if the Board of Directors of such Arcus Party shall withdraw its recommendation of this Agreement, the Merger and the Transactions and recommend any Other Transaction to its stockholders; provided, however, that (i) the Arcus Parties are not then in breach of Section 5.4, (ii) prior to such termination, the Arcus Parties have negotiated with Acquiror in good faith to make such adjustments in the terms and conditions of this Agreement as would enable the Arcus Parties to proceed with the transactions contemplated hereby and (iii) the Board of Directors of such Arcus Party has determined in good faith (on the basis of the terms of such Other Transaction and the terms of this Agreement, after giving effect to any adjustments offered by Acquiror pursuant to clause (ii) above), after receipt of written advice from the Company's outside legal counsel, that such termination is required for the Board of Directors to act in a manner consistent with its fiduciary duties to stockholders under Applicable Law and (iv) the Arcus Parties shall provide to Acquiror prior written notice of such termination, which notice shall advise Acquiror of the matters described in clauses (ii) and (iii) above;

     (i) by the Arcus Parties if there is a Change in Control of Acquiror;


     (j) by any Party if an adjustment to the Merger Consideration is required pursuant to Section 2.6 and the Determination Price, calculated without giving effect to the first proviso in the definition thereof, is $20.00 or less; or


     (k) by Acquiror if the independent accountants of the Arcus Entities shall fail to deliver a Comfort Letter pursuant to the terms of Section 5.2(f); provided, however, that any such failure shall not constitute a breach by any Arcus Party of this Agreement if the Arcus Parties shall have complied with the provisions of Section 5.2(f).


     Section 7.2. Effect of Termination. Except as provided in Sections 5.1,
7.2 and 7.5, in the event of the termination of this Agreement pursuant to
Section 7.1, this Agreement shall forthwith become void, there shall be no liability on the part of any Party, or any of their respective officers or directors, to any other Party and all rights and obligations of any Party shall cease; provided, however, that such termination shall not prejudice the ability of a Party to seek damages from any other Party for any breach of this Agreement, including, without limitation, attorneys' fees and the right to pursue any remedy at law or in equity.


     Section 7.3. Amendment. This Agreement may be amended by the Parties by action taken by or on behalf of the respective Boards of Directors thereof at any time prior to the Effective Time; provided, however, that, after approval of this Agreement and the Merger by the stockholders of the Company or the stockholders of Acquiror (if such approval is required), no amendment, which under Applicable Law may not be made without the approval of such stockholders, may be made without such approval. This Agreement may not be amended except by an instrument in writing signed by the Parties hereto.


     Section 7.4. Waiver. At any time prior to the Effective Time, except to the extent Applicable Law does not permit, either Acquiror or the Arcus Parties may extend the time for the performance of any of the obligations or other acts of the other, subject, however, to the terms and conditions of Section 7.1, waive any inaccuracies in the representations and warranties of the other contained herein or in any document delivered pursuant hereto and waive compliance by the other with any of the agreements, covenants or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an agreement in writing signed by the Party or Parties to be bound thereby.


     Section 7.5. Fees, Expenses and Other Payments.


     (a) Except as otherwise set forth in Section 5.2(f), all costs and expenses incurred in connection with this Agreement, the Merger and the Transactions, and compliance with Applicable Law and Contractual Obligations as a consequence hereof and thereof, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred by the Parties shall be borne solely and entirely by the Party which has incurred such costs and expenses (with respect to such Party, its "Expenses").


     (b) The Arcus Parties agree that if this Agreement shall be terminated by Acquiror pursuant to Section 7.1(g) (other than a termination by Acquiror pursuant to Section 7.1(g)(i)(B)(2) unless the reason for the failure to consummate the Merger prior to the Termination Date is due to any breach by any party (other than Acquiror) to this Agreement, the Stockholders' Agreement or a Warrant Purchase Agreement executed on the date hereof of its covenants herein or therein or the failure of the representations and warranties of such Person to be true and correct in all material respects, in each case, which breach or failure has not been cured) or, subject to the proviso below, by an Arcus Party pursuant to Section 7.1(h), then the Arcus Parties will pay to Acquiror an amount equal to $5,000,000 (the "Termination Fee"), which amount is in recognition of, among other things, the out-of-pocket Expenses of Acquiror related to this Agreement, the reliance of Acquiror on the Arcus Parties' fulfillment of their obligations hereunder, the costs in delayed opportunity to Acquiror, and the benefit to the Arcus Parties, which heretofore has been a private closely-held business, in establishing a market price for it, but which amount shall not be considered to constitute liquidated damages; provided, however, that in the event of a termination of this Agreement by Acquiror pursuant to Section 7.1(g)(ii) or by an Arcus Party pursuant to Section 7.1(h), the Termination Fee shall be an amount equal to $7,000,000. Any payment required to be made pursuant to this Section 7.5(b) shall be made as promptly as practicable but not later than ten (10) business days after termination of this Agreement and, in any such case, shall be made by wire transfer of immediately available funds to an account designated by Acquiror.

     (c) Acquiror agrees that if this Agreement shall be terminated by the Arcus Parties pursuant to Section 7.1(c) (other than a termination by the Arcus Parties pursuant to Section 7.1(c)(ii)(B) unless the reason for the failure to consummate the Merger prior to the Termination Date is due to any breach by Acquiror of any of its covenants herein or in the Stockholders' Agreement or the Warrant Purchase Agreements, any breach by a stockholder of Acquiror of the Acquiror Voting Agreement or the failure of the representations and warranties of Acquiror to be true and correct in all material respects, in each case, which breach or failure has not been cured), then Acquiror will pay to the Company an amount equal to $5,000,000, which amount is in recognition of, among other things, the out-of-pocket Expenses of the Arcus Parties related to this Agreement, the reliance of the Arcus Parties on Acquiror's fulfillment of its obligations hereunder, the costs in delayed opportunity to the Arcus Parties, but which amount shall not be considered to constitute liquidated damages. Any payment required to be made pursuant to this Section 7.5(c) shall be made as promptly as practicable but not later than ten (10) business days after termination of this Agreement and, in any such case, shall be made by wire transfer of immediately available funds to an account designated by the Company.

     Section 7.6. Effect of Investigation. The right of any Party to terminate this Agreement pursuant to Section 7.1 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any Party, or any Person controlling any such Party or any of their respective Representatives, whether prior to or after the execution of this Agreement.


                                  ARTICLE 8.


                          INDEMNIFICATION; ADJUSTMENT

     Section 8.1. Survival. The representations, warranties, covenants and agreements of the Arcus Parties contained in or made pursuant to this Agreement or any Collateral Document shall survive the Closing and shall remain operative and in full force and effect for a period of eighteen (18) months after the Closing Date (the "Escrow Indemnity Period"), regardless of any investigation or statement as to the results thereof made by or on behalf of any Party. No claim for indemnification may be asserted after the expiration of the Escrow Indemnity Period. Notwithstanding anything herein to the contrary, any representation, warranty, covenant and agreement which is the subject of a Claim which is asserted in writing prior to the expiration of the Escrow Indemnity Period shall survive with respect to such Claim or any dispute with respect thereto until the final resolution thereof.

     Section 8.2. Escrow; Indemnification.

     (a) The Parties hereto agree, and by adopting and approving this Agreement and the Merger or the ATSI Plan of Merger, the ATSI Merger, the UAC Plan of Merger or the UAC Merger, as the case may be, the stockholders of the Arcus Parties shall agree, that an aggregate amount equal to the Common Stock Escrow Indemnity Contribution will be withheld from the Cash Merger Consideration and, together with the Warrant Escrow Indemnity Contribution to be withheld pursuant to the Warrant Purchase Agreements from the Warrant Purchase Price (collectively, the "Escrow Indemnity Funds"), will be deposited into escrow and held and disbursed in accordance with the terms of this Article 8 and the Escrow Agreement in order to provide a fund to indemnify Acquiror and hold Acquiror harmless from and against any and all damages, claims, losses, expenses, costs, obligations and liabilities, including without limitation liabilities for all reasonable attorneys', accountants', and experts' fees and expenses including those incurred to enforce the terms of this Agreement or any Collateral Document (collectively, "Loss and Expense"), suffered, directly or indirectly, by Acquiror by reason of, or arising out of:

     (i) any breach of representation or warranty made by the Arcus Parties pursuant to this Agreement or any Collateral Document or any failure by the Arcus Parties to perform or fulfill any of their respective covenants or agreements set forth in this Agreement or any Collateral Document;

     (ii) any Legal Action or other Claim by any third party relating to the Arcus Parties to the extent such Legal Action or other Claim has resulted in a breach of representation or warranty by the Arcus Parties pursuant to this Agreement or any Collateral Document;

     (iii) the Final Indebtedness Amount exceeding the amount set forth in the Company Indebtedness Calculation (but only to the extent such Loss or Expense is not satisfied out of the Combined Escrow Holdback Amount) or the Expenses of the Arcus Entities exceeding the amount available therefor in the Expense Fund; or

     (iv) any one or more of the matters listed in Section 8.2(a) of the Disclosure Schedule.

     (b) The Parties hereby appoint, and by adopting and approving this Agreement and the Merger or the ATSI Plan of Merger, the ATSI Merger, the UAC Plan of Merger or the UAC Merger, as the case may be, the stockholders of the Arcus Parties shall appoint, The Bank of New York, or such other entity as is reasonably satisfactory to the Parties (the "Escrow Agent", with full and unqualified power to delegate to one or more Persons the authority granted to it hereunder). The Arcus Parties hereby appoint, and by adopting and approving this Agreement and the Merger, the stockholders of the Arcus Parties shall appoint, Mr. Clarke H. Bailey (the "Stockholder Representative"), with full and unqualified power to delegate (with the approval of Acquiror, which shall not be unreasonably withheld) to one or more Persons the authority granted to him hereunder) to act as his, her or its agent and attorney-in-fact, with full power of substitution, to execute the Escrow Agreement and to take all actions called for by this Article 8 and the Escrow Agreement on his, her or its behalf, in accordance with the terms of this Article 8 and the Escrow Agreement.

     (c) In the event Acquiror or any of its Representatives determines to settle, compromise, dispute, commence or join in any legal action or proceeding relating to, or take any other significant action with respect to, any of the matters listed in Section 8.2(a) of the Disclosure Schedule (other than the matters listed in item (4) thereof), Acquiror shall communicate such intended course of action to the Stockholder Representative on behalf of the Stockholders and, in the event the Stockholder Representative reasonably disputes such intended course of action (setting forth the basis of such objection and an alternative course of action), Acquiror and the Stockholder Representative shall use their best efforts to agree on a mutually acceptable course of action. In the event such agreement is not reached within fifteen
(15) days following the date of such dispute notice, then Acquiror and the Stockholder Representative shall jointly retain an independent third party to review Acquiror's and the Stockholder Representative's proposed courses of action. Such independent third party shall select the more appropriate of the two alternative courses of action, which conclusion shall be binding on Acquiror and the Stockholder Representative for all purposes hereunder.


     (d) The Parties hereto agree, and by adopting and approving this Agreement and the Merger or the ATSI Plan of Merger, the ATSI Merger, the UAC Plan of Merger or the UAC Merger, as the case may be, the stockholders of the Arcus Parties shall agree, that notwithstanding any other provision of this Agreement, the Stockholder Representative's liability to such Parties or any third party under this Agreement or the Escrow Agreement shall be limited to any claim or liability arising as a result of the Stockholder Representative's willful misconduct or bad faith in performing its specified duties hereunder or under the Escrow Agreement, and such Parties further agree that any such liability shall be limited to direct damages resulting from such conduct and that in no event shall the Stockholder Representative be liable for special, incidental or consequential damages incurred or suffered by such Parties or any third party.


     Section 8.3. Limitation of Liability; Disposition of Escrow Indemnity
Funds.


     (a) Notwithstanding the provisions of Section 8.2, after the Closing, Acquiror's rights to indemnification shall be subject to the following limitations: (i) Acquiror shall be entitled to recover its Loss and Expense in respect of any Claim only to the extent the Loss and Expense for all Claims exceeds, in the aggregate, $200,000 and (ii) in no event shall the aggregate amount to be paid to Acquiror exceed the Escrow Indemnity Funds. The limitations in clause (i) of the immediately preceding sentence shall not apply to a claim pursuant to Section 8.2(a)(iii) of this Agreement.


     (b) Anything in this Agreement, including without limitation the provisions of Sections 8.2 and 8.3(a), to the contrary notwithstanding, the exclusive recourse of Acquiror with respect to Claims brought after the Effective Time arising out of the transactions contemplated by this Agreement (other than under the Stockholders' Agreement and the Non-Competition Agreements) shall be to the Escrow Indemnity Funds. On or before the Closing Date, Acquiror, the Arcus Parties, the Stockholder Representative and the Escrow Agent shall execute and deliver an escrow agreement substantially in the form attached hereto as Exhibit 8.3(b) (the "Escrow Agreement"). Any Claims of Acquiror for indemnification to be satisfied out of the Escrow Indemnity Funds shall be made in accordance with the terms of the Escrow Agreement.

     (c) In the event there are no Unresolved Claims (as defined in the Escrow Agreement), on the nine month anniversary of the Closing Date, or the next business day if such date is not a business day (the "Initial Distribution Date"), an aggregate of $3,000,000 of the Escrow Indemnity Funds less any amounts previously paid to Acquiror from the Escrow Indemnity Funds (the "Initial Distribution Amount") shall be distributed to the Stockholder Representative for the benefit of each former holder of a Share Certificate and each former holder of a Warrant as follows: (i) to each former holder of a Share Certificate (or his, her or its nominee or transferee, as set forth in the Transmittal Documents in respect of the Cash Merger Consideration) an amount equal to the Initial Distribution Amount times a fraction, the numerator of which shall equal the value (calculated based on the Determination Price) of such former holder's Exchange Common Consideration and the denominator of which shall equal the Total Primary Equity Base, and (ii) to each former holder of a Warrant sold pursuant to a Warrant Purchase Agreement an amount equal to the Initial Distribution Amount times a fraction, the numerator of which shall equal the sum of the Warrant Purchase Price paid to such holder pursuant to a Warrant Purchase Agreement and the value (calculated based on the Determination Price) of such holder's Exchange Preferred Consideration and the denominator of which shall equal the Total Primary Equity Base, as more specifically set forth in the Warrant Purchase Agreement. In the event one or more Unresolved Claims with respect to the Escrow Indemnity Funds, if any, shall exist on the Initial Distribution Date, cash in the amount equal to the sum of (i) $5,000,000, (ii) the aggregate amount of such Unresolved Claims and (iii) the amount reasonably estimated by Acquiror to cover the fees, expenses and other costs (including reasonable counsel fees and expenses) which will be required to resolve such Unresolved Claims shall be retained as part of the Escrow Indemnity Funds and the balance thereof, if any, shall be distributed to the Stockholder Representative for the benefit of the Persons entitled thereto in accordance with their proportionate interests, calculated in accordance with the first sentence of this Section 8.3(c). Upon the resolution of all such Unresolved Claims made prior to the Initial Distribution Date and the payment of all such fees, expenses and costs with respect thereto out of the Escrow Indemnity Funds, the balance of the cash, if any, so retained on the Initial Distribution Date shall be distributed to the Stockholder Representative for the benefit of the Persons entitled thereto in accordance with their proportionate interests, calculated in accordance with the first sentence of this Section 8.3(c).

     In the event there are no Unresolved Claims on the date which is one day after the expiration of the Escrow Indemnity Period, or the next business day if such date is not a business day, the Escrow Indemnity Funds then remaining shall be distributed to the Stockholder Representative for the benefit of each former holder of a Share Certificate (or his, her or its nominee or transferee, as set forth in the Transmittal Documents in respect of the Cash Merger Consideration) and each former holder of a Warrant sold pursuant to a Warrant Purchase Agreement in accordance with their proportionate interests, calculated in accordance with the first sentence of this Section 8.3(c). In the event one or more Unresolved Claims with respect to the Escrow Indemnity Funds, if any, shall exist upon the expiration of the Escrow Indemnity Period, cash in the amount equal to the sum of (i) the aggregate amount of such Unresolved Claims and (ii) the amount reasonably estimated by Acquiror to cover the fees, expenses and other costs (including reasonable counsel fees and expenses) which will be required to resolve such Unresolved Claims shall be retained as part of the Escrow Indemnity Funds and the balance thereof, if any, shall be distributed to the Stockholder Representative for the benefit of the Persons entitled thereto in accordance with their proportionate interests, calculated in accordance with the first sentence of this Section 8.3(c). Upon the resolution of all such Claims and the payment of all such fees, expenses and costs out of the Escrow Indemnity Funds, the balance of the cash, if any, shall be distributed to the Stockholder Representative for the benefit of the Persons entitled thereto in accordance with their proportionate interests, calculated in accordance with the first sentence of this Section 8.3(c).

     Section 8.4. Notice of Claims. If Acquiror believes that it has suffered or incurred any Loss and Expense, it shall notify the Escrow Agent and the Stockholder Representative promptly in writing, and in any event within the applicable time period specified in Section 8.1, describing such Loss and Expense, all with reasonable particularity and containing a reference to the provisions of this Agreement in respect of which such Loss and Expense shall have occurred. If any Legal Action is instituted by a third party with respect to which Acquiror intends to claim any liability or expense as Loss and Expense under this Article, Acquiror shall promptly give written notice (a "Claim Notice") to notify the Escrow Agent and the Stockholder Representative of such Legal Action. In any event, the failure to so notify the Escrow Agent and the Stockholder Representative shall not relieve the Stockholders of their obligations under this Article, except to the extent such notice is not given within the applicable time period specified in Section 8.1 or such failure to notify prejudices their ability to defend against such Claim.

     Section 8.5. Defense of Third Party Claims. The Stockholder Representative shall have the right to conduct and control, through counsel of his own choosing, reasonably acceptable to Acquiror, any third party Legal Action or other Claim (unless the amount claimed under such Legal Action or other Claim exceeds the Escrow Indemnity Funds, in which case Acquiror shall retain the right to control such Legal Action or other Claim, but the Stockholder Representative shall be entitled to participate at his sole cost and expense), but Acquiror may, at its election, participate in the defense thereof at its sole cost and expense; provided, however, that if the Stockholder Representative shall fail to defend any such Legal Action or other Claim, then Acquiror may defend, through counsel of its own choosing, such Legal Action or other Claim, and (so long as it gives the Stockholder Representative at least fifteen (15) days' notice of the terms of the proposed settlement thereof and permits the Stockholder Representative to then undertake the defense thereof, except as set forth above) settle such Legal Action or other Claim, and to recover out of the Escrow Indemnity Funds the amount of such settlement or of any judgment and the costs and expenses of such defense. The Stockholder Representative shall not compromise or settle any such Legal Action or other Claim without the prior written consent of Acquiror. All reasonable costs and expenses defending any such third party Legal Action or other Claim, including the amount of any settlement or of any judgment, shall be paid out of the Escrow Indemnity Funds.

     Section 8.6. Balance Sheet Adjustment; Arcus Parties' Expenses.

     (a) Three business days immediately preceding the Closing Date, the Company shall prepare and deliver to Acquiror a schedule showing the Company's good faith estimate of Net Indebtedness as of the Effective Time (the "Company Indebtedness Calculation"), which schedule shall be accompanied by a letter from Banque Paribas certifying to Acquiror the entire unpaid balance (principal and interest) of the Arcus Entities' Indebtedness under the Credit Facility, such that the payment thereof on the Closing Date would terminate that Indebtedness. If Acquiror disagrees with such estimate, Representatives of the Company and Acquiror shall meet to discuss such estimate, and the Company Indebtedness Calculation shall be revised, to the extent agreed, to reflect such discussion. Within eighty (80) days subsequent to the Closing Date, Acquiror shall prepare and deliver to the Stockholder Representative and the Escrow Agent a schedule showing Acquiror's calculation of the Company's Net Indebtedness as of the Effective Time. Acquiror's determination of the Company's Net Indebtedness as set forth in such schedule shall be final, conclusive and binding on the Parties unless the Stockholder Representative shall, with fifteen (15) days following receipt of such schedule, notify Acquiror and the Escrow Agent in writing (a "Dispute Notice") of an objection to such calculation, setting forth with reasonable specificity the basis of such objection. If a Dispute Notice is submitted by the Stockholder Representative and if the Stockholder Representative and Acquiror cannot agree as to the calculation of the Company's Net Indebtedness as of the Effective Time within fifteen (15) days following delivery of such Dispute Notice, the determination of the amount of the Company's Net Indebtedness shall be fully and finally resolved in accordance with Article 9. The amount of the Company's Net Indebtedness, as finally determined pursuant to this Section 8.6(a) or, if applicable, Article 9, shall be referred to herein as the "Final Indebtedness Amount" and the date on which such final determination is made shall be referred to herein as the "Final Determination Date."

     (b) The Parties hereto agree, and by adopting and approving this Agreement and the Merger or the ATSI Plan of Merger, the ATSI Merger, the UAC Plan of Merger or the UAC Merger, as the case may be, the stockholders of the Arcus Parties shall agree, that cash in the Estimated Expense Amount will be withheld from the aggregate Cash Merger Consideration and the aggregate Warrant Purchase Price and deposited into the Expense Fund in order for the Stockholder Representative, on behalf of former holders of Share Certificates and former holders of Warrants sold pursuant to one or more Warrant Purchase Agreements, to have funds available (i) to pay Expenses incurred by the Arcus Parties in connection with or related to this Agreement, the Merger and the Transactions and (ii) to pay fees and expenses, if any, incurred by the Stockholder Representative in connection with the payment of any expense contemplated by this Agreement or the Escrow Agreement. The Stockholder Representative shall, upon receipt of invoices or other appropriate documentation detailing the Arcus Parties' Expenses, be authorized, entitled and directed to make payment of such Arcus Parties' Expenses out of the Expense Fund. The Stockholder

Representative shall pay (i) on the date that is one hundred eighty (180) days following the Closing Date, the balance, if any, of any funds on deposit in the Expense Fund in excess of $500,000 and (ii) on the last date on which the balance of the Escrow Indemnity Funds may be distributed to the Stockholder Representative pursuant to Section 8.3(c) (or on such earlier date as the Stockholder Representative, in its sole discretion, may choose but in no event earlier than the Initial Distribution Date), the balance, if any, of any funds on deposit in the Expense Fund as follows: to (A) each former holder of a Share Certificate (or his, her or its nominee or transferee, as set forth in the Transmittal Documents in respect of the Cash Merger Consideration) in an amount equal to the applicable balance on deposit in the Expense Fund times a fraction, the numerator of which shall equal the value (calculated based on the Determination Price) of such former holder's Exchange Common Consideration and the denominator of which shall equal the Total Primary Equity Base, and (B) each former holder of a Warrant sold pursuant to a Warrant Purchase Agreement in an amount equal to the applicable balance on deposit in the Expense Fund times a fraction, the numerator of which shall equal the sum of the Warrant Purchase Price paid to such holder pursuant to the Warrant Purchase Agreement and the value (calculated based on the Determination Price) of such holder's Exchange Preferred Consideration and the denominator of which shall equal the Total Primary Equity Base, as more specifically set forth in the Warrant Purchase Agreement.

     (c) The Parties hereto agree, and by adopting and approving this Agreement and the Merger or the ATSI Plan of Merger, the ATSI Merger, the UAC Plan of Merger or the UAC Merger, as the case may be, the stockholders of the Arcus Parties shall agree, that if the Company Indebtedness Calculation reflects a Net Working Capital Surplus of $300,000 or less, then cash in an aggregate amount equal to the Escrow Holdback Amount will be withheld from the aggregate Cash Merger Consideration and, together with the Warrant Escrow Holdback Amount to be withheld pursuant to the Warrant Purchase Agreements from the Warrant Purchase Price (collectively, the "Combined Escrow Holdback Amount"), will be deposited into escrow and held and disbursed in accordance with the terms of this Article 8 and the Escrow Agreement in order to have funds available in the event that the Final Indebtedness Amount is greater than the Company Indebtedness Calculation. The Combined Escrow Holdback Amount shall be determined in accordance with the following schedule:



         Amount of Net            Combined Escrow
    Working Capital Surplus       Holdback Amount
-------------------------------   ----------------
           $300,001 or More           $      0
           $250,001--$300,000         $ 50,000
           $200,001--$250,000         $100,000
           $150,001--$200,000         $150,000
           $100,001--$150,000         $200,000
           $ 50,001--$100,000         $250,000
           $      0--$50,000          $300,000

     In the event that the Final Indebtedness Amount is greater than the Company Indebtedness Calculation, then on the second business day after the Final Determination Date, (i) cash in an amount equal to the difference between the Final Indebtedness Amount and the Company Indebtedness Calculation shall be distributed to Acquiror out of the Combined Escrow Holdback Amount and, if the Combined Escrow Holdback Amount is not sufficient to provide for such payments, out of the Escrow Indemnity Funds pursuant to Section 8.2(a)(iii), and (ii) the balance, if any, of the Combined Escrow Holdback Amount shall be distributed to the Stockholder Representative for the benefit of each former holder of a Share Certificate and each former holder of a Warrant in accordance with their proportionate interests, calculated in accordance with the first sentence of
Section 8.3(c). In the event that the Final Indebtedness Amount is equal to or less than the Company Indebtedness Calculation, then on the second business day after the Final Determination Date the balance of the Combined Escrow Holdback Amount shall be distributed to the Stockholder Representative for the benefit of the Persons entitled thereto in accordance with their proportionate interests, calculated in accordance with the first sentence of Section 8.3(c).

     Section 8.7. Exclusive Remedy. The indemnification provided in this Article shall be the sole and exclusive post-Closing remedy available to Acquiror or any of its Affiliates against the Arcus Parties, the Stockholders or any of their respective Affiliates for any Claim under this Agreement or otherwise relating to the Merger or the Transactions (excluding under the Stockholders' Agreement and the Non-Competition Agreements).

                                  ARTICLE 9.


                                  ARBITRATION

     Except as otherwise set forth herein, any claim or controversy arising out of relating to this Agreement, any breach thereof or the transactions contemplated hereby shall be settled by arbitration before a panel of three (3) arbitrators in accordance with the procedures set forth in this Article 9. The venue for any such arbitration shall be Boston, Massachusetts or such other location as the Parties may mutually agree. Except as expressly set forth herein, all proceedings under this Article 9 shall be undertaken in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the "AAA") then in force. Only individuals who are (i) lawyers engaged full-time in the practice of law or former judges of a state or federal court of general or appellate jurisdiction, and (ii) on the AAA register of arbitrators, shall be selected as arbitrators. Each Party shall select one (1) arbitrator within thirty (30) days after a demand for arbitration is made hereunder. If any Party shall fail to select an arbitrator, the arbitrator selected by the other Party shall proceed to hear and determine the dispute. The two (2) arbitrators so selected shall select a third arbitrator (the "Neutral"), failing which the Neutral shall be appointed by the AAA. The three
(3) arbitrators so chosen shall determine any dispute hereunder by not less than a majority vote. Any arbitration award shall be in writing and signed by not less than two (2) of the arbitrators. Judgment upon the written award may be entered and enforced in any court of competent jurisdiction. The written decision of the arbitrators shall be valid, binding, final and non-appealable except for such grounds as are specified in 9 U.S.C. [sec][sec]10, 11. The arbitrators shall not be empowered to award punitive damages against any Party to such arbitration. Nor shall the arbitrators be empowered to issue any form of injunctive or equitable relief against any Party, jurisdiction over which shall remain in the courts of competent jurisdiction. The arbitrators shall require the non-prevailing Party or Parties to pay the Neutral's reasonable fees and expenses. If, in the opinion of a majority of the arbitrators, there is no prevailing Party, the Neutral's reasonable fees and expenses will be borne equally by the Parties to the arbitration. Notwithstanding anything to the contrary contained in this Agreement, in the event any action is brought to enforce the provisions of this Article 9, the non-prevailing Party or Parties shall be required to pay the reasonable attorneys' fees and expenses of the prevailing Party or Parties, except that if in the opinion of the court or arbitrator deciding such action there is no prevailing Party, each Party shall pay its own attorneys' fees and expenses.


                                  ARTICLE 10.


                              GENERAL PROVISIONS

     Section 10.1. Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered or transmitted, and shall be effective upon receipt, if delivered personally, mailed by registered or certified mail (postage prepaid, return receipt requested) to the Parties at the following addresses (or at such other address for a party as shall be specified by like changes of address) or sent by electronic transmission to the telecopier number specified below:

     (a) If to Acquiror:


       Iron Mountain Incorporated
       745 Atlantic Avenue, 10th Floor
       Boston, MA 02111
       Attention: C. Richard Reese


       Telecopier No.: (617) 350-7881 with a copy to:


       Sullivan & Worcester LLP
       One Post Office Square
       Boston, MA 02109
       Attention: William J. Curry
       Telecopier No.: (617) 338-2880

   (b) If to any of the Arcus Parties: c/o United Acquisition Company 667 Madison Avenue, 25th Floor
       New York, NY 10021-8029
       Attention: Clarke H. Bailey
       Telecopier No.: (212) 758-8531


       with a copy to:
       Paul, Hastings, Janofsky & Walker LLP
       399 Park Avenue New York, NY 10022
       Attention: William F. Schwitter
       Telecopier No.: (212) 319-4090


   (c) If to the Stockholder Representative:


       Mr. Clarke H. Bailey
       10 Oxford Road
       Larchmont, NY 10538
       Telecopier No.: (914) 834-4778


     Section 10.2. Headings. The headings contained in this Agreement are for purposes of reference only and shall not affect in any way the meaning or interpretation of this Agreement.


     Section 10.3. Severability. If any term or provision of this Agreement shall be held or deemed to be, or shall in fact be, invalid, inoperative, illegal or unenforceable as applied to any particular case in any jurisdiction or jurisdictions, or in all jurisdictions or in all cases, because of the conflicting of any provision with any constitution or statute or rule of public policy or for any other reason, such circumstance shall not have the effect of rendering the provision or provisions in question invalid, inoperative, illegal or unenforceable in any other jurisdiction or in any other case or circumstance or of rendering any other provision or provisions herein contained invalid, inoperative, illegal or unenforceable to the extent that such other provisions are not themselves actually in conflict with such constitution, statute or rule of public policy, but this Agreement shall be reformed and construed in any such jurisdiction or case as if such invalid, inoperative, illegal or unenforceable provision had never been contained herein and such provision reformed so that it would be valid, operative and enforceable to the maximum extent permitted in such jurisdiction or in such case. Notwithstanding the foregoing, in the event of any such determination the effect of which is to Affect Materially and Adversely any Party, the Parties shall negotiate in good faith to modify this Agreement as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by Applicable Law in an acceptable manner to the end that the Transactions are fulfilled and consummated to the maximum extent possible.


     Section 10.4. Entire Agreement. This Agreement (together with the Confidentiality Agreement, the Disclosure Schedule, the Acquiror Disclosure Schedule and the other Collateral Documents delivered in connection herewith) constitutes the entire agreement of the Parties and supersedes all prior agreements and undertakings, both written and oral (other than the Confidentiality Agreement), between the Parties, or any of them, with respect to the subject matter hereof.


     Section 10.5. Assignment. This Agreement shall not be assigned by operation of law or otherwise and any purported assignment shall be null and void, provided that after the Effective Time Acquiror may assign its rights under this Agreement to any Affiliate of Acquiror or any Person who acquires all or substantially all of the assets of Acquiror (including, without limitation, through merger or otherwise).


     Section 10.6. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party, and except for the provisions of
Section 5.5, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

     Section 10.7. Governing Law; Attorneys Fees. The validity, interpretation, construction and performance of this Agreement shall be governed by, and construed in accordance with, the applicable laws of the United States of America and the laws of the State of New York applicable to contracts made and performed in such State and, in any event, without giving effect to any choice or conflict of laws provision or rule that would cause the application of domestic substantive laws of any other jurisdiction, except to the extent that the provisions of the DGCL apply to the Merger.

     Section 10.8. Enforcement of the Agreement. Subject to Section 8.7 and
Article 9 of this Agreement, each Party recognizes and agrees that each other Party's remedy at law for any breach of the provisions of this Agreement would be inadequate and agrees that for breach of such provisions, such Party shall, in addition to such other remedies as may be available to it at law or in equity or as provided in this Agreement, be entitled to injunctive relief and to enforce its rights by an action for specific performance to the extent permitted by Applicable Law. Each Party hereby waives any requirement for security or the posting of any bond or other surety in connection with any temporary or permanent award of injunctive, mandatory or other equitable relief. Subject to Section 8.7 and Article 9 of this Agreement, nothing herein contained shall be construed as prohibiting a Party from pursuing any other remedies available to such Party for any breach or threatened breach hereof or failure to take or refrain from any action as required hereunder to consummate the Merger and carry out the Transactions.

     Section 10.9. Counterparts. This Agreement may be executed in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

     Section 10.10. Mutual Drafting. This Agreement is the result of the joint efforts of Acquiror and the Company, and each provision hereof has been subject to the mutual consultation, negotiation and agreement of the parties and there shall be no construction against any Party based on any presumption of that Party's involvement in the drafting thereof.


                                  ARTICLE 11.


                                  DEFINITIONS

     As used herein, unless the context otherwise requires, the following terms have the following respective meanings. Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa, and the reference to any gender shall be deemed to include all genders. Unless otherwise defined or the context otherwise clearly requires, terms for which meanings are provided herein shall have such meanings when used in the Disclosure Schedule, the Acquiror Disclosure Schedule and each Collateral Document, notice, certificate, communication, opinion or other document executed or required to be executed pursuant hereto or thereto or otherwise delivered, from time to time, pursuant hereto or thereto.

     "Acquiror" shall have the meaning given to it in the Preamble.

     "Acquiror Disclosure Schedule" shall mean the disclosure schedule dated as of the date of this Agreement delivered by Acquiror to the Arcus Parties.

     "Acquiror Financial Statements" shall have the meaning given to it in
Section 4.4(b).

     "Acquiror Optionee" shall have the meaning given to it in Section 2.1(f).

     "Acquiror Optionee Aggregate Spread Value" shall mean the sum of the product of (i) the difference between the Share Price and the exercise price of each Option Security (whether vested or unvested) as of the Effective Time held by the Acquiror Optionees and (ii) the number of shares of Company Stock issuable upon exercise of such Option Securities.

     "Acquiror SEC Reports" shall have the meaning given to it in Section
4.4(a).

     "Acquiror Stock" shall have the meaning given to it in the Preamble.

     "Acquiror Voting Agreement" shall mean the agreement substantially in the form of Exhibit 7.1(f) hereto.

     "Adjustment Aggregate Spread Value" shall have the meaning given to it in
Section 2.1(f).


     "Adverse," "Adversely," when used alone or in conjunction with other terms (including without limitation "Affect," "Change" and "Effect") shall mean, with respect to the Arcus Entities or Acquiror, as the case may be, any Event which could reasonably be expected to (a) adversely affect the validity or enforceability of this Agreement or any Collateral Document or the likelihood of consummation of the Merger, (b) adversely affect in any material respect the business, operations, properties, condition (financial or other), or results of operation (including without limitation, earnings before interest, taxes, depreciation and amortization) of the Arcus Entities, or Acquiror and its Subsidiaries, in each case taken as a whole, as the case may be (it being understood that a reduction in the market value of Acquiror Stock shall not, in and of itself, constitute or be deemed to reflect an Adverse Change), (c) impair in any material respect the Company's or Acquiror's, as the case may be, ability to fulfill its obligations under the terms of this Agreement or any Collateral Document, or (d) adversely affect in any material respect the aggregate rights and remedies of the Arcus Entities or Acquiror, as the case may be, under this Agreement or any Collateral Document.


     "Affiliate," "Affiliated" shall mean, with respect to any Person, (a) any other Person at the time directly or indirectly controlling, controlled by or under direct or indirect common control with such Person, (b) any other Person of which such Person at the time owns, or has the right to acquire, directly or indirectly, ten percent (10%) or more of any class of the capital stock or beneficial interest, (c) any other Person which at the time owns, or has the right to acquire, directly or indirectly, ten percent (10%) or more of any class of the capital stock or beneficial interest of such Person, (d) any executive officer or director of such Person, (e) with respect to any partnership, joint venture or similar Entity, any general partner thereof, and
(f) when used with respect to an individual, shall include any member of such individual's immediate family or a family trust.


     "Affiliate Agreement" shall have the meaning given to it in Section 5.3.


     "Aggregate Consideration Amount" shall have the meaning given to it in
Section 2.6.


     "Aggregate Spread Value" shall mean the product of (i) the amount of the difference between the closing price per share of Acquiror Stock on the Nasdaq National Market System (as provided by the Nasdaq National Market System or, if unavailable from such source, then as reported in the Wall Street Journal) for the date of termination of employment of the applicable employee (or, if such date is not a trading day, then for the trading day immediately preceding such date of termination) and the exercise price of each Exchange Option immediately after the Effective Time, as it may be adjusted for stock splits, stock dividends or similar events and (ii) the number of shares of Acquiror Stock issuable upon exercise of such Exchange Option.


     "Agreement" shall mean this Agreement as originally in effect, including unless the context otherwise specifically requires, all schedules and exhibits hereto, as the same may from time to time be supplemented, amended, modified or restated in the manner herein or therein provided.


     "Applicable Law" shall mean any Law of any Authority, whether domestic or foreign, including without limitation the DGCL and the NRS, all federal and state securities laws, the Code, ERISA and Environmental Laws, to or by which a Person or it or any of its business or operations is subject or any of its property or assets is bound.


     "Arcus Entities" means, collectively, the Company, UAC, ATSI and their respective Subsidiaries.


     "Arcus Parties" shall have the meaning given to it in the Preamble.


     "Arcus Parties' knowledge" (including the term "to the knowledge of the Arcus Parties") means the knowledge, information or belief of any director or executive officer of the Arcus Parties; and, solely in the case of Messrs. Clarke H. Bailey, Richard A. Drutman, Frank G. Hayes, Julien H. Meyer III, Thomas H. Seefurth, and G. Theodore Wolf II, that such director or executive officer, after reasonable investigation (which shall include, without limitation, interrogation of James Giess, George Groff, Thomas Hammer, James Leffel, Kathleen Leffel-Perkins and Donald Muskopf but, due to the Parties' desire and need for secrecy, shall not include interrogation of any other employee, including, without limitation, any branch manager), shall have reason to believe and shall believe that the subject representation or warranty is true and accurate as stated.

     "Arcus Special Meetings" shall have the meaning given to it in Section 1.2(a).

     "ATSI" shall have the meaning given to it in the Preamble.

     "ATSI Common Stock" shall mean the common stock, par value $.01 per share, of ATSI.

     "ATSI Merger" shall have the meaning given to it in the Preamble.

     "ATSI Option Plan" shall have meaning given to it in Section 3.13(c).

     "ATSI Plan of Merger" shall have the meaning given to it in the Preamble.

     "Authority" shall mean any governmental or quasi-governmental authority, whether administrative, executive, judicial, legislative or other, or any combination thereof, including without limitation any federal, state, territorial, county, municipal or other government or governmental or quasi-governmental agency, authority, board, body, branch, bureau, central bank or comparable agency or Entity, commission, court, department, instrumentality, or other political unit or subdivision or other Entity of any of the foregoing, whether domestic or foreign.

     "Balance Sheet Date" means, with respect to the Arcus Entities other than the Company and UAC, June 30, 1997 and, with respect to the Company and UAC, December 31, 1996.

     "Benefit Arrangement" shall mean any material benefit arrangement that is not a Plan, including (i) any employment or consulting agreement, (ii) any arrangement providing for insurance coverage or workers' compensation benefits,
(iii) any incentive bonus or deferred bonus arrangement, (iv) any arrangement providing termination allowance, severance pay, salary continuation for disability, or other leave of absence, supplemental unemployment benefits, lay-off, reduction in force or similar benefits, (v) any stock option or equity compensation plan, (vi) any deferred compensation plan, (vii) any compensation policy and practice, (viii) any educational assistance arrangements or policies and (ix) any change of control arrangements or policies.

     "Cash Merger Consideration" shall have the meaning given to it in Section 2.1(a).

     "Cause" shall mean if (i) the Person has committed a willful act, such as fraud, conversion, embezzlement, falsifying records or reports, or a similar act against Acquiror or any of its Subsidiaries, intending to enrich himself at the expense of Acquiror or any of its Subsidiaries, (ii) the Person has been guilty of willful misconduct or gross negligence in carrying out his duties, or
(iii) the Person has been convicted of, or entered a plea of guilty to, a felony crime involving moral turpitude.

     "Certificate" shall have the meaning given to it in Section 2.1(b).

     "Change in Control" shall mean (i) the acquisition of, or the commencement of a tender offer which is being made pursuant to a binding agreement to which Acquiror is a party or which otherwise has been approved by Acquiror's Board of Directors for, beneficial ownership of 50% or more of the voting capital stock of a Person, directly or indirectly, by a Person or group of Persons under common control (other than Vincent J. Ryan, Schooner Capital Corporation, C. Richard Reese, Eugene B. Doggett, B. Thomas Golisano and/or any of their respective Affiliates); (ii) a change in the membership of the Board of Directors of a Person such that, following such change, at least 50% of the members were not members on the date of this Agreement; or (iii) approval by the stockholders of a Person of a sale of the Person's businesses and/or assets which represent all or substantially all of the Person's total assets.

     "Claim Notice" shall have the meaning given to it in Section 8.4.

     "Claims" shall mean any and all debts, liabilities, obligations, losses, damages, deficiencies, assessments and penalties, together with all Legal Actions, pending or threatened, claims and judgments of whatever kind and nature relating thereto, and all fees, costs, expenses and disbursements (including without limitation reasonable attorneys' and other legal fees, costs and expenses) relating to any of the foregoing.

     "Closing" shall have the meaning given to it in Section 1.3.

     "Closing Date" shall have the meaning given to it in Section 1.3.

     "COBRA" shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, as set forth in Section 4980B of the Code and Part 6 of Title I of ERISA.

     "Code" shall have the meaning given to it in the Preamble.

     "Collateral Document" shall mean any agreement, instrument, certificate, opinion, memorandum, schedule or other document delivered by a Party or a Stockholder pursuant to this Agreement or in connection with the Merger and the Transactions.

     "Combined Escrow Holdback Amount" shall have the meaning given to it in
Section 8.6(c).

     "Comfort Letter" shall mean an accountant's comfort letter to be delivered to one or more underwriters or initial purchasers (in the case of a financing under Rule 144A of the Securities Act) of Acquiror's securities; provided that such underwriter's or initial purchaser's request conforms with AICPA Statement on Auditing Standards 72, as amended, and is comparable to the information requested by similarly situated companies in comparable financing transactions.


     "Common Cash Amount" shall mean the product of (i) the Fully Diluted Common Equity Value and (ii) 58%; provided, however, that such amount shall be reduced, if necessary, consistent with Section 2.6 hereof.

     "Common Cash Conversion Number" shall mean the quotient obtained by dividing (i) the Common Cash Amount by (ii) the number of Fully Diluted Common Shares.

     "Common Equity Value" shall mean an amount equal to the remainder of (A) the Total Equity Consideration less (B) the Preferred Equity Value.

     "Common Stock Amount" shall mean the quotient obtained by dividing (a) the product of (i) the Fully Diluted Common Equity Value and (ii) 42% by (b) the Determination Price; provided, however, that the number of shares of Acquiror Stock resulting from such formula shall be increased, if necessary, consistent with Section 2.6 hereof.

     "Common Stock Conversion Number" shall mean the quotient obtained by dividing (i) the Common Stock Amount by (ii) the number of Fully Diluted Common Shares.

     "Common Stock Escrow Indemnity Contribution" shall mean Eight Million Dollars ($8,000,000) times a fraction, the numerator of which shall equal the aggregate Exchange Common Consideration and the denominator of which shall equal the Total Primary Equity Base.

     "Common Stock Expense Fund Contribution" shall mean an amount equal to the Estimated Expense Amount times a fraction, the numerator of which shall equal the aggregate Exchange Common Consideration and the denominator of which shall equal the Total Primary Equity Base.

     "Company" shall have the meaning given to it in the Preamble.

     "Company Indebtedness Calculation" shall have the meaning given to it in
Section 8.6(a).

     "Company Preferred" shall have the meaning given to it in Section 2.1(b).

     "Company Stock" shall have the meaning given to it in Section 2.1(a).


     "Company Stock Warrant" shall have the meaning given to it in Section
   2.1(c).


     "Confidentiality Agreement" shall have the meaning given to it in Section 5.1(a).


     "Connected Stock" shall mean 158,729 shares of Convertible Series C Preferred Stock in Connected Corp., a Delaware corporation, held by UAC.


     "Contract," "Contractual Obligation" shall mean any term, condition, provision, representation, warranty, agreement, covenant, undertaking, commitment, indemnity or other obligation which is outstanding or existing under any instrument, contract, lease or other contractual undertaking to which the obligee is a party or by which it or any of its business is subject or property or assets is bound.

     "control" (including the terms "controlled," "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a Person, or the disposition of such Person's assets or properties, whether through the ownership of stock, equity or other ownership, by contract, arrangement (including credit arrangement) or understanding, or as trustee or executor or otherwise.


     "Convertible Securities" shall mean any evidences of indebtedness, shares of capital stock (other than common stock) or other securities directly or indirectly convertible into or exchangeable for shares of capital stock of an Arcus Entity, whether or not the right to convert or exchange thereunder is immediately exercisable or is conditioned upon the passage of time, the occurrence or non-occurrence or existence or non-existence of some other Event, or both.


     "Court" shall have the meaning given to it in Section 3.26.


     "Credit Facility" shall mean the Credit Facility, dated as of July 31, 1995 among ATSI, Arcus, Inc., the various financial institutions from time to time party thereto, and Banque Paribas, as Agent, as amended from time to time in accordance with the terms thereof.


     "Deemed Value" shall mean, with respect to cash and/or shares of Acquiror Stock delivered pursuant to Section 2.1(f), the sum of (i) any cash so delivered and (ii) the value of any shares so delivered, assuming such shares were valued at the closing price per share of Acquiror Stock on the Nasdaq National Market System (as provided by the Nasdaq National Market System or, if unavailable from such source, then as reported in the Wall Street Journal) for the trading day immediately prior to the date such Acquiror Stock is delivered to the Stockholder Representative pursuant to Section 2.1(f).


     "Designated Exercise Date" shall mean the dates (or periods, as applicable) designated by Acquiror for the exercise of the Minimum Exercise Number in a written notice delivered by Acquiror to the Arcus Parties not less than thirty (30) days prior to the Closing Date.


     "Determination Price" shall mean the average closing price per share of Acquiror Stock, based on each day's closing price as provided by the Nasdaq National Market System or, if unavailable from such source, then as reported in the Wall Street Journal, for the period of twenty (20) trading days ending on the third trading day prior to (and not including) the Closing Date; provided, however, that if the average closing price per share of Acquiror Stock so calculated is less than $29.00, then the Determination Price shall be $29.00; and provided, further, that if the average closing price per share of Acquiror Stock so calculated is greater than $36.00, then the Determination Price shall be $36.00.


     "Determination Time" shall mean the Closing Date immediately prior to the purchase of any Warrants by Acquiror pursuant to any agreement.


     "DGCL" shall have the meaning given to it in the Preamble.


     "Disclosure Schedule" shall mean the disclosure schedule dated as of the date of this Agreement delivered by the Arcus Parties to Acquiror.


     "Dispute Notice" shall have the meaning given to it in Section 8.6(a).


     "Dissenting Shares" shall have the meaning given to it in Section 2.5(a).


     "Distribution" shall mean, with respect to the Arcus Entities: (a) the declaration or payment of any dividend (except dividends payable in capital stock of an Arcus Entity) on or in respect of any shares of any class of capital stock of an Arcus Entity owned by a Person other than an Arcus Entity,
(b) the purchase, redemption or other retirement of any shares of any class of capital stock of an Arcus Entity, owned by a Person other than an Arcus Entity, and (c) any other distribution on or in respect of any shares of any class of capital stock of an Arcus Entity, owned by a Person other than an Arcus Entity.



     "Effective Time" shall have the meaning given to it in Section 1.4.

     "Employment Arrangement" shall mean, with respect to any Person, any employment, consulting, retainer or severance contract, agreement, plan, arrangement or policy (exclusive of any which is terminable within thirty (30) days without liability, penalty or payment of any kind by such Person or any Affiliate (other than any such liability, penalty or payment of general application to all the Arcus Entities' employees)), providing for severance, termination payments, insurance coverage (including any self-insured arrangements), workers compensation, disability benefits, life, health, medical, dental or hospitalization benefits, supplemental unemployment benefits, vacation or sick leave benefits, pension or retirement benefits or for deferred compensation, profit-sharing, bonuses, stock options, stock purchase or appreciation rights or other forms of incentive compensation or post-retirement insurance, compensation or benefits, or any collective bargaining or other labor agreement, whether or not any of the foregoing is subject to the provisions of ERISA.

     "Enforceability Exceptions" shall have the meaning set forth in Section 3.1(c).

     "Entity" shall mean any corporation, firm, unincorporated organization, association, partnership, limited liability company, trust (inter vivos or testamentary), estate of a deceased, insane or incompetent individual, business trust, joint stock company, joint venture or other organization, entity or business, whether acting in an individual, fiduciary or other capacity, or any Authority.

     "Environmental Law" shall mean any Law relating to or otherwise imposing liability or standards of conduct concerning pollution or protection of the environment or occupational health and safety, including without limitation Laws relating to emissions, discharges, releases or threatened releases of Hazardous Materials or other pollutants, contaminants, chemicals, noises, toxic or hazardous substances, materials or wastes, as matter, into the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) or otherwise relating to the manufacture, processing, generation, distribution, use, treatment, storage, disposal, cleanup, transport or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances, materials or wastes.

     "Environmental Permit" shall mean any Governmental Authorization required by or pursuant to any Environmental Law.

     "ERISA" shall mean the Employee Retirement Income Security Act of 1974, and the rules and regulations thereunder, all as from time to time in effect, or any successor law, rules or regulations, and any reference to any statutory or regulatory provision shall be deemed to be a reference to any successor statutory or regulatory provision.

     "ERISA Affiliate" shall mean any Person that is or has ever been treated as a single employer with the Arcus Entities under Section 414(b), (c), (m) or
(o) of the Code or Section 4001(b)(1) of ERISA.

     "Escrow Agent" shall have the meaning given to it in Section 8.2(b).

     "Escrow Agreement" shall have the meaning given to it in Section 8.3(b).

     "Escrow Holdback Amount" shall mean an amount equal to the Combined Escrow Holdback Amount times a fraction, the numerator of which shall equal the aggregate Exchange Common Consideration and the denominator of which shall equal the Total Primary Equity Base.

     "Escrow Indemnity Funds" shall have the meaning given to it in Section 8.2(a).

     "Escrow Indemnity Period" shall have the meaning given to it in Section
8.1.

     "Estimated Expense Amount" shall mean a cash amount equal to $750,000.

     "Event" shall mean the occurrence or existence of any act, action, activity, circumstance, condition, event, fact, failure to act, omission, incident or practice, or any set or combination of any of the foregoing.

     "Exchange Act" shall mean the Securities Exchange Act of 1934, and the rules and regulations of the SEC thereunder, all as from time to time in effect, or any successor law, rules or regulations, and any reference to any statutory or regulatory provision shall be deemed to be a reference to any successor statutory or regulatory provision.

     "Exchange Agent" shall have the meaning given to it in Section 2.2(a).

     "Exchange Common Consideration" shall have the meaning given to it in
Section 2.1(a).

     "Exchange Fund" shall have the meaning given to it in Section 2.2(a).

     "Exchange Option" shall have the meaning given to it in Section 2.4.

     "Exchange Preferred Consideration" shall have the meaning given to it in
Section 2.1(b).


     "Expense Fund" shall mean that certain account established at or prior to the Effective Time with a bank or other financial institution reasonably acceptable to the Parties hereto, which shall be under the dominion and control of the Stockholder Representative for the benefit of the former holders of Share Certificates and former holders of Warrants and into which shall be deposited, in addition to certain other monies, the Estimated Expense Amount.


     "Expenses" shall have the meaning set forth in Section 7.5(a).


     "Final Determination Date" shall have the meaning given to it in Section 8.6(a).


     "Final Indebtedness Amount" shall have the meaning given to it in Section 8.6(a).


     "Financial Statements" shall have the meaning given to it in Section
3.2(a).


     "Fully Diluted Common Equity Value" shall mean the sum of (i) the Common Equity Value, (ii) the aggregate exercise price of all Option Securities (whether vested or unvested and excluding Company Stock Warrants) as of the Effective Time, and (iii) the aggregate exercise price of all Company Stock Warrants which are outstanding as of the Effective Time (without giving effect to Section 2.1(c)).


     "Fully Diluted Common Shares" shall mean the sum of (i) the number of shares of Company Stock issued and outstanding immediately prior to the Effective Time after giving effect to the Reorganization and including all shares of Company Stock for which shares of UAC Common Stock or ATSI Common Stock are exchanged pursuant thereto (except Shares to be canceled pursuant to Section 2.1(c)), (ii) the number of Shares of Company Stock which would have been issued or remained outstanding as a result of the Reorganization had holders of UAC Common Stock, ATSI Common Stock or Company Stock not exercised dissenters or appraisal rights in connection with the UAC Merger or ATSI Merger, as the case may be, (iii) the number of Shares of Company Stock which may be issued pursuant to Option Securities (whether vested or unvested) as of the Effective Time, and (iv) the maximum number of Shares of Company Stock which may be issued pursuant to the Company Stock Warrants which are outstanding as of the Effective Time (without giving effect to Section 2.1(c)).



     "GAAP" shall mean generally accepted accounting principles as in effect from time to time in the United States of America applied on a basis consistent with past practice.


     "Governmental Authorizations" shall mean all approvals, concessions, consents, franchises, licenses, permits, plans, registrations and other authorizations of all Authorities.


     "Governmental Filings" shall mean all filings, including franchise and similar Tax filings, and the payment of all fees, assessments, interest and penalties associated with such filings, with all Authorities.


     "Guaranty" or "Guaranteed" shall mean any agreement, undertaking or arrangement by which any of the Arcus Entities guarantees, endorses or otherwise becomes or is liable, directly or indirectly, contingently or otherwise, upon any indebtedness of any other Person including without limitation the payment of amounts drawn down by beneficiaries of letters of credit (other than by endorsements of negotiable instruments for deposit or collection in the ordinary course of business). The amount of the obligor's obligation under any Guaranty shall be deemed to be the outstanding amount (or maximum permitted amount, if larger) of the indebtedness directly or indirectly guaranteed thereby (subject to any limitation set forth therein).


     "Hazardous Materials" shall mean any substance (in whatever state of matter): (a) the presence of which requires investigation or remediation under any Environmental Law; (b) that is defined as a "hazardous waste","hazardous material" or "hazardous substance" under any Environmental Law; (c) that is toxic, explosive, corrosive, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous and is regulated by any

Authority; or (d) that contains or consists of petroleum or petroleum products, polychlorinated biphenyls, asbestos, or urea formaldehyde foam insulation.


     "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvement Act of 1976, and the rules and regulations thereunder, all as from time to time in effect, or any successor law, rules or regulations, and any reference to any statutory or regulatory provision shall be deemed to be a reference to any successor statutory or regulatory provision.


     "Indebtedness" shall mean, with respect to the Arcus Entities, the sum of
(i) all obligations, contingent or otherwise, in respect of borrowed money, notes or similar interests and all guarantees, endorsements and other contingent obligations in respect of Indebtedness of others (it being understood that obligations of the Arcus Entities in respect of trade payables incurred in the ordinary course of business shall not constitute Indebtedness) and (ii) any Net Working Capital Deficit.


     "Indemnified Parties" shall have the meaning given to it in Section 5.5.


     "Initial Disbursement Amount" shall mean the meaning given to it in
   Section 8.3(c).


     "Initial Distribution Date" shall have the meaning given to it in Section 8.3(c).


     "Intangible Assets" shall mean all assets and property lacking physical properties the evidence of ownership of which must customarily be maintained by independent registration, documentation, certification, recordation or other means.


     "Law" shall mean (a) any administrative, judicial, legislative or other action, code, consent decree, constitution, decree, directive, enactment, finding, guideline, law, injunction, interpretation, judgment, order, ordinance, policy statement, proclamation, promulgation, regulation, requirement, rule, rule of law, rule of public policy, settlement agreement, statute, or writ of any Governmental Authority, domestic or foreign; or (b) the common law, or other legal precedent; including, in each such case or instance, any interpretation or directive, whether or not having the force of law including, in all cases, without limitation any particular section, part or provision thereof.


     "Lease" shall mean any lease of property, whether real, personal or mixed, and all amendments thereto.


     "Legal Action" shall mean any litigation or legal or other actions, arbitrations, counterclaims, proceedings, requests for material information by or pursuant to the order of any Authority, or suits, at law or in arbitration, equity or admiralty commenced by any Person, whether or not purported to be brought on behalf of a party hereto affecting such party or any of such party's business, property or assets.


     "Lien" shall mean any of the following: mortgage; lien (statutory or other); preference, priority or other security agreement, arrangement or interest; hypothecation, pledge or other deposit arrangement; assignment; charge; levy; executory seizure; attachment; garnishment; encumbrance (including any easement, exception, variance, reservation or limitation, right of way, zoning restriction, building or use restriction, and the like, which would adversely affect any party's ability to use the affected property as it is currently used by an Arcus Entity); conditional sale, title retention or other similar agreement, arrangement, device or restriction; preemptive or similar right; any financing lease involving substantially the same economic effect as any of the foregoing; the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction; restriction on sale, transfer, assignment, disposition or other alienation; or any option, equity, claim or right of or obligation to, any other Person, of whatever kind and character.


     "Loss and Expense" shall have the meaning given to it in Section 8.2(a).


     "Material" or "materiality" for the purposes of this Agreement, shall, unless specifically stated to the contrary, be determined without regard to the fact that various provisions of this Agreement set forth specific dollar amounts.


     "Material Agreement" or "Material Commitment" shall mean, with respect to the Arcus Entities or Acquiror, as the case may be, any Contractual Obligation
(a) which involves the purchase, sale or lease of goods or materials or performance of services aggregating more than $100,000 (other than those relating to billable consulting staff), or (b) which involves indebtedness for money borrowed in excess of $100,000 or (c) which is or otherwise constitutes a written agency, dealer, license, distributorship, sales representative or similar written agreement involving more than $100,000.

     "Merger" shall have the meaning given to it in the Preamble.

     "Merger Consideration" shall mean the Exchange Common Consideration and the Exchange Preferred Consideration.

     "Minimum Exercise Number" shall mean the aggregate number of Option Securities vested as of the Effective Time and Option Securities that vest on or before June 30, 1998, or such other number as the Parties shall reasonably agree not less than thirty (30) days prior to the Closing Date.

     "Multiemployer Plan" shall mean a "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA.

     "Net Indebtedness" shall mean with respect to Arcus Entities, the difference of (A) the sum of (without duplication) (a) all Indebtedness, (b) all obligations, contingent or otherwise, (i) under leases which are capitalized on the consolidated balance sheet of the Arcus Entities, (ii) in respect of the deferred purchase price of property (excluding any amounts held in or payable from that certain escrow account established in connection with the acquisition of Wolf Advisory International, Inc. and Wolf Advisory International, Ltd. and certain assets of Computer Plus Temporaries, Inc. on or about June 19, 1996) and (iii) in respect of any deferred compensation plan or arrangement (other than any 401(K) plan) and all guarantees, endorsements and other contingent obligations in respect of obligations of the type referred in this clause (b) of others, (c) the aggregate full amount of all installment sales amounts, contingent payments or "earnouts" that an Arcus Entity may be required to pay under any agreements pursuant to which such Arcus Entity acquired the outstanding capital stock or assets of another Person (other than (A) contingent payments in an amount not to exceed $750,000 payable in respect of the PSI Acquisition and (B) contingent payments payable by Arcus Data Security, Inc. pursuant to Section 4.01(b) and Section 4.01(c) of that certain Purchase Agreement dated as of October 31, 1996 among Towler Companies, Inc. d/b/a/ The Rock Island Group, William A. Towler and Arcus Data Security, Inc.) and (d) accrued interest to the date of the Merger in respect of Indebtedness or the obligations of the type referred to in clause (b) of this definition and all fees, expenses and other amounts (including so-called "breakage" amounts) due in connection with the prepayment in full of such Indebtedness which will be prepaid at Closing; minus (B) (i) cash and cash equivalents, (ii) the lesser of $150,000 or the principal amount outstanding as of the Effective Time of the promissory note payable to an Arcus Entity by TPI Acquisition Corp., (iii) the principal amount outstanding in an amount not to exceed $26,000 of a promissory note payable to an Arcus Entity by an employee), (iv) obligations under performance bonds and reimbursement obligations under letters of credit and (v) any amounts otherwise included within clauses (b) and (c) above to the extent that such obligations have been fully funded or otherwise cash collateralized, so long as the cash which has funded or collateralized such obligation is not considered a reduction in calculating Net Indebtedness.

     "Net Preferred Shares" shall have the meaning given to it in Section
2.2(a).

     "Net Shares" shall have the meaning given to it in Section 2.2(a).

     "Net Working Capital" shall mean (x) the sum of accounts receivable (less allowance for doubtful accounts), inventory and prepaid expenses and other current assets (excluding cash, notes receivable and deferred income taxes) of ATSI, in each case as recorded in accordance with GAAP consistently applied, minus (y) the sum of deferred revenue, state income taxes payable, accounts payable, accrued payroll and other accrued liabilities (including reserves but excluding amounts due to parent, deferred compensation and liabilities related to debt, including, without limitation, accrued interest) of ATSI, in each case as recorded in accordance with GAAP consistently applied; provided, however, that (a) any effect on Net Working Capital resulting from the exercise of any Option Security between the Balance Sheet Date and the Effective Time shall be excluded from the calculation thereof and (b) Expenses of the Arcus Parties in respect of the Transactions shall not be included in calculating Net Working Capital.

     "Net Working Capital Deficit" shall mean, as of the Effective Time, the excess, if any, of (x) Net Working Capital as derived from the ATSI Financial Statements at June 30, 1997 (which amount equals $4,986,429), over (y) Net Working Capital immediately prior to the ATSI Merger.

     "Net Working Capital Surplus" shall mean, as of the Effective Time, the excess, if any, of (x) Net Working Capital immediately prior to the ATSI Merger over (y) Net Working Capital as derived from the ATSI Financial Statements at June 30, 1997 (which amount equals $4,986,429).

     "Non-Competition Agreements" shall mean the several agreements between an Arcus Entity or Acquiror, on the one hand, and another Person, on the other hand, in the form attached as Exhibit 5.15(a) or Exhibit 5.15(b), as applicable.

     "NRS" shall have the meaning given to it in the Preamble.

     "Option Securities" shall mean all rights, options and warrants, and calls or commitments evidencing the right, to subscribe for, purchase or otherwise acquire shares of an Arcus Entity's capital stock or Convertible Securities, whether or not the right to subscribe for, purchase or otherwise acquire is immediately exercisable or is conditioned upon the passage of time, the occurrence or non-occurrence or the existence or non-existence of some other Event or both.

     "Organic Documents" shall mean the Arcus Parties' or Acquiror's, as the case may be, Articles of Incorporation, Certificate of Incorporation, its by-laws and all stockholder agreements, voting trusts and similar arrangements applicable to any of its capital stock, each as in effect from time to time.

     "Other Transaction" shall mean a transaction or series of related transactions (other than the Merger and the Reorganization) resulting in (a) any change in control of an Arcus Entity, (b) any merger or consolidation of an Arcus Entity, regardless of whether such Arcus Entity is the surviving Entity,
(c) any tender offer or exchange offer for, or any acquisition of, any securities of any Arcus Entity (other than the issuance of shares in accordance with the terms of Option Securities outstanding on the date hereof), (d) any sale or other disposition of assets of an Arcus Entity not otherwise permitted under Section 3.16 hereof, or (e) so long as this Agreement remains in effect, any issue or sale, or any agreement to issue or sell, any capital stock, Convertible Securities or Option Securities of any Arcus Entity (other than (i) pursuant to the Transactions and (ii) the issuance of shares in accordance with the terms of Option Securities outstanding on the date hereof).

     "Party" shall mean a signatory to this Agreement.

     "PBGC" shall mean the Pension Benefit Guaranty Corporation and any Entity succeeding to any or all of its functions under ERISA.

     "Person" shall mean any natural individual or any Entity.

     "Plan" shall mean, with respect to the Arcus Entities and at a particular time, any employee benefit plan which is covered by ERISA and in respect of which the Arcus Entities, or,in the case of any such plan subject to Title IV of ERISA, an ERISA Affiliate is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an "employer," as defined in
Section 3(5) of ERISA, other than a Multiemployer Plan.

     "Plan of Reorganization" shall have the meaning given to it in Section
3.26.

     "Preferred Cash Amount" shall mean the product of (i) the Preferred Equity Value and (ii) 5%; provided, however, that such amount shall be reduced, if necessary, consistent with Section 2.6 hereof.

     "Preferred Cash Conversion Number" shall mean the quotient obtained by dividing (i) the Preferred Cash Amount by (ii) the sum of (a) the number of Preferred Shares issued and outstanding immediately prior to the Effective Time (except Preferred Shares to be cancelled pursuant to Section 2.1(c)) and (b) the number of Preferred Shares which would have been issued as a result of the UAC Merger had holders of UAC Preferred Stock not exercised appraisal rights.


     "Preferred Certificate" shall have the meaning given to it in Section
2.1(b).


     "Preferred Equity Value" shall mean the aggregate liquidation preference of the Company Preferred, calculated in accordance with the Amended and Restated Certificate of Incorporation of the Company to be filed with the Secretary of State of the State of Delaware immediately prior to the Effective Time in connection with the UAC

Merger (including Preferred Shares which would have been issued as a result of the UAC Merger had holders of UAC Preferred Stock not exercised appraisal rights).

     "Preferred Exchange Fund" shall have the meaning given to it in Section 2.2(a).

     "Preferred Shares" shall have the meaning given to it in Section 2.1(b).

     "Preferred Stock Amount" shall mean the quotient obtained by dividing (a) the product of the Preferred Equity Value and 95% by (b) the Determination Price; provided, however, that such amount shall be increased, if necessary, consistent with Section 2.6 hereof.

     "Preferred Stock Conversion Number" shall mean the quotient obtained by dividing (i) the Preferred Stock Amount by (ii) the sum of (a) the number of shares of Company Preferred issued and outstanding immediately prior to the Effective Time (except Preferred Shares to be cancelled pursuant to Section 2.1(c)) and (b) the number of Preferred Shares which would have been issued as a result of the UAC Merger had holders of UAC Preferred Stock not exercised appraisal rights.

     "Preferred Stock Merger Consideration" shall have the meaning given to it in Section 2.1(b).

     "Principal Stockholders" shall mean GKH Investments, L.P., GKH Partners L.P., GKH Partners L.P. as nominee of GKH Private Limited, Hudson River Capital LLC and Clarke H. Bailey.

     "Private Authorizations" shall mean all approvals, concessions, consents, franchises, licenses, permits, and other authorizations of all Persons (other than Authorities) including without limitation those with respect to patents, trademarks, service marks, trade names, copyrights, computer software programs, technology and know-how, but not including those with respect to Leases and other general contract rights.

     "Prospectus" shall mean the form of prospectus included in the Registration Statement.

     "PSI Acquisition" shall mean the acquisition by Arcus Staffing Resources, Inc. of all of the assets of Image Solutions, Inc. (d/b/a Professional Solutions, Inc.) pursuant to that certain Asset Purchase Agreement dated as of August 20, 1997 by and among Image Solutions, Inc., Pam Kunhart, John Kunhart, Arcus Technology Services, Inc. and Arcus Staffing Resources, Inc., and all related transactions.

     "Qualified Plan" shall have the meaning given to it in Section 5.8(b).

     "Registered Stock" shall mean that portion of the Stock Merger Consideration and Preferred Stock Merger Consideration consisting of shares of Acquiror Stock to be registered pursuant to the Securities Act.

     "Registration Statement" shall mean the registration statement (including the Prospectus, exhibits, financial statements and schedules included therein), and all amendments thereof (including post-effective amendments) and supplements to the Prospectus which are a part thereof, filed under the Securities Act registering the Registered Stock.

     "Reorganization" shall have the meaning given to it in the Preamble.

     "Representatives" of a Party shall mean the officers, directors, employees, accountants, counsel, financial advisors, consultants and other representatives of such Party.

     "Required Disclosure" shall have the meaning given to it in Section 5.7.


     "SEC" shall mean the Securities and Exchange Commission of the United States or any successor Authority.


     "Securities Act" shall mean the Securities Act of 1933, and the rules and regulations of the SEC thereunder, all as from time to time in effect, or any successor law, rule or regulation, and any reference to any statutory or regulatory provision shall be deemed to be a reference to any successor statutory or regulatory provision.


     "Share Certificate" shall have the meaning given to it in Section 2.1(a).


     "Share Exchange Fund" shall have the meaning given to it in Section
2.2(a).

     "Share Price" equals the quotient of the Fully Diluted Common Equity Value divided by the Fully Diluted Common Shares.

     "Shares" shall have the meaning given to it in Section 2.1(a).

     "Stockholders" shall mean all Persons entitled to receive Merger Consideration (or who would be entitled thereto but for their dissent from the Merger or the Reorganization) pursuant to Sections 2.1(a) and 2.1(b).

     "Stockholders' Agreement" shall mean that certain Stockholders' Agreement of even date herewith among the Principal Stockholders and Acquiror, as the same may from time to time be supplemented amended, modified or restated in the manner therein provided.

     "Stock Merger Consideration" shall have the meaning given to it in Section 2.1(a).

     "Subsidiary" shall mean, with respect to a Person, any Entity a majority of the capital stock ordinarily entitled to vote for the election of directors of which, or if no such voting stock is outstanding, a majority of the equity interests of which, is owned directly or indirectly, legally or beneficially, by such Person or any other Person controlled by such Person.

     "Surviving Corporation" shall have the meaning given to it in Section 1.1.


     "Tax" (and "Taxable", which shall mean subject to Tax), shall mean (a) all taxes (domestic or foreign), including without limitation any income (net, gross or other, including recapture of any tax items such as investment tax credits), alternative or add-on minimum tax, gross income, gross receipts, gains, sales, use, leasing, lease, user, ad valorem, transfer, recording, franchise, profits, property (real or personal, tangible or intangible), fuel, license, withholding on amounts paid to or by the Arcus Entities or Acquiror, as the case may be, payroll, employment unemployment, social security, excise, severance, stamp, occupation, premium, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, levies, assessments, charges, penalties, addition to tax or additional amount imposed by any Taxing Authority, (b) any joint or several liability of any Arcus Entity or Acquiror, as the case may be with any other Person for the payment of any amounts of the type described in (a), and (c) any liability of any Arcus Entity or Acquiror, as the case may be for the payment of any amounts of the type described in (a) as a result of any express or implied obligation to indemnify any other Person.


     "Tax Return" or "Returns" shall mean all returns, consolidated or otherwise (including without limitation information returns), required to be filed with any Authority with respect to Taxes.

     "Taxing Authority" shall mean any Authority responsible for the imposition of any Tax.


     "Termination" shall have the meaning given to it in Section 2.1(f).


     "Termination Date" shall mean March 31, 1998 or such other date as the Parties may, from time to time, mutually agree.


     "Termination Fee" shall have the meaning given to it in Section 7.5(b).


     "Threshold Percentage" shall have the meaning given to it in Section 2.6.


     "Total ATSI Equity Value" shall mean the total common equity value of ATSI at the Determination Time as determined in good faith by ATSI based on the (i) Total Consideration to be paid by Acquiror in the Merger, and (ii) the Net Indebtedness (excluding cash and cash equivalents held by the Company and UAC, but assuming the deemed exercise of all outstanding warrants and options to acquire ATSI Common Stock) at the Determination Time.


     "Total Common Equity Base" shall have the meaning given to it in Section 2.1(f).


     "Total Consideration" shall mean One Hundred Sixty Million Dollars ($160,000,000).


     "Total Equity Consideration" shall mean the difference between the Total Consideration and Net Indebtedness as of the Effective Time.

     "Total Primary Equity Base" shall mean the sum of (1) the value (calculated based on the Determination Price) of the aggregate Exchange Common Consideration, (2) the aggregate Warrant Purchase Price and (3) the value (calculated based on the Determination Price) of the aggregate Exchange Preferred Consideration.

     "Total UAC Common Equity Value" equals the total common equity value of UAC at the Determination Time as determined in good faith by UAC based on (i) the Total ATSI Equity Value, (ii) the number of fully diluted shares of ATSI Common Stock outstanding as of the Determination Time (assuming the exercise of all warrants and options to acquire shares of ATSI Common Stock) and the number of such shares held by UAC, (iii) cash and cash equivalents held by UAC (assuming the deemed exercise of all outstanding options to acquire shares of UAC Common Stock and Warrants), (iv) the value of the Connected Stock as of the Determination Time, and (v) the UAC Preferred Equity Value as of the Determination Time.

     "Transactions" shall mean the transactions contemplated by this Agreement or the Merger or by any Collateral Document executed or required to be executed in connection herewith or therewith including, without limitation, the transactions comprising the Reorganization.

     "Transmittal Documents" shall have the meaning given to it in Section
2.2(b).

     "UAC" shall have the meaning given to it in the Preamble.

     "UAC Common Stock" shall mean the common stock, par value $.01 per share, of UAC.

     "UAC Equity Value Per Share" equals the quotient obtained by dividing (a) the Total UAC Common Equity Value by (b) the sum of (i) the total number of shares of UAC Common Stock issued and outstanding at the Determination Time, plus (ii) the total number of shares of UAC Common Stock which, at the Determination Time, may be issued pursuant to options to purchase or otherwise acquire shares of UAC Common Stock, whether or not such options are immediately exercisable, plus (iii) the total number of shares of UAC Common Stock which, at the Determination Time, may be issued pursuant to Warrants, whether or not such Warrants are immediately exercisable.

     "UAC Merger" shall have the meaning given to it in the Preamble.

     "UAC Option Plan" shall have the meaning given to it in Section 3.13(b).

     "UAC Plan of Merger" shall have the meaning given to it in the Preamble.

     "UAC Preferred Equity Value" shall mean, as of any time of determination, the aggregate liquidation preference of the preferred stock of UAC, calculated in accordance with the Articles of Incorporation of UAC, at such time.

     "UAC Preferred Stock" shall mean the Series A preferred stock, par value $.01 per share, of UAC.

     "Warrant Escrow Holdback Amount" shall have the meaning given to it in the Warrant Purchase Agreement.

     "Warrant Escrow Indemnity Contribution" shall have the meaning given to it in the Warrant Purchase Agreement.

     "Warrant Purchase Agreement" shall mean a Warrant Purchase Agreement between Acquiror and one or more holders of the Warrants, substantially in the form of Exhibit 6.1(g) hereto, as such agreement may be amended, supplemented or otherwise modified in accordance with the terms thereof and hereof.

     "Warrant Purchase Price" shall mean the dollar amount equal to the product of (i) the number of shares of UAC Common Stock underlying a Warrant that will be purchased by Acquiror pursuant to the terms of the Warrant Purchase Agreement and (ii) the difference between the UAC Equity Value Per Share and the exercise price per share of UAC Common Stock applicable to such Warrant.

     "Warrants" shall mean the warrants to acquire shares of UAC Common Stock.

     "ZDC Warrant" shall mean the warrant to purchase 10,000 shares of ATSI Common Stock held by Zurich Depository Corporation or its assignee.

     IN WITNESS WHEREOF, Acquiror, the Company, UAC and ATSI have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.


                                     IRON MOUNTAIN INCORPORATED


                                     By: /s/ C. Richard Reese
                                         --------------------------------------

                                     Name: C. Richard Reese

                                     Title: Chairman and Chief Executive
                                     Officer


                                     ARCUS GROUP, INC.


                                     By: /s/ Clarke H. Bailey
                                         --------------------------------------

                                     Name: Clarke H. Bailey

                                     Title: Chairman


                                     UNITED ACQUISITION COMPANY


                                     By: /s/ Clarke H. Bailey
                                         --------------------------------------

                                     Name: Clarke H. Bailey

                                     Title: Chairman


                                     ARCUS TECHNOLOGY SERVICES, INC.


                                     By: /s/ Clarke H. Bailey
                                         --------------------------------------

                                     Name: Clarke H. Bailey

                                     Title: Chairman

                                                                     Schedule A


                          AGREEMENT AND PLAN OF MERGER
                                OF UAC AND AGI

     THIS AGREEMENT AND PLAN OF MERGER (this "UAC Merger Agreement") is made
and entered into this     day of         , 1997, by and between United
Acquisition Company, a Nevada corporation whose address is 232 Court Street, Reno, Nevada 89501 ("UAC"), and Arcus Group, Inc., a Delaware corporation whose address is 901 Main Street, Suite 6100, Dallas, Texas 75202 ("AGI") (UAC and AGI are individually referred to as a "Constituent Corporation" and together referred to as "Constituent Corporations"). All capitalized terms used herein shall have the meanings ascribed to them in the IM Merger Agreement, as hereafter defined, as amended, unless otherwise specified herein.


                             W I T N E S S E T H:

   WHEREAS, UAC is a corporation duly organized and existing under the laws of the State of Nevada;

     WHEREAS, AGI is a corporation duly organized and existing under the laws of the State of Delaware;

     WHEREAS, on the date of this UAC Merger Agreement (except as specified below), UAC has the authority to issue (i) Three Million (3,000,000) shares of Common Stock, par value $0.01 per share (the "UAC Common"), One Million One (1,000,001) shares of which are issued and outstanding; (ii) Two Hundred Thousand (200,000) shares of undesignated Preferred Stock, no shares of which are issued and outstanding, and (iii) Fifty Thousand (50,000) shares of Series A Preferred Stock, par value $0.01 per share (the "UAC Preferred"), 27,396 shares of which are issued and outstanding after giving effect to the payment of payment-in-kind dividends through November 20, 1997, as if such payments had occurred;

     WHEREAS, on the date of this UAC Merger Agreement (before giving effect to the amendments to the Certificate of Incorporation of AGI, discussed below), AGI has the authority to issue Eleven Million, Six Hundred Sixty-One Thousand, Two Hundred Ninety (11,661,290) shares of Common Stock, par value $0.0001 per share (the "AGI Common"), Eleven Million, Four Hundred Twenty-Six Thousand, Five Hundred Twenty-Five (11,426,525) shares of which are issued and outstanding;

     WHEREAS, following the merger of UAC into AGI, AGI will merge with and into Iron Mountain Incorporated, a Delaware corporation ("IM"), pursuant to the Agreement and Plan of Merger (the "IM Merger Agreement") by and among IM, AGI, UAC and Arcus Technology Services, Inc., dated as of September 26, 1997, as amended pursuant to Amendment No. 1 dated as of November 25, 1997, a true and correct copy of which agreement and amendment is attached hereto as Appendix A (the "IM Merger");

     WHEREAS, the Board of Directors of each Constituent Corporation has determined that it is advisable and to the advantage of such Constituent Corporation and its stockholders that UAC merge with and into AGI, upon the terms and conditions herein provided; and

     WHEREAS, the Board of Directors of each Constituent Corporation has adopted this UAC Merger Agreement and has directed that this UAC Merger Agreement be submitted to a vote of such Constituent Corporation's stockholders;

     NOW, THEREFORE, in consideration of the mutual agreements and covenants set forth herein, UAC and AGI hereby agree to merge as follows:

     1. Merger UAC shall be merged with and into AGI, and AGI shall survive the merger ("UAC Merger"), effective upon the date when this UAC Merger Agreement is made effective in accordance with applicable law (the "UAC Effective Time").


     2. Directors and Officers and Governing Documents. The directors and officers of AGI shall be the same at the UAC Effective Time as they are immediately prior thereto. The Certificate of Incorporation of AGI, as amended and restated and in effect at the UAC Effective Time, shall continue to be the Certificate of Incorporation of AGI as the surviving corporation, as amended in accordance with Section 3 hereto, until further amended in accordance with the provisions thereof and applicable laws. The bylaws of AGI, as amended and in effect at the UAC Effective Time, shall continue to be the bylaws of AGI as the surviving corporation without change or amendment until further amended in accordance with the provisions thereof and applicable laws.

     3. Changes in the Certificate of Incorporation To Be Effected By the Merger. Prior to the UAC Effective Time AGI will amend its Certificate of Incorporation (i) to create a class of Preferred Shares of which 50,000 shares shall be authorized for issuance by the Board of Directors, with identical rights, preferences and privileges applicable to the UAC Preferred, after giving effect to the amendment to the Articles of Incorporation of UAC on the Closing Date prior to the UAC Effective Time as contemplated by the IM Merger Agreement ("UAC Charter Amendments"), (ii) to increase the number of authorized shares of common stock from 11,661,290 to 100,000,000, and (iii) to exempt the Merger from the limitations on transfers of shares of AGI, stock set forth in
Article XI of the AGI Certificate (collectively, the "AGI Charter Amendments.")


     4. Effect of Merger. From and after the UAC Effective Time, AGI as the surviving corporation shall possess all rights, privileges, powers and franchises and be subject to all restrictions, disabilities and duties of UAC and AGI, including without limitation, any duties to stockholders who exercise appraisal rights in connection with the UAC Merger, and the UAC Merger shall have all other effects, as provided under Section 259 of the DGCL. Pursuant to NRS [sec][sec].92A.250(e) and (f), all ownership rights in UAC shares prior to the UAC Merger will cease to exist at the UAC Effective Time and the former holders of UAC shares will be entitled only to the rights provided in this UAC Merger Agreement or created pursuant to NRS [sec][sec].92A.300 to 92A.500.

     5. Stock Transfer Books. At the UAC Effective Time, the stock transfer books of UAC shall be closed, and there shall be no further registrations or transfers of UAC Common or UAC Preferred thereafter on the records of UAC other than to AGI.


     6. Further Assurances. From time to time, as and when required by AGI or by its successors and assigns, there shall be executed and delivered on behalf of UAC such deeds and other instruments, and there shall be taken or caused to be taken by it such further and other action, as shall be appropriate or necessary in order to vest, perfect or confirm, of record or otherwise, in AGI the title to and possession of all the property, interests, assets, rights, privileges, immunities, powers, franchises and authority of UAC and otherwise to carry out the purposes of this UAC Merger Agreement, and the officers and directors of AGI are fully authorized in the name and on behalf of UAC or otherwise to take any and all such action and to execute and deliver any and all such deeds and other instruments.


     7. Merger Consideration. At the UAC Effective Time, by virtue of the UAC Merger and without any action on the part of the stockholder thereof, (i) each share of the AGI Common outstanding immediately prior to the UAC Effective Time (other than Dissenting Shares) shall continue to remain outstanding, (ii) except as otherwise set forth in clause (iv) below, each share of the UAC Common outstanding immediately prior to the UAC Effective Time (other than Dissenting Shares) shall be changed and converted into that number ("UAC Common Conversion Number") of fully paid and nonassessable shares of AGI Common that is equal to the quotient of the UAC Equity Value Per Share, as hereafter defined, divided by the AGI Equity Value Per Share, as hereafter defined, (iii) each share of the UAC Preferred outstanding immediately prior to the UAC Effective Time (other than Dissenting Shares), together with any accrued and unpaid dividends thereon, shall be changed and converted into one (1) fully paid and nonassessable share of AGI Preferred with the same rights, preferences and privileges as applicable to the UAC Preferred after giving effect to the UAC Charter Amendments and the AGI Charter Amendments with an equal amount of accrued and unpaid dividends thereon and (iv) each share of the UAC Common outstanding immediately prior to the UAC Effective Time and owned of record by AGI shall be cancelled.


     7.1 UAC Equity Value Per Share. The UAC Equity Value Per Share shall mean the UAC Equity Value Per Share at the Determination Time under the IM Merger Agreement, as amended, immediately prior to the purchase of Warrants by IM pursuant to the Warrant Purchase Agreements (the "Determination Time").


     7.2 AGI Equity Value Per Share. The AGI Equity Value Per Share shall mean
(a) the total common equity value of AGI as of the Determination Time as determined in good faith by AGI based on (i) the Total UAC Common

Equity Value, (ii) the number of fully diluted shares of UAC Common as of the Determination Time (assuming the exercise of the Warrants and outstanding options to acquire UAC Common) and the number of such shares held by AGI, (iii) the cash and cash equivalents of AGI and (iv) the value of the 57% limited partnership interest of AGI in Damson East Texas Partners, L.P., valued by AGI at its fair value, as of the Determination Time, divided by (b) the total number of shares of AGI Common issued and outstanding as of the Determination Time.

     8. Stock Certificates. At the UAC Effective Time, all of the outstanding certificates which prior to that time represented shares of UAC Common shall for all purposes evidence ownership of and represent the shares of AGI Common into which the shares of UAC Common represented by such certificates have been converted as herein provided.

     9. Warrants. At the UAC Effective Time, each outstanding Warrant (if any) to purchase shares of UAC Common shall be converted into and become a warrant to purchase the UAC Warrant Conversion Number of shares of AGI Common as hereafter defined, at the UAC Warrant Conversion Price, as hereafter defined, and otherwise upon the same terms and subject to the same conditions as set forth in the award and agreement pursuant to which the warrant in question was issued. A sufficient number of shares of AGI Common shall be reserved for purposes of any outstanding warrants as of the UAC Effective Time. As of the UAC Effective Time, AGI hereby assumes all obligations of UAC under the awards and agreements pursuant to which any outstanding UAC warrants were issued.

     9.1 UAC Warrant Conversion Number. The UAC Warrant Conversion Number shall mean (a) the UAC Equity Value Per Share multiplied by the total number of shares for which the warrant in question may be exercised (whether or not such warrant is immediately exercisable), divided by (b) the AGI Equity Value Per Share.

     9.2 UAC Warrant Conversion Price. The UAC Warrant Conversion Price shall mean (a) the per share price for which the warrant in question may be exercised (whether or not such warrant is immediately exercisable) multiplied by the AGI Equity Value Per Share at the UAC Effective Time, divided by (b) the UAC Equity Value Per Share.

     10. Stock Options. At the UAC Effective Time, each option ("Plan Option" or "Options") to purchase shares of UAC Common granted under the UAC 1995 Stock Option Plan (the "UAC Stock Option Plan") that is outstanding at the Determination Time shall automatically be converted into and become an option to purchase the UAC Option Conversion Number, as hereafter defined, of shares of AGI Common at the UAC Option Conversion Price, as hereafter defined, and otherwise upon the same terms and subject to the same conditions as set forth in the UAC Stock Option Plan. A sufficient number of shares of AGI Common shall be reserved for purposes of the UAC Stock Option Plan as of the UAC Effective Time. As of the UAC Effective Time, AGI hereby assumes all obligations of UAC under the UAC Stock Option Plan, the outstanding Plan Options or portions thereof granted pursuant to the UAC Stock Option Plan. The UAC Option Conversion Number shall be (a) the UAC Equity Value Per Share multiplied by the total number of shares for which the option in question may be exercised as of the UAC Effective Time (whether or not such option is immediately exercisable), divided by (b) the AGI Equity Value Per Share. The UAC Option Conversion Price shall mean (a) the per share price for which the option in question may be exercised at the UAC Effective Time (whether or not such option is immediately exercisable) multiplied by the AGI Equity Value Per Share, divided by (b) the UAC Equity Value Per Share.

     11. Other Employee Benefit Plans. As of the UAC Effective Time, AGI hereby assumes all obligations of UAC under and undertakes sponsorship of any and all employee benefit plans in effect as of said date or with respect to which employee rights or accrued benefits are outstanding as of said date.

     12. Termination. Subject to the terms and conditions of the IM Merger Agreement, as amended, this UAC Merger Agreement may be terminated and abandoned whether before or after approval of this Agreement by the stockholders of UAC or AGI, or both, by mutual consent of the Boards of Directors of both Constituent Corporations at any time prior to the UAC Effective Time.

     13. Amendment. Subject to the terms and conditions of the IM Merger Agreement, this UAC Merger Agreement may be amended by the Boards of Directors of both Constituent Corporations at any time prior to the UAC Effective Time; provided, however, that after approval of this Agreement by the stockholders of UAC and

AGI, no amendment which, under Nevada or Delaware law, would have required approval of the UAC stockholders or AGI stockholders, respectively, if made before approval, may be made after approval without the approval of the UAC stockholders or AGI stockholders, respectively. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

     14. Counterparts. This UAC Merger Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original.

     IN WITNESS WHEREOF, this UAC Merger Agreement, having first been duly approved by resolution of the boards of directors of UAC and AGI is hereby executed on behalf of each said two corporations by their respective officers thereunto duly authorized.

                                                  UNITED ACQUISITION COMPANY,
                                                  a Nevada corporation



                                                  By: --------------------------
                                                      Clarke H. Bailey

                                                       President and Chief
                                                       Executive Officer



                                                  By: --------------------------
                                                      Richard S. Meller

                                                       Secretary



                                                  ARCUS GROUP, INC.,
                                                  a Delaware corporation



                                                  By: --------------------------
                                                      Clarke H. Bailey

                                                       President and Chief
                                                       Executive Officer



                                                  By: --------------------------
                                                      Richard S. Meller

                                                       Secretary

                                                                     Schedule B


                          AGREEMENT AND PLAN OF MERGER
                                OF ATSI AND AGI

     THIS AGREEMENT AND PLAN OF MERGER (this "ATSI Merger Agreement") is made
and entered into this     day of           , 1997, by and between Arcus
Technology Services, Inc., a Delaware corporation, ("ATSI"), and Arcus Group, Inc., a Delaware corporation ("AGI") (ATSI and AGI are individually referred to as a "Constituent Corporation" and together referred to as "Constituent Corporations"). All capitalized terms used herein shall have the meanings ascribed to them in the IM Merger Agreement, as hereafter defined, as amended, unless otherwise specified herein.


                             W I T N E S S E T H:

   WHEREAS, ATSI is a corporation duly organized and existing under the laws of the State of Delaware;

     WHEREAS, AGI is a corporation duly organized and existing under the laws of the State of Delaware;

     WHEREAS, on the date of this ATSI Merger Agreement, ATSI has the authority to issue Five Million (5,000,000) shares of Common Stock, par value $0.01 per share (the "ATSI Common"), Three Million, Three Hundred Twenty-Five Thousand, Two Hundred Twenty-Nine (3,325,229) shares of which are issued and outstanding;


     WHEREAS, as of the date of this ATSI Merger Agreement, AGI has the authority to issue Eleven Million, Six Hundred Sixty-One Thousand, Two Hundred Ninety (11,661,290) shares of Common Stock, par value $0.0001 per share (the "AGI Common"), 11,426,525 shares of which are issued and outstanding;

     WHEREAS, as of the ATSI Effective Time, as defined below, AGI will have amended its Certificate of Incorporation to increase the authorized number of shares of AGI Common from Eleven Million Six Hundred Sixty-One Thousand, Two Hundred Ninety (11,661,290) to One Hundred Million (100,000,000) and create a class of preferred shares of which there will be authorized Fifty Thousand (50,000) shares, par value $0.0001 per share (the "AGI Preferred") with the same rights, preferences and privileges applicable to shares to Series A Preferred Stock of UAC, after giving effect to the amendments to the Articles of incorporation of UAC as contemplated by the IM Merger Agreement, as amended, (including Schedule C thereto);

     WHEREAS, following the merger of ATSI with and into AGI, AGI will merge with and into Iron Mountain Incorporated, a Delaware corporation ("IM"), pursuant to the Agreement and Plan of Merger (the "IM Merger Agreement") by and among IM, AGI, United Acquisition Company, a Delaware corporation ("UAC") and ATSI, dated as of September 26, 1997, as amended pursuant to Amendment No. 1 dated as of November 25, 1997, a true and correct copy of which agreement and amendment is attached hereto as Appendix A (the "IM Merger");

     WHEREAS, the Board of Directors of each Constituent Corporation has determined that it is advisable and to the advantage of such Constituent Corporation and its stockholders that ATSI merge with and into AGI, upon the terms and conditions herein provided; and

     WHEREAS, the Board of Directors of each Constituent Corporation has adopted this ATSI Merger Agreement and has directed that this ATSI Merger Agreement be submitted to a vote of such Constituent Corporation's stockholders;

     NOW, THEREFORE, in consideration of the mutual agreements and covenants set forth herein, ATSI and AGI hereby agree to merge as follows:

     1. Merger. ATSI shall be merged with and into AGI, and AGI shall survive the merger ("ATSI Merger"), effective on the date and at the time when this ATSI Merger Agreement is made effective in accordance with applicable law (the "ATSI Effective Time").

     2. Directors and Officers and Governing Documents. The directors and officers of AGI shall be the same at the ATSI Effective Time as they are immediately prior thereto. The Certificate of Incorporation of AGI, as amended and restated and in effect at the ATSI Effective Time, shall continue to be the Certificate of Incorporation of AGI as the surviving corporation, until further amended in accordance with the provisions thereof and applicable laws. The bylaws of AGI, as amended and in effect at the ATSI Effective Time, shall continue to be the bylaws of AGI as the surviving corporation without change or amendment until further amended in accordance with the provisions thereof and applicable laws.

     3. Effect of Merger. From and after the ATSI Effective Time, AGI as the surviving corporation shall possess all rights, privileges, powers and franchises and be subject to all restrictions, disabilities and duties of ATSI and AGI, including without limitation, any duties to stockholders who exercise appraisal rights in connection with the ATSI Merger, and the ATSI Merger shall have all other effects, as provided under Section 259 of the DGCL. All ownership rights in ATSI shares prior to the ATSI Merger will cease to exist at the ATSI Effective Time except as provided by law.

     4. Stock Transfer Books. At the ATSI Effective Time, the stock transfer books of ATSI shall be closed, and there shall be no further registrations or transfers of ATSI Common thereafter on the records of ATSI other than to AGI.

     5. Further Assurances. From time to time, as and when required by AGI or by its successors and assigns, there shall be executed and delivered on behalf of ATSI such deeds and other instruments, and there shall be taken or caused to be taken by it such further and other action, as shall be appropriate or necessary in order to vest, perfect or confirm, of record or otherwise, in AGI the title to and possession of all the property, interests, assets, rights, privileges, immunities, powers, franchises and authority of ATSI and otherwise to carry out the purposes of this ATSI Merger Agreement, and the officers and directors of AGI are fully authorized in the name and on behalf of ATSI or otherwise to take any and all such action and to execute and deliver any and all such deeds and other instruments.

     6. Merger Consideration. At the ATSI Effective Time, by virtue of the ATSI Merger and without any action on the part of any stockholder thereof, (i) each share of the AGI Common and AGI Preferred outstanding immediately prior to the ATSI Effective Time (other than, as to shares of AGI Common outstanding on the record date for determining shares entitled to vote on the Merger of UAC with and into AGI, Dissenting Shares) shall continue to remain outstanding, (ii) except as set forth in clause (iii) below, each share of the ATSI Common outstanding immediately prior to the ATSI Effective Time (other than Dissenting Shares) shall be changed and converted into that number ("ATSI Common Conversion Number") of fully paid and nonassessable shares of AGI Common that is equal to the quotient of the ATSI Equity Value Per Share, as hereafter defined, divided by the AGI Equity Value Per Share, as hereafter defined and
(iii) each share of the ATSI Common outstanding immediately prior to the ATSI Effective Time and owned of record by AGI shall be cancelled.

     6.1 ATSI Equity Value Per Share. The ATSI Equity Value Per Share shall mean (a) the Total Equity Value of ATSI as of the time of the Closing Date under the IM Merger Agreement, as amended, immediately prior to the purchase of Warrants by IM pursuant to the Warrant Purchase Agreements (the "Determination Time") divided by (b) the sum of (i) the total number of shares of ATSI Common issued and outstanding as of the Determination Time, plus (ii) the number of shares of ATSI Common which, as of the Determination Time, may be issued pursuant to options to purchase or otherwise acquire shares of ATSI Common whether or not such options are vested or immediately exercisable, plus (iii) the number of shares of ATSI Common which, as of the Determination Time, may be issued pursuant to any warrants to purchase or otherwise acquire shares of ATSI Common whether or not such warrant is immediately exercisable.

     6.2 AGI Equity Value Per Share. The AGI Equity Value Per Share shall mean
(a) the total common equity value of AGI as of the Determination Time as determined in good faith by AGI based on (i) the Total UAC Common Equity Value,
(ii) the number of fully diluted shares of UAC Common as of the Determination Time (assuming the exercise of the Warrants and outstanding options to acquire UAC Common) and the number of such shares held by AGI, (iii) the cash and cash equivalents of AGI and (iv) the value of the 57% limited partnership interest of AGI in Damson East Texas Partners, L.P., valued by AGI at its fair value, as of the Determination Time divided by (b) the total number of shares of AGI Common issued and outstanding as of the Determination Time.

     7. Stock Certificates. At the ATSI Effective Time, all of the outstanding certificates which prior to that time represented shares of ATSI Common shall for all purposes evidence ownership of and represent the shares of AGI

Common into which the shares of ATSI Common represented by such certificates have been converted as herein provided.

     8. Warrants. At the ATSI Effective Time, each outstanding warrant (if any) to purchase shares of ATSI Common shall be converted into and become a warrant to purchase the AGI Warrant Conversion Number, as hereafter defined, of shares of AGI Common at the AGI Warrant Conversion Price, as hereafter defined, and otherwise upon the same terms and subject to the same conditions as set forth in the award and agreement pursuant to which the warrant in question was issued. A sufficient number of shares of AGI Common shall be reserved for purposes of any outstanding warrants as of the ATSI Effective Time. As of the ATSI Effective Time, AGI hereby assumes all obligations of ATSI under the awards and agreements pursuant to which any outstanding ATSI warrants were issued. The ATSI Warrant Conversion Number shall mean the (a) the ATSI Equity Value Per Share less the exercise price of such warrant, multiplied by (b) the total number of shares for which the warrant in question may be exercised (whether or not such warrant is immediately exercisable), divided by (c) the AGI Equity Value Per Share. The ATSI Warrant Conversion Price shall be one hundreth of one cent ($0.0001) per underlying share.

     9. Stock Options. At the ATSI Effective Time, each outstanding option ("Plan Option" or "Options") to purchase shares of ATSI Common granted under the UAC Holdings Corporation 1995 Stock Option Plan (the "ATSI Stock Option Plan") shall be converted into and become an option to purchase the ATSI Option Conversion Number of shares of AGI Common at the ATSI Option Conversion Price and otherwise upon the same terms and subject to the same conditions as set forth in the ATSI Stock Option Plan. A sufficient number of shares of AGI Common shall be reserved for purposes of the ATSI Stock Option Plan as of the ATSI Effective Time. As of the ATSI Effective Time, AGI hereby assumes all obligations of ATSI under the ATSI Stock Option Plan, the outstanding Plan Options or portions thereof granted pursuant to the ATSI Stock Option Plan. The ATSI Option Conversion Number shall mean (a) the ATSI Equity Value Per Share multiplied by the total number of shares for which the option in question may be exercised as of the Determination Time (whether or not such option is vested and whether or not such option is immediately exercisable), divided by (b) the AGI Equity Value Per Share. The ATSI Option Conversion Price shall mean (i) the per share price for which the option in question may be exercised as of the Determination Time (whether or not such option is vested and whether or not such option is immediately exercisable) multiplied by the AGI Equity Value Per Share, divided by (ii) the ATSI Equity Value Per Share.

     10. Other Employee Benefit Plans. As of the ATSI Effective Time, AGI hereby assumes all obligations of UAC under and undertakes sponsorship of any and all employee benefit plans in effect as of said date or with respect to which employee rights or accrued benefits are outstanding as of said date.

     11. Termination. Subject to the terms and conditions of the IM Merger Agreement, as amended, this ATSI Merger Agreement may be terminated and abandoned whether before or after approval of this Agreement by the stockholders of ATSI or AGI, or both, by mutual consent of the Boards of Directors of both Constituent Corporations at any time prior to the ATSI Effective Time.

     12. Amendment. Subject to the terms and conditions of the IM Merger Agreement, this ATSI Merger Agreement may be amended by the Boards of Directors of both Constituent Corporations at any time prior to the ATSI Effective Time; provided, however, that after approval of this Agreement by the stockholders of ATSI and AGI, no amendment which, under Delaware law, would have required approval of the ATSI stockholders or AGI stockholders, if made before approval, may be made after approval without the approval of the ATSI stockholders or AGI stockholders, respectively. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

     13. Counterparts. This ATSI Merger Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original.

     IN WITNESS WHEREOF, this ATSI Merger Agreement, having first been duly approved by resolution of the boards of directors of ATSI and AGI is hereby executed on behalf of each said two corporations by their respective officers thereunto duly authorized.

                                                  ARCUS TECHNOLOGY SERVICES,
                                                  INC.,
                                                  a Delaware corporation



                                                  By: --------------------------
                                                      Clarke H. Bailey

                                                       President and Chief
                                                       Executive Officer



                                                  By: --------------------------
                                                      Julien H. Meyer, III

                                                       Secretary



                                                  ARCUS GROUP, INC.,
                                                  a Delaware corporation



                                                  By: --------------------------
                                                      Clarke H. Bailey

                                                       President and Chief
                                                       Executive Officer



                                                  By: --------------------------
                                                      Richard S. Meller

                                                       Secretary

                                                                     Schedule C


                         DESCRIPTION OF REORGANIZATION

     Step 1: Acquiror Purchases Warrants to Purchase
          Approximately 1,467,207 Shares of UAC Common for Cash in the Amount of Approximately $29,842,000.

     1. Acquiror Board authorizes purchase of warrants and adoption of Warrant Purchase Agreement pursuant to Board Resolutions. (Satisfied as of September 26, 1997, which date is hereafter referred to as the "Execution Date".)

     2. Acquiror and selling Warrant Holders enter into Warrant Purchase Agreement. Pursuant to Section 4.05 of Warrant Agreements. UAC gives prior written consent to transfer of warrants.

     3. Selling Warrant Holders execute forms of Assignment of Warrant, attached to Warrant Agreements. (Consent requirement satisfied as of Execution Date)

     4. All UAC shareholders who are parties to UAC Shareholders Agreement waive rights of first refusal, inclusion, notice of transfer and right to require sale of not less than all "Stock" under Article III of UAC Shareholders Agreement and consent to sale of warrants to Acquiror. (Satisfied as of the Execution Date.)

     Step 2: UAC Repurchases Warrants to Purchase Approximately 32,793
          Shares of UAC Common In Exchange for Connected Stock

     1. UAC Board waives notice of special meeting. Satisfied as of the Execution Date.

     2. By unanimous vote of all UAC directors (in light of waiver of prior notice of meeting and UAC Shareholders Agreement [sec]2.5) , UAC Board takes following actions (each of which satisfied as of the Execution Date):

     A. Determines that repurchase (i.e., distribution) is authorized under Nevada law in that after giving effect to the distribution, UAC will be able to pay its debts as they become due in the usual course of business. (NRS 78.191).

     B. Approves, subject to Series A Preferred Shareholder approval by vote of 66-2/3%, Warrant Repurchase.

     C. Approves, subject to Series A Preferred Shareholder approval by vote of 66-2/3%, amendment to UAC articles of incorporation to provide that prohibition under Article VI, Section 2(b) of UAC Articles of Incorporation on payment of distributions or dividends or redemption of shares of any other class or series of UAC stock until all accrued and unpaid dividends on Series A Preferred shares have been fully paid and until all PIK shares have been redeemed shall not apply to transactions in connection with merger of AGI into UAC, including each aspect of this Schedule C.

     D. Calls special meeting of UAC Series A Preferred Shareholders for purpose of approving warrant repurchase and distribution pursuant to Repurchase Agreement and voting on amendment.

     E. Sets record date for Series A Preferred Shareholders entitled to notice and vote.

     3. UAC sends Notice of Special Meeting of Holders of Series A Preferred shares which sets forth place, date, hour, and specific purpose of special meeting.

     4. All UAC shareholders who are parties to UAC Shareholders Agreement waive, in writing, rights of first refusal, inclusion, notice of transfer and right to require sale of not less than all "Stock" under Article III of UAC Shareholders Agreement and consent to sale of warrants to UAC. (Satisfied as of the Execution Date)

     5. Warrant Holders receive, in writing, prior notice of warrant repurchase.


     6. Series A Preferred Shareholders vote to approve Warrant repurchase and amend UAC Articles of Incorporation, in accordance with commitment to vote Series A Preferred shares pursuant to Stockholders Agreement among IM and certain stockholders of UAC and AGI.

     7. Series A Preferred Shareholders approve warrant repurchase by 66-2/3% vote.

     8. Under Section 4.1(c) of Connected Stock Purchase Agreement, UAC notifies Connected Corp. of proposed disposition of Connected Stock and provides statement of surrounding circumstances. If reasonably requested by Connected Corp., UAC must furnish Connected Corp. with legal opinion that disposition will not require registration and appropriate action necessary for compliance with all applicable securities laws has been taken.

     9. Selling Warrant Holders agree to be bound by terms and conditions of Connected Rights Agreement in order to be assignees of registration rights thereunder, pursuant to Section 1.11 of Connected Rights Agreement. (Satisfied as of the Execution Date)

     10. UAC assigns to selling Warrant Holders all assignable rights under Connected Co-Sale Agreement.

     Step 2a: Thomas Seefurth Transfers Single share of Arcus Data Security Ltd. (U.K.) to Arcus Data Security, Inc. or IM's designee, whichever IM Directs. UAC Assigns ATI Stock Purchase Agreement to Wholly Owned Subsidiary of UAC. ATSI Assigns ATI Environmental Agreement to IM.

     Step 3: UAC Merges into AGI. UAC Shareholders Receive AGI Stock at the Exchange Ratio Set Forth in Schedule A to the Merger Agreement. UAC Option Holders receive Similar Options in AGI on Tax Free Basis. Holders of UAC Preferred Receive Similar Preferred Stock in AGI (after giving effect to AGI Charter Amendment). UAC Warrant Holders Receive AGI Warrants. UAC Shares Held by AGI are canceled.

   Actions by AGI

     1. AGI Board waives in writing notice of special meeting. (Satisfied as of the Execution Date)

     2. By unanimous vote of all AGI directors, AGI Board takes following actions at special meeting: (Satisfied as of the Execution Date)

     A. Adopts, subject to shareholder approval, an amendment to articles of incorporation (i) to authorize a class of 50,000 shares of Preferred Stock,
     (ii) to increase the number of shares of common stock from 11,661,290 to 100,000,000 and (iii) to remove restriction of Section 11.01 on transfer by operation of merger that would otherwise preclude IM Merger. (DGCL 242)

     B. Adopts, subject to shareholder approval, agreement and plan of merger of UAC into AGI.

     C. Reserves AGI stock for all holders of former UAC options and holders of outstanding former UAC warrants.

     D. Calls special meeting of AGI Shareholders for purpose of approving amendments to articles of incorporation and agreement and plan of merger of UAC into AGI.

     E. Sets record date for Shareholders entitled to notice and vote.

     3. AGI gives Notice of Special Meeting to AGI Shareholders at address on AGI's records, which sets forth place, date and hour of special meeting and specific purpose of meeting.

     4. AGI gives AGI Shareholders notice of appraisal rights under DGCL 262, together with a copy of Section 262, together with the notice of Special Meeting.

     5. AGI shareholders approve amendments to articles of incorporation and merger of UAC into AGI by vote of holders of majority of shares.

     6. AGI files certificate of amendment with Delaware Secretary of State.

     7. AGI files certificate of merger with Delaware Secretary of State.

     8. AGI assumes in writing the obligation to deliver to each Warrant Holder such shares of stock, securities or other property (including cash) as the Warrant Holders may be entitled to receive upon exercise of the warrants. (Satisfied as of the Execution Date)

     9. Each UAC Warrant Holder receives, in writing, notice of the "Capital Change."

     10. AGI shareholders who do not vote for merger may have appraisal rights under Delaware law.

     Actions by UAC

     1. UAC Board waives in writing notice of special meeting. (UAC Bylaws, [sec]2.4.4) (Satisfied as of the Execution Date).

     2. By unanimous vote of all UAC directors (see UAC Shareholders Agreement, [sec]2.5), UAC Board takes following actions at special meeting (satisfied as of the Execution Date) or as to the second clause of paragraph A, November 1997:

     A. Adopts, subject to approval of holders of 66-2/3% of Series A Preferred Shares and majority of Common Shares, amendment to articles of incorporation to clarify that merger of UAC into controlling shareholder shall not be treated as liquidation if the surviving corporation is controlled by shareholders who, immediately prior to the merger, controlled, directly or indirectly, all of the voting shares of UAC. (See UAC Articles, IV.3(a), (b)), and to reduce the liquidation preference of shares of UAC Series A Preferred Stock in connection with the Transactions from $1,000 per share, plus all accrued but unpaid dividends thereon (whether or not such dividends have been declared) to the Closing Date by an amount (not to exceed $50.00) determined by the Board of Directors equal to the quotient of (i) the product of (A) $1,000, plus all accrued but unpaid dividends thereon (whether or not such dividends have been declared) to the Closing and (B) the Expenses to be paid at or prior to the Closing by the Arcus Parties (such amount is anticipated to be approximately $3.1 million) divided by (ii) the Total Equity Consideration (before giving effect to the Expenses discussed in clause (i)(B) above).

     B. Adopts, subject to approval of holders of 66-2/3% of Series A Preferred Shares and majority of Common Shares, agreement and plan of merger of UAC into AGI.

     C. Adopts resolution providing for assumption by AGI, of UAC options and authorizes any amendments to option award agreements, providing that there shall be no acceleration of options except as required or contemplated by the merger transactions.

     D. Calls special meeting of UAC Series A Preferred Stockholders and Common Stockholders for purpose of approving amendment to articles and agreement and plan of merger of UAC and AGI.

     E. Sets record date for Series A Preferred Stockholders and Common Stockholders entitled to notice and vote.

     3. UAC gives Notice of Special Meeting to all holders of Series A Preferred Stock and Common Stock, which sets forth place, date and hour of special meeting and specific purpose of meeting.

     4. UAC gives holders of Series A Preferred Shares at least ten days prior notice of (i) effective date of UAC merger, and (ii) the time, if any, that is to be fixed, as to when the holders of record of Common Stock or Series A Preferred shall be entitled to exchange their shares. (UAC Articles IV.8).

     5. All UAC shareholders who are parties to the UAC Shareholders Agreement waive rights of first refusal, inclusion, notice of transfer and right to require sale of not less than all "Stock" under Article III of UAC Shareholders Agreement. (Satisfied as of Execution Date)

     6. Actions to be taken at special meeting of Series A Preferred Stockholders and Common Stockholders or by proxy:

     A. Holders of Series A Preferred Shares approve amendment to articles and merger by 66-2/3% vote.

     B. Holders of Common Stock approve amendment to articles and agreement and plan of merger of UAC into AGI by majority vote.

     7. UAC files certificates of amendment of articles with Nevada Secretary of State.

     8. UAC files articles of merger with Nevada Secretary of State.

     9. UAC Series A Preferred Shareholders and Common Stockholders who do not approve merger (and who had right to vote thereon) may have dissenters rights under Nevada law.

     10. Merger of UAC into AGI triggers right of Zurich Depository Corporation (or its assignee) to exercise its warrant.

     Step 4: ATSI Merges into AGI. ATSI Options are Converted into AGI Options. Minority ATSI Shareholders Receive AGI Common Stock at the Exchange Ratio Set Forth in Schedule B to the Merger Agreement. ATSI Shares Held by AGI are Canceled.

     Actions by AGI

     1. AGI Board waives in writing notice of special meeting. (Satisfied as of the Execution Date)

     2. By unanimous vote of all AGI directors, AGI Board takes following actions at special meeting (which actions are taken as of the Execution Date):

     A. Adopts, subject to shareholder approval, agreement and plan of merger of ATSI into AGI.

     B. Reserves AGI stock for holders of former ATSI options.

     C. Authorizes officers to require exercise of former ATSI options that are vested and UAC options that are non-qualified.

     D. Calls special meeting of holders of AGI Preferred and Common Shares for purpose of approving agreement and plan of merger of ATSI into AGI.

     E. Sets record date for Shareholders entitled to notice and vote.

     3. AGI gives Notice of Special Meeting to AGI Common Stockholders at address on AGI's records, which sets forth place, date and hour of special meeting and specific purpose of meeting.

     4. AGI gives all shareholders notice of appraisal rights under DGCL 262 together with a copy of Section 262.

     5. AGI shareholders approve amendments to articles of incorporation and merger of ATSI into AGI by vote of holders of majority of Common Shares.

     6. AGI files certificate of merger with Delaware Secretary of State.

     7. AGI holders of Common Stock who do not vote for merger may have appraisal rights under Delaware law.

     Actions by ATSI

     1. ATSI Board waives in writing notice of special meeting. (Satisfied as of Execution Date).

     2. ATSI Board takes following actions:

     A. Adopts, subject to shareholder approval, agreement and plan of merger of ATSI into AGI.

     B. Adopts resolution providing for assumption of ATSI options by AGI and providing that there shall be no acceleration of vesting unless Board, acting through the Committee or as provided in the IM Merger Agreement provides otherwise.

     C. Calls special meeting of ATSI shareholders for purpose of approving agreement and plan of merger of ATSI into AGI.

     D. Sets record date for shareholders entitled to notice and vote.

     3. ATSI gives Notice of Special Meeting to ATSI Stockholders.

     4. ATSI gives shareholders notice of appraisal rights under DGCL 262 together with a copy of Section 262 not less than 20 days before the meeting.

     5. ATSI shareholders approve merger of ATSI into AGI by majority vote.

     6. ATSI files certificate of merger with Delaware Secretary of State.

     7. ATSI shareholders who do not vote for merger may have appraisal rights under Delaware law.

     8. Holders of UAC Series A Preferred Shares approve, by 66-2/3% vote, merger of ATSI into AGI.

     Step 5: AGI may Distribute Damson Interest to Holders of AGI Preferred Shares.

     1. AGI Board waives notice of special meeting. (Satisfied as of the Execution Date).

     2. By unanimous vote of all AGI Directors, AGI Board takes following actions (satisfied as of the Execution Date):

     A. Determines distribution in partial redemption of shares of Preferred Stock is authorized under Delaware law in that following the distribution, AGI will be able to pay its debts as they become due.

     B. Sets record date for Preferred Shareholders entitled to distribution not more than 60 days prior to the distribution.

     3. AGI obtains waiver of right of first refusal and a consent to transfer of more than 50% of Damson Interest from other Damson partners, including General Partner.

     4. AGI executes assignment of Damson Interest to each Preferred Shareholder, or the Damson Interest is disposed of through other means.

                                                                        ANNEX II


                          UNITED ACQUISITION COMPANY


                    AMENDMENTS TO ARTICLES OF INCORPORATION

Article Sixth shall be amended to read in its entirety as follows:

SIXTH: The terms of the Series A Preferred Stock are as follows:

1. Designation and Amount: Voting. The shares of such series shall be designated as the "Series A Preferred Stock" and the number of shares constituting such series shall be 50,000. Except as otherwise required by applicable law, the shares of Series A Preferred Stock shall be non-voting.

2. Dividends.

  (a) Dividends. Subject to the provisions hereof, the holders of the Series A Preferred Stock shall be entitled to receive from the Corporation, and the Corporation shall be obligated to pay to the holders of the Series A Preferred Stock, cumulative dividends at the rate of 8% per annum on the amount of the liquidation preference of $1,000 per share of such stock. Any and all dividends payable by the Corporation pursuant to the preceding sentence shall be declared quarterly, compounded and paid annually on the last business day of December through the delivery to the holders of the Series A Preferred Stock of that number of additional shares of Series A Preferred Stock (the "PIK Shares") determined by dividing the amount of the dividend due to each such holder by $1,000. To the extent that such calculation yields fractional interests, the Corporation shall pay the amount of such fractional interest in cash.

  (b) Dividends on Capital Stock. Subject to the foregoing, dividends shall accrue from the date of issuance of the Series A Preferred Stock (the "Issuance Date") and shall be deemed to accrue from day to day whether or not earned or declared. Further, except in connection with the merger of Arcus Group, Inc. ("AGI") with and into Iron Mountain Incorporated pursuant to that certain Agreement and Plan of Merger dated as of September 26, 1997, as amended, by and among Iron Mountain Incorporated, AGI, the Corporation, and Arcus Technology Services, Inc. and the transactions contemplated by such Merger Agreement including without limitation the UAC Warrant Repurchases and UAC Reorganization and ATSI Reorganization, as defined therein (collectively, the "Iron Mountain Merger"), such dividends shall be payable before any dividends shall be paid, declared or set apart for any other class of the Corporation's Stock, and shall be cumulative so that if for any dividend period such dividends are not paid or declared and set apart therefor, all accrued and unpaid dividends on the Series A Preferred Stock shall be paid, in whole or in part (without interest), on the next succeeding dividend payment date, except in connection with the Iron Mountain Merger. Until all accrued and unpaid dividends on the Series A Preferred Stock shall have been fully paid, no distribution, by dividend or otherwise, shall be paid on, declared or set apart for any other class or series of stock of the Corporation and no shares of any other class or series of stock of the Corporation shall be acquired, directly or indirectly, by redemption or otherwise. Furthermore, except in connection with the Iron Mountain Merger, until all of the PIK Shares have been redeemed by the Corporation pursuant to the procedure set forth in Section 4 of this Article Sixth, no distribution, by dividend or otherwise, shall be paid in cash on any other class or series of stock of the Corporation.

  (c) Priority. Anything herein to the contrary notwithstanding, except in connection with the Iron Mountain Merger, the Series A Preferred Stock shall rank senior to all other series or classes of the Corporation's Preferred Stock as to liquidation preferences and dividend rights.

3. Liquidation Preference.

  (a) Treatment at Liquidation, Dissolution or Winding Up. On any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, except in connection with the Iron Mountain Merger, the holders of the Series A Preferred Stock shall receive, out of assets legally available therefor, an amount equal to $1,000 per share, plus all accrued but unpaid dividends thereon (whether or not such dividends have been declared) to the date fixed for payment of such distributive amount
       (the "Liquidation Preference"), before any amount shall be paid to the holders of any other class of the Corporation's stock; provided, however, that the Liquidation Preference in connection with the Iron Mountain Merger shall equal $____*. In the event that the assets of the Corporation are insufficient to permit full payment to the holders of the Series A Preferred Stock as herein provided, then such assets shall be distributed ratably according to liquidation preference among the outstanding Series A Preferred Stock. After such payment shall have been made in full to the holders of the Series A Preferred Stock or funds necessary for such payment shall have been set aside by the Corporation in trust for the account of holders of the Series A Preferred Stock so as to be available for such payments, the holders of Series A Preferred Stock shall be entitled to no further participation in the distribution of the assets of the Corporation, and the remaining assets available for distribution shall be distributed among the holders of other classes of securities of the Corporation in accordance with their respective terms.

  (b) Treatment of Reorganizations, Consolidations, Mergers and Sales of Assets. Except in connection with the Iron Mountain Merger, any reorganization, consolidation or merger of the Corporation, or a sale of all or substantially all of the assets of the Corporation, shall be regarded as a liquidation, dissolution or winding up of the affairs of the Corporation within the meaning of this Section 3 of Article Sixth unless as a consequence of such reorganization, consolidation or merger those persons who held voting shares of the Corporation immediately prior to such transaction (not including persons who cease to hold such voting shares as a result of the merger of the Corporation with and into such persons) hold a majority of the voting shares of and a majority of the beneficial interest in the resulting or surviving corporation, in which event such transaction shall not be regarded as a liquidation, dissolution or winding up.

  (c) Distributions Other than Cash. Except in connection with the Iron Mountain Merger, whenever the distribution provided for in this Section 3 of Article Sixth shall be payable in property other than cash, the value of such distribution shall be the fair market value of such property as determined in good faith by the Board of Directors of the Corporation.

4. Redemption.

  (a) In General. Except as otherwise specifically set forth herein and as required by applicable law, the shares of the Series A Preferred Stock are not redeemable by the Corporation.

  (b) Redemption. The Corporation shall at its option redeem all, but not less than all, of the PIK Shares at a redemption price per share equal to a sum in cash equal to all accrued and unpaid dividends thereon to the date fixed for redemption. No redemption shall be made pursuant to Section 4 of this Article Sixth, unless the redemption price shall be payable out of funds legally available therefor and in such event the redemption shall be made as soon as funds are legally available therefor.

  (c) Notice of Redemption. Not less than 5 nor more than 10 days prior to the date fixed for redemption (the "Redemption Date") pursuant to Section 4(b) of this Article Sixth, a notice specifying the time and place thereof shall be delivered by the Corporation to holders of record of the PIK Shares at their respective addresses as the same shall appear on the stock books and records of the Corporation, but no failure to
------------
* This figure will be equal to $1,000 plus all accrued and unpaid dividends thereon (whether or not such dividends have been declared) to the closing of the Iron Mountain Merger reduced by an amount (not to exceed $50.00) determined by the Corporation's Board of Directors according to the following formula (including defined terms), which is set forth in detail in the Joint Proxy Statement and Prospectus to be filed in connection with the Iron Mountain Merger: the quotient of (i) the product of (A) $1,000 plus all accrued and unpaid dividends thereon (whether or not such dividends have been declared) to the closing of the Iron Mountain Merger and (B) the Expenses to be paid at or prior to the Closing by the Arcus Parties (such amount is anticipated to be approximately $3.1 million) divided by (ii) the Total Equity Consideration (before giving effect to the Expenses discussed in clause (i)(B) above).

    mail such notice or defect therein shall affect the validity of the proceedings for such redemption, except as to the holder to whom or which the Corporation has failed to mail such notice or except as to the holder whose notice was defective. Any notice mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the holder receives the notice.

  (d) Closing of Redemption. On the Redemption Date, each holder of PIK Shares shall surrender (and endorse if so required by the Board of Directors) the certificates for the shares to be redeemed pursuant to Section 4(b) of this Article Sixth and the Corporation shall pay each holder the redemption price for such shares. On the Redemption Date (unless the Corporation shall default in payment of the redemption price), the holders of the PIK Shares to be redeemed on such date shall cease to be stockholders of the Corporation with respect to (and only with respect to) such PIK Shares.

5. No Reissuance of Series A Preferred Stock. No share or shares of Series A Preferred Stock acquired by the Corporation by reason of redemption, purchase, or otherwise shall be reissued, and the Corporation agrees to place before the shareholders for a vote all actions necessary such that all such shares shall be cancelled, retired and eliminated from the shares which the Corporation shall be authorized to issue. The Corporation may from time to time take such appropriate corporate action as may be necessary to reduce the authorized number of shares of the Series A Preferred Stock accordingly.

6. Restrictions and Limitations.

  (a) Corporate Action. Except as expressly provided herein or as required by law and except in connection with the Iron Mountain Merger, so long as any shares of Series A Preferred Stock remain outstanding, the Corporation shall not, and shall not permit any subsidiary (which shall mean any corporation or trust of which the Corporation and/or any of its other subsidiaries directly or indirectly owns at the time more than fifty percent (50%) of the total voting power of such corporation or trust, other than directors' qualifying shares) without the approval by vote or written consent by the holders of at least sixty-six and two thirds percent (66-2/3%) of the then outstanding shares of Series A Preferred Stock, voting as a single separate class:

    (i) to redeem, purchase or otherwise acquire for value (or pay into or set aside for a sinking fund for such purpose), or declare and pay or set aside funds for the payment of any dividend with respect to, any share or shares of its capital stock, except as required or permitted pursuant to Sections 2 and 4 hereof;

    (ii) to authorize or issue, or obligate itself to authorize or issue, additional shares of Series A Preferred Stock;

    (iii) to authorize or issue, or obligate itself to authorize or issue, any other equity security senior to or on parity with the Series A Preferred Stock as to liquidation preferences or dividend rights, or senior to the Series A Preferred Stock as to conversion rights or voting rights;

    (iv) to merge or consolidate with any other corporation, or sell, assign, lease or otherwise dispose of or voluntarily part with the control of (whether in one transaction or in a series of transactions) all, or substantially all, of its assets (whether now owned or hereinafter acquired), unless as a consequence of such a transaction those persons who held all of the voting shares of the Corporation immediately prior to such transaction hold a majority of the voting shares of and a majority of the beneficial interest in the resulting or surviving corporation; or

    (v) to amend, restate, modify or alter the by-laws of the Corporation in any way which adversely affects the rights of the holders of Series A Preferred Stock.

  (b) Amendment to Charter. These Articles of Incorporation shall not be amended in any manner without the approval, by vote or written consent, by the holders of at least sixty-six and two-thirds percent (66-2/3%) of the then outstanding shares of Series A Preferred Stock, voting as a single class, if such amendment would adversely affect any of the rights, preferences, privileges of, or limitations provided for in this Article Sixth for the benefit of any shares of Series A Preferred Stock. Without limiting the generality of the preceding sentence, the Corporation will not amend its Articles of Incorporation without the approval by the holders of at least sixty-six and two-thirds percent (66-2/3%) of the then outstanding shares of Series A Preferred Stock, voting as single classes, if such amendment would:

    (i) change the relative seniority rights of the holders of any Series A Preferred Stock as to the payment of dividends in relation to the holders of any other capital stock of the Corporation; or

    (ii) reduce the amount payable to the holders of Series A Preferred Stock upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, or change the relative seniority of the liquidation preferences of the holders of Series A Preferred Stock to the rights upon liquidation of the holders of any other capital stock of the Corporation or change the dividend rights of the holders of Series A Preferred Stock.

7. No Dilution or Impairment. Except in connection with the Iron Mountain Merger, the Corporation will not, by amendment of its Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of the Series A Preferred Stock set forth herein, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the holders of the Series A Preferred Stock against dilution or other impairment. Without limiting the generality of the foregoing, except in connection with the Iron Mountain Merger, the Corporation will not consolidate with or merge into any other person or permit any such person to consolidate with or merge into the Corporation (if the Corporation is not the surviving person), unless such other person shall expressly assume in writing and will be bound by all the terms of the Series A Preferred Stock set forth herein.

8. Notices of Record Date. Except in connection with the Iron Mountain Merger; in the event of:

  (a) any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right;

  (b) any capital reorganization of the Corporation, any reclassification or recapitalization of the capital stock of the Corporation, any merger or consolidation of the Corporation, or any transfer of all or substantially all of the assets of the Corporation to any other Corporation, or any other entity or person; or

  (c) any voluntary or involuntary dissolution, liquidation or winding up of the Corporation, then and in each such event the Corporation shall mail or cause to be mailed to each holder of Series A Preferred Stock a notice specifying (i) the date on which any such record is to be taken for the purpose of such dividend, distribution or right and a description of such dividend, distribution or right (ii) the date on which any such reorganization, reclassification, recapitalization, transfer, consolidation, merger, dissolution, liquidation or winding up is expected to become effective and (iii) the time, if any, that is to be fixed, as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such reorganization , reclassification, recapitalization, transfer, consolidation, merger, dissolution, liquidation or winding up. Such notice shall be mailed at least ten (10) days prior to the date specified in such notice on which such action is to be taken.

                                                                      ANNEX III

                               ARCUS GROUP, INC.


                               AMENDMENTS TO THE


                     RESTATED CERTIFICATE OF INCORPORATION

     Article IV of the Restated Certificate of Incorporation of the Corporation shall be amended and restated as follows:

     The total number of shares of stock which the Corporation shall have the authority to issue itemized by class, series and par value, if any, is:



                                                    Number of
                                     Par Value       Shares
      Class            Series        Per Share      Authorized
-----------------   --------------   -----------   ------------
Common  .........                      $.0001      100,000,000
Preferred  ......   Undesignated       $.0001        50,000

     The terms of the Preferred Stock are as follows:

     SECTION 4.01 Voting. Except as otherwise required by applicable law, the shares of Preferred Stock shall be nonvoting.

     SECTION 4.02 Dividends.

   (a) Dividends. Subject to the provisions hereof, the holders of the Preferred Stock shall be entitled to receive from the Corporation, and the Corporation shall be obligated to pay to the holders of the Preferred Stock, cumulative dividends at the rate of 8% per annum on the amount of the liquidation preference of $1,000 per share of such stock. Any and all dividends payable by the Corporation pursuant to the preceding sentence shall be declared quarterly, compounded and paid annually on the last business day of December through the delivery to the holders of the Preferred Stock of that number of additional shares of Preferred Stock (the "PIK Shares") determined by dividing the amount of the dividend due to each such holder by $1,000. To the extent that such calculation yields fractional interests, the Corporation shall pay the amount of such fractional interest in cash.

   (b) Dividends on Capital Stock. Subject to the foregoing, dividends shall accrue from the date of issuance of the Preferred Stock (the "Issuance Date") and shall be deemed to accrue from day to day whether or not earned or declared. Further, except in connection with the merger of the Corporation with and into Iron Mountain Incorporated pursuant to the terms of that certain Agreement and Plan of Merger dated as of September 26, 1997, as amended (the "Merger Agreement"), by and among Iron Mountain Incorporated, the Corporation, United Acquisition Company and Arcus Technology Services, Inc. and the transactions contemplated by such Merger Agreement, including without limitation, the UAC Reorganization and the UAC Warrant Repurchases as defined therein (collectively, the "Iron Mountain Merger"), such dividends shall be payable before any dividends shall be paid, declared or set apart for any other class of the Corporation's Stock, and shall be cumulative so that if for any dividend period such dividends are not paid or declared and set apart therefor, all accrued and unpaid dividends on the Preferred Stock shall be paid, in whole or in part (without interest), on the next succeeding dividend payment date, except in connection with the Iron Mountain Merger. Until all accrued and unpaid dividends on the Preferred Stock shall have been fully paid, no distribution, by dividend or otherwise, shall be paid on, declared or set apart for any other class or series of stock of the Corporation and no shares of any other class or series of stock of the Corporation shall be acquired, directly or indirectly, by redemption or otherwise. Furthermore, except in connection with the Iron Mountain Merger, until all of the PIK Shares have been redeemed by the Corporation pursuant to the procedure set forth in Section 4.04, no distribution, by dividend or otherwise, shall be paid in cash on any other class or series of stock of the Corporation.


                                     III-1

   (c) Priority. Anything herein to the contrary notwithstanding, except in connection with the Iron Mountain Merger, the Preferred Stock shall rank senior to all other series or classes of the Corporation's Preferred Stock as to liquidation preferences and dividend rights.

     SECTION 4.03 Liquidation Preference.

  (a) Treatment at Liquidation, Dissolution or Winding Up. On any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, except in connection with the Iron Mountain Merger, the holders of the Preferred Stock shall receive, out of assets legally available therefor, an amount equal to $1,000 per share, plus all accrued but unpaid dividends thereon (whether or not such dividends have been declared) to the date fixed for payment of such distributive amount (the "Liquidation Preference"), before any amount shall be paid to the holders of any other class of the Corporation's stock; provided, however, that the Liquidation Preference in connection with the Iron Mountain Merger shall equal $____. In the event that the assets of the Corporation are insufficient to permit full payment to the holders of the Preferred Stock as herein provided, then such assets shall be distributed ratably according to liquidation preference among the outstanding Preferred Stock. After such payment shall have been made in full to the holders of the Preferred Stock or funds necessary for such payment shall have been set aside by the Corporation in trust for the account of holders of the Preferred Stock so as to be available for such payments, the holders of Preferred Stock shall be entitled to no further participation in the distribution of the assets of the Corporation, and the remaining assets available for distribution shall be distributed among the holders of other classes of securities of the Corporation in accordance with their respective terms.

   (b) Treatment of Reorganizations, Consolidations, Mergers and Sales of Assets. Any reorganization, consolidation or merger of the Corporation, or a sale of all or substantially all of the assets of the Corporation, shall be regarded as a liquidation, dissolution or winding up of the affairs of the Corporation within the meaning of Section 4.03 unless as a consequence of such reorganization, consolidation or merger those persons who held all of the voting shares of the Corporation immediately prior to such transaction (not including persons who cease to hold such voting shares as a result of the merger of the Corporation with and into such persons) hold a majority of the voting shares of and a majority of the beneficial interest in the resulting or surviving corporation, in which event such transaction shall not be regarded as a liquidation, dissolution or winding up; provided, however, that in connection with the Iron Mountain Merger, holders of Preferred Stock shall receive the consideration specified therefor in the Merger Agreement.

   (c) Distributions Other than Cash. Except in connection with the Iron Mountain Merger, whenever the distribution provided for in this Section
        4.03 shall be payable in property other than cash, the value of such distribution shall be the fair market value of such property as determined in good faith by the Board of Directors of the Corporation.

     SECTION 4.04 Redemption.

   (a) In General. Except as otherwise specifically set forth herein and as required by applicable law, the shares of the Preferred Stock are not redeemable by the Corporation.

   (b) Redemption. The Corporation shall at its option redeem all, but not less than all, of the PIK Shares at a redemption price per share equal to a sum in cash equal to all accrued and unpaid dividends thereon to the date fixed for redemption. No redemption shall be made pursuant to
        Section 4.04, unless the redemption price shall be payable out of funds legally available therefor and in such event the redemption shall be made as soon as funds are legally available therefor.
------------

* This figure will be equal to $1,000 plus all accrued and unpaid dividends thereon (whether or not such dividends have been declared) to the closing of the Iron Mountain Merger reduced by an amount (not to exceed $50.00) determined by the Corporation's Board of Directors according to the following formula (including defined terms), which is set forth in detail in the Joint Proxy Statement and Prospectus to be filed in connection with the Iron Mountain Merger: the quotient of (i) the product of (A) $1,000 plus all accrued and unpaid dividends thereon (whether or not such dividends have been declared) to the closing of the Iron Mountain Merger and (B) the Expenses to be paid at or prior to the Closing by the Arcus Parties (such amount is anticipated to be approximately $3.1 million) divided by (ii) the Total Equity Consideration (before giving effect to the Expenses discussed in clause (i)(B) above).


                                     III-2

   (c) Notice of Redemption. Not less than 5 nor more than 10 days prior to the date fixed for redemption (the "Redemption Date") pursuant to
        Section 4.04(b), a notice specifying the time and place thereof shall be delivered by the Corporation to holders of record of the PIK Shares at their respective addresses as the same shall appear on the stock books and records of the Corporation, but no failure to mail such notice or defect therein shall affect the validity of the proceedings for such redemption, except as to the holder to whom or which the Corporation has failed to mail such notice or except as to the holder whose notice was defective. Any notice mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the holder receives the notice.

   (d) Closing of Redemption. On the Redemption Date, each holder of PIK
        Shares shall surrender (and endorse if so required by the Board of Directors) the certificates for the shares to be redeemed pursuant to
        Section 4.04(b) and the Corporation shall pay each holder the redemption price for such shares. On the Redemption Date (unless the Corporation shall default in payment of the redemption price), the holders of the PIK Shares to be redeemed on such date shall cease to be stockholders of the Corporation with respect to (and only with respect to) such PIK Shares.

     SECTION 4.05 No Reissuance of Preferred Stock. No share or shares of Preferred Stock acquired by the Corporation by reason of redemption, purchase, or otherwise shall be reissued, and the Corporation agrees to place before the shareholders for a vote all actions necessary such that all such shares shall be canceled, retired and eliminated from the shares which the Corporation shall be authorized to issue. The Corporation may from time to time take such appropriate corporate action as may be necessary to reduce the authorized number of shares of the Preferred Stock accordingly.

     SECTION 4.06 Restrictions and Limitations.

   (a) Corporate Action. Except as expressly provided herein or as required by law or in connection with the Iron Mountain Merger, so long as any shares of Preferred Stock remain outstanding, the Corporation shall not, and shall not permit any subsidiary (which shall mean any corporation or trust of which the Corporation and/or any of its other subsidiaries directly or indirectly owns at the time more than fifty percent (50%) of the total voting power of such corporation or trust, other than directors' qualifying shares) without the approval by vote or written consent by the holders of at least sixty-six and two-thirds percent (66-2/3 %) of the then outstanding shares of Preferred Stock, voting as a single separate class:

      (i) to redeem, purchase or otherwise acquire for value (or pay into or set aside for a sinking fund for such purpose), or declare and pay or set aside funds for the payment of any dividend with respect to, any share or shares of its capital stock, except as required or permitted pursuant to Sections 4.02 and 4.04 hereof;

      (ii) to authorize or issue, or obligate itself to authorize or issue, additional shares of Preferred Stock;

     (iii) to authorize or issue, or obligate itself to authorize or issue, any other equity security senior to or on parity with the Preferred Stock as to liquidation preferences or dividend rights, or senior to the Preferred Stock as to conversion rights or voting rights;

     (iv) to merge or consolidate with any other corporation, or sell, assign, lease or otherwise dispose of or voluntarily part with the control of (whether in one transaction or a series of transactions) all, or substantially all, of its assets (whether now owned or hereinafter acquired), unless as a consequence of such a transaction those persons who held all of the voting shares of the Corporation immediately prior to such transaction hold a majority of the voting shares of and a majority of the beneficial interest in the resulting or surviving corporation; or

      (v) to amend, restate, modify or alter the by-laws of the Corporation in any way which adversely affects the rights of the holders of Preferred Stock.

   (b) Amendment to Charter. The Certificate of Incorporation shall not be amended in any manner without the approval, by vote or written consent, by the holders of record as of the record date for such approval of at least sixty-six and two-thirds percent (66-2/3%) of the then outstanding shares of Preferred Stock, voting as


                                     III-3
       a single class, if such amendment would adversely affect any of the rights, preferences, privileges of, or limitations provided for in this
       Article IV for the benefit of any shares of Preferred Stock. Without limiting the generality of the preceding sentence, the Corporation will not amend its Certificate of Incorporation without the approval by the holders of record as of the record date for such approval of at least sixty-six and two-thirds percent (66-2/3%) of the then outstanding shares of Preferred Stock, voting as a single class, if such amendment would:

      (i) change the relative seniority rights of the holders of any Preferred Stock as to the payment of dividends in relation to the holders of any other capital stock of the Corporation; or

     (ii) reduce the amount payable to the holders of Preferred Stock upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, or change the relative seniority of the liquidation preferences of the holders of Preferred Stock to the rights upon liquidation of the holders of any other capital stock of the Corporation or change the dividend rights of the holders of Preferred Stock.

     SECTION 4.07 No Dilution or Impairment. Except in connection with the Iron Mountain Merger, the Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of the Preferred Stock set forth herein, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the holders of the Preferred Stock against dilution or other impairment. Without limiting the generality of the foregoing, except in connection with the Iron Mountain Merger, the Corporation will not consolidate with or merge into any other person or permit any such person to consolidate with or merge into the Corporation (if the Corporation is not the surviving person), unless such other person shall expressly assume in writing and will be bound by all the terms of the Preferred Stock set forth herein.

     SECTION 4.08 Notices of Record Date. Except in connection with the Iron Mountain Merger; in the event of:

   (a) any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right;

   (b) any capital reorganization of the Corporation, any reclassification or recapitalization of the capital stock of the Corporation, any merger or consolidation of the Corporation, or any transfer of all or substantially all of the assets of the Corporation to any other Corporation, or any other entity or person; or

   (c) any voluntary or involuntary dissolution, liquidation or winding up of the Corporation, then and in each such event the Corporation shall mail or cause to be mailed to each holder of Preferred Stock a notice specifying (i) the date on which any such record is to be taken for the purpose of such dividend, distribution or right and a description of such dividend, distribution or right (ii) the date on which any such reorganization, reclassification, recapitalization, transfer, consolidation, merger, dissolution, liquidation or winding up is expected to become effective and (iii) the time, if any, that is to be fixed, as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such reorganization, reclassification, recapitalization, transfer, consolidation, merger, dissolution, liquidation or winding up. Such notice shall be mailed at least ten (10) days prior to the date specified in such notice on which such action is to be taken.

     The first paragraph of Section 11.01 of Article XI of the Restated Certificate of Incorporation of the Corporation shall be amended and restated as follows:

     Section 11.01 Certain Restrictions on the Transfer of Stock. In order to preserve for a period of time the net operating loss carryovers, capital loss carryovers, and business credit carryovers (the "Tax Benefits") to which


                                     III-4
the Corporation is entitled pursuant to the Internal Revenue Code of 1986, as amended, or any successor statute (collectively, the "Code") and the regulations thereunder, the following restrictions shall apply, except in connection with the Iron Mountain Merger, until December 31, 1998, unless the Board of Directors shall fix an earlier or later date in accordance with
Section 11.07 of this Article XI (such date is sometimes referred to herein as the "Expiration Date"):


                                     III-5

                                                                       ANNEX IV


                                 ARTICLE XIII


Restrictions on Transfer of Certain Shares of Capital Stock of the Corporation

     Section 1. Restrictions on Transfer. Except as otherwise allowed by the Board of Directors of the Corporation in its sole discretion, until the earlier of (i) the first anniversary of the effective date (the "Effective Time") under the Agreement and Plan of Merger, dated as of September 26, 1997, as amended, by and among the Corporation, Arcus Group, Inc. ("AGI"), United Acquisition Company ("UAC") and Arcus Technology Services, Inc. ("ATSI," and together with AGI and UAC, the "Arcus Parties") (as amended, the "Merger Agreement"), or (ii) the date on which a Transfer (as such term is hereinafter defined in this Article XIII) may be effected in a manner that the Corporation reasonably determines does not adversely affect the tax-free nature of the Merger (as such term is defined in the Merger Agreement) under Section 368(a) of the Internal Revenue Code of 1986, as amended, any Person who receives any shares of Common Stock of the Corporation issued pursuant to the Merger Agreement (the "Merger Securities") shall not Transfer, and the Corporation shall not be required to register the Transfer of, such Merger Securities. The term "Transfer" means any indirect or direct transfer, offer to sell, sale, assignment, grant of an option to acquire, pledge, or other disposition; provided, however, that a Transfer by a partnership or a limited liability company to its partners or members, which Transfer is to all partners or members in proportion to their interests in such partnership or limited liability company, shall be permissible except that the Merger Securities so Transferred shall continue to be subject to the restrictions on transfer set forth in this Article XIII; provided further that the provisions of this section shall not apply to Merger Securities to the extent such Merger Securities were issued in exchange for shares of common stock of AGI of any Person who received such shares pursuant to the exercise of an option as a result of the application of Section 5.10 of the Merger Agreement.

     Section 2. Legend on Stock Certificates. The Corporation shall note on the certificates for the Merger Securities issued upon the Merger or upon any Transfer thereof that the shares represented by such certificates are subject to the restrictions on transfer and registration of transfer imposed in this
Article XIII.

                                                                        ANNEX V


                            STOCKHOLDERS' AGREEMENT

     STOCKHOLDERS' AGREEMENT, dated as of September 26, 1997, among (i) Iron Mountain Incorporated, a Delaware corporation ("Acquiror"), (ii) those stockholders of Arcus Group, Inc., a Delaware corporation ("AGI"), signatory hereto (the "Initial AGI Stockholders"), including, without limitation, GKH Investments, L.P., a Delaware limited partnership ("GKH Investments"), GKH Partners L.P., a Delaware limited partnership ("GKH Partners"), GKH Partners L.P. as Nominee of GKH Private Limited, a Singapore corporation ("GKH Private"), Hudson River Capital LLC (f/k/a "Forschner Enterprises Inc."), a Delaware limited liability company ("Hudson"), and Clarke H. Bailey ("Bailey"),
(iii) those stockholders of United Acquisition Company, a Nevada corporation ("UAC"), signatory hereto (the "Initial UAC Stockholders"), including, without limitation, GKH Investment, GKH Private, Hudson, and AGI, (iv) those stockholders of Arcus Technology Services, Inc., a Delaware corporation ("ATSI" and together with AGI and UAC, the "Companies"), signatory hereto (the "Initial ATSI Stockholder" and together with the Initial AGI Stockholders and the Initial UAC Stockholders, the "Initial Stockholders"), including, without limitation, UAC, and (v) those other stockholders of the Companies which have become party hereto by execution of an instrument in accordance with Section
6.8 hereof (the "Additional Stockholders" and, together with the Initial Stockholders, the "Stockholders").


                             W I T N E S S E T H:

     WHEREAS, each of the Initial AGI Stockholders is the beneficial and record owner of the shares of Common Stock, $.0001 par value per share (the "AGI Stock"), of AGI, set forth opposite each such Initial AGI Stockholder's name on Schedule A-1;

     WHEREAS, each of the Initial UAC Stockholders is the beneficial and record owner of the shares of Common Stock, $.01 par value per share (the "UAC Common Stock"), of UAC and/or shares of the Series A Preferred Stock, $.01 par value per share (the "UAC Series A Preferred"), of UAC, set forth opposite each such Initial UAC Stockholder's name on Schedule A-2;

     WHEREAS, the Initial ATSI Stockholder is the beneficial and record owner of the shares of Common Stock, $.01 par value per share (the "ATSI Stock"), of ATSI, set forth opposite each such Initial ATSI Stockholder's name on Schedule A-3;

     WHEREAS, concurrently with the execution of this Agreement, Acquiror, AGI, UAC and ATSI are entering into an Agreement and Plan of Merger (as such agreement may be amended, modified, supplemented and in effect from time to time, the "Merger Agreement") pursuant to which (i) UAC is required to merge with and into AGI, with AGI as continuing as the surviving corporation, (ii) ATSI is required to merge with and into AGI, with AGI continuing as the surviving corporation and (iii) AGI will merge (the "Merger") with and into Acquiror, with Acquiror continuing as the surviving corporation; and

     WHEREAS, in order to induce Acquiror to enter into the Merger Agreement, the Stockholders wish to make certain representations, warranties, covenants and agreements in connection with the Merger.

     NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

                                   ARTICLE I


                                  DEFINITIONS

     1.1 Definitions. Capitalized terms used herein but not otherwise defined herein shall have the respective meanings ascribed thereto in the Merger Agreement and the following terms shall have the following meanings:

     "Additional Stockholders" shall have the meaning set forth in the opening paragraph of this Agreement.

     "Acquiror" shall have the meaning set forth in the opening paragraph of this Agreement.

     "AGI" shall have the meaning set forth in the opening paragraph of this Agreement.

     "AGI Stock" shall have the meaning set forth in the first recital of this Agreement.

     "ATSI" shall have the meaning set forth in the opening paragraph of this Agreement.

     "ATSI Stock" shall have the meaning set forth in the third recital of this Agreement.

     "beneficially own" shall have the meaning set forth in Rule 13d-3 under the Exchange Act.

     "Companies" shall have the meaning set forth in the opening paragraph of this Agreement.

     "Companies Stock" shall mean, collectively, AGI Stock, UAC Common Stock, UAC Series A Preferred and ATSI Stock.

     "Controlled Affiliate" shall mean, with respect to any Person, (a) any other Person at the time directly or indirectly controlled by such Person, (b) any other Person of which such Person at the time owns, or has the right to acquire, directly or indirectly, thirty percent (30%) or more of any class of the capital stock or beneficial interest, (c) any executive officer or director of such Person and (d) when used with respect to an individual, shall include any member of such individual's immediate family or a family trust.

     "Equity Securities" shall have the meaning set forth in Rule 405 under the Securities Act.

     "GKH Investments" shall have the meaning set forth in the opening paragraph of this Agreement.

     "GKH Partners" shall have the meaning set forth in the opening paragraph of this Agreement.

     "Hudson" shall have the meaning set forth in the opening paragraph of this Agreement.

     "Initial AGI Stockholders" shall have the meaning set forth in the opening paragraph of this Agreement.

     "Initial ATSI Stockholders" shall have the meaning set forth in the opening paragraph of this Agreement.

     "Initial Stockholders" shall have the meaning set forth in the opening paragraph of this Agreement.

     "Initial UAC Stockholders" shall have the meaning set forth in the opening paragraph of this Agreement.

     "Merger" shall have the meaning set forth in the fourth recital of this Agreement.

     "Merger Agreement" shall have the meaning set forth in the fourth recital of this Agreement and shall be deemed to include the Schedules thereto.

     "Proxy Statement" shall have the meaning set forth in Section 2.1(d).

     "Related Transaction" shall mean a transaction that is in contemplation of, or related or pursuant to, the Merger or the Merger Agreement.

     "Restricted Stockholder" shall mean any Stockholder that, individually or together with its Affiliates, beneficially owns, or is a member of a "group" (within the meaning of Section 13(d)(3) of the Exchange Act) that beneficially owns, 5% or more of Acquiror Stock.

     "Stockholder Disclosure Letter" shall have the meaning set forth in
Section 2.1(a).

     "Stockholders" shall have the meaning set forth in the opening paragraph of this Agreement.

   "Third Party" shall mean a party or parties unaffiliated with either the
                                   Companies or Acquiror.

   "UAC" shall have the meaning set forth in the opening paragraph of this
                                   Agreement.

     "UAC Common Stock" shall have the meaning set forth in the second recital of this Agreement.

     "UAC Series A Preferred" shall have the meaning set forth in the second recital of this Agreement.

     "Voting Securities" shall have the meaning set forth in Rule 405 under the Securities Act.


                                  ARTICLE II


              REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

     2.1 Representations and Warranties of the Stockholders. Each Stockholder represents and warrants, severally but not jointly, to Acquiror as follows:

     (a) Ownership of Companies Stock. Except as disclosed in Section 2.1(a) of the letter from the Stockholders to Acquiror, dated the date hereof or the date such Stockholder becomes party hereto (the "Stockholder Disclosure Letter"), such Stockholder is the beneficial owner of the shares of Companies Stock set forth opposite such Stockholder's name on Schedule A-1, Schedule A-2 and/or Schedule A-3, as the case may be, free and clear of all Liens and, except for this Agreement, the Merger Agreement (which for purposes of this Section 2.1(a) shall be deemed not to include the Disclosure Schedule), the Warrants listed on Schedule B, any agreement by a holder of such Warrants to resell a portion of its Warrants to UAC as set forth in Schedule C to the Merger Agreement, the Warrant Agreements pursuant to which such Warrants were issued or as otherwise set forth in Section 2.1(a) of the Stockholder Disclosure Letter, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which such Stockholder is a party relating to the pledge, disposition or voting of any shares of the Companies Stock that are owned by such Stockholder, and there are no voting trusts or voting agreements with respect to such shares. The shares of Companies Stock set forth opposite such Stockholder's name on Schedule A-1, Schedule A-2 and/or Schedule A-3, as the case may be, constitute all of the outstanding shares of capital stock of the Companies owned beneficially or of record by such Stockholder and such Stockholder does not have any options, warrants or other rights to acquire any additional shares of capital stock of the Companies or any security exercisable or exchangeable for, or convertible into, shares of capital stock of the Companies other than as set forth on Schedule A-1, Schedule A-2, Schedule A-3 and/or Schedule B, as the case may be.

     (b) Authority to Execute and Perform Agreements. Such Stockholder has the full legal right and power and all authority required to enter into, execute and deliver this Agreement and to perform fully such Stockholder's obligations hereunder. The execution and delivery of this Agreement by such Stockholder have been duly authorized by all requisite organizational action, if any, on the part of such Stockholder. This Agreement has been duly executed and delivered and constitutes the legal, valid and binding obligation of such Stockholder enforceable against such Stockholder in accordance with its terms (subject to the Enforceability Exceptions).

     (c) No Conflicts; Consents. (i) Except as set forth in Section 2.1(c) of the Stockholder Disclosure Letter, the execution and delivery by such Stockholder of this Agreement do not, and the consummation of the transactions contemplated hereby will not, conflict with or result in any violation of or default (with or without notice or lapse of time, or both) under (A) any contract, agreement or other binding arrangement to which such Stockholder is a party or (B) any judgment, order, writ, injunction or decree of any court, governmental body, administrative agency or arbitrator applicable to such Stockholder.

     (ii) Except as set forth in Section 2.1(c) of the Stockholder Disclosure Letter, no Governmental Authorizations or Private Authorizations are required to be obtained or made by such Stockholder in connection with the execution and delivery by such Stockholder of this Agreement and the consummation of the transactions contemplated hereby.

     (d) Information Supplied. None of the information specifically supplied or to be supplied by such Stockholder with respect to such Stockholder for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement is filed with the SEC and at the time it becomes effective under the Securities

Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the proxy statement to be delivered to all stockholders of the Companies (the "Proxy Statement") will, at the date the Proxy Statement is first mailed to the Companies' stockholders and at the time of the special meeting of Companies' stockholders for the purpose of voting on the Merger Agreement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

     (e) Investigation. Such Stockholder has had a full opportunity to review and discuss this Agreement, the Escrow Agreement and the Merger Agreement (including, without limitation, with respect to the representations and warranties in the Merger Agreement and the related Disclosure Schedule) and to ask all questions of the Companies and their respective directors and executive officers necessary in order for such Stockholder to make an informed decision to enter into this Agreement.


                                  ARTICLE III


                                   COVENANTS

     3.1 No Disposition or Acquisition of Shares. Each Stockholder agrees that, except as set forth in Section 3.1 of the Stockholder Disclosure Letter, such Stockholder shall not, without the prior written consent of Acquiror (such consent not to be unreasonably withheld), sell, transfer, pledge, hypothecate, encumber or otherwise dispose of (except upon such Stockholder's death), or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, hypothecation, encumbrance or other disposition of, any of the shares of Companies Stock set forth opposite his, her or its name on Schedule A-1, Schedule A-2 and/or Schedule A-3, as the case may be. Each Stockholder agrees that, promptly after the execution and delivery of this Agreement by the parties hereto, the certificates representing the shares of Companies Stock owned by him shall bear a legend indicating that such shares are subject to this Agreement, which legend may be removed upon termination of this Agreement.

     3.2 Voting Arrangements. Each of the Stockholders agrees that, except pursuant to this Agreement, he, she or it shall not grant any proxies, deposit any shares of Companies Stock into a voting trust or enter into any voting agreement with respect to any shares of Companies Stock now or hereafter owned, beneficially or of record, by him, other than proxies to vote such shares at any annual or special meetings of stockholders of the Companies on matters unrelated to the matters set forth in Section 4.1 hereof.

     3.3 Satisfaction of Conditions to the Merger. Each of the Stockholders agrees that each, in his, her or its capacity as a Stockholder, shall assist and cooperate with the parties to the Merger Agreement in doing all things necessary, proper or advisable under Applicable Laws as promptly as practicable to consummate and make effective the Merger and the other Transactions (including, without limitation, any element of the Reorganization which requires the vote or approval of such Stockholder under Applicable Law) and each of them shall not take any action that would or is reasonably likely to result in any of its representations and warranties set forth in this Agreement being untrue as of the date made or in any of the conditions set forth in
Article 6 of the Merger Agreement not being satisfied. Without limiting the generality of the foregoing, GKH Investment, GKH Partners, GKH Private and Hudson each hereby agree to take all action and do all things necessary, proper or advisable under Applicable Law (i) to accept UAC's assignment of Connected Stock and UAC's rights under the Connected Co-Sale Agreement and (ii) to accept AGI's assignment of a Damson Interest, each in the manner set forth in Schedule C to the Merger Agreement.

     3.4 No Solicitation. Each Stockholder agrees that he, she or it shall not, nor shall he, she or it permit any of such Stockholder's Representatives (including, without limitation, any investment banker, attorney or accountant retained by such Stockholder) to, initiate, solicit or facilitate, directly or indirectly, any inquiries or the making of any proposal with respect to an Other Transaction, engage in any discussions or negotiations concerning, or provide to any other Person any information or data relating to such Stockholder for the purposes of, or otherwise cooperate in any way with or assist or participate in, or facilitate any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, a proposal to seek or effect an Other Transaction, or agree to or endorse any Other Transaction; provided, however, that nothing contained in this Section shall prohibit any Stockholder, if such Stockholder is a member of the Board of Directors of one or more of the Companies, from, prior to the approval of the Merger Agreement, the Reorganization and the Transactions by the stockholders of the Companies, engaging in discussions or negotiations with, and furnishing information concerning the Arcus Entities and their business, properties and assets to, a third party who, without any solicitation, initiation, encouragement, discussion or negotiation, directly or indirectly, by or with such Stockholder or the Companies or any Representatives of such Stockholder or the Companies or in furtherance thereof, makes a written, bona fide proposal regarding an Other Transaction that is not subject to any material contingencies relating to financing and that is reasonably capable of being financed and is financially superior to the consideration to be received by the stockholders of the Companies pursuant to the Merger (as determined in good faith by the Board of Directors of each of the Companies after consultation with the Companies' financial advisors) if (1) the Boards of Directors of the Companies determine in their good faith, after receipt of written advice of the Companies' outside legal counsel, that such action is advisable for the Boards of Directors of the Companies to act in a manner consistent with their fiduciary duties under Applicable Law and (2) prior to furnishing information with respect to the Arcus Entities to such third party, such Stockholder and/or the Companies shall have received from such third party an executed confidentiality agreement in reasonably customary form on terms not more favorable to such Person or entity than the terms contained in the Confidentiality Agreement. Each Stockholder shall promptly advise Acquiror of, and communicate the material terms of, any proposal such Stockholder may receive, or any inquiries such Stockholder receives which may reasonably be expected to lead to such a proposal relating to an Other Transaction, and the identity of the Person making it. Each Stockholder shall further advise Acquiror of the status and changes in the material terms of any such proposal or inquiry (or any amendment to any of them). During the term of this Agreement, each Stockholder agrees that he, she or it shall not enter into any agreement, oral or written, and whether or not legally binding, with any Person that provides for, or in any way facilitates, an Other Transaction, or affects any other obligation of the other Stockholders under this Agreement.


     3.5 Standstill. (a) Each of GKH Investments, GKH Partners, GKH Private and Hudson agrees that, (i) from the date hereof until the Closing Date and (ii) from and after the Closing Date for so long as it shall be a Restricted Stockholder, it shall not, and shall use his, her or its best efforts to cause his, her or its Controlled Affiliates not to, without the prior written consent of Acquiror, (A) in any manner acquire, agree to acquire or make any proposal to acquire, directly or indirectly, any Equity Securities of Acquiror or any rights or options to acquire such Equity Securities (other than the shares of Acquiror Stock received by it in the Merger or any related transaction, including upon the exercise of options), (B) propose to enter into, directly or indirectly, a merger or other business combination involving Acquiror or propose to purchase, directly or indirectly, a material portion of the assets of Acquiror, (C) make, or in any way participate, directly or indirectly, in, any "solicitation" of "proxies" (as such terms are used in Regulation 14A under the Exchange Act) to vote or consent or seek to advise or influence any Person with respect to the voting of, or granting of a consent with respect to, any Voting Securities of Acquiror, (D) form, join or in any way participate in a "group" (within the meaning of Section 13(d)(3) of the Exchange Act) for the purpose of acquiring, holding, voting or disposing of any Equity Securities of Acquiror, (E) otherwise act, alone or in concert with others, to seek to control or influence in any public manner or public forum the management or policies of Acquiror; provided, however, that the foregoing shall not limit the ability to vote any shares of any Equity Securities of Acquiror, (F) disclose any intention, plan or arrangement inconsistent with the foregoing, (G) advise, assist (including by knowingly providing or arranging financing for that purpose) or encourage any other Person in connection with any of the foregoing,
(H) take any action which might require Acquiror to make a public announcement regarding the possibility of a transaction between such Stockholder and Acquiror or (I) sell, transfer, pledge, encumber or otherwise dispose of (including any "short sales" or derivative transactions) any Equity Securities of Acquiror or any rights or options to acquire such Equity Securities in any case where such Restricted Stockholder sells more than 3% of any class or series of Equity Securities of Acquiror to a Person or "group" (within the meaning of Section 13(d)(3) of the Exchange Act).


     (b) The terms and provisions of Section 3.5(a) notwithstanding, nothing in this Agreement shall prohibit a Restricted Stockholder from

     (i) acquiring, agreeing to acquire or making any proposal to acquire, directly or indirectly, Equity Securities of Acquiror or any rights or options to acquire such Equity Securities from another Restricted Stockholder, or

     (ii) selling, distributing or otherwise transferring Equity Securities of Acquiror or any rights or options to acquire such Equity Securities if (A) such Restricted Stockholder is a partnership or limited liability company and such sale, distribution or other transfer is to the partners of such partnership or members of such limited liability company and (B) such sale, distribution or other transfer is made to all partners of such partnership or all members in such limited liability company in proportion to their interests in such partnership or limited liability company.

   3.6 Disclosure; Non-Competition.

     (a) Except with the prior written consent of Acquiror, for a period of three (3) years from the Closing Date, each of the Stockholders shall not disclose or make available, directly or indirectly, to others or use for his, her or its or others' benefit confidential information, whether or not reduced to written or other recorded form, of the Companies, Acquiror and their respective subsidiaries, including, without limitation, the names of customers, the contact persons at customers, pricing, the software programs utilized by the Companies, Acquiror and their respective subsidiaries in the operation of their business and all other information material to the operation, management, marketing or financing of the Companies, Acquiror and their respective subsidiaries which is not known or generally available to the public or competitors in the records management, records storage, electronic records management (including, without limitation, storage of and related disaster recovery services for computer media), information technology personnel staffing businesses or industries (the "Restricted Business").

     The confidentiality obligations of this Section shall not apply to information:

     (i) which is required to be disclosed by judicial or administrative process or order, or by other requirements of law;

     (ii) which is or becomes generally available to the public other than as a result of a breach of this Section;

     (iii) which is received from a third party who obtained such information other than under an obligation of confidentiality; or

     (iv) which Acquiror discloses on a nonconfidential basis or otherwise makes available to the general public or the trade.

     (b) Each of the Stockholders agrees that he, she or it shall not, for a period of three (3) years from the Closing Date, directly or indirectly own, manage, engage in, participate in, provide consulting services to, be employed by or have a financial interest in, or solicit or attempt to obtain business from any customer of Acquiror, the Companies, or any of their respective subsidiaries on behalf of, any enterprise which is engaged in any Restricted Business in the United States of America, its territories and possessions (including, without limitation, those businesses or business facilities located in any jurisdiction in which Acquiror, the Companies and their respective subsidiaries operate) (collectively, the "Restricted Territory"); provided, however, that nothing in this Section 3.6(b) shall be deemed to prohibit (i) a Stockholder's ownership of Acquiror Stock, (ii) Hudson's ownership of an equity interest in Staffing Resources, Inc. or (iii) Clarke H. Bailey from serving as a director of Acquiror or any of its subsidiaries.

     This Section 3.6(b) shall not prohibit any Stockholder from acquiring up to five percent (5%) of any class of securities registered pursuant to the Exchange Act of any corporation which is engaged in any Restricted Business in the Restricted Territory.

     (c) Each Stockholder agrees that he, she or it shall not on his, her or its own behalf, or on behalf of any other Person under his, her or its control, or on behalf of others, for a period of three years from the Closing Date, directly or indirectly, solicit for employment (including as an independent contractor), or endeavor to entice away, any of the officers, employees or independent contractors of Acquiror, the Companies or their respective subsidiaries.

     (d) Each Stockholder acknowledges that he, she or it has carefully read all the terms herein stated and agrees that the same are necessary for the reasonable and proper protection of the value of the Companies; and that each and every covenant is reasonable with respect to such matter, length of time, and the geographical areas described; and that irrespective of all other conditions, the covenants and restrictions hereinabove provided shall be operative during the full period and throughout the geographical area described. In the event any court finds any such restraint or limitation to be unreasonable, then it is the intent of the parties that such court should determine the maximum restraint or limitation which is reasonable and enforcement will be of that restraint or limitation.

     (e) Each Stockholder acknowledges that confidential information in his, her or its possession related to the Companies has particular value, the loss of confidentiality of which by communication to unauthorized persons cannot be reasonably or adequately compensated for by damages alone. Moreover, each of the Stockholders agrees that any breach of paragraphs (a), (b) and (c) of this
Section 3.6 would give rise to damages which would be difficult to calculate. Therefore, the parties hereby agree that in the event of a breach of any of the terms and conditions of this Section 3.6, Acquiror shall be entitled to equitable relief by way of an injunction. This Section 3.6 shall not be construed as a limitation upon Acquiror's remedies for such breach.


                                  ARTICLE IV


                PROXY; CONVERSION; ELECTIONS; WAIVER OF RIGHTS

     4.1 Proxy. Each of the Stockholders hereby agrees, at any meetings of the stockholders of the Companies, however called, and at every adjournment thereof, and in any actions by written consent of the stockholders of the Companies, to (a) vote all of the shares of Companies Stock then owned, beneficially or of record, by it in favor of the adoption of the Merger Agreement as in effect on the date hereof (as such agreement may be amended (1) as contemplated by Section 7.3 of the Merger Agreement or (2) with the consent of such Stockholder) and each of the other transactions contemplated thereby and any action required in furtherance thereof (including, without limitation, any element of the Reorganization which requires the vote or approval of such Stockholder under Applicable Law, a Company's Organic Documents or as otherwise set forth in Schedule C to the Merger Agreement), (b) vote such shares against any action or agreement that would result in a breach in any material respect of any covenant, representation or warranty or any other obligation of the Companies under the Merger Agreement, and (c) vote such shares against any Other Transaction or any other action or agreement that, directly or indirectly, is inconsistent with or that would, or is reasonably likely to, directly or indirectly, impede, interfere with or attempt to discourage the Merger or any other transaction contemplated by the Merger Agreement, including, but not limited to (i) any extraordinary corporate transaction (other than the Merger and the Reorganization on the terms set forth in the Merger Agreement), such as a merger, consolidation, business combination, reorganization, recapitalization or liquidation involving the Companies, (ii) a sale or transfer of a material amount of assets of any of the Companies, or
(iii) any material change in the Companies' corporate structure or business; provided, however, that, if any Stockholder is a member of the Board of Directors of one of the Companies, nothing herein shall be construed to obligate such Stockholder or representative to act in his, her or its capacity as a director in any manner inconsistent with or which may conflict with such Person's fiduciary duties as a director of such Company.

     In furtherance of the foregoing, (i) each of the Stockholders hereby appoints Acquiror and the proper officers of Acquiror, and each of them, with full power of substitution in the premises, its proxies to vote all his, her or its shares of Companies Stock at any meeting, general or special, of the stockholders of the Companies, and to execute one or more written consents or other instruments from time to time in order to take such action without the necessity of a meeting of the stockholders of the Companies, in accordance with the provisions of the preceding paragraph and (ii) Acquiror hereby agrees to vote such shares or execute written consents or other instruments in accordance with the provisions of the preceding paragraph.

     The proxy and power of attorney granted herein shall be irrevocable during the term of this Agreement, shall be deemed to be coupled with an interest and shall revoke all prior proxies granted by such Stockholder. Each of the Stockholders shall not grant any proxy to any person which conflicts with the proxy granted herein, and any attempt to do so shall be void. The power of attorney granted herein is a durable power of attorney and shall survive the disability or incompetence of such Stockholder.

     4.2 Appraisal Rights. Each of the Stockholders hereby waives his, her or its rights to appraisal under Section 262 of the DGCL and/or Section 92A.380 of the NGCL, as the case may be, with respect to any shares of Companies Stock owned by him in connection with the transactions contemplated by the Merger Agreement. Each of the Stockholders hereby agrees that he, she or it will not in any way attempt to influence, encourage or persuade any Person who beneficially owns any shares of Companies Stock to exercise any rights to appraisal such Person may have pursuant to Section 262 of the DGCL and/or
Section 92A.380 of the NGCL, as the case may be, in connection with said transactions.


     4.3 Waiver of Certain Rights. Each Stockholder hereby waives and agrees not to assert any claims or rights he, she or it may have against any officer or director of the Companies relating to or arising out of actions or omissions occurring at or prior to the Effective Time, including, without limitation, in respect of approval or adoption of the Merger Agreement or the consummation of the Reorganization and the Merger or the other transactions contemplated thereby.


                                   ARTICLE V


                                 MISCELLANEOUS


     5.1 Termination. Except as set forth in the proviso to this sentence, this Agreement shall terminate upon the earlier to occur of (i) the mutual consent of Acquiror and all of the Stockholders, (ii) the termination of the Merger Agreement prior to the consummation of the Merger and (iii) the fifth anniversary of the Closing Date.


     5.2 Amendment. This Agreement may be amended only by a written instrument executed by the parties or their respective successors or assigns.


     5.3 Notices. Notices, requests, permissions, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given if signed by the respective persons giving them (in the case of any corporation the signature shall be by an officer thereof) and delivered by hand, deposited in the United States mail (registered or certified, return receipt requested), properly addressed and postage prepaid, or delivered by telecopy:


     If to Acquiror, to:


     Iron Mountain Incorporated
     745 Atlantic Avenue, 10th Floor
     Boston, Massachusetts 02111
     Telephone:   (617) 357-4455
     Telecopy:   (617) 350-7881
     Attention:   Chairman of the Board


     with a copy (which shall not constitute notice) to:


     Sullivan & Worcester LLP
     One Post Office Square
     Boston, Massachusetts 02109
     Telephone:   (617) 338-2800
     Telecopy:   (617) 338-2880
     Attention:   William J. Curry, Esq.


     If to the Stockholders, to:


     c/o Clarke H. Bailey
     10 Oxford Road
     Larchmont, NY 10538
     Telephone:   (914) 834-4010
     Telecopy:   (914) 834-4778
     with a copy (which shall not constitute notice) to:


     Paul, Hastings, Janofsky & Walker LLP
     399 Park Avenue, 31st Floor
     New York, NY 10022-4697
     Telephone:   (212) 318-6000
     Telecopy:   (212) 319-4090
     Attention:   William F. Schwitter, Esq.


     5.4 Counterparts. This Agreement may be executed in one or more counterparts and each counterpart shall be deemed to be an original, but all of which shall constitute one and the same original.


     5.5 Applicable Law. This Agreement shall be governed by, and construed in accordance with the laws of the State of Delaware without reference to choice of law principles, including all matters of construction, validity and performance.


     5.6 Severability; Enforcement. The invalidity of any portion hereof shall not affect the validity, force or effect of the remaining portions hereof. If it is ever held that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, each party agrees that a court of competent jurisdiction may enforce such restriction to the maximum extent permitted by law, and each party hereby consents and agrees that such scope may be judicially modified accordingly in any proceeding brought to enforce such restriction. In furtherance of the foregoing, if any court construes any of the provisions of Section 3.6, or any part thereof, to be unreasonable because of the duration of such provision or the geographic scope thereof, such court shall have the power to reduce the duration or restrict the geographic scope of such provision and to enforce such provision as so reduced or restricted.


     5.7 Further Assurances. Each party hereto shall execute and deliver such additional documents as may be necessary or desirable to consummate the transactions contemplated by this Agreement.


     5.8 Additional Stockholders; Parties in Interest; Assignment. The parties hereto agree that, from time to time, any and all Additional Stockholders of the Companies may be added as parties hereto by executing a counterpart of this Agreement or an agreement by which such stockholder agrees to join and to be bound hereby, and without in either case further action by any party hereto or thereto. Neither this Agreement nor any of the rights, interest or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties. Notwithstanding the foregoing, for the purposes of Sections 3.5, the term "Acquiror" shall include any Entity controlled by Acquiror, any successor, by operation of law or otherwise of Acquiror, or any entity controlled by Acquiror, and any assignee of Acquiror. Notwithstanding the foregoing, for the purposes of Sections 3.6, the term "Acquiror" shall include any Entity controlling, controlled by or under common control with Acquiror, any successor, by operation of law or otherwise of Acquiror, or any entity controlling, controlled by Acquiror, and any assignee of Acquiror.


     5.9 Entire Agreement. This Agreement and the Merger Agreement and the Collateral Documents contain the entire understanding of the parties hereto and thereto with respect to the subject matter contained herein and therein, and supersede and cancel all prior agreements, negotiations, correspondence, undertakings and communications of the parties, oral or written, respecting such subject matter. There are no restrictions, promises, representations, warranties, agreements or undertakings of any party hereto or to the Merger Agreement or any of the Collateral Documents with respect to the transactions contemplated by this Agreement and the Merger Agreement and the Collateral Documents other than those set forth herein or therein or made hereunder or thereunder.


     5.10 Specific Performance. The parties hereto agree that the remedy at law for any breach of this Agreement will be inadequate and that any party by whom this Agreement is enforceable shall be entitled to specific performance in addition to any other appropriate relief or remedy. Such party may, in its sole discretion, apply to a court of competent jurisdiction for specific performance or injunctive or such other relief as such court may deem just and proper in order to enforce this Agreement or prevent any violation hereof and, to the extent permitted by applicable law, each party waives any objection to the imposition of such relief.

     5.11 Headings; References. The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All references herein to "Articles", "Sections", "Schedules" or "Exhibits" shall be deemed to be references to Articles or Sections hereof or Schedules or Exhibits hereto unless otherwise indicated.

     5.12 Obligations Several and Not Joint. The obligations of the Stockholders under this Agreement are the several and not joint obligations of each such Stockholder, and the Stockholders shall not by action of this Agreement (i) be deemed to be acting in concert or as a "group" (within the meaning of Section 13(d)(3) of the Exchange Act) or (ii) be deemed to have formed a partnership or joint venture.



                  [remainder of page intentionally left blank]

IN WITNESS WHEREOF, each of the parties hereto had caused this Agreement to be duly executed and delivered as of the day and year first above written.


                                     ACQUIROR:


                                     IRON MOUNTAIN INCORPORATED


                                     By: /s/ C. Richard Reese
                                         --------------------------------------

                                     Name: C. Richard Reese

                                     Title: Chairman and Chief Executive
                                     Officer


                                     INITIAL AGI STOCKHOLDERS:


                                     GKH INVESTMENTS, L.P.


                                     By: GKH PARTNERS, L.P., its
                                         General Partner


                                     By: JAKK HOLDING CORPORATION, a
                                         General Partner


                                     By: /s/ Melvyn N. Klein
                                         --------------------------------------

                                     Name: Melvyn N. Klein

                                     Title: President


                                     GKH PARTNERS, L.P.


                                     By: JAKK HOLDING CORPORATION, a
                                         General Partner


                                     By: /s/ Melvyn N. Klein
                                         --------------------------------------

                                     Name: Melvyn N. Klein

                                     Title: President


                                     GKH PARTNERS, L.P., as Nominee of
                                     GKH PRIVATE LIMITED


                                     By: JAKK HOLDING CORPORATION, a
                                         General Partner


                                     By: /s/ Melvyn N. Klein
                                         --------------------------------------

                                     Name: Melvyn N. Klein

                                     Title: President


                                     HUDSON RIVER CAPITAL LLC


                                     By: /s/ Robert L. Egan
                                         --------------------------------------

                                     Name: Robert L. Egan

                                     Title: President


                                     /s/ Clarke H. Bailey
                                     ------------------------------------------

                                     Clarke H. Bailey

                                     INITIAL UAC STOCKHOLDERS:

                                     GKH INVESTMENTS, L.P.

                                     By: GKH PARTNERS, L.P., its
                                         General Partner

                                     By: JAKK HOLDING CORPORATION, a
                                         General Partner

                                     By: /s/ Melvyn N. Klein
                                         --------------------------------------

                                     Name: Melvyn N. Klein

                                     Title: President

                                     GKH PARTNERS, L.P., as Nominee of
                                     GKH PRIVATE LIMITED

                                     By: JAKK HOLDING CORPORATION, a
                                         General Partner

                                     By: /s/ Melvyn N. Klein
                                         --------------------------------------

                                     Name: Melvyn N. Klein

                                     Title: President

                                     HUDSON RIVER CAPITAL LLC

                                     By: /s/ Robert L. Egan
                                         --------------------------------------

                                     Name: Robert L. Egan

                                     Title: President

                                     ARCUS GROUP, INC.

                                     By: /s/ Clarke H. Bailey
                                         --------------------------------------

                                     Name: Clarke H. Bailey

                                     Title: Chairman

                                     INITIAL ATSI STOCKHOLDERS:

                                     UNITED ACQUISITION COMPANY

                                     By: /s/ Clarke H. Bailey
                                         --------------------------------------

                                     Name: Clarke H. Bailey

                                     Title: Chairman

                                                                   Schedule A-1


                            Ownership of AGI Stock



Name/Address of Stockholder                                  Shares of AGI Stock Owned
------------------------------------------------------------ --------------------------
GKH Investments L.P.                                                 6,391,736
200 West Madison Street, Suite 2710
Chicago, IL 60606-3416
GKH Partners L.P.                                                       79,876
200 West Madison Street, Suite 2710
Chicago, IL 60606-3416
GKH Partners L.P., as Nominee of GKH Private Limited                   161,757
200 West Madison Street, Suite 2710
Chicago, IL 60606-3416
Hudson River Capital LLC                                             1,387,845
 (f/k/a "Forschner Enterprises Inc." and "Victory Capital")
677 Madison Avenue
New York, NY 10021
Clarke H. Bailey                                                       250,000
10 Oxford Road
Larchmont, NY 10538

                                                                   Schedule A-2


               Ownership of UAC Stock and UAC Series A Preferred



                                          Shares of            Shares of UAC
Name/Address of Stockholder            UAC Common Owned   Series A Preferred Owned
-------------------------------------- ------------------ -------------------------
GKH Investments L.P.                       101,866.76            11,384.49
200 West Madison Street, Suite 2710
Chicago, IL 60606-3416
GKH Partners L.P., as Nominee of GKH         3,852.98               431.94
Private Limited
200 West Madison Street, Suite 2710
Chicago, IL 60606-3416
Hudson River Capital LLC                    85,470.00                9,127
 (f/k/a "Forschner Enterprises Inc."
 and "Victory Capital")
677 Madison Avenue
New York, NY 10021
Arcus Group, Inc.                          800,000.80                    0
c/o Bible, Hoy & Trachok
232 Court Street
Reno, NV 89501

                                                                   Schedule A-3


                           Ownership of ATSI Common



Name/Address of Stockholder     Shares of ATSI Common Owned
------------------------------- ----------------------------
United Acquisition Company               2,703,284
667 Madison Avenue, 25th Floor
New York, NY 10021-8029

                                                                     Schedule B


                  Ownership of Warrants to Acquire UAC Common



                                                         Number of Shares of UAC
                                                         Common that the Warrant
Name/Address of Warrant Holder         Warrant No.   Holder has the Right to Acquire   Exercise Price
-------------------------------------- ------------- --------------------------------- ---------------
GKH Investments L.P.                    1A, 2, 5                  764,022              $13.75
200 West Madison Street, Suite 2710
Chicago, IL 60606-3416
GKH Partners L.P.                       1B, 3, 6                   28,873              $13.75
200 West Madison Street, Suite 2710
Chicago, IL 60606-3416
Hudson River Capital LLC                    4                     641,026              $13.75
 (f/k/a "Forschner Enterprises Inc."
 and "Victory Capital")
677 Madison Avenue
New York, NY 10021

                                                                       ANNEX VI


                           ACQUIROR VOTING AGREEMENT

     ACQUIROR VOTING AGREEMENT, dated as of September 26, 1997, among (i) Arcus Group, Inc., a Delaware corporation ("AGI"), United Acquisition Company, a Nevada corporation ("UAC"), and Arcus Technology Services, Inc., a Delaware corporation ("ATSI" and together with AGI and UAC, the "Companies"), (ii) C. Richard Reese, Schooner Capital Corporation, a Massachusetts corporation, Vincent J. Ryan and B. Thomas Golisano (each a "Stockholder" and collectively, the "Stockholders"), each of which is a stockholder of Iron Mountain Incorporated, a Delaware corporation ("Acquiror") and (iii) Acquiror.


                             W I T N E S S E T H:

     WHEREAS, each of the Stockholders is the beneficial and record owner of the shares of Common Stock, $.01 par value per share (the "Acquiror Stock"), of Acquiror, set forth opposite each such Stockholder's name on Schedule A;

     WHEREAS, concurrently with the execution of this Agreement, Acquiror, AGI, UAC and ATSI are entering into an Agreement and Plan of Merger (as such agreement may be amended, modified, supplemented and in effect from time to time, the "Merger Agreement") pursuant to which (i) UAC will merge with and into AGI, with AGI continuing as the surviving corporation, (ii) ATSI will merge with and into AGI, with AGI continuing as the surviving corporation, and
(iii) AGI will merge (the "Merger") with and into Acquiror, with Acquiror continuing as the surviving corporation; and

     WHEREAS, in order to induce the Companies and Acquiror to enter into the Merger Agreement, the Stockholders wish to make certain representations, warranties, covenants and agreements in connection with the Merger.

     NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:


                                   ARTICLE I


                                  DEFINITIONS

     1.1 Definitions. Capitalized terms used herein but not otherwise defined herein shall have the respective meanings ascribed thereto in the Merger Agreement and the following terms shall have the following meanings:

     "Acquiror" shall have the meaning set forth in the opening paragraph of this Agreement.

     "Acquiror Stock" shall have the meaning set forth in the first recital of this Agreement.

     "AGI" shall have the meaning set forth in the opening paragraph of this Agreement.

     "ATSI" shall have the meaning set forth in the opening paragraph of this Agreement.

     "beneficially own" shall have the meaning set forth in Rule 13d-3 under the Exchange Act.

     "Companies" shall have the meaning set forth in the opening paragraph of this Agreement.

     "Merger" shall have the meaning set forth in the second recital of this Agreement.

     "Merger Agreement" shall have the meaning set forth in the second recital of this Agreement.

     "Stockholder Disclosure Letter" shall have the meaning set forth in
Section 2.1(a).

     "Stockholders" shall have the meaning set forth in the opening paragraph of this Agreement.

     "UAC" shall have the meaning set forth in the opening paragraph of this Agreement.

                                  ARTICLE II


              REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

     2.1 Representations and Warranties of the Stockholders. Each Stockholder represents and warrants, severally but not jointly, to the Companies as follows:

     (a) Ownership of Acquiror Stock. Except as disclosed in Section 2.1(a) of the letter from the Stockholders to the Companies, dated the date hereof or the date such Stockholder becomes party hereto (the "Stockholder Disclosure Letter"), such Stockholder is the beneficial owner of the shares of Acquiror Stock set forth opposite such Stockholder's name on Schedule A and, except for this Agreement or as otherwise set forth in Section 2.1(a) of the Stockholder Disclosure Letter, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which such Stockholder is a party relating to the voting of any shares of the Acquiror Stock that are owned by such Stockholder, and there are no voting trusts or voting agreements with respect to such shares. The shares of Acquiror Stock set forth opposite such Stockholder's name on Schedule A constitute all of the outstanding shares of Acquiror Stock owned beneficially or of record by such Stockholder.

     (b) Authority to Execute and Perform Agreements. Such Stockholder has the full legal right and power and all authority required to enter into, execute and deliver this Agreement and to perform fully such Stockholder's obligations hereunder. The execution and delivery of this Agreement by such Stockholder have been duly authorized by all requisite organizational action, if any, on the part of such Stockholder. This Agreement has been duly executed and delivered and constitutes the legal, valid and binding obligation of such Stockholder enforceable against such Stockholder in accordance with its terms (subject to the Enforceability Exceptions).

     (c) No Conflicts; Consents. (i) Except as set forth in Section 2.1(c) of the Stockholder Disclosure Letter, the execution and delivery by such Stockholder of this Agreement do not, and the consummation of the transactions contemplated hereby will not, conflict with or result in any violation of or default (with or without notice or lapse of time, or both) under (A) any contract, agreement or other binding arrangement to which such Stockholder is a party or (B) any judgment, order, writ, injunction or decree of any court, governmental body, administrative agency or arbitrator applicable to such Stockholder.

     (ii) No Governmental Authorizations or Private Authorizations are required to be obtained or made by such Stockholder in connection with the execution and delivery by such Stockholder of this Agreement and the consummation of the transactions contemplated hereby.


                                  ARTICLE III


                                    VOTING

     3.1 Voting. Each of the Stockholders hereby agrees that, at any meetings of the stockholders of Acquiror, however called, and at every adjournment thereof, to vote all of the shares of Acquiror Stock then owned, beneficially or of record, by him in favor of the adoption of the Merger Agreement as in effect on the date hereof (as such agreement may be amended (1) as contemplated by Section 7.3 of the Merger Agreement or (2) with the consent of such Stockholder) and each of the other transactions contemplated thereby and any action required in furtherance thereof; provided, however, that, if any Stockholder is a member of the Board of Directors of Acquiror, nothing herein shall be construed to obligate such Stockholder or representative to act in his capacity as a director in any manner inconsistent with or which may conflict with such Person's fiduciary duties as a director of Acquiror.

     3.2 Voting Arrangements. To the extent any such action would materially impair such Stockholder's ability to perform his obligations under Section 3.1 of this Agreement, each of the Stockholders agrees that, except pursuant to this Agreement, he shall not grant any proxies, deposit any shares of Acquiror Stock into a voting trust or enter into any voting agreement with respect to any shares of Acquiror Stock now or hereafter owned, beneficially or of record, by him.

     3.3 Satisfaction of Conditions to the Merger. Each of the Stockholders agrees that each, in his capacity as a Stockholder, shall assist and cooperate with the parties to the Merger Agreement in doing all things necessary, proper or advisable under Applicable Laws as promptly as practicable to consummate and make effective the Merger and the other Transactions and each of them shall not take any action that would or is reasonably likely to result in any of his representations and warranties set forth in this Agreement being untrue as of the date made or in any of the conditions set forth in Article 6 of the Merger Agreement not being satisfied.


                                  ARTICLE IV


                                 MISCELLANEOUS


     4.1 Termination. This Agreement shall terminate upon the earlier to occur of (i) the mutual consent of the Companies, Acquiror and all of the Stockholders, or (ii) the termination of the Merger Agreement prior to the consummation of the Merger.


     4.2 Amendment. This Agreement may be amended only by a written instrument executed by the parties or their respective successors or assigns.


     4.3 Notices. Notices, requests, permissions, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given if signed by the respective persons giving them (in the case of any corporation the signature shall be by an officer thereof) and delivered by hand, deposited in the United States mail (registered or certified, return receipt requested), properly addressed and postage prepaid, or delivered by telecopy:


     If to the Companies, to:


     United Acquisition Company
     667 Madison Avenue, 25th Floor
     New York, NY 10021-8029
     Telephone:   (212) 935-5678
     Telecopy:   (212) 593-6127
     Attention:   Mr. Clarke H. Bailey


     with a copy (which shall not constitute notice) to:


     Paul, Hastings, Janofsky & Walker LLP
     399 Park Avenue, 31st Floor
     New York, NY 10022-4697
     Telephone:   (212) 318-6000
     Telecopy:   (212) 319-4090
     Attention:   William F. Schwitter, Esq.


     If to the Stockholders, to:


     c/o Mr. C. Richard Reese
     Iron Mountain Incorporated
     745 Atlantic Avenue, 10th Floor
     Boston, Massachusetts 02111
     Telephone:   (617) 357-4455
     Telecopy:   (617) 350-7881


     with a copy (which shall not constitute notice) to:


     Sullivan & Worcester LLP
     One Post Office Square
     Boston, Massachusetts 02109
     Telephone:   (617) 338-2800
     Telecopy:   (617) 338-2880
     Attention:   William J. Curry, Esq.

     If to Acquiror, to:

     Iron Mountain Incorporated
     745 Atlantic Avenue, 10th Floor
     Boston, Massachusetts 02111
     Attention: Mr. C. Richard Reese
     Telephone:   (617) 357-4455
     Telecopy:   (617) 350-7881

     with a copy (which shall not constitute notice) to:

     Sullivan & Worcester LLP
     One Post Office Square
     Boston, Massachusetts 02109
     Telephone:   (617) 338-2800
     Telecopy:   (617) 338-2880
     Attention:   William J. Curry, Esq.

     4.4 Counterparts. This Agreement may be executed in one or more counterparts and each counterpart shall be deemed to be an original, but all of which shall constitute one and the same original.

     4.5 Applicable Law. This Agreement shall be governed by, and construed in accordance with the laws of the State of Delaware without reference to choice of law principles, including all matters of construction, validity and performance.

     4.6 Severability; Enforcement. The invalidity of any portion hereof shall not affect the validity, force or effect of the remaining portions hereof. If it is ever held that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, each party agrees that a court of competent jurisdiction may enforce such restriction to the maximum extent permitted by law, and each party hereby consents and agrees that such scope may be judicially modified accordingly in any proceeding brought to enforce such restriction.

     4.7 Further Assurances. Each party hereto shall execute and deliver such additional documents as may be necessary or desirable to consummate the transactions contemplated by this Agreement.

     4.8 Assignment. Neither this Agreement nor any of the rights, interest or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties.

     4.9 Entire Agreement. This Agreement and the Merger Agreement contain the entire understanding of the parties hereto and thereto with respect to the subject matter contained herein and therein, and supersede and cancel all prior agreements, negotiations, correspondence, undertakings and communications of the parties, oral or written, respecting such subject matter. There are no restrictions, promises, representations, warranties, agreements or undertakings of any party hereto or to the Merger Agreement with respect to the transactions contemplated by this Agreement and the Merger Agreement other than those set forth herein or therein or made hereunder or thereunder.

     4.10 Specific Performance. The parties hereto agree that the remedy at law for any breach of this Agreement will be inadequate and that any party by whom this Agreement is enforceable shall be entitled to specific performance in addition to any other appropriate relief or remedy. Such party may, in its sole discretion, apply to a court of competent jurisdiction for specific performance or injunctive or such other relief as such court may deem just and proper in order to enforce this Agreement or prevent any violation hereof and, to the extent permitted by applicable law, each party waives any objection to the imposition of such relief.

     4.11 Headings; References. The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All references herein to "Articles", "Sections", "Schedules" or "Exhibits" shall be deemed to be references to Articles or Sections hereof or Schedules or Exhibits hereto unless otherwise indicated.

     4.12 Several and Not Joint Obligations. The obligations of the Stockholders under this Agreement are the several and not joint obligations of each such Stockholder, each Stockholder has made an individual and separate decision relating to his or its execution of this Agreement, and the Stockholders shall not by action of this Agreement (i) be deemed to be acting in concert or as a "group" (within the meaning of Section 13(d)(3) of the Exchange Act) or (ii) be deemed to have formed a partnership or joint venture.

IN WITNESS WHEREOF, each of the parties hereto had caused this Agreement to be duly executed and delivered as of the day and year first above written.

                                     THE COMPANIES:

                                     ARCUS GROUP, INC.

                                     By: /s/ Clarke H. Bailey
                                         --------------------------------------

                                     Name: Clarke H. Bailey

                                     Title: Chairman

                                     UNITED ACQUISITION COMPANY

                                     By: /s/ Clarke H. Bailey
                                         --------------------------------------

                                     Name: Clarke H. Bailey

                                     Title: Chairman

                                     ARCUS TECHNOLOGY SERVICES, INC.

                                     By: /s/ Clarke H. Bailey
                                         --------------------------------------

                                     Name: Clarke H. Bailey

                                     Title: Chairman

                                     THE STOCKHOLDERS:

                                     /s/ C. Richard Reese
                                     ------------------------------------------

                                     C. Richard Reese


                                     SCHOONER CAPITAL CORPORATION

                                     By: /s/ Vincent J. Ryan
                                         --------------------------------------

                                     Name: Vincent J. Ryan

                                     Title: Chairman

                                     /s/ Vincent J. Ryan
                                     ------------------------------------------

                                     Vincent J. Ryan


                                     /s/ B. Thomas Golisano
                                     ------------------------------------------

                                     B. Thomas Golisano


                                     ACQUIROR:

                                     IRON MOUNTAIN INCORPORATED

                                     By: /s/ C. Richard Reese
                                         --------------------------------------

                                     Name: C. Richard Reese

                                     Title: Chairman and Chief Executive
                                     Officer

                                                                     Schedule A


                          Ownership of Acquiror Stock



Name/Address of Stockholder      Shares of Acquiror Stock Owned
-------------------------------- -------------------------------
C. Richard Reese                            1,127,503(1)
c/o Iron Mountain Incorporation
745 Atlantic Avenue
Boston, MA 02111

Schooner Capital Corporation                1,909,384(2)
745 Atlantic Avenue
Boston, MA 02111

Vincent J. Ryan                             3,445,750(3)
c/o Iron Mountain Incorporation
745 Atlantic Avenue
Boston, MA 02111

B. Thomas Golisano                            931,704(4)
c/o Iron Mountain Incorporation
745 Atlantic Avenue
Boston, MA 02111

------------
(1) Includes 13,450 shares of Common Stock held by trusts for the benefit of Mr. Reese's children, as to which Mr. Reese disclaims beneficial ownership. Also includes 668,166 shares of Common Stock as to which Mr. Reese shares beneficial ownership with Schooner Capital Corporation ("Schooner") as a result of a 1988 deferred compensation arrangement, as amended, between Schooner and Mr. Reese relating to Mr. Reese's former services as President of Schooner. Pursuant to such arrangement, upon the earlier to occur of (i) Schooner's sale or exchange of substantially all of the shares of Common Stock held by Schooner or (ii) the cessation of Mr. Reese's employment with Acquiror, Schooner is required to transfer such shares of Common Stock to Mr. Reese or remit to Mr. Reese cash in an amount equal to the then current fair market value of such shares of Common Stock. Schooner has agreed to vote the shares of Common Stock subject to such arrangement at the direction of Mr. Reese.

(2) Mr. Ryan is the Chairman of the Board and the principal stockholder of Schooner and, accordingly has sole voting and investment power with respect to the shares of Common Stock held by Schooner. Includes 668,166 shares of Common Stock as to which Schooner shares beneficial ownership with Mr. Reese as described in footnote (1). Also includes 29,550 shares of Common Stock as to which Schooner shares beneficial ownership with Eugene B. Doggett, a director and an Executive Vice President of Acquiror, as a result of a 1988 deferred compensation arrangement, as amended, between Schooner and Mr. Doggett relating to Mr. Doggett's former services as Chief Financial Officer of Schooner. Pursuant to such arrangement, upon the earlier to occur of (i) Schooner's sale or exchange of substantially all of the shares of Common Stock held by Schooner or (ii) the cessation of Mr. Doggett's employment with Acquiror, Schooner is required to transfer such shares of Common Stock to Mr. Doggett or remit to Mr. Doggett cash in an amount equal to the then current fair market value of such shares of Common Stock. Schooner has agreed to vote the shares of Common Stock subject to such arrangements at the direction of Mr. Reese or Mr. Doggett, as the case may be.

(3) Mr. Ryan holds 1,536,366 shares of Common Stock. The remaining shares of Common Stock listed as being beneficially owned by Mr. Ryan are held by Schooner, as to which Mr. Ryan has sole voting power and investment power as the Chairman of the Board and principal stockholder of Schooner. See footnote (2) regarding shares held by Schooner.

(4) Includes 3,618 shares that Mr. Golisano has the rights to acquire pursuant to currently exercisable options.

                                                                      ANNEX VII

                              September 25, 1997

Board of Directors
United Gas Holding Corporation
667 Madison Avenue, 25th Floor
New York, NY 10021

Dear Sirs:

     You have requested our opinion as to the fairness from a financial point of view to the holders of common stock, par value $.0001 per share ("Company Common Stock"), preferred stock, par value $.01 per share (the "Company Preferred"), and options, warrants or rights to purchase Company Common Stock of United Gas Holding Corporation (the "Company") of the consideration to be received by such holders (the "Equity Holders") pursuant to the terms of the Agreement and Plan of Merger, draft as of September 24, 1997 (version11) (the "Agreement"), by and among Iron Mountain Incorporated (the "Acquiror"), United Acquisition Company ("UAC"), Arcus Technology Services, Inc. and the Company. Unless otherwise defined herein, terms defined in the Agreement are used herein as therein defined. The Merger is intended to qualify as a tax-free reorganization under the provisions of the Section 368(a) of the Internal Revenue Code of 1986, as amended.

     Subject to the terms and conditions of the Agreement, at the effective time of the Merger, (a) each outstanding share of Company Common Stock shall be converted into the right to receive (ii) that number equal to the Common Stock Conversion Number of fully paid and nonassessable shares of common stock, par value $.01 per share (the "Acquiror Common Stock"), of the Acquiror (the "Stock Merger Consideration") and (ii) cash in an amount equal to the Common Cash Conversion Number (the "Cash Merger Consideration" and together with the Stock Merger Consideration, the "Exchange Common Consideration") and (b) each outstanding share of Company Preferred shall be converted into the right to receive (ii) that number equal to the Preferred Stock Conversion Number of fully paid and nonassessable shares of Acquiror Common Stock (the "Preferred Stock Merger Consideration") and (ii) cash in amount equal to the Preferred Cash Conversion Number (the "Preferred Cash Merger Consideration", and together with the Preferred Stock Merger Consideration, the "Exchange Preferred Consideration"). Subject to the terms and conditions of the Agreement, each Option Security outstanding as of the effective time of the Merger shall be converted into an option or warrant, as applicable, to purchase Acquiror Common Stock. Pursuant to certain warrant purchase agreements, the Acquiror will purchase warrants to purchase 1,467,207 shares of the common stock of UAC for approximately $29.8 million cash (the "Warrant Consideration"). In addition, subject to the indemnification and adjustment provisions of Article 8 of the Agreement, a portion of the Cash Merger Consideration and the Warrant Consideration shall be placed in escrow. The Exchange Common Consideration, the Exchange Preferred Consideration, Warrant Consideration, and the consideration into which the Option Securities are convertible is collectively referred to as the "Merger Consideration".

     In arriving at our opinion, we have reviewed the draft dated September 24, 1997 (version 11) of the Agreement and the exhibits thereto. We also have reviewed financial and other information that was publicly available or furnished to us by the Company and Iron Mountain Incorporated including information provided during discussions with the respective managements. Included in the information provided during discussions with the respective managements were certain financial information and guidelines of the Company for the period beginning 1/1/98 and ending 12/31/06 prepared by the management of the Company and certain projections of Iron Mountain Incorporated for the period beginning 1/1/97 and ending 12/31/98 and certain other financial information prepared by the management of Iron Mountain Incorporated. In addition, we have compared certain financial and securities data of the Company and Iron Mountain Incorporated with various other companies whose securities are traded in public markets, reviewed comparable transactions and business combinations and such other financial studies, analyses and investigations as we deemed appropriate for purposes of this opinion.


                                     VII-1

     In rendering our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by the Company and Iron Mountain Incorporated or their respective representatives, or that was otherwise reviewed by us. With respect to the financial projections developed from the financial information and guidelines supplied to us, we have assumed that they have been reasonably prepared on the basis reflecting the best currently available estimates and judgments of the management of the Company and Iron Mountain Incorporated as to the future operating and financial performance of the Company and Iron Mountain Incorporated, respectively. We have not assumed any responsibility for making an independent evaluation any assets or liabilities or for making any independent verification of any of the information reviewed by us. In addition, for the purposes of this opinion, we have assumed the Reorganization is effected prior to the effective time of the Merger in accordance with the terms of the Agreement.

     Our opinion is necessarily based on economic, market, financial and other conditions as they exist on, and on the information made available to us as of, the date of this letter. It should be understood that, although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm this opinion. We are expressing no opinion herein as to the prices at which the Acquiror common stock will actually trade at any time. Our opinion does not address the relative merits of the Merger and the other business strategies being considered by the Company's Board of Directors, nor does it address the Board's decision to proceed with the Merger. Our opinion does not constitute a recommendation to any stockholder as to how such stockholder should vote on the proposed transaction. We are expressing no opinion herein as the fairness of the terms of the Reorganization from a financial point of view or otherwise to any of the holders of various securities of United Acquisition Company or Arcus Technology Services, Inc.

     Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. DLJ has performed investment banking and other services for certain affiliates of the Company and Iron Mountain Incorporated in the past and has been compensated for such services. DLJ was lead manager for Iron Mountain's $165 million high yield offering in September 1996 and was paid a fee of $2.475 million. In addition, DLJ has been invited to participate as a co-manager for a pending high yield offering for Iron Mountain.

     Based upon the foregoing and such other factors as we deem relevant, we are of the opinion that the aggregate Merger Consideration to be received by the Equity Holders pursuant to the Agreement is fair to such holders from a financial point of view.

                                                  Very truly yours,



                                                  DONALDSON, LUFKIN & JENRETTE
                                                  SECURITIES CORPORATION




                                                  By: /s/ Joel J. Cohen
                                                     --------------------------

                                                     Joel J. Cohen

                                                     Managing Director


                                     VII-2

                                                                     ANNEX VIII



BEAR STEARNS                                            BEAR, STEARNS & CO. INC.


                                                                 245 PARK AVENUE
                                                        NEW YORK, NEW YORK 10167
                                                                  (212) 272-2000

                                                                ATLANTA - BOSTON
                                                  CHICAGO - DALLAS - LOS ANGELES
                                                        NEW YORK - SAN FRANCISCO

                                                  FRANKFURT - GENEVA - HONG KONG
                                                          LONDON - PARIS - TOKYO


                                                             September 26, 1997


Iron Mountain Incorporated
756 Atlantic Avenue
Boston, MA 02111


Attention: C. Richard Reese
       Chairman and Chief Executive Officer


Dear Sirs:


     We understand that Iron Mountain Incorporated ("Iron Mountain") is acquiring Arcus Technology Services, Inc. ("Arcus") in a series of transactions in which Arcus will be merged into its controlling shareholders, Arcus Group, Inc. "(Arcus Group") and United Acquisition Company ("UAC", and together with Arcus and Arcus Group, the "Arcus Entities"), with Arcus Group surviving such mergers. Arcus Group will be subsequently merged with and into Iron Mountain, with Iron Mountain continuing as the surviving corporation (collectively, the "Transaction"). Pursuant to the Transaction, the former shareholders, option holders and warrant holders of the Arcus Entities will receive Common Stock, par value $.01 per share, of Iron Mountain ("Iron Mountain Common Stock") or options to purchase Iron Mountain Common Stock (the "Stock Consideration") valued at approximately $57.5 million (in the case of Arcus Entities' options, valued as the difference between the exercise proceeds and the value of Iron Mountain Common Stock subject to the options) and approximately $70.0 million in cash (the "Cash Consideration") in exchange for their equity interests in the Arcus Entities. In addition, it is expected that Iron Mountain will assume approximately $32.5 million of indebtedness (not including any reduction in debt arising from proceeds resulting from the exercise of the Arcus Entities' options) currently owed by the Arcus Entities plus additional indebtedness, if any, incurred by the Arcus Entities to complete certain identified, pending acquisitions (the "Debt Assumption"). The Stock Consideration, Cash Consideration and the Debt Assumption (collectively, the "Consideration") will aggregate to $160.0 million. You have provided us with the Agreement and Plan of Merger among Iron Mountain, Arcus, UAC and Arcus Group in substantially final form (the "Merger Agreement").


     You have asked us to render our opinion as to whether the Consideration to be paid in the Transaction is fair, from a financial point of view, to Iron Mountain.


     In the course of performing our reviews and analyses for rendering this opinion, we have:


      1. reviewed the Merger Agreement;


      2. reviewed Iron Mountain's Annual Reports to Shareholders and Annual Reports on Form 10-K for the fiscal years ended December 31, 1995 and 1996, and its Quarterly Report on Form 10-Q for the period ended June 30, 1997;


      3. reviewed Arcus' audited financial statements dated December 31, 1995 and 1996, Arcus' interim unaudited financial statements dated June 30, 1997 and the Information Memorandum provided by Arcus and Donaldson, Lufkin & Jenrette dated May 1997;


      4. reviewed certain operating and financial information, including projections, provided to us by management relating to Arcus' and Iron Mountain's business and prospects;


      5. met with certain members of Arcus' and Iron Mountain's senior management to discuss their respective operations, historical financial statements and future prospects;


      6. reviewed the historical prices and trading volumes of Iron Mountain Common Stock;


      7. reviewed publicly available financial data and stock market performance data of companies which we deemed generally comparable to Arcus;


                                     VIII-1

      8. reviewed the terms of recent acquisitions of companies which we deemed generally comparable to Arcus;

      9. performed discounted cash flow analyses and pro forma contribution analyses utilizing forecasts of future operating performance of Arcus and Iron Mountain as provided by Iron Mountain management; and

     10. conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.

     In the course of our review, we have relied upon and assumed the accuracy and completeness of the financial and other information provided to us by Iron Mountain and Arcus. With respect to Iron Mountain's and Arcus' projected financial results and potential synergies that could be achieved upon consummation of the Transaction, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Iron Mountain and of Arcus as to the expected future performance of Iron Mountain and Arcus, respectively. We have not assumed any responsibility for the information or projections provided to us and we have further relied upon the assurances of the management of Iron Mountain and of Arcus that they are unaware of any facts that would make the information or projections provided to us incomplete or misleading. In arriving at our opinion, we have not performed or obtained any independent appraisal of the assets or liabilities of Arcus. In addition, we are not expressing any opinion as to the price or range of prices at which Iron Mountain Common Stock may trade prior to or subsequent to the consummation of the Transaction nor does this opinion address Iron Mountain's underlying decision to effect the Transaction. Moreover, our opinion is not a recommendation to the board of directors or shareholders of Iron Mountain as to whether or not they should vote to recommend or approve the Transaction. Our opinion is necessarily based on economic, market and other conditions, and the information made available to us, as of the date hereof. Based on the foregoing, it is our opinion that the Consideration to be paid in the Transaction is fair, from a financial point of view, to Iron Mountain.

     We have acted as financial advisor to Iron Mountain in connection with the Transaction and will receive a fee for such services, payment of a significant portion of which is contingent upon the consummation of the Transaction. Bear Stearns has in the past provided investment banking services to Iron Mountain for which it has received customary compensation. It is understood that this letter is intended solely for the benefit and use of the Board of Directors of Iron Mountain and is not to be used for any other purpose, or reproduced, disseminated, quoted or referred to at any time, in whole or in part, without our prior written consent.




                                          Very truly yours,


                                          BEAR, STEARNS & CO. INC.




                                          By: /s/ Richard De Rose
                                             ----------------------------------
                                             Richard De Rose

                                             Managing Director

                                     VIII-2

                                                                       ANNEX IX


                           FORM OF ESCROW AGREEMENT

     This ESCROW AGREEMENT (this "Agreement") is entered into as of the
day of         , 1998, by and among Iron Mountain Incorporated, a Delaware corporation ("Acquiror"), Arcus Group, Inc., a Delaware corporation (the "Company"), Clarke H. Bailey, an individual residing at 10 Oxford Road, Larchmont, NY 10538, as agent and attorney-in-fact (the "Stockholder Representative") for the stockholders of the Company (the "Stockholders") and the warrantholders of the Company (the "Warrantholders"), and The Bank of New York, as Escrow Agent (the "Escrow Agent").


                             W I T N E S S E T H :

     WHEREAS, Acquiror, the Company, United Acquisition Company, a Nevada corporation ("UAC"), and Arcus Technology Services, Inc., a Delaware corporation ("ATSI"), entered into that certain Agreement and Plan of Merger (as amended, modified, supplemented, restated and in effect from time to time, the "Merger Agreement"), dated as of September 26, 1997, an executed copy of which is attached hereto as Exhibit A, pursuant to which (i) UAC is required to merge with and into the Company, with the Company continuing as the surviving corporation, (ii) ATSI is required to merge with and into the Company with the Company continuing as the surviving corporation and (iii) the Company will merge (the "Merger") with and into Acquiror, with Acquiror continuing as the
surviving corporation, and pursuant to which $                     will be
withheld from the consideration payable to the Stockholders and will be allocated to indemnify Acquiror for certain matters relating to the Merger Agreement, all as is more fully set forth in the Merger Agreement;

     WHEREAS, Acquiror, the Company and certain of the holders of warrants (the "Warrants") to purchase shares of common stock of UAC entered into Warrant Purchase Agreements (the "Warrant Purchase Agreements"), executed copies of which has been provided to the Escrow Agent, pursuant to which Acquiror will
purchase the Warrants and $             will be withheld from the consideration
payable to the Warrantholders and will be allocated to indemnify Acquiror for certain matters relating to the Merger Agreement, all as more fully set forth in the Merger Agreement;

     WHEREAS, funds will be withheld from the consideration payable to the Stockholders and the Warrantholders in order to have funds available in the event that the Final Indebtedness Amount set forth in the Merger Agreement is greater than the Company Indebtedness Calculation set forth in the Merger Agreement;

     WHEREAS, this Agreement is being entered into pursuant to Article 8 of the Merger Agreement and Article 2 of the Warrant Purchase Agreements; and

     WHEREAS, in accordance with and pursuant to Article 8 of the Merger Agreement, the Stockholder Representative has been appointed as agent and attorney-in-fact, with full power of substitution, to take all actions called for by Article 8 of the Merger Agreement and Article 2 of the Warrant Purchase Agreements, including, without limitation, the execution of this Agreement;

     NOW, THEREFORE, in consideration of the foregoing premises and the agreements set forth below, the receipt and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:


                                   ARTICLE 1


                            ESCROW INDEMNITY FUNDS

     1.1 Delivery. Upon consummation of the Merger, Acquiror will deposit with the Escrow Agent the aggregate sum of Eight Million Dollars ($8,000,000) in immediately available funds (together with all interest accrued thereon, the "Escrow Indemnity Funds"), which funds shall be held in a segregated account named "Iron Mountain Incorporated Escrow Indemnity Funds Account" or in an account having such other similar designation.

     1.2 Receipt. The Escrow Agent agrees to hold and disburse the Escrow Indemnity Funds (together with all interest earned thereon) solely in accordance with the terms and conditions of this Agreement, pursuant to the written direction of Acquiror or as otherwise set forth herein, and for the uses and purposes stated herein. The Escrow Agent shall, upon receipt of the Escrow Indemnity Funds, issue a written acknowledgment to Acquiror and the Stockholder Representative of receipt thereof.

     1.3 Investment Income. The Escrow Agent shall, as soon as reasonably practical, invest the Escrow Indemnity Funds in (i) direct obligations of, or obligations fully guaranteed by, the United States of America or any agency thereof, (ii) certificates of deposit issued by commercial banks having a combined capital, surplus and undivided profits of not less than $500,000,000,
(iii) money market mutual funds authorized solely to invest in any of the above, (iv) other investments of equal or greater security and liquidity, or
(v) such other investments as Acquiror and the Stockholder Representative may from time to time direct in writing. The Escrow Agent shall cause the Escrow Indemnity Funds to be invested in accordance with the preceding sentence at all times during the term of this Agreement.


                                  ARTICLE 1A


                             ESCROW HOLDBACK FUNDS

     1A.1 Delivery. Upon consummation of the Merger, Acquiror will deposit, if required, with the Escrow Agent the amount provided for in Section 8.6(c) of the Merger Agreement, if any, in immediately available funds (together with all interest accrued thereon, the "Combined Escrow Holdback Amount"), which funds shall be held in a segregated account named "Iron Mountain Incorporated Combined Escrow Holdback Amount Account" or in an account having such other similar designation.

     1A.2 Receipt. The Escrow Agent agrees to hold and disburse the Combined Escrow Holdback Amount (together with all interest earned thereon) solely in accordance with the terms and conditions of this Agreement, pursuant to the written direction of Acquiror or as otherwise set forth herein, and for the uses and purposes stated herein. The Escrow Agent shall, upon receipt of the Combined Escrow Holdback Amount, issue a written acknowledgment to Acquiror and the Stockholder Representative of receipt thereof.

     1A.3 Investment Income. The Escrow Agent shall, as soon as reasonably practical, invest the Combined Escrow Holdback Amount in (i) direct obligations of, or obligations fully guaranteed by, the United States of America or any agency thereof, (ii) certificates of deposit issued by commercial banks having a combined capital, surplus and undivided profits of not less than $500,000,000, (iii) money market mutual funds authorized solely to invest in any of the above, (iv) other investments of equal or greater security and liquidity, or (v) such other investments as Acquiror and the Stockholder Representative may from time to time direct in writing. The Escrow Agent shall cause the Combined Escrow Holdback Amount to be invested in accordance with the preceding sentence at all times during the terms of this Agreement.


                                   ARTICLE 2


             PROCEDURES FOR DISBURSEMENT OF ESCROW INDEMNITY FUNDS

     2.1 Purpose. The Escrow Indemnity Funds shall be held by the Escrow Agent to secure the indemnification obligations to Acquiror under the Merger Agreement and shall be held and released in accordance with the provisions of this Agreement.

     2.2 Disbursement.

     (a) If at any time during the Escrow Indemnity Period, the Escrow Agent receives written instructions in accordance with the terms of Section 2.4 hereof from Acquiror to make a payment to Acquiror, then the Escrow Agent shall make payments out of the Escrow Indemnity Funds to Acquiror, in accordance with such instructions and with Section 2.4, unless the Escrow Indemnity Funds shall be insufficient to comply with such instructions, in which case the Escrow Agent shall pay the entire Escrow Indemnity Funds to Acquiror and shall advise Acquiror and the Stockholder Representative in writing of the amount of such payment. In no event shall the Escrow Agent pay more than $8,000,000 to Acquiror from the Escrow Indemnity Funds.


       (b) The Escrow Agent may make any payments out of the Escrow Indemnity Funds that may at the time be permitted to be made under the provisions of
Section 2.4 below, and shall make all such payments that at the time are required to be made under such provisions or are jointly requested in writing by Acquiror and the Stockholder Representative.


       (c) In the event there are no Unresolved Claims (as hereinafter defined), on the nine month anniversary of the Closing Date, or the next business day if such date is not a business day (the "Initial Distribution Date"), an aggregate of $3,000,000 of the Escrow Indemnity Funds shall be distributed to the Stockholder Representative for the benefit of each former holder of a Share Certificate and each former holder of a Warrant, whereupon the Stockholder Representative will distribute such funds in accordance with the terms of Section 8.3 of the Merger Agreement. In the event one or more Unresolved Claims with respect to the Escrow Indemnity Funds, if any, shall exist on the Initial Distribution Date, cash in the amount equal to the sum of
(i) $5,000,000, (ii) the aggregate amount of such Unresolved Claims and (iii) the amount reasonably estimated by Acquiror to cover the fees, expenses and other costs (including reasonable counsel fees and expenses) which will be required to resolve such Unresolved Claims shall be retained as part of the Escrow Indemnity Funds and the balance thereof, if any, shall be distributed to the Stockholder Representative for the benefit of each former holder of a Share Certificate and each former holder of a Warrant, whereupon the Stockholder Representative will distribute such funds in accordance with the terms of
Section 8.3 of the Merger Agreement. Upon the resolution of all such Unresolved Claims made prior to the Initial Distribution Date and the payment of all such fees, expenses and other costs with respect thereto out of the Escrow Indemnity Funds, the balance of the cash, if any, so retained on the Initial Distribution Date shall be distributed to the Stockholder Representative for the benefit of each former holder of a Share Certificate and each former holder of a Warrant, whereupon the Stockholder Representative will distribute such funds in accordance with the terms of Section 8.3 of the Merger Agreement.


     In the event there are no Unresolved Claims on the day after the expiration of the Escrow Indemnity Period, the Escrow Indemnity Funds then remaining shall be distributed to the Stockholder Representative for the benefit of each former holder of a Share Certificate and each former holder of a Warrant, whereupon the Stockholder Representative will distribute such funds in accordance with the terms of Section 8.3 of the Merger Agreement. In the event one or more Unresolved Claims with respect to the Escrow Indemnity Funds, if any, shall exist upon the expiration of the Escrow Indemnity Period, cash in the amount equal to the sum of (i) the aggregate amount of such Unresolved Claims and (ii) the amount reasonably estimated by Acquiror to cover the fees, expenses and other costs (including reasonable counsel fees and expenses) which will be required to resolve such Unresolved Claims shall be retained as part of the Escrow Indemnity Funds and the balance thereof, if any, shall be distributed to the Stockholder Representative for the benefit of each former holder of a Share Certificate and each former holder of a Warrant, whereupon the Stockholder Representative will distribute such funds in accordance with the terms of Section 8.3 of the Merger Agreement. Upon the resolution of all such Claims and the payment of all such fees, expenses and other costs out of the Escrow Indemnity Funds, the balance of the cash, if any, shall be distributed to the Stockholder Representative for the benefit of each former holder of a Share Certificate and each former holder of a Warrant, whereupon the Stockholder Representative will distribute such funds in accordance with the terms of Section 8.3 of the Merger Agreement.


     2.3 Unresolved Claims. The term "Unresolved Claims" shall mean any claim or request made pursuant to the Merger Agreement against the Escrow Indemnity Funds in accordance with the Merger Agreement and Section 2.4 below, until such time as such claim or request has been paid in full or otherwise fully settled, compromised or adjusted by Acquiror, the Stockholder Representative and the Escrow Agent or by a final decision of an arbitrator or arbitration panel appointed pursuant to Article 9 of the Merger Agreement or a final order of a court of competent jurisdiction resolving such claim, from which no appeal is or can be taken.


     2.4 Notice of Request; Dispute Notice. If at any time during the Escrow Indemnity Period, Acquiror believes that it is entitled to any portion of the Escrow Indemnity Funds, then Acquiror shall furnish to the Escrow Agent (with a simultaneous copy to the Stockholder Representative), a notice (the "Indemnity Notice of Request") setting forth the cash amount (the "Claimed Amount") to which Acquiror reasonably believes it is entitled and the reasons for such belief. If the Escrow Agent does not receive, within fifteen (15) business days after receipt of the Indemnity Notice of Request, a notice from the Stockholder Representative (the "Indemnity Dispute Notice") with a simultaneous copy to Acquiror that a dispute (the "Indemnity Dispute") exists relating to Acquiror's right to that portion of the Escrow Indemnity Funds claimed in the Indemnity Notice of Request, the Escrow Agent shall, immediately after such fifteen business day period, release to Acquiror the Claimed Amount.

     In the event the Escrow Agent receives an Indemnity Dispute Notice that an Indemnity Dispute exists, the Escrow Agent shall retain custody of that portion of the Escrow Indemnity Funds which relates to the Unresolved Claim until the first to occur of the following events:

     (a) Receipt by the Escrow Agent of a notice ("Indemnity Settlement Notice") signed by Acquiror and the Stockholder Representative that the Indemnity Dispute has been resolved, said notice to contain instructions to the Escrow Agent regarding delivery of that portion of the Escrow Indemnity Funds which relates to the Unresolved Claim; or

     (b) Receipt by the Escrow Agent of a final decision of an arbitrator or arbitration panel appointed pursuant to Article 9 of the Merger Agreement or a final order of a court of competent jurisdiction (the "Indemnity Award") resolving the Indemnity Dispute from which no appeal is or can be taken and directing the disposition of that portion of the Escrow Indemnity Funds;

after which the Escrow Agent shall, within two business days, pay that portion of the Escrow Indemnity Funds which relates to the Unresolved Claim in accordance with the Indemnity Settlement Notice or the Indemnity Award.

     2.5 Provisions of the Merger Agreement. As between Acquiror and the Stockholder Representative, nothing in this Agreement shall derogate from, or modify in any respect, any of the provisions of the Merger Agreement, including, without limitation, Articles 8 and 9 of the Merger Agreement. Nothing in this Section 2.5 shall be deemed to bind the Escrow Agent by the terms and provisions of the Merger Agreement.


                                  ARTICLE 2A


        PROCEDURES FOR DISBURSEMENT OF COMBINED ESCROW HOLDBACK AMOUNT

     2A.1 Purpose. The Combined Escrow Holdback Amount shall be held by the Escrow Agent in order to have funds available in connection with the Merger Agreement in the event that the Final Indebtedness Amount is greater than the Company Indebtedness Calculation and shall be held and released in accordance with the provisions of this Agreement.

     2A.2 Disbursement. In the event that the Final Indebtedness Amount is greater than the Company Indebtedness Calculation then on the second business day after the Final Determination Date, (i) cash in an amount equal to the difference between the Final Indebtedness Amount and the Company Indebtedness Calculation shall be distributed to Acquiror out of the Combined Escrow Holdback Amount and, if the Combined Escrow Holdback Amount are not sufficient to provide for such payment, out of the Escrow Indemnity Funds pursuant to
Section 8.2(a)(iii) of the Merger Agreement and (ii) the balance, if any, of the Combined Escrow Holdback Amount shall be distributed to the Stockholder Representative for the benefit of each former holder of a Share Certificate and each former holder of a Warrant in accordance with their proportionate interests, calculated in accordance with the first sentence of Section 8.3(c) of the Merger Agreement. In the event that the Final Indebtedness Amount is equal to or less than the Company Indebtedness Calculation, then on the second business day after the Final Determination Date the balance of the Combined Escrow Holdback Amount shall be distributed to the Stockholder Representative for the benefit of the Persons entitled thereto in accordance with their proportionate interests, calculated in accordance with the first sentence of
Section 8.3(c) of the Merger Agreement.

     2A.3 Notice of Request; Dispute Notice. If on or after the Final Determination Date, Acquiror believes that it is entitled to any portion of the Combined Escrow Holdback Amount, then Acquiror shall furnish to the Escrow Agent (with a simultaneous copy to the Stockholder Representative), a notice (the "Holdback Notice of Request") setting forth the cash amount (the "Holdback Claimed Amount") to which Acquiror reasonably believes it is entitled and the reasons for such belief. If the Escrow Agent does not receive, within twenty-four hours after receipt of the Indemnity Notice of Request, a notice from the Stockholder Representative (the "Holdback Dispute Notice") with a simultaneous copy to Acquiror that a dispute (the "Holdback Dispute") exists relating to Acquiror's right to that portion of the Combined Escrow Holdback Amount claimed in the Holdback Notice of Request, the Escrow Agent shall, immediately after such twenty-four hour period, release to Acquiror the Holdback Claimed Amount.

     In the event the Escrow Agent receives a Holdback Dispute Notice that a Holdback Dispute exists, the Escrow Agent shall retain custody of that portion of the Combined Escrow Holdback Amount which relates to the disputed amount until the first to occur of the following events:

     (a) Receipt by the Escrow Agent of a notice ("Holdback Settlement Notice") signed by Acquiror and the Stockholder Representative that the Holdback Dispute has been resolved, said notice to contain instructions to the Escrow Agent regarding delivery of that portion of the Combined Escrow Holdback Amount which relates to such disputed amount; or

     (b) Receipt by the Escrow Agent of a final decision of an arbitrator or arbitration panel appointed pursuant to Article 9 of the Merger Agreement or a final order of a court of competent jurisdiction (the "Holdback Award") resolving the Holdback Dispute from which no appeal is or can be taken and directing the disposition of that portion of the Combined Escrow Holdback Amount;

after which the Escrow Agent shall, within two business days, pay that portion of the Combined Escrow Holdback Amount which relates to the Unresolved Claim in accordance with the Holdback Settlement Notice or the Holdback Award.


                                   ARTICLE 3


                                 ESCROW AGENT

     3.1 Appointment. Acquiror, the Company and the Stockholder Representative hereby appoint the Escrow Agent to serve hereunder and the Escrow Agent hereby accepts such appointment and agrees to perform all duties which are expressly set forth in this Agreement.

     3.2 Compensation. The Escrow Agent shall be entitled to compensation for legal fees incurred in connection with the preparation of this Agreement and for its services hereunder in accordance with the attached fee schedule, which may be subject to change hereafter on an annual basis, upon notice to Acquiror and the Stockholder Representative. Compensation of the Escrow Agent and all reasonable expenses of the Escrow Agent (including all reasonable attorneys' fees of those attorneys not regularly in its employ) in connection with the performance of its services hereunder shall be borne one half by Acquiror and one half by the Stockholder Representative, on behalf of the Stockholders and the Warrantholders. The Escrow Agent shall be entitled to reimbursement on demand for all reasonable out-of-pocket expenses incurred in connection with the administration of this Agreement or the escrow created hereby which are in excess of its compensation for normal services hereunder, including without limitation, payment of any reasonable legal fees and expenses reasonably incurred by the Escrow Agent in connection with the resolution of any claim of any party hereunder.

     3.3 Indemnification. Notwithstanding anything to the contrary in this Agreement, Acquiror and the Stockholder Representative, on behalf of the Stockholders and the Warrantholders, will at their joint and several expense hold the Escrow Agent, its directors, officers and employees harmless and indemnify the Escrow Agent in connection with any and all third party claims, losses, judgments or costs, regardless of their nature, arising out of or because of this Agreement, except such as may arise because of the Escrow Agent's gross negligence or willful misconduct or breach of this Agreement (including, without limitation, Articles 2 and 2A hereof). Any such expense in the preceding sentence as between Acquiror and the Stockholder Representative shall be borne jointly and severally by Acquiror and the Stockholder Representative, on behalf of the Stockholders and the Warrantholders. Acquiror and the Stockholder Representative, on behalf of the Stockholders and the Warrantholders, also exonerate said Escrow Agent from any liability in connection with this Agreement or with the administration of its duties hereunder, including but not limited to reasonable legal fees and other reasonable costs and expenses of defending or preparing to defend against any claim or liability except such as may arise because of the Escrow Agent's gross negligence or willful misconduct in performing its specified duties hereunder or breach of this Agreement (including, without limitation, Articles 2 and 2A hereof). Nothing in this
Section 3.3 shall constitute a waiver of any claim which Acquiror and the Stockholder Representative, on behalf of the Stockholders and the Warrantholders, may have against the other for contribution arising from their joint obligations to hold the Escrow Agent harmless hereunder. Anything in this Agreement to the contrary notwithstanding, in no event shall the Escrow Agent be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action. The Escrow Agent shall not be obligated to take any legal or other action hereunder which might in its judgment involve any expense or liability unless it shall have been furnished with acceptable indemnification.

     3.4 Resignation; Removal. The Escrow Agent may resign at any time upon giving the parties hereto thirty (30) days' prior written notice. Acquiror and the Stockholder Representative may also, at any time, mutually agree in a writing signed by Acquiror and the Stockholder Representative to remove the Escrow Agent upon thirty (30) days' prior written notice. In either event, the successor Escrow Agent shall be such person, firm or corporation as shall be mutually selected by Acquiror and the Stockholder Representative. It is understood and agreed that such resignation or removal shall not be effective until a successor agrees to act hereunder by signing a copy hereof; provided, however, if no successor is appointed and acting hereunder within thirty (30) days after such notice is given, the Escrow Agent may deposit the Escrow Indemnity Funds and/or the Combined Escrow Holdback Amount with a court of competent jurisdiction.


                                   ARTICLE 4


                          LIABILITIES OF ESCROW AGENT

   4.1 Limitations.

       (a) The Escrow Agent shall be liable only to accept, hold and deliver the Escrow Indemnity Funds and the Combined Escrow Holdback Amount in accordance with the provisions of this Agreement and any amendments hereto or other written instructions executed by Acquiror and the Stockholder Representative; provided, however, that the Escrow Agent shall not incur any liability with respect to (a) any action taken or omitted in good faith and with due care upon the reasonable advice of its counsel, including in-house counsel, given with respect to any questions relating to the duties and responsibilities of the Escrow Agent under this Agreement, or (b) any action taken or omitted in reliance upon any instrument which the Escrow Agent shall in good faith and with due care believe to be genuine (including the execution of such instrument, the identity or authority of any person executing such instrument, its validity and effectiveness, and the truth and accuracy of any information contained therein), to have been signed by a proper person or persons and to conform to the provisions of this Agreement.

       (b) The Escrow Agent does not have any interest in the Escrow Indemnity Funds or the Combined Escrow Holdback Amount deposited hereunder but is serving as escrow holder only and having only possession thereof. The Stockholder Representative, on behalf of the Stockholders and the Warrantholders, covenants and agrees that he will pay or reimburse the Escrow Agent upon request for any transfer taxes, to the extent that any exist, relating to the Escrow Indemnity Funds or the Combined Escrow Holdback Amount incurred in connection herewith. Any payments or income from the Escrow Indemnity Funds or the Combined Escrow Holdback Amount shall be subject to withholding regulations then in force with respect to United States taxes. The Stockholder Representative, on behalf of the Stockholders and the Warrantholders, agrees to assume any and all obligations imposed now or hereafter by any applicable tax law with respect to the payment of Escrow Indemnity Funds or the Combined Escrow Holdback Amount under this Agreement to the Stockholder Representative for the benefit of the Stockholders and the Warrantholders, and to indemnify and hold the Escrow Agent harmless from and against any taxes, additions for late payment, interest, penalties and other expenses, that may be assessed against the Escrow Agent in any such payment or other activities under this Agreement. Acquiror and the Stockholder Representative undertake to instruct the Escrow Agent in writing with respect to the Escrow Agent's responsibility for withholding and other taxes, assessments or other governmental charges, certifications and governmental reporting in connection with its acting as Escrow Agent under this Agreement. The Stockholder Representative, on behalf of the Stockholders and the Warrantholders, agrees to hold the Escrow Agent harmless and the Stockholder Representative, on behalf of the Stockholders and the Warrantholders, agrees to indemnify the Escrow Agent for any liability on account of taxes, assessments or other governmental charges, including without limitation the withholding or deduction or the failure to withhold or deduct the same, and any liability for failure to obtain proper certifications or to properly report to governmental authorities, to which the Escrow Agent may be or become subject in connection with any payment to the Stockholders or the Warrantholders under this Agreement, including costs and expenses (including reasonable legal fees and expenses), interest and penalties. The parties hereto agree that, for tax reporting purposes, all interest or other income earned in the Escrow Indemnity Funds and the Combined Escrow Holdback Amount shall be allocable to the Stockholder Representative for the benefit of the Stockholders and the Warrantholders.

     Acquiror agrees to assume any and all obligations imposed now or hereafter by any applicable tax law with respect to the payment of Escrow Indemnity Funds and the Combined Escrow Holdback Amount under this Agreement to Acquiror, and to indemnify and hold the Escrow Agent harmless from and against any taxes, additions for late payment, interest, penalties and other expenses, that may be assessed against the Escrow Agent in any such payment or other activities under this Agreement. Acquiror agrees to hold the Escrow Agent harmless and Acquiror agrees to indemnify the Escrow Agent for any liability on account of taxes, assessments or other governmental charges, including without limitation the withholding or deduction or the failure to withhold or deduct the same, and any liability for failure to obtain proper certifications or to properly report to governmental authorities, to which the Escrow Agent may be or become subject in connection with any payment to Acquiror under this Agreement or which otherwise arises out of this Agreement, except as provided in the preceding paragraph, including costs and expenses (including reasonable legal fees and expenses), interest and penalties.

     The Escrow Agent shall have no more or less responsibility or liability on account of any action or omission of any book-entry depository or subescrow agent employed by the Escrow Agent than any such book-entry depository or subescrow agent has to the Escrow Agent, except to the extent that such action or omission of any book-entry depository or subescrow agent was caused by the Escrow Agent's own gross negligence, bad faith or willful misconduct.

     No distributions will be made by the Escrow Agent unless Acquiror and the Stockholder Representative provide the Escrow Agent with an appropriate W-9 form for tax identification number certification or non-resident alien certification prior to distribution. This Section 4.1(b) and Section 3.3 hereof shall survive any termination of this Agreement or the resignation or removal of the Escrow Agent.

     4.2 Collateral Agreements. Other than this Agreement, which shall be controlling in regards to the Escrow Indemnity Funds and the Combined Escrow Holdback Amount, the Escrow Agent shall not be bound in any way by any contract or agreement between other parties hereto, including the Merger Agreement and the Stockholders' Agreement, whether or not it has knowledge of any such contract or agreement or of its terms or conditions.


                                   ARTICLE 5


                                  TERMINATION

     This Agreement shall be terminated upon the earliest to occur of (a) disbursement or release of all of the Escrow Indemnity Funds and all of the Combined Escrow Holdback Amount by the Escrow Agent as provided in this Agreement, or (b) the written mutual consent signed by each of the parties hereto. This Agreement shall not be otherwise terminated.


                                   ARTICLE 6


                               OTHER PROVISIONS

     6.1 Notices. Any notice, demand or request required or permitted to be given under the provisions of this Agreement shall be in writing and dispatched to all of the following parties at the following addresses (or to such other address as any party may request in a notice delivered in accordance with this
Section 6.1 to the other parties
hereto, provided that notices of a change of address shall be effective only upon receipt thereof) on the same day and shall be deemed to have been duly given and received (i) when delivered if delivered by hand or by confirmed facsimile transmission or telex (with a copy send via a reputable courier service or registered or certified mail, postage prepaid and return receipt requested) and (ii) three (3) business days after mailing if mailed by reputable courier service or registered or certified mail, postage prepaid and return receipt requested:

     If to Acquiror:

       Iron Mountain Incorporated
       745 Atlantic Avenue, 10th Floor
       Boston, MA 02111
       Telephone:   (617) 357-4455
       Telecopy:   (617) 350-7881
       Attention:   Chief Executive Officer

     With copy (which shall not constitute notice) to:

       Sullivan & Worcester LLP
       One Post Office Square
       Boston, MA 02109
       Telephone:   (617) 338-2800
       Telecopy:   (617) 338-2880
       Attention:   William J. Curry, Esq.

     and

     If to the Stockholder Representative:

       Clarke H. Bailey
       10 Oxford Road
       Larchmont, NY 10538
       Telephone:   (914) 834-4010
       Telecopy:   (914) 834-4778

     With copy (which shall not constitute notice) to:

       Paul, Hastings, Janofsky & Walker LLP
       399 Park Avenue, 31st Floor
       New York, NY 10022-4697
       Telephone:   (212) 318-6000
       Telecopy:   (212) 319-4090
       Attention:   William F. Schwitter, Esq.

     If to the Escrow Agent:

       The Bank of New York
       101 Barclay Street, 12 East
       New York, NY 10286
       Telephone:   (212) 815-7180
       Telecopy:   (212) 815-7181
       Attention:   Insurance Trust and Escrow Unit

Unless otherwise refused by Acquiror or the Stockholder Representative in writing, the Escrow Agent shall assume that the receipt of any notice was received by Acquiror and the Stockholder Representative on the same day as received by Escrow Agent.

     6.2 Benefit and Assignment. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective heirs, legal representatives, successors and permitted assigns.

Except as is otherwise set forth in Section 3.4 of this Agreement, neither this Agreement nor any rights, interests or obligations hereunder may be assigned by the Escrow Agent without the prior written consent of the parties hereto.

     6.3 Entire Agreement; Amendment. This Agreement contains all the terms agreed upon by the parties with respect to the subject matter hereof, except certain terms and provisions set forth in the Merger Agreement and the Stockholders' Agreement and except that capitalized terms not otherwise used herein shall have the meanings set forth in the Merger Agreement. This Agreement may be amended only by a written instrument signed by the parties against which enforcement of any waiver, change, modification, extension or discharge is sought. A waiver of any of the terms and conditions of this Escrow Agreement on one occasion shall not constitute a waiver of the other terms of this Agreement, or of such terms and conditions on any other occasion.

     6.4 Tax Identification Numbers. Each party hereto, except the Escrow Agent, shall provide the Escrow Agent with their Tax Identification Number (TIN) as assigned by the Internal Revenue Service. All interest or other income earned under this Agreement shall be allocated and paid as provided herein and reported by the recipient to the Internal Revenue Service as having been so allocated and paid.

     6.5 Confirmation of Transfer Instructions; Certain Account Numbers.

       (a) In the event funds transfer instructions are given (other than in writing at the time of execution of this Agreement), whether in writing, by telecopier or otherwise, the Escrow Agent shall seek confirmation of such instructions by telephone call-back to the person or persons designated from time to time in writing by the respective parties hereto, and the Escrow Agent may rely upon the confirmations of anyone purporting to be the person or persons so designated. The persons and telephone numbers for call-backs may be changed only in a writing actually received and acknowledged by the Escrow Agent. The parties to this Agreement acknowledge that such security procedure is commercially reasonable.

       (b) It is understood that the Escrow Agent, in connection with any funds transfer, may rely solely upon any account numbers or similar identifying number provided by the parties hereto to identify (i) such party, (ii) such party's bank, or (iii) an intermediary bank.

     6.6 Headings. The headings of the sections and subsections of this Agreement are for ease of reference only and do not evidence the intentions of the parties.

     6.7 Governing Law. This agreement shall be governed by and construed and enforced in accordance with the law (other than the law governing conflict of law questions) of the State of New York.

     6.8 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     6.9 Dispute Resolution. It is understood and agreed that should any dispute arise, including a dispute described in Section 2.4 or 2A.4 hereof, with respect to the delivery, ownership, right of possession, and/or disposition of the Escrow Indemnity Funds or the Combined Escrow Holdback Amount, or should any claim be made upon such Escrow Indemnity Funds or the Combined Escrow Holdback Amount by a third party, the Escrow Agent upon receipt of written notice of such dispute or claim by the parties hereto or by a third party, is authorized and directed to retain in its possession without liability to anyone, all or any of said Escrow Indemnity Funds or said Combined Escrow Holdback Amount until such dispute shall have been settled either by the mutual written agreement of the parties involved, by final decision of an arbitrator or arbitration panel appointed in accordance with Article 9 of the Merger Agreement or by a final order, decree or judgment of a Court in the United States of America, the time for perfection of an appeal of such decision, order, decree or judgment having expired. The Escrow Agent may, but shall be under no duty whatsoever to, institute or defend any legal proceedings which relate to the Escrow Indemnity Funds or the Combined Escrow Holdback Amount.

     6.10 Consent to Jurisdiction and Service. Acquiror and the Stockholder Representative hereby absolutely and irrevocably consent and submit to the jurisdiction of the courts in the State of New York and of any Federal court located in said State in connection with any actions or proceedings brought against Acquiror and the Stockholder Representative by the Escrow Agent arising out of or relating to this Escrow Agreement. In any such action or proceeding, Acquiror and the Stockholder Representative hereby absolutely and irrevocably waive personal service of any summons, complaint, declaration or other process and hereby absolutely and irrevocably agree that the service thereof may be made by certified or registered first-class mail directed to Acquiror and the Stockholder Representative, as the case may be, at their respective addresses in accordance with Section 6.1 hereof.

     6.11 Force Majeure. Neither Acquiror nor the Stockholder Representative nor the Escrow Agent shall be responsible for delays or failures in performance resulting from acts beyond its control. Such acts shall include but not be limited to acts of God, strikes, lockouts, riots, acts of war, epidemics, governmental regulations superimposed after the fact, fire, communication line failures, computer viruses, power failures, earthquakes or other disasters.

     6.12 Reproduction of Documents. This Agreement and all documents relating hereto, including, without limitation, (a) consents, waivers and modifications which may hereafter be executed, and (b) certificates and other information previously or hereafter furnished, may be reproduced by any photographic, photostatic, microfilm, optical disk, micro-card, miniature photographic or other similar process. The parties agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

     6.13 Joint and Several Obligations. Notwithstanding anything to the contrary in Sections 3.2, 3.3 or 4.1 hereof, the Escrow Agent, Acquiror and the Stockholder Representative hereby agree that with respect to any indemnification or other obligation that the Stockholder Representative and the Stockholders owe to the Escrow Agent or the Acquiror in connection with the Stockholder Representative's and the Stockholders' joint and several obligations with Acquiror for indemnifications and obligations owed to the Escrow Agent under this Agreement, the Escrow Agent and the Acquiror's sole recourse against the Stockholder Representative for any such amounts shall be to the Escrow Indemnity Funds and the Estimated Expense Amount. Acquiror shall be reimbursed by the Stockholder Representative for the Stockholder Representative's half of the aggregate amount of any such indemnification or obligation (i) first, from the interest and income on the Escrow Indemnity Funds when such interest or income is earned or otherwise becomes available,
(ii) second, to the extent such interest and other income is insufficient to reimburse Acquiror at the end of the Escrow Indemnity Period, from the Estimated Expense Amount and (iii) third, to the extent the Estimated Expense Amount is insufficient to reimburse Acquiror at the end of the Escrow Indemnity Period, from the Escrow Indemnity Funds, if any, remaining at the expiration of the Escrow Indemnity Period. Acquiror shall give the Stockholder Representative written notice of any such indemnification or obligations within a reasonable time after such indemnification or obligations arise, and in any case before paying any such indemnification or obligation to the Escrow Agent.

                  [remainder of page intentionally left blank]

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by their duly authorized partners or officers as of the day and year first written above.

                                     ACQUIROR:

                                     IRON MOUNTAIN INCORPORATED

                                     By:
                                         --------------------------------------

                                     Name:

                                     Title:

                                     THE COMPANY:

                                     ARCUS GROUP, INC.

                                     By:
                                         --------------------------------------

                                     Name:

                                     Title:

                                     STOCKHOLDER REPRESENTATIVE:


                                     ------------------------------------------

                                     Clarke H. Bailey, as Stockholder
                                     Representative


                                     ESCROW AGENT:

                                     THE BANK OF NEW YORK, as Escrow Agent

                                     By:
                                         --------------------------------------

                                         Name:

                                         Title:

                                                                      Exhibit A


                               Merger Agreement


                                 [SEE ANNEX I]

                                                                        ANNEX X


                       DELAWARE GENERAL CORPORATION LAW

     262 APPRAISAL RIGHTS.--(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to [sec]228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of his shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to [sec]251 (other than a merger effected pursuant to subsection (g) of Section 251), 252, 254, 257, 258, 263 or 264 of this title:

     (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either
(i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 stockholders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the holders of the surviving corporation as provided in subsection (f) of [sec]251 of this title.

     (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to [sec][sec]251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

     a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

     b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depositary receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 stockholders;

     c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

     d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

     (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under [sec]253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

   (d) Appraisal rights shall be perfected as follows:

     (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

     (2) If the merger or consolidation was approved pursuant to [sec]228 or [sec]253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is give, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

          NEVADA GENERAL CORPORATION LAW RIGHTS OF DISSENTING OWNERS

     92A.300 DEFINITIONS.--As used in NRS 92A.300 to 92A.500, inclusive, unless the context otherwise requires, the words and terms defined in NRS 92A.305 to 92A.335, inclusive, have the meanings ascribed to them in those sections.

     92A.305 "BENEFICIAL STOCKHOLDER" DEFINED.--"Beneficial stockholder" means a person who is a beneficial owner of shares held in a voting trust or by a nominee as the stockholder of record.

     92A.310 "CORPORATE ACTION" DEFINED.--"Corporate action" means the action of a domestic corporation.

     92A.315 "DISSENTER" DEFINED.--"Dissenter" means a stockholder who is entitled to dissent from a domestic corporation's action under NRS 92A.380 and who exercises that right when and in the manner required by NRS 92A.410 to 92A.480, inclusive.

     92A.320 "FAIR VALUE" DEFINED.--"Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which he objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

     92A.325 "STOCKHOLDER" DEFINED.--"Stockholder" means a stockholder of record or a beneficial stockholder of a domestic corporation.

     92A.330 "STOCKHOLDER OF RECORD" DEFINED.--"Stockholder of record" means the person in whose name shares are registered in the records of a domestic corporation or the beneficial owner of shares to the extent of the rights granted by a nominee's certificate on file with the domestic corporation.

     92A.335 "SUBJECT CORPORATION" DEFINED.--"Subject corporation" means the domestic corporation which is the issuer of the shares held by a dissenter before the corporate action creating the dissenter's rights becomes effective or the surviving or acquiring entity of that issuer after the corporate action becomes effective.

     92A.340 COMPUTATION OF INTEREST.--Interest payable pursuant to NRS 92A.300 to 92A.500, inclusive, must be computed from the effective date of the action until the date of payment, at the average rate currently paid by the entity on its principal bank loans or, if it has no bank loans, at a rate that is fair and equitable under all of the circumstances.

     92A.350 RIGHTS OF DISSENTING PARTNER OF DOMESTIC LIMITED PARTNERSHIP.--A partnership agreement of a domestic limited partnership or, unless otherwise provided in the partnership agreement, an agreement of merger or exchange, may provide that contractual rights with respect to the partnership interest of a dissenting general or limited partner of a domestic limited partnership are available for any class or group of partnership interests in connection with any merger or exchange in which the domestic limited partnership is a constituent entity.

     92A.360 RIGHTS OF DISSENTING MEMBER OF DOMESTIC LIMITED-LIABILITY COMPANY.--The articles of organization or operating agreement of a domestic limited-liability company or, unless otherwise provided in the articles of organization or operating agreement, an agreement of merger or exchange, may provide that contractual rights with respect to the interest of a dissenting member are available in connection with any merger or exchange in which the domestic limited-liability company is a constituent entity.

     92A.370 RIGHTS OF DISSENTING MEMBER OF DOMESTIC NONPROFIT CORPORATION.--
1. Except as otherwise provided in subsection 2 and unless otherwise provided in the articles or bylaws, any member of any constituent domestic nonprofit corporation who voted against the merger may, without prior notice, but within 30 days after the effective date of the merger, resign from membership and is thereby excused from all contractual obligations to the constituent or surviving corporations which did not occur before his resignation and is thereby entitled to those rights, if any, which would have existed if there had been no merger and the membership had been terminated or the member had been expelled.

     2. Unless otherwise provided in its articles of incorporation or bylaws, no member of a domestic nonprofit corporation, including, but not limited to, a cooperative corporation, which supplies services described in chapter 704 of NRS to its members only, and no person who is a member of a domestic nonprofit corporation as a condition of or by reason of the ownership of an interest in real property, may resign and dissent pursuant to subsection I.

     92A.380 RIGHT OF STOCKHOLDER TO DISSENT FROM CERTAIN CORPORATE ACTIONS AND TO OBTAIN PAYMENT FOR SHARES.--1. Except as otherwise provided in NRS 92A.370 to 92A.390, a stockholder is entitled to dissent from, and obtain payment of the fair value of his shares in the event of any of the following corporate actions:

     (a) Consummation of a plan of merger to which the domestic corporation is a party:

     (1) If approval by the stockholders is required for the merger by NRS 92A.120 to 92A.160, inclusive, or the articles of incorporation and he is entitled to vote on the merger; or

     (2) If the domestic corporation is a subsidiary and is merged with its parent under NRS 92A.180.

     (b) Consummation of a plan of exchange to which the domestic corporation is a party as the corporation whose subject owner's interests will be acquired, if he is entitled to vote on the plan.

     (c) Any corporate action taken pursuant to a vote of the stockholders to the event that the articles of incorporation, bylaws or a resolution of the board of directors provides that voting or nonvoting stockholders are entitled to dissent and obtain payment for their shares.

     2. A stockholder who is entitled to dissent and obtain payment under NRS 92A.300 to 92A.500, inclusive, may not challenge the corporate action creating his entitlement unless the action is unlawful or fraudulent with respect to him or the domestic corporation.

     92A.390 LIMITATION ON RIGHT OF DISSENT: STOCKHOLDERS OF CERTAIN CLASSES OR SERIES; ACTION OF STOCKHOLDERS NOT REQUIRED FOR PLAN OF MERGER.--1. There is no right of dissent with respect to a plan of merger or exchange in favor of stockholders of any class or series which, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting at which the plan of merger or exchange is to be acted on, were either listed on a national securities exchange, included in the national market system by the National Association of Securities Dealers, Inc., or held by at least 2,000 stockholders of record, unless:

     (a) The articles of incorporation of the corporation issuing the shares provide otherwise; or

     (b) The holders of the class or series are required under the plan of merger or exchange to accept for the shares anything except:

     (1) Cash, owner's interests or owner's interests and cash in lieu of fractional owner's interests of:

     (I) The surviving or acquiring entity; or

     (II) Any other entity which, at the effective date of the plan of merger or exchange, were either listed on a national securities exchange, included in the national market system by the National Association of Securities Dealers, Inc., or held of record by at least 2,000 holders of owner's interests of record; or

     (2) A combination of cash and owner's interests of the kind described in sub-subparagraphs (I) and (II) of subparagraph (1) of paragraph (b).

     2. There is no right of dissent for any holders of stock of the surviving domestic corporation if the plan of merger does not require action of the stockholders of the surviving domestic corporation under NRS 92A.130.

     92A.400 LIMITATIONS ON RIGHT OF DISSENT: ASSERTION AS TO PORTIONS ONLY TO SHARES REGISTERED TO STOCKHOLDER; ASSERTION BY BENEFICIAL STOCKHOLDER.--
1. A stockholder of record may assert dissenter's rights as to fewer than all of the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the subject corporation in writing of the name and address of each person on whose behalf he asserts dissenter's rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which he dissents and his other shares were registered in the names of different stockholders.


   2. A beneficial stockholder may assert dissenter's rights as to shares held on his behalf only if:


     (a) He submits to the subject corporation the written consent of the stockholder of record to the dissent not later than the time the beneficial stockholder asserts dissenter's rights; and


     (b) He does so with respect to all shares of which he is the beneficial stockholder or over which he has power to direct the vote.


     92A.410 NOTIFICATION OF STOCKHOLDERS REGARDING RIGHT OF DISSENT.--1. If a proposed corporate action creating dissenters' rights is submitted to a vote at a stockholders' meeting, the notice of the meeting must state that stockholders are or may be entitled to assert dissenters' rights under NRS 92A.300 to 92A.500, inclusive, and be accompanied by a copy of those sections.


     2. If the corporate action creating dissenters' rights is taken by written consent of the stockholders or without a vote of the stockholders, the domestic corporation shall notify in writing all stockholders entitled to assert dissenters' rights that the action was taken and send them the dissenter's notice described in NRS 92A.430.


     92A.420 PREREQUISITES TO DEMAND FOR PAYMENT FOR SHARES.--1. If a proposed corporate action creating dissenters' rights is submitted to a vote at a stockholders' meeting, a stockholder who wishes to assert dissenter's rights:


     (a) Must deliver to the subject corporation, before the vote is taken, written notice of his intent to demand payment for his shares if the proposed action is effectuated; and


     (b) Must not vote his shares in favor of the proposed action.


     2. A stockholder who does not satisfy the requirements of subsection 1 is not entitled to payment for his shares under this chapter.


     92A.430 DISSENTER'S NOTICE: DELIVERY TO STOCKHOLDERS ENTITLED TO ASSERT RIGHTS; CONTENTS.--1. If a proposed corporate action creating dissenters' rights is authorized at a stockholders' meeting, the subject corporation shall deliver a written dissenter's notice to all stockholders who satisfied the requirements to assert those rights.


     2. The dissenter's notice must be sent no later than 10 days after the effectuation of the corporate action, and must:


     (a) State where the demand for payment must be sent and where and when certificates, if any, for shares must be deposited;


     (b) Inform the holders of shares not represented by certificates to what extent the transfer of the shares will be restricted after the demand for payment is received;


     (c) Supply a form for demanding payment that includes the date of the first announcement to the news media or to the stockholders of the terms of the proposed action and requires that the person asserting dissenter's rights certify whether or not he acquired beneficial ownership of the shares before that date;


     (d) Set a date by which the subject corporation must receive the demand for payment, which may not be less than 30 nor more than 60 days after the date the notice is delivered; and


     (e) Be accompanied by a copy of NRS 92A.300 to 92A.500, inclusive.


     92A.440 DEMAND FOR PAYMENT AND DEPOSIT OF CERTIFICATES; RETENTION OF RIGHTS OF THE STOCKHOLDER.--1. A stockholder to whom a dissenter's notice is sent must:


   (a) Demand payment;

     (b) Certify whether he acquired beneficial ownership of the shares before the date required to be set forth in the dissenter's notice for this certification; and

     (c) Deposit his certificates, if any, in accordance with the terms of the notice.

     2. The stockholder who demands payment and deposits his certificates, if any, before the proposed action is taken retains all other rights of a stockholder until those rights are canceled or modified by the taking of the proposed corporate action.

     3. The stockholder who does not demand payment or deposit his certificates where required, each by the date set forth in the dissenter's notice, is not entitled to payment for his shares under this chapter.

     92A.450 UNCERTIFICATED SHARES: AUTHORITY TO RESTRICT TRANSFER AFTER DEMAND FOR PAYMENT; RETENTION OF RIGHTS OF STOCKHOLDER.--1. The subject corporation may restrict the transfer of shares not represented by a certificate from the date the demand for their payment is received.

     2. The person for whom dissenter's rights are asserted as to shares not represented by a certificate retains all other rights of a stockholder until those rights are canceled or modified by the taking of the proposed corporate action.

     92A.460 PAYMENT FOR SHARES: GENERAL REQUIREMENTS.--1. Except as otherwise provided in NRS 92A.470, within 30 days after receipt of a demand for payment, the subject corporation shall pay each dissenter who complied with NRS 92A.440 the amount the subject corporation estimates to be the fair value of his shares, plus accrued interest. The obligation of the subject corporation under this subsection may be enforced by the district court:

     (a) Of the county where the corporation's registered office is located; or

     (b) At the election of any dissenter residing or having its registered office in this state, of the county where the dissenter resides or has its registered office. The court shall dispose of the complaint promptly.

   2. The payment must be accompanied by:

     (a) The subject corporation's balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, a statement of income for that year, a statement of changes in the stockholder's equity for that year and the latest available interim financial statements, if any;

   (b) A statement of the subject corporation's estimate of the fair value of the shares;

   (c) An explanation of how the interest was calculated;

   (d) A statement of the dissenter's rights to demand payment under NRS 92A.480; and

   (e) A copy of NRS 92A.300 to 92A.500, inclusive.

     92A.470 PAYMENT FOR SHARES: SHARES ACQUIRED ON OR AFTER DATE OF DISSENTER'S NOTICE.--1. A subject corporation may elect to withhold payment from a dissenter unless he was the beneficial owner of the shares before the date set forth in the dissenter's notice as the date of the first announcement to the news media or to the stockholders of the terms of the proposed action.

     2. To the extent the subject corporation elects to withhold payment, after taking the proposed action, it shall estimate the fair value of the shares, plus accrued interest, and shall offer to pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The subject corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenters' right to demand payment pursuant to NRS 92A.480.

     92A.480 DISSENTER'S ESTIMATE OF FAIR VALUE: NOTIFICATION OF SUBJECT CORPORATION; DEMAND FOR PAYMENT OF ESTIMATE.--1. A dissenter may notify the subject corporation in writing of his own estimate of the fair value of his shares and the amount of interest due, and demand payment of his estimate, less any payment pursuant to NRS 92A.460, or reject the offer pursuant to NRS 92A.470 and demand payment of the fair value of his shares and interest due, if he believes that the amount paid pursuant to NRS 92A.460 or offered pursuant to NRS 92A.470 is less than the fair value of his shares or that the interest due is incorrectly calculated.

     2. A dissenter waives his right to demand payment pursuant to this section unless he notifies the subject corporation of his demand in writing within 30 days after the subject corporation made or offered payment for his shares.

     92A.490 LEGAL PROCEEDING TO DETERMINE FAIR VALUE: DUTIES OF SUBJECT CORPORATION; POWERS OF COURT; RIGHTS OF DISSENTER.--1. If a demand for payment remains unsettled, the subject corporation shall commence a proceeding within 60 days after receiving the demand and petition the court to determine the fair value of the shares and accrued interest. If the subject corporation does not commence the proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

     2. A subject corporation shall commence the proceeding in the district court of the county where its registered office is located. If the subject corporation is a foreign entity without a resident agent in the state, it shall commence the proceeding in the county where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign entity was located.

     3. The subject corporation shall make all dissenters, whether or not residents of Nevada, whose demands remain unsettled, parties to the proceeding as in an action against their shares. All parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

     4. The jurisdiction of the court in which the proceeding is commenced under subsection 2 is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers have the powers described in the order appointing them, or any amendment thereto. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

     5. Each dissenter who is made a party to the proceeding is entitled to a judgment:

     (a) For the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the subject corporation; or

     (b) For the fair value, plus accrued interest, of his after-acquired shares for which the subject corporation elected to withhold payment pursuant to NRS 92A.470.

     92A.500 LEGAL PROCEEDING TO DETERMINE FAIR VALUE: ASSESSMENT OF COSTS AND FEES.-- 1. The court in a proceeding to determine fair value shall determine all of the costs of the proceeding, including the reasonable compensation and expenses of any appraisers appointed by the court. The court shall assess the costs against the subject corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment.

     2. The court may also assess the fees and expenses of the counsel and experts for the respective parties, in amounts the court finds equitable:

     (a) Against the subject corporation and in favor of all dissenters if the court finds the subject corporation did not substantially comply with the requirements of NRS 92A.300 to 92A.500, inclusive; or

     (b) Against either the subject corporation or a dissenter in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by NRS 92A.300 to 92A.500, inclusive.

     3. If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the subject corporation, the court may award to those counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.

     4. In a proceeding commenced pursuant to NRS 92A.460, the court may assess the costs against the subject corporation, except that the court may assess costs against all or some of the dissenters who are parties to the proceeding, in amounts the court finds equitable, to the extent the court finds that such parties did not act in good faith in instituting the proceeding.

     5. This section does not preclude any party in a proceeding commenced pursuant to NRS 92A.460 or 92A.490 from applying the provisions of N.R.C.P. 68 or NRS 17.115.

                                                                        ANNEX XI


                               ARCUS GROUP, INC.


                          UNITED ACQUISITION COMPANY


                        ARCUS TECHNOLOGY SERVICES, INC.


                         667 Madison Avenue, 25th Floor
                         New York, New York 10021-8029


    PROXY FOR SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON JANUARY 5, 1998


        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARDS OF DIRECTORS OF ARCUS GROUP, INC., UNITED ACQUISITION COMPANY AND ARCUS TECHNOLOGY SERVICES,
                                     INC.

     The undersigned, revoking any proxy heretofore given, hereby constitutes and appoints Clarke H. Bailey and Richard S. Meller and each of them, the proxy of the undersigned, with full power of substitution, to vote all shares of common stock, $.0001 par value per share, of Arcus Group, Inc. ("AGI"), all shares of common stock, $.01 par value per share, of United Acquisition Company ("UAC"), all shares of Series A Preferred Stock, par value $.01 per share, of UAC, and all shares of common stock, par value $.01 per share, of Arcus Technology Services, Inc. ("ATSI") held of record by the undersigned at the close of business on November 20, 1997, on behalf of the undersigned at the Special Meetings of Stockholders of each of AGI, UAC and ATSI to be held simultaneously on Monday, January 5, 1998 at 10:00 a.m., local time, at Sullivan & Worcester LLP located at One Post Office Square, Boston, Massachusetts 02109, and at any adjournments or postponements thereof, hereby granting full power and authority to act on behalf of the undersigned at said meetings and any adjournments thereof. In their discretion, the proxies are each authorized to vote upon such other business as may properly come before said meetings; however, the proxies voting against any proposal put before the AGI
Stockholders Meeting, UAC Stockholders Meeting or ATSI Stockholders Meeting, as the case may be, may not be used by management to vote for adjournment of the meeting of such stockholders.

     When properly executed, this proxy will be voted in the manner directed herein by the undersigned stockholder. If no direction is given, this proxy will be voted FOR the approval and adoption of each of the Proposals set forth below on which such stockholder is entitled to vote, as such has been recommended by the Boards of Directors of AGI, UAC and ATSI, respectively, so that a stockholder wishing to vote in accordance with the Boards of Directors' recommendations need only sign and date this proxy on the reverse side and return it in the enclosed envelope.

PLEASE SIGN EXACTLY AS NAME APPEARS HEREON AND DATE ON REVERSE SIDE AND RETURN
              YOUR PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE.


                                  See Reverse
                                      Side

- Please mark votes as in this example

The undersigned hereby acknowledges receipt of a copy of the accompanying Notice of the Special Meeting of Stockholders and Joint Proxy Statement--Prospectus and hereby revokes any proxy or proxies heretofore given. This proxy may be revoked at any time before it is voted on any matter (without, however, affecting any vote taken prior to such revocation) pursuant to the revocation methods specified in the Joint Proxy Statement--Prospectus.

This proxy pertains to such business as may properly come before the Special Meetings of Stockholders and any adjournment thereof, including, without limiting such general authorization, the following proposals described in the Joint Proxy Statement--Prospectus:

     Proposals for UAC Common Stockholders

     (1) to approve and adopt the Agreement and Plan of Merger between UAC and AGI (the "UAC Reorganization Agreement") pursuant to which UAC will merge with and into AGI, with AGI continuing as the surviving corporation (the "UAC Reorganization")

      [ ] FOR  [ ] AGAINST  [ ] ABSTAIN

     (2) to amend the Articles of Incorporation of UAC (the "UAC Articles") to eliminate the prohibition in Article VI, Section 2(b) of the UAC Articles on paying dividends to holders of any class of stock other than UAC Series A Preferred Stock, until all dividends payable on UAC Series A Preferred Stock have been paid with respect to the Merger of AGI with and into Iron Mountain Incorporated pursuant to the Agreement and Plan of Merger by and among Iron Mountain Incorporated and the Arcus Parties dated as of September 26, 1997, as amended (the "Merger Agreement"), the UAC Reorganization, the UAC Warrant Repurchases (defined below) and the other transactions contemplated by the Merger Agreement (collectively, the "Transactions")

      [ ] FOR  [ ] AGAINST  [ ] ABSTAIN

     (3) to amend the UAC Articles of Incorporation to eliminate the requirement that upon any involuntary or voluntary liquidation of UAC, including a merger which does not result in all persons who hold UAC Common Stock prior to the merger holding a majority of the voting shares of the surviving corporation after such merger, holders of UAC Series A Preferred
Stock shall receive the liquidation preference of their shares before any amount shall be paid to holders of any other class of shares and that distributions payable in property other than cash be valued at their fair market value with respect to the Transactions

      [ ] FOR  [ ] AGAINST  [ ] ABSTAIN

     (4) to amend the UAC Articles of Incorporation to eliminate the requirement that UAC obtain the approval of holders of at least 66-2/3% of UAC Series A Preferred Stock before (a) UAC or any of its subsidiaries, including ATSI, may merge with any other corporation, subject to certain exceptions, or
(b) any amendments to the UAC Articles of Incorporation may be made which would adversely affect certain rights, preferences, or privileges of, or limitations provided for the benefit of, holders of UAC Series A Preferred Stock in the UAC Articles of Incorporation with respect to the Transactions

      [ ] FOR  [ ] AGAINST  [ ] ABSTAIN

     (5) to amend the UAC Articles of Incorporation to eliminate the prohibition against UAC, by amendment of the UAC Articles of Incorporation or through any reorganization, merger or other specified actions, avoiding or seeking to avoid the observance or performance of any of the terms of UAC Series A Preferred Stock set forth therein with respect to the Transactions

      [ ] FOR  [ ] AGAINST  [ ] ABSTAIN

     (6) to amend the UAC Articles of Incorporation to eliminate the prohibition against UAC entering into any merger in which the surviving company does not agree to be bound by the terms of UAC Series A Preferred Stock with respect to the Transactions

     [ ] FOR  [ ] AGAINST  [ ] ABSTAIN

     (7) to amend the UAC Articles of Incorporation to reduce the stated liquidation preference of the UAC Series A Preferred Stock to take account of that portion of the expenses associated with the Transactions to be borne by the holders of the UAC Series A Preferred Stock

      [ ] FOR  [ ] AGAINST  [ ] ABSTAIN

     Proposals for UAC Series A Preferred Stockholders

     (1) to approve and adopt the Agreement and Plan of Merger between UAC and AGI (the "UAC Reorganization Agreement") pursuant to which UAC will merge with and into AGI, with AGI continuing as the surviving corporation (the "UAC Reorganization")

      [ ] FOR  [ ] AGAINST  [ ] ABSTAIN

     (2) to amend the Articles of Incorporation of UAC (the "UAC Articles") to eliminate the prohibition in Article VI, Section 2(b) of the UAC Articles on paying dividends to holders of any class of stock other than UAC Series A Preferred Stock, until all dividends payable on UAC Series A Preferred Stock have been paid with respect to the Merger of AGI with and into Iron Mountain Incorporated pursuant to the Agreement and Plan of Merger by and among Iron Mountain Incorporated and the Arcus Parties dated as of September 26, 1997, as amended as of November 25, 1997 (the "Merger Agreement"), the UAC Reorganization, the UAC Warrant Repurchases (defined below) and the other transactions contemplated by the Merger Agreement (collectively, the "Transactions")

      [ ] FOR  [ ] AGAINST  [ ] ABSTAIN

     (3) to amend the UAC Articles of Incorporation to eliminate the requirement that upon any involuntary or voluntary liquidation of UAC, including a merger which does not result in all persons who hold UAC Common Stock prior to the merger holding a majority of the voting shares of the surviving corporation after such merger, holders of UAC Series A Preferred
Stock shall receive the liquidation preference of their shares before any amount shall be paid to holders of any other class of shares and that distributions payable in property other than cash be valued at their fair market value with respect to the Transactions

      [ ] FOR  [ ] AGAINST  [ ] ABSTAIN

     (4) to amend the UAC Articles of Incorporation to eliminate the requirement that UAC obtain the approval of holders of at least 66-2/3% of UAC Series A Preferred Stock before (a) UAC or any of its subsidiaries, including ATSI, may merge with any other corporation, subject to certain exceptions, or
(b) any amendments to the UAC Articles of Incorporation may be made which would adversely affect certain rights, preferences, or privileges of, or limitations provided for the benefit of, holders of UAC Series A Preferred Stock in the UAC Articles of Incorporation with respect to the Transactions

      [ ] FOR  [ ] AGAINST  [ ] ABSTAIN

     (5) to amend the UAC Articles of Incorporation to eliminate the prohibition against UAC, by amendment of the UAC Articles of Incorporation or through any reorganization, merger or other specified actions, avoiding or seeking to avoid the observance or performance of any of the terms of UAC Series A Preferred Stock set forth therein with respect to the Transactions

      [ ] FOR  [ ] AGAINST  [ ] ABSTAIN

     (6) to amend the UAC Articles of Incorporation to eliminate the prohibition against UAC entering into any merger in which the surviving company does not agree to be bound by the terms of UAC Series A Preferred Stock with respect to the Transactions

      [ ] FOR  [ ] AGAINST  [ ] ABSTAIN

     (7) to amend the UAC Articles of Incorporation to reduce the stated liquidation preference of the UAC Series A Preferred Stock to take account of that portion of the expenses associated with the Transactions to be borne by the holders of the UAC Series A Preferred Stock

      [ ] FOR  [ ] AGAINST  [ ] ABSTAIN

     (8) to approve and adopt a series of agreements and transactions (collectively, the "UAC Warrant Repurchases") between UAC and certain holders of warrants to purchase UAC Common Stock ("Warrants;" holders of Warrants are referred to as "Warrantholders") whereby UAC will repurchase certain of such Warrants in exchange for 158,729 shares of convertible Series C Preferred Stock in Connected Corp., a Delaware corporation currently held by UAC.

      [ ] FOR  [ ] AGAINST  [ ] ABSTAIN

     (9) to approve and adopt the Agreement and Plan of Merger between ATSI and AGI pursuant to which, after giving effect to the UAC Reorganization, and the UAC Warrant Repurchases, ATSI will merge with and into AGI, with AGI continuing as the surviving corporation (the "ATSI Reorganization Agreement")

      [ ] FOR  [ ] AGAINST  [ ] ABSTAIN

     Proposal for ATSI Stockholders

     (i) to approve and adopt an Agreement and Plan of Merger between ATSI and AGI (the "ATSI Reorganization Agreement"), pursuant to which, after giving effect to the UAC Reorganization, and the UAC Warrant Repurchases, ATSI will merge with and into AGI, with AGI continuing as the surviving corporation (the "ATSI Reorganization")

      [ ] FOR  [ ] AGAINST  [ ] ABSTAIN

     Proposals for AGI Stockholders

     (1) to amend the Restated Certificate of Incorporation of AGI (the "AGI Certificate") to create a class of preferred stock, par value $.0001 per share, of AGI (the "AGI Preferred Stock") into which, pursuant to the UAC Reorganization Agreement, UAC Series A Preferred Stock will be converted on a share-for-share basis, with the same rights, preferences and privileges as UAC Series A Preferred Stock will hold under the UAC Articles after giving effect to the proposed UAC Charter Amendments

      [ ] FOR  [ ] AGAINST  [ ] ABSTAIN

     (2) to amend the AGI Certificate to increase the number of authorized shares of AGI Common Stock from 11,661,290 to 100,000,000

      [ ] FOR  [ ] AGAINST  [ ] ABSTAIN

     (3) to amend the AGI Certificate to exempt the Transactions from the limitations on transfer set forth in Article 11 of the AGI Certificate for transfers of shares of AGI Common Stock or AGI Preferred Stock.

      [ ] FOR  [ ] AGAINST  [ ] ABSTAIN

   (4)  to approve and adopt the UAC Reorganization Agreement

      [ ] FOR  [ ] AGAINST  [ ] ABSTAIN

   (5)  to approve and adopt the ATSI Reorganization Agreement

      [ ] FOR  [ ] AGAINST  [ ] ABSTAIN

   (6)  to approve and adopt the Merger Agreement

      [ ] FOR  [ ] AGAINST  [ ] ABSTAIN

                                 HERE                     MARK HERE IF MARK
                                 FOR ADDRESS   [ ]        YOU PLAN TO       [ ]
                                 CHANGE AND               ATTEND THE
                                 NOTE AT LEFT             MEETING


                             Please date and sign exactly as name appears hereon and return in the enclosed envelope. Where there is more than one holder only one must sign. When signing as an attorney, administrator, executor, guardian or trustee, please add your full title as such. If executed by a corporation, the proxy should be signed by a duly authorized person, stating his or her title or authority.


                             Signature: ------------------
                              Date ----------------


                             Signature: ------------------
                              Date ----------------

                                                                       ANNEX XII


                           IRON MOUNTAIN INCORPORATED
                              745 Atlantic Avenue
                               Boston, MA 02111


     PROXY FOR SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON JANUARY 5, 1998


          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned, revoking any proxy heretofore given, hereby constitutes and appoints C. Richard Reese, David S. Wendell and John F. Kenny, Jr., and each of them, the proxy of the undersigned, with full power of substitution, to vote all shares of common stock, $.01 par value per share, of Iron Mountain Incorporated (the "Corporation") held of record by the undersigned at the close of business on November 28, 1997, on behalf of the undersigned at the Special Meeting of Stockholders of the Corporation to be held on Monday, January 5, 1998 at 10:00 a.m., local time, at the offices of Sullivan & Worcester LLP located at One Post Office Square, Boston, Massachusetts, and at any adjournments thereof, hereby granting full power and authority to act on behalf of the undersigned at said meeting and any adjournments thereof. In their discretion, the proxies are each authorized to vote upon such other business as may properly come before said meeting; however, the proxies voting against the proposal may not be used by management to vote for adjournment of said meeting.


     When properly executed, this proxy will be voted in the manner directed herein by the undersigned stockholder. If no direction is given, this proxy will be voted FOR the approval and adoption of the Agreement and Plan of Merger, dated as of September 26, 1997, as amended, by and among the Corporation, Arcus Group, Inc., United Acquisition Company and Arcus Technology Services, Inc., and each of the transactions contemplated thereby, FOR the approval of the amendment to the Corporation's Amended and Restated Certificate of Incorporation to increase the number of shares of the Corporation's Common Stock, par value $.01 per share, from 20,000,000 to 100,000,000, and FOR the approval of the amendment to the Corporation's Amended and Restated Certificate of Incorporation to increase the number of shares of the Corporation's Preferred Stock, par value $.01 per share, from 2,000,000 to 10,000,000, as such proposals have been recommended by the Board of Directors, so that a stockholder wishing to vote in accordance with the Board of Directors' recommendation need only sign and date this proxy on the reverse side and return it in the enclosed envelope.

 PLEASE SIGN EXACTLY AS NAME APPEARS HEREON AND DATE ON REVERSE SIDE AND RETURN
              YOUR PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE.


                                  See Reverse
                                      Side


                                     XII-1

- Please mark votes as in this example

The undersigned hereby acknowledges receipt of a copy of the accompanying Notice of the Special Meeting of Stockholders and Joint Proxy Statement--Prospectus and hereby revokes any proxy or proxies heretofore given. This proxy may be revoked at any time before it is voted on any matter (without, however, affecting any vote taken prior to such revocation) pursuant to the revocation methods specified in the Joint Proxy Statement--Prospectus.

This proxy pertains to such business as may properly come before the Special Meeting of Stockholders of the Corporation and any adjournment thereof including, without limiting such general authorization, the following proposals described in the Joint Proxy Statement--Prospectus:

  1. Approval and adoption of the Agreement and Plan of Merger, dated as of September 26, 1997, as amended, by and among Iron Mountain Incorporated, Arcus Group, Inc., United Acquisition Company and Arcus Technology Services, Inc., and each of the transactions contemplated thereby.

   [ ] FOR  [ ] AGAINST  [ ] ABSTAIN

  2. Approval of an amendment to the Corporation's Amended and Restated Certificate of Incorporation to increase the number of authorized shares of Iron Mountain Common Stock from 20,000,000 to 100,000,000.

   [ ] FOR  [ ] AGAINST  [ ] ABSTAIN

  3. Approval of an amendment to the Corporation's Amended and Restated Certificate of Incorporation to increase the number of authorized shares of Iron Mountain Preferred Stock from 2,000,000 to 10,000,000.

   [ ] FOR  [ ] AGAINST  [ ] ABSTAIN


                                 MARK HERE                MARK HERE IF
                                 FOR ADDRESS    [ ]       YOU PLAN TO      [ ]
                                 CHANGE AND               ATTEND THE
                                 NOTE AT LEFT             MEETING


                             Please date and sign exactly as name appears hereon and return in the enclosed envelope. Where there is more than one holder only one must sign. When signing as an attorney, administrator, executor, guardian or trustee, please add your full title as such. If executed by a corporation, the proxy should be signed by a duly authorized person, stating his or her title or authority.


                             Signature: ------------------
                              Date ----------------


                             Signature: ------------------
                              Date ----------------


                                     XII-2

                                    Part II


                    INFORMATION NOT REQUIRED IN PROSPECTUS


Item 20. Indemnification of Directors and Officers.

     Section 145 of the Delaware General Corporation Law (the "DGCL") provides, in effect, that any person made a party to any action by reason of the fact that he is or was a Director, officer, employee or agent of Iron Mountain may and, in certain cases, must be indemnified by Iron Mountain against, in the case of a non-derivative action, judgments, fines, amounts paid in settlement and reasonable expenses (including attorney's fees) incurred by him as a result of such action, and in the case of a derivative action, against expenses (including attorney's fees), if in either type of action he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of Iron Mountain. This indemnification does not apply, in a derivative action, to matters as to which it is adjudged that the Director, officer, employee or agent is liable to Iron Mountain, unless upon court order it is determined that, despite such adjudication of liability, but in view of all the circumstances of the case, he is fairly and reasonably entitled to indemnity for expenses, and, in a non-derivative action, to any criminal proceeding in which such person had reasonable cause to believe his conduct was unlawful.

     Article Sixth of Iron Mountain's Restated Certificate of Incorporation provides that Iron Mountain shall indemnify each person who is or was an officer or Director of Iron Mountain to the fullest extent permitted by Section 145 of the DGCL.

     Article Seventh of Iron Mountain's Restated Certificate of Incorporation states that no Director of Iron Mountain shall be liable to Iron Mountain or its stockholders for monetary damages for breach of fiduciary duty as a Director, except to the extent that exculpation from liability is not permitted under the DGCL as in effect when such breach occurred.


Item 21. Exhibits and Financial Statement Schedules.

     Exhibits indicated below are incorporated by reference to documents of Iron Mountain on file with the Securities and Exchange Commission. Exhibit numbers in parentheses refer to the exhibit numbers in the applicable filing. All other exhibits are filed herewith.


(a) Exhibits


 Exhibit No.                                     Item                                         Exhibit
-------------   ----------------------------------------------------------------------   ------------------
      2.1       Agreement and Plan of Merger, dated as of September 26, 1997, by and           (2.2)7
                among Iron Mountain, Arcus Group, Inc., United Acquisition
                Company and Arcus Technology Services, Inc. (collectively, the
                "Arcus Parties")
     2.1A       Amendment No. 1 to Agreement and Plan of Merger, dated as of              Filed herewith as
                November 25, 1997, by and among Iron Mountain and each of the               Exhibit 2.1A
                Arcus Parties
      2.2       Agreement and Plan of Merger, dated as of February 19, 1997, by and             (2)3
                among Iron Mountain, IM-1 Acquisition Corp. and Safesite Records
                Management Corporation
      2.3       Amendment No. 1 to Agreement and Plan of Merger, dated as of April             (2A)5
                1, 1997, by and among Iron Mountain, IM-1 Acquisition Corp. and
                Safesite Records Management Corporation

 Exhibit No.                                      Item                                          Exhibit
-------------   ------------------------------------------------------------------------   ------------------
      2.4       Amendment No. 2 to Agreement and Plan of Merger, dated as of May                 (2B)5
                7, 1997, by and among Iron Mountain, IM-1 Acquisition Corp. and
                Safesite Records Management Corporation
      2.5       Agreement and Plan of Merger, dated as of August 25,1997, by and                 (2.3)7
                among Iron Mountain, DSI Acquisition Corporation and Data
                Securities International, Inc.
      2.6       Agreement and Plan of Merger, dated as of September 17,1997, by and              (2.2)8
                among Iron Mountain, IM-3 Acquisition Corp. and HIMSCORP, Inc.
      3.1       Amended and Restated Certificate of Incorporation of Iron Mountain, as           (3.1)4
                amended
      3.2       By-Laws of Iron Mountain, as amended                                             (3.2)4
       5        Opinion of Sullivan & Worcester LLP                                         Filed herewith as
                                                                                               Exhibit 5
      8.1       Opinion of Sullivan & Worcester LLP regarding certain federal income        Filed herewith as
                tax matters                                                                   Exhibit 8.1
      8.2       Opinion of Neal, Gerber & Eisenberg regarding certain federal income        Filed herewith as
                tax matters                                                                   Exhibit 8.2
     10.1       Second Amended and Restated Credit Agreement, dated as of September             (10.1)7
                26, 1997, among Iron Mountain, the lenders party thereto and The
                Chase Manhattan Bank, as Administrative Agent
     10.2       Indenture for 10-1/8% Senior Subordinated Notes due 2006 by and among           (10.3) 3
                Iron Mountain, certain of its subsidiaries and First National
                Association, as trustee, dated October 1,1996
     10.3       Indenture for 8-3/4% Senior Subordinated Notes due 2009 by and among             (4.1) 6
                Iron Mountain, certain of its subsidiaries and The Bank of New York, as trustee, dated October 24, 1997
     10.4       Iron Mountain Incorporated 1995 Stock Incentive Plan, as amended                (10.1)4
     10.5       Asset Purchase and Sale Agreement, dated November 22,1995 among                 (10.17)1
                Iron Mountain Records Management, Inc. ("IMRM"), Data
                Management Business Records Storage,Inc. and Outdoor West, Inc.
     10.6       Record Center Storage Services Agreement between IMRM and                       (10.18)1
                Resolution Trust Corporation, dated July 31, 1992, as renewed by letter agreement effective July 26, 1996 between Iron Mountain and the Federal Deposit Insurance Corporation
     10.7       Lease between IMRM and IM Houston (CR) Limited Partnership, dated               (10.19)1
                January 1, 1991

 Exhibit No.                                      Item                                           Exhibit
-------------   -------------------------------------------------------------------------   ------------------
     10.8       Asset Purchase and Sale Agreement, dated July 11, 1996, among                    (10.20)2
                IMRM, The Fortress Corporation and certain subsidiaries
     10.9       Stock Purchase and Sale Agreement, dated as of August 9,1996, among              (10.21)2
                IMRM and the shareholders of Data Archive Services of Miami, Inc.
                and Data Archives Services, Inc.
     10.10      Asset Purchase Agreement, dated as of September 6, 1996, among                   (10.23)2
                IMRM, Mohawk Business Record Storage, Inc., Michael M. Rabin,
                Richard K. Rabin, Herman Ladin and Sidney Ladin
     10.11      Amended and Restated Registration Rights Agreement between Iron                  (10.2)4
                Mountain and certain Stockholders, dated as of June 12, 1997
     10.12      Joinder to Registration Rights Agreement, dated as of October 31, 1997,      Filed herewith as
                by and between Iron Mountain and Kent P. Dauten                               Exhibit 10.12
     10.13      Stockholders' Agreement, dated as of February 19, 1997 by and among              (10.20)3
                Iron Mountain and certain stockholders of Safesite Records
                Management Corporation
     10.14      Asset Purchase and Sale Agreement, dated March 12,1997, by and                   (10.22)5
                among IMRM, Chicago Data Destruction Corporation, and John
                Mengel and John S. Mengel
     10.15      Asset Purchase and Sale Agreement, dated as of August 20,1997, by and            (10.2)7
                between IMRM and Records Retention/FileSafe, L.P.
     10.16      Stockholders' Agreement, dated as of September 26, 1997, by and              Filed herewith as
                among Iron Mountain and certain stockholders of the Arcus Parties                Annex V
     10.17      Acquiror Voting Agreement, dated as of September 26,1997, by and             Filed herewith as
                among Iron Mountain, the Arcus Parties and certain stockholders of               Annex VI
                Iron Mountain
     10.18      Exchange and Registration Rights Agreement, dated as of October 21,          Filed herewith as
                1997, among Iron Mountain, certain subsidiaries of Iron Mountain              Exhibit 10.18
                and Bear, Stearns & Co. Inc. on behalf of itself and the other Initial
                Purchasers of Iron Mountain's 8-3/4% Senior Subordinated Notes
                due 2009
       11       Statement re: computation of per share earnings                                   (11)7
       21       Subsidiaries of Iron Mountain                                                Filed herewith as
                                                                                                Exhibit 21
     23.1       Consent of Ernst & Young LLP (Arcus Group, Inc., Arcus Technology            Filed herewith as
                Services, Inc. and United Acquisition Company)                                 Exhibit 23.1
     23.2       Consent of Arthur Andersen LLP (Arcus Group, Inc. and United                 Filed herewith as
                Acquisition Company)                                                           Exhibit 23.2
     23.3       Consent of Ernst & Young LLP (HIMSCORP, Inc. and Subsidiaries                Filed herewith as
                                                                                               Exhibit 23.3
     23.4       Consent of Stout, Causey & Horning, P.A. (Allegiance Business                Filed herewith as
                Archives, Ltd.)                                                                Exhibit 23.4

 Exhibit No.                                      Item                                           Exhibit
-------------   -------------------------------------------------------------------------   ------------------
     23.5       Consent of Abbott, Stringham & Lynch (Records Retention/FileSafe)            Filed herewith as
                                                                                               Exhibit 23.5
     23.6       Consent of Arthur Andersen LLP (Security Archives of Minnesota,              Filed herewith as
                Wellington Financial Services, Inc. and Data Securities International,         Exhibit 23.6
                Inc.)
     23.7       Consent of Fisher, Schacht & Oliver, LLP (Concorde Group, Inc. and           Filed herewith as
                Neil Tucker Trust)                                                             Exhibit 23.7
     23.8       Consent of Arthur Andersen LLP (Safesite Records Management                  Filed herewith as
                Corporation and Mohawk Business Record Storage, Inc.)                          Exhibit 23.8
     23.9       Consent of Geo. S. Olive & Co. LLC (Nashville Vault Company, Ltd.)           Filed herewith as
                                                                                               Exhibit 23.9
     23.10      Consent of Rothstein, Kass & Company, P.C. (International Record             Filed herewith as
                Storage and Retrieval Service, Inc.)                                          Exhibit 23.10
     23.11      Consent of Arthur Andersen LLP (Iron Mountain Incorporated)                  Filed herewith as
                                                                                              Exhibit 23.11
     23.12      Consent of Sullivan & Worcester LLP                                            Contained in
                                                                                              Exhibit 5 and
                                                                                             Exhibit 8.1 filed
                                                                                                 herewith
     23.13      Consent of Neal, Gerber & Eisenberg                                            Contained in
                                                                                             Exhibit 8.2 filed
                                                                                                 herewith
     23.14      Consent of Donaldson, Lufkin & Jenrette Securities Corporation              Filed herewith as
                                                                                              Exhibit 23.14
     23.15      Consent of Bear, Stearns & Co. Inc.                                         Filed herewith as
                                                                                              Exhibit 23.15
       24       Powers of Attorney                                                             Contained in
                                                                                             Page II-7 of the
                                                                                               Registration
                                                                                                Statement
       27       Financial Data Schedule                                                           (27)7
     99.1       Consent of Clarke H. Bailey to use of his name as a director nominee of      Filed herewith as
                Iron Mountain                                                                  Exhibit 99.1

----------
1 Filed as an Exhibit to Iron Mountain's Registration Statement No. 33-99950 filed with the Securities and Exchange Commission on December 1, 1995.

2 Filed as an Exhibit to Iron Mountain's Registration Statement No. 333-10359 filed with the Securities and Exchange Commission on August 16, 1996.

3 Filed as an Exhibit to Iron Mountain's Annual Report on Form 10-K for the year ended December 31, 1996, filed with the Securities and Exchange Commission, File No. 0-27584.

4 Filed as an Exhibit to Iron Mountain's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997, filed with the Securities and Exchange Commission, File No. 0-27584.

5 Filed as an Exhibit to Iron Mountain's Registration Statement No. 333-24635 filed with the Securities and Exchange Commission on April 4, 1997, as amended on May 7, 1997 and May 13, 1997.

6 Filed as an Exhibit to Iron Mountain's Current Report on Form 8-K dated
   October 30, 1997, filed with the Securities and Exchange Commission, File No. 0-27584.

7 Filed as an Exhibit to Iron Mountain's Quarterly Report on Form 10-Q for the quarter ended September 30, 1997, filed with the Securities and Exchange Commission, File No. 0-27584.

8 Filed as an Exhibit to Iron Mountain's Current Report on Form 8-K/A dated
   November 10, 1997, filed with the Securities and Exchange Commission, File No. 0-27584.


(b) Financial Statement Schedules

     None.


Item 22. Undertakings

     Iron Mountain hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

     (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that the undertakings set forth in paragraphs (1)(i) and
(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Act of 1934, as amended (the "Exchange Act") that are incorporated by reference in this Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

     (4) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's Annual Report pursuant to Section 13(a) or
Section 15(d) of the Exchange Act (and where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange
Act) that is incorporated
by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

     (5) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the Registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form;

     (6) That every prospectus: (i) that is filed pursuant to paragraph (5) immediately preceding, or (ii) that purports to meet the requirements of
Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

     (7) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this Registration Statement through the date of responding to the request;

     (8) To supply by means of a post-effective amendment, all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to Directors, officers and controlling persons of Iron Mountain, Iron Mountain has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Iron Mountain in the successful defense of any action, suit or proceeding) is asserted by such Director, officer or controlling person in connection with the securities being registered, Iron Mountain will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act, Iron Mountain Incorporated has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, Commonwealth of Massachusetts, on November 26, 1997.



                                              IRON MOUNTAIN INCORPORATED



                                              By: /s/ C. Richard Reese
                                                 ------------------------------

                                                 Name: C. Richard Reese

                                                 Title: Chairman of the Board
                                                      of Directors and Chief
                                                      Executive Officer

     Pursuant to the requirements of the Securities Act, this Registration Statement on Form S-4 relating to Common Stock has been signed below on November 26, 1997 by the following persons in the capacities and on the dates indicated; and each of the undersigned officers and Directors of Iron Mountain Incorporated hereby severally constitutes and appoints C. Richard Reese, David
S. Wendell and John F. Kenny, Jr., and each of them, to sign for him, and in his name in the capacity indicated below, such Registration Statement for the purpose of registering such securities under the Securities Act, and any and all amendments thereto, including without limitation any registration statement or post-effective amendment thereof filed under and meeting the requirements of Rule 462(b) under the Securities Act, hereby ratifying and confirming our signatures as they may be signed by our attorneys to such Registration Statement and any and all amendments thereto.


         Signature                           Title                         Date
---------------------------   -----------------------------------   ------------------
/s/ C. Richard Reese          Chairman of the Board of Directors
-------------------------     and Chief Executive Officer           November 26, 1997
C. Richard Reese

/s/ David S. Wendell          President, Chief Operating Officer    November 26, 1997
-------------------------     and Director
David S. Wendell

/s/ John F. Kenny, Jr.        Executive Vice President and Chief
-------------------------     Financial Officer                     November 26, 1997
John F. Kenny, Jr.

/s/ Eugene B. Doggett         Executive Vice President
-------------------------     and Director                          November 26, 1997
Eugene B. Doggett

/s/ Constantin R. Boden       Director                              November 26, 1997
-------------------------
Constantin R. Boden

/s/ Arthur D. Little
-------------------------
Arthur D. Little              Director                November 26, 1997

/s/ Vincent J. Ryan
-------------------------
Vincent J. Ryan               Director                November 26, 1997

/s/ B. Thomas Golisano
-------------------------
B. Thomas Golisano            Director                November 26, 1997

/s/ Kent P. Dauten
-------------------------
Kent P. Dauten                Director                November 26, 1997

/s/ Jean A. Bua
-------------------------     Vice President and
Jean A. Bua                   Corporate Controller    November 26, 1997
